     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1994

                                                     REGISTRATION NO. 33-52613

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 AMENDMENT NO. 1
                                     TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             TRIARC COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                                                  2086, 2087, 5812,
                 OHIO                                 2211, 5984                              38-0471180
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NO.)                  IDENTIFICATION NO.)

                            777 SOUTH FLAGLER DRIVE
                         WEST PALM BEACH, FLORIDA 33401
                                 (407) 653-4000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             CURTIS S. GIMSON, ESQ.
                             TRIARC COMPANIES, INC.
                            777 SOUTH FLAGLER DRIVE
                         WEST PALM BEACH, FLORIDA 33401
                                 (407) 653-4000
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                             BRIAN L. SCHORR, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger, pursuant to the Merger Agreement described herein, have been satisfied or waived.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


                              ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                             TRIARC COMPANIES, INC.
                             CROSS-REFERENCE SHEET
                     PURSUANT TO REGULATION S-K ITEM 501(b)

                     FORM S-4 ITEM NUMBER AND CAPTION                       LOCATION IN PROXY STATEMENT/PROSPECTUS
- --------------------------------------------------------------------------  ---------------------------------------
  1.  Forepart of the Registration Statement and Outside Front Cover Page
        of Prospectus.....................................................  Outside Front Cover Page of Proxy
                                                                              Statement/Prospectus; Introduction.
  2.  Inside Front and Outside Back Cover Pages of Prospectus.............  Available Information; Information
                                                                              Incorporated by Reference; Table of
                                                                              Contents.
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
        Information.......................................................  Introduction; Summary; Risk Factors;
                                                                              Triarc and Consolidated Subsidiaries
                                                                              Selected Financial Data; SEPSCO and
                                                                              Subsidiaries Selected Financial Data.
  4.  Terms of the Transaction............................................  Introduction; Summary; Special
                                                                              Factors -- Purpose and Structure of
                                                                              the Merger;  -- Certain Effects of
                                                                              the Merger and Related Transactions;
                                                                               -- Recommendation of the SEPSCO
                                                                              Special Committee and the SEPSCO
                                                                              Board;  -- Opinion of Financial
                                                                              Advisor; The Merger Agreement;
                                                                              Financing of the Merger and Related
                                                                              Transactions: Source and Amount of
                                                                              Funds; Information Relating to
                                                                              Mergerco; Description of Triarc
                                                                              Capital Stock; Certain Federal Income
                                                                              Tax Consequences of the Merger;
                                                                              Comparison of Rights of Holders of
                                                                              SEPSCO Common Stock and Triarc Class
                                                                              A Common Stock.
  5.  Pro Forma Financial Information.....................................  Summary; Pro Forma Financial
                                                                              Statements.
  6.  Material Contacts with the Company Being Acquired...................  Introduction; Summary; The Special
                                                                              Meeting; Special
                                                                              Factors -- Recommendation of the
                                                                              SEPSCO Special Committee and the
                                                                              SEPSCO Board; Certain Relationships
                                                                              and Related Transactions; The Merger
                                                                              Agreement; Financing of the Merger
                                                                              and Related Transactions: Source and
                                                                              Amount of Funds; Management of
                                                                              SEPSCO; Ownership of SEPSCO
                                                                              Securities by certain Beneficial
                                                                              Owners and Management.
  7.  Additional Information Required for Reoffering by Persons and
        Parties Deemed to be Underwriters.................................  Not Applicable.
  8.  Interests of Named Experts and Counsel..............................  Not Applicable.

                     FORM S-4 ITEM NUMBER AND CAPTION                       LOCATION IN PROXY STATEMENT/PROSPECTUS
- --------------------------------------------------------------------------  ---------------------------------------
  9.  Disclosure of Commission Position on Indemnification for Securities
        Act Liabilities...................................................  Not Applicable.
 10.  Information with Respect to S-3 Registrants.........................  Introduction; Summary; Market for
                                                                              Triarc's Common Equity and Related
                                                                              Shareholder Matters; Triarc and
                                                                              Consolidated Subsidiaries Selected
                                                                              Financial Data; Business of Triarc
                                                                              Companies; Triarc Companies
                                                                              Management's Discussion and Analysis
                                                                              of Financial Condition and Results of
                                                                              Operations.
 11.  Incorporation of Certain Information by Reference...................  Information Incorporated by Reference.
 12.  Information with Respect to S-2 or S-3 Registrants..................  Not Applicable.
 13.  Incorporation of Certain Information by Reference...................  Not Applicable.
 14.  Information with Respect to Registrants Other Than S-3 or S-2
        Registrants.......................................................  Not Applicable.
 15.  Information with Respect to S-3 Companies...........................  Not Applicable.
 16.  Information with Respect to S-2 or S-3 Companies....................  Not Applicable.
 17.  Information with Respect to Companies Other Than S-2 and S-3
        Companies.........................................................  Introduction; Summary; Market for
                                                                              SEPSCO's Common Equity and Related
                                                                              Stockholder Matters; SEPSCO and
                                                                              Subsidiaries Selected Financial Data;
                                                                              Business of SEPSCO; SEPSCO
                                                                              Management's Discussion and Analysis
                                                                              of Financial Condition and Results of
                                                                              Operations.
 18.  Information if Proxies, Consents or Authorizations are to be
        Solicited.........................................................  Introduction; Summary; The Special
                                                                              Meeting; Special Factors -- Interests
                                                                              of Certain Persons in the Merger;
                                                                               -- Conduct of the Business of the
                                                                              Surviving Corporation After the
                                                                              Merger; The Merger Agreement;
                                                                              Management of Triarc; Triarc
                                                                              Executive Compensation; Ownership of
                                                                              Triarc Securities By Certain
                                                                              Beneficial Owners and Management;
                                                                              Management of SEPSCO; Ownership of
                                                                              SEPSCO Securities By Certain
                                                                              Beneficial Owners and Management.
 19.  Information if Proxies, Consents or Authorizations Are not to be
        Solicited or in an Exchange Offer.................................  Not Applicable.





                                                                PRELIMINARY COPY


                      SOUTHEASTERN PUBLIC SERVICE COMPANY
                       777 S. FLAGLER DRIVE, SUITE 1000E
                         WEST PALM BEACH, FLORIDA 33401



                                                                  March 14, 1994


TO OUR STOCKHOLDERS:


     It is our pleasure to invite you to attend a Special Meeting of Stockholders of Southeastern Public Service Company (the 'Company') to be held on Thursday, April 14, 1994, commencing at 12:00 noon, local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida.


     The purpose of the Special Meeting is to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the 'Merger Agreement'), dated as of November 22, 1993, by and among the Company, SEPSCO Merger Corporation
('Mergerco'), a wholly owned subsidiary of Triarc Companies, Inc. ('Triarc') (formerly known as DWG Corporation), and Triarc, which provides for the merger (the 'Merger') of Mergerco into the Company, with the Company being the surviving corporation. In this Merger, holders of outstanding shares of the Company's Common Stock, other than Triarc and its subsidiaries, will receive 0.8 of a share of Triarc's Class A Common Stock for each of their shares of Company Common Stock.

     A special committee of the Board of Directors of the Company (the 'Special Committee') has considered the terms and conditions of the Merger. In connection with such consideration, the Special Committee retained Smith Barney Shearson Inc. ('Smith Barney') to act as its independent financial advisor. A copy of Smith Barney's written opinion as to the fairness, from a financial point of view, to the stockholders of SEPSCO (other than Triarc and its affiliates) of the consideration to be received in the Merger by such stockholders, is included as an Annex II to the attached Proxy Statement-Prospectus. The Special Committee and your Board of Directors have each unanimously approved the Merger Agreement and your Board of Directors recommends that you vote FOR adoption of the Merger Agreement.

     The Merger is structured to satisfy Triarc's obligations under the terms of a Stipulation of Settlement (the 'Settlement Agreement') relating to the settlement of a purported derivative action (the 'Action') brought by a Company stockholder on behalf of the Company against Triarc, certain of its affiliates and certain individuals. On January 11, 1994, the court in which the Action is pending approved the terms of the Settlement Agreement.

     The attached Proxy Statement-Prospectus is a proxy statement for the Special Meeting and a prospectus for the shares of Triarc Class A Common Stock to be issued to holders of the Company's Common Stock in the Merger.

     Please give these proxy materials your careful attention, as the discussion included therein is important to your decisions on the matters being presented. Your vote is important and it is important that your shares be represented and voted at the Meeting, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Meeting in person, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope to assure that your shares will be represented at the Meeting.

     Stockholders should not send in their stock certificates when returning their proxies. If the Merger is consummated, stockholders will be notified and furnished with instructions as to how and when to submit stock certificates to receive the merger consideration.

                                         Sincerely yours,

NELSON PELTZ                 PETER W. MAY
Chairman and Chief           President and Chief
Executive Officer            Operating Officer

                                                                PRELIMINARY COPY

                      SOUTHEASTERN PUBLIC SERVICE COMPANY
                       777 S. FLAGLER DRIVE, SUITE 1000E,
                         WEST PALM BEACH, FLORIDA 33401
                         ------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, APRIL 14, 1994


                            ------------------------
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the 'Special Meeting') of Southeastern Public Service Company, a Delaware corporation (the 'Company'), will be held on Thursday, April 14, 1994, commencing at 12:00 noon, local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida, for the following purposes:


          (1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 22, 1993 (the 'Merger Agreement'), by and among the Company, SEPSCO Merger Corporation and Triarc Companies, Inc., a copy of which attached as Annex I to the accompanying Proxy Statement-Prospectus; and

          (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Holders of the Company's outstanding shares of 5 1/2% Cumulative Convertible Preferred Stock, Series B (the 'Preferred Shares') have the right to dissent from the merger and seek an appraisal of their Preferred Shares pursuant to court proceedings by following the procedures prescribed under Section 262 of the Delaware General Corporation Law. THE HOLDERS OF SHARES OF THE COMPANY'S COMMON STOCK DO NOT HAVE THE RIGHT TO SEEK AN APPRAISAL OF THEIR SHARES PURSUANT TO ANY SUCH COURT PROCEEDING.

     Only stockholders of record on March 7, 1994 are entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. See 'THE SPECIAL MEETING' in the accompanying Proxy Statement-Prospectus.

     Please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope whether or not you plan to attend the Special Meeting. Your proxy may be revoked at any time before it is voted by filing with the Secretary of the Company a written revocation of proxy bearing a later date, or by attending and voting in person at the Special Meeting.

                                          By Order of the Board of Directors,
                                          CURTIS S. GIMSON
                                          Senior Vice President and
                                          Associate General Counsel, and
                                          Secretary


West Palm Beach, Florida
March 14, 1994


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

        SUBJECT TO COMPLETION PRELIMINARY PROXY STATEMENT_--_PROSPECTUS
                              DATED MARCH 11, 1994


                                PROXY STATEMENT
                                       OF
                      SOUTHEASTERN PUBLIC SERVICE COMPANY
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 14, 1994
                            ------------------------
                                   PROSPECTUS
                                       OF
                             TRIARC COMPANIES, INC.
                           (FORMERLY DWG CORPORATION)
                              CLASS A COMMON STOCK
                            PAR VALUE $.10 PER SHARE
                            ------------------------

                                  INTRODUCTION


     This  Proxy  Statement-Prospectus  is being  furnished  to  stockholders of
Southeastern Public Service Company, a Delaware corporation ('SEPSCO'), in connection with the solicitation of proxies by the Board of Directors of SEPSCO (the 'SEPSCO Board') from holders of the outstanding shares of SEPSCO common stock, par value $1.00 per share ('SEPSCO Common Stock'), and SEPSCO 5 1/2% Cumulative Convertible Preferred Stock, Series B, par value $50.00 per share ('SEPSCO Preferred Stock' and together with the SEPSCO Common Stock, the 'SEPSCO Voting Stock'), for use at a special meeting of stockholders of SEPSCO scheduled to be held on April 14, 1994, commencing at 12:00 noon, local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida, and at any adjournments or postponements thereof (the 'Special Meeting'). Only holders of SEPSCO Common Stock and SEPSCO Preferred Stock (each, a 'SEPSCO Stockholder') at the close of business on March 7, 1994 (the 'Record Date') are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date, there were outstanding 11,655,067 shares of SEPSCO Common Stock, 8,290,289 of which (constituting approximately 71.1% of such outstanding shares) were held by a wholly-owned subsidiary of Triarc Companies, Inc. ('Triarc'), an Ohio corporation formerly known as DWG Corporation, and 490 shares of SEPSCO Preferred Stock, all of which were held by Triarc. This Proxy Statement-Prospectus and a form of proxy for use at the Special Meeting are first being mailed on or about March 14, 1994 to holders of record on the Record Date of shares of SEPSCO Common Stock and SEPSCO Preferred Stock.


- ----------------------------------------------------------
       SEE 'RISK FACTORS' FOR A DESCRIPTION OF CERTAIN RISKS RELATING TO
                    THE MERGER AND THE MERGER CONSIDERATION.

- ----------------------------------------------------------
     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 22, 1993 (the 'Merger Agreement'), by and among Triarc, SEPSCO Merger Corporation, a Delaware corporation and wholly owned subsidiary of Triarc ('Mergerco'), and SEPSCO, a copy of which is attached as Annex I to this Proxy Statement -- Prospectus, pursuant to which (a) Mergerco will be merged with and into SEPSCO (the 'Merger'), with SEPSCO being the surviving corporation (the 'Surviving Corporation'), all of the stock of which will be owned by Triarc, and
(b) each share of SEPSCO Common Stock outstanding immediately prior to the time the Merger becomes effective (the 'Effective Time'), other than shares which are held by Triarc or a subsidiary of Triarc, will be converted into the right to receive 0.8 of a share of Triarc's Class A Common Stock, par value $.10 per share ('Triarc Class A Common Stock'), all as described below. This Proxy Statement also constitutes the Prospectus of Triarc for the issuance of the shares of Triarc Class A Common Stock in connection with the Merger.

     Holders of shares of SEPSCO Preferred Stock have the right to dissent from the Merger and (in the event that the Merger Agreement is approved and the Merger consummated) seek an appraisal of their shares of SEPSCO Preferred Stock pursuant to court proceedings, by following the procedures prescribed under
Section 262 ('Section 262') of the Delaware General Corporation Law (the 'DGCL'). HOLDERS OF SHARES OF SEPSCO COMMON STOCK DO NOT HAVE THE RIGHT TO SEEK AN APPRAISAL OF THEIR SHARES. Triarc holds all outstanding shares of SEPSCO Preferred Stock and has agreed to vote all such shares FOR the adoption of the Merger Agreement and, therefore, will not be able to exercise its rights under
Section 262.

     Triarc Class A Common Stock is listed on the New York Stock Exchange, Inc. (the 'NYSE') under the symbol 'TRY.'

                                                  (Cover continued on next page)

- ----------------------------------------------------------
THE   SHARES  OF  TRIARC  CLASS  A  COMMON  STOCK  HAVE  NOT  BEEN  APPROVED  OR
DISAPPROVED BY THE  SECURITIES AND  EXCHANGE COMMISSION NOR  HAS THE  COMMISSION
     PASSED  UPON THE ACCURACY OR ADEQUACY  OF THE INFORMATION CONTAINED IN
        THIS  PROXY  STATEMENT-PROSPECTUS.  ANY  REPRESENTATION  TO  THE
                                   CONTRARY IS A CRIMINAL OFFENSE.


- ----------------------------------------------------------
         THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS MARCH   , 1994.

(Cover continued from previous page.)

     Approximately 2,691,822 shares of Triarc Class A Common Stock will be issued by Triarc in the Merger. Such shares will represent approximately 11.2% of the issued and outstanding shares of Triarc Class A Common Stock immediately after giving effect to the issuance of shares of Triarc Class A Common Stock in the Merger.

     Pursuant to the terms of the Merger Agreement, each holder immediately prior to the Effective Time of shares of SEPSCO Common Stock (other than Triarc and its subsidiaries) will receive (a) a number of whole shares of Triarc Class A Common Stock determined by multiplying the number of shares of SEPSCO Common Stock owned by such stockholder immediately prior to the Effective Time by 0.8 and (b) cash in lieu of any fractional shares of Triarc Class A Common Stock which they would otherwise be entitled to receive. The shares of Triarc Class A Common Stock, and cash in lieu of fractional shares of Triarc Class A Common Stock, to be received by holders of SEPSCO Common Stock in the Merger are sometimes hereinafter referred to as the 'Merger Consideration.'

     Consummation of the Merger will satisfy certain of the terms and conditions (the 'Settlement Terms and Conditions') contained in a Stipulation of Settlement (the 'Settlement Agreement') relating to the settlement of a purported derivative action (the 'Ehrman Litigation') brought on behalf of SEPSCO by William A. Ehrman (the 'Plaintiff'), a SEPSCO stockholder, against Triarc, certain of its affiliates and certain individuals, including certain former directors of SEPSCO (together, the 'Defendants'). On January 11, 1994, the United States District Court for the Southern District of Florida (the 'District Court'), the court before which the Ehrman Litigation is pending, held a hearing on the Settlement Agreement and following such hearing entered an order approving the Settlement Agreement.

     If the Merger is consummated, the District Court will permanently bar and enjoin the institution or prosecution by the Plaintiff and his counsel, either directly or derivatively, SEPSCO and SEPSCO's stockholders, and any of their respective representatives, trustees, successors, heirs, executors, administrators and assigns, of all claims, rights or causes of action, they now have or ever had whether known or unknown or suspected to exist which were or could have been asserted in the Ehrman Litigation, or in any other court or forum, in connection with, arising out of, or in any way relating to any acts, facts, transactions, omissions or other subject matters set forth, alleged, embraced, or otherwise referred to in the Ehrman Litigation, the complaint filed by Plaintiff in connection with the Ehrman Litigation or the Settlement Agreement, against (i) any Defendant, (ii) any present or former director, officer, agent, financial or legal advisor, predecessor or successor of any corporate Defendant, (iii) any subsidiary of a corporate Defendant or (iv) any financial or legal advisor of any such subsidiary (collectively, the 'Released Persons').

     Approval of the proposal to adopt the Merger Agreement requires the affirmative votes of (i) the holders of at least a majority of the outstanding shares of SEPSCO Voting Stock entitled to vote at the Special Meeting (considered as a single class), (ii) the holders of at least two-thirds of the outstanding shares of SEPSCO Preferred Stock entitled to vote at the Special Meeting, and (iii) the holders of at least two-thirds of the outstanding shares of SEPSCO Voting Stock, other than those held by Triarc or any subsidiary of Triarc, entitled to vote at the Special Meeting (the foregoing votes being the 'Required Stockholder Vote'). Triarc owns all of the outstanding shares of SEPSCO Preferred Stock and, through a wholly-owned subsidiary, owns a sufficient number of shares of SEPSCO Common Stock to cause the votes described in clauses
(i) and (ii) of the preceding sentence to be obtained without the vote of any other SEPSCO Stockholder. HOWEVER, THE OBTAINING OF THE VOTE DESCRIBED IN CLAUSE
(III) DEPENDS SOLELY UPON THE VOTE OF SEPSCO STOCKHOLDERS OTHER THAN TRIARC AND ITS SUBSIDIARY AND CANNOT BE ASSURED. IF SUCH CONDITION IS NOT SATISFIED, THE PROPOSAL TO ADOPT THE MERGER AGREEMENT WILL NOT BE APPROVED AND THE MERGER WILL NOT BE CONSUMMATED. If the Merger is not consummated, the Settlement Agreement will not enter into effect and will be deemed null and void ab initio and the rights and duties of the parties to the Ehrman Litigation will revert, without prejudice, to their respective status immediately prior to the execution of the Settlement Agreement. Upon the occurrence of such event, and if no other settlement or resolution of the Ehrman Litigation is reached, Triarc has indicated that it will vigorously defend itself against the allegations contained in the complaint filed by the Plaintiff in the Ehrman Litigation.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
INTRODUCTION...................................     1
AVAILABLE INFORMATION..........................     4
INFORMATION INCORPORATED BY REFERENCE..........     5
LIST OF CERTAIN DEFINED TERMS..................     6
SUMMARY........................................     8
RISK FACTORS...................................    18
THE SPECIAL MEETING............................    21
    General....................................    21
    Voting at the Special Meeting..............    21
    Proxies....................................    21
SPECIAL FACTORS................................    23
    Background to the Merger; Reasons for the
       Merger..................................    23
         The Reorganization and Related
           Matters.............................    23
         Legal Proceedings Related to SEPSCO
           and Triarc..........................    25
    Purpose and Structure of the Merger........    28
    Certain Effects of the Merger and Related
       Transactions............................    28
    Conduct of the Business of the Surviving
       Corporation After the Merger............    29
    Recommendation of the SEPSCO Special
       Committee and the SEPSCO Board..........    29
    Opinion of Financial Advisor...............    32
    Interests of Certain Persons in the
       Merger..................................    35
PRO FORMA FINANCIAL STATEMENTS.................    36
THE MERGER AGREEMENT...........................    46
    General....................................    46
    Effective Time of Merger...................    46
    Conversion of Stock........................    46
    Payment for SEPSCO Common Stock............    46
    Certificate of Incorporation, By-laws,
       Directors...............................    47
    Conditions to the Merger...................    47
    Certain Agreements Pending the Merger......    49
    Termination................................    51
    Certain Other Provisions of the Merger
       Agreement...............................    52
FINANCING OF THE MERGER AND RELATED
  TRANSACTIONS: SOURCE AND AMOUNT OF FUNDS.....    53
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
  MERGER.......................................    54
COMPARISON OF RIGHTS OF HOLDERS OF SEPSCO
  COMMON STOCK AND TRIARC CLASS A COMMON
  STOCK........................................    54
MARKET FOR TRIARC'S COMMON EQUITY AND RELATED
  SHAREHOLDER MATTERS..........................    61
MARKET FOR SEPSCO'S COMMON EQUITY AND RELATED
  STOCKHOLDER MATTERS..........................    62
TRIARC CAPITALIZATION..........................    63
SEPSCO CAPITALIZATION..........................    64
TRIARC AND CONSOLIDATED SUBSIDIARIES SELECTED
  FINANCIAL DATA...............................    65
SEPSCO AND SUBSIDIARIES SELECTED FINANCIAL
  DATA.........................................    66
BUSINESS OF TRIARC COMPANIES...................    67
    Introduction...............................    67
    Business Segments..........................    69
    General....................................    86

                                                  PAGE
                                                  ----
    Discontinued and Other Operations..........    89
    Properties.................................    92
BUSINESS OF SEPSCO.............................    94
    Introduction...............................    94
    Business Overview..........................    94
    Other Investments..........................    96
    Recent Transactions........................    96
    Environmental Matters......................    97
    Working Capital............................    97
    Intellectual Property; Research and
       Development; Backlog....................    97
    Employees..................................    98
    Legal Proceedings..........................    98
    Properties.................................    98
TRIARC COMPANIES MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS................................    99
SEPSCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATION....................................   114
MANAGEMENT OF TRIARC...........................   121
    Executive Officers and Directors of
       Triarc..................................   121
    Certain Arrangements and Undertakings
       Relating to the Composition of the
       Triarc Board of Directors...............   124
    Information Regarding Certain Committees of
       the Triarc Board of Directors...........   125
    Compensation Committee Interlocks and
       Insider Participation...................   126
    Compensation of Directors..................   126
TRIARC EXECUTIVE COMPENSATION..................   127
OWNERSHIP OF TRIARC SECURITIES BY CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT.............   134
MANAGEMENT OF SEPSCO...........................   136
OWNERSHIP OF SEPSCO SECURITIES BY CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT.............   137
INFORMATION RELATING TO MERGERCO...............   139
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................   140
DESCRIPTION OF TRIARC CAPITAL STOCK............   145
    Triarc Common Shares.......................   145
    Redeemable Convertible Preferred Stock.....   145
    Triarc Serial Preferred Shares and Triarc
       Junior Preferred Shares.................   147
SUBMISSION OF STOCKHOLDER PROPOSALS FOR
  SEPSCO'S 1994 ANNUAL MEETING OF SEPSCO
  STOCKHOLDERS.................................   147
CERTAIN LEGAL MATTERS, EXPERTS AND REGULATORY
  APPROVALS....................................   147
    Federal and State Approvals................   147
    Legal Opinions.............................   147
    Experts....................................   148
    Delaware Business Combination Statute......   148
    Miscellaneous..............................   148
INDEX TO FINANCIAL STATEMENTS..................   F-1
ANNEX I -- MERGER AGREEMENT....................   A-1
ANNEX II -- OPINION OF SMITH BARNEY............   B-1

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SEPSCO, TRIARC OR MERGERCO OR ANY OF THEIR AFFILIATES OR SUBSIDIARIES FROM THE DATE HEREOF.

                             AVAILABLE INFORMATION


     Triarc has filed with the Securities and Exchange Commission (the 'Commission') a registration statement on Form S-4 (the 'Registration Statement'), of which this Proxy Statement-Prospectus is a part, under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Triarc Class A Common Stock. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information and exhibits contained in the Registration Statement.


     SEPSCO and Triarc are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith file periodic reports, proxy statements and other information with the Commission. The Registration Statement and the exhibits thereto, as well as such reports, proxy statements and other information filed by SEPSCO or Triarc with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fee.

     The SEPSCO Common Stock and SEPSCO's 11 7/8% Senior Subordinated Debentures due February 1, 1998 (the '11 7/8% Debentures') are listed on the Pacific Stock Exchange Incorporated (the 'PSE'). Reports and other information concerning SEPSCO should be available for inspection and copying at the offices of the PSE at 301 Pine Street, San Francisco, California 94104.

     If the Merger is consummated, the SEPSCO Common Stock will be delisted from the PSE and SEPSCO will take steps to terminate the registration of the SEPSCO Common Stock under Section 12 of the Exchange Act. See 'MARKET FOR SEPSCO'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.' However, SEPSCO will be required to file periodic reports with the Commission so long as it has securities (such as the 11 7/8% Debentures) registered under the Exchange Act.

     The Triarc Class A Common Stock is listed on the NYSE and the PSE. Application will be made to list the additional shares of Triarc Class A Common Stock to be issued in connection with the Merger for trading on each exchange located in the United States of America on which shares of Triarc Class A Common Stock are listed. Reports and other information concerning Triarc should be available for inspection and copying at the offices of the NYSE at 20 Broad Street, New York, New York 10005, and the PSE at 301 Pine Street, San Francisco, California 94104. Such reports and other information may also be obtained from Triarc in the manner specified in 'INFORMATION INCORPORATED BY REFERENCE.'

                     INFORMATION INCORPORATED BY REFERENCE

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO: CURTIS S. GIMSON, TRIARC COMPANIES, INC., 777 SOUTH FLAGLER DRIVE, WEST PALM BEACH, FLORIDA 33401; TELEPHONE (407) 653-4000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 4, 1994.

     The following documents filed with the Commission pursuant to Section 13 of
the  Exchange  Act  with  respect  to  Triarc  (File  No.  1-2207)  are   hereby
incorporated by reference into this Proxy Statement-Prospectus:

          1. Triarc's Annual Report on Form 10-K for the fiscal year ended April 30, 1993, as amended by an amendment thereto filed with the Commission on August 30, 1993;

          2. Triarc's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 1993 and October 31, 1993;

          3. Triarc's Current Reports on Form 8-K dated April 23, 1993, September 13, 1993, October 15, 1993, October 27, 1993, and November 22, 1993; and

          4. The description of Triarc's Class A Common Stock contained in the registration statement on Form 8-A dated November 2, 1993, filed under
     Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by Triarc's with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein.

     On October 27, 1993, Triarc announced that it would change its fiscal year from a year ending April 30 to a year ending December 31, commencing with December 31, 1993. Accordingly, on or before March 31, 1994, Triarc will file with the Commission a transition report on Form 10-K for the period May 1 through December 31, 1993 (such period being hereinafter referred to as 'Transition 1993').

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     All information appearing in this Proxy Statement-Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein or deemed to be incorporated herein by reference.

                      LIST OF CERTAIN DEFINED TERMS

DEFINED TERM                                      PAGE
- -----------------------------------------------   ----

AFA............................................    79
AFC............................................    24
AFC Exchange Agreement.........................    24
AIG............................................    90
Apartment......................................   128
APL............................................   101
APL Committee..................................   143
APL Complaint..................................   143
APL Proceedings................................   143
Arby's.........................................     8
ARCOP..........................................    79
ASE............................................    15
Asplundh.......................................    97
Avery..........................................   121
Bank Loan......................................   129
Book Value Adjustment..........................   119
Brilliant......................................    91
C.H. Patrick...................................     8
Cameon.........................................    91
Carson Employment Agreement....................   129
CEO Compensation...............................    36
Certificate....................................    46
CFC Holdings...................................     9
CFC Holdings Agreements........................   140
Change in Control..............................    99
Chesapeake Insurance...........................    89
Citibank.......................................   135
Citibank Loans.................................   135
Closing Date...................................   117
Cold Storage Business..........................     9
Commission.....................................     4
Complaint......................................    12
Completed Transactions.........................    36
Consulting Agreement...........................    23
Control Agreement..............................    50
Conversion Price...............................   146
Cost Sharing Arrangements......................   141
Cott...........................................     8
Cott Worldwide Agreement.......................    19
Counsel Notes..................................    26
Court Appointed Directors......................   124
Current Annual Premiums........................    52
Current Cott Agreement.........................    19
Custodial Loans................................   135
Defendants.....................................     2
DGCL...........................................     1
DHEC...........................................    88
Discontinued Operations Plan...................     9
District Court.................................     2
D&O Insurance Coverage.........................    52
DWG Acquisition................................    10
Early Termination Payment......................   142
EBIT...........................................    34
EBITDA.........................................    34
Effective Period...............................   125
Effective Time.................................     1
Ehrman Claims..................................    30
Ehrman Litigation..............................     2
Employment Agreements..........................   130
DEFINED TERM                                      PAGE
- -----------------------------------------------   ----
Equitable Bag..................................   122
Equity Participation Plan......................    50
Equity Transactions............................    10
Exchange Act...................................     4
Exchange Agent.................................    11
FDA............................................    87
Final Order....................................    13
Finance Committee..............................    49
First Boston...................................   122
Fiscal.........................................     8
Fiscal 1993....................................    99
Florida Property...............................   129
Former Affiliates..............................   141
Former Cost Sharing Arrangements...............   141
Former Management Services Agreement...........   141
Fractional Shares..............................    47
GATT...........................................    20
Granada........................................    91
Graniteville...................................     8
Graniteville Credit Facility...................    24
greige goods...................................    80
Hearing........................................    28
Holdings Common Stock..........................   140
House..........................................    49
Ice Business...................................     9
Indemnified Parties............................    52
Indenture......................................   110
IRM............................................    35
IRS............................................   108
January Memorandum.............................    15
July Resolution................................     9
Kingsmore Employment Agreement.................   130
Landlord.......................................   142
Lease..........................................   142
Lease Modification.............................   142
Leased Space...................................   142
Letter of Intent...............................     9
LIBOR Rate.....................................   107
LP gas.........................................    83
LP Gas Companies...............................     8
Merger.........................................     1
Merger Agreement...............................     1
Mergerco.......................................     1
Merger Consideration...........................     2
Mergerco Common Stock..........................    46
Merrill Lynch/DLJ Investors....................    23
Minority Share Acquisitions....................   140
Modification...................................    91
Mountleigh.....................................   122
MTCIP..........................................   128
Mutual Fire....................................    90
NAFTA..........................................    20
Named Officers.................................   127
National Propane...............................     8
Note...........................................   117
Notice.........................................    27
NPC Leasing....................................   142
NVF............................................    30

DEFINED TERM                                      PAGE
- -----------------------------------------------   ----
NVF Proceedings................................   109
NYSE...........................................     1
Ohio Court.....................................    91
Original Stipulation...........................    91
OSHA...........................................    88
PDER...........................................   113
PEC............................................   103
Pierce Employment Agreement....................   129
Plaintiff......................................     2
Pledged Shares.................................   135
Posner.........................................    10
Posner Entities................................    10
PPM Corp.......................................    96
Preliminary Order..............................    27
Public Gas.....................................     8
Public Stockholder.............................    12
Purchase Price.................................   135
PSE............................................     4
QSR............................................    77
RC/Arby's......................................    12
RC/Arby's Refinancing..........................    12
RC Cola........................................     8
Record Date....................................     1
Redeemable Convertible Preferred Stock.........    15
Refinancing....................................    10
Registration Statement.........................     4
Reincorporation................................    55
Released Persons...............................     2
Relocation Agreement...........................   129
Remediation Plan...............................    97
Reorganization.................................    10
Republic Loans.................................   135
Required Stockholder Vote......................     2
Restructuring..................................    10
Revolving Loan.................................   107
RICO...........................................    12
Rights.........................................    50
Salem..........................................   141
S&P 500 Index..................................    48
SARs...........................................   126
Securities Act.................................     4
Section 262....................................     1
Senate.........................................    49
SEPSCO.........................................     1
SEPSCO Board...................................     1
SEPSCO By-Laws.................................    54
SEPSCO Certificate of Incorporation............    54
SEPSCO Common Stock............................     1
SEPSCO Comparable Companies....................    34
SEPSCO Fiscal 1993.............................   114
SEPSCO Preferred Stock.........................     1
SEPSCO Pro Forma Balance Sheet.................    42
SEPSCO Pro Forma Financial Statements..........    42
SEPSCO Pro Forma Statements of Operations......    42
DEFINED TERM                                      PAGE
- -----------------------------------------------   ----
SEPSCO Special Committee.......................    11
SEPSCO Stockholder.............................     1
SEPSCO Transition 1993.........................    62
SEPSCO Voting Stock............................     1
September Memorandum...........................    15
Settlement Agreement...........................     2
Settlement Condition...........................    48
Settlement Note................................    26
Settlement Terms and Conditions................     2
SFAS...........................................   101
SFAS 106.......................................   101
SFAS 109.......................................   101
Smith Barney...................................    12
SMC............................................    35
Southwestern Ice...............................     9
Special Meeting................................     1
Step-Up Notes..................................    24
Stock Purchase Agreement.......................   124
Surviving Corporation..........................     1
Target Companies...............................    34
TASCO..........................................   144
TASCO Fee......................................   144
Term Loan......................................   107
TIN............................................    54
Transition 1993................................     5
Trian..........................................   121
Triangle.......................................   121
Triarc.........................................     1
Triarc Articles................................    54
Triarc Board...................................    20
Triarc Capital Stock...........................   145
Triarc Class A Common Stock....................     1
Triarc Class B Common Stock....................    23
Triarc Common Shares...........................    50
Triarc Companies...............................     8
Triarc Companies Pro Forma Balance Sheet.......    36
Triarc Companies Pro Forma Financial
  Statements...................................    36
Triarc Companies Pro Forma Statements of
  Operations...................................    36
Triarc Comparable Companies....................    34
Triarc Junior Serial Preferred Stock...........    55
Triarc Notes...................................    24
Triarc Preferred Stock.........................   145
Triarc Regulations.............................    54
Triarc Serial Preferred Stock..................    55
Triarc Special Committee.......................    91
Undertaking....................................   125
Ways and Means Committee.......................    49
Wilson Brothers................................    68
Wright & Lopez.................................    96
9 3/4% Senior Notes............................    24
11 7/8% Debentures.............................     4
13 1/8% Debentures.............................   109
16 7/8% Debentures.............................    41

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Proxy Statement-Prospectus or incorporated by reference herein. SEPSCO Stockholders are urged to read this Proxy
Statement-Prospectus and the Annexes hereto in their entirety. Unless the context otherwise requires, all references in this Proxy Statement-Prospectus to 'Triarc Companies' refer to Triarc and its consolidated subsidiaries. On October 27, 1993, Triarc announced that it was changing its fiscal year end to December 31 effective for the transition period ended December 31, 1993 and that each of its subsidiaries that did not then have a December 31 fiscal year end, including SEPSCO, would also change its fiscal year end to December 31 effective for the transition period ended December 31, 1993. Unless otherwise indicated, (i) references herein to financial information of Triarc's subsidiaries refer to such financial information as reflected in the Consolidated Financial Statements of Triarc and subsidiaries (see Note 1 to the Notes to Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries included elsewhere herein), and (ii) references herein to a year preceded by the word 'Fiscal' refer to the twelve months ended April 30 of such year. SEPSCO STOCKHOLDERS ARE ESPECIALLY URGED TO READ THE SECTION ENTITLED 'SPECIAL FACTORS' FOR A DISCUSSION OF CERTAIN SPECIAL FACTORS RELATING TO THE MERGER AND AN INVESTMENT IN TRIARC.

                        PARTIES TO THE MERGER AGREEMENT

TRIARC COMPANIES

     Triarc Companies is engaged in four core businesses: soft drink, fast food, textiles and liquefied petroleum gas. The soft drink operations are conducted through Royal Crown Company, Inc., formerly known as Royal Crown Cola Co., Inc. ('RC Cola'); the fast food operations are conducted through Arby's, Inc. ('Arby's'); the textile operations are conducted through Graniteville Company ('Graniteville'); and the liquefied petroleum gas operations are conducted through National Propane Corporation ('National Propane') and its subsidiaries and Public Gas Company ('Public Gas'), a subsidiary of SEPSCO (National Propane and its subsidiaries and Public Gas are collectively referred to herein as the 'LP Gas Companies').

     RC Cola produces and sells soft drink concentrates used in the production and distribution of soft drinks by independent bottlers under the brand names RC COLA, DIET RC COLA, DIET RITE COLA, DIET RITE flavors, NEHI, UPPER 10 and KICK. RC Cola is the third largest national brand cola and is the only national brand cola alternative available to non-Coca-Cola and non-Pepsi-Cola bottlers. RC Cola is also the exclusive supplier of proprietary cola concentrate to Cott Corporation ('Cott'), which sells private label soft drinks to major retailers such as Wal-Mart, A&P and Safeway.

     Arby's is the world's largest franchise restaurant system specializing in roast beef sandwiches with an estimated market share in 1993 of 65.1% of the roast beef sandwich segment of the quick-service restaurant category. In addition, Triarc Companies believes that Arby's is the 14th largest restaurant chain in the United States, based on domestic system-wide sales. Worldwide sales for the Arby's system were approximately $1.5 billion in Fiscal 1993 and approximately $1.1 billion during Transition 1993. Arby's acts both as a franchisor and as an owner and operator in a system that included 2,682 restaurants as of December 31, 1993, of which 259 were company-owned.

     Graniteville manufactures, dyes and finishes cotton, synthetic and blended (cotton and polyester) apparel fabrics. Graniteville produces fabrics for utility wear including uniforms and other occupational apparel, piece-dyed fabrics for sportswear, casual wear and outerwear, indigo-dyed fabrics for jeans, sportswear and outerwear and specialty fabrics for recreational, industrial and military end-uses. Through a wholly-owned subsidiary, C.H. Patrick & Co., Inc. ('C.H. Patrick'), Graniteville also produces and markets dyes and specialty chemicals primarily to the textile industry. Triarc Companies believes that Graniteville is a leading domestic manufacturer of fabrics for utility wear, piece-dyed fabrics for sportswear, casual wear and outerwear and indigo-dyed fabrics used in the production of high-end fashion apparel.

     Triarc Companies believes the LP Gas Companies are the fifth largest distributors of liquefied petroleum gas in terms of unit volume in the United States. This business is conducted by approximately 156 operating units located in 20 states in the Southeast, Northeast, Midwest and Southwest, primarily in suburban and rural areas.

     Set forth on page 69 is an organizational chart which shows Triarc and its principal subsidiaries and indicates the current percentage of the outstanding common equity which Triarc owns, directly or indirectly, in each such subsidiary. Triarc, through a number of direct and indirect subsidiaries, including SEPSCO, is also currently engaged in a variety of non-core businesses, substantially all of which it intends to dispose of or discontinue as part of its business strategy. Triarc was incorporated in Ohio in 1929. Triarc's principal executive offices are located at 777 South Flagler Drive, West Palm Beach, Florida 33401, and its telephone number is (407) 653-4000. See 'BUSINESS OF TRIARC COMPANIES.'

SEPSCO


     SEPSCO, directly and through its subsidiaries, currently provides cold storage warehouse facilities and manufactures and sells ice; distributes and sells liquefied petroleum gas; and has working and royalty interests in natural gas and oil producing properties. SEPSCO also holds minority interests in several Triarc subsidiaries, including a 49% interest in Graniteville and a 5.4% interest in CFC Holdings Corp. ('CFC Holdings'), the indirect parent of RC Cola and Arby's. In July 1993, the SEPSCO Board adopted a resolution (the 'July Resolution') calling for the sale or discontinuance of substantially all of its operating businesses and assets, other than its minority equity interests in other Triarc subsidiaries. The actions contemplated by the July Resolution are referred to herein as the 'Discontinued Operations Plan.' In October 1993, SEPSCO completed three transactions in which it disposed of businesses which provide a variety of services to electrical and telephone utilities and municipalities, which businesses formerly constituted SEPSCO's utilities and municipal services segment. On November 12, 1993, SEPSCO and Southwestern Ice Inc. ('Southwestern Ice') signed a letter of intent (the 'Letter of Intent') for the sale by SEPSCO to Southwestern Ice of substantially all of the operating assets of the ice manufacturing and distribution portion of its refrigeration services and products businesses (the 'Ice Business') for $5 million in cash and approximately $4 million principal amount of subordinated secured notes due on the fifth anniversary of the sale and the assumption by the purchaser of certain current liabilities. The Letter of Intent, by its terms, expired on January 11, 1994, although the parties are still continuing discussions with respect to the transaction contemplated by the Letter of Intent. Completion of the transaction contemplated by the Letter of Intent is subject to a number of significant conditions and no assurance can be given that such transaction will be consummated. Triarc and SEPSCO have agreed in principle to the sale by SEPSCO to Triarc of the stock of the SEPSCO subsidiaries that hold SEPSCO's natural gas and oil working and royalty interests. Such sale will be for a net cash purchase price of $8.5 million, will be consummated on or before July 22, 1994 and is not contingent upon the consummation of the Merger. See 'BUSINESS OF SEPSCO -- Recent Transactions' and 'CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Certain Other Transactions.' Triarc has indicated that following the Merger, in connection with the Discontinued Operations Plan, it intends to cause SEPSCO to transfer the liquefied petroleum gas business conducted by SEPSCO's Public Gas subsidiary to National Propane. Assuming that the Ice Business is sold to Southwestern Ice as contemplated by the Letter of Intent and the transfers described in the two immediately preceeding sentences have occurred, the only SEPSCO business remaining to be disposed of pursuant to the Discontinued Operations Plan is the nationwide cold storage and warehouse facilities portion of SEPSCO's refrigeration products and services businesses (the 'Cold Storage Business'). No agreements have been entered into as of the date hereof with respect to the Cold Storage Business and the precise timetable for the disposition of such business will depend upon SEPSCO's ability to identify an appropriate purchaser and to negotiate acceptable terms of sale. Although SEPSCO currently anticipates completing the sale of that business by July 31, 1994, there can be no assurance that SEPSCO will be successful in completing such sale. Some or all of the net proceeds from the sale by SEPSCO of its businesses may be used to repurchase, redeem or prepay SEPSCO's outstanding indebtedness, including the indebtedness evidenced by the 11 7/8% Debentures.



     Triarc, through a wholly-owned subsidiary, currently owns approximately 71.1% of the outstanding shares of SEPSCO Common Stock and directly owns 100% of the outstanding shares of SEPSCO Preferred Stock. If the Merger is consummated, SEPSCO will be a wholly owned subsidiary of Triarc. SEPSCO was incorporated in Delaware in 1947. SEPSCO's principal executive offices are located at 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401, and its telephone number is (407) 653-4000. See 'BUSINESS OF SEPSCO.'

MERGERCO

     Mergerco was organized by Triarc in September 1993 under Delaware law in order to effect the Merger. Mergerco is a wholly owned subsidiary of Triarc. Mergerco has not engaged in any activities other than those incident to its formation. If the Merger is consummated, Mergerco will be merged into SEPSCO and will no longer exist. Mergerco's principal executive offices are located at 777 South Flagler Drive, West Palm Beach, Florida 33401, and its telephone number is
(407) 653-4000. See 'INFORMATION RELATING TO MERGERCO.'

NEW OWNERSHIP AND EXECUTIVE MANAGEMENT

     On April 23, 1993, DWG Acquisition Group, L.P. ('DWG Acquisition'), a Delaware limited partnership, the sole general partners of which are Nelson Peltz and Peter W. May, acquired shares of Triarc common stock from Victor Posner ('Posner') and certain entities controlled by Posner (together with Posner, the 'Posner Entities'), representing approximately 28.6% of Triarc's then outstanding Common Stock. As a result of such acquisition and a series of related transactions which were also consummated on April 23, 1993 (collectively, the 'Equity Transactions'), the Posner Entities no longer hold any shares of voting stock of Triarc or any of its subsidiaries. Concurrently with the consummation of the Equity Transactions, the Triarc Companies refinanced a significant portion of its high cost debt in order to reduce interest costs and to provide additional funds for working capital and liquidity purposes (the 'Refinancing'). Following the consummation of the Equity Transactions and the Refinancing, the Boards of Directors of each of Triarc and SEPSCO installed a new corporate management team, headed by Nelson Peltz and Peter W. May, who were elected Chairman and Chief Executive Officer and President and Chief Operating Officer of each of Triarc and SEPSCO, respectively. In addition, Leon Kalvaria was elected Vice Chairman of each of Triarc and SEPSCO. The Triarc Board of Directors also approved a plan to decentralize and restructure the Triarc Companies' management (the 'Restructuring'). For a more detailed description of the Equity Transactions, the Refinancing and the Restructuring (collectively referred to herein as the 'Reorganization'), see 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- The Reorganization and Related Matters.'

                              THE SPECIAL MEETING


     The Special Meeting will be held on Thursday, April 14, 1994, commencing at 12:00 noon local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida. Holders of record of shares of SEPSCO Common Stock and shares of SEPSCO Preferred Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.


     Each outstanding share of SEPSCO Common Stock entitles the holder thereof to one vote; each outstanding share of SEPSCO Preferred Stock entitles the holder thereof to one vote. On the Record Date, 11,655,067 shares of SEPSCO Common Stock and 490 shares of SEPSCO Preferred Stock were outstanding. The total voting power of outstanding shares of SEPSCO Voting Stock entitled to vote at the Special Meeting is 11,655,557 votes.

     The affirmative vote of (i) the holders of at least a majority of the outstanding shares of SEPSCO Voting Stock entitled to vote at the Special Meeting (considered as a single class), (ii) the holders of at least two-thirds of the outstanding shares of SEPSCO Preferred Stock entitled to vote at the Special Meeting, and (iii) the holders of at least two-thirds of the outstanding shares of SEPSCO Voting Stock, other than those held by Triarc or any subsidiary of Triarc, entitled to vote at the Special Meeting, is required to adopt the Merger Agreement. Therefore, abstentions and broker non-votes will have the same effect as votes against approval and adoption of the Merger.

     The Merger Agreement requires Triarc to vote, or cause to be voted, all of its SEPSCO Voting Stock in favor of the adoption of the Merger Agreement. Triarc, which directly and through a wholly-owned subsidiary owns and has the right to vote at the Special Meeting approximately 71.1% of the outstanding shares of SEPSCO Voting Stock and 100% of the outstanding shares of SEPSCO Preferred Stock, controls a sufficient number of shares of SEPSCO Common Stock and SEPSCO Preferred Stock to cause the votes described in clauses (i) and (ii) above to be obtained without the vote of any other SEPSCO Stockholder. HOWEVER, THE OBTAINING OF THE VOTE DESCRIBED IN CLAUSE (III) ABOVE DEPENDS SOLELY UPON THE VOTE OF SEPSCO STOCKHOLDERS OTHER THAN TRIARC AND CANNOT BE ASSURED. See 'THE SPECIAL MEETING.'

                                   THE MERGER

TERMS OF THE MERGER

     The Merger Agreement provides for the merger of Mergerco into SEPSCO with SEPSCO being the Surviving Corporation.

     At the Effective Time, (i) each outstanding share of SEPSCO Common Stock (other than shares of SEPSCO Common Stock then owned by Triarc and its subsidiaries, all of which will be cancelled) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from Triarc 0.8 of a share of Triarc Class A Common Stock, (ii) each outstanding share of SEPSCO Preferred Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled, and
(iii) SEPSCO will become a wholly owned subsidiary of Triarc. Pursuant to the Merger Agreement, Triarc will vote all of the shares of SEPSCO Voting Stock owned by it in favor of the Merger Agreement and, therefore, will not be entitled under Section 262 to exercise its appraisal rights with respect to the shares of SEPSCO Preferred Stock which it owns.

     Assuming the Merger is consummated, approximately 2,691,822 shares of Triarc Class A Common Stock will be issued in the Merger. Such shares will represent approximately 11.2% of the issued and outstanding shares of Triarc Class A Common Stock immediately after giving effect to the issuance of the shares of Triarc Class A Common Stock in the Merger. For information concerning the capitalization of Triarc as of October 31, 1993 on an actual and on a pro forma basis to reflect the Merger, see 'TRIARC CAPITALIZATION.'

EXCHANGE OF SEPSCO COMMON STOCK FOR MERGER CONSIDERATION

     In order to receive the Merger Consideration following the Effective Time, each holder of a certificate theretofore representing SEPSCO Common Stock will be required to properly surrender his or her stock certificate, together with a duly executed and properly completed letter of transmittal and any other required documents to Harris Trust Company of New York, as Exchange Agent (the 'Exchange Agent'). The Exchange Agent will send instructions to holders of SEPSCO Common Stock with regard to the procedure for surrendering certificates, together with a letter of transmittal and any required documents, as promptly as practicable after the Effective Time. Each holder of SEPSCO Common Stock (other than Triarc and its subsidiaries) will receive a number of whole shares of Triarc Class A Common Stock determined by multiplying the number of shares of SEPSCO Common Stock owned by such stockholder at the Effective Time by 0.8. Such holders will be paid cash in lieu of any fractional shares of Triarc Class A Common Stock which they would otherwise be entitled to receive. See 'THE MERGER AGREEMENT -- Payment for SEPSCO Common Stock.'

     SEPSCO STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

RECOMMENDATION OF THE SEPSCO BOARD

     On April 24, 1993, the SEPSCO Board created a special committee of the SEPSCO Board composed of directors David E. Schwab II and Sir Ian MacGregor (the 'SEPSCO Special Committee') for the purpose of reviewing, negotiating the terms of, and reporting back to the full SEPSCO Board as to its recommendations with respect to, any transaction proposed by Triarc in connection with the settlement of the Ehrman Litigation. The SEPSCO Special Committee was authorized to engage such legal, financial and other advisers as the SEPSCO Special Committee deemed appropriate in carrying out its assignment. Pursuant to such authority, the SEPSCO Special Committee retained Smith Barney Shearson Inc. ('Smith Barney') to act as its financial adviser. See 'SPECIAL FACTORS -- Recommendation of the SEPSCO Special Committee and the SEPSCO Board.'

     After considering all relevant information, including the opinion of Smith Barney to the effect that the Merger Consideration to be received by the holders of SEPSCO Common Stock (other than Triarc and its affiliates) (each, a 'Public Stockholder') is fair, from a financial point of view, to such holders, the SEPSCO Special Committee voted unanimously to approve the terms of the Merger. Following the favorable recommendation of the SEPSCO Special Committee, the SEPSCO Board unanimously approved the Merger Agreement and recommends that the SEPSCO Stockholders vote FOR adoption of the Merger Agreement. See 'SPECIAL FACTORS -- Recommendation of the SEPSCO Special Committee and the SEPSCO Board.'

     In considering the recommendation of the SEPSCO Board with respect to the Merger, SEPSCO stockholders should be aware that certain members of SEPSCO's management and of the SEPSCO Board have certain interests which may present them with potential conflicts of interest in connection with the Merger. Messrs. Peltz and May are Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of SEPSCO, Triarc and Mergerco and Leon Kalvaria is the Vice Chairman of each of SEPSCO, Triarc and Mergerco. Three of SEPSCO's five directors (Messrs. Peltz and May and Leon Kalvaria) are also directors of Triarc. The two other SEPSCO directors (Messrs. Schwab and MacGregor, who, as the only members of the SEPSCO Board who are not also Triarc directors, were designated members of the SEPSCO Special Committee to review the merger proposal from Triarc) have served as directors of other corporations affiliated with Messrs. Peltz and May. All of Mergerco's directors are directors of both Triarc and SEPSCO. Substantially all of the executive officers of Triarc and Mergerco are also executive officers of SEPSCO. See 'SPECIAL FACTORS -- Interests of Certain Persons in the Merger.'

     THE  SEPSCO BOARD UNANIMOUSLY RECOMMENDS  THAT SEPSCO STOCKHOLDERS VOTE FOR
                                                                             ---
ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     On November 15, 1993, Smith Barney delivered to the SEPSCO Special Committee its oral opinion, confirmed by a written opinion dated November 22, 1993, to the effect that, as of the respective dates and based upon and subject to certain matters as stated in its written opinion, the Merger Consideration to be received by the holders of SEPSCO Common Stock (other than Triarc and its affiliates) in the Merger was fair, from a financial point of view, to such holders. The full text of the November 22, 1993 Smith Barney written opinion setting forth the assumptions made, matters considered and scope of review undertaken in connection therewith is attached as Annex II to this Proxy Statement-Prospectus and should be read in its entirety. See 'SPECIAL FACTORS -- Opinion of Financial Advisor.'

LEGAL PROCEEDINGS RELATED TO THE MERGER

     In December 1990, the Plaintiff commenced the Ehrman Litigation in the District Court. Although SEPSCO was named as a nominal defendant in such case, the amended complaint, which was filed in April 1991 (the 'Complaint'), names as defendants Triarc, certain current and former corporate affiliates of Triarc, and certain individuals who were, at the time of the actions described in the Complaint, directors of SEPSCO (including two persons who are currently directors of Triarc, Messrs. William L. Pallot and Thomas A. Prendergast). The Complaint alleges that the Defendants breached their fiduciary duties to SEPSCO and RC/Arby's Corporation ('RC/Arby's'), the parent corporation of RC Cola and Arby's, formerly known as Royal Crown Corporation, by authorizing or permitting certain transactions that reduced SEPSCO's ownership of RC/Arby's and Graniteville while increasing Triarc's equity interest in such companies. The Complaint also alleged that SEPSCO's 1991 proxy statement violated Section 14 of the Exchange Act by failing to disclose certain alleged material facts and it also alleged that the Defendants had engaged in a pattern of racketeering activity in violation of the Racketeer Influenced and Corrupt Organizations Act of 1970 ('RICO'). See 'SPECIAL FACTORS -- Background of the Merger; the Reasons for the Merger; -- Legal Proceedings Related to SEPSCO and Triarc.'

     On October 18, 1993, the parties to the Ehrman Litigation executed the Settlement Agreement containing the following Settlement Terms and Conditions:
(1) dismissal on the merits and with prejudice of the Ehrman Litigation resulting in a final adjudication on the merits of any and all claims against the Defendants that Plaintiff, SEPSCO or any of the Public Stockholders have or could have asserted in the Ehrman Litigation or in any other action or in any other court relating to any of the acts, facts, transactions, omissions or other subject matters set forth, embraced or otherwise referred to in the Ehrman Litigation, the Complaint or the Settlement Agreement, and (2) agreement by Triarc that after the Settlement Agreement becomes final, it will cause SEPSCO to be merged with or otherwise acquired by Triarc, or an affiliate or subsidiary of Triarc, in a transaction in which each Public Stockholder would receive in exchange for each share of SEPSCO Common Stock held by such Public Stockholder
0.8 of a share of Triarc Class A Common Stock. The Settlement Terms and Conditions also provide that Triarc will pay the reasonable fees and expenses of Plaintiff's counsel and investment banker, as may be awarded by the District Court, and include an agreement by Triarc and the other Defendants not to object to an application by Plaintiff's counsel for fees and expenses in an amount not to exceed $1,250,000 and to payment of Plaintiff's investment banker's fees and expenses in amount not to exceed $50,000.

     On January 11, 1994, the District Court held a hearing on the Settlement Agreement and entered an Order and Final Judgment (a 'Final Order') approving the Settlement Terms and Conditions and the Plaintiff's application for legal and investment banking fees and expenses aggregating $1.3 million.

     The terms of the Merger are consistent with the Settlement Terms and Conditions. The entry by the District Court of the Final Order approving, among other things, the Settlement Terms and Conditions satisfied one of the conditions to the obligations of Triarc, Mergerco and SEPSCO to consummate the Merger. See 'THE MERGER AGREEMENT -- Conditions to the Merger.'


     If the Merger is not consummated, the Settlement Agreement will not enter into effect and will be deemed null and void ab initio and the rights and duties of the parties to the Ehrman Litigation will revert, without prejudice, to their respective status immediately prior to the execution of the Settlement Agreement. Upon the occurrence of such event, and if no other settlement or resolution of the Ehrman Litigation is reached, Triarc has indicated that it will vigorously defend itself against the allegations contained in the complaint filed by the Plaintiff in the Ehrman Litigation.



     For more information concerning the Ehrman Litigation and the Settlement Agreement, see 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- Legal Proceedings Related to SEPSCO and Triarc.'


RISK FACTORS

     STOCKHOLDERS ARE URGED TO READ THE SECTION APPEARING FOLLOWING THIS SUMMARY ENTITLED 'RISK FACTORS' FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS RELATING TO THE MERGER AND TO AN INVESTMENT IN TRIARC.

APPRAISAL RIGHTS

     Only holders of record of shares of SEPSCO Preferred Stock have the right to dissent from the Merger and seek an appraisal of their shares pursuant to
Section 262. HOLDERS OF SHARES OF SEPSCO COMMON STOCK DO NOT HAVE SUCH RIGHTS WITH RESPECT TO THEIR SHARES OF SEPSCO COMMON STOCK. Triarc holds all outstanding shares of SEPSCO Preferred Stock and has agreed to vote all such shares for the adoption of the Merger Agreement and, therefore, will not be able to exercise its rights under Section 262.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PUBLIC STOCKHOLDERS

     Generally, the exchange of shares of SEPSCO Common Stock for shares of Triarc Class A Common Stock will constitute a taxable exchange for federal income tax purposes. As a result, a holder of SEPSCO Common Stock will recognize gain or loss on the exchange of SEPSCO Common Stock for shares of Triarc Class A Common Stock measured by the difference between such stockholder's tax basis in such shares of SEPSCO Common Stock and the fair market value of the shares of Triarc Class A Common Stock received with respect thereto. See 'CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.'

PURPOSE, STRUCTURE AND CERTAIN EFFECTS OF THE MERGER

     The purpose of the Merger is for Triarc to acquire the shares of SEPSCO Common Stock held by the Public Stockholders in accordance with the Settlement Terms and Conditions contained in the Settlement Agreement. If the Merger is consummated, SEPSCO will become a wholly owned subsidiary of Triarc. As a result of the Merger, the SEPSCO Common Stock would be delisted from the PSE and the registration of the SEPSCO Common Stock under the Exchange Act would terminate. Stockholders of SEPSCO would become stockholders of Triarc, SEPSCO's parent. See 'SPECIAL FACTORS -- Certain Effects of the Merger and Related Transactions.'

REGULATORY APPROVALS

     No federal or state regulatory requirements remain to be complied with in order to consummate the Merger. See 'CERTAIN LEGAL MATTERS, EXPERTS AND REGULATORY APPROVALS.' However, the obligations of Triarc, Mergerco and SEPSCO to consummate the Merger are subject to satisfaction of a number of other conditions. See 'THE MERGER AGREEMENT -- Conditions to the Merger.'

PLANS FOR SEPSCO AFTER THE MERGER

     Triarc has indicated that SEPSCO's Discontinued Operations Plan will not be affected by the Merger and accordingly, following the Merger, Triarc intends to cause SEPSCO to (i) continue with plans to dispose of its Ice Business and its Cold Storage Business, to the extent not theretofore disposed of, and (ii) transfer the liquefied petroleum gas business of SEPSCO's Public Gas subsidiary to National Propane, although the precise method by which such business will be transferred has not yet been determined. Triarc and SEPSCO have agreed in principle to the sale by SEPSCO to Triarc of the stock of the SEPSCO subsidiaries that hold SEPSCO's natural gas and oil working and royalty interests. Such sale will be for a net cash purchase price of $8.5 million, will be consummated on or before July 22, 1994 and is not contingent upon the consummation of the Merger. See 'SPECIAL FACTORS -- Conduct of the Business of the Surviving Corporation After the Merger.'

ACCOUNTING TREATMENT OF THE MERGER

     Triarc will account for the Merger as a step acquisition in accordance with the purchase method of accounting and, accordingly, the additional interest in the assets acquired and the additional interest in the liabilities assumed will be recorded at their fair values (which they currently approximate) and the minority interest in SEPSCO will be eliminated as of the date of the Merger. The excess of the purchase price over the fair value of the additional interest in the net assets acquired will be amortized on a straight-line basis over 30 years.

MARKET PRICES FOR THE SEPSCO COMMON STOCK AND THE TRIARC CLASS A COMMON STOCK

     The PSE is the principal market on which SEPSCO Common Stock is traded (symbol: SPV). The NYSE is the principal market on which Triarc Class A Common Stock is traded (symbol: TRY). The Triarc Class A Common Stock is also traded on the PSE.

     Set forth below are the closing sale prices for a share of SEPSCO Common Stock and for a share of Triarc Class A Common Stock, each as reported on the consolidated transaction reporting system, on each of the following dates:
September 1, 1992, the last full business day preceding the public announcement that a letter of intent had been entered into by Triarc, the Posner Entities and an affiliate of DWG Acquisition which contemplated the several transactions ultimately resulting in DWG Acquisition becoming the largest stockholder of Triarc and the Posner Entities selling their interests in the Triarc Companies for cash and non-voting shares of Triarc's cumulative convertible redeemable preferred stock, par value $.10 per share (the 'Redeemable Convertible Preferred Stock'); January 20, 1993, the last full business day preceding the public announcement that DWG Acquisition and the Plaintiff in the Ehrman Litigation had entered into a Memorandum of Understanding dated January 21, 1993 (the 'January Memorandum') with respect to a proposed settlement of the Ehrman Litigation, which terms, although different in certain material respects from the Settlement Terms and Conditions, contemplated that DWG Acquisition would use its best efforts following the Reorganization to cause Triarc to settle the Ehrman Litigation through the acquisition by Triarc of the shares of SEPSCO Common Stock held by the Public Stockholders; April 22, 1993, the last full business day preceding the Reorganization; September 10, 1993, the last business day preceding the public announcement that Triarc and the Plaintiff had entered into a Memorandum of Understanding dated September 13, 1993 (the 'September Memorandum') which superseded the January Memorandum and which provided that Triarc would use its best efforts to cause the Defendants to enter into the Settlement Agreement; October 15, 1993, the last business day preceding the day on which Triarc announced that the parties to the Ehrman Litigation had executed the Settlement Agreement; November 19, 1993, the last business day preceeding the day on which Triarc and SEPSCO announced that the Merger Agreement had been executed; and March 10, 1994.

                                                                                       CLOSING SALE PRICE
                                                                         -----------------------------
                                                                            SEPSCO       TRIARC CLASS A
                                                                         COMMON STOCK     COMMON STOCK*
                                                                         ------------    -------------

September 1, 1992.....................................................   $  6 7/8        $  11
January 20, 1993......................................................     14 1/4           15 5/8
April 22, 1993........................................................     15 1/4           19 5/8
September 10, 1993....................................................     23               31 5/8
October 15, 1993......................................................     22 3/4           30 1/8
November 19, 1993.....................................................     21 3/8           27 3/4
March 10, 1994........................................................     15               20 5/8

- ------------

* Prior to April 23, 1993, Triarc had only one authorized class of common stock. On April 23, 1993, in connection with the Reorganization, each then outstanding share of Triarc common stock was converted into a share of Triarc Class A Common Stock. Prior to November 17, 1993, the date on which the Triarc Class A Common Stock began trading on the NYSE, the principal market for the Triarc Class A Common Stock was the American Stock Exchange, Inc. (the 'ASE').

- ----------------------------------------------------------
     For information relating to historical market prices of and dividends on the SEPSCO Common Stock and the Triarc Class A Common Stock, see 'MARKET FOR SEPSCO'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS' and 'MARKET FOR TRIARC'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.' Holders of SEPSCO Common Stock are urged to obtain current quotations for such securities.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                        SUMMARY FINANCIAL INFORMATION(1)

                                                                                                                       SIX
                                                                                                                      MONTHS
                                                                                                                      ENDED
                                                                                                                     OCTOBER
                                                               FISCAL YEAR ENDED APRIL 30,                             31,
                                       ---------------------------------------------------------------------------   --------
                                                                                                      PRO FORMA(2)
                                         1989        1990         1991         1992         1993          1993         1992
                                       --------   ----------   ----------   ----------   ----------   ------------   --------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
    Revenues.........................  $987,730   $1,038,923   $1,027,162   $1,074,703   $1,058,274    $1,058,274    $522,371
    Operating profit.................    45,123       61,130       23,304       58,552       34,459        30,191      32,129
    Loss from continuing
      operations.....................    (5,851)     (13,966)     (17,501)     (10,207)     (44,549)      (50,114)     (4,398)
    Discontinued operations, net.....     3,250        1,072          (55)       2,705       (2,430)                    2,016
    Extraordinary items, net.........     1,807        1,363          703       --           (6,611)                    --
    Cumulative effect of changes in
      accounting principles, net.....     --          --           --           --           (6,388)                   (6,388)
    Net loss.........................      (794)     (11,531)     (16,853)      (7,502)     (59,978)                   (8,770)
    Preferred stock dividend
      requirements...................      (580)         (14)         (11)         (11)        (121)                       (5)
    Net loss applicable to common
      stockholders(3)................    (1,374)     (11,545)     (16,864)      (7,513)     (60,099)                   (8,775)
    Loss per share:
        Continuing operations........      (.39)        (.55)        (.68)        (.39)       (1.73)        (2.36)       (.17)
        Discontinued operations......       .20          .04       --              .10         (.09)                      .08
        Extraordinary items..........       .11          .06          .03       --             (.26)                    --
        Cumulative effect of changes
          in accounting principles...     --          --           --           --             (.25)                     (.25)
        Net loss.....................      (.08)        (.45)        (.65)        (.29)       (2.33)                     (.34)
BALANCE SHEET DATA:
    Total assets.....................   860,709      863,993      851,912      821,170      910,662
    Long-term debt...................   409,418      407,353      345,860      289,758      488,654
    Redeemable preferred stock.......     --          --           --           --           71,794
    Stockholders' equity (deficit)...   117,646      109,052       92,529       86,482      (35,387)
    Net book value (deficit) per
      share..........................      6.78         4.21         3.57         3.34        (1.67)
    Weighted average common shares
      outstanding....................    16,669       25,428       25,853       25,867       25,808        23,712


                                                 PRO FORMA(2)
                                         1993        1993
                                       --------  ------------

OPERATING DATA:
    Revenues.........................  $521,470    $521,470
    Operating profit.................    22,253      21,476
    Loss from continuing
      operations.....................   (19,628)    (20,574)
    Discontinued operations, net.....    (7,168)
    Extraordinary items, net.........      (448)
    Cumulative effect of changes in
      accounting principles, net.....     --
    Net loss.........................   (27,244)
    Preferred stock dividend
      requirements...................    (2,916)
    Net loss applicable to common
      stockholders(3)................   (30,160)
    Loss per share:
        Continuing operations........     (1.06)       (.98)
        Discontinued operations......      (.34)
        Extraordinary items..........      (.02)
        Cumulative effect of changes
          in accounting principles...     --
        Net loss.....................     (1.42)
BALANCE SHEET DATA:
    Total assets.....................   913,439     944,830
    Long-term debt...................   540,355     540,355
    Redeemable preferred stock.......    71,794      71,794
    Stockholders' equity (deficit)...   (64,749)    (12,298)
    Net book value (deficit) per
      share..........................     (3.04)       (.51)
    Weighted average common shares
      outstanding....................    21,239      23,931

- ------------

(1) Summary financial information has been retroactively restated to reflect the discontinuance of SEPSCO's utility and municipal services, refrigeration and natural gas and oil operations in fiscal 1993. On December 9, 1993 SEPSCO's Board of Directors decided the natural gas and oil business will be transferred to Triarc rather than SEPSCO selling it to an independent third party. Such transfer will be in the form of a sale of the stock of the entities comprising the natural gas and oil business for cash. It is intended for this sale to occur following the Merger and the resulting elimination of the minority interest in SEPSCO. However, should the Merger not be approved by the SEPSCO stockholders the sale of the stock of the natural gas and oil entities for cash to Triarc will be completed prior to July 22, 1994.

(2) Pro forma summary financial information reflects (i) the issuance of an aggregate 2,691,822 common shares of Triarc for all of the aggregate 3,364,778 SEPSCO common shares owned by stockholders other than Triarc Companies and its subsidiaries in connection with the Merger Agreement, (ii) the payment of $1,000,000 of estimated expenses related to the issuance of the stock and $3,000,000 of estimated fees and expenses related to the Merger and Settlement Agreement and (iii) the Completed Transactions (as defined in the TRIARC COMPANIES PRO FORMA FINANCIAL STATEMENTS included elsewhere herein).

(3) Triarc has not declared or paid any dividends on its common shares during any of the periods presented.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                        SUMMARY FINANCIAL INFORMATION(1)

                                                                                                             NINE MONTHS ENDED
                                                                                                                NOVEMBER 30,
                                                       FISCAL YEAR ENDED FEBRUARY 28 OR 29,          PRO     ------------------
                                                 ------------------------------------------------  FORMA(2)
                                                   1989      1990      1991      1992      1993      1993      1992      1993
                                                 --------  --------  --------  --------  --------  --------  --------  --------
                                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
    Net sales................................... $ 24,134  $ 27,104  $ 29,154  $ 29,220  $ 28,520  $28,520   $ 18,944  $ 19,760
    Operating profit............................    4,045     3,922     3,181     4,571     3,634    2,602      1,705       354
    Income (loss) from continuing operations
      before equity in cumulative effect of
      changes in accounting principles and
      extraordinary items.......................     (632)    7,716     4,245     6,332    12,572   11,540      7,366     1,183
    Income (loss) from discontinued operations,
      net of income taxes.......................     (425)   (2,256)   (7,899)     (225)   (5,542)                938   (23,355)
    Cumulative effect of changes in accounting
      principles of:
        SEPSCO..................................    --        --        --        --        --                  --        7,617
        Equity in affiliates, net of taxes......    --        --        --        --       (5,954)             (5,954)     (102)
    Equity in extraordinary items of
      affiliates................................    1,226       748       794     --         (348)              --        --
    Net income (loss)...........................      169     6,208    (2,860)    6,107       728               2,350   (14,657)
    Preferred stock dividend requirements.......      (24)      (16)       (8)       (1)       (1)                 (1)       (1)
    Net income (loss) applicable to common
      stockholders(2)...........................      145     6,192    (2,868)    6,106       727               2,349   (14,658)
    Income (loss) per share(3):
        Continuing operations...................     (.05)      .66       .36       .54      1.08     1.39        .63       .10
        Discontinued operations.................     (.04)     (.19)     (.68)     (.02)     (.48)                .08     (2.00)
        Cumulative effect of changes in
          accounting principles of affiliate....    --        --        --        --         (.51)               (.51)      .64
        Extraordinary items of affiliate........      .10       .06       .07     --         (.03)              --        --
        Net income (loss).......................      .01       .53      (.25)      .52       .06                 .20     (1.26)
    Triarc Companies' loss from continuing
      operations per equivalent SEPSCO
      share(4)..................................                                                     (1.89)
BALANCE SHEET DATA:
    Total assets................................  206,882   196,498   191,788   208,330   206,253                       171,130
    Long-term debt of continuing operations.....   79,908    71,845    64,373    56,826    49,661                        50,501
    Long-term debt included in discontinued
      operations................................   19,383    18,146    17,973    18,070    16,992                           277
    Stockholders' equity........................   82,672    88,503    85,010   107,503   108,230                        93,572
    Net book value per share....................     7.09      7.59      7.29      9.22      9.28                          8.03
    Triarc Companies' net book value (deficit)
      per equivalent SEPSCO share(4)


                                                  PRO FORMA(2)
                                                      1993
                                                  ------------

OPERATING DATA:
    Net sales...................................  $     19,760
    Operating profit............................          (420)
    Income (loss) from continuing operations
      before equity in cumulative effect of
      changes in accounting principles and
      extraordinary items.......................           409
    Income (loss) from discontinued operations,
      net of income taxes.......................
    Cumulative effect of changes in accounting
      principles of:
        SEPSCO..................................
        Equity in affiliates, net of taxes......
    Equity in extraordinary items of
      affiliates................................
    Net income (loss)...........................
    Preferred stock dividend requirements.......
    Net income (loss) applicable to common
      stockholders(2)...........................
    Income (loss) per share(3):
        Continuing operations...................           .05
        Discontinued operations.................
        Cumulative effect of changes in
          accounting principles of affiliate....
        Extraordinary items of affiliate........
        Net income (loss).......................
    Triarc Companies' loss from continuing
      operations per equivalent SEPSCO
      share(4)..................................          (.78)
BALANCE SHEET DATA:
    Total assets................................       196,227
    Long-term debt of continuing operations.....        50,501
    Long-term debt included in discontinued
      operations................................           277
    Stockholders' equity........................       119,369
    Net book value per share....................         14.40
    Triarc Companies' net book value (deficit)
      per equivalent SEPSCO share(4)                      (.41)

- ------------

(1) Summary financial information has been retroactively restated to reflect the discontinuance of utility and municipal services, refrigeration and natural gas and oil operations in 1993.

(2) Pro forma summary financial information reflects the Merger which will result in Triarc Companies owning all outstanding shares of SEPSCO and the payment of expenses related to the settlement of the Ehrman Litigation in connection with the Merger and Settlement Agreement.

(3) SEPSCO has not paid any dividends on its common shares during any of the periods presented.

(4) Triarc Companies' pro forma loss from continuing operations per equivalent SEPSCO share and pro forma net book value per equivalent SEPSCO share were calculated by multiplying the Triarc Companies' respective amounts per share by the exchange ratio contemplated by the Merger (0.8 Triarc shares to each SEPSCO share).

(5) Weighted average shares outstanding were 11,655,067 for each of the historical periods presented. For pro forma periods, weighted average shares outstanding were 8,290,289 after giving effect to 3,364,778 shares of SEPSCO Common Stock assumed to be exchanged for Triarc Class A Common Stock in connection with the Merger.

                                  RISK FACTORS

HOLDING COMPANY STRUCTURE

     Triarc is a holding company which conducts all of its operations through its subsidiaries. All of Triarc's operating income is generated by its subsidiaries. Triarc must rely on dividends and other advances and transfers of funds from its subsidiaries, including payments pursuant to certain cost sharing arrangements described elsewhere herein and certain tax sharing arrangements to provide the funds necessary to meet Triarc's obligations. See 'CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.' The ability of Triarc's subsidiaries to pay such dividends and make such advances and transfers is subject to applicable state laws as well as to the terms of existing and future agreements restricting the payment of dividends and the making of such advances and transfers by such subsidiaries to Triarc. The relevant provisions of the existing principal agreements are described under 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources' and in Note 11 of the Notes to Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries included elsewhere herein.

SUBSTANTIAL LEVERAGE; DEBT SERVICE

     Triarc  and  its  consolidated  subsidiaries  are  highly  leveraged.  As a consequence of such leverage: (i) Triarc's ability to obtain additional financing in the future for working capital, capital expenditures or other purposes may be limited; (ii) a substantial portion of Triarc's consolidated cash flow from operations may be dedicated to payments in respect of its indebtedness; and (iii) Triarc's flexibility in responding to economic downturns and competitive pressures could be limited. See 'TRIARC COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources.'

NET LOSSES; NEW MANAGEMENT AND BUSINESS STRATEGY TO RESTORE PROFITABILITY

     The Triarc Companies reported net losses after preferred dividend requirements for each fiscal year from 1989 through 1993, and for the six month period ended October 31, 1993. The Triarc Companies believes that these losses were in large part the result of limited managerial and financial resources devoted to certain of its business units, a significant amount of high cost debt and, with respect to Fiscal 1993 and the six month period ended October 31, 1993, certain restructuring and other charges. See 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.'

     In connection with the Reorganization, new chief executive officers were appointed for each of RC Cola, Arby's and National Propane and a new slate of executive officers for the Triarc Companies was elected. These new executive and operating management teams have developed business strategies designed to improve the Triarc Companies' financial performance. The Triarc Companies has a limited operating history under these new management teams and business strategies. Accordingly, although the members of these management teams have significant experience in their respective industries, there is no opportunity for prospective investors to evaluate such management on the basis of past performance with the Triarc Companies. In addition, there can be no assurance that these strategies can be implemented effectively or that the implementation of these strategies will result in improved profitability. As a part of its business strategy, the Triarc Companies intends to undertake and is actively pursuing acquisitions and business combinations to augment the four core businesses. The Triarc Companies does not currently have any agreements, arrangements or understandings with respect to any specific, material acquisition or business combination. There can be no assurance that new management will be able to identify appropriate acquisition opportunities or that any acquisition, if consummated, will result in improved profitability. See 'BUSINESS OF TRIARC COMPANIES -- Business Strategy,' ' -- Business Segments -- Soft Drink (RC Cola) -- Business Strategy,' ' -- Fast Food (Arby's) -- Business Strategy' and ' -- Liquefied Petroleum Gas (National Propane and Public Gas) -- Business Strategy.'

RC COLA'S RELIANCE ON CERTAIN BOTTLERS AND PRIVATE LABEL SALES

     RC Cola sells its soft drink concentrate to a number of independent bottlers who are granted exclusive licenses to sell RC Cola brand products within a defined territory. Two of RC Cola's bottlers purchased approximately 22.3% and 16.1%, respectively, of the concentrate sold by RC Cola in Fiscal 1993 and approximately 25.4% and 16.9%, respectively, of the concentrate sold by RC Cola in Transition 1993. RC Cola's ten largest bottlers purchased approximately 68.3% and 77.0%, respectively, of the concentrate sold by RC Cola in Fiscal 1993 and Transition 1993, respectively. If one or more of these major bottlers, due to financial difficulties of the bottlers or otherwise, were to discontinue selling RC Cola brand products for any reason, RC Cola's sales could be adversely affected in the areas serviced by such bottlers. See 'BUSINESS OF TRIARC COMPANIES -- Business Segments -- Soft Drink (RC Cola) -- RC Cola's Bottler Network.'

     In 1991, RC Cola entered into a five-year contract with Cott (the 'Current Cott Agreement') to be Cott's sole provider of cola concentrates for private label soft drinks in the United States and Canada. In Fiscal 1993 and Transition 1993, respectively, revenues from sales of private label concentrate to Cott represented 10.6% and 10.9%, respectively, of RC Cola's total revenues.

     In January 1994, RC Cola and Cott agreed on the terms of a new agreement (the 'Cott Worldwide Agreement'), which will supersede the Current Cott Agreement. Under the Cott Worldwide Agreement, RC Cola will be Cott's exclusive worldwide supplier of cola concentrates for retailer-branded beverages in various containers. In addition, wherever possible, RC Cola will also supply Cott's requirements for non-cola carbonated soft drink concentrates. The Cott Worldwide Agreement requires that Cott purchase at least 75% of its total worldwide requirements for carbonated soft drink concentrates from RC Cola. The initial term of the Cott Worldwide Agreement is 21 years, with multiple six-year renewable terms. Although the Cott Worldwide Agreement provides that RC Cola may manufacture and sell private label concentrate to other packagers or bottlers if Cott does not meet certain minimum purchase requirements, there can be no assurance that RC Cola would be able to enter into satisfactory arrangements with an alternative private label concentrate purchaser either upon Cott's failure to meet such minimum requirements or upon the termination of the Cott Worldwide Agreement. See 'BUSINESS OF TRIARC COMPANIES -- Business Segments -- Soft Drink (RC Cola) -- Private Label.'

ARBY'S EXPANSION STRATEGY

     Arby's fast food business consisted of 259 company-owned and operated and 2,423 franchised units as of December 31, 1993. As part of Arby's business strategy, management currently intends to open approximately 20 to 30 new company-owned restaurants and to renovate or remodel approximately 70 to 80 company-owned restaurants in 1994. In addition, Arby's is seeking to increase the number of its franchised restaurants. Arby's ability to implement successfully its expansion plan will depend on various factors, including the ability to identify and acquire, by lease or purchase, suitable sites on satisfactory terms, the availability of skilled management and, with respect to the expansion of franchised units, the ability to identify and attract qualified franchisees. There can be no assurance that Arby's will be able to implement its proposed expansion strategy, including the remodeling plan, or that if implemented such strategy will be successful. See 'BUSINESS OF TRIARC COMPANIES -- Business Segments -- Fast Food (Arby's) -- Business Strategy.'

BUSINESS ENVIRONMENT OF TEXTILE INDUSTRY

     Graniteville's business is subject to cyclical economic trends that affect the domestic textile industry. Certain of Graniteville's product lines (such as utility wear) are sensitive to fluctuations in the general economy, while others may be affected by changes in fashion trends. Exchange rate fluctuations can also affect the level of demand for Graniteville's products by changing the relative price of competing fabrics from overseas producers. See 'BUSINESS OF TRIARC COMPANIES -- Business Segments -- Textiles (Graniteville).'

COMPETITION

     Each of the industries in which the Triarc Companies' four core businesses are engaged is highly competitive. Some competitors in these industries have significantly greater financial, marketing, personnel and other resources than does the Triac Companies. See 'BUSINESS OF TRIARC COMPANIES -- Competition.'

     In recent years, both the soft drink and fast food industries have experienced increased price competition resulting in significant price discounting throughout these industries. While the net impact of price discounting cannot be quantified, a continuation of this practice could have an adverse effect on the Triarc Companies.

     In addition, the Triarc Companies' textile business has experienced significant competition from manufacturers located outside of the United States that generally have access to less expensive labor and, in certain cases, raw materials. The North American Free Trade Agreement ('NAFTA'), which became effective on January 1, 1994, immediately eliminated quantitative restrictions on qualified imports of textiles between the United States, Mexico and Canada and will gradually eliminate tariffs on such imports over a ten-year period. In addition, a tentative agreement reached on December 15, 1993 under the General Agreement on Trade and Tariffs ('GATT') would eliminate quantitative restrictions on imports of textiles and apparel between GATT member countries over a ten-year transition period. Any significant reduction in import protection for domestic textile manufacturers could materially adversely affect the the Triarc Companies' business.

CONTROL BY CERTAIN SHAREHOLDERS

     At present, DWG Acquisition owns directly or indirectly approximately 28.1% of the outstanding Triarc Class A Common Stock. DWG Acquisition will own approximately 24.9% of the outstanding Triarc Class A Common Stock after giving effect to the issuance of shares of Triarc Class A Common Stock in the Merger. Messrs. Peltz and May, as the sole general partners of DWG Acquisition, beneficially own all of the Triarc Class A Common Stock owned by DWG Acquisition. As a result of such ownership, Messrs. Peltz and May are able to exercise significant influence over the election of members of the Triarc Board of Directors (the 'Triarc Board') and may also be able to influence significantly the outcome of certain corporate actions requiring shareholder approval, including mergers, consolidations and the sale of all or substantially all of Triarc's assets, and may be in a position to prevent or cause a change in control of Triarc.

ENVIRONMENTAL CONSIDERATIONS

     Certain of the Triarc Companies' operations are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. The Triarc Companies cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. The Triarc Companies cannot predict the amount of future expenditures which may be required in order to comply with any environmental laws or regulations or to satisfy any such claims. The Triarc Companies believes that its operations comply substantially with all applicable environmental laws and regulations. See 'BUSINESS OF TRIARC COMPANIES -- Environmental Matters' for additional information relating to environmental matters.

                              THE SPECIAL MEETING

GENERAL


     This Proxy Statement-Prospectus and the accompanying notice of the Special Meeting and form of proxy are being furnished to all holders of record on the Record Date of shares of SEPSCO Common Stock and shares of SEPSCO Preferred Stock in connection with the solicitation of proxies by the SEPSCO Board for use at the Special Meeting to be held on Thursday, April 14, 1994, commencing at 12:00 noon, local time, at the Palm Beach Airport Hilton, 150 Australian Avenue, West Palm Beach, Florida, and any adjournments or postponements thereof. These proxy materials are being mailed to the SEPSCO Stockholders on or about March 14, 1994.


     At the Special Meeting, the SEPSCO Stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which (i) Mergerco will be merged with and into SEPSCO, with SEPSCO being the Surviving Corporation, all of the common stock of which will be owned by Triarc and (ii) each share of SEPSCO Common Stock outstanding immediately prior to the Effective Time (other than shares of SEPSCO Common Stock then owned by Triarc or any subsidiary of Triarc, all of which will be cancelled) will be converted into the right to receive 0.8 of a share of Triarc Class A Common Stock. The full text of the Merger Agreement is attached as Annex I hereto and is incorporated herein in its entirety. See 'THE MERGER AGREEMENT.'

VOTING AT THE SPECIAL MEETING

     Record Date. The close of business on March 7, 1994 has been fixed as the Record Date for determining the SEPSCO Stockholders entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 11,655,067 shares of SEPSCO Common Stock and 490 shares of SEPSCO Preferred Stock outstanding and entitled to vote, held by approximately 2,400 holders of record. SEPSCO Stockholders may cast one vote per share, either in person or by proxy, on each matter to be voted on at the Special Meeting.

     Required Stockholder Vote. A majority of the outstanding shares of SEPSCO Voting Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. The affirmative vote of (i) the holders of a majority of the outstanding shares of SEPSCO Voting Stock entitled to vote at the Special Meeting (considered as a single class), (ii) the holders of at least two-thirds of the outstanding shares of SEPSCO Preferred Stock entitled to vote at the Special Meeting and (iii) the holders of at least two-thirds of the outstanding shares of SEPSCO Voting Stock, other than those held by Triarc or any subsidiary of Triarc, entitled to vote at the Special Meeting, is required to adopt the Merger Agreement. Therefore, abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement. The Merger Agreement requires Triarc to vote, or cause to be voted, all shares beneficially owned by it in favor of adoption of the Merger Agreement. Triarc, which directly and through a wholly-owned subsidiary owns and has the right to vote at the Special Meeting approximately 71.1% of the outstanding shares of SEPSCO Voting Stock and 100% of the outstanding shares of SEPSCO Preferred Stock, controls a sufficient number of shares of SEPSCO Common Stock and SEPSCO Preferred Stock to cause the votes described in clauses (i) and (ii) above to be obtained without the vote of any other SEPSCO Stockholder. HOWEVER, THE OBTAINING OF THE VOTE DESCRIBED IN CLAUSE (III) ABOVE DEPENDS SOLELY UPON THE VOTE OF SEPSCO STOCKHOLDERS OTHER THAN TRIARC AND CANNOT BE ASSURED.

     THE SEPSCO BOARD UNANIMOUSLY RECOMMENDS THAT SEPSCO STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

PROXIES

     All shares of SEPSCO Voting Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless the proxies have previously been revoked, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted FOR adoption of the Merger Agreement. If any other matters are properly presented to the Special Meeting for action, the persons named in the enclosed form of proxy as acting thereunder will have discretion to vote on such matters in accordance with their best judgment. SEPSCO does not know of any matters other than adoption of the Merger Agreement and procedural matters relating to the conduct of business at the Special Meeting that will be presented at the Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Secretary of SEPSCO, at Southeastern Public Service Company, 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401, of a written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

     Proxies are being solicited by and on behalf of the SEPSCO Board. In addition to solicitation by mail, proxies may be solicited by directors and authorized officers and employees of SEPSCO in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of shares of SEPSCO Voting Stock held of record by such persons, and SEPSCO may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. SEPSCO has also retained the firm of Georgeson & Company to assist in the solicitation of proxies. See 'FINANCING OF THE MERGER AND RELATED TRANSACTIONS: SOURCE AND AMOUNT OF FUNDS' for additional information concerning proxy solicitation expenses to be borne by SEPSCO and Triarc.

     All information in this Proxy Statement-Prospectus concerning the Triarc Companies (including information concerning its capital stock and other securities), Mergerco, the Triarc Class A Common Stock, the plans for SEPSCO and its subsidiaries after the Merger and the pro forma financial statements has been provided by Triarc. Except as otherwise indicated, all other information contained in this Proxy Statement-Prospectus has been supplied by SEPSCO.

     THE MERGER CONSTITUTES A MATTER OF GREAT IMPORTANCE TO SEPSCO STOCKHOLDERS. IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER IS CONSUMMATED, THE DIRECT EQUITY INVESTMENT IN SEPSCO OF SEPSCO'S PUBLIC STOCKHOLDERS WILL CEASE, AND SUCH STOCKHOLDERS WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION. ACCORDINGLY, SEPSCO STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS.

                                SPECIAL FACTORS

BACKGROUND TO THE MERGER; REASONS FOR THE MERGER

THE REORGANIZATION AND RELATED MATTERS

     EQUITY TRANSACTIONS

     On April 23, 1993, the Equity Transactions were consummated and DWG Acquisition acquired control of the Triarc Companies from the Posner Entities. Immediately prior to the closing of the Equity Transactions, the Posner Entities owned approximately 46% of the outstanding common equity of the Company.

     The principal elements comprising the Equity Transactions are as follows:

           DWG Acquisition purchased from the Posner Entities 5,982,867 shares of Triarc Class A Common Stock, representing approximately 28.6% of Triarc's common equity outstanding immediately after the Reorganization, for $12.00 per share, or an aggregate purchase price of $71.8 million.

           The remaining 5,982,866 shares of Triarc Class A Common Stock owned by the Posner Entities were exchanged for newly created, non-voting shares of Redeemable Convertible Preferred Stock. The 5,982,866 shares of Redeemable Convertible Preferred Stock so issued have an aggregate stated value of $71.8 million and a cumulative annual dividend rate of 8 1/8%, and are convertible into an aggregate of 4,985,722 shares of Triarc's Class B Common Stock, par value $.10 per share (the 'Triarc Class B Common Stock'), which shares are non-voting, at a conversion price of $14.40 per share, subject to certain adjustments. The shares of Redeemable Convertible Preferred Stock can be converted without restriction into shares of Triarc Class A Common Stock (which shares have one vote per share) if they are sold to persons other than Victor Posner, members of his family, or affiliates of Victor Posner. Triarc has certain first refusal rights with respect to any such sale.

           The minority interests owned by the Posner Entities in certain subsidiaries of Triarc, including SEPSCO, were purchased by Triarc.

           Victor Posner and his son, Steven Posner, resigned as Directors, officers and employees of Triarc and all of its subsidiaries. In connection with such resignations, Victor Posner did not receive any severance payments. However, in order to induce Steven Posner to resign, Triarc entered into a five-year consulting agreement (the 'Consulting Agreement') with Steven Posner which provides for an initial payment of $1 million at the commencement of the term of such agreement and an annual consulting fee of $1 million. The Consulting Agreement does not require Steven Posner to provide any substantial services to Triarc and Triarc presently does not expect that it will receive any such services from him.

           Posner and his affiliates are prohibited for seven years from (i) acquiring securities of Triarc, except by gift, devise or operation of law or upon conversion of the Redeemable Convertible Preferred Stock; (ii) directly or indirectly engaging in a tender or exchange offer for securities of Triarc; (iii) proposing any business combination or extraordinary transaction involving Triarc; or (iv) otherwise acting to seek to control the management, Board of Directors or policies of Triarc.

           Certain affiliates and employees of Merrill Lynch & Co. and Donaldson, Lufkin and Jenrette Securities Corporation (the 'Merrill Lynch/DLJ Investors') purchased from Triarc an aggregate of 833,332 newly issued shares of Triarc Class A Common Stock for $12.00 per share, or an aggregate price of approximately $10.0 million.

     THE REFINANCING

     Concurrently with the consummation of the Equity Transactions, on April 23, 1993 certain debt of the Triarc Companies was refinanced in order to reduce borrowing costs and to make available additional funds for general working capital and liquidity purposes. The principal elements of the

Refinancing were the sale by RC/Arby's of $225 million aggregate principal amount of its Senior Secured Step-Up Rate Notes due 2000 (the 'Step-Up Notes') and the establishment of a new $180 million credit facility for Graniteville (the 'Graniteville Credit Facility'). The Step-Up Notes were repaid in their entirety on August 12, 1993 out of the proceeds of the public offering by RC/Arby's of $275 million aggregate principal amount of RC/Arby's' 9 3/4% Senior Secured Notes due 2000 (the '9 3/4% Senior Notes'). The Graniteville Credit Facility and the 9 3/4% Senior Notes are described under 'TRIARC COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources.'

     As part of the Refinancing, on April 23, 1993, RC/Arby's and Graniteville made loans to Triarc of $75.0 million and $66.6 million, respectively, both of which loans are evidenced by unsecured promissory notes (the 'Triarc Notes') due April 15, 2003 and bear interest at 9.5% per annum payable on October 15 and April 15 of each year commencing October 15, 1993. Such interest may be paid at the option of Triarc in cash or capitalized as additional principal, except that at least 20% of each interest payment through April 15, 1995 and 40% of each interest payment thereafter with respect to the Triarc Note payable to Graniteville is to be in cash. The Triarc Note held by RC/Arby's was dividended to CFC Holdings in August 1993.

     The proceeds of the Triarc Notes and the issuance of Triarc Class A Common Stock to the Merrill Lynch/DLJ Investors, aggregating $151.6 million, were utilized by Triarc on April 23, 1993 to (i) repay $20.8 million of secured borrowings from American Financial Corporation ('AFC') under a loan agreement (the 'AFC Exchange Agreement') which had a scheduled maturity of April 30, 1993, together with accrued interest of $0.6 million; (ii) repay $40.0 million of intercompany advances to National Propane which National Propane used to repay $30.0 million of secured borrowings it owed under the AFC Exchange Agreement and $4.8 million principal balance of a secured note payable to AFC, together with accrued interest aggregating $0.9 million, (iii) repay $27.1 million of notes payable to SEPSCO which SEPSCO used to repay $12.7 million under an accounts receivable financing arrangement and $14.4 million of intercompany loans due Chesapeake Insurance, including accrued interest; (iv) pay accrued rent of $11.7 million to Posner (after reflecting an $8.9 million reduction in connection with the settlement of past due amounts); (v) purchase all minority shares of Triarc subsidiaries owned by the Posner Entities for an aggregate of $10.9 million, net of offset of certain amounts owed the Triarc Companies; (vi) pay legal fees, shareholder litigation settlements and other Reorganization costs aggregating $7.6 million; (vii) purchase shares of CFC Holdings and SEPSCO common stock owned by National Propane for $3.9 million, which along with the $4.3 million of proceeds remaining from the repayment of the advance referred to in item (ii) above, are intended to fund working capital needs of National Propane. Approximately $29 million of proceeds remained at Triarc immediately subsequent to the Refinancing, which proceeds have been or will be used to fund general corporate expenditures and working capital requirements of Triarc and to repay amounts owed to National Propane and SEPSCO if needed to supplement their working capital requirements.

     THE RC/ARBY'S REFINANCING

     On August 12, 1993 RC/Arby's sold an aggregate of $275.0 million principal amount of 9 3/4% Senior Notes in an underwritten public offering. Approximately $223.5 million of the net proceeds from the sale of the 9 3/4% Senior Notes were used to redeem all of the Step-Up Notes, and the remainder has been or will be used for general corporate purposes, including capital expenditures and the payment of fees and expenses (the 'RC/Arby's Refinancing').

     THE RESTRUCTURING

     Also, as a part of the Reorganization, on April 23, 1993, the Boards of Directors of Triarc and SEPSCO and certain other Triarc subsidiaries were reconstituted. At the April 24, 1993 meeting of the reconstituted Triarc Board, based on a report and recommendations from a management consulting firm that had conducted an extensive review of the Triarc Companies' operations and management structure, the Triarc Board approved the Restructuring, a plan of decentralization and restructuring which contemplated that Triarc would focus its resources on its four core businesses and entailed, among other things, the following features:

          (i) the strategic decision to manage Triarc and its subsidiaries in the future on a decentralized, rather than on a centralized, basis;

          (ii) the hiring of new executive officers for Triarc and the hiring of new chief executive officers and new senior management teams for each of Arby's, RC Cola and National Propane to carry out the decentralization strategy;

          (iii) the termination of a significant number of employees as a result of both the new management philosophy and the hiring of an almost entirely new management team; and

          (iv) the relocation of the corporate headquarters of Triarc and of all of its subsidiaries whose headquarters were located in South Florida, including SEPSCO, Arby's, RC Cola and National Propane.

     The estimated costs associated with substantially all of these actions were reflected in Triarc's results of operations for Fiscal 1993. See 'TRIARC COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.'

     At its April 24, 1993 meeting, the reconstituted Triarc Board also approved the terms of a proposed settlement of the Ehrman Litigation in accordance with the terms set forth in the January Memorandum and authorized the officers of Triarc to pursue settlement of the Ehrman Litigation along the lines contemplated by the January Memorandum. See 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- Legal Proceedings Related to SEPSCO and Triarc' for a description of the material terms of the January Memorandum.

     At its meeting on April 24, 1993, the reconstituted SEPSCO Board created the SEPSCO Special Committee for the purpose of reviewing, negotiating the terms of, and reporting back to the full SEPSCO Board as to its recommendations with respect to, any transaction proposed by Triarc in connection with the settlement of the Ehrman Litigation. The SEPSCO Special Committee was given the power to engage such legal, financial and other advisors as the SEPSCO Special Committee deemed appropriate in carrying out its assignment.

LEGAL PROCEEDINGS RELATED TO SEPSCO AND TRIARC

     On December 18, 1990, the Plaintiff commenced the Ehrman Litigation, a purported shareholder derivative suit. The action, captioned William A. Ehrman, derivatively on behalf of nominal defendant Southeastern Public Service Company
v. Victor Posner, et al., was brought on behalf of SEPSCO, against its then current directors and certain corporations which may then have been deemed to be affiliates of SEPSCO, including Triarc, in the District Court. The Plaintiff subsequently filed the amended Complaint in April of 1991. The Complaint alleges, among other things, that the Defendants breached their fiduciary duties to SEPSCO and RC/Arby's (i) by causing RC/Arby's to issue approximately 4.1 million shares of convertible redeemable preferred stock to Triarc for cash and forgiveness of indebtedness of approximately $41,350,000, which preferred stock, upon conversion, resulted in Triarc owning approximately 88.8% of RC/Arby's' outstanding voting securities and reduced SEPSCO's ownership of RC/Arby's from approximately 48% to 5.4%; (ii) by causing Chesapeake Insurance, then a subsidiary of RC/Arby's and now a subsidiary of CFC Holdings, to suffer losses in the operations of its business; and (iii) by causing the sale by SEPSCO in January 1986 of shares of Graniteville's common stock constituting approximately 51% of Graniteville's then outstanding stock to Triarc. The Complaint also alleges that the proxy statement issued by SEPSCO in connection with the March 8, 1991 Annual Meeting of SEPSCO Stockholders violated Section 14 of the Exchange Act by failing to disclose certain alleged material facts concerning Victor Posner, SEPSCO's then Chairman of the Board, President and Chief Executive Officer. In addition, the Complaint alleges that the Defendants engaged in a pattern of racketeering activity in violation of RICO.

     The Complaint sought (i) a declaration that the Defendants committed breaches of trust and of their respective fiduciary duties to SEPSCO and RC/Arby's and their shareholders; (ii) unspecified damages, including treble damages under the RICO claim; (iii) an accounting by the Defendants to SEPSCO for the acts and conduct alleged in the Complaint; (iv) a return to SEPSCO of all salaries and other remuneration paid during the time when the Defendants were in breach of their fiduciary duties to SEPSCO; (v) a declaration that all transactions complained of are void; (vi) an award to the Plaintiff of costs and expenses; and (vii) any other relief as may be appropriate.

     The Defendants have denied each of the allegations set forth in the Complaint.

     On January 21, 1993, DWG Acquisition and the Plaintiff in the Ehrman Litigation, entered into the January Memorandum which set forth certain terms for a proposed settlement of the Ehrman Litigation. Insofar as they relate to the Public Stockholders, the proposed settlement terms set forth in the January Memorandum differed from the Settlement Terms and Conditions ultimately set forth in the Settlement Agreement as described below. The proposed settlement of the Ehrman Litigation contemplated by the January Memorandum provided, among other things, that SEPSCO would be merged into, or otherwise acquired by Triarc, or a subsidiary or affiliate thereof, on the following terms: each holder of SEPSCO Common Stock other than Triarc would receive in exchange for each share of SEPSCO Common Stock, .55 shares of Triarc Class A Common Stock and a note (or appropriate portion of a note) payable by Triarc or SEPSCO having a principal amount of $6.00 (a 'Settlement Note') and the SEPSCO Common Stock would be delisted from the PSE and would be eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. According to the January Memorandum, it was to have been a condition to the closing of the transaction contemplated thereby that no transactions were to have been entered into between the date of the January Memorandum and the date of the merger (or acquisition) which would have a material dilutive effect upon the common stock of Triarc (other than (i) the granting of stock options pursuant to the existing stock option plan of Triarc and (ii) the issuance or potential issuance of shares of common stock of Triarc in connection with the then proposed refinancing of Triarc, including shares to be issued upon exercise of warrants issued in connection with such proposed refinancing, of not more than 8% of that number of shares of Triarc's common stock which are issued and outstanding immediately prior to the consummation of the Reorganization) nor were there to have occurred any material adverse change to Triarc or SEPSCO. The January Memorandum provided that the defendants in the Ehrman Litigation would retain the firm of Salomon Brothers Inc or another investment banking firm of similar stature to state with respect to the Settlement Notes that they would have a fair market value, on a fully distributed basis, of approximately $6.00 per each $6.00 of principal amount. The January Memorandum also provided that Plaintiff's counsel would be paid by Triarc or SEPSCO, subject to District Court approval, in respect of its fees and expenses, an amount not to exceed $650,000 in cash and $650,000 in value in notes (the 'Counsel Notes') (which Counsel Notes would be identical in form and substance to the Settlement Notes).

     As  a  result  of  discussions  held  subsequent  to  the  closing  of  the
Reorganization between representatives of Triarc and the Plaintiff, certain changes from the proposed settlement terms set forth in the January Memorandum were made. Such changes are set forth in the September Memorandum which was executed on September 13, 1993 and which supersedes the January Memorandum. The settlement of the Ehrman Litigation contemplated by the September Memorandum differs from the terms contemplated by the January Memorandum in that the September Memorandum (i) increased the number of shares of Triarc Class A Common Stock to be received in the merger (or acquisition) transaction from .55 to 0.8 per share of SEPSCO Common Stock, while eliminating the Settlement Notes, (ii) revised certain of the conditions to the closing of the transaction in which Triarc would acquire the shares of SEPSCO Common Stock held by the SEPSCO Public Stockholders, (iii) provided for the payment by Triarc of up to $50,000 of Plaintiff's investment banker's fees and expenses, and (iv) provided for an all cash payment by Triarc of Plaintiff's attorneys fees and expenses in an amount not to exceed $1,250,000. The primary reason for eliminating the Settlement Notes and increasing the number of shares of Triarc Class A Common Stock was to provide the Public Stockholders with more liquid securities, since many SEPSCO Stockholders would have received Settlement Notes in principal amounts of less than $1,000 which would have been illiquid or prohibitively expensive to sell. The closing conditions were revised to reflect the fact that the Reorganization had been completed and to clarify what actions would and would not be deemed to have a materially dilutive effect upon the Triarc Common Stock to be issued as Merger Consideration.

     On October 18, 1993, the parties to the Ehrman Litigation executed the Settlement Agreement containing the Settlement Terms and Conditions contemplated by the September Memorandum. The

Settlement Terms and Conditions contemplated by the September Memorandum and set forth in the Settlement Agreement provide for dismissal on the merits, with prejudice and without costs to any party (except as described below with respect to the award of Plaintiff's counsel's fees and expenses), of the Ehrman Litigation and the release of any and all claims, rights or causes of action against the Defendants and certain other persons that the Plaintiff (in his individual and derivative capacity), SEPSCO or any SEPSCO Stockholder, or any of their respective successors or assigns, have or may have, whether known or unknown or suspected to exist, which were or could have asserted in the Ehrman Litigation or in any court or forum in connection with, arising out of or in any way relating to the acts, facts, transactions, omissions or other subject matters set forth, embraced or otherwise referred to in the Ehrman Litigation, the Complaint or the Settlement Agreement. The Settlement Terms and Conditions also provide that Triarc will release the Defendants from all claims for indemnification, contribution or otherwise seeking recovery for any alleged damage, loss or injury incurred by Triarc by reason of the specific transactions challenged in the Ehrman Litigation, including loss or injury incurred by reason of Triarc having entered into the Settlement Agreement. The Settlement Terms and Conditions include an agreement by Triarc that, in full settlement and compromise of all claims asserted against the Defendants or any claims which might have been asserted against them by reason of, or in connection with, any of the matters referred to in the Complaint, Triarc will cause SEPSCO to be merged into, or otherwise acquired by Triarc, or a subsidiary or affiliate thereof, on the following terms: each holder of SEPSCO Common Stock, other than Triarc or a subsidiary of Triarc, shall receive in exchange for each share of SEPSCO Common Stock so held 0.8 of a share of Triarc Class A Common Stock.

     The Settlement Terms and Conditions provide that the agreement relating to the transaction in which the shares held by the Public Stockholders will be acquired shall contain the closing conditions described below and such customary closing conditions as may be agreed upon by Triarc and the SEPSCO Special Committee, including without limitation, the following: Triarc shall issue no common stock or rights to acquire common stock between the date of the Settlement Agreement and the date of the merger (or acquisition) which will have a materially dilutive economic effect upon the common stock of Triarc, except that the following shall not be deemed to have any such materially dilutive economic effect for purposes hereof: (a) the granting of stock options or restricted stock awards so that the aggregate number of shares of Triarc's stock to be issued upon the issuance of such restricted stock awards, and upon the conversion of such stock options, does not exceed 3,500,000 shares; or (b) the issuance or potential issuance of shares of common stock of Triarc, upon the election to convert by any holders, at at such holders' option, of all or some of the Redeemable Convertible Preferred Stock or any other series of convertible preferred stock or other convertible securities of Triarc outstanding on the day of the Settlement Agreement; or (c) the issuance or potential issuance of shares in connection with an underwritten public offering; or (d) the issuance or potential issuance of shares at not less than fair market value, as determined in good faith by the Triarc Board; or (e) any other such issuance of shares of common stock, so long as the shares of Triarc Class A Common Stock to be received in exchange for each share of SEPSCO pursuant to the terms of the Settlement Agreement are appropriately adjusted.

     The Settlement Terms and Conditions also provide that Triarc will pay the reasonable fees and expenses of Plaintiff's counsel and investment banker, as may be awarded by the District Court, and include an agreement by Triarc and the other Defendants not to object to an application which was then expected to be made (and subsequently was made) to the District Court by Plaintiff's counsel and investment banker for fees and expenses in an amount not to exceed $1,250,000 and $50,000, respectively.

     The effectiveness of the Settlement Agreement is conditioned on (i) entry by the District Court of a Final Order approving the Settlement Agreement and the Settlement Terms and Conditions set forth therein as fair, reasonable and adequate and in the best interests of SEPSCO and the Public Stockholders; and
(ii) such Final Order having become final and nonappealable.

     On November 2, 1993 the District Court entered a preliminary order (the 'Preliminary Order') (i) approving a form of written Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing and Right to Object (the 'Notice') and (ii) scheduling January

11, 1994 as the date for a hearing to be held before the District Court (the 'Hearing') to determine the 'reasonableness, adequacy and fairness' of the Settlement Terms and Conditions. The Notice was mailed to SEPSCO's stockholders on or about November 23, 1993. Such Notice described the Settlement Agreement and the Settlement Terms and Conditions proposed therein and notified the SEPSCO Stockholders that they would have an opportunity to appear, in person or through counsel of their own choice, at the Hearing and to note their objection, if any, to the Settlement Agreement and the Settlement Terms and Conditions. The Notice also informed the SEPSCO Stockholders that failure to object to the proposed Settlement Terms and Conditions in the manner specified in the Notice will be deemed to constitute a waiver by such person of his, her or its right to object and would bar such person from making such objection in this or any other action or proceeding.


     On January 11, 1994, the Hearing was held. No SEPSCO Stockholder objected to the Settlement Agreement or the Settlement Terms and Conditions in the manner specified in the Notice, nor did any SEPSCO Stockholder or party to the Ehrman Litigation appear at the Hearing for the purpose of objecting to the Settlement Agreement or the Settlement Terms and Conditions. On January 11, 1994, following the Hearing, the District Court entered a Final Order approving the Settlement Terms and Conditions and the Plaintiff's application for legal and investment banking fees and expenses aggregating $1.3 million. The entry by the District Court of the Final Order satisfied one of the conditions to the obligations of Triarc, Mergerco and SEPSCO to consummate the Merger. If the Merger is not consummated, the Settlement Agreement will not enter into effect and will be deemed null and void ab initio and the rights and duties of the parties to the Ehrman Litigation will revert, without prejudice, to their respective status immediately prior to the execution of the Settlement Agreement. Upon the occurrence of such event, and if no other settlement or resolution of the Ehrman Litigation is reached, Triarc has indicated that it will vigorously defend itself against the allegations contained in the complaint filed by the Plaintiff in the Ehrman Litigation. See 'THE MERGER AGREEMENT -- Conditions to the Merger.'


     The description herein of the Settlement Agreement, the Settlement Terms and Conditions, the Final Order, the dismissal of the Ehrman Litigation and of the releases to be given pursuant to the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement and exhibits thereto and the Final Order that have been filed with the District Court and which may be examined in person during regular business hours at the office of the Clerk of the District Court, United States Courthouse, 301 N. Miami Avenue, Miami, Florida 33128-7788. Copies of the Settlement Agreement and Final Order are also available to SEPSCO Stockholders from SEPSCO upon written or oral request to:
Curtis S. Gimson, Southeastern Public Service Company, 777 South Flagler Drive, Suite 1000E, West Palm Beach Florida 33401; telephone (407) 653-4000.

PURPOSE AND STRUCTURE OF THE MERGER


     The purpose of the Merger is for Triarc to acquire all of the shares of SEPSCO capital stock that it does not currently own so that SEPSCO will be a wholly owned subsidiary of Triarc. The Merger is structured to satisfy the obligations of Triarc in accordance with the Settlement Terms and Conditions.


CERTAIN EFFECTS OF THE MERGER AND RELATED TRANSACTIONS

     Following the consummation of the Merger, the SEPSCO Common Stock will be delisted from the PSE and the registration of the SEPSCO Common Stock under the Exchange Act will be terminated. The termination of registration of the SEPSCO Common Stock under the Exchange Act would make certain of the provisions of the Exchange Act, such as the requirement of furnishing a proxy statement in connection with certain meetings of stockholders, no longer applicable with respect to the SEPSCO Common Stock. SEPSCO will be required to file periodic reports with the Commission so long as it has securities (such as the 11 7/8% Debentures) registered under Section 12 of the Exchange Act. SEPSCO and Triarc have indicated that some or all of the net proceeds from the sale of SEPSCO's several businesses and assets could be used to prepay or otherwise acquire some of the 11 7/8% Debentures. See 'BUSINESS OF SEPSCO' and 'SPECIAL FACTORS -- Conduct of the Business of the Surviving Corporation After the Merger.'

CONDUCT OF THE BUSINESS OF THE SURVIVING CORPORATION AFTER THE MERGER

     Following the Merger, SEPSCO will be a wholly owned subsidiary of Triarc. As a result of the Merger, the Board of Directors of Mergerco (composed of Messrs. Peltz, May and Kalvaria) will become the Board of Directors of SEPSCO.

     Triarc has indicated that SEPSCO's Discontinued Operations Plan will not be affected by the Merger and accordingly, following the Merger, Triarc intends to cause SEPSCO to (i) continue with plans to dispose of its Ice Business and its Cold Storage Business, to the extent not theretofore disposed of, and (ii) transfer the liquefied petroleum gas business of SEPSCO's Public Gas subsidiary to National Propane, although the precise method by which such business will be transferred has not yet been determined. In connection with the transfer of the business of Public Gas to National Propane, Triarc intends to cause Public Gas, which is currently 99.7% owned by SEPSCO, to become wholly owned by the Triarc Companies. Triarc and SEPSCO have agreed in principle to the sale by SEPSCO to Triarc of the stock of the SEPSCO subsidiaries that hold SEPSCO's natural gas and oil working and royalty interests. Such sale will be for a net cash purchase price of $8.5 million, will be consummated on or before July 22, 1994 and is not contingent upon the consummation of the Merger.

     Following consummation of the Merger, and in view of the plans described above and the fact that SEPSCO will be a wholly owned subsidiary of Triarc, Triarc will review the present capitalization and dividend policy of SEPSCO, and may make changes thereto as well as other material changes in SEPSCO's business or corporate structure and changes in SEPSCO's charter, by-laws or instruments corresponding thereto.

     Triarc's ability to carry out the plans described above may be limited by restrictions contained in applicable debt instruments or other material contractual arrangements. Therefore, no assurance can be given that Triarc will complete such plans, or that applicable contractual or other restrictions will not significantly delay Triarc's ability to complete such plans.

RECOMMENDATION OF THE SEPSCO SPECIAL COMMITTEE AND THE SEPSCO BOARD

     On January 21, 1993, DWG Acquisition and the Plaintiff in the Ehrman Litigation entered into the January Memorandum which provided, among other things, that Triarc would cause SEPSCO to be merged into, or be otherwise acquired by Triarc, and that each holder of SEPSCO Common Stock (other than Triarc and its affiliates) would receive in exchange for each share of SEPSCO Common Stock (a) .55 share of Triarc common stock and (b) a Settlement Note payable by Triarc or SEPSCO having a principal amount of $6.00.

     From January 21, 1993 through April 23, 1993, DWG Acquisition worked towards consummating the Reorganization of Triarc. On April 23, 1993, following the closing of the Equity Transactions, a new Board of Directors was elected for SEPSCO. On April 24, 1993, following the Reorganization, the newly elected SEPSCO Board created the SEPSCO Special Committee composed of directors David E. Schwab II and Sir Ian MacGregor for the purpose of reviewing, negotiating the terms of, and reporting back to the full SEPSCO Board as to its recommendations with respect to, any transaction proposed by Triarc in connection with the settlement of the Ehrman Litigation.

     The SEPSCO Special Committee was authorized to engage legal, financial and other advisors as the SEPSCO Special Committee deemed appropriate in carrying out its assignment. On May 5, 1993, the SEPSCO Committee met informally to discuss the selection of legal counsel and a financial advisor. Thereafter, the SEPSCO Special Committee interviewed law firms and retained Willkie Farr & Gallagher to act as its legal counsel. Concurrently, the SEPSCO Special Committee requested and received presentations from three investment banks. The SEPSCO Special Committee reviewed the presentations and held additional discussions with each investment bank, finally selecting Smith Barney to act as its financial advisor on August 9, 1993.

     In the course of reviewing the terms of the Merger, the SEPSCO Special Committee met formally on September 1, 1993, September 30, 1993 and November 15, 1993 and informally on a number of other occasions. At the September 1 meeting, Smith Barney discussed the general nature of its initial analysis.

     After signing the January Memorandum, the Plaintiff in the Ehrman Litigation and Triarc continued to negotiate the terms of a settlement, and on September 13, 1993, the September Memorandum was signed which changed the consideration to be distributed in the Merger by eliminating the Settlement Note component and increasing the share exchange ratio from .55 to 0.8 share of Triarc Class A Common Stock for each share of SEPSCO Common Stock. At the September 30 and November 15, meetings, Smith Barney presented to the SEPSCO Special Committee its preliminary analyses as to the valuation of SEPSCO and the valuation of the Triarc Companies and at the November 15, 1993 meeting, presented its preliminary oral opinion with respect to the fairness of the Merger Consideration from a financial point of view. At the September 30, 1993 and November 15, 1993 meetings, Smith Barney also presented its more limited analysis of the potential value of certain claims made by the Plaintiff in the Ehrman Litigation (the 'Ehrman Claims'). On November 22, 1993, Smith Barney delivered its written fairness opinion to the SEPSCO Special Committee.

     The SEPSCO Special Committee, after considering all relevant information, as more fully discussed below, voted unanimously to approve the terms of the Merger at its meeting held on November 15, 1993, subject to the receipt of Smith Barney's written opinion and subject also to receipt of certificates from officers of SEPSCO with respect to the accuracy of representations being made by SEPSCO in the Merger Agreement. During its deliberations, the SEPSCO Special Committee examined materials prepared and distributed by Smith Barney with respect to the valuations of SEPSCO and the Triarc Companies and questioned Smith Barney on aspects of its analysis and methodologies. In addition, the SEPSCO Special Committee carefully considered a number of other factors relating to the fairness of the terms of the Merger and other Merger Consideration. The factors considered by the SEPSCO Special Committee included:

     Smith Barney Fairness Opinion. The SEPSCO Special Committee engaged Smith Barney to express its opinion as to the fairness, from a financial point of view, to the SEPSCO Stockholders (other than Triarc and its affiliates), of the Merger Consideration. Smith Barney presented its preliminary analyses of the range of valuations attributable to SEPSCO at the September 30, 1993 and November 15, 1993 SEPSCO Special Committee meetings. Thereafter, Smith Barney delivered its written opinion, dated November 22, 1993, that as of such date, the consideration to be received by the holders of SEPSCO Common Stock (other than Triarc and its affiliates), pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders. See ' -- Opinion of Financial Advisor.' In reaching its opinion, Smith Barney did not consider the potential value, if any, to SEPSCO of the Ehrman Claims.

     As part of its analysis of the Merger Consideration, Smith Barney prepared and presented to the SEPSCO Special Committee a range of valuations attributable to the Triarc Companies using substantially similar methodologies to those used to value SEPSCO. Smith Barney presented its preliminary analysis of the range of valuations to the SEPSCO Special Committee on September 30, 1993 and November 15, 1993, at which times Smith Barney confirmed that the market price for Triarc Class A Common Stock was within the range of valuations derived from these analyses.

     Assessment  of  Ehrman  Claims.  At  the  request  of  the  SEPSCO  Special
Committee, Smith Barney reviewed, from a financial point of view, certain material allegations contained in the Complaint and on September 30, 1993 and November 15, 1993, presented orally to the SEPSCO Special Committee its analyses (preliminary and then final) regarding the potential value, if any, to SEPSCO of the claims relating thereto. Smith Barney's review and analysis was undertaken at the request of the SEPSCO Special Committee and was not part of the analyses of SEPSCO and the Triarc Companies performed in conjunction with its opinion. Smith Barney analyzed four transactions which were the subject of allegations in the Complaint, including: (i) the issuances of an aggregate of approximately 4.1 million shares of convertible redeemable preferred stock by RC/Arby's in 1988 and in 1989 to Triarc for cash and forgiveness of indebtedness; (ii) the purchase by Chesapeake Insurance of Sharon Steel Corporation common stock from NVF Company ('NVF') in 1987; (iii) the extension from October 1988 through March 1990 by Chesapeake Insurance of a series of loans totalling $4.425 million to Pennsylvania Engineering Corporation; and (iv) the sale by SEPSCO of approximately 2.5 million shares of Graniteville common stock to Triarc in 1986.

     For purposes of its analyses, Smith Barney assumed that the Plaintiff would prevail on each allegation asserted with respect to the four transactions and did not take into account the validity of such claims or the various legal defenses available to the Defendants. In conducting its analyses, Smith Barney relied solely upon information which was publicly available, the description of each transaction analyzed as set forth in the Complaint and certain information provided by SEPSCO, without independent verification thereof. With respect to transactions (i) and (iv) above, Smith Barney performed a valuation analysis for RC/Arby's and Graniteville similar to that done for SEPSCO and the

Triarc Companies in connection with the preparation of its opinion, although not as comprehensive, and assumed that the difference between these values and what was actually paid would have been invested at an annual compound growth rate of 10%, and multiplied the result by the proportionate interest held by SEPSCO. For transactions (ii) and (iii) above, Smith Barney assumed that the investments had not been made, the cash used had instead been invested at an annual compound growth rate of 10% and multiplied the result by the proportionate interest held by SEPSCO. Based on the foregoing, Smith Barney derived a value for such claims of approximately $4.06 to $8.25 per share of SEPSCO Common Stock, based upon the fully diluted shares outstanding as of August 31, 1993.

     The SEPSCO Special Committee also requested that Smith Barney have its counsel review and analyze the claims in the Complaint. Smith Barney's counsel reviewed the pleadings of record in the Ehrman Litigation, including among others the United States Magistrate Judge's opinion of November 19, 1992, and the District Court's affirmance of such opinion, dismissing certain claims without prejudice, and interviewed both Plaintiff's and Defendants' trial counsel. At the September 30, 1993 SEPSCO Special Committee meeting, Smith Barney's counsel presented its oral report to the SEPSCO Special Committee and its conclusion that, based on such review, the court would most likely not permit the Plaintiff's RICO claims to be reinstated, and that the Plaintiff's claims with respect to alleged omissions in the proxy statement were duplicative of and inclusive with other claims in the Complaint.

     At the September 30, 1993 meeting, the SEPSCO Special Committee also interviewed trial counsel for the Plaintiff in the Ehrman Litigation. During this session, the SEPSCO Special Committee explored with Plaintiff's counsel the various aspects of the Plaintiff's case and the rationale underlying the ultimate decision to settle. In addition, Plaintiff's counsel informed the SEPSCO Special Committee of its estimates of the settlement value for the Ehrman Claims, which the SEPSCO Special Committee noted were below the low end of Smith Barney's range of valuations for such claims.

     Terms of Merger/Arm's-Length Negotiations. The basic terms of the Merger and the Merger Consideration were negotiated at arm's-length by the Plaintiff in the Ehrman Litigation and DWG Acquisition, prior to the Reorganization, and by Triarc following the Reorganization. The Merger terms set forth in the January Memorandum and ultimately changed by the September Memorandum and reflected in the Settlement Agreement were the results of these negotiations.


     Further Action by the SEPSCO Special Committee. Based on the terms of the September Memorandum, the SEPSCO Special Committee and Triarc negotiated the terms of the Merger Agreement. Although the SEPSCO Special Committee, based on the oral advice of its advisors as discussed above, preliminarily concluded that the terms of the Merger contained in the September Memorandum were fair to the SEPSCO Stockholders (other than Triarc and its affiliates) from a financial point of view, the SEPSCO Special Committee negotiated with Triarc to improve both the economic and non-economic terms of the Merger. The SEPSCO Special Committee was not successful in negotiating improved economic terms; nevertheless, the SEPSCO Special Committee did successfully negotiate improvements to the non-economic terms of the Merger Agreement. As a result of the negotiating efforts by the SEPSCO Special Committee, certain changes were made to the Merger Agreement prior to its being executed, which changes include, among other things, (i) the addition of a provision that limits Triarc's ability to issue shares of its capital stock to certain persons, with certain limited exceptions, without SEPSCO's written consent, (ii) the addition of a provision that limits the types of information that SEPSCO was required to represent and warrant to Triarc, (iii) the addition of a provision that allows SEPSCO to terminate its obligations to consummate the Merger if there is a material adverse change in the business, assets, financial condition, the results of operations or certain other events effecting Triarc and its subsidiaries, taken as a whole, and (iv) the limitation of the circumstances under which Triarc may terminate its obligations to consummate the Merger.


     Based on Smith Barney's valuations, the sum of the range of the potential per share recovery from certain challenged transactions within the Ehrman Claims, $4.06 to $8.25 (which as previously noted were estimates that did not take into consideration the validity of the claims or the availability of any legal defenses) and the range of per share value attributable to the SEPSCO Common Stock, $14.42 to $17.73, results in a range of $18.48 to $25.98. Although in its opinion Smith Barney did not consider the potential value of the Ehrman Claims, the SEPSCO Special Committee noted that the mid-point of the $18.48 to $25.98 range is within the per share value of the Merger Consideration based on Smith Barney's analysis of the Triarc Companies, $20.87 to $24.94.

     Given the variety and complexity of the factors considered by the SEPSCO Special Committee in its evaluation of the terms of the Merger, it did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

     FOLLOWING THE FAVORABLE RECOMMENDATION OF THE SEPSCO SPECIAL COMMITTEE, THE FULL SEPSCO BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT (INCLUDING THE MERGER CONSIDERATION) AND RECOMMENDS THAT THE SEPSCO STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     Smith Barney was retained by the SEPSCO Special Committee to act as its financial advisor in connection with the Merger. Pursuant to such engagement, the Special Committee requested that Smith Barney evaluate the fairness, from a financial point of view, to the stockholders of SEPSCO (other than Triarc and its affiliates) of the consideration to be received in the Merger by such shareholders. On November 15, 1993, Smith Barney delivered to the SEPSCO Special Committee its oral opinion, confirmed by a written opinion dated November 22, 1993, to the effect that, as of the respective dates and based upon and subject to certain matters as stated in its written opinion, the Merger Consideration to be received by the holders of SEPSCO Common Stock (other than Triarc and its affiliates) in the Merger was fair, from a financial point of view, to such holders.

     In arriving at its opinion, Smith Barney reviewed preliminary copies of this Proxy Statement -- Prospectus and the Merger Agreement and met with certain senior officers of SEPSCO and with certain senior officers of Triarc to discuss the operations, financial condition, history and prospects of SEPSCO and the Triarc Companies. Smith Barney also examined certain publicly available business and financial information relating to SEPSCO and the Triarc Companies, as well as certain financial and other information for SEPSCO and the Triarc Companies, provided to Smith Barney by SEPSCO and Triarc, which is not publicly available, including projected financial information prepared by the respective managements of SEPSCO and Triarc. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the SEPSCO Common Stock and Triarc Class A Common Stock; the respective companies' financial results; and the capitalization and financial conditions of SEPSCO and the Triarc Companies. Smith Barney also analyzed certain publicly available information with respect to certain other companies whose businesses and operations Smith Barney considered comparable to those of SEPSCO and the Triarc Companies, the terms of certain other transactions that Smith Barney considered relevant to its investigation and certain other transactions involving the buyout of minority stockholders. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion. For purposes of its opinion, Smith Barney did not, however, consider the potential value, if any, to SEPSCO of the alleged claims by plaintiff in the Ehrman Litigation. Smith Barney noted that its opinion was necessarily based upon interest rates, dividend rates, market conditions and other conditions and circumstances existing and known to Smith Barney as of the date of its opinion, and Smith Barney did not express any opinion as to what the value of the Triarc Class A Common Stock will be when issued to SEPSCO Stockholders pursuant to the Merger or the price at which Triarc's Class A Common Stock will trade subsequent to the Merger.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information publicly available or furnished to or otherwise discussed with Smith Barney. With respect to financial forecasts and other non-public financial information provided to or otherwise discussed with Smith Barney, Smith Barney assumed that such forecasts and other financial information were reasonably prepared based upon the best currently available estimates and judgments of the respective managements of SEPSCO and the Triarc Companies as to the expected future financial performance of SEPSCO and the Triarc Companies. In rendering its opinion, Smith Barney considered the changes in managements at certain Triarc subsidiaries, the changes to the Triarc Companies business plan and the decision by the SEPSCO Board to pursue the sale or disposition of
certain    of   the   businesses   and    assets   of   SEPSCO.   See   'SPECIAL
FACTORS -- Background to the Merger; Reasons for the Merger -- The Reorganization and Related Matters' and ' -- Conduct of the Business of the Surviving Corporation After the Merger.' Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities

(contingent or otherwise) of SEPSCO or the Triarc Companies nor did Smith Barney make any physical inspection of the properties or assets of SEPSCO or the Triarc Companies. No limitations were imposed by SEPSCO on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     Smith Barney's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for SEPSCO or the effect of any other transaction in which SEPSCO might engage. Although Smith Barney evaluated the financial terms of the Merger, Smith Barney was not asked to and did not recommend the specific consideration to be paid by Triarc in the Merger, nor did it participate in any of the negotiations or discussions regarding the terms of the Merger or the proposed settlement of the Ehrman Litigation. Smith Barney also did not, nor was it authorized to, solicit or investigate alternative transactions which might be available to SEPSCO; nor did it, nor was it requested to, seek other offers for the shares of SEPSCO not held by Triarc.

     The full text of Smith Barney's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex II. SEPSCO Stockholders are urged to read such opinion carefully in its entirety. Smith Barney's opinion is directed only to the Merger Consideration, does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the SEPSCO Special Meeting. The summary of the opinion of Smith Barney set forth in this Proxy Statement -- Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In preparing its opinion to the Special Committee, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses or specific factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to SEPSCO and the Triarc Companies, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SEPSCO and Triarc. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or (except as specifically stated below) to reflect the prices of which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. With regard to the comparable public company and selected merger and acquisition transactions analyses described below, no company, transaction or business used as a comparison in such analyses is identical to SEPSCO, Triarc or the Merger. Accordingly, an analysis of the results of such analyses is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the Target Companies, the SEPSCO Comparable Companies or Triarc Comparable Companies (as defined below) or the business segment or company to which they are being compared.

VALUATION ANALYSIS OF SEPSCO

     Smith Barney considered the authorization by the SEPSCO Board of the sale and/or disposition of certain of the businesses and assets of SEPSCO, and analyzed, in conjunction with the management of SEPSCO, the potential values which might be achievable in the sale or disposition of the SEPSCO businesses based upon, among other things, the businesses' historical and projected financial performance, cash flows and financial condition. Smith Barney was not authorized to, nor did it, solicit proposals to acquire any of the SEPSCO businesses or assets. In analyzing the potential value of the independent business segments, Smith Barney relied upon the expected completion of the sale (which has since been completed) by SEPSCO of the assets of SEPSCO's tree maintenance business for approximately $70 million plus the assumption by the buyer of certain liabilities up to $5 million. In addition, Smith Barney also valued certain of SEPSCO's other investments, including (i) SEPSCO's ownership of approximately 49% of the outstanding common stock of Graniteville; (ii) SEPSCO's ownership of approximately 5.4% of CFC Holdings; and, (iii) a promissory note issued by Triarc due August 1, 1998 with a principal value of approximately $26,538,000. For the purposes of determining an estimated valuation range for SEPSCO, Smith Barney included (i) the values of the independent business segments, net of any debt or other significant liabilities which were identified, (ii) SEPSCO's other investments, (iii) approximately $87 million of debt (net of cash, including restricted cash, and cash equivalents) identified on SEPSCO's balance sheet dated August 31, 1993 (prior to accounting adjustments to reflect the discontinuance of certain businesses) and (iv) a reserve for a contingent liability related to certain environmental matters of approximately $4 million.

     Selected Public Companies Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values (market value is defined as the closing stock price multiplied by the number of shares outstanding, adjusted to reflect any outstanding common stock equivalents) of selected companies which were deemed comparable to SEPSCO (the 'SEPSCO Comparable Companies'). Smith Barney compared the market values of the SEPSCO Comparable Companies as multiples of earnings, after-tax cash flow and book value. Smith Barney also compared the adjusted market values (adjusted market value is defined as market value plus the book value of total debt and preferred stock less the book value of cash and cash equivalents) of the SEPSCO Comparable Companies as multiples of revenues, earnings before interest, taxes, depreciation and amortization ('EBITDA') and earnings before interest and taxes ('EBIT'). All market values were based upon closing stock prices as of November 19, 1993.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected unlevered, tax-affected free cash flows of SEPSCO. Key assumptions in the discounted cash flow analysis of SEPSCO included
(i) discount rates of 10% to 14% and (ii) terminal multiples of projected EBITDA OF 5.0 to 9.0.

     Based upon the above analyses, Smith Barney's estimated valuation range for SEPSCO was approximately $168 million to $207 million, or approximately $14.42 to $17.73 per share.

VALUATION ANALYSIS OF THE TRIARC COMPANIES

     Smith Barney considered the plan of decentralization and restructuring adopted by the Triarc Board calling for the retention of certain businesses and the sale and/or disposition of others, and analyzed the values of both the retained businesses and those to be disposed of, based upon, among other things, the businesses' historical and projected financial performance, cash flows and financial condition. In analyzing the potential value of the business segments, Smith Barney used a variety of techniques, including discounted cash flow, and comparison to selected public companies and selected mergers and acquisitions, as set forth below. For the purposes of determining an estimated valuation range for the Triarc Companies, Smith Barney included (i) the values of the business segments, net of any debt or other significant liabilities which were identified, (ii) Triarc's 71% ownership interest in SEPSCO, (iii) intercompany notes payable and (iv) discontinued businesses.

     Selected Public Companies Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values (as defined above) of selected companies which were deemed comparable to each of Triarc's principal business segments (the 'Triarc Comparable Companies'). Smith Barney compared the market values of the Triarc Comparable Companies as multiples of earnings, after-tax cash flow and book value. Smith Barney also compared the adjusted market values (as defined above) of the Triarc Comparable Companies as multiples of revenues, EBITDA and EBIT. All market values were based upon closing stock prices as of November 19, 1993.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase prices (purchase price is defined as the price paid for the equity of the target company) and transaction values (transaction value is defined as the purchase price plus the book value of total debt less the book value of cash and cash equivalents) in selected merger and acquisition transactions involving target companies ('Target Companies') which were deemed comparable to each of Triarc's principal business segments. Smith Barney compared the purchase prices of the Target Companies as multiples of earnings, after-tax cash flow and book value. Smith Barney also compared the transaction values of the Target Companies as multiples of revenues, EBITDA, EBIT and total assets.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected unlevered, tax-affected free cash flows of each of Triarc's principal business segments, based on assumptions as to discount rates and terminal multiples which varied for each segment.

     Based upon the above analyses, Smith Barney's estimated valuation range for the Triarc Companies (prior to adjusting for the Merger) was approximately $686 million to $820 million, or approximately $26.09 to $31.18 per share.

     Pursuant to the terms of Smith Barney's engagement, SEPSCO agreed to pay Smith Barney an opinion fee of $350,000, payable to Smith Barney upon rendering its opinion to the Special Committee. In addition, Smith Barney was entitled to receive additional compensation if the total value received by the SEPSCO Stockholders (other than Triarc and its affiliates) in the Merger increased more than $3 million from the value of the Merger Consideration contemplated by the September Memorandum. SEPSCO also has agreed to indemnify Smith Barney and related persons against certain liabilities, including liabilities under federal securities laws, arising out of Smith Barney's engagement and to reimburse Smith Barney for certain out-of-pocket expenses, which Smith Barney currently expects will aggregate approximately $80,000, incurred pursuant to its engagement.

     Smith Barney has advised SEPSCO that, in the ordinary course of business, it may actively trade equity and debt securities of SEPSCO and the Triarc Companies for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Smith Barney is a nationally recognized investment banking firm and was selected by the Special Committee based upon Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendation of the SEPSCO Board with respect to the Merger, SEPSCO Stockholders should be aware that certain members of SEPSCO's management and of the SEPSCO Board have certain interests which may present them with potential conflicts of interest in connection with the Merger. Messrs. Peltz and May are Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of SEPSCO, Triarc and Mergerco and Leon Kalvaria is the Vice Chairman of each of SEPSCO, Triarc and Mergerco. Three of SEPSCO's five directors (Messrs. Peltz and May and Leon Kalvaria) are also directors of Triarc. The two other SEPSCO directors (Messrs. Schwab and MacGregor), who, as the only members of the SEPSCO Board who are not also Triarc directors, were designated members of the SEPSCO Special Committee to review the merger proposal from Triarc, have served as directors of other corporations affiliated with Messrs. Peltz and May. All of the Mergerco's directors are directors of both Triarc and SEPSCO. Substantially all of the executive officers of Triarc and Mergerco are also executive officers of SEPSCO.

     SEPSCO Stockholders should note that if the Merger is consummated, the District Court will permanently bar and enjoin the institution or prosecution by the Plaintiff and his counsel, either directly or derivatively, SEPSCO and the SEPSCO Stockholders, and any of their respective representatives, trustees, successors, heirs, executors, administrators and assigns, of all claims, rights or causes of action, they now have or ever had whether known or unknown or suspected to exist which were or could have been asserted in the Ehrman Litigation, or in any other court or forum, in connection with, arising out of, or in any way relating to any acts, facts, transactions, omissions or other subject matters set forth, alleged, embraced, or otherwise referred to in the Ehrman Litigation, the Complaint or the Settlement Agreement, against the Released Persons. The Released Persons include each current or former director and officer of SEPSCO and Triarc, including each current member of the SEPSCO Board and the SEPSCO Special Committee, as well as each subsidiary of Triarc and SEPSCO. The Released Persons also include Insurance Risk Management, Inc. ('IRM'), Security Management Corp. ('SMC') and NVF and their respective current and former officers and directors and financial and legal advisors. Each of IRM, SMC and NVF is believed to be an affiliate of Victor Posner, SEPSCO's former Chairman, President and Chief Executive Officer.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                         PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated Triarc Companies balance sheet as of October 31, 1993 (the 'Triarc Companies Pro Forma Balance Sheet') and pro forma condensed consolidated Triarc Companies statements of operations for Fiscal 1993 and the six months ended October 31, 1993 (the 'Triarc Companies Pro Forma Statements of Operations' and collectively with the Triarc Companies Pro Forma Balance Sheet, the 'Triarc Companies Pro Forma Financial Statements') have been prepared by adjusting the Triarc Companies historical condensed consolidated balance sheet as of October 31, 1993 and consolidated statements of operations for Fiscal 1993 and the six months ended October 31, 1993 appearing elsewhere herein. The historical financial statements
(i) have been adjusted, as applicable, to give effect to (a) the salaries and related employment benefits of the new chief executive officers of RC Cola, Arby's and National Propane (the 'CEO Compensation'), (b) the Refinancing and the RC/Arby's Refinancing, (c) the sale of the utility and municipal services business segment of SEPSCO and related use of proceeds (collectively with the CEO Compensation, the Refinancing and the RC/Arby's Refinancing, the 'Completed Transactions'), and (ii) have been further adjusted to give effect to the Merger, as if such transactions had occurred as of October 31, 1993 for the Triarc Companies Pro Forma Balance Sheet and as of May 1, 1992 for the Triarc Companies Pro Forma Statements of Operations. Such pro forma adjustments are described in the accompanying notes to the Triarc Companies Pro Forma Financial Statements which should be read in conjunction with the Triarc Companies Pro Forma Financial Statements. Such Triarc Companies Pro Forma Financial Statements should also be read in conjunction with the Triarc Companies consolidated financial statements and notes thereto appearing elsewhere herein. The Triarc Companies Pro Forma Financial Statements do not purport to be indicative of the actual financial position or results of operations of Triarc Companies had such transactions actually been consummated on October 31, 1993 and May 1, 1992, respectively, or of the future financial position or future results of operations of Triarc Companies which will result from the consummation of such transactions.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 1993
                                  (UNAUDITED)

                                                                                       ADJUSTMENTS
                                                                       ADJUSTMENTS       FOR THE
                                                                         FOR THE       MERGER AND
                                                               AS       COMPLETED      SETTLEMENT
                                                            REPORTED   TRANSACTIONS     AGREEMENT      PRO FORMA
                                                            --------   -----------     -----------     ---------
                                                                               (IN THOUSANDS)
                          ASSETS
Current assets:
     Cash and equivalents.................................  $ 87,178    $  42,841(a)    $  (1,000)(c)  $125,834
                                                                             (185)(b)      (3,000)(d)
     Receivables, net.....................................   109,122                                    109,122
     Inventories..........................................   114,661                                    114,661
     Deferred income taxes................................    22,632                                     22,632
     Net current assets of discontinued operations .......    33,062      (33,062)(a)                        --
     Other current assets.................................    29,596                                     29,596
                                                            --------   -----------     -----------     ---------
          Total current assets............................   396,251        9,594          (4,000)      401,845
                                                            --------   -----------     -----------     ---------
Restricted cash and equivalents of insurance operations...    27,062                                     27,062
Properties, net...........................................   242,463                                    242,463
Unamortized costs in excess of net assets of acquired
  companies...............................................   184,115                       25,797(c)    209,912
Net non-current assets of discontinued operations ........    15,822                                     15,822
Other assets..............................................    47,726                                     47,726
                                                            --------   -----------     -----------     ---------
                                                            $913,439    $   9,594       $  21,797      $944,830
                                                            --------   -----------     -----------     ---------
                                                            --------   -----------     -----------     ---------
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt....................  $ 38,834    $               $              $ 38,834
     Accounts payable.....................................    48,178                                     48,178
     Accrued facilities relocation and corporate
       restructuring costs................................    35,970                                     35,970
     Other current liabilities............................    75,574                       (3,000)(d)    72,574
     Net current liabilities of discontinued operations...        --        9,779(a)                      9,594
                                                                             (185)(b)
                                                            --------   -----------     -----------     ---------
          Total current liabilities.......................   198,556        9,594          (3,000)      205,150
                                                            --------   -----------     -----------     ---------
Long-term debt............................................   540,355                                    540,355
Insurance loss reserves...................................    86,277                                     86,277
Deferred income taxes.....................................    41,404                                     41,404
Deposits and other liabilities............................    12,148                                     12,148
Minority interests........................................    27,654                      (27,654)(c)        --
Redeemable preferred stock, $12 stated value..............    71,794                                     71,794
Stockholders' equity (deficit):
     Class A common stock, $.10 par value.................     2,842                          269(c)      3,111
     Additional paid-in capital...........................    56,338                       55,932(c)    112,270
     Accumulated deficit..................................   (35,868)                      (3,750)(c)   (39,618)
     Class A common shares in treasury....................   (80,109)                                   (80,109)
     Other................................................    (7,952)                                    (7,952)
                                                            --------   -----------     -----------     ---------
          Total stockholders' equity (deficit)............   (64,749)          --          52,451       (12,298)
                                                            --------   -----------     -----------     ---------
                                                            $913,439    $   9,594       $  21,797      $944,830
                                                            --------   -----------     -----------     ---------
                                                            --------   -----------     -----------     ---------

                                                        (footnotes on next page)

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET -- (CONTINUED)

(a) To record the October 15, 1993 sale of the tree maintenance services operations of the utility and municipal services business segment of SEPSCO for cash of $69,600,000 and liabilities assumed by the buyers of $5,000,000 and the related payment of $24,136,000 of capitalized leases secured by assets sold and estimated income taxes and expenses of $2,623,000. The liabilities assumed, capitalized leases repaid and estimated expenses were included in current net assets of discontinued operations. This adjusting entry as well as the entry in (b) are necessary since the Triarc Companies October 31 consolidation includes the August 31 accounts of SEPSCO.

(b) To record the October 7, 1993 sale of the construction related operations of the utility and municipal services business segment of SEPSCO for a nominal amount of cash and the payment of $2,000,000 to be used to cover the buyer's short-term operating losses and working capital requirements. SEPSCO is entitled to deferred purchase price adjustments, of which $1,815,000 had been received through December 31, 1993. Subsequent to December 31, 1993, SEPSCO expects to receive additional net purchase price adjustments of $555,000, consisting of proceeds from the sale of fixed assets and collections of receivables of $1,645,000 partially offset by capital lease repayments of $1,090,000.


(c) To record (i) the issuance of 2,691,822 shares of Triarc Class A Common Stock at an assumed issue price of $21.25 per share (the closing price per share on March 2, 1994 as reported on the NYSE consolidated transaction system) net of estimated Triarc expenses of $1,000,000, in exchange for all of the shares of SEPSCO Common Stock owned by stockholders other than Triarc Companies, and (ii) the resulting elimination of Triarc's $27,654,000 minority interest and the related $25,797,000 increase in 'Unamortized costs in excess of net assets of acquired companies' ('Goodwill') based on preliminary evaluations of purchase accounting (the final purchase accounting may allocate certain of the purchase price to assets other than Goodwill.) The increase in Goodwill is net of $3,750,000, which is considered to be the portion of the merger consideration which represents the settlement of the Ehrman Litigation. Such amount has been charged to 'Accumulated deficit', and has no tax benefit.


(d) To record Triarc Companies' payment of $3,000,000 of estimated expenses related to the settlement of the Ehrman Litigation, all of which had been previously accrued.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                      FISCAL YEAR ENDED APRIL 30, 1993
                                                           ------------------------------------------------------
                                                                                       ADJUSTMENTS
                                                                       ADJUSTMENTS       FOR THE
                                                                         FOR THE       MERGER AND
                                                               AS       COMPLETED      SETTLEMENT
                                                            REPORTED   TRANSACTIONS     AGREEMENT      PRO FORMA
                                                           ----------  -----------     -----------     ----------
Revenues.................................................. $1,058,274    $    --         $    --       $1,058,274
Costs and expenses:
  Cost of sales...........................................    766,795                                     766,795
  Selling, general and administrative expenses............    203,662      3,236(a)        1,032(d)       207,930
  Facilities relocation and corporate restructuring.......     43,000                                      43,000
  Provision for doubtful accounts from affiliates.........     10,358                                      10,358
                                                           ----------  -----------     -----------     ----------
                                                            1,023,815      3,236           1,032        1,028,083
                                                           ----------  -----------     -----------     ----------
     Operating profit.....................................     34,459     (3,236)         (1,032)          30,191
                                                           ----------  -----------     -----------     ----------
Interest expense..........................................    (72,830)      (888)(b)                      (73,718)
Other expense, net........................................       (920)                                       (920)
                                                           ----------  -----------     -----------     ----------
                                                              (73,750)      (888)                         (74,638)
                                                           ----------  -----------     -----------     ----------
     Loss from continuing operations before income taxes
       and minority interests.............................    (39,291)    (4,124)         (1,032)         (44,447)
Benefit from (provision for) income taxes.................     (8,608)     1,485(c)                        (7,123)
                                                           ----------  -----------     -----------     ----------
                                                              (47,899)    (2,639)         (1,032)         (51,570)
Minority interests in net losses..........................      3,350                     (1,894) (e)       1,456
                                                           ----------  -----------     -----------     ----------
     Loss from continuing operations...................... $  (44,549)   $(2,639)        $(2,926)      $  (50,114)
                                                           ----------  -----------     -----------     ----------
                                                           ----------  -----------     -----------     ----------
     Loss from continuing operations per share(f)......... $    (1.73)                                 $    (2.36)
                                                           ----------                                  ----------
                                                           ----------                                  ----------

                                                  (Table continued on next page)

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
    PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

(Table continued from previous page)

                                                                                     SIX MONTHS ENDED OCTOBER 31, 1993
                                                                             --------------------------------------------------
                                                                                                       ADJUSTMENTS
                                                                                         ADJUSTMENTS     FOR THE
                                                                                           FOR THE      MERGER AND
                                                                                AS        COMPLETED     SETTLEMENT
                                                                             REPORTED    TRANSACTIONS   AGREEMENT    PRO FORMA
                                                                             --------    ------------  ------------  ----------
Revenues..................................................................   $521,470      $     --      $     --     $521,470
Costs and expenses:
  Cost of sales...........................................................    368,757                                  368,757
  Selling, general and administrative expenses............................    130,460           261(a)        516(d)   131,237
                                                                             --------    ------------  ------------  ----------
                                                                              499,217           261           516      499,994
                                                                             --------    ------------  ------------  ----------
     Operating profit.....................................................     22,253          (261)         (516)      21,476
                                                                             --------    ------------  ------------  ----------
Interest expense..........................................................    (32,924)         (954)(b)                (33,878)
Other expense, net........................................................     (2,256)                                  (2,256)
                                                                             --------    ------------  ------------  ----------
                                                                              (35,180)         (954)                   (36,134)
                                                                             --------    ------------  ------------  ----------
     Income from continuing operations before income taxes and minority
       interests..........................................................    (12,927)       (1,215)         (516)     (14,658)
Benefit from (provision for) income taxes.................................     (6,354)          438(c)                  (5,916)
                                                                             --------    ------------  ------------  ----------
                                                                              (19,281)         (777)         (516)     (20,574)
Minority interests in net income..........................................       (347)                        347(e)        --
                                                                             --------    ------------  ------------  ----------
     Loss from continuing operations......................................   $(19,628)     $   (777)     $   (169)    $(20,574)
                                                                             --------    ------------  ------------  ----------
                                                                             --------    ------------  ------------  ----------
     Loss from continuing operations per share(f).........................   $  (1.06)                                $   (.98)
                                                                             --------                                ----------
                                                                             --------                                ----------

                                                        (footnotes on next page)

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
    PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)
                                  (UNAUDITED)

(footnotes from previous page)

 (a) Reflects salaries and related employment benefits including bonuses for the new chief executive officers of RC Cola, Arby's and National Propane and the annual accretion of fair value of restricted common stock grants for the chief executive officers of each of Triarc's four core businesses for Fiscal 1993 and, to the extent not included in the historical results, for the six months ended October 31, 1993.

 (b) Represents additions to (reductions in) interest expense as follows:

                                                                                              SIX MONTHS
                                                                           YEAR ENDED           ENDED
                                                                         APRIL 30, 1993    OCTOBER 31, 1993
                                                                         --------------    ----------------
                                                                                   (IN THOUSANDS)
Repayment of Step-up Notes............................................      $     --           $ (7,585)
Repayment of AFC Exchange Agreement, Note and Loans...................       (26,385)            (1,120)
Repayment of term loans...............................................        (3,696)            (1,274)(1)
Repayment of accounts receivable financing and other debt.............        (7,008)            (1,608)(1)
Repayment of $9.0 million of RC/Arby's 16 7/8% Subordinated Debentures due 1996 (the '16 7/8% Debentures') and $1.0 million of RC/Arby's
  16 1/4% Senior Subordinated Debentures due 1996.....................        (1,673)              (520)
Issuance of 9 3/4% Senior Notes.......................................        26,813              9,806
Issuance of Graniteville Credit Facility (borrowings of $153,570,000
  and $152,616,000 respectively)......................................        12,257              3,090
Increase in amortization of deferred financing costs..................           580                165
                                                                         --------------        --------
                                                                            $    888           $    954
                                                                         --------------        --------
                                                                         --------------        --------
- ---------------
(1)  Includes  interest on  the Term  Loan and  Revolving Loan  of the
    Graniteville   Credit   Facility   of   $654,000   and   $789,000,
    respectively.

 (c) To record the aggregate tax effect of the pre-tax entries at 36%.

 (d) To record additional amortization relating to the exchange of Triarc Class A Common Stock for the SEPSCO Common Stock owned by stockholders other than Triarc Companies. The $25,797,000 of additional Goodwill has been amortized over an estimated average of 25 years. The 25 year weighted average reflects the preliminary evaluation of purchase accounting whereas the final purchase accounting may allocate certain of the purchase price to assets for which the amortization period would be less than the remaining 30 year life for Goodwill.

 (e) To eliminate the minority interest in the loss from continuing operations of SEPSCO due to the assumed acquisition pursuant to the Merger Agreement of all the SEPSCO Common Stock owned by stockholders other than Triarc Companies.

 (f) The loss from continuing operations per share is determined by dividing the loss from continuing operations less preferred stock dividend requirements (pro forma for Fiscal 1993 as if the Redeemable Convertible Preferred Stock was issued as of May 1, 1992 and historical for the six months ended October 31, 1993) by the weighted average common shares outstanding. The weighted average common shares outstanding were determined as follows:

                                                                                              SIX MONTHS
                                                                           YEAR ENDED           ENDED
                                                                         APRIL 30, 1993    OCTOBER 31, 1993
                                                                         --------------    ----------------
                                                                                   (IN THOUSANDS)
Historical............................................................       25,808             21,239
Effect of the issuance of 833,332 shares of Triarc Class A Common
  Stock in the Equity Transactions....................................          817                 --
Effect of the acquisition by Triarc of 5,982,866 shares of Triarc
  Class A Common Stock in the Equity Transactions.....................       (5,868)                --
Effect of grant of 268,000 shares of restricted Triarc Class A Common
  Stock issued in connection with the Restructuring...................          263                 --
Effect of the issuance of 2,691,822 shares of Triarc Class A Common
  Stock in the Merger.................................................        2,692              2,692
                                                                            -------            -------
Pro forma.............................................................       23,712             23,931
                                                                            -------            -------
                                                                            -------            -------

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                         PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated SEPSCO balance sheet as of November 30, 1993 (the 'SEPSCO Pro Forma Balance Sheet') and pro forma condensed consolidated SEPSCO statements of operations for the fiscal year ended February 28, 1993 and the nine months ended November 30, 1993 (the 'SEPSCO Pro Forma Statements of Operations' and collectively with the SEPSCO Pro Forma Balance Sheet, the 'SEPSCO Pro Forma Financial Statements' have been prepared by adjusting the SEPSCO historical condensed consolidated balance sheet as of November 30, 1993 and consolidated statements of operations for the fiscal year ended February 28, 1993 and the nine months ended November 30, 1993 appearing elsewhere herein. The historical financial statements have been adjusted, as applicable, to give effect to (i) the sale of the construction related operations of the utility and municipal services business segment and (ii) have been further adjusted to give effect to the Merger and the payment of expenses related to the settlement of the Ehrman Litigation in connection with the Merger and Settlement Agreement as if such transactions had occurred as of November 30, 1993 for the SEPSCO Pro Forma Balance Sheet and as of March 1, 1992 for the SEPSCO Pro Forma Statements of Operations. Such pro forma adjustments are described in the accompanying notes to the SEPSCO Pro Forma Financial Statements which should be read in conjunction with the SEPSCO Pro Forma Financial Statements. The SEPSCO Pro Forma Financial Statements should also be read in conjunction with the SEPSCO consolidated financial statements included elsewhere herein. The SEPSCO Pro Forma Financial Statements do not purport to be indicative of the actual financial position or results of operations of SEPSCO had such transactions actually been consummated on November 30, 1993 or March 1, 1992, respectively, or of the future financial position or results of operations of SEPSCO which will result from the consummation of such transactions.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               NOVEMBER 30, 1993
                                  (UNAUDITED)

                                                                                        ADJUSTMENTS
                                                                        ADJUSTMENTS       FOR THE
                                                                          FOR THE       MERGER AND
                                                                         COMPLETED      SETTLEMENT
                                                         AS REPORTED    TRANSACTIONS     AGREEMENT        PRO FORMA
                                                         -----------    ------------    -----------       ---------
                        ASSETS
Current assets:
    Cash and equivalents..............................    $  41,111         $300(a)      $  (1,000)(b)    $ 40,411
    Receivables, net..................................        3,884                                          3,884
    Inventories.......................................          888                                            888
    Deferred income tax benefit.......................        1,062                                          1,062
    Other current assets..............................          534                                            534
                                                         -----------       -----        -----------       ---------
         Total current assets.........................       47,479          300            (1,000)         46,779
                                                         -----------       -----        -----------       ---------
Properties, net.......................................        7,298                                          7,298
Note receivable from Triarc...........................       26,538                                         26,538
Investments in affiliates.............................       68,033                                         68,033
Unamortized costs in excess of net assets of acquired
  companies...........................................       --                             25,797(c)       25,797
Deferred income tax benefit...........................          528                                            528
Other assets..........................................        2,483                                          2,483
Net non-current assets of discontinued operations.....       18,771                                         18,771
                                                         -----------       -----        -----------       ---------
                                                          $ 171,130          300         $  24,797        $196,227
                                                         -----------       -----        -----------       ---------
                                                         -----------       -----        -----------       ---------
                   LIABILITIES AND
                 STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt.................    $   9,287         $            $                $  9,287
    Accounts payable..................................        8,690                                          8,690
    Accrued expenses..................................        4,190                         (1,000)(b)       3,190
    Net current liabilities of discontinued
       operations.....................................        3,406          300(a)                          3,706
                                                         -----------       -----        -----------       ---------
         Total current liabilities....................       25,573          300            (1,000)         24,873
                                                         -----------       -----        -----------       ---------
Long-term debt........................................       50,501                                         50,501
Other liabilities.....................................        1,484                                          1,484
Commitments and contingencies
Stockholders' equity:
    Series B convertible preferred stock, $50 par
       value..........................................           24                                             24
    Common stock, $1.00 par value.....................       11,896                                         11,896
    Capital in excess of par value....................       90,539                         25,797(c)      116,336
    Accumulated deficit...............................       (8,021)                                        (8,021 )
                                                         -----------       -----        -----------       ---------
                                                             94,438                         25,797         120,235
    Common shares in treasury.........................         (866)                                          (866 )
                                                         -----------       -----        -----------       ---------
         Total stockholders' equity...................       93,572                         25,797         119,369
                                                         -----------       -----        -----------       ---------
                                                          $ 171,130         $300         $  24,797        $196,227
                                                         -----------       -----        -----------       ---------
                                                         -----------       -----        -----------       ---------

- ------------
(a) To record an increase to cash relating to the October 7, 1993 sale of the construction related operations of the utility and municipal services business segment. Such operations were sold for a nominal amount of cash and the payment of $2,000,000 to be used to cover the buyer's short-term operating losses and working capital requirements. SEPSCO is entitled to deferred purchase price adjustments, of which $1,515,000 had been received through November 30, 1993, the balance sheet date, and of which $1,815,000 had been received through December 31, 1993. Subsequent to December 31, 1993, SEPSCO expects to receive additional purchase price adjustments of $555,000, consisting of proceeds from the sale of fixed assets and collections of receivables of $1,645,000 partially offset by capital lease repayments of $1,090,000.
(b) To record SEPSCO's payment of $1,000,000 of estimated expenses related to the settlement of the Ehrman Litigation, all of which had been previously accrued for.
(c) To record the increases in 'Unamortized costs in excess of net assets of acquired companies' ('Goodwill') and 'Capital in excess of par value' resulting from the assumed pushdown of such unamortized costs in excess of net assets of acquired companies to SEPSCO from Triarc based on preliminary evaluations of purchase accounting (the final purchase accounting may allocate certain of the purchase price to assets other than Goodwill).

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                              FISCAL YEAR ENDED FEBRUARY 28, 1993
                                                                              ------------------------------------
                                                                                          ADJUSTMENTS
                                                                                            FOR THE
                                                                                          MERGER AND
                                                                                 AS       SETTLEMENT
                                                                              REPORTED     AGREEMENT     PRO FORMA
                                                                              --------    -----------    ---------
Net sales..................................................................   $ 28,520      $            $ 28,520
                                                                              --------                   ---------
Cost and expenses:
     Cost of sales.........................................................     22,604                     22,604
     Selling, general and administrative expenses..........................      2,282        1,032(a)      3,314
                                                                              --------    -----------    ---------
                                                                                24,886        1,032        25,918
                                                                              --------    -----------    ---------
          Operating profit.................................................      3,634       (1,032)        2,602
                                                                              --------    -----------    ---------
Other income (expense):
     Interest expense......................................................    (13,901)                   (13,901)
     Equity in earnings of affiliates before cumulative effect of changes
       in accounting principles and extraordinary items of affiliate.......     12,161                     12,161
     Interest income from Triarc...........................................      7,336                      7,336
     Gain on sale of marketable security...................................      6,000                      6,000
     Other, net............................................................       (987)                      (987)
                                                                              --------                   ---------
                                                                                10,609                     10,609
                                                                              --------                   ---------
Income from continuing operations before income taxes, cumulative effect of
  changes in accounting principles and extraordinary items of affiliate....     14,243       (1,032)       13,211
Provision for income taxes.................................................     (1,671)                    (1,671)
                                                                              --------    -----------    ---------
Income from continuing operations before equity in cumulative effect of
  changes in accounting principles and extraordinary items of affiliate....   $ 12,572      $(1,032)     $ 11,540
                                                                              --------    -----------    ---------
                                                                              --------    -----------    ---------
Income from continuing operations per share(b).............................      $1.08                      $1.39
                                                                                    (Table continued on next page)

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                             NINE MONTHS ENDED NOVEMBER 30, 1993
                                                                         -------------------------------------------
                                                                                      ADJUSTMENTS
                                                                                        FOR THE
                                                                                       MERGER AND
                                                                            AS         SETTLEMENT
                                                                         REPORTED      AGREEMENT         PRO FORMA
                                                                         --------    --------------    -------------
Net sales.............................................................   $19,760         $                $19,760
                                                                         --------                      -------------
Costs and expenses:
     Cost of sales....................................................    16,408                           16,408
     Selling, general and administrative expenses.....................     2,998            774(a)          3,772
                                                                         --------        ------        -------------
                                                                          19,406            774            20,180
                                                                         --------        ------        -------------
          Operating profit (loss).....................................       354           (774)             (420)
                                                                         --------        ------        -------------
Other income (expense):
     Interest expense.................................................    (7,521)                         (7,521)
     Equity in earnings of affiliates before cumulative effect of
       changes in accounting principles...............................     4,310                            4,310
     Interest income from Triarc......................................     3,141                            3,141
     Other............................................................      (892)                           (892)
                                                                         --------                      -------------
                                                                            (962)                           (962)
                                                                         --------                      -------------
Loss from continuing operations before income taxes and cumulative
  effect of changes in accounting principles..........................      (608)         (774)           (1,382)
Benefit from income taxes.............................................     1,791                            1,791
                                                                         --------        ------        -------------
Income from continuing operations before cumulative effect of changes
  in accounting principles............................................   $ 1,183         $ (774)          $   409
                                                                         --------        ------        -------------
                                                                         --------        ------        -------------
Income from continuing operations per share(b)........................      $.10                             $.05

- ------------
(a) To record amortization relating to the exchange of Triarc Class A Common Stock for the SEPSCO Common Stock owned by stockholders other than Triarc Companies. The $25,797,000 of additional Goodwill has been amortized over an estimated average of 25 years. The 25 year weighted average reflects the preliminary evaluation of purchase accounting whereas the final purchase accounting may allocate certain of the purchase price to assets for which the amortization period would be less than the remaining 30 year life for Goodwill.
(b) The income from continuing operations per share is determined by dividing the income from continuing operations less preferred stock dividend requirements by the weighted average common shares outstanding (11,655,067 shares for historical and 8,290,289 shares for pro forma after giving effect to the exchange of 3,364,778 shares of SEPSCO Common Stock for Triarc Class A Common Stock in connection with the Merger).

                              THE MERGER AGREEMENT

GENERAL

     The terms of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement-Prospectus and incorporated herein by reference. Statements in this Proxy Statement-Prospectus with respect to the terms of the Merger are qualified in their entirety by reference to the Merger Agreement. SEPSCO Stockholders are urged to read the full text of the Merger Agreement.

     Under the Merger Agreement, if the Merger is approved by the SEPSCO Stockholders and becomes effective, Mergerco will merge with and into SEPSCO, and SEPSCO, as the Surviving Corporation in the Merger, will continue its corporate existence under the laws of Delaware under the name 'Southeastern Public Service Company.' The Surviving Corporation will be a wholly owned subsidiary of Triarc.

EFFECTIVE TIME OF MERGER

     The Effective Time of the Merger will be at the time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with applicable Delaware law. It is presently anticipated that the filing of the Certificate of Merger will be made as soon as practicable after the conclusion of the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver, where permissible, of the conditions set forth in the Merger Agreement. See ' -- Conditions to the Merger.'

CONVERSION OF STOCK

     At the Effective Time, each outstanding share of SEPSCO Common Stock (other than shares of SEPSCO Common Stock owned by Triarc or a subsidiary of Triarc, which will be cancelled) automatically will be converted into the right to receive 0.8 of a share of Triarc Class A Common Stock.

     At  the  Effective  Time,  each  share  of  SEPSCO  Preferred  Stock   will
automatically be cancelled.

     Upon the Effective Time, holders of shares of SEPSCO Common Stock and shares of SEPSCO Preferred Stock will have no continuing interests in or rights as stockholders of SEPSCO.

     Each share of Mergerco's common stock, par value $1.00 per share ('Mergerco Common Stock'), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Triarc, be converted into and become one share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

     Only holders  of shares  of SEPSCO  Preferred Stock  have the  right  under
Section 262 to dissent from the Merger and obtain an appraisal of the fair value of such shares pursuant to Section 262 if the Merger is consummated. However, because Triarc holds all outstanding shares of SEPSCO Preferred Stock and has agreed to vote such shares for the adoption of the Merger Agreement, it will not be able to exercise its appraisal rights under Section 262.

PAYMENT FOR SEPSCO COMMON STOCK

     In order to receive the Merger Consideration, each holder of certificates (each, a 'Certificate') theretofore representing shares of SEPSCO Common Stock will be required to surrender his or her Certificate or Certificates, together with a duly executed and properly completed letter of transmittal and any other required documents, to Harris Trust Company of New York, which has been appointed by Triarc as the Exchange Agent. Upon receipt of such Certificate or Certificates, together with a duly executed and properly completed letter of transmittal and any other required documents from a holder of SEPSCO Common Stock, the Exchange Agent will arrange for the issuance and delivery to the person or persons entitled thereto of a certificate or certificates representing that number of whole shares of Triarc Class A Common Stock equal to 0.8 multiplied by the number of shares of SEPSCO Common Stock represented by the surrendered Certificate or Certificates. Shares of Triarc Class A Common Stock will be issued only in whole shares. Former holders of shares of SEPSCO Common

Stock will not be entitled to receive fractions of shares of Triarc Class A Common Stock ('Fractional Shares') but, instead, will be entitled to receive promptly from the Exchange Agent a cash payment in lieu of Fractional Shares in an amount equal to such former holder's proportionate interest in the net proceeds from the sale in the open market by the Exchange Agent, on behalf of all such former holders, of the aggregate Fractional Shares.

     No dividends or other distributions that are otherwise payable on the shares of Triarc Class A Common Stock issued in connection with the Merger will be paid to the holder of any unsurrendered Certificate until such Certificate is properly surrendered to the Exchange Agent. However, upon the proper surrender of such Certificate to the Exchange Agent (i) there shall be paid to the person in whose name the shares of Triarc Class A Common Stock constituting Merger Consideration are issued the amount of any dividends that shall have become payable with respect to such shares of Triarc Class A Common Stock between the Effective Time of the Merger and the time of such surrender and (ii) at the appropriate payment date or as soon thereafter as practicable, there shall be paid to such person the amount of any dividends on such shares of Triarc Class A Common Stock that shall have a record or due date prior to such surrender and a payment date after such surrender, subject in each such case to (x) deduction therefrom of any amount required by applicable law to be withheld, and (y) any applicable escheat laws or unclaimed property laws. On proper surrender of a Certificate, no interest shall be payable with respect to the payment of such dividends and no interest shall be payable with respect to the amount of any cash payable in lieu of a fractional share of Triarc Class A Stock.

     If the Merger Consideration is to be paid to a person other than the registered holder of the Certificates surrendered, it is a condition of such issuance that the Certificate or Certificates so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment or issuance either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance to a person other than the registered owner of the Certificate or Certificates surrendered or shall establish to the satisfaction of Triarc that such tax has been paid or is not applicable.

     The Exchange Agent will send instructions to holders of SEPSCO Common Stock with regard to the procedure for surrendering Certificates in exchange for the Merger Consideration, together with a letter of transmittal to be used for this purpose, as promptly as practicable after the Effective Time. Holders of SEPSCO Common Stock should surrender Certificates only with a letter of transmittal.

     SEPSCO STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS

     The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of SEPSCO and By-laws of Mergerco, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, except that at the Effective Time Article Fourth of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: 'The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.' The Merger Agreement also provides that the officers of SEPSCO and directors of Mergerco at the Effective Time shall be the initial officers and directors of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by law.

CONDITIONS TO THE MERGER

     The obligations of each of Triarc, Mergerco and SEPSCO to consummate the Merger are subject to fulfillment of the following conditions at or prior to the Effective Time: (i) the Merger Agreement shall have been adopted by the Required Stockholder Vote, (ii) the Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall have been issued or proceeding for such purpose instituted or threatened; (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prevents or materially restricts consummation of the Merger, (iv) the District Court shall have entered a Final Order approving the Settlement Agreement and the Settlement Terms and Conditions set forth therein and dismissing the Ehrman Litigation on the merits with prejudice (the 'Settlement Condition'), (v) the shares of Triarc Class A Common Stock to be issued as Merger Consideration shall have been approved for listing on each stock exchange located in the United States of America upon which the shares of Triarc Class A Common Stock are then listed, subject to official notice of issuance, and (vi) Smith Barney shall not have withdrawn or in any material way modified or amended its opinion with respect to the fairness from a financial point of view of the Merger Consideration to the Public Stockholders.

     The obligation of SEPSCO to effect the Merger is subject to fulfillment of the following additional conditions at or prior to the Effective Time: (i) Triarc and Mergerco shall have performed their agreements contained in the Merger Agreement in all material respects, (ii) except as contemplated by the Merger Agreement, the representations and warranties of Triarc and Mergerco set forth in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such date, unless stated in the Merger Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such date and (iii) since the date of the Merger Agreement, there shall not have been (a) any material adverse change, or any development, not in the ordinary course of business, which is likely to result in a material adverse change in the business, assets, financial condition or the results of operations of Triarc and its subsidiaries (excluding SEPSCO and its subsidiaries), taken as a whole; (b) any change in accounting methods, principles or practices by Triarc materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (c) any damage, destruction or loss which, after taking into account any insurance proceeds with respect thereto, would have a material adverse effect on the business, assets, properties, financial condition or results of operations of Triarc and its subsidiaries (excluding SEPSCO and its subsidiaries) taken as a whole.

     The obligations of Triarc and Mergerco to effect the Merger are subject to fulfillment of the following additional conditions at or prior to the Effective
Time: (i) subject to the Control Agreement (as defined below under ' -- Certain Agreements Pending the Merger -- Agreements of Triarc'), SEPSCO shall have performed its agreements under the Merger Agreement in all material respects;
(ii) except as contemplated by the Merger Agreement, the representations and warranties of SEPSCO shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such date, unless stated in the Merger Agreement to be true on and as of such date, in which event such representation and warranty shall have been true in all material respects on and as of such date; (iii) there shall not have occurred and be continuing (a) any general suspension of trading in, or limitation on prices for, securities on the NYSE or any exchange on which the shares of Triarc Class A Common Stock are listed for trading (b) a declaration of banking moratorium or suspension of payments of banks generally in the United States, whether or not mandatory, (c) certain wars or other international or national calamities materially affecting the United States which commenced after the date of the Merger Agreement, (d) any limitation, whether or not mandatory, by any governmental authority on, or other event reasonably likely to affect extension of credit by banks or other lending institutions in the United States, or (e) any other material adverse change in the United States securities or financial markets, which material adverse change shall be deemed to have occurred if the closing Standard and Poor's 500 Stock Index (the 'S&P 500 Index') on the business day immediately preceding the day on which the Special Meeting is held at which the vote on the Merger Agreement is taken, is at least 12% less than the closing S&P 500 Index on the business day immediately preceding the date of the Merger Agreement; (iv) there shall not have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Merger by any domestic legislative body, court, government or governmental, administrative or regulatory authority or agency (a) restraining or preventing the carrying out of the transactions contemplated by the Merger Agreement (b) prohibiting Triarc's ownership or operation of all or any material portion of its or SEPSCO's businesses or assets, or compelling Triarc to dispose of or hold separate all or any material portion of Triarc's or SEPSCO's businesses or assets as a result of the transactions contemplated by the Merger Agreement; (c) making acquisition of the shares of SEPSCO Common Stock pursuant to the Merger illegal; (d) prohibiting

Triarc effectively from acquiring or holding or exercising full rights of ownership of the shares of SEPSCO Common Stock, including, without limitation, the right to vote the shares of SEPSCO Common Stock acquired by it pursuant to the Merger, on all matters properly presented to the stockholders of SEPSCO; (e) prohibiting Triarc or any of its subsidiaries or affiliates from effectively controlling in any material respect the businesses or operations of SEPSCO, Triarc or their respective subsidiaries; or (f) which would impose any condition which would materially adversely affect the business of SEPSCO or (as a condition of consummating the transactions contemplated by the Merger Agreement) the business of Triarc and its subsidiaries (excluding SEPSCO and its subsidiaries) taken as a whole; (v) there shall not have been any federal income tax changes (including any legislation, regulation, or judicial or administrative interpretations) adopted, or proposed by the United States Treasury Department or by the Chairman or ranking minority member of either the Ways and Means Committee (the 'Ways and Means Committee') of the United States House of Representatives (the 'House') or the Finance Committee (the 'Finance Committee') of the United States Senate (the 'Senate'), or favorably reported to either the full House or Senate by the Ways and Means Committee or the Finance Committee, on or subsequent to the date of the Merger Agreement that would make consummation of the Merger impracticable; (vi) the SEPSCO Board shall not have withdrawn or modified its position with respect to the Merger; (vii) except actions taken by SEPSCO in connection with its decision to sell substantially all of its businesses and assets as they exist on the date of the Merger Agreement, and the restatement of SEPSCO's 1993 audited consolidated financial statements and unaudited quarterly consolidated financial statements to reflect the discontinuance of such businesses and assets, since the date of the Merger Agreement, since the date of the Merger Agreement there shall not have been (a) any material adverse change, or any development, not in the ordinary course of business, which is likely to result in a material adverse change in the business, assets, financial condition or the results of operations of SEPSCO and its subsidiaries, taken as a whole; (b) any change in accounting methods, principles or practices by SEPSCO materially adversely affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (c) any damage, destruction or loss which, after taking into account any insurance coverage proceeds received with respect thereto, would have a material adverse effect on the business, assets, properties, financial condition or results of operations of SEPSCO and its subsidiaries taken as a whole; and (viii) the Final Order approving the Settlement Agreement shall have become final and non-appealable.

CERTAIN AGREEMENTS PENDING THE MERGER

AGREEMENT OF SEPSCO

     In the Merger Agreement, SEPSCO has agreed that, prior to the Effective Time, unless Triarc otherwise agrees, or as otherwise contemplated by the Merger Agreement, neither SEPSCO nor any subsidiary of SEPSCO shall (i) amend its certificate of incorporation or by-laws, (ii) change the number of authorized or outstanding shares of its capital stock, from the number authorized and outstanding on the date of the Merger Agreement, (iii) declare, set aside or pay any dividend or other distribution, or make any payment in cash, stock or property, in respect of any shares of its capital stock, except for regular dividends and/or distributions declared and/or paid (a) by any subsidiary of SEPSCO to SEPSCO or to any other subsidiary of SEPSCO, or (b) on the outstanding shares of SEPSCO Preferred Stock, (iv) authorize for issuance, issue, grant, sell, pledge or dispose of, or propose to issue, grant, sell, pledge or dispose of any shares of, or warrants, options, commitments, subscriptions or rights of any kind to acquire any shares of, the capital stock of SEPSCO or such subsidiary or any securities convertible into or exchangeable for shares of any such capital stock, (v) incur any material indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, (vi) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of SEPSCO or any subsidiary of SEPSCO, or (vii) enter into any agreement or take any other action to do any of the things described above or which would make any representation or warranty of SEPSCO set forth in the Merger Agreement that is qualified as to materiality untrue or incorrect and any such representation or warranty which is not so qualified materially untrue or incorrect.

AGREEMENTS OF TRIARC

     In the Merger Agreement, Triarc has agreed that prior to the Effective Time, unless SEPSCO otherwise agrees, Triarc shall not issue any shares of its capital stock (or issue or grant any options, warrants or other securities evidencing the right to acquire, prior to the Effective Time, shares of its capital stock upon the exercise or conversion thereof (collectively 'Rights')) to any executive officer or director of Triarc, or any affiliate of Triarc or any such person, other than (i) upon exercise of Rights outstanding on the date of the Merger Agreement, (ii) pursuant to Triarc's 1993 Amended and Restated Equity Participation Plan (the 'Equity Participation Plan') or (iii) upon receipt of consideration equal to at least the fair market value of the shares of Triarc capital stock issued in respect thereof (or, in the case of the issuance of shares of capital stock upon the exercise of any Right issued subsequent to the date of the Merger Agreement, upon receipt of consideration (including the consideration, if any, received by Triarc for the issuance of the Right) equal to at least the fair market value, as of the date of issuance of the Right, of the shares of Triarc capital stock to be issued upon exercise thereof). Any non-cash consideration shall be valued in good faith by the Triarc Board.

     Pursuant to the Merger Agreement, and as required by the terms of the Settlement Agreement, Triarc has also agreed that it shall not issue any shares of Triarc Class A Common Stock or Triarc Class B Common Stock (together, 'Triarc Common Shares'), or Rights to acquire Triarc Common Shares, subsequent to October 18, 1993 (the date on which the Settlement Agreement was executed) and prior to the Effective Time, which will have a materially dilutive economic effect upon the Triarc Common Shares, except that the following shall not be deemed to have any such materially dilutive economic effect for purposes of such agreement: (i) the granting of stock options or restricted stock awards so that the aggregate number of Triarc Common Shares to be issued upon the issuance of such restricted stock awards, and upon the conversion of such stock options, does not exceed 3,500,000 shares; or (ii) the issuance or potential issuance of Triarc Common Shares, upon the election to convert by any holders, at such holders' option, of all or some of the shares of Redeemable Convertible Preferred Stock or any other series of convertible preferred stock or other convertible securities of Triarc outstanding on October 18, 1993; or (iii) the issuance or potential issuance of shares of Triarc Common Shares in connection with an underwritten public offering; or (iv) the issuance or potential issuance of Triarc Common Shares at not less than fair market value, as determined in good faith by the Triarc Board; or (v) any other such issuance of Triarc Common Shares, so long as the number of shares of Triarc Class A Common Stock to be received in exchange for each share of SEPSCO Common Stock pursuant to the terms of the Settlement Agreement and the Merger Agreement are appropriately adjusted.

     In addition, Triarc, either in its capacity as a SEPSCO Stockholder or through its nominees on the SEPSCO Board (which for purposes of the Merger
Agreement mean Messrs. Peltz, May and Kalvaria), in each case subject to the exercise of their respective fiduciary duties, if any, to the SEPSCO Stockholders, has agreed not to take or fail to take, as the case may be, any action, the taking or failure of which to take, as the case may be, would be likely to cause any representation or warranty of SEPSCO contained in the Merger Agreement to cease to be accurate in any material respect or that would be reasonably likely to prevent the performance in all material respects by SEPSCO of any covenant or the satisfaction by SEPSCO of any condition contained in the Merger Agreement (the foregoing agreement being referred to as the 'Control Agreement').

AGREEMENTS OF SEPSCO, TRIARC AND MERGERCO

     In the Merger Agreement, each party agrees to use its best efforts to take, or cause to be taken, all lawful action, to do, or cause to be done, and to assist and cooperate with the other parties thereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Merger Agreement, including (i) the Merger,
(ii) the obtaining of consents, amendments to or waivers under the terms of any material borrowing arrangements or other material contractual arrangements required by the transactions contemplated by the Merger Agreement, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby. Each of the parties to the Merger Agreement also agreed not to take or to fail to take, as the case may be, any action, the taking of which or the failure of which to take, as the case may be, would be likely to cause any representation or warranty contained in the Merger Agreement to cease to be true or accurate in any material respect or that would be reasonably likely to prevent the performance in all material respects of any covenant or the satisfaction of any condition contained in the Merger Agreement.

     In the Merger Agreement, each of the parties agrees promptly to notify each other party of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, and any material developments relating to any such pending claim, action, proceeding or investigation involving or affecting the parties, or any of their respective properties or assets, or, to the best of its knowledge, any employee or consultant of the parties, in his or her capacity as such, or director or officer, in his or her capacity as such, of SEPSCO or Triarc disclosed in writing pursuant to or which, if pending on the date, would have been required to have been disclosed in writing pursuant to the Merger Agreement, or which relate to the consummation of the Merger.

     The Merger Agreement also provides that each party promptly shall notify the others of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of the Merger Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement; (iii) any notice or other communication from any regulatory authority in connection with the transactions contemplated by the Merger Agreement, (iv) any material adverse change in the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; or (v) any matter arising after the date of the Merger Agreement which, if existing, occurring or known at the date of the Merger Agreement, would have been required to be disclosed to such other parties.

     In the Merger Agreement, each party agrees that it shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to each other party and such party's accountants, counsel, financial advisors, investment bankers and other agents and representatives, full access at all reasonable times throughout the period prior to the Effective Time to all of the officers, employees, agents, properties, books, contracts, commitments and records (including but not limited to tax returns) of such party and its subsidiaries.

TERMINATION

     The Merger Agreement may be terminated notwithstanding the approval by the SEPSCO Stockholders or the shareholders of Triarc or Mergerco (i) at any time prior to the Effective Time, by mutual consent of the boards of directors of each of the respective parties to the Merger Agreement, (ii) by either Triarc and Mergerco or SEPSCO if the Merger is not consummated on or before June 30, 1994 (or such later date as the parties may agree to in writing) unless the failure to consummate the Merger on or prior to such date resulted from the failure of the party seeking to terminate the Merger Agreement to satisfy any of the closing conditions set forth in the Merger Agreement, (iii) by SEPSCO if either Triarc or Mergerco fails to perform in any material respect any of its material obligations under the Merger Agreement, or (iv) by Triarc or Mergerco if SEPSCO fails to perform in any material respect any of its material obligations under the Merger Agreement; provided that, in the event of a failure to perform under clauses (iii) or (iv) above, if such failure is curable, notice of such failure shall have been given to the defaulting party and the failure shall not have been cured within 30 days of such notice. The Merger Agreement will automatically be terminated, at any time prior to the Merger, including following approval of the Merger by the SEPSCO Stockholders, if (i) the District Court rejects the Settlement Agreement or any of the material Settlement Terms and Conditions or (ii) any court having jurisdiction over the matter shall set aside, overturn or materially modify the District

Court's Final Order approving the Settlement Agreement or such court shall otherwise take any action which causes the Settlement Agreement to fail to become effective according to its terms.

CERTAIN OTHER PROVISIONS OF THE MERGER AGREEMENT

     In the Merger Agreement, Triarc has agreed that all rights to indemnification existing as of the date of the Merger Agreement in favor of the employees, agents, directors or officers of SEPSCO and its subsidiaries
(collectively, the 'Indemnified Parties') as provided in their respective charters or by-laws, by agreement or otherwise in effect on the date of the Merger Agreement shall survive the Merger and shall, with respect to any action or omission occurring prior to the Effective Time, continue in full force and effect in accordance with their terms for a period of six years from the Effective Time; provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In addition, the Merger Agreement provides that if any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time, SEPSCO will periodically advance to such Indemnified Party its legal and other expenses incurred in connection therewith. Furthermore, Triarc has agreed in the Merger Agreement that subsequent to the Effective Time it shall, jointly and severally with the Surviving Corporation, to the extent, with respect to each indemnitor, permitted by applicable law, (i) indemnify each member of the SEPSCO Special Committee and their successors and assigns from and against any and all issues, claims, judgments and liabilities (including, reasonable fees and disbursements of attorneys and costs of investigation), relating to the Merger Agreement or the transactions contemplated thereby and
(ii) periodically advance to each member of the SEPSCO Special Committee legal and other expenses incurred in connection therewith; provided, however, that Triarc's indemnification liabilities (including its obligations to advance legal and other expenses) shall not apply either (x) in respect of any liability unless demand for indemnification in respect of such liability is first made on SEPSCO and SEPSCO does not promptly pay the same or (y) to amounts paid in any settlement effected without Triarc's written consent (which consent shall not be unreasonably withheld). In any proceeding to determine whether Triarc's consent was unreasonably withheld, Triarc will have the burden of proof of demonstrating that its consent was reasonably withheld. Triarc has also agreed to cause to be maintained in effect for a period of six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by SEPSCO (the 'D&O Insurance Coverage') (provided that Triarc may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time; provided, however, that Triarc's obligation to maintain such D&O Insurance Coverage shall be subject to SEPSCO being able to maintain or obtain insurance at an annual cost not greater than 150% of the annual premiums currently paid (the annual premiums currently being paid being the 'Current Annual Premiums') by SEPSCO with respect to its D&O Insurance and if such D&O Insurance Coverage is not avilable at such cost, then Triarc has agreed to cause to be maintained the highest level of D&O Insurance Coverage that can be purchased against payment of annual premiums equal to 150% of the Current Annual Premiums.

     The Merger Agreement provides that it may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that after approval of the Merger Agreement by SEPSCO Stockholders, no amendment or modification shall (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of SEPSCO, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, (c) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of SEPSCO or (d) amend the Merger Agreement to permit the waiver by the parties of the Settlement Condition. In addition, at any time prior to the Effective Time, the parties to the Merger Agreement by action taken by their respective Boards of Directors may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement; provided, however, that the parties may not waive satisfaction of the Settlement Condition and provided, further, that any action taken by the SEPSCO Board to enforce SEPSCO's rights under the Merger Agreement, including the right to amend the Merger Agreement or to permit any such waiver, or to consent to the taking of any action which may not be taken without SEPSCO's consent, may only be taken following the authorization thereof by the Special Committee.

     The Merger Agreement also provides that (i) subject to applicable law and fiduciary duties, including the duties of loyalty and care, the SEPSCO Board shall recommend that the SEPSCO Stockholders vote in favor of the Merger and adoption of the Merger Agreement, (ii) all SEPSCO Voting Stock owned by Triarc or any subsidiary of Triarc will be voted in favor of adoption of the Merger Agreement.

                      FINANCING OF THE MERGER AND RELATED
                    TRANSACTIONS: SOURCE AND AMOUNT OF FUNDS

     The approximate fees and expenses expected to be incurred by Triarc and SEPSCO in connection with the Merger are as set forth below:


                                                                                 TRIARC        SEPSCO
                                                                               ----------    ----------
Investment Bankers' Fees and Expenses.......................................   $   --        $  470,000
Attorneys' Fees and Expenses................................................      850,000       230,000
Accountants' Fees and Expenses..............................................      350,000        --
Exchange Agent's Fees and Expenses..........................................       20,000        10,000
Printing Costs..............................................................      320,000       220,000
Solicitation Expenses (Including Proxy Solicitation Firm's Fees and
  Expenses).................................................................       21,000         1,000
Fee for Filing with the SEC.................................................        1,800        16,185
Blue Sky Fees and Expenses..................................................        5,000        --
Miscellaneous...............................................................      132,200        52,815
                                                                               ----------    ----------
          Total.............................................................   $1,700,000    $1,000,000
                                                                               ----------    ----------
                                                                               ----------    ----------


     Pursuant to the Settlement Agreement, if the Merger is consummated, Triarc will pay $1,250,000 in respect of fees and expenses of Plaintiff's counsel and $50,000 in respect of fees and expenses of Plaintiff's investment banker. Such attorneys' fees and expenses are to be paid upon the later of (i) the closing of the Merger, and (ii) the Settlement Agreement becoming effective. See 'SPECIAL FACTORS -- Legal Proceedings Related to Triarc and SEPSCO.'

     Out-of-pocket costs and expenses incurred by Triarc and SEPSCO in connection with the Merger will be paid by the party incurring such costs and expenses. Expenses incurred by SEPSCO and Triarc in connection with the Merger and the Settlement Agreement are expected to be paid out of available funds.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The discussion below is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote for the approval of the Merger Agreement and the Merger. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies and foreign individuals or entities, nor any tax consequences arising out of the laws of any state, locality or foreign jurisdiction. Furthermore, the tax consequences to taxpayers who acquired an interest in SEPSCO as compensation may differ from those discussed herein and such other tax consequences are not addressed herein.

     The exchange of shares of SEPSCO Common Stock for shares of Triarc Class A Common Stock will constitute a taxable exchange for federal income tax purposes. As a result, a holder of SEPSCO Common Stock will recognize gain or loss on the exchange of SEPSCO Common Stock for shares of Triarc Class A Common Stock measured by the difference between such stockholder's tax basis in such shares of SEPSCO Common Stock and the fair market value of the shares of Triarc Class A Common Stock received with respect thereto. Such gain or loss will be capital gain or loss provided that such shares of SEPSCO Common Stock were held by the stockholder as a capital asset, and will be long-term if, at the time of the exchange, the shares have been held for more than one year. Gain, loss and tax basis, must be calculated separately for each block of SEPSCO Common Stock (i.e., a group of shares acquired at the same time as single transaction at the same cost) held by a stockholder. A stockholder's tax basis in the shares of Triarc Class A Common Stock will be equal to the fair market value of those shares at the time of the exchange and the holding period of such shares will begin on the date they are received.

     Under the Internal Revenue Code, interest, dividends and other 'reportable payments' may, under certain circumstances, be subject to 'backup withholding' at a rate of 31%. Backup withholding generally applies if the stockholder: (a) fails to furnish such holder's social security number or other taxpayer identification number ('TIN'); (b) furnishes an incorrect TIN; (c) fails properly to report interest or dividends; or (d) under certain circumstances, fails to provide a certified statement, signed under penalty or perjury, that the TIN provided is correct and such holder is not subject to backup withholding. The backup withholding tax is not an additional tax and is creditable against the holder's federal income tax liability.

     SEPSCO stockholders are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences to each such stockholder of the Merger with specific reference to their own particular facts and circumstances on the matters discussed herein.

             COMPARISON OF RIGHTS OF HOLDERS OF SEPSCO COMMON STOCK
                        AND TRIARC CLASS A COMMON STOCK

INTRODUCTION

     Triarc is incorporated under the laws of the State of Ohio, and SEPSCO is incorporated under the laws of the State of Delaware. The SEPSCO Stockholders, whose rights as stockholders are currently governed by Delaware law and SEPSCO's Composite Certificate of Incorporation, as amended (the 'SEPSCO Certificate of Incorporation') and By-Laws (the 'SEPSCO By-Laws'), will, upon the exchange of their shares for shares of Triarc Class A Common Stock pursuant to the Merger, become shareholders of Triarc, and their rights as such will be governed by Ohio law, Triarc's Amended Articles of Incorporation, as amended (the 'Triarc Articles') and Triarc's Code of Regulations (the 'Triarc Regulations'). Certain differences between the rights of holders of Triarc Class A Common Stock and SEPSCO's Common Stock resulting from such differences in governing law and documents are summarized below.

     The following summary does not purport to be a complete statement of the rights of Triarc's shareholders under applicable Ohio laws, the Triarc Articles and the Triarc Regulations as compared with the rights of SEPSCO's stockholders under applicable Delaware laws, the SEPSCO Certificate of Incorporation and the SEPSCO By-Laws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the Ohio General Corporation Law (as well as Chapters 1704 and 1707 of the Ohio Revised Code) and the governing corporate instruments of Triarc and SEPSCO, to which the holders of shares of SEPSCO Common Stock are referred.

     Certain provisions contained in the Ohio laws may discourage certain transactions involving an actual or threatened change in control of Triarc. To the extent any of such provisions has such an effect, shareholders might be deprived of an opportunity to sell their shares of Triarc at a premium above the market price.


     Triarc's management currently intends to recommend to the Triarc Board that Triarc reincorporate in Delaware (the 'Reincorporation'). If the Reincorporation is approved by the Triarc Board, Triarc's management anticipates that the Reincorporation would be presented to Triarc's shareholders for approval at Triarc's 1994 Annual Meeting of Shareholders, which is currently scheduled to be held in June 1994. If the Merger Agreement is adopted at the Special Meeting and the Merger consummated shortly thereafter, as currently contemplated, the SEPSCO Stockholders will become Triarc shareholders prior to the record date for determining shareholders entitled to vote at Triarc's 1994 Annual Meeting and, as such, will be entitled to vote at such meeting on whether or not to approve such Reincorporation. If both the Merger and the Reincorporation are consummated, the rights of former SEPSCO Stockholders, as shareholders of Triarc, will be governed by Delaware law. There can be no assurance, however, of the timing of the Reincorporation or if it will be consummated.


CERTAIN VOTING RIGHTS

     Delaware law generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. While a certificate of incorporation of a Delaware corporation may provide for a greater vote, the SEPSCO Certificate of Incorporation does not so provide.

     Under Ohio law, unless otherwise provided in the corporation's articles of incorporation, such matters require the approval of the holders of shares entitling such holders to exercise at least two-thirds of the voting power of the corporation. The articles of incorporation of an Ohio corporation may provide for a greater or lesser vote or a vote by separate classes of stock so long as the vote provided for is not less than a majority of the voting power of the corporation. The Triarc Articles do not contain any provisions changing the requirement for the approval of such matters by the holders of shares entitling such holders to exercise at least two-thirds of the voting power of the corporation.

     If a proposed amendment to the certificate of incorporation of a Delaware corporation affects adversely the rights, preferences or powers of a class of stock without voting rights in certain specified matters, such amendment must also be approved by a majority of the holders of that class of stock. Unless otherwise provided by an Ohio corporation's articles of incorporation, the Ohio General Corporation law would require that, among certain other amendments, an amendment that would change the express terms of a class of shares without voting rights in any substantially prejudicial manner be approved by the holders of two-thirds of such class.

     The Triarc Articles generally provide that (i) the consent of holders of two-thirds of the outstanding shares of Redeemable Convertible Preferred Stock, voting as a class, is required to approve certain amendments to the Triarc Articles or Triarc Regulations that would adversely affect the rights of the holders of the Redeemable Convertible Preferred Stock and that (ii) the consent of the holders of a majority of the outstanding shares of Triarc's Serial Preferred Stock, par value $.10 per share (the 'Triarc Serial Preferred Stock'), and Triarc's Junior Serial Preferred Stock, par value $.10 per share (the 'Triarc Junior Serial Preferred Stock'), each voting as a class, is required to approve amendments to the Triarc Articles or Triarc Regulations that could cause substantial prejudice to the holders of the Triarc Serial Preferred Stock or the Triarc Junior Serial Preferred Stock. As of the date hereof, no shares of Triarc Serial Preferred Stock or Triarc Junior Serial Preferred Stock are outstanding.

     Both Ohio law and Delaware law permit mergers without approval by shareholders of the surviving corporation if, among other things, no charter amendment is involved and issuances of common stock and securities convertible into common stock to shareholders of the non-surviving corporation pursuant to the merger will result in no more than a specified maximum increase in outstanding common stock. Under Delaware law, the maximum permitted increase is 20% of the corporation's common stock outstanding immediately prior to the merger. Under Ohio law, the maximum permitted increase is any amount less than 16 2/3% of a corporation's resulting shares possessing the voting power of that corporation in the election of directors.

     The rules of the NYSE, on which the Triarc Class A Common Stock is listed, require Triarc shareholder approval prior to the issuance by Triarc of any Triarc Common Shares, or any securities convertible into Triarc Common Shares, if such shares are to be issued in connection with any transaction or series of related transactions, other than a public offering for cash, if (i) the voting power of such Triarc Common Shares would be equal to at least 20% of the voting power of the shares outstanding prior to the issuance of such shares, or (ii) the number of such shares would be equal to at least 20% of the number of Triarc Common Shares outstanding prior to the issuance of such shares. The NYSE rules also require shareholder approval for certain transactions in which Triarc Common Shares, or securities convertible into Triarc Common Shares, are to be issued to a Triarc director, officer, substantial shareholder, or an entity in which any such person holds a substantial interest, if the number of Triarc Common Shares so issued or into which the securities so issued are convertible exceeds one percent of the number of Triarc Common Shares outstanding prior to such issuance or one percent of the outstanding voting power prior to such issuance. The NYSE also requires shareholder approval for any issuance of securities by Triarc that will result in a change of control of Triarc.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     Under Delaware law, special stockholder meetings may be called by the Board of Directors and by any person or persons authorized by the certificate of incorporation or the by-laws. Under the SEPSCO By-Laws, special meetings of SEPSCO stockholders may be called at any time by the president or the secretary or by a majority of the directors or by resolution of the SEPSCO Board.

     Under Ohio law, a special meeting of the shareholders may be called by the chairman of the board of directors, the president, a majority of the directors acting without a meeting, persons owning 25% of the outstanding shares entitled to vote at such meeting (or a lesser or greater proportion as specified in the articles or regulations but not greater than 50%) or the person or persons authorized to do so by the articles of incorporation or the corporation's regulations. The Triarc Regulations do not authorize any additional persons to call a meeting. The Triarc Regulations further provide that business transacted at any special meeting of shareholders shall be confined to the purpose stated in the notice for such special meeting.

     Under Delaware law, any action by stockholders must be taken at a meeting of stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

     Under Ohio law, any action by shareholders generally must be taken at a meeting of shareholders, unless a consent in writing setting forth the action so taken is signed by all the shareholders who would be entitled to notice of the meeting held to consider the subject matter thereof.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

     Delaware law allows amendments of the certificate of incorporation if the board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote.

     Ohio law permits the adoption of amendments to the articles of incorporation if such amendments are approved at a meeting held for such purpose by the holders of shares entitling them to exercise two-thirds of the voting power of the corporation, or such lesser, but not less than a majority, or greater vote as specified in the corporation's articles of incorporation. The Triarc Articles do not alter this provision.

     Under Delaware law, the power to adopt, amend or repeal by-laws resides with the stockholders entitled to vote thereon, and with the directors if such power is conferred upon the board of directors by the certificate of incorporation. The SEPSCO Certificate of Incorporation so provides.

     Under Ohio law, regulations may be adopted, amended or repealed only by approval of the shareholders. They may be adopted or amended at a meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on such proposal or by written consent signed by holders of shares entitling them to exercise two-thirds of the voting power on such proposed amendment.

BOARD APPROVED PREFERRED STOCK

     Both Delaware law and Ohio law permit a corporation's certificate of incorporation or articles of incorporation, respectively, to allow the board of directors to issue, without shareholder approval, a series of preferred or preference stock and to designate the powers, rights, preferences and privileges thereof and restrictions thereon (except that Ohio law does not permit the board of directors to fix the voting rights of any such series of preferred or preference stock). The SEPSCO Certificate of Incorporation grants such power to the SEPSCO Board. Similarly, the Triarc Articles grant such power to the Triarc Board with respect to the Triarc Serial Preferred Stock and the Triarc Junior Serial Preferred Stock.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware law and Ohio law have provisions and limitations regarding directors' liability and indemnification by a corporation of its officers, directors and employees.

     A director of an Ohio corporation shall not be found to have violated his fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under Ohio law a director is liable in damages for any action or failure to act as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the corporation's articles or regulations make this provision inapplicable by specific reference. The Triarc Articles do not make this provision inapplicable.

     Ohio law does not, however, require proof of intent to cause injury or reckless disregard as a condition to the availability of injunctions, recovery on principles of restitution or other relief which is essentially equitable in nature. The Ohio law limits a director's liability for breaches of the fiduciary duties of care and loyalty. This standard does not apply, however, where the director has acted either outside his capacity as a director or with respect to certain dividends, distributions, purchases or redemptions of corporation shares, loans or, in the case of a corporation that does not have actively traded shares, a change in control in which a majority of the shareholders receive a greater consideration for their shares than other shareholders. Ohio law further requires all expenses, including attorney's fees, incurred by a director in defending any action, suit or proceeding (other than one asserting only liability for unlawful dividends, distributions or redemptions) shall be paid by the corporation as they are incurred in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to repay such amounts if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and the director reasonably cooperates with the corporation concerning the action, suit or proceeding. These provisions are automatically applicable to an Ohio corporation unless the corporation opts out from their application. Triarc has not opted out.

     Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director provided no such provision may eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with illegal redemptions and stock repurchases) or (iv) for any transaction from which the director derived an improper personal benefit. The SEPSCO Certificate of Incorporation does not include such a provision.

     The SEPSCO By-laws require SEPSCO to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of SEPSCO, or is or was serving at the request of SEPSCO as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees) and, if the action, suit or proceeding is one which is other than by or in the right of SEPSCO to procure a judgment in its favor, against judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any such action, suit or proceeding to the fullest extent permitted by the DGCL. Under the DGCL, a director or officer may, in general, be indemnified by the corporation if he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

CLASSIFICATION OF BOARD OF DIRECTORS

     Both Delaware law and Ohio law permit, but do not require, the adoption of a 'classified' board of directors with staggered terms under which a part of the board of directors is elected each year for a maximum term of three years. Neither SEPSCO nor Triarc has a classified board of directors and all directors stand for election on an annual basis.

CUMULATIVE VOTING OF SHARES

     Under Delaware law, shareholders of a corporation cannot elect directors by cumulative voting unless its certificate of incorporation so provides. The SEPSCO Certificate of Incorporation does not provide for cumulative voting. As a result, the holder or holders of a majority of the voting power of SEPSCO are able to elect all directors then being elected.

     In accordance with Ohio law, cumulative voting (unless eliminated by an amendment of the articles of incorporation) is required to be available for the election of directors if notice to such effect is given by a shareholder prior to a shareholders' meeting and an announcement to such effect is made at such meeting. The Triarc Articles have been amended to provide for the elimination of such cumulative voting rights.

NUMBER OF DIRECTORS

     Under Delaware law, unless the certificate of incorporation specifies the number of directors, a board of directors may change the authorized number of directors by an amendment to the corporation's by-laws if fixed therein, or in such manner as provided therein. If the certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The SEPSCO Certificate of Incorporation provides that the number of directors of SEPSCO shall be fixed and may be altered from time to time as provided in the SEPSCO By-Laws. The SEPSCO By-Laws provides that the number of directors shall be five.

     Under Ohio law, the number of directors of a corporation may be fixed or changed by the shareholders or by the board of directors if so authorized by the corporation's articles of incorporation or regulations. The Triarc Regulations provide that the number of directors which shall constitute the whole board of directors shall be limited to a maximum of thirteen persons unless changed by a vote of the holders of a majority of shares entitled to vote thereon at a meeting of shareholders called for the purpose of electing directors.

REMOVAL OF DIRECTORS

     In general, under both Delaware law and Ohio law, any or all of the directors of a corporation may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors, except that Delaware law authorizes removal by the shareholders of a member of a classified board only for cause.

DISSENTERS' RIGHTS IN MERGERS

     Under both Delaware law and Ohio law, a shareholder of a corporation participating in certain merger transactions may, under certain circumstances, receive cash in the amount of the fair market value of his shares (as determined by a court) in lieu of the consideration he would otherwise receive in the merger. Unless a corporation's certificate of incorporation provides otherwise, Delaware law does not require that such dissenters' rights of appraisal be afforded to stockholders with respect to (i) a merger or consolidation of a corporation with a surviving corporation the shares of which are either listed on a national securities exchange designated as a national market security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or widely held (by more than 2,000 shareholders), if the stockholders of such corporation receive only shares of the surviving corporation or of such a listed or widely held corporation; or (ii) those stockholders who are the stockholders of a corporation surviving a merger if no vote of such stockholder is required because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger (if certain other conditions are met).

     Ohio law does not provide exclusions from dissenters' rights similar to those described above with respect to Delaware law. However, under Ohio law, in mergers and certain other transactions (e.g., acquisitions of assets or of a majority of stock interests in exchange for stock) in which, after giving effect to the transaction, the original shareholders of the acquiring corporation retain more than five-sixths of the voting power of such corporation, such shareholders are denied dissenters' rights.

PAYMENT OF DIVIDENDS

     Both Delaware law and Ohio law permit the payment of dividends out of paid-in, earned or other surplus. However, under Ohio law, if a dividend is paid out of capital surplus, shareholders must be so notified. Under Delaware law, no such notice is required and dividends may also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year, even if the corporation has no surplus.

REPURCHASE OF SHARES

     Under Ohio law, a corporation by act of its directors may repurchase shares only in certain specified instances, the most significant of which are when the articles authorize the redemption of such shares, when the articles in substance provide that the corporation shall have the right to repurchase, and when authorized by the shareholders at a meeting called for such purpose by the affirmative vote of the holders of two-thirds of the shares of each class or, if the articles so provide, by a greater or lesser proportion but not less than a majority. The Triarc Articles authorize the directors to use surplus or net profits in excess of $250,000 to repurchase shares of Triarc common stock.

     Delaware law vests discretion in the board of directors to authorize the repurchase of shares.

     Both Delaware and Ohio law permit the redemption of shares out of paid-in, earned or other surplus.

LOANS TO DIRECTORS AND OFFICERS

     Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries when the transaction, in the judgment of the corporation's board of directors, may reasonably be expected to benefit the corporation. Under Ohio law, a corporation generally may make a loan to or guaranty of the obligations of officers, directors or shareholders only if such loan or guaranty is approved by a majority of the disinterested members of its board of directors. The disinterested directors, taking into account the terms and provisions of the loan and other relevant factors, must determine that the making of the loan could reasonably be expected to benefit the corporation. Under Ohio law, directors who authorize unlawful loans are jointly and severally liable for the loan together with interest. The standard of conduct which is a precondition to the imposition of monetary damages discussed under ' -- Liability and Indemnification of Officers and Directors' above is not applicable to directors' authorizing unlawful loans.

TENDER OFFER STATUTE

     The Ohio tender offer statute requires any person making a tender offer for a corporation incorporated in Ohio to comply with certain filing, disclosure and procedural requirements. Delaware has no tender offer statute.

     The Ohio tender offer statute imposes certain filing and disclosure requirements. The disclosure requirements include a statement of any plans or proposals that the offeror, upon gaining control, may have to liquidate the subject company, sell its assets, effect a merger or consolidation of it, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of the subject company or of any of its subsidiaries or affiliates, change or reduce the work force of the subject company or any of its subsidiaries or affiliates, or make any other major change in its business, corporate structure, management personnel, or policies of employment.

     Until the issue of constitutionality is decided by clearly controlling appellate court decisions or clarifying legislation is adopted, the enforceability of the Ohio statute as a protection against board-opposed takeover attempts is uncertain.

     In addition, Ohio has a 'Control Share Acquisition' statute which requires shareholder approval for the acquisition of voting power for certain ranges of stock ownership. This statute was declared unconstitutional in 1986 by the United States District Court for the Southern District of Ohio in Fleet Aerospace Corp. v. Holderman, which holding was affirmed by the United States Court of Appeals for the Sixth Circuit. On April 27, 1987, however, the United States Supreme Court vacated and remanded the Sixth Circuit's decision in light of the Supreme Court's recent holding in CTS Corporation v. Dynamics Corporation of America, which held that Indiana's Control Share Acquisition Act, a law similar in some respects to the Ohio Control Share Acquisition Act, is constitutional.

MERGER MORATORIUM STATUTES

     Both Ohio and Delaware have 'Merger Moratorium' statutes which are designed to encourage potential acquirors of publicly traded corporations such as Triarc and SEPSCO to obtain the consent and approval of the proposed target's board of directors prior to commencing a tender offer for the target company's shares. This encouragement is accomplished by prohibiting or restricting acquirors from undertaking many post-acquisition financial restructuring alternatives.

     Both the Ohio and Delaware statutes permit a corporation to opt out of the operation of the merger moratorium provisions. Neither Triarc nor SEPSCO has opted out.

     The Ohio law becomes applicable when a person (a potential acquiror and all of that acquiror's affiliates) can vote or direct the vote of 10% or more of the voting shares. In Delaware, the law is applicable when a person acquires more than 15% of the voting stock.

     Under Ohio law (with minor exceptions), there is an absolute prohibition on mergers and dissolutions and restrictions on asset sales and purchases and other transactions that would give the acquiror significant funds or assets of the target during the three-year period after the acquiror becomes a greater than 10% shareholder. Following the three-year period, in Ohio, the acquiror can engage in these transactions only if a fair price as defined in the statute is provided to the minority shareholders or the acquiror obtains the consent of the shareholders holding a majority of the disinterested shares.

     In Delaware, the restriction lasts for three years. During that three-year period, the restrictions are not applicable if at the time the acquiror became subject to the statute it holds more than 85% of such stock or the transaction is approved by two-thirds of the disinterested stockholders.

ANTI-GREENMAIL STATUTE

     'Greenmail' is the practice whereby a corporation purchases the shares of a substantial minority shareholder at a premium to avoid the future potential takeover of the corporation by that minority shareholder. Ohio recently enacted an anti-greenmail statute which would cause the forfeiture of the premium received by the minority shareholder. Ohio law permits a corporation to opt out of the anti-greenmail statute. Triarc has so opted out.

                       MARKET FOR TRIARC'S COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS

     Since November 17, 1993, the principal market for the Triarc Class A Common Stock has been the NYSE (symbol: TRY). Prior to November 17, 1993, the date on which the Triarc Class A Common Stock began trading on the NYSE, the ASE was the principal market for the Triarc Class A Common Stock. The Triarc Class A Common Stock is also listed on the PSE. The high and low market prices for the Triarc Class A Common Stock, as reported in the consolidated transaction reporting system, are set forth below:

                                                                                                MARKET PRICE
                                                                                       ------------------------------
                                                                                           HIGH              LOW
                                                                                       ------------      ------------

Fiscal 1992
     First Quarter ended July 31, 1991..............................................   $      3 5/8      $      1 3/4
     Second Quarter ended October 31, 1991..........................................          3 1/2             1 1/2
     Third Quarter ended January 31, 1992...........................................          4 7/8             2 3/4
     Fourth Quarter ended April 30, 1992............................................          9 1/2             4
Fiscal 1993
     First Quarter ended July 31, 1992..............................................   $     10 1/4      $      8
     Second Quarter ended October 31, 1992..........................................         12 1/8             9
     Third Quarter ended January 31, 1993...........................................         15 3/4            11 1/4
     Fourth Quarter ended April 30, 1993............................................         21 7/8            14 1/2
Transition 1993
     May 1, 1993 through July 31, 1993..............................................   $     22 3/4      $     16 1/8
     August 1, 1993 through October 31, 1993........................................         33                21 3/4
     November 1, 1993 through December 31, 1993.....................................         31                23 3/4
1994
     First Quarter (through March 10, 1994).........................................   $     26 1/8      $     18 3/4

     Other than regular quarterly cash dividends on its previously outstanding preferred stock, Triarc has not paid any dividends on its capital stock in the two most recently completed fiscal years, in Transition 1993 or in the current year to date and does not presently anticipate the declaration of cash dividends on its common stock in the near future.

     In connection with the Reorganization, Triarc issued to the Posner Entities, 5,982,866 shares of Redeemable Convertible Preferred Stock having an aggregate stated value of $71.8 million and a cumulative annual dividend rate of 8 1/8%. Such shares of Redeemable Convertible Preferred Shares are convertible into 4,985,000 shares of non-voting Triarc Class B Common Stock at a conversion price of $14.40 per share. Such shares of Redeemable Convertible Preferred Stock can also be converted without restriction into shares of Triarc Class A Common Stock if they are sold to a third party unaffiliated with the Posner Entities. No dividend, other than a stock dividend payable in common stock, may be paid on the Triarc Class A Common Stock if Triarc is in arrears on the payment of dividends on the Redeemable Convertible Preferred Stock. Triarc has no class of equity securities currently issued and outstanding, except for the Triarc Class A Common Stock and the Redeemable Convertible Preferred Stock.

     Because Triarc is a holding company, holders of its debt and equity securities, including holders of the Triarc Class A Common Stock, are dependent primarily upon the cash flow from Triarc's subsidiaries for payment of principal, interest and dividends. Potential dividends and other advances and transfers from Triarc's subsidiaries represent its most significant sources of cash flow. Applicable state laws and the provisions of the debt instruments by which Triarc's principal subsidiaries are bound limit the ability of such companies to dividend or otherwise provide funds to Triarc. The relevant restrictions of such debt instruments are described under 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources' and in Note 11 of the Notes to Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries.

     As of March 7, 1994, there were approximately 4,000 holders of record of the Triarc Class A Common Stock.

                       MARKET FOR SEPSCO'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

     The principal market for the SEPSCO Common Stock is the PSE (symbol: SPV). The high and low closing prices of the SEPSCO Common Stock as reported in the consolidated transaction reporting system are as follows:


                                                                                               MARKET PRICES
                                                                                       ------------------------------
                                                                                           HIGH              LOW
                                                                                       ------------      ------------

1991
     First Quarter ended May 31, 1990...............................................   $     11 3/8      $      8 3/4
     Second Quarter ended August 31, 1990...........................................         10 7/8             5 1/4
     Third Quarter ended November 30, 1990..........................................          7 5/8             2 5/8
     Fourth Quarter ended February 28, 1991.........................................          3 3/8             1 7/8
1992
     First Quarter ended May 31, 1991...............................................   $      2 3/4      $      2
     Second Quarter ended August 31, 1991...........................................          2                 1 1/8
     Third Quarter ended November 30, 1991..........................................          2 1/4               13/16
     Fourth Quarter ended February 29, 1992.........................................          7                 1
1993
     First Quarter ended May 31, 1992...............................................   $      7 3/8      $      4 5/8
     Second Quarter ended August 31, 1992...........................................          7                 5 1/2
     Third Quarter ended November 30, 1992..........................................         13 3/8             6 1/2
     Fourth Quarter ended February 28, 1993.........................................         14 1/2            12
SEPSCO Transition 1993
     March 1 1993 through May 31, 1993..............................................   $     16 1/2      $     13 1/4
     June 1, 1993 through August 31, 1993...........................................         19 7/8            13 7/8
     September 1, 1993 through November 30, 1993....................................         24 7/8            18 7/8
     December 1, 1993 through December 31, 1993.....................................         20 3/4            19
1994
     First Quarter (through March 10, 1994).........................................   $     20 3/8      $     14 1/2


     No dividends have been paid or declared on the SEPSCO Common Stock in the three most recent full fiscal years, in the ten month period from March 1, 1993 to December 31, 1993 ('SEPSCO Transition 1993') or in the current year to date.

     Under the provisions of the 11 7/8% Debentures, the payment of cash dividends and the acquisition of shares of SEPSCO's capital stock by SEPSCO are limited to the sum of (i) 50% of the aggregate consolidated net income after November 30, 1982 (exclusive of equity in the net income (loss) of affiliates),
(ii)  the aggregate  net proceeds  received from the  sale of  capital stock and
(iii) $7.5 million. Under such provisions, at November 30, 1993 SEPSCO was permitted to pay cash dividends or acquire shares of SEPSCO's capital stock up to an aggregate amount of approximately $4.1 million. The payment of cash dividends is also dependent upon, among other things, the availability of current and retained earnings. SEPSCO does not presently anticipate the declaration of cash dividends on the SEPSCO Common Stock in the near future.

     As of March 7, 1994, there were approximately 2,400 record holders of SEPSCO Common Stock. At such date, all of the outstanding shares of SEPSCO Preferred Stock (consisting of 490 shares of such SEPSCO Preferred Stock convertible into 8,167 shares of SEPSCO Common Stock) were held by Triarc.

                                     TRIARC
                                 CAPITALIZATION

     The following table sets forth the actual capitalization of Triarc Companies as of October 31, 1993 and as adjusted to give effect to the Merger. This table should be read in conjunction with the Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries and the Triarc Companies Pro Forma Financial Statements and related notes thereto appearing elsewhere herein.

                                                                                           ACTUAL
                                                                                         OCTOBER 31,
                                                                                            1993        AS ADJUSTED
                                                                                         -----------    -----------
                                                                                               (IN MILLIONS)
Current portion of long-term debt:
     Term loan........................................................................     $  10.5        $  10.5
     11 7/8% Debentures...............................................................         9.0            9.0
     13 1/8% Debentures...............................................................         7.0            7.0
     16 7/8% Debentures...............................................................         6.5            6.5
     Other current debt, principally capital lease obligations and notes payable
      secured by machinery and equipment..............................................         5.8            5.8
                                                                                         -----------    -----------
          Total current portion of long-term debt.....................................        38.8           38.8
                                                                                         -----------    -----------
Long-term debt:
     9 3/4% Senior Notes..............................................................       275.0          275.0
     Term loan........................................................................        67.0           67.0
     Revolving loan...................................................................        81.4           81.4
     11 7/8% Debentures...............................................................        49.4(a)        49.4(a)
     13 1/8% Debentures...............................................................        45.6(a)        45.6(a)
     Other long-term debt, principally capital lease obligations and notes payable
      secured by machinery and equipment..............................................        22.0           22.0
                                                                                         -----------    -----------
          Total long-term debt........................................................       540.4          540.4
                                                                                         -----------    -----------
Redeemable Convertible Preferred Stock................................................        71.8           71.8
Stockholders' equity (deficit)........................................................       (64.7)         (12.3)
                                                                                         -----------    -----------
Total capitalization..................................................................     $ 586.3        $ 638.7
                                                                                         -----------    -----------
                                                                                         -----------    -----------

- ------------

 (a) The 11 7/8% Debentures and the 13 1/8% Debentures are net of unamortized debt discount of $4,635,000 and $3,417,000, respectively.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                                 CAPITALIZATION

     The following table sets forth the capitalization of SEPSCO as of November 30, 1993 and as adjusted to give effect to the Merger and Settlement Agreement. This table should be read in conjunction with the SEPSCO historical consolidated financial statements and the SEPSCO Pro Forma Financial Statements and related notes thereto appearing elsewhere herein.

                                                                                          ACTUAL
                                                                                       NOVEMBER 30,
                                                                                           1993        AS ADJUSTED
                                                                                       ------------    -----------
                                                                                              (IN MILLIONS)
Current portion of long-term debt:
     11 7/8% Debentures.............................................................      $  9.0         $   9.0
     Due to leasing affiliate.......................................................         1.1(a)          1.1(a)
                                                                                       ------------    -----------
          Total current portion of long-term debt...................................        10.1            10.1
                                                                                       ------------    -----------
Long-term debt:
     11 7/8% Debentures.............................................................        49.7            49.7
     Due to leasing affiliate.......................................................         0.5(b)          0.5(b)
     Equipment notes................................................................         0.5(b)          0.5(b)
                                                                                       ------------    -----------
          Total long-term debt......................................................        50.7            50.7
                                                                                       ------------    -----------
Stockholders' equity................................................................        93.6           119.4
                                                                                       ------------    -----------
Total capitalization................................................................      $154.4         $ 180.2
                                                                                       ------------    -----------
                                                                                       ------------    -----------

- ------------

 (a) Includes $0.3 million classified in 'Current portion of long-term debt' of continuing operations and $0.8 million classified in 'Net current liabilities of discontinued operations' on SEPSCO's condensed consolidated balance sheet.

 (b) Includes   $0.3  million  classified  in   'Long-term  debt  of  continuing
     operations' and $0.2 million classified in 'Net non-current assets of discontinued operations' on SEPSCO's condensed consolidated balance sheet.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                           SELECTED FINANCIAL DATA(1)

     The following table presents selected consolidated financial data of Triarc Companies, Inc. and subsidiaries for each of the years in the five-year period ended April 30, 1993 and for the six-month periods ended October 31, 1992 and 1993. The selected consolidated operating data for the years ended April 30, 1991, 1992 and 1993 and the balance sheet data as of April 30, 1992 and 1993 are derived from consolidated financial statements audited by Arthur Andersen & Co., independent certified public accountants, contained elsewhere herein and should be read in conjunction therewith and with the notes thereto. Such operating data for the years ended April 30, 1989 and 1990 and balance sheet data as of April 30, 1989, 1990 and 1991 are derived from consolidated financial statements audited by Arthur Andersen & Co. not included herein. Such data for the six-month periods ended October 31, 1992 and 1993 has not been audited but reflects, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for such periods. The interim results of operations are not necessarily indicative of results to be expected for full years. Also presented are selected pro forma consolidated financial data of Triarc Companies, Inc. for the year ended April
30, 1993 and the six-month period ended October 31, 1993 reflecting (i) the issuance of an aggregate 2,691,822 common shares of Triarc for all of the aggregate 3,364,778 SEPSCO common shares owned by stockholders other than Triarc Companies in connection with the Merger Agreement and (ii) the payment of $1,000,000 of estimated expenses related to the issuance of the stock and $3,000,000 of estimated fees and expenses, all of which had been previously accrued, related to the Merger as if such transactions had occurred as of May 1, 1992 with respect to statement of operations data and as of October 31, 1993 with respect to balance sheet data. Such selected pro forma consolidated financial data are derived from the Triarc Pro Forma Financial Statements contained elsewhere herein and should be read in conjunction therewith and with the notes thereto.

                                                     FISCAL YEAR ENDED APRIL 30,
                             ----------------------------------------------------------------------------
                                                                                                   PRO
                                                                                                  FORMA
                               1989         1990          1991          1992          1993         1993
                             --------    ----------    ----------    ----------    ----------    --------
                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues..................   $987,730    $1,038,923    $1,027,162    $1,074,703    $1,058,274    $1,058,274
Operating profit..........     45,123        61,130        23,304        58,552        34,459      30,191
Income (loss) from
  continuing operations...     (5,851)      (13,966)      (17,501)      (10,207)      (44,549)    (50,114)
Discontinued operations,
  net.....................      3,250         1,072           (55)        2,705        (2,430)
Extraordinary items,
  net.....................      1,807         1,363           703        --            (6,611)
Cumulative effect of
  changes in accounting
  principles, net.........      --           --            --            --            (6,388)
Net loss..................       (794)      (11,531)      (16,853)       (7,502)      (59,978)
Preferred stock dividend
  requirements............       (580)          (14)          (11)          (11)         (121)
Net loss applicable to
  common stockholders(2)..     (1,374)      (11,545)      (16,864)       (7,513)      (60,099)
Loss per share:
    Continuing
      operations..........       (.39)         (.55)         (.68)         (.39)        (1.73)      (2.36)
    Discontinued
      operations..........        .20           .04        --               .10          (.09)
    Extraordinary items...        .11           .06           .03        --              (.26)
    Cumulative effect of
      changes in
      accounting
      principles..........      --           --            --            --              (.25)
    Net loss..............       (.08)         (.45)         (.65)         (.29)        (2.33)
Total assets..............    860,709       863,993       851,912       821,170       910,662
Long-term debt............    409,418       407,353       345,860       289,758       488,654
Redeemable preferred
  stock...................      --           --            --            --            71,794
Stockholders' equity
  (deficit)...............    117,646       109,052        92,529        86,482       (35,387)
Weighted-average common
  shares outstanding......     16,669        25,428        25,853        25,867        25,808      23,712

                               SIX MONTHS ENDED OCTOBER 31,
                             --------------------------------
                                                       PRO
                                                      FORMA
                               1992        1993        1993
                             --------    --------    --------

Revenues..................   $522,371    $521,470    $521,470
Operating profit..........     32,129      22,253     21,476
Income (loss) from
  continuing operations...     (4,398)    (19,628)   (20,574 )
Discontinued operations,
  net.....................      2,016      (7,168)
Extraordinary items,
  net.....................      --           (448)
Cumulative effect of
  changes in accounting
  principles, net.........     (6,388)      --
Net loss..................     (8,770)    (27,244)
Preferred stock dividend
  requirements............         (5)     (2,916)
Net loss applicable to
  common stockholders(2)..     (8,775)    (30,160)
Loss per share:
    Continuing
      operations..........       (.17)      (1.06)      (.98 )
    Discontinued
      operations..........        .08        (.34)
    Extraordinary items...      --           (.02)
    Cumulative effect of
      changes in
      accounting
      principles..........       (.25)      --
    Net loss..............       (.34)      (1.42)
Total assets..............                913,439    944,830
Long-term debt............                540,355    540,355
Redeemable preferred
  stock...................                 71,794     71,794
Stockholders' equity
  (deficit)...............                (64,749)   (12,298 )
Weighted-average common
  shares outstanding......                 21,239     23,931

- ------------
(1) Selected Financial Data have been retroactively restated to reflect the discontinuance of SEPSCO's utility and municipal services, refrigeration and natural gas and oil operations in 1993. On December 9, 1993 SEPSCO's Board of Directors decided the natural gas and oil business will be transferred to Triarc rather than SEPSCO selling it to an independent third party. Such transfer will be in the form of a sale of the stock of the entities comprising the natural gas and oil business for cash. It is intended for this sale to occur following the Merger and the resulting elimination of the minority interest in SEPSCO. However, should the Merger not be approved by the SEPSCO stockholders the sale of the stock of the natural gas and oil entities for cash to Triarc will be completed prior to July 22, 1994.
(2) Triarc has not paid any dividends on its common shares during any of the periods presented.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                           SELECTED FINANCIAL DATA(1)

     The following table presents selected consolidated financial data of SEPSCO and subsidiaries for each of the years in the five-year period ended February 28, 1993 and the nine-month periods ended November 30, 1992 and 1993. The selected consolidated operating data for the years ended February 28, 1991, February 29, 1992 and February 28, 1993 and the balance sheet data as of February 29, 1992 and February 28, 1993 are derived from consolidated financial statements audited by Arthur Andersen & Co., independent certified public accountants, contained elsewhere herein and should be read in conjunction therewith and with the notes thereto. Such operating data for the years ended February 28, 1989 and 1990 and balance sheet data as of February 28, 1989, 1990 and 1991 are derived from consolidated financial statements audited by Arthur Andersen & Co. not included herein. Such data for the nine-month periods ended November 30, 1992 and 1993 has not been audited but reflects, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for such periods. The interim results of operations are not necessarily indicative of results to be expected for full years. Also presented are selected pro forma consolidated financial data as of November 30, 1993 reflecting the Merger and the payment of expenses related to the Merger and Settlement Agreement. Such selected pro forma consolidated financial data are derived from the SEPSCO Pro Forma Financial Statements contained elsewhere herein and should be read in conjunction therewith and with the notes thereto.

                                                   FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                            ---------------------------------------------------
                                             1989       1990       1991       1992       1993
                                            -------    -------    -------    -------    -------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales................................   $24,134    $27,104    $29,154    $29,220    $28,520
Operating profit.........................     4,045      3,922      3,181      4,571      3,634
Income (loss) from continuing operations
  before equity in cumulative effect of
  changes in accounting principles and
  extraordinary items....................      (632)     7,716      4,245      6,332     12,572
Income (loss) from discontinued
  operations, net of income taxes........      (425)    (2,256)    (7,899)      (225)    (5,542)
Cumulative effect of changes in
  accounting principles of:
    SEPSCO...............................     --         --         --         --         --
    Equity in affiliates, net of taxes...     --         --         --         --        (5,954)
Equity in extraordinary items of
  affiliates.............................     1,226        748        794      --          (348)
Net income (loss)........................       169      6,208     (2,860)     6,107        728
Preferred stock dividend requirements....       (24)       (16)        (8)        (1)        (1)
Net income (loss) applicable to common
  stockholders(2)........................       145      6,192     (2,868)     6,106        727
Income (loss) per share(3):
    Continuing operations................      (.05)       .66        .36        .54       1.08
    Discontinued operations..............      (.04)      (.19)      (.68)      (.02)      (.48)
    Cumulative effect of changes in
      accounting principles of
      affiliate..........................     --         --         --         --          (.51)
    Extraordinary items of affiliate.....       .10        .06        .07      --          (.03)
    Net income (loss)....................       .01        .53       (.25)       .52        .06
Total assets.............................   206,882    196,498    191,788    208,330    206,253
Long-term debt included in continuing
  operations.............................    79,908     71,845     64,373     56,826     49,661
Long-term debt of discontinued
  operations.............................    19,383     18,146     17,973     18,070     16,992
Stockholders' equity.....................    82,672     88,503     85,010    107,503    108,230

                                                        NINE MONTHS ENDED NOVEMBER
                                                                    30,
                                                       -----------------------------
                                              PRO                              PRO
                                             FORMA                            FORMA
                                             1993       1992       1993       1993
                                            -------    -------    -------    -------

Net sales................................   $28,520    $18,944    $19,760    $19,760
Operating profit.........................    2,602       1,705        354      (420 )
Income (loss) from continuing operations
  before equity in cumulative effect of
  changes in accounting principles and
  extraordinary items....................   11,540       7,366      1,183       409
Income (loss) from discontinued
  operations, net of income taxes........                  938    (23,355)
Cumulative effect of changes in
  accounting principles of:
    SEPSCO...............................                --         7,617
    Equity in affiliates, net of taxes...               (5,954)      (102)
Equity in extraordinary items of
  affiliates.............................                --         --
Net income (loss)........................                2,350    (14,657)
Preferred stock dividend requirements....                   (1)        (1)
Net income (loss) applicable to common
  stockholders(2)........................                2,349    (14,658)
Income (loss) per share(3):
    Continuing operations................     1.39         .63        .10       .05
    Discontinued operations..............                  .08      (2.00)
    Cumulative effect of changes in
      accounting principles of
      affiliate..........................                 (.51)       .64
    Extraordinary items of affiliate.....                --         --
    Net income (loss)....................                  .20      (1.26)
Total assets.............................                         171,130    196,227
Long-term debt included in continuing
  operations.............................                          50,501    50,501
Long-term debt of discontinued
  operations.............................                             277       277
Stockholders' equity.....................                          93,572    119,369

- ------------

(1) Selected Financial Data have been retroactively restated to reflect the discontinuance of utility and municipal services, refrigeration and natural gas and oil operations in 1993.

(2) SEPSCO has not paid any dividends on its common shares during any of the periods presented.

(3) Weighted average common shares outstanding were 11,655,067 for each of the historical periods presented. For pro forma periods, weighted average shares outstanding were 8,290,289 after giving effect to 3,364,778 shares of SEPSCO Common Stock assumed to be exchanged for Triarc Class A Common Stock in connection with the Merger.

                          BUSINESS OF TRIARC COMPANIES

INTRODUCTION

     Triarc Companies is engaged in four core businesses: soft drink, fast food, textiles and liquefied petroleum gas. The soft drink operations are conducted through RC Cola; the fast food operations are conducted through Arby's; the textile operations are conducted through Graniteville; and the liquefied petroleum gas operations are conducted through the LP Gas Companies. In addition, Triarc, through a number of direct and indirect subsidiaries, is also currently engaged in a number of non-core businesses, substantially all of which it intends to dispose of or liquidate as part of its business strategy. See ' -- General -- Discontinued and Other Operations.'

     Triarc was incorporated in Ohio in 1929. Triarc's principal executive offices are located at 777 South Flagler Drive, West Palm Beach, Florida 33401. The Company's telephone number is (407) 653-4000.

NEW OWNERSHIP AND EXECUTIVE MANAGEMENT

     On April 23, 1993, DWG Acquisition acquired shares of Triarc Class A Common Stock from the Posner Entities representing approximately 28.6% of the then outstanding Triarc Class A Common Stock. As a result of the Equity Transactions, the Posner Entities no longer hold any shares of voting stock of Triarc or any of its subsidiaries. Concurrently with the consummation of the Equity Transactions, Triarc refinanced a significant portion of its high cost debt in order to reduce interest costs and to provide additional funds for working capital and liquidity purposes. Following the consummation of the Equity Transactions, the Triarc Board installed a new corporate management team, headed by Nelson Peltz and Peter W. May, who were elected Chairman and Chief Executive Officer and President and Chief Operating Officer of Triarc, respectively. In addition, Leon Kalvaria was elected Vice Chairman of Triarc. The Triarc Board also approved a plan to decentralize and restructure the Company's management. See 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- The Reorganization and Related Matters.'

BUSINESS STRATEGY

     New executive management has developed a business strategy intended to address the Triarc Companies past inability to attract strong operating management, lack of focused advertising and marketing programs, and failure to make sufficient investments in capital projects. The key elements of this business strategy include (i) focusing the Triarc Companies resources on the four core businesses -- soft drink, fast food, textiles and liquefied petroleum gas, (ii) building strong operating management teams for each of the core businesses, and permitting each of these teams to operate in a newly decentralized environment, (iii) providing strategic leadership and financial resources to enable the management teams to develop and implement specific, growth-oriented business plans, and (iv) rationalizing the Triarc Companies organizational structure by eliminating minority interests and settling previously outstanding shareholder litigation.

     The new chief executive officers of the Triarc Companies' four core businesses, three of whom came from outside the Triarc Companies, have developed and begun to implement individual plans focused on increasing revenues and improving operating efficiency. In addition, the Triarc Companies expects to undertake, and is actively pursuing, acquisitions and business combinations to augment the four core businesses and dispositions of the non-core businesses. The implementation of the Triarc Companies business strategy is expected to result in significant increases in expenditures for, among other things, capital projects and acquisitions and, over time, marketing and advertising. To provide liquidity to finance these expenditures and to reduce interest costs, as part of the Refinancing and the RC/Arby's Refinancing, the Triarc Companies refinanced a significant portion of its high cost debt.

     The first steps of this strategic program have already been taken, including:

      In late April 1993, new chief executive officers were appointed for each of the the Triarc Companies' four core businesses. Three of these officers came from outside the Triarc Companies: John C. Carson (RC Cola) who is the former President of Cadbury Beverages, North America; Donald L. Pierce (Arby's) who is the former President of Denny's and Kentucky Fried Chicken -- International; and Ronald Paliughi (National Propane) who is a former senior officer of AmeriGas. In addition, Harold D. Kingsmore, who was previously chief operating officer of Graniteville, was named chief executive officer of Graniteville.

      As part of the Refinancing, Graniteville entered into the Graniteville Credit Facility which provided Graniteville with an $80 million term loan and $100 million revolving credit facility (of which $11.0 million was available at December 31, 1993). The Graniteville Credit Facility, together with Graniteville's operating cash flow, provides liquidity to fund Graniteville's working capital and capital expenditure requirements.


      In August 1993, RC/Arby's sold $275 million aggregate principal amount of 9 3/4% Senior Notes. A portion of the proceeds from this financing was used to redeem $225 million aggregate principal amount of Step-Up Notes. As of December 31, 1993, RC/Arby's had cash on hand of approximately $55.2 million to fund certain of RC Cola's and Arby's strategic programs.

      The Triarc Companies reduced its corporate staff from more than 200 to less than 100 employees. At the same time, each of RC Cola, Arby's and National Propane strengthened its own management team.

      In October 1993, SEPSCO's utility and municipal services business segment was sold. After the payment of the outstanding balance of $24.5 million of related capitalized leases on the closing date of the sale, and setting aside amounts for taxes, transaction expenses and related matters, the disposition of this business segment increased the Triarc Companies' net cash available for investment in the four core businesses by approximately $37.1 million.


      In November 1993, SEPSCO entered into the Letter of Intent to sell the Ice Business for $5 million in cash and approximately $4 million principal amount of subordinated secured notes due on the fifth anniversary of the sale and the assumption by the purchaser of certain current liabilities. The Letter of Intent, by its terms, expired on January 11, 1994, although the parties are still continuing discussions with respect to the transaction contemplated by the Letter of Intent.


      In January 1994, Triarc disposed of its 58.6% interest in Wilson Brothers ('Wilson Brothers'), a company engaged in the specialty decoration of glass and ceramic items and the design, manufacturing and servicing of overhead industrial cranes. In February 1994, Triarc sold its lamp manufacturing business to certain members of operating management for $5.5 million in cash and a note in the principal amount of $0.5 million.


      Triarc is proceeding with its plans to sell or discontinue substantially all of its remaining non-core businesses, including the Cold Storage Business of SEPSCO and the ownership of certain grapefruit groves. Given Triarc's focus on its four core businesses, Triarc may sell the natural gas and oil businesses that Triarc has agreed in principle to purchase from SEPSCO. No assurance can be given as to the time frame within which such businesses may be sold.

      Triarc's corporate headquarters and the headquarters of three of its four core businesses have been relocated to more modern and efficient office space.

     The estimated costs associated with substantially all of these actions were reflected either in Triarc Companies' results of operations for Fiscal 1993 or for the six months ended October 31, 1993. See 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,' Note 19 to the Fiscal 1993 Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries and Note 12 to the Condensed Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries.

ORGANIZATIONAL STRUCTURE

     The following chart sets forth the organizational structure of the Triarc Companies, excluding certain non-core businesses that are in the process of being disposed of or discontinued.

                              <ORGANIZATIONAL CHART>

(1) After the Merger, Triarc will directly or indirectly own 100% of each of its core businesses.

BUSINESS SEGMENTS

                              SOFT DRINK (RC COLA)

     RC Cola produces concentrates used in the production of soft drinks which are sold domestically and internationally to independent, licensed bottlers who manufacture and distribute finished beverage products. RC Cola's major products have strong brand recognition and include: RC COLA, DIET RC COLA, DIET RITE COLA, DIET RITE flavors, NEHI, UPPER 10 and KICK. In addition, RC Cola is the exclusive supplier of proprietary cola concentrate to Cott which sells private label soft drinks to major retailers such as Wal-Mart, A&P and Safeway. For information with respect to RC Cola's revenues, operating profit and assets for the last three fiscal years, see 'Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries.'

     RC COLA is the third largest national brand cola and is the only national brand cola available to non-Coca Cola and non-Pepsi-Cola bottlers. DIET RITE is available in a cola as well as various other flavors and formulations and is sugar-free (sweetened with 100% aspartame, an artificial sweetener), sodium-free and caffeine-free. It is the only national brand sodium-free soft drink on the market. DIET RC COLA is the low-calorie version of RC COLA containing aspartame as its sweetening agent. NEHI is a line of approximately 20 flavored soft drinks, UPPER 10 is a lemon-lime soft drink and KICK is a citrus soft drink. RC Cola's share of the overall domestic carbonated soft drink market was approximately 2.2% in 1993 according to The Maxwell Consumer Report. RC Cola's soft drink brands have a share of national supermarket sales of approximately 2.9%, as measured by Nielsen Marketing Research.

     John C. Carson joined RC Cola on May 10, 1993 as President and Chief Executive Officer. Prior to joining RC Cola, Mr. Carson was President of Cadbury Beverages, North America, where he worked with a bottling network of approximately 900 bottlers, including many existing RC Cola bottlers. Mr. Carson has over 25 years of experience in the beverage business, including positions in sales, marketing and administration. Since joining RC Cola, Mr. Carson has hired key senior finance, marketing and operations executives to form the nucleus of the RC Cola management team.

BUSINESS STRATEGY

     RC Cola's new management believes that the RC Cola products continue to enjoy significant brand recognition. RC Cola's new management also believes that the full potential of the RC Cola franchise, however, has not been realized due to unfocused spending on marketing and advertising, inefficient product distribution, and generally poor relationships between RC Cola and its bottlers. Furthermore, RC Cola's new management believes that there is an opportunity for RC Cola to address these issues, and increase sales and earnings through a newly formulated business strategy. The key elements of this strategy include:

       More Effective Advertising and Marketing: The principal determinant of success in the industry is the ability to establish a recognized brand name, the lack of which serves as the industry's primary barrier to entry. Historically, the marketing expenditures of RC Cola and its bottlers have emphasized couponing and sponsorship of local and regional sporting events rather than coordinated media spending that reinforces the image of the brands across markets. RC Cola management intends to increase its 1994 marketing budget by $5 million and to reallocate $14 million of this increased budget to media advertising and regional promotions, including a new advertising and marketing campaign developed by a recently hired outside advertising agency.

       Improved Bottler Relationships: Senior management of the Triarc Companies and RC Cola are working to develop a long-term partnership with RC Cola's bottlers. RC Cola management believes that the implementation of the new advertising and marketing program described above will encourage the bottlers to increase their own marketing expenditures, as well as coordinate promotional activity more closely with RC Cola. Finally, RC Cola is actively pursuing arrangements with Cott that could lead to an increase in private label bottling by the RC Cola bottling network.

       Expansion of Private Label Business: The domestic market share of private label soft drinks has increased rapidly in the past several years reflecting the emphasis of many retailers on the development and marketing of quality store brand merchandise at competitive prices. Private label sales to Cott represent the fastest growing segment of RC Cola's business, more than doubling from Fiscal 1992 to Fiscal 1993. Private label sales to Cott during Transition 1993 exceeded such sales for Fiscal 1993. In January 1994, RC Cola and Cott agreed on the terms of the Cott Worldwide Agreement, which will supersede the Current Cott Agreement. Under the Cott Worldwide Agreement, RC Cola will be Cott's exclusive worldwide supplier of cola concentrates for retailer-branded beverages in various containers. In addition, wherever possible, RC Cola will also supply Cott's requirements for non-cola carbonated soft drink concentrates. RC Cola's management believes that the Cott Worldwide Agreement will benefit RC Cola significantly by both expanding the markets for which RC Cola is Cott's exclusive supplier of cola concentrates, and significantly increasing the portion of Cott's requirements for non-cola carbonated soft drink concentrates which are supplied by RC Cola.

       Improved Distribution in Key Channels: Based on independent market research, RC Cola management believes that better distribution of RC Cola products in the key 'take home' channels (such as food stores and drug stores) will increase the market share of RC Cola brands. RC Cola is beginning to provide bottlers with timely and reliable market information to identify retailers that do not distribute RC Cola products and to monitor the inventory positions of the various RC Cola brands in stores where the products are currently distributed to limit out-of-stock positions.

       New Channels of Distribution: RC Cola's management believes that distribution of RC Cola brands through vending machines and convenience outlets (such as convenience stores and retail gas mini-markets) can be expanded significantly. This strategy has been implemented by arranging for the leasing of approximately 9,300 vending machines and the subleasing of this equipment to bottlers to encourage service of convenience outlets. In addition, as part of this strategy, RC Cola is also considering a program for the leasing of cold storage boxes and and the subleasing of them to bottlers to further encourage such service.

       International Expansion: While the financial and managerial resources of RC Cola have initially been focused on the United States and Canada, RC Cola management believes that there are significant opportunities to increase the international penetration of RC Cola brands. In those countries where RC Cola brands are currently distributed, RC Cola has provided limited advertising support due to capital constraints. RC Cola's brands have not yet been distributed in a number of major international markets, including Chile and Brazil in Latin America, Hong Kong and China in the Far East and Russia, Poland, Spain and Portugal in Europe. To support expansion in these markets, new managers have been added for Latin America and Europe, and outside consultants have been hired for the countries of the former Soviet Union. These markets are currently targeted for development during 1994.

       Acquisitions: RC Cola management is actively seeking to expand market share through the acquisition of additional soft drink product lines. RC Cola management believes that providing additional product lines and nationally recognized soft drink brands will assist RC Cola in strengthening its relationships with its bottlers and allow RC Cola to leverage its marketing and administrative activities.

INDUSTRY

     Soft drinks constitute one of the largest consumer food and beverage categories in the United States, with retail sales of approximately $50 billion in calendar 1993 as measured by Jesse Meyers Beverages Digest. Trends affecting the soft drink industry in recent years have included the growth of consumer demand for diet soft drinks, the increased market share of private label soft drinks, and the recent introduction of 'new age' beverages. In calendar 1993, diet drinks represented approximately 29.1% of the soft drink market, compared to approximately 19% in 1981. The share of the cola category of soft drink sales in all food stores, as measured by Nielsen Marketing Research, declined from 61.3% in calendar 1989 to 59.2% in 1993. This decline is attributable in large part to the decline in sales of sugar-sweetened cola drinks, whose share declined from 41.0% in calendar 1989 to 38.6% in 1993, while the share of diet cola drinks over the period remained stable at approximately 20.6%. RC Cola management believes that the market share of private label soft drinks, as measured by Nielsen Marketing Research, increased from approximately 7.2% in calendar 1989 to approximately 11.1% in 1993, reflecting the expansion in sales of private label products generally as retailers have placed increased emphasis on the development and marketing of quality store brand merchandise at competitive prices. RC Cola management believes that the share of 'new age' beverages (such as carbonated fruit drinks, natural sodas and seltzers, sports drinks and iced teas) in the soft drink market is currently approximately 7.5% in terms of volume and will continue to increase at the expense of traditional soft drinks.

PRODUCTS

     The following chart sets forth RC Cola's product mix of branded products for Fiscal 1993 and Transition 1993:

                                                           FISCAL 1993                 TRANSITION 1993
                                                    --------------------------    --------------------------
                                                      UNITS OF                      UNITS OF
                 BRANDED PRODUCT                    CONCENTRATE*    PERCENTAGE    CONCENTRATE*    PERCENTAGE
- -------------------------------------------------   ------------    ----------    ------------    ----------
RC Cola..........................................       689,952          55%          451,276          55%
Diet Rite Cola...................................       321,604          26           194,423          24
Nehi.............................................       100,448           8            73,143           9
Diet Rite Flavors................................        88,304           7            52,772           7
Diet RC..........................................        31,836           2            16,842           2
Others...........................................        23,836           2            26,387           3
                                                    ------------        ---       ------------        ---
     Total.......................................     1,255,980         100%          814,843         100%
                                                    ------------        ---       ------------        ---
                                                    ------------        ---       ------------        ---

- ------------

* One domestic unit equals concentrate sufficient to produce an average of 144 cases, each consisting of 24 eight-ounce containers, of finished product.

ADVERTISING AND MARKETING

     The principal determinant of success in the soft drink industry is the ability to establish a recognized brand name, the lack of which serves as the industry's primary barrier to entry. Advertising, promotions and marketing expenditures in Fiscal 1992, Fiscal 1993 and Transition 1993 were $51.0 million, $54.6 million and $54 million, respectively. However, RC Cola historically focused a large proportion of these expenditures on local and regional sporting event sponsorship, couponing and in-store/point of sale promotions. In addition, media spending was not well-coordinated across regions or with the timing of bottler promotions. RC Cola believes that, in spite of unfocused advertising spending over the last several years, its products continue to enjoy nationwide brand recognition.

     RC Cola management intends to increase its 1994 marketing budget by $5 million and to reallocate $14 million of this increased budget to media advertising and regional promotions. In August 1993, RC Cola hired GSD&M Advertising to produce and coordinate new media advertising campaigns for both regional and national distribution and to coordinate these campaigns with RC Cola's bottlers.

RC COLA'S BOTTLER NETWORK

     In addition to highly recognized brands, a strong bottler network is a critical determinant of the success of a soft drink producer. Analysis of market share by distributor indicates that a strong bottler can substantially increase the share of RC Cola brand products in that bottler's local market. Therefore, good relations with its bottlers, and a strong bottler network, are critical factors for RC Cola. As RC Cola's relationships with its bottlers improve, RC Cola management believes that its bottlers, the majority of whom also provide bottling services to other brands, will tend to focus more on RC Cola products. This increase in focus on RC Cola products is expected to result in increased participation by the bottlers in cooperative advertising, marketing and promotion activities, as well as added emphasis on improving shelf space positions for RC Cola brands with retailers and closer monitoring of retailer inventory positions, thus reducing out-of-stock positions.

     RC Cola sells its flavoring concentrates for branded products to independent franchised bottlers in the United States and 53 foreign countries, including Canada. Consistent with industry practice, each bottler is assigned an exclusive territory within which no other bottler may distribute RC Cola brand soft drinks. This type of arrangement is designed to help ensure that RC Cola has a strong distributor in each market served. As of December 31, 1993, RC Cola's products were packaged and distributed domestically in 158 franchised territories. There were a total of 61 production and distribution agreements and 97 distribution only agreements, covering 50 states.

     In most localities, licensed RC Cola bottlers also hold one or more franchises from other concentrate manufacturers, although RC Cola bottlers (like bottlers of Coca-Cola and Pepsi-Cola) are not permitted to distribute other colas. Of RC Cola's 158 franchised territories, Triarc believes 76 carry RC Cola as the lead brand, 38 carry RC Cola with 'Seven-Up' as the lead brand, 17 carry RC Cola with 'Dr. Pepper' as the lead brand, and the remaining 27 are classified as mixed. The existence of RC Cola enables non-Coca-Cola and non-Pepsi-Cola bottlers to offer a full line of branded cola products, better positioning them to compete with bottlers of Coca-Cola and Pepsi-Cola.

     The following table sets forth the percentage of domestic unit sales of concentrate for branded product accounted for by each of RC Cola's ten largest bottler groups during Fiscal 1993 and Transition 1993:

                                                                                  PERCENT OF UNIT SALES
                                                                              ------------------------------
                               BOTTLER GROUP                                  FISCAL 1993    TRANSITION 1993
- ---------------------------------------------------------------------------   -----------    ---------------
Chicago Bottling Group.....................................................       22.3%            25.4%
All American Bottling......................................................       16.1             16.9
Brooks Beverage Management Inc. ...........................................        7.2              8.3
7UP/RC Bottling of Southern California.....................................        7.0              8.0
RC Bottling Co. -- Evansville, IN..........................................        3.7              4.0
Mid-Continent Bottlers.....................................................        2.9              3.5
Kalil Bottling-Arizona.....................................................        2.7              3.4
Dr. Pepper Bottling-Texas..................................................        2.3              2.7
Beverage Properties Inc....................................................        2.2              2.4
Bland Group................................................................        1.9              2.3
                                                                                 -----            -----
          Total............................................................       68.3%            76.9%
                                                                                 -----            -----
                                                                                 -----            -----

     RC Cola enters into a license agreement with each of its bottlers which it believes are comparable to those prevailing in the industry. RC Cola periodically sets a uniform price list for concentrate for all of its licensed bottlers. The length of the license agreements vary, but RC Cola may terminate any such agreement in the event of a material breach of the terms thereof by the bottler that is not cured within a specified period of time.

     The license agreements require producing bottlers to manufacture RC Cola soft drinks in strict accordance with the standards, formulae and procedures established by RC Cola and to package the products in containers specified by RC Cola. Each bottler is obligated to operate within its exclusive territory with adequate manufacturing, packaging and distribution capability to produce and distribute sufficient quantities of RC Cola products to meet consumer demand in the territory and to maintain an inventory of RC Cola products sufficient to supply promptly the reasonably foreseeable demand for such products. Bottlers that operate distribution facilities and do not operate production facilities purchase RC Cola products from producing bottlers.

     Total concentrate sales in the New York City region declined by approximately 39,000 units (69%), from 4.1% to 1.5% of total domestic concentrate sales, between 1989 and 1993. This decrease was attributable to the bankruptcy of one of the two RC Cola bottlers in the region and the liquidation of the other. RC Cola entered into license agreements with two new bottlers in the New York City region in December 1991. Sales in the New York City region were approximately 18,500 units during 1993, representing an increase of approximately 4% from the 17,800 units sold during 1992. The market share in the New York City region of the RC Cola brands, as measured in a survey of supermarket sales conducted by Nielsen Marketing Research, has increased from 1.0% in calendar 1992 to 1.2% in calendar 1993. There can be no assurance, however, that these agreements will continue to result in RC Cola restoring lost market share in the New York City region.

PRIVATE LABEL

     RC Cola believes that private label sales through Cott represent a growth opportunity due to the increased emphasis by national retailers on the development and marketing of quality store brand merchandise at competitive prices. RC Cola's private label sales began in late 1990 and grew, as Cott's business has expanded, from approximately 309,000 units of concentrate in Fiscal 1992 to approximately 623,000 units in Fiscal 1993 and approximately 798,000 units in Transition 1993. In Fiscal 1993 and

Transition 1993, revenues from sales of private label concentrate to Cott represented approximately 10.6% and 10.9%, respectively, of RC Cola's total revenues. RC Cola is currently providing concentrate to Cott pursuant to the Current Cott Agreement, under which RC Cola is Cott's exclusive supplier of cola concentrates for private label and Cott's proprietary label soft drinks in the United States and Canada.

     In January 1994, RC Cola and Cott agreed on the terms of the Cott Worldwide Agreement, which will supersede the Current Worldwide Agreement. Under the Cott Worldwide Agreement, RC Cola will be Cott's exclusive worldwide supplier of cola concentrates for retailer-branded beverages in various containers. In addition, wherever possible, RC Cola will also supply Cott's requirements for non-cola carbonated soft drink concentrates. The Cott Worldwide Agreement requires that Cott purchase at least 75% of its total worldwide requirements for carbonated soft drink concentrates from RC Cola. The initial term of the Cott Worldwide Agreement is 21 years, with multiple six-year renewable terms.

     Cott delivers the private label concentrate and packaging materials to independent bottlers for bottling. The finished private label product is then shipped to Cott's trade customers, including major retailers such as Wal-Mart, A&P and Safeway. The Cott Worldwide Agreement provides that, so long as Cott purchases a specified minimum number of units of private label concentrate in each year of the Cott Worldwide Agreement, RC Cola will not manufacture and sell private label carbonated soft drink concentrates to parties other than Cott anywhere in the world.

     Through its private label program, RC Cola develops new concentrates specifically for Cott's private label accounts. The proprietary formulae RC Cola uses for its private label program are customer specific and differ from those of RC Cola's branded products. RC Cola works with Cott to develop a concentrate according to each trade customer's specifications. RC Cola retains ownership of the formulae for such concentrates.

     Gross margins for private label sales are lower than those for branded sales. However, since most advertising and marketing expenses and general and administrative expenses are not attributable to private label sales, resulting net operating margins for branded sales become lower than those for private label sales, despite the fact that net operating profits for branded sales remain higher than those for private label sales on a per-case basis.

PRODUCT DISTRIBUTION

     Bottlers distribute finished product through four major distribution channels: take home (consisting of food stores, drug stores, mass merchandisers, warehouses and discount stores); convenience (consisting of convenience stores and retail gas mini-markets); fountain/food service (consisting of fountain syrup sales and restaurant single drink sales); and vending (consisting of bottle and can sales through vending machines). The take home channel is the principal channel of distribution for RC Cola products.

     In recent years, RC Cola's products have experienced excessive out-of-stock positions at retail outlets. Management believes that providing timely and reliable market information to the bottlers on the inventory positions of the retailers in their local markets will allow the bottlers to anticipate out-of-stocks, and therefore more effectively distribute RC Cola's products.

     RC Cola brands are not currently broadly distributed through vending machines or convenience outlets. In addition to stimulating trial purchases, the presence of RC Cola identified vending machines and cold storage boxes reinforces consumer awareness of the brands. RC Cola management, therefore, arranged for the leasing of approximately 9,300 vending machines and for the subleasing of this equipment to bottlers to encourage service of convenience outlets. In addition, as part of this effort to stimulate trial purchases, RC Cola is also considering a program for the leasing of cold storage boxes and the subleasing of them to bottlers to further encourage such service.

INTERNATIONAL

     Sales outside the United States accounted for approximately 13.0% of RC Cola's sales in Transition 1993 and an average of 9.6% for the five fiscal years from 1989 through 1993. As of December 31, 1993,

68 bottlers and 12 distributors sold RC Cola brand products outside the United States in 53 countries, with international sales in Transition 1993 distributed among Canada (47%), Latin America and Mexico (11.8%), Europe (21.1%), the Middle East/Africa (15.0%) and the Far East (5.1%). Historically, RC Cola has had limited managerial or financial resources making it difficult for RC Cola to support its brands outside of the United States. RC Cola brands have not yet been distributed in a number of major international markets, including Chile and Brazil in Latin America, Hong Kong and China in the Far East and Russia, Poland, Spain and Portugal in Europe. To support expansion in these markets, new managers have been added for Latin America and Europe, and outside consultants hired for the countries of the former Soviet Union. These markets are currently targeted for development during 1994.

PRODUCT DEVELOPMENT AND RAW MATERIALS

     RC Cola believes that it has a reputation as an industry leader in product innovation. RC Cola introduced the first national brand diet cola in 1961. The DIET RITE flavors line was introduced in 1988 to complement the cola line and to target the non-cola segment of the market, which has been growing faster than the cola segment due to a consumer trend toward lighter beverages.

     Flavoring ingredients and sweeteners for sugar-sweetened soft drinks are generally available on the open market from several sources. However, aspartame, the sweetener currently preferred by consumers of diet soft drinks, was until recently subject to a patent held by The NutraSweet Company, a division of Monsanto Company. The NutraSweet Company was the only supply source for aspartame in the United States until December 1992, when its patent for aspartame expired. The price of aspartame declined in 1993. The reduced cost of aspartame has improved RC Cola's gross margin.

                               FAST FOOD (ARBY'S)

     Arby's is the world's largest franchise restaurant system specializing in roast beef sandwiches with an estimated market share in 1993 of 65.1% of the roast beef sandwich segment of the quick service restaurant category. In addition, the Company believes that Arby's is the 14th largest restaurant chain in the United States, based on domestic system-wide sales. As of December 31, 1993, Arby's restaurant system consisted of 2,682 restaurants, of which 2,531 operated within the United States and 151 operated outside the United States. As of December 31, 1993, Arby's owned and operated 259 units and the remaining units were owned and operated by franchisees. At December 31, 1993, all restaurants outside the United States were franchised. System-wide sales were approximately $1.5 billion in Fiscal 1993 and approximately $1.1 billion during Transition 1993. For information with respect to Arby's revenues, operating profit and assets for the last three fiscal years, see 'Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries.'

     In addition to its various roast beef sandwiches, Arby's restaurants offer a broad menu of chicken, submarine and other sandwiches and salads. A breakfast menu, which consists of croissants with a variety of fillings, is also available at many Arby's restaurants. The typical Arby's restaurant, however, generates a substantial amount of its revenues during the lunch hours.

     Arby's revenues are derived from three principal sources: (i) sales at company-owned restaurants; (ii) royalties from franchisees and (iii) one-time franchise fees from new franchisees. During Fiscal 1993 and Transition 1993 approximately 78% of Arby's revenues were derived from sales at company-owned restaurants and approximately 22% were derived from royalties and franchise fees.

     Donald L. Pierce joined Arby's on May 17, 1993 as President and Chief Executive Officer. Prior to joining Arby's, Mr. Pierce was President of PepsiCo, Inc.'s Hot 'n Now hamburger chain. Mr. Pierce was President of Kentucky Fried Chicken -- International from 1988 to 1990 and held a number of senior management positions at Denny's from 1981 to 1988, including President of Denny's, Inc. from 1987 to 1988. Mr. Pierce has assembled a management team with substantial industry experience consisting of both existing Arby's employees and key additions in marketing and finance from outside the Triarc Companies.

BUSINESS STRATEGY

     Despite the lack of a chief executive officer responsible solely for Arby's business and unfocused advertising and marketing programs prior to the Reorganization, Arby's has maintained consistently high rankings in consumer awareness surveys and continues to attract new franchisees to its system. In recent years, however, Arby's opened few company-owned restaurants. As a result, the number of restaurants in the Arby's system has grown at a slower rate than other leading fast food chains, which have expanded through both internal growth and acquisitions. In addition, the lack of attention of prior management to the operating standards of both company-owned and franchised restaurants, including significantly reduced capital available for remodeling certain of the company-owned restaurants, may have resulted in a market perception of declining quality across the Arby's system.

     The new operating management team is developing a business strategy designed to increase the total number of restaurants in the Arby's system and to improve the revenues and profitability of the restaurants. The key elements of this business strategy include:

       Accelerated Store Opening Program: Due to capital constraints, Arby's opened only five company-owned restaurants during Transition 1993. Since the Reorganization, Arby's has expanded its management team to support an accelerated program of opening company-owned stores, including professionals in charge of site analysis and selection, lease negotiation, and personnel training. Arby's intends to open 20 to 30 new company-owned restaurants in 1994, and 50 to 60 new restaurants in 1995. From time to time, Arby's will consider increasing the number of company-owned restaurants by acquiring restaurants from existing franchisees. For example, in February 1994, Arby's sold 20 company-owned restaurants to a current franchisee and agreed to purchase from the same franchisee an aggregate of 33 of its franchised restaurants, thereby increasing Arby's overall number of company-owned restaurants by 13. Through new store openings and the purchase of franchised restaurants, management intends to increase the percentage of company-owned restaurants in the system to 20% over a three to five year period.


       Remodeling Program: The average company-owned restaurant has not been renovated or remodeled in approximately 11 years. Based on the historical experience of Arby's franchisees, restaurants generally record double-digit increases in sales in the year after a remodeling. Arby's expects to renovate or remodel approximately 70 to 80 of its company-owned restaurants per year for each of the next three years. Certain of the restaurants to be renovated or remodeled were acquired by Arby's from franchisees.



       Expanding the Franchise Network: Arby's management believes that more effective marketing and advertising, a stronger commitment by Arby's to building the system through its accelerated store opening program, and the improvement in the quality of the facilities of the company-owned restaurants will increase the value of, and demand for, Arby's franchises. As of December 31, 1993, Arby's had received prepaid commitments for the opening of up to 402 new domestic franchised restaurants over the next five years. Management believes that its efforts to improve the value of the Arby's franchise should result in a significantly higher number of openings during this time period.


       Increasing Operating Efficiency: Arby's management believes that significant additional operating efficiency can be achieved by (i) rigorously evaluating the performance of company-owned restaurants and closing those that do not meet selected profitability criteria, (ii) requiring more uniformity across its restaurant system to increase purchasing efficiencies and improve ease and speed of service, and (iii) installing point-of-sale systems, certain new kitchen equipment and other labor-saving processes in company-owned restaurants. Arby's closed six company-owned restaurants during Transition 1993 and expects to close three additional company-owned restaurants in 1994. In addition, management anticipates that it will spend approximately $7 to $10 million in 1994 on new equipment, including point-of-sale terminals, for the company-owned restaurants.

       More Focused Retail-Oriented Marketing: Arby's management believes that focused advertising and marketing, combined with renewed emphasis on customer service, will increase consumer awareness of Arby's, improve customer satisfaction and stimulate repeat visits. Arby's management believes that Arby's historically has over-emphasized the use of coupons and other promotional efforts, rather than marketing programs that reinforce consumer recognition of Arby's.


       International Expansion: Although Arby's is initially focusing its resources on expanding the domestic restaurant system, Arby's management believes that the international network represents a significant long term growth opportunity. Other than Canada (103 restaurants) and Mexico (15 restaurants), no foreign country had more than two Arby's restaurants as of December 31, 1993. Arby's intends to expand the system outside the United States by opening its first foreign company-owned restaurants and granting direct franchises in several new international markets. In addition, management expects increases in the number of restaurants opened under existing territorial agreements with international franchisees in 33 countries. As of December 31, 1993, Arby's had received prepaid commitments for the opening of approximately 450 international restaurants over the next seven years.


       Acquisitions: In addition to purchasing franchised restaurants, Arby's intends to increase the geographic coverage of its system by acquiring small regional restaurant chains and converting the newly acquired locations into Arby's restaurants.

INDUSTRY


     The U.S. restaurant industry is highly fragmented, with approximately 400,000 units nationwide. Industry surveys indicate that the 15 largest chains accounted for approximately 17% of all units and 29% of all industry sales in 1993. According to data compiled by the National Restaurant Association, total domestic restaurant industry sales were approximately $193 billion in 1993, of which approximately $80 billion were in the quick service ('QSR') or fast food segment. In recent years the industry has benefitted as spending in restaurants has consistently increased as a percentage of total food-related spending. According to a Standard & Poor's Corporation report dated November 1992 (its most recent report on the subject), it was estimated that approximately 34% of all domestic retail food sales in 1992 would be made in restaurants, compared with approximately 25% in 1970. According to an industry survey, the QSR segment has been the fastest growing segment of the restaurant industry over the past five years, with a compounded annual sales growth rate from 1989 through 1993 of 4.5%. The recent recession, however, slowed the rate of growth in restaurant spending.


ARBY'S RESTAURANTS

     The first Arby's restaurant opened in Youngstown, Ohio in 1964. As of December 31, 1993, Arby's restaurants operated in 49 states, Puerto Rico, the U.S. Virgin Islands and 14 foreign countries. At December 31, 1993, the five leading states by number of operating units were: Ohio, with 199 restaurants; California, with 175 restaurants; Texas, with 158 restaurants; Michigan, with 141 restaurants; and Georgia, with 126 restaurants. Other than Canada (103 restaurants) and Mexico (15 restaurants), as of December 31, 1993 no foreign country had more than two Arby's restaurants.

     The typical company-owned Arby's restaurant in the United States is 2,570 square feet, including approximately 1,100 square feet devoted to seating space, approximately 100 square feet to selling space and approximately 1,370 square feet to kitchen operations and storage. Stores typically have a manager, assistant manager and as many as 20 full and part-time employees. Staffing levels, which vary during the day, tend to be heaviest during the lunch hours.

     The following table sets forth the number of company-owned and franchised Arby's restaurants at December 31, 1991, 1992 and 1993.

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                   1991     1992     1993
                                                                   -----    -----    -----
Company-owned restaurants.......................................     260      268      259
Franchised restaurants..........................................   2,241    2,335    2,423
                                                                   -----    -----    -----
          Total restaurants.....................................   2,501    2,603    2,682
                                                                   -----    -----    -----
                                                                   -----    -----    -----

     Arby's opened only five company-owned restaurants in Transition 1993. Since the Reorganization, Arby's has expanded its management team to support an accelerated program of opening company-owned stores, including professionals in charge of site analysis and selection, lease negotiation and personnel training. Arby's intends to open 20 to 30 new company-owned restaurants in 1994, and 50 to 60 new restaurants in 1995.


     Arby's also intends to undertake a program to upgrade the quality of the facilities of its company-owned restaurants. The average Arby's company-owned restaurant has not been renovated or remodeled in approximately 11 years. The average cost of renovating a restaurant is $70,000, which includes the cost of new signage, menu boards, seating areas, kitchens and point-of-sale systems. In addition, Arby's management intends to add drive-through windows in several of its company-owned restaurants. At December 31, 1993, approximately 200 company-owned restaurants had drive-through facilities. The average cost of adding a drive-through window in a restaurant is $50,000.


     In Fiscal 1991, Arby's purchased 22 poorly performing restaurants from a franchisee, substantially all of which have been included in the Arby's remodeling program. Arby's management believes that the acquisition and remodeling of poorly performing franchised restaurants will enable Arby's to improve the overall quality of the facilities in the Arby's system.

     In February 1994, Arby's sold 20 company-owned restaurants in the Atlanta, Georgia and Portland, Oregon markets to a current franchisee and agreed to purchase from the same franchisee an aggregate of 33 of its franchised restaurants in the Jacksonville, Florida and Orlando, Florida markets. Following the acquisition of the Florida restaurants by Arby's, these restaurants will be remodeled and renovated. The acquisition of the Florida restaurants is part of a plan to increase Arby's market presence in Florida, Arby's headquarter state, which, in turn, will allow Arby's to test new products and concepts more effectively.

FRANCHISE NETWORK

     At December 31, there were approximately 500 Arby's franchisees operating 2,423 separate locations. The initial term of the typical franchise agreement is 20 years with a 20-year renewal option by the franchisee, subject to certain conditions. While Arby's management is currently considering implementing a program to provide financing arrangements to its franchisees, as of December 31, 1993, Arby's did not offer any financing arrangements to its franchisees.


     The Arby's franchise was ranked by a survey published in Entrepreneur magazine in January 1994 as one of the top 20 franchises among 500 franchised businesses, based on a variety of objective criteria of importance to franchisees. As of December 31, 1993, Arby's had received prepaid commitments for the opening of up to 402 new domestic franchised restaurants over the next five years. Arby's has granted territorial agreements with international franchisees in 33 countries, and as of December 31, 1993 received prepaid commitments for the opening of approximately 450 international restaurants over the next seven years. Under the terms of these territorial agreements, many of the international franchisees have the exclusive right to open Arby's restaurants in specific regions or countries, as well as to sub-franchise Arby's restaurants. Management expects that future international franchise agreements will more narrowly limit the geographic exclusivity of the franchisees and prohibit sub-franchise arrangements.


     Arby's offers franchises for the development of both single and multiple restaurant locations. All franchisees are required to execute standard franchise agreements. Arby's standard U.S. franchise agreement provides for, among other things, an initial $37,500 franchise fee for the first franchised unit and $25,000 for each subsequent unit and a monthly royalty payment based on 3.5% of restaurant sales for the first two years from the date of opening of the franchised unit and 4.0% during the remainder of the term of the franchise agreement. Franchise agreements effective after February 1, 1994 provide for a 4.0% royalty payment for the entire term of the franchise agreement. As a result of lower royalty rates still in effect under earlier agreements, the average royalty rate paid by franchisees at December 31, 1993 was 2.6%. Franchisees typically pay a $10,000 commitment fee, credited against the franchise fee referred to above, during the development process for a new restaurant.

     Franchised restaurants are operated in accordance with uniform operating standards and specifications relating to the selection, quality and preparation of menu items, signage, decor, equipment, uniforms, suppliers, maintenance and cleanliness of premises and customer service. Arby's continuously monitors franchisee operations and inspects restaurants periodically to ensure that company practices and procedures are being followed. Management believes that expanding the number of the company-owned stores and up-grading the quality of the facilities will enhance the value of an Arby's franchise.

ADVERTISING AND MARKETING

     Arby's management believes that focused advertising and marketing can increase consumer awareness of the system and the quality of its food, service and facilities. As part of its business strategy, franchisees and Arby's contribute 0.7% of gross sales to the Arby's Franchise Association ('AFA'), which produces advertising and promotion materials for the system. Each franchisee is also required to spend a reasonable amount, but not less than 3% of its monthly gross sales, for local advertising including their contribution to a cooperative area advertising program with other franchisees who are operating Arby's restaurants in the same area. Arby's advertises primarily through regional television, radio and newspapers. Payment for advertising time and space is made by the local franchisee, Arby's or both on a shared basis. In Fiscal 1992 and 1993 and Transition 1993, Arby's expenditures for advertising and marketing in support of company-owned stores were $14.4 million, $16.2 million and $11.1 million, respectively. Management believes that Arby's has historically over-emphasized the use of coupons and other promotional efforts, rather than marketing programs that reinforce consumer recognition of Arby's.

PROVISIONS AND SUPPLIES

     Arby's roast beef is provided by four independent meat processors, three of which have been suppliers to Arby's and its franchisees for more than ten years. One of such suppliers (Custom Food Products, Best Western Food Division) provides approximately 40% of the roast beef requirements for Arby's and its franchisees. Arby's other roast beef suppliers are Multi-Foods Corporation, Prepared Foods Division (28%), Peck Foods Corporation (16%) and Cargill Processed Meats, Enge Packing Company (16%). Franchise operators are required to obtain roast beef from one of the four suppliers. Arby's, through a non-profit purchasing cooperative ARCOP, Inc. ('ARCOP'), which negotiates contracts with approved suppliers on behalf of Arby's and its franchisees, is currently negotiating the renewal of its 'cost-plus' contracts with these suppliers that have expired in August, 1993. While the renewal contracts are being negotiated, the suppliers continue to provide Arby's with roast beef pursuant to the terms of the expired contracts. Arby's believes that satisfactory arrangements could be made to replace any of its current roast beef suppliers, if necessary, on a timely basis.

     Franchisees may obtain other products, including food, beverage, ingredients, paper goods, equipment and signs, from any source that meets Arby's specifications. Food, proprietary paper and operating supplies are also made available to Arby's franchisees through ARCOP.

QUALITY ASSURANCE AND CUSTOMER SERVICE

     Arby's has developed a quality assurance program designed to (i) ensure that each franchised unit adheres to Arby's policies, practices and procedures,
(ii) maintain uniformity among its franchised restaurants and (iii) ensure that products it receives from its major suppliers meet its high standards for quality.

     Arby's believes that a high level of customer service results in improved customer satisfaction and, therefore, repeat visits. Arby's has recently up-graded its employee training programs for company-owned restaurants and offers similar programs for franchisees, including refresher courses, training videos and other materials. Management believes that improved customer service has been an important contributing factor in the 11.0% increase in same store sales experienced in the twelve months ended December 31, 1993.

                            TEXTILES (GRANITEVILLE)

     Graniteville manufactures, dyes, and finishes cotton, synthetic and blended (cotton and polyester) apparel fabrics. Graniteville produces fabrics for utility wear including uniforms and other occupational apparel, piece-dyed fabrics for sportswear, casual wear and outerwear, indigo-dyed fabrics for jeans, sportswear and outerwear and specialty fabrics for recreational, industrial and military end-uses. Through its wholly-owned subsidiary, C.H. Patrick, Graniteville also produces and markets dyes and specialty chemicals primarily to the textile industry. For information with respect to Graniteville's revenues, operating profit and assets for the last three fiscal years, see 'Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries.' Triarc believes that Graniteville is a leading domestic manufacturer of fabrics for utility wear, piece-dyed fabrics for sportswear, casual wear and outerwear and indigo-dyed fabrics used in the production of high-end fashion apparel.

     On April 24, 1993, Harold D. Kingsmore, who had been Executive Vice President and Chief Operating Officer of Graniteville since 1986, became President and Chief Executive Officer of Graniteville. Mr. Kingsmore has more than 30 years of experience in the textile industry, and together with the other members of Graniteville's management team, has been successfully managing Graniteville's business for more than seven years.

BUSINESS STRATEGY

     Graniteville believes that it has a reputation in the textile industry as both a consistent producer of quality products and an innovator of new products to meet the changing needs of its customers. The management of Graniteville intends to continue to implement the following business strategy, focusing its resources on products and markets where it believes it can obtain a significant market share. The key elements of the strategy include:

       Focus on Innovative, Value-Added Products: Graniteville's products are high value-added fabrics that require sophisticated manufacturing, dyeing and finishing techniques. Graniteville maintains its leadership position in these products by creating new processes that result in special colors or textures in the case of fashion-oriented fabrics or provide improved performance characteristics in the case of utility wear.

       Maintain Profitability in a Cyclical Industry: Graniteville consistently purchases unfinished fabrics (known as 'greige goods') from third parties for its finishing plants to supplement internally manufactured fabrics. This strategy generally allows Graniteville to reduce purchases of greige goods during periods of reduced demand while continuously operating its manufacturing facilities. This strategy also allows Graniteville to increase purchases during periods of peak demand. As a result of operating its weaving facilities at consistently high utilization rates, cyclical fluctuations in demand have less impact on Graniteville's operating profits than on certain of its competitors. In addition, Graniteville attempts to minimize its working capital investment through inventory controls while still allowing efficient scheduling of its manufacturing facilities and achieving on-time deliveries to customers.

       Maintain Quick Response to Customers: Graniteville believes that a key element of its success has been its ability quickly to develop and produce innovative, finished fabrics for customers, giving it a competitive advantage over certain other fabric producers. Quick response time is particularly valued by customers engaged in fashion-sensitive segments of the apparel industry. Graniteville's modern, flexible production facilities enable it to provide this high value-added service in a cost-effective manner.

       Invest Capital in Modern Vertically-Integrated Operations: Graniteville believes that vertical integration is an essential element of its ability to produce customized fabrics in a quick and cost-effective manner. Graniteville has spent $132 million over the seven year period ending December 31, 1993 to modernize its facilities. Management will continue its facilities and equipment modernization program to lower production costs while simultaneously maintaining quality standards.

       Expand Dyes and Specialty Chemicals Business: Graniteville's dyes and specialty chemicals subsidiary, C.H. Patrick, has experienced 10.5% compound annual growth in revenues over the last five years and is viewed as an innovator in its field. Management intends to continue to emphasize the development of C.H. Patrick's products and markets.

PRODUCTS AND MARKETS

     Graniteville's principal products are cotton and cotton blended fabrics, including denim. Fabric styles are distinguished by weave, weight and finishing. The production of fabric is organized into four product lines based on fabric type and end-use -- utility wear, piece-dyed fabrics for sportswear, casual wear and outerwear, indigo dyed fabrics for jeans, sportswear and outerwear and specialty products. In addition, Graniteville manufactures dyes and specialty chemicals through C.H. Patrick. Graniteville focuses its resources on products and markets where it believes it can obtain a significant market share. In each of its market segments, Graniteville focuses on developing relationships with those customers with the greatest need for high value added products.

     The contribution of each product line and service to Graniteville's total revenues during Fiscal 1993 and Transition 1993 is set forth below:

                                                               PERCENT OF REVENUES
                                                          ------------------------------
                                                          FISCAL 1993    TRANSITION 1993
                                                          -----------    ---------------
Utility wear...........................................        36%              39%
Piece-dyed fabrics for sportswear, casual wear and
  outerwear............................................        26               23
Indigo-dyed fabrics for jeans, sportswear and
  outerwear............................................        21               22
Specialty products.....................................         8                7
Dyes and specialty chemicals...........................         8                8
Other..................................................         1                1
                                                              ---              ---
          Total........................................       100%             100%
                                                              ---              ---
                                                              ---              ---


     Utility Wear: Graniteville believes it is a leading domestic manufacturer of fabrics for sale to apparel manufacturers that supply utility wear to industrial laundries for rental to their customers, as well as manufacturers that sell utility wear on the retail market. In the utility wear market, fabrics are generally piece-dyed, which means that the fabric is first woven and then dyed. Utility wear customers require a durable fabric which complies with strict standards for fitness of use and continuity and retention of color. Graniteville works closely with its customers in order to develop fabrics with enhanced performance characteristics. Graniteville's utility wear customers include Red Kap, Williamson-Dickie, Cintas, Carhartt, Inc., American Uniform, Washable Inc., Walls Industries, Perfect Industrial Uniform, Reed Manufacturing and Unifirst.


     Piece-dyed Fabrics for Sportswear, Casual Wear and Outerwear: Graniteville believes it is a leading domestic manufacturer of woven cotton piece-dyed fabrics that are sold primarily to domestic manufacturers and retailers of men's, women's and children's sportswear, casual wear and outerwear. Fabrics are produced for customers in a wide variety of styles, colors, textures and weights, according to individual customer specifications. Graniteville works directly with its customers to develop innovative fabric styles and finishes. Graniteville's piece-dyed sportswear fabric customers include Wrangler, Polo Ralph Lauren, The Gap, M&F Girbaud, Levi Strauss (Dockers), Liz Claiborne, Henry
I. Siegel Company, Inc. (H.I.S.), Farah, Sun Apparel and I.C. Isaac's.

     Indigo-Dyed   (Denim)   Fabrics  for   Jeans,  Sportswear   and  Outerwear:
Graniteville believes it is a leading domestic manufacturer of indigo-dyed fabrics (primarily denim) in a wide range of styles for use in the production of high-end men's, women's and children's fashion apparel. Graniteville also produces other indigo-dyed fabrics for jeans, sportswear and outerwear. In the manufacture of indigo-dyed fabrics, the yarn is dyed before it is woven. This process results in the distinctive appearance of indigo-dyed apparel fabrics, noted by variations in color. Graniteville is a leader in the development of new and innovative colors and styles of weaves and finishes for indigo-dyed fabrics, and works directly with its customers to produce indigo-dyed fabrics that meet the changing styles of the contemporary fashion market. Graniteville's indigo-dyed  fabrics  customers  include  The  Gap,  Guess,  Flynn  Enterprises,

Wilkins Industries, Stuffed Shirt, Wrangler, Sun Apparel, Levi Strauss, Cherokee Apparel and Carhartt, Inc.

     Specialty Products: Graniteville produces a variety of fabrics for recreational, industrial and military end-uses, including coated fabrics for awnings, tents, boat covers and camper fabrics. The specialty products unit also dyes customer-owned finished garments, enabling customers to order color selections, while minimizing inventory risk and meeting short delivery schedules.

C.H. PATRICK PRODUCTS AND MARKETS


     C.H.  Patrick  develops,  manufactures  and  markets  dyes  and   specialty
chemicals, primarily to the textile industry. During both the twelve month period ended February 28, 1993 and the eight month period from March 1, 1993 through October 31, 1993, approximately 57% of C.H. Patrick's sales were to non-affiliated manufacturers, and 43% were to Graniteville. C.H. Patrick's sales to third parties have increased at a compounded annual rate of 10.5% over the last three calendar years. Graniteville management believes that C. H. Patrick has earned a reputation for producing high quality, innovative dyes and specialty chemicals.


     C.H. Patrick processes dye presscakes and other basic materials to produce and sell indigo, vat, sulfur and disperse liquid dyes, as well as disperse, direct and aluminum powder dyes. The majority of C.H. Patrick's dye products are used in the continuous dyeing of cotton and polyester/cotton blends. C.H.
Patrick also manufactures various textile softeners, surfactants, dyeing auxiliaries and permanent press resins, as well as several acrylic polymers used in textile finishing as soil release agents. Most of C.H. Patrick's products offer higher margins than other product lines of Graniteville.

MARKETING AND SALES

     Graniteville's fabric is marketed and sold by its woven apparel marketing group which will be moved from its current headquarters in New York City to Graniteville's headquarters in South Carolina before the end of 1994. The group also maintains regional sales offices in Boston, Massachusetts; Greensboro, North Carolina; Greenville, South Carolina; Dallas, Texas; and San Francisco, California. Independent sales agents in Los Angeles, California and Canada also market Graniteville's woven apparel products. Graniteville's specialty products are marketed and sold by the specialty products division. C.H. Patrick markets and sells its dyes and chemicals through its own sales and marketing department.

MANUFACTURING

     Graniteville is a vertically integrated manufacturer, with facilities capable of converting raw fiber into finished fabrics. Generally, raw fibers are purchased and spun into yarn, and yarns are either dyed and then woven into fabrics (as in the case of indigo-dyed fabrics) or woven into fabrics, which are then dyed according to customer specifications. Graniteville currently operates four weaving plants, two indigo-dyeing facilities, one piece-dyeing facility, one coating facility and one garment-dyeing facility, all of which are located within a fifteen mile radius of Graniteville's headquarters.

     Graniteville's piece-dyed dyeing and finishing facilities utilize a wide range of technologies, highlighted by the use of a sophisticated computer-based monitoring and control system. This system, which Graniteville believes to be unique in the industry, allows Graniteville to continuously monitor and control each phase of the dyeing and finishing process in order to improve productivity, efficiency, consistency and quality.

     Graniteville invested approximately $132 million over the seven year period ending December 31, 1993 to modernize its manufacturing operations. Graniteville's yarn spinning and weaving operations were updated by the addition of state-of-the-art computer-controlled spinning machinery and high speed air-jet and rapier looms, capable of significantly increasing productivity while allowing Graniteville to maintain its high quality manufacturing standards. In 1994 Graniteville expects to spend approximately $20 million in order to maintain, expand and upgrade its facilities.

RAW MATERIALS

     The principal raw materials used by Graniteville in the manufacture of its textile products are cotton and man-made fibers (primarily polyester). Graniteville seeks to enter into partnership-type arrangements with its suppliers. It purchases cotton from a number of domestic suppliers at the time it receives orders from customers and generally maintains a commitment position resulting in a four to six month supply of cotton. Polyester is generally purchased from one principal supplier, although there are numerous alternative domestic sources for polyester. Polyester is purchased pursuant to periodic negotiations whereby Graniteville seeks to assure itself of a consistent, cost-effective supply. In general, there is an adequate supply of such raw materials to satisfy the needs of the industry. In addition, Graniteville purchases greige goods from other manufacturers to supplement its internal production. These fabrics have normally been available in adequate supplies from a number of domestic sources. Graniteville also purchases bulk dyes and specialty chemicals manufactured by various domestic producers, including C.H. Patrick. While Graniteville believes that there is a competitive advantage to purchasing these dyes and specialty chemicals from C.H. Patrick, they are presently available in adequate supply in the open market.

BACKLOG

     Graniteville's backlog of unfulfilled customer orders was approximately $191.2 million at December 31, 1993, as compared to approximately $222.2 million at December 31, 1992. It is expected that substantially all of the orders outstanding at December 31, 1993 will be filled during the next 12 months. Order backlogs are usual to the business in which Graniteville operates.

           LIQUEFIED PETROLEUM GAS (NATIONAL PROPANE AND PUBLIC GAS)


     National Propane and its subsidiaries and Public Gas distribute liquefied petroleum gas ('LP gas') for residential, agricultural, commercial and industrial uses, including space heating, water heating, cooking and engine fuel. The LP Gas Companies also sell related appliances and equipment. Triarc believes that the LP Gas Companies are the fifth largest distributors of LP gas in terms of unit volume in the United States. As of December 31, 1993, this business was conducted by approximately 156 operating units located in 20 states in the Southeast, Northeast, Midwest and Southwest, primarily in suburban and rural areas. For information with respect to the revenues, operating profit and assets of the LP Gas Companies for the last three fiscal years, see 'Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries.'


     Ronald D. Paliughi joined the LP Gas Companies on April 24, 1993 as National Propane's President and Chief Executive Officer. Previously, Mr. Paliughi had been Senior Vice President-Western Operations of AP Propane (AmeriGas), the largest LP gas company in the United States, and director of retail operations of CalGas Corporation, previously a division of the fourth largest LP gas company in the United States. Mr. Paliughi has assembled an experienced management team committed to implementing the strategy outlined below.

BUSINESS STRATEGY

     Prior to the Reorganization, the LP Gas Companies did not have a chief executive officer solely responsible for their business, and were operating in their numerous regions without coordinated pricing or distribution strategies. Purchasing and other functions were decentralized, resulting in cost duplications and purchasing inefficiencies.

     The LP Gas Companies' new management has begun to implement the following strategies intended to increase revenues and improve operating margins:

       Centralization and Streamlining of Operations: Historically, Triarc's LP gas business was comprised of seven regionally branded companies, each with its own operating style and corporate staff. These seven regional companies were restructured in July 1993 into a centralized headquarters and two operating divisions. Since the Reorganization, the LP Gas Companies' work force has been reduced by approximately ten percent and further reductions are planned during calendar 1994. In addition, better utilization of the vehicle fleet should permit a ten percent reduction in the size of such fleet by the end of calendar 1994. As a result, operating expenses are expected to decrease significantly in calendar 1994.

       Improved Pricing Management: To better monitor prices, the LP Gas Companies are in the process of installing a $2.4 million centralized pricing and billing system in all of their offices which will enable management to set and monitor prices from headquarters. This system, which is expected to be fully operational in mid-1994, will permit the monitoring of supply, demand and competitive pricing information on a system-wide basis. The LP Gas Companies' management believes that the timely availability of this information will lead to an increase in margins, thereby increasing gross profits.

       Improved Marketing: The LP Gas Companies intend to differentiate themselves from many smaller, local competitors by establishing an image as a large, reliable fuel supplier on which customers can depend. All of the businesses will operate under the National Propane brand and operating management will implement coordinated advertising and marketing campaigns.

       Efficient Purchasing: Due to capital constraints and the lack of centralized purchasing, the LP Gas Companies historically have not taken advantage of existing storage capacity. When conditions are appropriate, management intends to purchase and store LP gas supplies during the summer months when market pricing is distressed, and sell these supplies during times of higher gas prices. In addition, each LP Gas Company historically purchased LP Gas independently. The LP Gas Companies' management recently centralized purchasing and hired an experienced senior executive to manage all LP gas purchasing activities.

       Acquisitions: To complement the strategies outlined above, the LP Gas Companies intend to increase revenues by acquiring smaller, less efficient competitors and incorporating them into the LP Gas Companies existing network. Accordingly, in November 1993, National Propane acquired the assets of Ark-La-Tex LP Gas, Inc. and affiliates with locations in Texarkana, Arkansas and Karnack, Texas. National Propane paid approximately $1.4 million for these assets, of which amount approximately $0.7 million was financed by the seller. Prior to its acquisition, Ark-La-Tex sold approximately 1.4 million gallons of LP gas per year. In addition, in January 1994, National Propane acquired the assets of Ozark Gas Company and affiliates, which sold LP gas and related merchandise in West Plains, Thayer, and Willow Springs, Missouri. The purchase price for these assets was approximately $3.8 million, of which approximately $2.7 million was financed by the seller. Prior to its acquisition, Ozark Gas Company had annual sales of approximately 3.7 million gallons of LP gas.

INDUSTRY


     LP gas is a clean burning fuel produced by extraction from natural gas by pipeline and by separation from crude oil and crude oil products. In recent years, industry sales of LP gas have not grown, primarily due to the economic downturn and energy conservation trends, which have negatively impacted the demand for energy by both residential and commercial customers. However, LP Gas, relative to other forms of energy, is gaining increased recognition as an environmentally superior, safe, convenient, efficient and easy to use energy source in many applications.


MARKETS; CUSTOMERS

     LP gas is sold primarily in suburban and rural areas which do not have access to natural gas. In the residential market, LP gas is used in LP gas appliances and heaters in a manner similar to natural gas, primarily for home heating, water heating and cooking (indoor and outdoor). In the agricultural market, LP gas is used primarily for motor fuel, chicken brooders and crop drying. In the commercial market, LP gas is used primarily by restaurants, fast foods franchises, shopping centers and other retail or service establishments. In the industrial market, LP gas is used primarily as a fuel for fork lift trucks and delivery trucks, heat-treating and other industrial applications.

     During Fiscal 1993 and Transition 1993, approximately 68% and 53%, respectively, of sales by the LP Gas Companies were to residential customers and approximately 32% and 47%, respectively, of such sales were to commercial, agricultural and industrial customers. In Fiscal 1993 and Transition 1993, no single customer accounted for more than 10% of the LP Gas Companies' combined operating revenues.

PRODUCTS AND SERVICES

     LP gas is sold and distributed in bulk or in portable cylinders, through company-owned retail outlets and distributors. Most of the LP Gas Companies' volume, in terms of dollars and gallons, is distributed in bulk, although almost half of their customers are served using interchangeable portable cylinders. For customers served using cylinders, normally two LP gas cylinders of 100 pound capacity (23.5 gallons each) are installed on the customer's premises along with necessary regulating and protective equipment. Regular bulk deliveries of LP gas are made to customers whose consumption is sufficiently high to warrant this type of service. For such customers, tanks (usually having a capacity of 50 to 1,000 gallons) are installed at the customers' premises and the LP gas is stored in the tanks under pressure and piped into the premises.

     The LP Gas Companies' sales by cylinder and bulk service for the last three fiscal years and Transition 1993 are as follows:

                                                                   CYLINDER
                                                                    TOTAL      BULK TOTAL    COMBINED TOTAL
                                                                   --------    ----------    --------------
                                                                            (GALLONS IN THOUSANDS)
Fiscal 1991.....................................................    14,480       129,937         144,417
Fiscal 1992.....................................................    13,634       132,074         145,708
Fiscal 1993.....................................................    13,963       140,876         154,839
Transition 1993.................................................     9,687        80,493          90,180


     Year-to-year demand for LP gas is affected by the relative severity of the winter and other climatic conditions. For example, while the severe flooding in the mid-west United States during the summer of 1993 has significantly reduced the demand for LP gas for crop-drying applications in these agricultural regions, the ice, snow and frigid temperatures that were experienced by the United States in January and February of 1994 significantly increased the overall demand for LP gas.


     The LP Gas Companies also provide specialized equipment for the use of LP gas. In the residential market, the LP Gas Companies sell household appliances such as cooking ranges, water heaters, space heaters, central furnaces and clothes dryers. In the industrial market, the LP Gas Companies sell or lease specialized equipment for the use of LP gas as fork lift truck fuel, in metal cutting and atmospheric furnaces and for portable heating for construction. In the agricultural market, specialized equipment is leased or sold for the use of LP gas as engine fuel and for chicken brooding and crop drying.

SUPPLY

     The profitability of the LP Gas Companies is dependent upon the price and availability of LP gas as well as seasonal and climatic factors. Contracts for LP gas are typically made on a year-to-year basis, but the price of the LP gas to be delivered depends upon market conditions at the time of delivery. By acquiring the ability to store LP gas, the LP Gas Companies will be able to lower their annual cost of goods sold by maximizing supplies purchased during the low season and minimizing purchases during times of seasonally high prices. The LP Gas Companies are not party to any contracts to purchase LP gas containing 'take or pay' provisions. Certain contracts do, however, specify certain minimum and maximum amounts of LP gas to be purchased. The LP Gas Companies purchase LP gas from numerous suppliers. The LP Gas Companies have experienced conditions of limited supply availability from time to time but have generally been able to secure sufficient LP gas to meet their customers' needs. The primary sources of supply of LP gas are major oil companies and independent producers of both gas liquids and oil. Worldwide availability of both gas liquids and oil affects the supply of LP gas in domestic markets, and from time to time the ability to obtain LP gas at attractive prices may be limited as a result of market conditions, thus affecting price levels to all distributors of LP gas.

GENERAL

TRADEMARKS

     Arby's is the sole owner of the ARBY'S trademark and considers it, and certain other trademarks owned by Arby's, to be material to its business. Pursuant to its standard franchise agreement, Arby's grants each of its franchisees the right to use Arby's trademarks, service marks and trade names in the manner specified therein.

     RC Cola considers its concentrate formulae, which are not the subject of any patents, to be trade secrets. In addition, RC COLA, DIET RC, ROYAL CROWN, DIET RITE, NEHI, UPPER 10 and KICK are registered as trademarks in the United States, Canada and a number of other countries. RC Cola believes that such trademarks are material to its business.

     RC Cola and Arby's material trademarks are registered in the U.S. Patent and Trademark Office and various foreign jurisdictions. RC Cola and Arby's rights to such trademarks in the United States will last indefinitely so long as they continue to use and police the trademarks and to renew filings with the applicable governmental offices. No challenges to RC Cola and Arby's right to use the ARBY'S, RC COLA, DIET RC, ROYAL CROWN, DIET RITE, NEHI, UPPER 10 or KICK trademarks in the United States have arisen.

COMPETITION

     The Triarc Companies' four core businesses operate in highly competitive industries. Many of the major competitors in these industries have substantially greater financial, marketing, personnel and other resources than does the Triarc Companies.

     Arby's faces direct and indirect competition from numerous well established competitors, including national and regional fast food chains. In addition, Arby's competes with locally owned restaurants, drive-ins, diners and other establishments. Key competitive factors in the fast food industry are price, quality of products, quality and speed of service, advertising, name identification, restaurant location and attractiveness of facilities.

     RC Cola's soft drink products compete generally with all liquid refreshments and in particular with numerous nationally-known soft drinks such as Coca-Cola and Pepsi-Cola. RC Cola competes with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by RC Cola's distributors, most of which also distribute other beverage brands. The principal methods of competition in the soft drink industry include product quality and taste, brand advertising, trade and consumer promotions, pricing, packaging and the development of new products.

     In recent years, both the soft drink and fast food businesses have experienced increased price competition resulting in significant price discounting throughout these industries. Price competition has been especially intense with respect to sales of soft drink products in food stores, with local bottlers granting significant discounts and allowances off wholesale prices in order to maintain or increase market share in the food store segment. When instituting its own discount promotions, Arby's has experienced increases in sales but, with respect to company-owned restaurant operations, lower gross margins. While the net impact of price discounting in the soft drink and fast food industries cannot be quantified, such practices could have an adverse impact on the Triarc Companies.

     Graniteville has many domestic competitors, including large integrated textile companies and smaller concerns. No single manufacturer dominates the industry or any particular line in which Graniteville's participates. The principal elements of competition include quality, price and service.

     The Triarc Companies' textile business has experienced significant competition from manufacturers located outside of the Untied States that generally have access to less expensive labor and, in certain cases, raw materials. Graniteville has attempted to counteract the negative impact of competition from imports by focusing on product lines (for example, denim) that are less vulnerable to import penetration, and by emphasizing Graniteville's location in the United States, its efficient production techniques and its high level of customer service which allow it to provide more timely deliveries and to respond more quickly to changes in its customers' fabric needs. NAFTA, which became effective on

January 1, 1994, immediately eliminated quantitative restrictions on qualified imports of textiles between the United States, Mexico and Canada and will gradually eliminate tariffs on such imports over a ten-year period. In addition, a tentative agreement reached on December 15, 1993 under GATT would eliminate quantitative restrictions on imports of textiles and apparel between GATT member countries over a ten-year transition period. Any significant reduction in import protection for domestic textile manufacturers could materially adversely affect Graniteville's business.

     The LP Gas Companies compete in each LP gas marketing area with numerous other LP gas distributors, none of which, including the LP Gas Companies, can be considered dominant in any particular marketing area. The principal competitive factors affecting this industry are price and service. In addition, LP gas is sold in competition with all other commonly used fuels and energy sources, including electricity, fuel oil and natural gas. The primary competing energy source to LP gas is electricity, which is available in substantially all of the market areas served by the LP Gas Companies. Currently, LP Gas is generally less expensive than electricity based on equivalent energy value. Fuel oil is a major competitor for home heating and other purposes and is sold by a diversified group of companies throughout the marketing areas served by the LP Gas Companies. Except for various industrial applications, no attempt has been made to compete with natural gas which, with few exceptions, has been a less expensive energy source than LP gas. Although competitive fuels may at times be less costly for an equivalent energy value, historically LP gas has competed successfully on the basis of cleanliness, convenience, safety, availability and efficiency. In addition, the use of alternative fuels, including LP gas, is mandated in certain specified areas of the United States that do not meet federal air quality standards.

WORKING CAPITAL

     Arby's and RC Cola's working capital requirements are generally met through cash flow from operations.

     Working capital requirements for the textile business are generally fulfilled from operating cash flow supplemented by advances under the Graniteville Credit Facility. Trade receivables are generally due in 60 days, in accordance with industry practice.

     Working capital requirements for the LP Gas Companies fluctuate due to the seasonal nature of their businesses. Typically, in late summer and fall, inventories are built up in anticipation of the heating season and are depleted over the winter months. During the spring and early summer, inventories are at low levels due to lower demand. Accounts receivable reach their highest levels in the middle of the winter and are gradually reduced as the volume of LP gas sold declines during the spring and summer. Working capital requirements are generally met through cash flow from operations. Accounts receivables of the LP Gas Companies are generally due within 30 days of delivery.

GOVERNMENTAL REGULATIONS

     Each of the Triarc Companies' core businesses is subject to a variety of federal, state and local laws, rules and regulations.

     Arby's is subject to regulation by the Federal Trade Commission and state laws governing the offer and sale of franchises and the substantive aspects of the franchisor-franchisee relationship. In addition, Arby's is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions. Significant numbers of the food service personnel at Arby's restaurants are paid at rates related to the federal and state minimum wage, and increases in the minimum wage may therefore materially increase the labor costs of Arby's and its franchisees. From time to time, Arby's has received inquiries from federal, state and local regulatory agencies or has been named as a party to administrative proceedings brought by such regulatory agencies. Arby's does not believe that any such inquiries or proceedings will have a material adverse effect on Arby's financial condition or results of operations.

     The production and marketing of RC Cola beverages are subject to the rules and regulations of various federal, state and local health agencies, including the United States Food and Drug Administration (the 'FDA'). The FDA also regulates the labeling of RC Cola products. New FDA labeling regulations will take effect in 1994. RC Cola estimates that the total costs of complying with the new regulations, primarily for tooling new container labels, will be approximately $1.5 million.

     Graniteville's operations are governed by laws and regulations relating to workplace safety and worker health, primarily the Occupational Safety and Health Act ('OSHA') and the regulations promulgated thereunder. Revised cotton dust standards, which became effective in 1986, have required increased capital expenditures, and may require additional capital expenditures presently expected to range from $7 million to $9 million.

     The LP Gas Companies are subject to various Federal, state and local laws and regulations governing the transportation, storage and distribution of LP gas, and the health and safety of workers, primarily OSHA and the regulations promulgated thereunder.

     Except as described above, Triarc is not aware of any pending legislation that in its view is likely to affect significantly the operations of Triarc's subsidiaries. Triarc believes that the operations of its subsidiaries comply substantially with all applicable governmental rules and regulations.

ENVIRONMENTAL MATTERS

     Certain of the Triarc Companies' operations are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Triarc cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Triarc cannot predict the amount of future expenditures which may be required in order to comply with any environmental laws or regulations or to satisfy any such claims. Triarc believes that its operations comply substantially with all applicable environmental laws and regulations.

     In 1987, Graniteville was notified by the South Carolina Department of Health and Environmental Control (the 'DHEC') that it discovered certain contamination of Langley Pond near Graniteville, South Carolina and DHEC asserted that Graniteville may be one of the parties responsible for such contamination. Graniteville entered into a consent decree providing for the study and investigation of the alleged pollution and its sources. The study report, prepared by Graniteville's environmental consulting firm and filed with DHEC on April 23, 1990, recommended that pond sediments be left undisturbed and in place. DHEC responded by requesting that Graniteville submit additional information concerning potential passive and active remedial alternatives, with accompanying supportive information. In May 1991 Graniteville provided this information to DHEC in a report of its environmental consulting firm. The 1990 and 1991 reports concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects on human health, to existing recreational uses or to the existing biological communities. Graniteville management is unable to predict at this time what further actions, if any, may be required in connection with Langley Pond or what the cost thereof may be. However, given the passage of time since the submission of the two reports by Graniteville's environmental consulting firm without any objection or adverse comment on such reports by DHEC and the absence of desirable remediation alternatives, other than continuing to leave the Langley Pond sediments in place and undisturbed as described in the reports, management believes that the ultimate outcome of this matter will not have any material adverse effect on the Triarc Companies' consolidated results of operations or financial condition. See 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources.'

     As a result of certain environmental audits in 1991, SEPSCO became aware of possible contamination by hydrocarbons and metals at certain sites of SEPSCO's refrigeration operations and has filed appropriate notifications with state environmental authorities and has begun a study of remediation at such sites. SEPSCO has removed certain underground storage and other tanks at certain facilities of its refrigeration operations and has engaged in certain remediation in connection therewith. Such removal and environmental remediation involved a variety of remediation actions at various facilities of SEPSCO located in a number of jurisdictions. Such remediation varied from site to site, ranging from testing of soil and groundwater for contamination, development of remediation plans and removal in certain instances of certain contaminated soils. Remediation has recently been completed or is ongoing and/or known to be required at two sites in Miami, Florida, one site in Marathon, Florida, one site in Willard, Ohio, and one site in Provo, Utah. Based on preliminary information and consultations with, and certain reports of, environmental consultants and others, SEPSCO presently estimates the cost of such remediation and/or removal will approximate $3.7 million, in respect of which charges of $1.3 million, $0.2 million and $2.2 million were made against earnings in SEPSCO's fiscal years ending February 28, 1991, February 29, 1992 and February 28, 1993, respectively. In connection therewith, SEPSCO has incurred actual costs through December 31, 1993 of approximately $1.1 million and has a remaining accrual of approximately $2.6 million. Triarc believes that after such accrual, the ultimate outcome of this matter will not have a material adverse effect on Triarc Companies' consolidated results of operations or financial condition. See 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources.' If the sale of the Ice Business contemplated by the Letter of Intent is completed, Southwestern Ice will assume liability for up to $1.0 million of remaining remediation expenses relating to the Ice Business assets to be sold, with SEPSCO remaining liable for remediation expenses not so assumed. No assurance can be given that the sale of the Ice Business to Southwestern Ice under the terms contemplated by the Letter of Intent will be consummated. See 'BUSINESS OF SEPSCO -- Recent Transactions.'


SEASONALITY

     Of the Triarc Companies' four core businesses, the soft drink and LP Gas businesses are seasonal. In the soft drink business, the highest sales occur during spring and summer. LP Gas operations are subject to the seasonal influences of weather which vary by region. Generally, the demand for LP Gas during the winter months, November through April, is substantially greater than during the summer months at both the retail and wholesale levels, and is significantly affected by climatic variations. Because of the different seasonal patterns of these two businesses, the Triarc Companies' consolidated financial results are not materially affected by seasonal factors.

DISCONTINUED AND OTHER OPERATIONS

     The Triarc Companies are engaged in a variety of non-core businesses. Consistent with Triarc's strategy of focusing resources on the four core businesses, Chesapeake Insurance Company Limited ('Chesapeake Insurance'), a direct subsidiary of CFC Holdings, ceased writing insurance or reinsurance of any kind for periods commencing on or after October 1, 1993. In addition, Triarc and SEPSCO have agreed in principle to the sale by SEPSCO to Triarc of the stock of the SEPSCO subsidiaries that hold SEPSCO's natural gas and oil working and royalty interests. Also, Triarc has indicated that following the Merger it intends to (i) cause SEPSCO, to transfer the LP gas business of Public Gas to National Propane, see 'SPECIAL FACTORS -- Conduct of the Business of the Surviving Corporation after the Merger,' and (ii) sell or liquidate substantially all of the remaining non-core businesses. Given Triarc's focus on its four core businesses, Triarc may sell the natural gas and oil businesses that Triarc has agreed in principle to purchase from SEPSCO. No assurance can be given as to the time frame within which such businesses may be sold. These sales or liquidations will not have a material impact on the Triarc Companies' consolidated financial condition or results of operations. The precise timetable for the sale or liquidation of the remaining non-core businesses will depend upon Triarc's ability to identify appropriate purchasers and to negotiate acceptable terms for the sale of such businesses.

     Insurance Operations. Historically, Chesapeake Insurance (i) provided certain property insurance coverage for the Triarc Companies and certain of its former affiliates; (ii) reinsured a portion of certain insurance coverage which the Triarc Companies and such former affiliates maintained with unaffiliated insurance companies (principally workers' compensation, general liability, automobile liability and group life); and (iii) reinsured insurance risks of unaffiliated third parties through various group participations. Chesapeake Insurance ceased writing reinsurance of risks of unaffiliated third parties during Fiscal 1992 and ceased writing insurance or reinsurance of any kind effective in October 1993.


     In March 1994, Chesapeake Insurance consummated an agreement with AIG Risk Management, Inc. ('AIG') concerning the commutation to AIG of all insurance previously underwritten by AIG on behalf of the Triarc Companies and affiliated companies for the years 1977 - 1993, which insurance had been reinsured by Chesapeake Insurance. In connection with such commutation, AIG received an aggregate of approximately $63.5 million, consisting of approximately $29.3 million of commercial paper, common stock and other marketable securities of unaffiliated third parties, and a promissory note of Triarc in the principal amount of approximately $34.2 million.



     In September 1989, the Pennsylvania Insurance Commissioner as rehabilitator of Mutual Fire, Marine and Inland Insurance Company ('Mutual Fire') commenced an action against Chesapeake Insurance seeking, among other things, recovery of $4.0 million allegedly owed by Chesapeake Insurance in connection with certain reinsurance arrangements, the issuance by Chesapeake Insurance of a letter of credit in an amount in excess of $12.0 million, and compensatory and punitive damages in excess of $40.0 million. In February 1994, Chesapeake Insurance entered into a Settlement and Commutation Agreement with Mutual Fire which provides for the full settlement of all claims brought by Mutual Fire for $12 million. Such agreement is subject to approval of the Commonwealth Court of Pennsylvania. Although such court has approved the agreement, the court's order has not yet becomes final. The Triarc Companies has previously recorded charges to operations in order to fully provide for such settlement.


     Chesapeake Insurance is registered under the Bermuda Insurance Act of 1978 and related regulations which require compliance with various provisions regarding the maintenance of statutory capital and surplus and liquidity. Chesapeake Insurance was not in compliance with certain of such provisions as of December 31, 1992 and expects that it will not be in compliance with certain of such provisions as of December 31, 1993. However, since Chesapeake Insurance ceased writing insurance or reinsurance of any kind for periods commencing on or after October 1, 1993, any such non-compliance will have no effect on the Triarc Companies. For additional information with respect to Chesapeake Insurance, see 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.'

     Discontinued Operations. In the Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries, Triarc reports as 'discontinued operations' SEPSCO's utilities and municipal services business segment, and SEPSCO's refrigeration services and products business segment. SEPSCO recently sold its utilities and municipal services business segment in three separate transactions with unaffiliated third parties for consideration negotiated on an arms'-length basis. On November 12, 1993, SEPSCO signed the Letter of Intent to sell substantially all of the operating assets of the Ice Business to Southwestern Ice, an unaffiliated third party for consideration negotiated on an arms'-length basis. The Letter of Intent, by its terms, expired on January 11, 1994, although the parties are still continuing discussions with respect to the transaction contemplated by the Letter of Intent. Completion of the transaction contemplated by the Letter of Intent is subject to a number of significant conditions and no assurance can be given that such transaction will be consummated. Triarc is continuing its efforts to find an appropriate purchaser for its Cold Storage Business. See 'BUSINESS OF SEPSCO -- Recent Transactions' and 'CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Certain Other Transactions.'

     Other Operations. On January 10, 1994, Triarc disposed of its 58.6% interest in Wilson Brothers, a company engaged in the specialty decoration of glass and ceramic items and the design, manufacture and servicing of overhead industrial cranes. In February 1994, Triarc disposed of the assets of its lamp manufacturing and distribution business. Triarc and SEPSCO have agreed in principle to the sale by SEPSCO to Triarc of the stock of the SEPSCO subsidiaries that hold SEPSCO's natural gas and oil working and royalty interests. Such sale will be for a net cash purchase price of $8.5 million, will be consummated on or before July 22, 1994 and is not contingent upon the consummation of the Merger. Triarc Companies continues to own certain grapefruit groves.

EMPLOYEES


     As of December 31, 1993, Triarc's four business segments employed approximately 14,100 personnel, including approximately 2,200 salaried personnel and approximately 11,900 hourly personnel. Triarc's management believes that employee relations are satisfactory. At December 31, 1993, approximately 334 of the total of Triarc's employees were covered by various collective bargaining agreements expiring from time to time through 1996.


LEGAL PROCEEDINGS

     In December 1990, a purported stockholder derivative suit was brought against Triarc and other defendants on behalf of SEPSCO. For a description of such legal proceedings, see 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- Legal Proceedings Related to SEPSCO and Triarc.'

     In April 1993, the United States District Court for the Northern District of Ohio (the 'Ohio Court'), entered a final order approving a Modification of a Stipulation of Settlement (the 'Modification') which (i) modified the terms of a previously approved stipulation of settlement (the 'Original Stipulation') in an action captioned Granada Investments, Inc. v. DWG Corporation et al., an action commenced in 1989 ('Granada'), and (ii) settled two additional lawsuits pending before the Ohio Court captioned Brilliant et al. v. DWG Corporation, et al., an action commenced in July 1992 ('Brilliant'), and DWG Corporation by and through Irving Cameon et al. v. Victor Posner et al., an action commenced in June 1992 ('Cameon'). Each of the Granada, Brilliant and Cameon cases were derivative actions brought against Triarc and each of its then current directors (other than Triarc's court-appointed directors, in the Brilliant and Cameon cases) which alleged various instances of corporate abuse, waste and self-dealing by Victor Posner, Triarc's then current Chairman of the Board and Chief Executive Officer, and certain breaches of fiduciary duties and violations of proxy rules. The Cameon case was also brought as a class action and included claims under RICO and for violating federal securities laws.

     The Modification continued the requirement contained in the Original Stipulation that the Triarc Board include three court appointed directors and that such directors, along with two other directors who are neither Triarc employees nor relatives of Victor Posner, form a special committee of the Triarc Board (the 'Triarc Special Committee') with authority to review and approve any newly undertaken transaction between Triarc and its subsidiaries, on the one hand, and entities or persons affiliated with Victor Posner on the other hand, other than those transactions specifically approved in the Modification. The Modification specifically permitted Triarc and/or affiliated entities to make certain payments of rent, salary and expense reimbursements to Victor Posner and/or persons or entities related to or affiliated with him. The restrictions contained in the Modification will be binding on Triarc until the earlier of (i) April 23, 1998, (ii) the date that Victor Posner and certain affiliated entities certify to the Ohio Court (a) that they ceased to be the beneficial owners of 5.0% or more of Triarc's common stock, or securities convertible into such shares, and (b) that they will not, directly or indirectly, exceed such 5.0% limit prior to April 23, 1998, and (iii) the date that Triarc's common stock is no longer publicly held. See 'MANAGEMENT OF TRIARC -- Certain Arrangements and Undertakings Relating to the Composition of the Triarc Board.'

     In addition to the matters described immediately above and the matters referred to or described under 'BUSINESS OF TRIARC
COMPANIES -- General -- Environmental Matters,' Triarc and its subsidiaries are involved in claims, litigation and administrative proceedings and investigations of various types in several jurisdictions. Certain of these matters relate to transactions involving companies which, prior to the Reorganization, were affiliates of Triarc and which subsequent to the Reorganization became debtors in bankruptcy proceedings. See 'CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.' Other matters arise in the ordinary course of the business of the Triarc Companies and it is the opinion of management that the outcome of any such matter, or all of them combined, will not have a material adverse effect on the Triarc Companies' business or consolidated financial condition.

PROPERTIES

     The Triarc Companies maintain a large number of diverse properties. Management of the Triarc Companies believes that these properties, taken as a whole, are generally well maintained and are adequate for current and foreseeable business needs. The majority of the properties are owned. Except as set forth below, substantially all of the Triarc Companies' materially important physical properties are being fully utilized.

     Certain information about the major plants and facilities maintained by each of Triarc's four business segments as of December 31, 1993 is set forth in the following table:

                                                                                                      SQ. FT. OF
                   SEGMENT                              FACILITIES-LOCATION             LAND TITLE    FLOOR SPACE
- ---------------------------------------------  --------------------------------------   -----------   -----------
Fast Food....................................  259 Restaurants:                           56   owned      *
                                                    Various locations                    203  leased
                                                    throughout the
                                                    United States
Soft Drink...................................  Concentrate Mfg.:                           1   owned     216,000
                                                    Columbus, GA                           1  leased      25,000
                                                    (including office)                     1  leased      23,000
                                                    La Mirada, CA                          1  leased       5,000
                                                    Cincinnati, OH
                                                    Toronto, Canada
Textiles.....................................  Fabric Mfg.:
                                                    Graniteville, SC                       7   owned   1,877,000
                                                    Augusta, GA                            2   owned     518,000
                                                    Warrenville, SC                        2   owned     208,000
                                               Chemical and Dye Mfg.:
                                                    Greenville, SC                         2   owned     103,000
                                                    Williston, SC                          1   owned      75,000
                                               Office/Warehouse                           16   owned     520,000
LP Gas.......................................  143 Bulk Plants                           201   owned      *
                                               73 Storage Depots                          49  leased
                                               32 Retail Depots
                                               2 Underground storage

             INACTIVE FACILITIES
Fast Food....................................  Restaurants                                 1   owned      *
                                                                                           4  leased
Textiles.....................................  Fabric Mfg.                                 3   owned     734,000

- ------------

* While the restaurants in the fast food segment range in size from approximately 700 square feet to 14,000 square feet, the typical company-owned Arby's restaurant in the United States is approximately 2,570 square feet. The LP gas facilities have approximately 34,237,000 gallons of storage capacity.

   ---------------------------

     The fast food segment also owns two and leases eleven land sites for future restaurants and owns ten and leases nine restaurants which are sublet principally to franchisees. The textiles segment also owns approximately 16,000 acres of land, predominantly woodland, in and around Graniteville, South
Carolina, on which it has planted pine seedlings and maintains forest conservation practices designed to help protect general water supplies.

     Substantially all of the properties used in the textiles segment are pledged as collateral for certain debt. All other properties owned by the Triarc Companies are without significant encumbrances.

     Certain information about the materially important physical properties of Triarc's discontinued and other operations as of December 31, 1993 is set forth in the following table:


                                                                                 LAND      SQ. FT. OF
               SEGMENT                          FACILITIES-LOCATION              TITLE     FLOOR SPACE
- -------------------------------------  -------------------------------------   ---------   -----------
SEPSCO:
     Refrigeration                     Combination ice mfg. and
                                       cold storage:
                                            Topeka, KS                         1 Owned       266,000
                                            Phoenix, AZ                        1 Owned       147,000
                                            Other locations                    1 Owned        42,000
                                       Cold storage:
                                            Bonner Springs, KS                 1 Owned       919,000
                                            Denver, CO                         1 Owned       202,000
                                            San Martin, CA                     1 Owned       131,000
                                            Santa Maria, CA                    1 Owned       318,000
                                            Portland, OR                       1 Owned       200,000
                                            American Falls, ID                 1 Owned       169,000
                                            Other locations                    3 Owned       166,000
                                       Ice mfg.:
                                            El Centro, CA                      1 Owned       122,000
                                            Other locations                    11 Owned      330,000
                                                                               2 Leased        8,000
     Natural Gas and Oil               Office/warehouse                        4 Owned         6,000
                                                                               6 Leased       10,000
Other Facilities (inactive)
SEPSCO:
          Refrigeration                Ice mfg. and cold storage               3 Owned       189,000
                                       Ice mfg.                                9 Owned       285,000


     The natural gas and oil operations have net working interests in approximately 61,000 acres and net royalty interests in approximately 4,000 acres, located almost entirely in the states of Alabama, Kentucky, Louisiana, Mississippi, North Dakota, Texas and West Virginia. The Triarc Companies' citrus operations also own approximately 650 acres of grapefruit grove in Hidalgo County, Texas. The Triarc Companies' lamp manufacturing and distribution operations, which were sold in February 1994, consisted of one production facility with approximately 240,000 total square feet (including warehouse and showroom space).

                               BUSINESS OF SEPSCO

INTRODUCTION

     SEPSCO, directly and through subsidiaries, is currently engaged in three primary businesses: refrigeration; liquefied petroleum gas and natural gas and oil. These businesses accounted for $59.2 million and $41.9 million in revenues in Fiscal 1993 and the nine month period ended November 30, 1993, respectively, and $65.0 million in net assets as of November 30, 1993.


     Pursuant to the Discontinued Operations Plan, in October 1993, SEPSCO sold the businesses that formerly constituted its utilities and municipal services segment and on November 12, 1993 SEPSCO and Southwestern Ice signed the Letter of Intent for the sale of the Ice Business. See ' -- Recent Transactions.' Triarc and SEPSCO have agreed in principle to the sale by SEPSCO to Triarc of the stock of the SEPSCO subsidiaries that hold SEPSCO's natural gas and oil working and royalty interests. Such sale will be for a net cash purchase price of $8.5 million, will be consummated on or before July 22, 1994 and is not contingent upon the consummation of the Merger. See 'CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Certain Other Transactions.' Triarc has indicated that following the Merger, in connection with the Discontinued Operations Plan, it intends to cause SEPSCO to transfer the liquefied petroleum gas business conducted by SEPSCO's Public Gas subsidiary to National Propane. Assuming that the Ice Business is sold to Southwestern Ice as contemplated by the Letter of Intent and the dispositions described in the two immediately preceding sentences are consummated, the only SEPSCO business remaining to be sold to an independent third party pursuant to the Discontinued Operations Plan will be the Cold Storage Business. No agreements have been entered into as of the date hereof with respect to Cold Storage Business and the precise timetable for the disposition of such business will depend upon SEPSCO's ability to identify an appropriate purchaser and negotiate acceptable terms of sale. Although SEPSCO currently anticipates completing the sale of that business by July 31, 1994, there can be no assurance that SEPSCO will be successful in this regard. Some or all of the net proceeds from the sale by SEPSCO of any such business or assets may be used to repurchase, redeem or prepay SEPSCO's outstanding indebtedness, including the indebtedness evidenced by the 11 7/8% Debentures.


     As result of the action taken by the SEPSCO Board, all of the businesses historically engaged in by SEPSCO have been reclassified as discontinued operations, and SEPSCO's consolidated financial statements have been restated to reflect such reclassification. See Note 6 to Consolidated Financial Statements of Southeastern Public Service Company and Subsidiaries.

     Set forth below is a brief description of the businesses in which SEPSCO continues to operate pending the transfer, sale or discontinuance thereof, with respect to the refrigeration services and products businesses, the oil and natural gas businesses and the LP gas business. In view of the Discontinued Operations Plan and the Letter of Intent either or both of SEPSCO's Ice Business and Cold Storage Business may be disposed of by SEPSCO prior to the date of the Special Meeting or the Effective Time of the Merger.

BUSINESS OVERVIEW

                      REFRIGERATION SERVICES AND PRODUCTS

     SEPSCO's refrigeration business provides cold storage warehousing facilities and manufactures and distributes ice. The principal customers of the warehousing activities are food distributors and supermarket chains. Ice is sold to commercial establishments, produce shippers and distributors, fishing boats, convenience stores, supermarkets and retail establishments.

     SEPSCO's refrigeration services and products are provided to domestic customers on a national basis. SEPSCO also enters into processing and storage agreements with certain customers.

     The availability of raw materials is not material to the operation of this business segment. SEPSCO's refrigeration business is seasonal. Operating revenues are lower during cold weather when demand declines for ice and cold storage.

     The products and services provided by this segment are marketed nationally in competition with three large national companies as well as many local concerns. No competitor is dominant in the industry, although several larger firms have greater resources than SEPSCO. The principal competitive factors in the refrigeration business are price and service.


     As a result of certain environmental audits in 1991, SEPSCO became aware of possible contamination by hydrocarbons and metals at certain sites of SEPSCO's refrigeration operations and has filed appropriate notifications with state environmental authorities and has begun a study of remediation at such sites. SEPSCO removed certain underground storage and other tanks at certain facilities of its refrigeration operations and has engaged in certain remediation in connection therewith. Such removal and environmental remediation involved a variety of remediation actions at various facilities of SEPSCO located in a number of jurisdictions. Such remediation varied from site to site, ranging from testing of soil and groundwater for contamination, development of remediation plans and removal in certain instances of certain contaminated soils. Remediation has recently been completed or is on-going and/or is known to be required at two sites in Miami, Florida, one site in Marathon, Florida, one site in Willard, Ohio, and one site in Provo, Utah. Based on preliminary information and consultations with, and certain reports of, environmental consultants and others, SEPSCO presently estimates the cost of such remediation and/or removal will approximate $3.7 million, in respect of which charges of $1.3 million, $0.2 million and $2.2 million were made against earnings in SEPSCO's fiscal years ending February 28, 1991, February 29, 1992 and February 28, 1993, respectively. In connection therewith, SEPSCO has incurred actual costs of approximately $1.1 million through December 31, 1993 and had a remaining accrual of approximately $2.6 million at that date. If the sale of the Ice Business as contemplated by the Letter of Intent is completed, Southwestern Ice will assume liability for up to $1.0 million of remaining remediation expenses relating to the Ice Business assets to be sold, with SEPSCO remaining liable for remediation expenses not so assumed. No assurance can be given that the sale of the Ice Business to Southwestern Ice under the terms contemplated by the Letter of Intent will be consummated. See ' -- Recent Transactions.'


                        LIQUEFIED PETROLEUM GAS BUSINESS

     SEPSCO, through its Public Gas subsidiary, distributes and sells LP gas and related appliances and equipment throughout the state of Florida, for residential, agricultural, commercial and industrial uses, including, space heating, water heating, cooking and engine fuel. Following the Reorganization, management of SEPSCO's LP gas business was transferred to Triarc's National Propane subsidiary. Triarc has indicated that, in connection with the Discontinued Operations Plan, following the Merger, it intends to cause SEPSCO to transfer Public Gas' business to National Propane. The precise method by which such business will be transferred, however, has not yet been determined. Triarc has informed SEPSCO that prior to or in connection with transferring such business, it intends to cause Public Gas to become a wholly-owned subsidiary of SEPSCO. See 'SPECIAL FACTORS -- Conduct of the Business of the Surviving Corporation After the Merger.' For a description of SEPSCO's LP gas business, see 'BUSINESS OF TRIARC COMPANIES -- Business Segments -- Liquefied Petroleum Gas (National Propane and Public Gas).'

                         NATURAL GAS AND OIL INTERESTS

     SEPSCO has working and royalty interests in natural gas and oil producing properties located almost entirely in the states of Alabama, Kansas, Kentucky, Louisiana, Mississippi, North Dakota, West Virginia and Texas.

     SEPSCO produces most of the natural gas and all of the oil that it sells. Natural gas produced by SEPSCO is sold to major marketeers and pipeline systems, under short and long-term contracts. Oil production is sold to crude oil refiners. The business is not dependent upon a single customer. SEPSCO has a very minor position in the natural gas and oil industry and competes with many larger independent natural gas and oil producers as well as with the major oil companies. This industry is not subject to seasonal factors.

     Triarc and SEPSCO have agreed in principle to the sale by SEPSCO to Triarc of the stock of the SEPSCO subsidiaries that hold SEPSCO's natural gas and oil working and royalty interests. Such sale will be for a net cash purchase price of $8.5 million, will be consummated on or before July 22, 1994 and is not contingent upon the consummation of the Merger.

OTHER INVESTMENTS

GRANITEVILLE

     SEPSCO owns 49% of the outstanding common stock of Graniteville, the remaining 51% of which is owned by a wholly-owned subsidiary of Triarc. SEPSCO accounts for its investment in Graniteville on the equity method. For a description of the business of Graniteville, see 'BUSINESS OF TRIARC COMPANIES -- Business Segments -- Textiles (Graniteville).' As a result of the discontinuance of substantially all of SEPSCO's other businesses, SEPSCO's investment in Graniteville will constitute its largest asset. Because of Graniteville's significance to SEPSCO, financial statements of Graniteville are included herewith. See 'INDEX TO FINANCIAL STATEMENTS.'

CFC HOLDINGS

     SEPSCO also has an investment in CFC Holdings. SEPSCO owns approximately 5.4% of the outstanding common stock of CFC Holdings, the remaining 94.6% of which is owned by Triarc. SEPSCO accounts for its investment in CFC Holdings on the equity method. CFC Holdings owns 100% of the outstanding common stock of RC/Arby's, whose principal subsidiaries are Arby's and RC Cola. For a description of the businesses of Arby's and RC Cola, see, respectively, 'BUSINESS OF TRIARC COMPANIES -- Business Segments -- Fast Food (Arby's)' and 'BUSINESS OF TRIARC COMPANIES -- Business Segments -- Soft Drinks (RC Cola).'

     In addition, CFC Holdings owns all of the outstanding common stock of Chesapeake Insurance. SEPSCO also owns 15,000 shares of convertible redeemable preferred stock of Chesapeake Insurance which it purchased in fiscal 1992 for $1,500,000. Each share has a par value of $100, is entitled to preferred dividends when, as and if declared at a rate of 6% per annum, and is convertible at any time into common shares of Chesapeake Insurance at a price of $5.52 per common share. If all convertible preferred shares issued by Chesapeake Insurance were converted to common shares, SEPSCO's ownership of Chesapeake Insurance would be approximately 12%. Because the loss reserves of Chesapeake Insurance for insurance already written are approximately equal to its assets, Chesapeake Insurance's equity has been permanently impaired and no dividends or liquidating distributions are expected to be made to Chesapeake Insurance's equity holders. Both SEPSCO and CFC Holdings have, therefore, reduced the value of the assets represented by their respective equity interests in Chesapeake Insurance to zero. See 'BUSINESS OF TRIARC COMPANIES -- Discontinued and Other Operations.'

RECENT TRANSACTIONS

     In October 1993, SEPSCO sold the businesses that formerly constituted its utilities and municipal services segment in three separate transactions. The first two of these transactions involved the sale by SEPSCO to Perkerson, Patton Management Corp. ('PPM Corp.') of the stock of each of Wright & Lopez, Inc. ('Wright & Lopez'), through which SEPSCO conducted its underground cable and conduit business, and Pressure Concrete Construction Co., through which SEPSCO conducted its concrete refurbishment business. These corporations were sold to PPM Corp. for a nominal amount subject to the adjustments described below. PPM Corp. has agreed to pay, as deferred purchase price, 75% of the net proceeds received from the sale or liquidation of these corporations' assets (cash of $1.8 million had been received as of December 31, 1993) plus, in the case of Wright & Lopez, an amount equal to 1.25 times its adjusted book value as of the second anniversary of such sale. At the time Wright & Lopez was sold to PPM Corp., its adjusted book value was approximately $1.6 million. In addition, SEPSCO paid an aggregate of $2.0 million during October and November 1993 to cover the buyer's short-term operating losses and working capital requirements for the construction related operations. SEPSCO's current estimate of the gain on such sales is $2.0 million excluding any consideration of the potential book value adjustment. The other transaction involved the sale of substantially all of the assets of SEPSCO's tree maintenance subsidiaries to Asplundh Tree Expert Co. ('Asplundh') for a purchase price of approximately $69.6 million in cash, subject to certain post closing adjustments, and the assumption by Asplundh of certain liabilities of $5,000,000 resulting in a loss of approximately $4.8 million. The terms of each of these transactions was the result of arms'-length negotiations between SEPSCO and PPM Corp. and Asplundh, as the case may be. Neither PPM Corp. nor Asplundh is an affiliate of SEPSCO.

     On November 12, 1993, SEPSCO and Southwestern Ice signed the Letter of Intent for the sale to Southwestern Ice of substantially all of the operating assets of SEPSCO's Ice Business for $5 million in cash and approximately $4 million principal amount of subordinated secured notes due on the fifth anniversary of the sale and the assumption by Southwestern Ice of certain current liabilities. The Letter of Intent contemplates that SEPSCO will retain certain real estate assets associated with the Ice Business. The Letter of Intent also contemplates that an environmental remediation plan (the
'Remediation Plan') will be prepared in connection with such sale and that Southwestern Ice will be responsible for payment of the first and third $500,000 of expenses incurred in connection with the Remediation Plan, with SEPSCO remaining liable for the second $500,000 of expenses and any expenses in excess of $1.5 million. Completion of the transaction contemplated by the Letter of Intent is subject to a number of significant conditions, including (i) satisfactory completion by Southwestern Ice of (a) its review of the Ice Business and (b) the financing arrangements for the transaction, (ii) preparation of the Remediation Plan and (iii) the negotiation of definitive documentation for the transaction. The Letter of Intent, by its terms, expired on January 11, 1994, although the parties are still continuing discussions with respect to the transaction contemplated by the Letter of Intent. No assurance can be given that the transaction contemplated by the Letter of Intent will be consummated. The terms of the transaction contemplated by the Letter of Intent were the result of arms'-length negotiations between SEPSCO and Southwestern Ice. Southwestern Ice is not an affiliate of SEPSCO.

ENVIRONMENTAL MATTERS

     Although SEPSCO has not performed any environmental audits on any of the operations which it continues to own, other than with respect to the ice operations of its refrigeration segment, SEPSCO currently does not anticipate that present environmental regulations will materially affect the capital expenditures, earnings or competitive position of any segment of SEPSCO's businesses, except for expenditures for environmental remediation required to be made in the remainder of its current fiscal year and thereafter in connection with its refrigeration services and products business. See 'BUSINESS OF SEPSCO -- Business Overview -- Refrigeration Services and Products.'

WORKING CAPITAL

     SEPSCO's working capital requirements have generally been fulfilled from cash flow from operations, although, from January 1991 through April 1993 SEPSCO had a credit facility with a commercial lender, secured by substantially all of the accounts receivable of the tree maintenance activities and the construction-related activities of the utility and municipal services segment and certain other receivables. In connection with the Reorganization, Triarc made certain payments on account of indebtedness owed by it to SEPSCO and SEPSCO used a portion of the proceeds thereof to pay in full all amounts due under such credit facility and at which time such facility was terminated.

INTELLECTUAL PROPERTY; RESEARCH AND DEVELOPMENT; BACKLOG

     Patents, trademarks, licenses, franchises and concessions are not material to any segment of SEPSCO's business. In the last three fiscal years, SEPSCO had no material expenditures for research and development activities. The existence of a forward order backlog is not material to any segment of SEPSCO's businesses.

EMPLOYEES


     As of December 31, 1993, SEPSCO employed approximately 624 employees, including approximately 169 salaried employees. Approximately 187 of such employees were covered by 13 collective bargaining agreements expiring from time to time through 1996. SEPSCO believes that relationships with employees are satisfactory.


LEGAL PROCEEDINGS

     In December 1990, the Ehrman Litigation, a purported stockholder derivative suit was brought against Triarc and other defendants on behalf of SEPSCO. For a description of such legal proceedings, see 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- Legal Proceedings Related to SEPSCO and Triarc.'

     In addition to the Ehrman Litigation and the matters referred to or described under ' -- Environmental Matters,' SEPSCO and its subsidiaries are involved in claims, litigations and administrative proceedings and investigations of various types in several jurisdictions. Such matters arise in the ordinary course of the business of SEPSCO and its subsidiaries and it is the opinion of management that the outcome of any such matter, or all of them combined, will not have a material adverse effect on SEPSCO's business or consolidated financial condition.

PROPERTIES

     SEPSCO's management believes that the properties of the operations that it continues to own, taken as a whole, are generally well maintained and are adequate for current and foreseeable business needs. The majority of the properties are owned. All of the properties owned in fee by SEPSCO are without encumbrances, except minor ones which do not affect the use thereof in SEPSCO's business. Information concerning the properties of SEPSCO is set forth under 'BUSINESS OF TRIARC COMPANIES -- Properties.' Except as set forth therein with respect to properties listed as inactive, substantially all of SEPSCO's materially important physical properties are being fully utilized.

             TRIARC COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

INTRODUCTION

     This 'Management's Discussion and Analysis of Financial Condition and Results of Operations' should be read in conjunction with the financial statements included herein of Triarc Companies, Inc. (formerly DWG Corporation, 'Triarc' or, collectively with its subsidiaries, 'Triarc Companies').

     On October 27, 1993 the Triarc Board approved a change in the fiscal year of Triarc from a fiscal year ending April 30 to a calendar year ending December 31, effective for the transition period ending December 31, 1993. The fiscal years of all of Triarc's subsidiaries which did not end on December 31 were also so changed. As used herein, 'Fiscal 1993' refers to the fiscal year ended April 30, 1993 and 'Transition 1993' refers to the eight months ending December 31, 1993.

RESULTS OF OPERATIONS

     Triarc Companies reported net losses from continuing operations for each fiscal year from 1989 through 1993 and for the six months ended October 31, 1993. Triarc believes that these losses were in large part the result of limited managerial and financial resources devoted to certain of its business units, a significant amount of high cost debt, material provisions for doubtful accounts from former affiliates (principally for (i) management services which, subsequent to October 1993, Triarc no longer provides and (ii) interest and principal of notes from former affiliates for which there are no significant balances subsequent to the April 23, 1993 change in control of Triarc (the 'Change in Control')), costs of stockholder and other litigation, operating losses of certain non-core businesses and, with respect to Fiscal 1993 and the six months ended October 31, 1993, certain restructuring and other charges discussed below. The diversity of Triarc Companies' business segments precludes any overall generalization about trends for Triarc Companies.

     The textiles segment is subject to cyclical economic trends that affect the domestic textile industry. In addition, the textile industry in general has experienced significant competition from foreign manufacturers that generally have access to less expensive labor and, in certain cases, raw materials. However, certain fabrics which comprise the principal product lines sold by Triarc Companies (e.g. workwear) have experienced foreign competition to a lesser degree than the industry in general. Exchange rate fluctuations can also affect the level of demand for the textile segment's products by changing the relative price of competing fabrics from overseas producers.

     Trends affecting the fast food segment in recent years include consistent growth of the restaurant industry as a percentage of total food-related spending, with fast food being the fastest growing segment of the restaurant industry. The recent recession, however, slowed the rate of growth in restaurant spending. Trends affecting the soft drink segment in recent years have included the growth of consumer demand for diet soft drinks, the increased market share of private label soft drinks and the introduction of 'new age' beverages. In recent years, both the soft drink and fast food industries have experienced increased price competition resulting in significant price discounting throughout these industries. While the net impact of price discounting cannot be quantified, a continuation of this practice could have an adverse effect on Triarc Companies.

     Trends affecting the LP gas segment in recent years include the economic downturn and energy conservation trends, which have negatively impacted the demand for energy by both residential and commercial customers. However, LP gas, relative to other forms of energy, is gaining recognition as an environmentally superior, safe, convenient, efficient and easy-to-use energy source in many applications. In 1992, Congress enacted federal legislation that provides tax incentives for the use of LP gas as one of five alternative forms of energy.

SIX MONTHS ENDED OCTOBER 31, 1993 COMPARED WITH SIX MONTHS ENDED OCTOBER 31,
1992

                                                                                               OPERATING PROFIT
                                                                            REVENUES                (LOSS)
                                                                        SIX MONTHS ENDED       SIX MONTHS ENDED
                                                                          OCTOBER 31,            OCTOBER 31,
                                                                      --------------------    ------------------
                                                                        1992        1993       1992       1993
                                                                      --------    --------    -------    -------
                                                                                    (IN THOUSANDS)
Textiles...........................................................   $246,989    $270,236    $22,696    $21,912
Fast food..........................................................     98,183     112,020      8,695     11,247
Soft drink.........................................................     78,380      79,633     14,542      7,440
Liquified petroleum gas............................................     54,399      56,749     (1,367)    (1,135)
Other..............................................................     44,420       2,832     (4,148)    (9,778)
Unallocated general corporate expenses.............................      --          --        (8,289)    (7,433)
                                                                      --------    --------    -------    -------
                                                                      $522,371    $521,470    $32,129    $22,253
                                                                      --------    --------    -------    -------
                                                                      --------    --------    -------    -------

     Revenues decreased slightly to $521.5 million in the six months ended October 31, 1993 from $522.4 million in the six months ended October 31, 1992 reflecting increased revenues in each of Triarc's core business segments which were more than offset by the absence of revenues from certain non-core operations which were sold in Fiscal 1993. Textiles revenues increased $23.2 million (9.4%) due to increased volume and prices. Fast food revenues increased $13.8 million (14.1%) principally due to an increase in both company-owned and franchised same store sales. Soft drink revenues increased $1.3 million (1.6%) due to a significant unit volume increase offset in part by the effects of a shift in sales mix toward lower-priced private label sales, a decline in branded product sales and a major private label customer purchasing a component (aspartame) of soft drink concentrate directly from Triarc Companies' supplier rather than Triarc Companies. While Triarc Companies not supplying aspartame directly to this customer negatively impacted sales, there is no impact on gross profit since Triarc Companies reduced its sales price equal to its cost of the aspartame. Revenues of the LP gas segment increased $2.4 million (4.3%) due to higher prices partially reflecting the pass through of higher product costs.

     Cost of sales declined $16.3 million (4.2%) to $368.8 million in the six months ended October 31, 1993 from $385.1 million in the same period of the prior fiscal year due principally to the absence of certain operations which were sold in Fiscal 1993. Gross profit (total revenues less cost of sales) increased $15.4 million (11.2%) to $152.7 million from $137.3 million and gross margin increased to 29.3% from 26.3% due principally to improved margins in the textiles, fast food and soft drink segments.

     Selling, general and administrative expenses increased $29.1 million to $130.5 million in the six months ended October 31, 1993 from $101.4 million in the six months ended October 31, 1992 due principally to (i) a $13.6 million increase in advertising and marketing expenses in the soft drink segment, including an increase of $7.8 million in accrued advertising and promotional allowances granted to soft drink bottlers, the total amounts of which normally are dependent principally upon the achievement of annual sales volume, (ii) a $10.0 million provision for insurance loss reserves based on the reviews and recommendations of Triarc's insurance consulting actuaries and new insurance management company and (iii) a $2.3 million increase in reserves for legal matters principally for a recently asserted claim by NVF, a former affiliate, currently involved in proceedings under the Federal Bankruptcy Code (see Notes 2 and 11 to the Condensed Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries).

     Consolidated operating profit declined $9.8 million to $22.3 million in the six months ended October 31, 1993 from $32.1 million in the comparable period of the prior fiscal year principally due to $20.1 million of significant charges in the current year period (as described above and in Note 2 to the Condensed Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries). Textiles operating profit declined $0.8 million due to increased general and administrative expenses, including corporate charges, which more than offset improved gross profit. Fast food operating profit increased $2.6 million due to the improvement in revenues and gross profit described above resulting from an increasing focus on quality service, local promotions and an increase in the number of franchised restaurants. Soft drink operating profit declined $7.1 million due to the increased advertising and marketing expenses described above which more than offset improved gross profit. The LP gas segment's seasonal operating loss showed a slight improvement. Operating loss of other operations increased $5.6 million due to the $10.0 million provision for insurance loss reserves described above offset in part by the absence of losses of certain non-core operations sold or liquidated. Unallocated general corporate expenses in the six months ended October 31, 1993 include a $2.3 million increase in reserves for legal matters as described above, and in the prior year's comparable period included a $3.7 million provision for doubtful accounts from a former affiliate, APL Corporation ('APL'). The results for the six months ended October 31, 1993 have not yet reflected the full benefits of Triarc's restructuring efforts.

     Interest expense decreased $0.1 million due principally to lower interest rates substantially offset by the effect of higher borrowings resulting from the restructuring of Triarc Companies' indebtedness.

     Other expense, net in the six months ended October 31, 1993 reflects (i) a provision of $1.2 million for additional legal fees in connection with the Ehrman Litigation which was brought against SEPSCO's directors at that time and certain corporations, including Triarc, and which is in the process of being settled and (ii) a provision of $1.0 million for additional losses expected to be incurred in connection with the sale of a non-core business. Other income, net in the six months ended October 31, 1992 reflected a net gain of approximately $3.3 million with respect to the sale of two non-core businesses, net of a write-down to estimated net realizable value of certain other non-core businesses, offset in part by expenses of $2.5 million relating to certain shareholder litigation subsequently settled.

     Triarc Companies recorded a provision for income taxes of $6.4 million in the six months ended October 31, 1993 despite a pretax loss of $12.9 million due to a $6.0 million increase in reserves for income tax contingencies (see Note 2 to the Condensed Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries), losses of certain subsidiaries for which no tax benefit is available, amortization of costs in excess of net assets of acquired companies which is not deductible for income tax purposes and the increase in deferred income taxes resulting from the increase in the Federal income tax rate from 34% to 35%.

     Income from discontinued operations of $0.2 million and $2.0 million, for the six months ended October 31, 1993 and 1992, respectively, reflect the results, net of tax and minority interests, of the utility and municipal services, refrigeration and natural gas and oil business segments of SEPSCO which Triarc Companies has, or plans to, dispose. The estimated loss on disposal of $7.4 million reflects Triarc Companies' current estimate of losses to be incurred on the sale or liquidation of such discontinued operations, including projected operating results through the anticipated disposal dates (see Notes 2 and 12 to the Condensed Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries).

     Extraordinary item, net in the six months ended October 31, 1993 represents a loss, net of income tax benefit, resulting from the early extinguishment of debt in August 1993 comprised of the write-off of unamortized deferred financing costs of $2.2 million offset by $1.5 million of discount resulting from the redemption of the debt and income tax benefit of $0.3 million.

     The cumulative effect of changes in accounting principles in the six months ended October 31, 1992 resulted from a charge of $4.9 million, net of minority interests, from the adoption of Statement of Financial Accounting Standards ('SFAS') No. 109 'Accounting for Income Taxes' ('SFAS 109') and an after-tax charge, net of minority interests, of $1.5 million from the adoption of SFAS No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions' ('SFAS 106').

FISCAL 1993 COMPARED WITH FISCAL 1992

                                                                                              OPERATING PROFIT
                                                                      REVENUES                     (LOSS)
                                                              ------------------------      --------------------
                                                                 1992          1993           1992        1993
                                                              ----------    ----------      --------    --------
                                                                                (IN THOUSANDS)
Textiles...................................................   $  456,402    $  499,060      $ 27,753    $ 47,203
Fast Food..................................................      186,921       198,915        14,271       7,852
Soft Drink.................................................      143,830       148,262        36,112      23,461
Liquefied Petroleum Gas....................................      141,032       148,790        12,676       3,008
Other......................................................      146,518        63,247        (5,746)    (15,942)
General corporate expenses.................................       --            --           (26,514)    (31,123)
                                                              ----------    ----------      --------    --------
                                                              $1,074,703    $1,058,274      $ 58,552    $ 34,459
                                                              ----------    ----------      --------    --------
                                                              ----------    ----------      --------    --------

     Revenues declined $16.4 million (1.5%) to $1.06 billion in Fiscal 1993 from $1.07 billion in Fiscal 1992 principally due to the absence of revenues from certain non-core operations (included in 'Other' in the table above) which were sold during Fiscal 1993, offset in part by increased revenues in each of Triarc Companies' major segments. Textiles revenues increased approximately $42.7 million (9.3%) to $499.1 million from $456.4 million due to increased volume and prices. Fast food revenues increased $12.0 million (6.4%) to $198.9 million from $186.9 million due to additional company-owned and franchised restaurants and an increase in same store sales of company-owned restaurants. Soft drink revenues increased $4.5 million (3.1%) to $148.3 million from $143.8 million due to an increase in private label and international sales as a result of unit volume increases partially offset by a decrease in domestic sales of Diet Rite flavor brands. LP gas revenues increased $7.8 million (5.5%) to $148.8 million from $141.0 million due to an increase in the number of gallons sold.

     Cost of sales declined $31.2 million to $766.8 million in Fiscal 1993 from $798.0 million in Fiscal 1992 due principally to the net decline in revenues described above. Gross profit (total revenues less cost of sales) increased $14.8 million to $291.5 million in Fiscal 1993 from $276.7 million in Fiscal 1992 and gross margin increased to 27.5% in Fiscal 1993 from 25.7% in Fiscal 1992 due principally to higher average selling prices and lower cost of cotton in the textiles segment.

     Selling, general and administrative expenses increased $15.5 million to $203.7 million in Fiscal 1993 from $188.2 million in Fiscal 1992. Affecting general and administrative expenses in Fiscal 1993 was a $4.9 million accrual of compensation paid to a special committee of the pre-Change in Control Triarc Board representing a success fee attributable to the Change in Control, a $2.2 million provision for closing certain non-strategic company-owned restaurants and abandoned bottling facilities, a $1.5 million provision for estimated costs to comply with recent package labeling regulations affecting the soft drink segment and other provisions aggregating $2.2 million offset by a $7.3 million reversal of unpaid incentive plan accruals provided in prior years. Affecting general and administrative expenses in Fiscal 1992 was the reversal of unpaid incentive plan accruals aggregating approximately $10.0 million provided in prior years.

     In Fiscal 1993, results of operations were significantly impacted by facilities relocation and corporate restructuring charges aggregating $43.0 million consisting of: (i) estimated costs of $14.9 million to relocate Triarc Companies' corporate headquarters and to terminate the lease on its existing corporate facilities; (ii) estimated restructuring charges of $20.3 million including costs associated with hiring and relocating certain new senior management including chief executive officers of the soft drink, fast food and LP gas segments and other personnel recruiting and relocation costs, severance costs and consultant fees; (iii) total costs of $6.0 million relating to a five-year consulting agreement extending through April 1998 between Triarc and Steven Posner, the former Vice Chairman of Triarc, and (iv) costs of $1.8 million in connection with a strategic restructuring within the textiles segment. The charges referred to in items (i) through (iii) above related to the Change in Control of Triarc on April 23, 1993 that resulted from the Reorganization. In connection with the Reorganization, Victor Posner and Steven Posner resigned as officers and directors of Triarc. In order to induce Steven Posner to resign, Triarc entered into the Consulting Agreement with him. The cost related to the Consulting Agreement was recorded as a charge in Fiscal 1993 because the Consulting Agreement does not require any substantial services and Triarc does not expect to receive any services that will have substantial value to
it. As a part of the Reorganization, the Board of Directors of Triarc was reconstituted. The first meeting of the reconstituted Board of Directors was held on April 24, 1993. At that meeting, based on a report and recommendations from a management consulting firm that had conducted an extensive review of Triarc Companies' operations and management structure, the Board of Directors approved the Restructuring which entailed, among other things, the following features: (i) the strategic decision to manage Triarc Companies in the future on a decentralized, rather than on a centralized basis; (ii) the hiring of new executive officers for Triarc and the hiring of new chief executive officers and new senior management teams for each of Arby's, RC Cola and National Propane to carry out the decentralization strategy; (iii) the termination of a significant number of employees as a result of both the new management philosophy and the hiring of an almost entirely new management team; and (iv) the relocation of the corporate headquarters of Triarc and of all of its subsidiaries whose headquarters were located in South Florida, including Arby's, RC Cola, National Propane, and SEPSCO. Accordingly, Triarc Companies' cost to relocate its corporate headquarters and terminate the lease on its existing corporate facilities ($14.9 million), and estimated corporate restructuring charges of $20.3 million including costs associated with hiring and relocating new senior management and other personnel recruiting and relocation costs, employee severance costs and consulting fees, all stemmed from the decentralization and restructuring plan formally adopted at the April 24, 1993 meeting of Triarc's reconstituted Board of Directors. See Note 19 of Notes to Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries. The components of the $4.3 million restructuring and facilities relocation charge in Fiscal 1992 are described below.

     Provision for doubtful accounts from affiliates was $10.4 million in Fiscal 1993 compared to $25.7 million in Fiscal 1992. The provision in Fiscal 1993 includes year-end charges of $5.1 million relating to the final write-off of certain secured notes and accrued interest receivable from Pennsylvania Engineering Corporation ('PEC') and APL, former affiliates that currently are in bankruptcy proceedings, for which Triarc has significant doubts as to the net realizability of the underlying collateral, offset by a recovery from IRM of certain amounts offset in connection with the minority share acquisitions in the Reorganization. The remainder of such provision in Fiscal 1993 relates principally to unsecured receivables from APL, including accrued interest, principally in connection with a former management services agreement with Triarc. Triarc was obligated to provide certain limited management services to several former non-subsidiary affiliates through October 1993 and discontinued such services thereafter. There can be no assurance that Triarc will be able to collect fees from such non-subsidiary affiliates for such management services rendered. Any such uncollectible amounts are not expected to be material. The components of such provision in Fiscal 1992 are described below.

     Operating profit declined $24.1 million to $34.5 million in Fiscal 1993 from $58.6 million in Fiscal 1992 due primarily to the facilities relocation, corporate restructuring and other significant charges aggregating $51.7 million in April 1993 described above. Such charges have reduced the operating profits reported by each of Triarc Companies' segments to the extent of charges relating directly to their operations and also to the extent of corporate costs which are allocable to such segments under the management services agreements between Triarc and its subsidiaries. Textiles operating profit increased to $47.2 million (inclusive of $5.4 million of restructuring and other charges) in Fiscal 1993, from $27.8 million (inclusive of a divisional restructuring charge of $2.5 million partially offset by a $2.0 million incentive accrual reversal) in Fiscal 1992 due to increased sales volume and improved margins. Fast food operating profit was $7.9 million (inclusive of $9.7 million of restructuring and other charges) in Fiscal 1993 compared to $14.3 million (inclusive of $1.1 million of restructuring costs relating to the closing of two regional fast food franchise offices partially offset by a $0.5 million incentive accrual reversal) in Fiscal 1992. Soft drink operating profit was $23.5 million (inclusive of $11.1 million of restructuring and other charges) in Fiscal 1993 compared to $36.1 million (inclusive of a $3.0 million incentive accrual reversal partially offset by a $0.7 million charge for the relocation of the soft drink corporate office) in Fiscal 1992. LP gas operating profit was $3.0 million (inclusive of restructuring and other charges of $8.0 million) in Fiscal 1993 compared to $12.7 million (inclusive of a $3.0 million incentive accrual reversal) in Fiscal 1992. Operating loss of other operations was $15.9 million (inclusive of $9.0 million of provision for write-off of notes receivable from former affiliates and other charges) in Fiscal 1993 compared to an operating loss of $5.7 million (inclusive of a $5.6 million provision for doubtful accounts from affiliates) in Fiscal 1992. Other operations were negatively impacted in Fiscal 1993 by the absence of operating profits for a portion of Fiscal 1993 of certain non-core businesses sold earlier in the year. General corporate expenses were $31.1 million (inclusive of $8.5 million of restructuring and other charges and a $3.3 million provision for doubtful accounts from former affiliates) in Fiscal 1993 compared to $26.5 million (inclusive of an $11.2 million provision for doubtful accounts from former affiliates partially offset by a $1.5 million incentive accrual reversal) in Fiscal 1992.

     Interest expense increased $1.0 million due to a charge in Fiscal 1993 of $8.5 million for interest accruals on income tax matters, partially offset by interest savings resulting from lower average levels of debt and lower interest rates.

     Other income (expense), net, decreased $7.4 million to an expense of $0.9 million in Fiscal 1993 compared to income of $6.5 million in Fiscal 1992. The major components of Other income (expense), net, in Fiscal 1993 include $3.2 million in costs for a proposed alternative financing which was never consummated and expenses aggregating $9.3 million relating to certain shareholder and other litigation (of which $5.9 million was recorded in the fourth quarter) offset by a credit of approximately $8.9 million in connection with the settlement of accrued rent as part of the Change in Control and a net gain of approximately $2.2 million with respect to the sales of certain non-core businesses, net of write-downs of $3.8 million to estimated net realizable value of certain assets of other non-core businesses. The major components of Other income (expense), net in Fiscal 1992 are described below. See also Note 15 to Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries.

     The effective income tax rates differ from the statutory rate, as described more fully in Note 10 of Notes to Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries, due principally to losses of certain subsidiaries for which no income tax benefit is available, certain expenses which are not deductible for tax purposes and, in Fiscal 1993, an $11.8 million provision for income tax contingencies and other matters (of which $7.9 million was recorded in the fourth quarter).

     The effect of minority interests was a $3.4 million credit in Fiscal 1993 compared to a $0.5 million expense in Fiscal 1992 due principally to the minority interest effect relating to the facilities relocation, corporate restructuring and other significant charges in Fiscal 1993 described above.

     Income (loss) from discontinued operations reflects the results, net of tax and minority interests, of SEPSCO's utility and municipal services, refrigeration and natural gas and oil operations which Triarc has disposed of or plans to dispose of. Loss from discontinued operations in Fiscal 1993 reflects a $12.9 million write-down ($5.4 million net of income tax and minority interest credits) relating to the impairment of certain unprofitable properties and accruals for environmental remediation and losses on certain contracts in progress.

     The Fiscal 1993 extraordinary item resulted from the early extinguishment of certain debt of RC/Arby's in connection with the Change in Control and was comprised of the write-off of unamortized deferred financing costs of $3.7 million and the payment of prepayment penalties of $6.7 million, net of tax benefit of $3.8 million.

     The Fiscal 1993 cumulative effect of changes in accounting principles resulted from a charge of $4.9 million, net of minority interests, from the adoption of SFAS 109 and an after-tax charge, net of minority interests, of $1.5 million from the adoption of SFAS 106. SFAS 109 requires an asset and liability approach for the accounting for income taxes. As such, deferred income taxes are determined based on the tax effect of the differences between the financial statement and tax bases of assets and liabilities. The deferred income tax provision or benefit for each year represents the increase or decrease, respectively, in the deferred income tax liability during such year. SFAS 109 allows the recognition, subject to a valuation allowance if necessary, of a deferred tax asset for net temporary differences that will result in net deductible amounts in future years. SFAS 106 requires Triarc to charge to expense the expected cost of other postretirement benefits during the years the employees render services.

     Net loss of $60.0 million in Fiscal 1993 increased from a net loss of $7.5 million in Fiscal 1992 principally as a result of the Fiscal 1993 facilities relocation, corporate restructuring and other significant charges, including an extraordinary charge and cumulative effect of changes in accounting principles, previously discussed aggregating approximately $67.1 million, net of income tax and minority interest credits.

FISCAL 1992 COMPARED WITH FISCAL 1991

                                                                                              OPERATING PROFIT
                                                                      REVENUES                     (LOSS)
                                                              ------------------------      --------------------
                                                                 1991          1992           1991        1992
                                                              ----------    ----------      --------    --------
                                                                                (IN THOUSANDS)
Textiles...................................................   $  414,174    $  456,402      $ 11,970    $ 27,753
Fast Food..................................................      181,293       186,921        12,652      14,271
Soft Drink.................................................      138,082       143,830        30,597      36,112
Liquefied Petroleum Gas....................................      150,348       141,032        13,628      12,676
Other......................................................      143,265       146,518       (19,208)     (5,746)
General corporate expenses.................................       --            --           (26,335)    (26,514)
                                                              ----------    ----------      --------    --------
                                                              $1,027,162    $1,074,703      $ 23,304    $ 58,552
                                                              ----------    ----------      --------    --------
                                                              ----------    ----------      --------    --------

     Revenues in Fiscal 1992 increased $47.5 million (4.6%) to $1.07 billion from $1.03 billion in Fiscal 1991 principally due to higher selling prices and volume in Triarc Companies' textiles segment and improved volume in Triarc Companies' citrus operations. The soft drink and fast food segments also experienced moderate increases in revenues, however, the LP gas segment and insurance operations and certain other non-core businesses (included in 'Other' in the table above) experienced offsetting declines in revenues.

     Cost of sales increased $30.5 million to $798.0 million in Fiscal 1992 from $767.5 million in Fiscal 1991 due principally to the net increase in revenues described above. Gross profit increased $17.0 million to $276.7 million in Fiscal 1992 from $259.7 million in Fiscal 1991 and gross margin increased to 25.7% in Fiscal 1992 from 25.3% in Fiscal 1991, due principally to higher selling prices in the textiles segment.

     Selling, general and administrative expenses decreased $26.4 million to $188.2 million in Fiscal 1992 from $214.6 million in Fiscal 1991 due primarily to a $10.4 million decline in claims loss and other expenses of insurance operations and the reversal in Fiscal 1992 of unpaid incentive accruals aggregating approximately $10.0 million provided in prior years.

     The Fiscal 1992 facilities relocation and corporate restructuring charge of $4.3 million consisted of a $2.5 million provision relating to a strategic restructuring within the textiles segment, a $1.1 million provision relating to the closing of two regional fast food franchise offices and a $0.7 million charge for the relocation of the soft drink corporate office. The Fiscal 1991 facilities relocation and corporate restructuring charge of $3.8 million related to the relocation of the fast food corporate office.

     Provision for doubtful accounts from affiliates was $25.7 million in Fiscal 1992 compared to $18.0 million in Fiscal 1991. The provision in Fiscal 1992 reflected $16.2 million and $1.8 million of reserves for amounts owed by APL and PEC, respectively, in connection with the management services agreements referred to above and provisions of $2.2 million and $5.5 million for certain notes, accrued interest and insurance premiums receivable from or attributable to APL and PEC, respectively. The provision for doubtful accounts from affiliates in Fiscal 1991 reflected provisions of approximately $4.3 million and $2.7 million of reserves for amounts owed by APL and PEC, respectively, in connection with such management services agreements and provisions of $6.2 million and $2.3 million of reserves for certain notes, interest and equipment lease receivables from APL and PEC, respectively. The provision in Fiscal 1991 also included a $1.0 million reserve related to the indemnification of certain construction bonding arrangements on behalf of PEC and a $1.5 million reserve for certain other unsecured amounts and insurance premiums attributable to APL.

     Operating profit increased $35.3 million to $58.6 million in Fiscal 1992 from $23.3 million in Fiscal 1991, reflecting significant increases in each of Triarc Companies' major segments, except for the LP gas and fast food segments, which experienced moderate declines in operating profit. The largest increases in operating profit occurred in the textiles segment as a result of the higher selling prices and volume noted above and in the citrus operations due to the absence in Fiscal 1992 of a significant drop in the market price of frozen concentrate processed and held for sale in Fiscal 1991. Operating results also improved in the insurance segment as a result of a decline in claims loss and other expenses and in the soft drink segment due primarily to higher selling prices. Also contributing to the overall increase in operating profit was the reversal of incentive accruals aggregating $10 million, partially offset by the $7.7 million increase in provision for doubtful accounts from affiliates and the $0.5 million increase in facilities relocation and corporate restructuring charges described above.

     Interest expense increased $5.1 million principally as a result of the July 1991 restructuring of indebtedness of RC/Arby's and increased short-term borrowings of Graniteville.

     Other income (expense), net, decreased $3.3 million to $6.5 million income in Fiscal 1992 from $9.8 million in Fiscal 1991. Other income (expense), net in Fiscal 1992 included gains of $4.6 million on repurchases of debentures for sinking funds and interest income of $3.5 million offset by provisions aggregating approximately $3.4 million with respect to certain shareholder and Arby's litigation. Other income (expense), net in Fiscal 1991 included gains of $3.5 million on repurchases of debentures for sinking funds, interest income of $6.8 million, credits aggregating approximately $2.9 million with respect to a reduction in previously accrued rent amounts and the allocation to affiliates of a portion of previously accrued settlement costs with respect to certain litigation, and proceeds aggregating $1.0 million from the realization of an investment in a former bottling subsidiary offset in part by a $4.9 million provision for a settlement of litigation relating to Graniteville's employee benefit plan. See also Note 15 to Notes to Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries.

     The effective income tax rates differ from the statutory rate, as described more fully in Note 10 of Notes to Consolidated Financial Statements of Triarc Companies, Inc. and Subsidiaries, due principally to losses of certain subsidiaries for which no income tax benefit was available and, in Fiscal 1991, a tax benefit for an employee benefit plan settlement, a significant portion of the cost of which had been previously accrued in the purchase accounting for Graniteville at which time no tax benefit was recognizable.

     The effect of minority interests increased to an expense of $0.5 million in Fiscal 1992 compared to a credit of $0.6 million in Fiscal 1991 due principally to improved results of CFC Holdings.

     Income from discontinued operations increased due to improved operating results of SEPSCO's utility and municipal services and refrigeration business segments.

LIQUIDITY AND CAPITAL RESOURCES

     Consolidated cash and equivalents declined $9.5 million during the six months ended October 31, 1993 principally reflecting (i) net cash used by operations of $31.0 million during the six months ended October 31, 1993 including a net loss of $27.2 million and the changes in operating assets and liabilities of $36.8 million (including a $22.3 million decrease in accounts payable and other current liabilities and a $16.4 million increase in inventories), (ii) capital expenditures of $17.3 million and (iii) other of $3.7 million partially offset by borrowings of long-term debt net of repayments of $42.5 million. Due to the non-recurring nature of the changes in operating assets and liabilities, Triarc does not believe such negative cash flows from operations will continue. The decrease in accounts payable and other current liabilities, which is net of a $7.8 million increase due to the increased reserve for advertising and promotional allowances discussed above, reflects payments of operating payables which were delayed due to the lack of liquidity Triarc Companies experienced prior to the Change in Control. Such decrease also includes a non-recurring payment of a litigation settlement of $8.1 million. The increase in inventories principally reflects an increase of $11.6 million of textiles inventories and a regular seasonal buildup of $4.0 million in the LP gas segment. The increase in textiles inventories is principally due to sales of certain product lines below projections during Transition 1993. Triarc Companies is in the process of reducing such inventory to more normal levels.

     In August 1993, RC/Arby's, a wholly-owned subsidiary of CFC Holdings, a 94.6% owned subsidiary of Triarc and 98.4% owned by Triarc Companies, issued $275.0 million aggregate principal amount of 9 3/4% Senior Notes and utilized $223.5 million of the net proceeds therefrom to redeem all of the Step-Up Notes at a redemption price of approximately 99.3% of the principal amount. The RC/Arby's Refinancing resulted in a net increase in cash of approximately $51.5 million, before the expenses of the RC/Arby's Refinancing. The 9 3/4% Senior Notes mature on August 1, 2000 and do not provide for any amortization of the principal amount thereof prior to such date. Interest at the rate of 9 3/4% per annum is payable semi-annually on February 1 and August 1 of each year. The 9 3/4% Senior Notes are secured by (i) all of the capital stock of RC/Arby's and its subsidiaries, RC Cola and Arby's, and (ii) substantially all of the receivables, inventories and other personal properties of RC Cola and Arby's. RC/Arby's' obligations with respect to the 9 3/4% Senior Notes are guaranteed by RC Cola and Arby's.

     On September 24, 1993 RC/Arby's entered into a three-year interest rate swap agreement in a notional amount of $137.5 million. Under the agreement, interest on the notional amount is paid by RC/Arby's at a floating rate which is based on the 180-day London Interbank Offered Rate (the 'LIBOR Rate') (set at 3.375% through February 1, 1994) and RC/Arby's receives interest at a fixed rate of 4.72%. Subsequent to February 1, 1994 the floating rate is retroactively reset at the end of each six-month calculation period through July 31, 1996 and on September 24, 1996. The transaction effectively changes RC/Arby's' interest rate on $137.5 million of its debt from a fixed-rate to a floating-rate basis.

     As of October 31, 1993 RC/Arby's had outstanding $6.5 million principal amount of the 16 7/8% Subordinated Debentures which are scheduled to be repaid in July 1994.

     Graniteville is a 51% owned subsidiary of Triarc and 85.8% owned by Triarc Companies. The $180.0 million Graniteville Credit Facility provides for senior secured revolving credit loans of up to $100.0 million (the 'Revolving Loan') and an $80.0 million senior secured term loan (the 'Term Loan'). The Revolving Loan has a term of five years. Borrowings under the Revolving Loan bear interest, at current borrowing levels, at either the prime rate plus 1.25% per annum or the LIBOR Rate plus 3.00% per annum, at Graniteville's option. As of October 31, 1993 the Revolving Loan bore interest at a rate of 7.25%. The Term Loan amortizes $2.5 million per quarter through April 1, 1994 and $3.0 million per quarter thereafter, with a final payment of $22.0 million in April 1998, subject to mandatory prepayments of 50% of Excess Cash Flow, as defined. The Term Loan bears interest, based on current borrowing levels, at the prime rate plus 1.75% per annum or the 90-day LIBOR Rate plus 3.5% per annum. As of October 31, 1993 the Term Loan bore interest at a weighted average rate of 6.82%. LIBOR Rate based borrowings are limited to approximately one-half of the aggregate outstanding borrowings under Revolving Loans and Term Loans. The borrowing base for the Revolving Loan is the sum of 85% to 90% of eligible accounts receivable, as defined, plus 65% of eligible inventory, as defined, provided that advances against eligible inventory shall not exceed $35.0 million at any time, and for the Term Loan is the sum of 75% of the fair market value of real estate and 80% of the orderly liquidation value of machinery and equipment. The Graniteville Credit Facility is secured by all of the assets of Graniteville and all obligations under the Graniteville Credit Facility are unconditionally guaranteed by Triarc. As collateral for such guarantee, Triarc pledged (i) 51% of the issued and outstanding stock of Graniteville (subject to an existing pledge on such stock held by SEPSCO securing its note receivable from Triarc), and (ii) the issued and outstanding common stock of SEPSCO owned by Triarc.

     Consolidated capital expenditures, inclusive of capitalized leases but excluding the discontinued operations of SEPSCO, amounted to $27.2 million and $21.1 million for Fiscal 1993 and the six-month period ended October 31, 1993, respectively. Triarc Companies expects that capital expenditures during the remainder of Transition 1993 and during calendar 1994 will approximate $22.5 million and $66.7 million, respectively. The relatively higher expenditures during the remainder of Transition 1993 are as a result of higher expenditures in the textiles segment due principally to the construction of a new dyeing plant during Transition 1993 and in the fast food segment principally in connection with capital spending related to the relocation of its corporate headquarters. The increased anticipated 1994 expenditures reflect increased levels of expenditures principally in the fast food segment in accordance with the implementation of its plan to open approximately 25 company-owned stores during 1994 at a cost of approximately $0.9 million per store, remodel existing stores and replace equipment in such stores. Further, the pursuit of potential acquisitions as part of Triarc Companies' growth strategy may also contribute to its cash requirements.

     In the fourth quarter of Fiscal 1993 Triarc Companies recorded a charge of $43.0 million for facilities relocation and corporate restructuring costs in connection with the Change in Control. As of October 31, 1993 the remaining accrual for such costs was $36.0 million. Triarc expects cash

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requirements  for  such  accruals of  $4.2  million  and $26.4  million  for the remainder of Transition 1993 and calendar 1994, respectively. Such payments are included as a component of cash flows from operations previously discussed.

     Federal income tax returns of Triarc and its subsidiaries have been examined by the Internal Revenue Service ('IRS') for the tax years 1985 through 1988. Triarc Companies has resolved all but two issues related to such audit and in connection therewith expects to pay approximately $8.0 million in the first quarter of 1994, which amount has been fully reserved. Triarc Companies intends to contest the two open issues at the Appellate Division of the IRS. The IRS has recently commenced the examination of Triarc Companies' Federal income tax returns for the tax years from 1989 through 1992. The amount and timing of any payments required as a result of the open issues from the 1985 through 1988 audit as well as the 1989 through 1992 audit cannot presently be determined. However, Triarc believes that adequate aggregate provisions have been made in the current and prior years for any tax liabilities, including interest, that may result from all such examinations.

     Triarc Companies anticipates meeting its consolidated cash requirements through Fiscal 1994 for debt repayments (see above and subsequent discussion), capital expenditures, acquisitions, dividend payments aggregating approximately $5.8 million annually on Triarc's redeemable preferred stock and any payments required as a result of the examination of Triarc Companies' Federal income tax returns through existing cash balances, proceeds received from the sale of the utility and municipal services business segment after the repayment of related capital lease obligations and taxes and expenses (see subsequent discussion), future proceeds from the sale of remaining noncore businesses (see subsequent discussion) and cash flows from operations (see prior discussion). The ability of Triarc Companies to meet its long-term cash requirements is dependent upon its ability to obtain and sustain sufficient cash flows from operations supplemented as necessary by potential financings to the extent obtainable.

     The ability of each of Triarc, RC/Arby's, Graniteville, National Propane and SEPSCO to meet its respective short-term cash requirements is discussed below.

TRIARC

     Triarc is a holding company whose ability to meet its cash requirements is primarily dependent upon cash flows from its subsidiaries including repayments by subsidiaries of outstanding loans from Triarc, loans to Triarc by subsidiaries, and reimbursement by subsidiaries to Triarc in connection with the providing of certain management services and payments under certain tax sharing agreements with certain subsidiaries.

     Triarc's principal subsidiaries are subject to certain limitations on their ability to pay dividends and/or make loans or advances to Triarc. The ability of any of Triarc's subsidiaries to pay cash dividends and/or make loans or advances to Triarc is also dependent upon the respective abilities of such entities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances. Under the terms of the indenture relating to the 9 3/4% Senior Notes, RC/Arby's is only permitted to pay cash dividends on its common stock or make loans or advances to its parent, CFC Holdings, or to Triarc, to the extent the aggregate amount of such payments declared or made after August 12, 1993 shall not exceed (a) the sum of (i) 50% of the cumulative net income of RC/Arby's after July 1, 1993, (ii) the aggregate net cash proceeds received by RC/Arby's after the closing of the RC/Arby's Refinancing from the issuance or sale of its capital stock or from equity contributions, and (iii) $1.0 million (b) less 100% of the cumulative net loss of RC/Arby's after July 1, 1993. In accordance with such limitation, as of October 31, 1993 RC/Arby's could not pay any dividends, or make any loans or advances to CFC Holdings. CFC Holdings is not presently subject to any agreement which limits its ability to pay cash dividends or make loans or advances, although by reason of the restrictions to which RC/Arby's is subject, the ability of CFC Holdings in the near term to obtain funds from its subsidiaries to do so is extremely limited.

     Under its present credit agreement, Graniteville is permitted to pay dividends or make loans or advances to its stockholders, including Triarc, in an amount equal to 50% of the net income of Graniteville accumulated from the beginning of the first fiscal year commencing on or after December 20, 1994, provided that the outstanding principal balance of Graniteville's term loan is less than $50

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million at the time of the payments (the outstanding principal balance was $77.5 million as of August 31, 1993), and certain other conditions are met. Accordingly, Graniteville is unable to pay any dividends or make any loans or advances to Triarc prior to December 31, 1995.

     Under the indenture relating to National Propane's 13 1/8% Senior Subordinated Debentures due March 31, 1999 (the '13 1/8% Debentures') National
Propane was permitted as of October 31, 1993 to pay cash dividends of up to approximately $14.3 million. It is unlikely National Propane's cash flows (see subsequent discussion) will permit any cash dividends in the immediate future and, as a result, Triarc currently anticipates that any dividends declared by National Propane to Triarc as the holder of all of its outstanding common stock would be used to offset indebtedness and interest accrued thereon owed by Triarc to National Propane. Under the indenture relating to the 11 7/8% Debentures, SEPSCO was permitted as of October 31, 1993, to pay cash dividends of up to approximately $4.1 million to Triarc. National Propane and SEPSCO are not parties to any agreements restricting or limiting the amount of loans or advances which they may make to Triarc.

     As of October 31, 1993, Triarc had no outstanding external indebtedness but it owed subsidiaries an aggregate principal amount of $244.1 million, consisting of notes in the principal amounts of $78.4 million and $69.0 million owed to CFC Holdings and Graniteville, respectively (which bear interest at 9.5% per annum) and balances of $70.2 million of advances owed to National Propane (which bear interest at 16.5% per annum) and $26.5 million remaining on a note payable to SEPSCO (which bears interest at 13% per annum and is secured by the common shares of Graniteville owned by Triarc).

     In August 1993 NVF, a corporation which was affiliated with Triarc until the April 1993 Change in Control, became a debtor in a case filed by its creditors under Chapter 11 of the Federal Bankruptcy Code (the 'NVF Proceedings'). In November 1993, Triarc received correspondence from NVF's bankruptcy counsel claiming that, on the theories set forth in such correspondence, Triarc and certain of its subsidiaries owed NVF approximately $2.3 million. Triarc intends to vigorously contest such claims. Nevertheless, Triarc previously accrued approximately $0.9 million with respect to claims that might be made by NVF and, during the three months ended October 31, 1993, accrued an additional $1.4 million with respect to such matters. Triarc believes that the outcome of the NVF Proceedings, after considering the amounts provided in the current and prior periods, will not have a material adverse effect on Triarc Companies' consolidated financial condition or results of operations.

     Triarc will not have significant cash requirements for the remainder of Transition 1993. Triarc expects its significant cash requirements for calendar 1994 will include minimum required cash interest payments totaling approximately $4.7 million on its notes payable to SEPSCO and Graniteville, dividend payments aggregating approximately $5.8 million on its redeemable preferred stock and general corporate expenses including cash requirements for its facilities relocation and corporate restructuring accruals of $3.7 million. Triarc believes that its expected sources of cash, including existing cash balances, reimbursement of general corporate expenses from subsidiaries in connection with management services agreements, net payments received under tax sharing agreements with certain subsidiaries and proceeds, if any, from the sale of certain subsidiary operations held for sale will be sufficient to enable it to meet its short-term cash needs.

RC/ARBY'S AND GRANITEVILLE

     It is expected that funds generated from operations of RC/Arby's and Graniteville, plus existing cash balances remaining from the refinancing completed in April 1993 and issuance of the 9 3/4% Senior Notes in the case of RC/Arby's, and borrowings under the Graniteville Credit Facility in the case of Graniteville, will be sufficient to enable those subsidiaries to meet their respective short-term cash requirements.

NATIONAL PROPANE

     The $56.0 million outstanding principal amount of the 13 1/8% Debentures at October 31, 1993 require semiannual interest payments by National Propane on
March 1 and September 1 of each year (including an interest payment of approximately $3.7 million made on September 1, 1993) and also

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
require annual sinking fund payments of $7.0 million on March 1 of each year. A final payment of principal on the 13 1/8% Debentures of $21.0 million is due March 1, 1999.

     Triarc anticipates National Propane's cash requirements, exclusive of operating activities, for the remainder of Transition 1993 and calendar year 1994 will approximate $1.4 million and $9.6 million, respectively. The remaining Transition 1993 amount consists of capital expenditures and the calendar year 1994 amount consists of a debt principal payment of $7.0 million and capital expenditures of $2.6 million. National Propane had negative cash flows from operations during the six months ended October 31, 1993 of $2.6 million, during which period National Propane profits are historically lower due to seasonality. However, National Propane believes its cash flows from operations for the remainder of Transition 1993, which is anticipated to be positive due to seasonality, and calendar year 1994, together with existing cash ($6.5 million at October 31, 1993), should be adequate to meet its cash requirements noted above. Should such cash flows not be adequate, Triarc may be required to supplement them with increased cash payments of accrued interest and/or principal on National Propane's advances to Triarc ($70.2 million as of October 31, 1993) to the extent Triarc has cash available for payment or through restructuring of debt and/or operations by National Propane.

SEPSCO

     SEPSCO is required to pay interest on the 11 7/8% Debentures semi-annually on February 1 and August 1 of each year including an interest payment due February 1, 1994 of $3.7 million. SEPSCO is also required to retire annually through the operation of a mandatory sinking fund $9.0 million principal amount of the 11 7/8% Debentures. The indenture pursuant to which the 11 7/8% Debentures were issued (the 'Indenture') provides that in lieu of making such payment in cash, SEPSCO may credit against the mandatory sinking fund requirement the principal amount of the 11 7/8% Debentures acquired by SEPSCO, other than through the sinking fund. SEPSCO presently expects that based on the current market price for such 11 7/8% Debentures it would satisfy such mandatory sinking fund requirement due February 1, 1994 through cash received from the sale of the tree maintenance services operations rather than through the delivery of 11 7/8% Debentures.

     The Indenture contains a provision which limits to $100.0 million the aggregate amount of specified kinds of indebtedness that SEPSCO and its consolidated subsidiaries can incur. Effective as of October 31, 1993, such indebtedness was $63.0 million, resulting in additional allowable indebtedness of $37.0 million.

     SEPSCO anticipates its cash requirements for the remainder of Transition 1993, exclusive of operating activities and the sale of the utility and municipal services business segment, will approximate $0.2 million of capital expenditures to provide for business expansion in the natural gas and oil and LP gas segments. Such cash requirements for calendar 1994 will include $3.9 million of such capital expenditures as well as $9.0 million of sinking fund payments on the 11 7/8% Debentures. During the six months ended October 31, 1993 SEPSCO had net cash outflows with respect to operating activities of $0.5 million principally reflecting a net loss of $0.6 million. If the net cash flows from operations during the remainder of 1993 and calendar 1994 is similar to that for the first six months of Transition 1993, cash flows from operations will not be adequate to meet its capital expenditure and debt repayment requirements. However, SEPSCO should be able to meet such requirements during the remainder of Transition 1993 as well as during calendar year 1994 with the excess cash proceeds from the sale of the tree maintenance services operations referred to below (see ' -- Discontinued Operations') of $42.8 million.

DISCONTINUED OPERATIONS

     On July 22, 1993, SEPSCO's Board of Directors authorized the sale or liquidation of SEPSCO's operating businesses consisting of the utility and municipal services, refrigeration, and natural gas and oil businesses. The natural gas and oil business will be transferred to Triarc in the form of a sale of the stock of the entities comprising the natural gas and oil business for cash of $8.5 million which is equal to their fair value and approximately $4.5 million higher than their net book value. It is intended for this sale to occur following the Merger and the resulting elimination of the minority interest in SEPSCO

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(See further discussion under 'Contingencies' below). However, should the merger not be approved by the SEPSCO Stockholders the sale of the stock of the natural gas and oil entities for cash to Triarc will be completed prior to July 22, 1994.

     On October 15, 1993 SEPSCO sold the assets of its tree maintenance services operations previously included in its utility and municipal services business segment for $69.6 million in cash plus the assumption by the purchaser of up to $5.0 million in current liabilities resulting in a loss of $4.8 million. On October 7, 1993 SEPSCO sold the stock of its two construction related operations previously included in its utility and municipal services business segment for a nominal amount subject to adjustments described below. As the related assets are sold or liquidated the purchasers have agreed to pay, as deferred purchase price, 75% of the net proceeds received therefrom (cash of $1.8 million had been received as of December 31, 1993) plus, in the case of one of the entities, an amount equal to 1.25 times the adjusted book value of such entity as of October 5, 1995. As of October 8, 1993, the adjusted book value of the assets of that entity aggregated approximately $1.6 million. In addition, SEPSCO paid an aggregate $2.0 million in October and November 1993 to cover the buyer's short-term operating losses and working capital requirements for the construction related operations. Triarc's current estimate of the gain on such sales is $2.0 million excluding any consideration of the potential Book Value Adjustment, given its uncertainty.

     On November 12, 1993 SEPSCO signed a letter of intent to sell substantially all of the operating assets of the ice operations of its refrigeration business segment for $5.0 million in cash, a $4.0 million note (discounted value $3.1 million) and the assumption by the buyer of certain current liabilities which as of November 30, 1993 approximate $1.0 million. The note, which bears no interest during the first year and 5% thereafter, would be payable in installments of $120,000 at the end of each of the four years following the closing date with the balance of approximately $3.5 million due at the end of the fifth year following the closing date. The precise timetable for the sale and liquidation of the remaining discontinued operation, the cold storage operations of the refrigeration business segment, will depend upon SEPSCO's ability to identify appropriate potential purchasers and to negotiate acceptable terms for the sale of such operation. SEPSCO currently anticipates completion of such sales by July 31, 1994.

     On July 22, 1993 SEPSCO's Board of Directors also authorized the sale or liquidation of the liquefied petroleum gas business. SEPSCO previously reported the liquefied petroleum gas business as a discontinued operation since it is to be transferred to a subsidiary of Triarc and the transfer would be accounted for at net book value. The precise method of such transfer has not been determined and the transfer will not occur until after the SEPSCO merger. Based on these facts, SEPSCO has reevaluated the accounting for the liquefied petroleum gas business and retroactively accounted for the liquified petroleum gas business as a continuing operation.

     SEPSCO used a portion of the proceeds from the sale of the tree maintenance services operations to pay fees and expenses and repay the portion of the capitalized lease obligations relating to the tree maintenance services operations ($24.1 million at the date of repayment) and amounts due to Triarc. The excess of $42.8 million is available for SEPSCO's general corporate purposes, including future annual sinking fund payments and semiannual interest payments on the 11 7/8% Debentures.

CONTINGENCIES

     In December 1990, the Ehrman Litigation was brought against SEPSCO's directors at that time and certain corporations, including Triarc, in the District Court. On October 18, 1993, Triarc entered into the Settlement Agreement with the Plaintiff which was approved by the District Court on January 11, 1994. The Settlement Agreement provides, among other things, that SEPSCO would be merged into, or otherwise acquired by, Triarc or an affiliate thereof, in a transaction in which each holder of shares of SEPSCO Common Stock other than Triarc will receive in exchange for each share of SEPSCO Common Stock, 0.8 shares of Triarc Class A Common Stock. The Settlement Agreement also provides that Plaintiff's counsel and financial advisor will be paid, subject to court approval, cash not to exceed $1.3 million. On November 22, 1993 Triarc and SEPSCO entered into the Merger Agreement. Following the Merger, Triarc Companies would own 100% of the SEPSCO Common Stock. Consummation of the Settlement Agreement and the Merger are conditioned on, among other things, approval by the SEPSCO Stockholders.

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
     In September 1989, the Pennsylvania Insurance Commissioner as rehabilitator of Mutual Fire commenced an action in the Commonwealth Court of Pennsylvania against Chesapeake Insurance, a wholly-owned subsidiary of CFC Holdings. Such action, among other things, seeks recovery of $4.0 million allegedly owed by Chesapeake Insurance in connection with certain reinsurance arrangements, specific performance by Chesapeake Insurance of its alleged obligations under certain reinsurance arrangements by requiring Chesapeake Insurance to provide a letter of credit in an amount in excess of $12.0 million to secure certain alleged outstanding losses, a restitution and accounting by Chesapeake Insurance, and compensatory and punitive damages in an amount in excess of $40.0 million arising out of alleged bad faith in connection with such reinsurance arrangements. In November 1993 Chesapeake Insurance entered into a letter of intent with Mutual Fire for full settlement of all claims for $12.0 million. Such settlement is subject to execution of a definitive settlement agreement which agreement is subject to approval of the Commonwealth Court of Pennsylvania. Triarc Companies has fully provided for such settlement in prior years.

     Chesapeake Insurance is registered under the Bermuda Insurance Act of 1978 and related regulations which require compliance with various provisions regarding the maintenance of statutory capital and liquidity. Chesapeake Insurance was not in compliance with the required solvency ratio as of September 30, 1993. In December 1993 Triarc Companies decided to cease writing insurance and reinsurance of any kind through Chesapeake Insurance. As a result of this decision, the non-compliance with the solvency test will have no effect on Triarc Companies. Since Chesapeake Insurance will not have any future operating cash flows for the payment of claims on insurance previously written, its existing liabilities will be liquidated with cash and equivalents, including restricted cash, collections of premiums receivable, investments, funds held by insurance carriers and collection of notes receivable from CFC Holdings and RC/Arby's as they become due.

     As of October 31, 1993, Chesapeake Insurance had total assets of $100.8 million and total liabilities of $100.3 million, including $86.3 million of non-current insurance loss reserves ($6.9 million of which relates to Mutual
Fire). Assets include $31.8 million of notes receivable from CFC ($28.0 million) and RC/Arby's ($3.8 million) plus $5.6 million of accrued interest thereon. The note receivable from CFC Holdings is due $10.0 million in each of the years ended December 31, 1995 and 1996 with the $8.0 million balance due in the year ended December 31, 1997. The note receivable from RC/Arby's is due $0.5 million during the remainder of Transition 1993 and $3.3 million in the year ended December 31, 1994. Accordingly, as the non-current insurance loss reserves mature, Chesapeake Insurance will need to collect on these notes receivable in order to meet these obligations. Chesapeake Insurance expects to be able to meet its cash requirements through collections of the notes from CFC Holdings and RC/Arby's.

     In 1987, Graniteville was notified by the DHEC that it discovered certain contamination of Langley Pond near Graniteville, South Carolina and DHEC asserted that Graniteville may be one of the parties responsible for such contamination. Graniteville entered into a consent decree providing for the study and investigation of the alleged pollution and its sources. The study report prepared by Graniteville's environmental consulting firm and filed with DHEC in April 1990, recommended that pond sediments be left undisturbed and in place. DHEC responded by requesting that Graniteville submit additional information concerning potential passive and active remedial alternatives, with accompanying supportive information. In May 1991 Graniteville provided this information to DHEC in a report of Graniteville's environmental consulting firm. The 1990 and 1991 reports concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects on human health, to existing recreational uses or to the existing biological communities. Triarc is unable to predict at this time what further actions, if any, may be required in connection with Langley Pond or what the cost thereof may be. However, given the passage of time since the submission of the two reports by Graniteville's environmental consulting firm without any objection or adverse comment on such reports by DHEC and the absence of desirable remediation alternatives, other than continuing to leave the Langley Pond sediments in place and undisturbed as described in the reports, Triarc believes the ultimate outcome of this matter will not have a material adverse effect on Triarc Companies' consolidated results of operations or financial position.

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     As a result of certain environmental audits in 1991, SEPSCO became aware of possible contamination by hydrocarbons and metals at certain sites of SEPSCO's refrigeration operations and has filed appropriate notifications with state environmental authorities and has begun a study of remediation at such sites. SEPSCO has removed certain underground storage and other tanks at certain
facilities   of  its  refrigeration  operations   and  has  engaged  in  certain
remediation in connection therewith. Such removal and environmental remediation involved a variety of remediation actions at various facilities of SEPSCO located in a number of jurisdictions. Such remediation varied from site to site, ranging from testing of soil and groundwater for contamination, development of remediation plans and removal in certain instances of certain contaminated soils. Based on preliminary information and consultations with, and certain reports of, environmental consultants and others, SEPSCO presently estimates the cost of such remediation and/or removal will approximate $3.7 million, all of which was provided in prior years. In connection therewith, SEPSCO has incurred actual costs through October 31, 1993 of $1.0 million and has a remaining accrual of $2.7 million. Triarc believes that after such accrual the ultimate outcome of this matter will not have a material adverse effect on Triarc Companies' consolidated results of operations or financial position.

INFLATION AND CHANGING PRICES

     Management believes that inflation did not have a significant effect on gross margins during the three years ended April 30, 1993 and the six-month period ended October 31, 1993, since inflation rates generally remained at relatively low levels. Historically, Triarc Companies has been successful in dealing with the impact of inflation to varying degrees within the limitations of the competitive environment of each segment of its business.

PENDING ACCOUNTING PRONOUNCEMENTS

     In November 1992, the FASB issued SFAS No. 112, 'Employers' Accounting for Postemployment Benefits' which requires the accrual of certain postemployment benefits under certain circumstances. Triarc Companies' accounting is currently in accordance with SFAS No. 112 either because Triarc Companies does not provide certain of the benefits contemplated, provides for certain of such services but at no cost to Triarc Companies or does not meet the requirements for accrual and such amounts are immaterial.

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
                              SEPSCO MANAGEMENT'S
                 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

NINE MONTHS ENDED NOVEMBER 30, 1993 COMPARED WITH NINE MONTHS ENDED NOVEMBER 30, 1992

     Net sales increased from $18.9 million in 1992 to $19.8 million in 1993 due to higher volume of liquefied petroleum gas sales due to colder weather in the regions serviced by such business in 1993, offset in part by slightly lower average selling prices reflecting lower product costs.


     Operating profit decreased from $1.7 million in 1992 to $0.4 million in 1993 principally due to a $1.5 million increase in selling, general and administrative expenses. Such increase was principally due to $0.8 million of the aggregate $4.7 million of 1993 corporate restructuring charges allocated to the liquefied petroleum gas business and included in selling, general and administrative expenses. The aggregate $4.7 million of corporate restructuring charges consisted of $4.2 million of charges allocated to SEPSCO by Triarc including: (i) estimated allocated costs of $2.8 million to terminate the lease on Triarc's existing corporate facilities; (ii) total allocated costs of $1.4 million relating to the five year Consulting Agreement extending through April 1998 between Triarc and Steven Posner, the former Vice Chairman of Triarc and $0.5 million of estimated costs to be incurred by SEPSCO to relocate SEPSCO's corporate office. All of such charges are related to the change in control of Triarc, SEPSCO's parent, which occurred on April 23, 1993 (the 'Change in Control'). The $0.9 million increase in net sales was substantially offset by the $0.6 million increase in cost of sales.


     Interest expense decreased from $9.8 million in 1992 to $7.5 million in 1993 due primarily to the lower debt outstanding and, to a much lesser extent, lower interest rates during 1993.

     Equity in earnings of affiliates before cumulative effect of changes in accounting principles decreased from $9.6 million in 1992 to $4.3 million in 1993 due to decreased earnings of Graniteville and, to a lesser extent, CFC Holdings. Such lower earnings are principally attributable to (i) higher corporate charges from Triarc to Graniteville during the first nine months of the ten months ended December 31, 1993 ('SEPSCO Transition 1993'), (ii) provisions for insurance losses by CFC Holdings' subsidiary Chesapeake Insurance (see below), (iii) certain significant charges recorded in the first quarter of SEPSCO Transition 1993 relating to costs allocated from Triarc to such affiliates primarily for facilities relocation and corporate restructuring and to compensation paid to a special committee of Triarc's Board of Directors and
(iv) the write-off of Graniteville's $2.5 million investment in Chesapeake Insurance (see below).

     SEPSCO also wrote off its $1.5 million investment in Chesapeake Insurance since such investment is no longer deemed recoverable as a result of Chesapeake Insurance reducing its stockholders' equity to $0.3 million following additional provisions for insurance losses of $10.0 million during its quarter ended September 30, 1993 and the decision by Triarc in December 1993 to cease writing new insurance or reinsurance of any kind through Chesapeake Insurance.

     The decrease in interest income from Triarc of $2.4 million resulted from the lower outstanding balance of the Triarc note receivable as a result of the April 1993 repayment of $28.9 million in connection with the Change in Control.

     Other income, net increased from $0.1 million in 1992 to $0.6 million in 1993. The 1993 amount includes a reversal of a $1.3 million accrual, provided for in the fourth quarter of the year ended February 28, 1993 ('SEPSCO Fiscal 1993'), for the legal counsel and financial advisor fees for the Plaintiff in the Ehrman Litigation. Such fees will now be paid by Triarc instead of SEPSCO, as originally anticipated, in accordance with the Settlement Agreement (see further discussion below) entered into in October 1993. The 1993 amount also includes a net accrual of $1.0 million for SEPSCO's expenses related to the proposed Merger (see further discussion below).

     SEPSCO recorded a benefit from income taxes of $1.8 million during the 1993 period despite a pretax loss of $0.6 million, representing an effective rate substantially in excess of the 35% statutory rate, principally due to the inclusion in pretax loss of equity in earnings of affiliates of $4.3 million on

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
which no income taxes were provided. SEPSCO recorded a benefit of $0.2 million despite pretax income of $7.2 million during the nine months ended November 30, 1992 principally due to the inclusion in pretax income of equity in earnings of affiliates of $9.6 million on which income taxes were provided only on the portion remaining after an 80% dividend exclusion.

     Income (loss) from discontinued operations, net of income taxes decreased $24.3 million to a loss of $23.4 million in 1993 from income of $0.9 million in 1992 primarily due to the following reasons:


          In connection with the consummation of the sales of the tree maintenance services operations and the construction related operations and the signing of a letter of intent to sell the ice operations, SEPSCO reevaluated the estimated gain or loss from the sale of its discontinued operations and provided $13.9 million for the estimated loss on the sale of the discontinued operations from an estimated break-even position as of August 31, 1993. The revised estimate principally reflects (i) $4.7 million of losses from the sales of operations comprising the utility and municipal services business segment previously estimated to be approximately break-even, (ii) $6.6 million of losses from the sale of operations comprising SEPSCO's refrigeration business segment previously estimated to be a gain of $1.6 million, (iii) $2.5 million of estimated losses from operations from July 22, 1993 to the actual or estimated disposal dates of the discontinued operations and (iv) less previously estimated losses of $1.5 million from the sale of SEPSCO's natural gas and oil business segment which now will be transferred to Triarc. Since such transfer will be among companies in a controlled group it will be accounted for at net book value. The net loss from the sale of the utility and municipal services business segment reflects a reduction of $2.0 million due to a decrease in asset sales of the construction related activities by July 31, 1994, a reduction of $1.8 million in the estimated sales price for the construction related operations from previous estimates and other adjustments in finalizing the loss on the sale of the tree maintenance services operations. The $8.2 million charge relating to the sale of the refrigeration business segment principally results from (i) a $4.0 million reduction in the sales price for the ice operations based on the letter of intent and (ii) a $4.0 million reduction in the estimated sales price of the cold storage operations based on preliminary sales discussions and experience with respect to negotiating the sale of the other operations.


          SEPSCO recorded an $8.0 million write-down relating to the  impairment
     of   certain  unprofitable  properties  in  the  first  quarter  of  SEPSCO
     Transition 1993.

          Operating profits of certain business segments through July 22, 1993, exclusive of the above charges, also declined. The tree maintenance activities experienced a decline in earnings due to higher insurance costs, losses on certain contracts and start-up costs on new crews. The flooding conditions experienced during the second quarter of SEPSCO Transition 1993 prevented the generation of revenues by crews added in anticipation of increased workload, whereas SEPSCO Fiscal 1993 was favorably affected by the additional work in connection with Hurricane Andrew. The construction related activities experienced a decline due to a lower number of contracts in progress and losses experienced on existing contracts. Refrigeration operations had lower margins due to lower revenues from cold storage due to lower occupancy rates and lower margins in the ice operations due to competitive conditions.

          The corporate restructuring charges described above included $3.9 million of charges included in the 1993 loss from discontinued operations.

     Effective March 1, 1993, SEPSCO changed its method of accounting for income taxes when it adopted the provisions of SFAS 109. The cumulative effect on prior years of the change in accounting principles decreased the net loss for the nine months ended November 30, 1993 by $7.6 million or $.65 per share. Effective January 1, 1993, CFC Holdings adopted SFAS 109 and SFAS 106. SEPSCO's equity in the cumulative effect of changes in accounting principles amounts to a charge of $0.1 million or $.01 per share. Effective March 1, 1992 Graniteville adopted SFAS 109 and SFAS 106. The changes in accounting principles resulted in charges in the nine months ended November 30, 1992 amounting to $6.0 million, (net of taxes of $0.4 million), or $.51 per share.

SEPSCO FISCAL 1993 COMPARED WITH SEPSCO FISCAL 1992

     Net sales decreased from $29.2 million in 1992 to $28.5 million in 1993 due to a decrease in the average selling prices, coupled with a slight decrease in volume due to unseasonably warmer weather and increased competitive conditions.

     Operating profit decreased from $4.6 million in 1992 to $3.6 million in 1993 principally due to the decrease in sales as explained above, and to a lesser extent higher cost of product.

     Equity in earnings of affiliates before cumulative effect of changes in accounting principles and extraordinary items increased from $5.2 million in 1992 to $12.2 million in 1993 due to increased earnings of Graniteville.

     The gain on sale of marketable security of $6.0 million resulted from the recognition of a gain previously deferred on the sale of common stock of an unaffiliated company to Triarc. Such gain had been deferred until collection of a note received from Triarc in consideration of such sale was assured. As such note was collected in April 1993, the gain was recorded in SEPSCO Fiscal 1993.

     Gains on repurchase of debentures for sinking fund requirement decreased from $4.0 million in 1992 to $.01 million in 1993 due to the market price of the 11 7/8% Debentures which increased to above par, and accordingly, since the repurchase of the 11 7/8% Debentures was no longer beneficial, the sinking fund requirement was made in cash.

     Other, net decreased from income of $0.4 million in 1992 to expense of $1.1 million in 1993 principally due to a $1.3 million accrual for the proposed settlement of the Ehrman Litigation.

     Provision for income taxes as a percentage of income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles for the year was lower than the statutory rate due to the equity in earnings of affiliates on which income taxes were provided only on the portion remaining after an 80% dividend exclusion.

     Loss from discontinued operations, net of income taxes, increased from $0.2 million in 1992 to $5.5 million in 1993 principally due to a $3.7 million reduction in gross profit in the utility and municipal services segment due to competitive conditions experienced principally in the construction related activities and the tree maintenance operations due to intensely competitive bidding in the first quarter of fiscal 1993 which resulted in losses of certain contracts, most of which were replaced by ones with lower margins and the adjustment of prices to retain certain other existing contracts. Also, the refrigeration operations recorded a $2.1 million accrual before income taxes for potential environmental remediation, whereas the 1992 period included a credit of $1.4 million as proceeds from settlement of certain litigation of the construction operations. These factors were partially offset by a benefit from income taxes of $2.4 million in 1993 compared to a benefit from income taxes of $0.3 million in 1992.

     Equity in cumulative effect of changes in accounting principles of affiliate, net of taxes, of $6.0 million resulted from Graniteville's adoption of SFAS 109 and SFAS 106 during fiscal 1993.

     Equity in extraordinary items of affiliate of $0.3 million resulted from the early extinguishment of debt by CFC Holdings.

SEPSCO FISCAL 1992 COMPARED WITH SEPSCO FISCAL 1991

     Net sales were flat in 1991 compared with 1992 due to the offsetting effect that the lower average selling prices had on the increased volume.

     Operating profit increased from $3.2 million in 1991 to $4.6 million in 1992 due to lower cost of product in the 1992 period, coupled with lower selling, general and administrative expenses principally due to a decrease in the provision for doubtful accounts of affiliates.

     Interest expense increased from $12.9 million in 1991 to $13.7 million in 1992 due to higher interest costs related to increased borrowings under the receivable financing arrangement.

     Equity in earnings of affiliates before cumulative effect of changes in accounting principles and extraordinary items increased from $2.7 million in 1991 to $5.2 million in 1992 due to the increased earnings of Graniteville.

     Gains on repurchase of debentures for sinking fund requirement increased from $3.5 million in 1991 to $4.0 million in 1992 due to the lower market price of the 11 7/8% Debentures at the time of purchase in 1992.

     Other, net decreased from $1.8 million income in 1991 to $0.4 million income in 1992 due to a $1.3 million gain on the sale of a non-operating property of the LP Gas segment in 1991.

     The provision for income taxes in 1992 and 1991 was less than the statutory rate of 34% principally due to the inclusion in pre-tax earnings of equity in earnings of affiliates on which income taxes were provided only on the portion remaining after an 80% dividend exclusion.

     Loss from discontinued operations, net of income taxes decreased from $7.9 million in 1991 to $0.2 million in 1992 due to higher revenues in all the discontinued segments of SEPSCO, with the exception of the natural gas and oil segment, and higher margins. The increase in gross profit of $5.6 million before income taxes was principally the result of improved productivity in the utility and municipal services segment and higher occupancy rates in the refrigeration segment offset in part by lower selling prices in the natural gas and oil segment. Also, favorably affecting income (loss) from discontinued operations net of income taxes in 1992 was a decrease of $4.2 million in selling, general and administrative expenses, principally due to a $2.7 million decrease in provision for doubtful accounts of affiliates and a $1.4 million proceed from the settlement of certain litigation. These increases were partially offset by benefit from income taxes in 1992 of $0.3 million compared to a benefit from income taxes of $4.0 million in 1991.

FINANCIAL CONDITION AND LIQUIDITY

     At February 28, 1993 and November 30, 1993 cash and equivalents, excluding restricted cash, amounted to $0.2 million and $35.8 million, respectively. The $35.6 million increase in cash is principally a result of the remaining excess proceeds from the sale of the tree maintenance services operations (see subsequent discussion). Total debt, including the debt of the discontinued operations, amounted to $110.2 million and $60.8 million at February 28, 1993 and November 30, 1993, respectively.

     As previously reported, a change in control of Triarc occurred on April 23, 1993 (the 'Closing Date'), which as a result of Triarc's ownership of SEPSCO's voting securities constituted a change in control of SEPSCO. In connection therewith SEPSCO received from Triarc $27.1 million in cash and $3.5 million in the form of an offset of amounts due to Triarc as of April 23, 1993 in connection with the providing by Triarc of certain management services to SEPSCO. The aggregate $30.6 million of payments by Triarc included full payment of $6.8 million (including $0.3 million of accrued interest) on an unsecured promissory note issued to SEPSCO by Triarc in connection with the 1988 sale of an investment and partial payment of $23.8 million (including $1.4 million of accrued interest) on a $49.0 million promissory note due to SEPSCO resulting from the 1986 sale of approximately 51% of Graniteville's common stock to Triarc, as described below. SEPSCO used the $27.1 million of cash proceeds to pay $12.7 million due under its accounts receivable financing arrangement which was then terminated and to pay $14.4 million (including $0.4 million of accrued interest) owed to Chesapeake Insurance.

     SEPSCO holds a promissory note (the 'Note') from Triarc in the original face amount of approximately $49.0 million, bearing interest at the annual rate of 13% payable semi-annually. As described above, on the Closing Date, SEPSCO received partial payment of the Note of approximately $23.8 million (including $1.4 million of accrued interest) from Triarc. The Note, after giving effect to such prepayment, is due in August 1998 and resulted from the 1986 sale of approximately 51% of the outstanding common shares of Graniteville to Triarc and is secured by such shares. The Note is subordinated to senior indebtedness of Triarc to the extent, if any, that the payment of principal and interest thereon is not satisfied out of proceeds of the pledged Graniteville shares.

     SEPSCO has not received any cash dividends from its investment in Graniteville during the nine months ended November 30, 1993 compared with $3.0 million in the comparable prior year period.

     Under its present credit agreement, Graniteville is permitted to pay dividends or make loans or advances to its stockholders, including SEPSCO in an amount equal to 50% of the net income of Graniteville accumulated from the beginning of the first fiscal year commencing on or after

December 20, 1994, provided that the outstanding principal balance of Graniteville's term loan is less than $50.0 million at the time of the payment (the outstanding principal balance was $75.0 million as of November 30, 1993) and certain other conditions are met. Accordingly, Graniteville is unable to pay any dividends or make any loans or advances to SEPSCO prior to December 31, 1995.

     SEPSCO is required to pay interest on the 11 7/8% Debentures semi-annually on February 1 and August 1 of each year including interest payments due February 1, 1994 and August 1, 1994 aggregating $6.9 million. SEPSCO is also required to retire annually through the operation of a mandatory sinking fund $9.0 million principal amount of the 11 7/8% Debentures on February 1 of each year. The Indenture provides that, in lieu of making such payment in cash, SEPSCO may credit against the mandatory sinking fund requirement the principal amount of 11 7/8% Debentures acquired by SEPSCO other than through the sinking fund. On February 1, 1993, SEPSCO satisfied such sinking fund requirement by payment of $8.7 million in cash and the delivery of $0.3 million principal amount of the 11 7/8% Debentures. SEPSCO obtained substantially all of the funds to satisfy such sinking fund requirement by borrowings from Chesapeake Insurance as a result of increasing its loans from Chesapeake Insurance by $8.4 million to $14.0 million. As described elsewhere herein, such loans were repaid in full on the Closing Date. SEPSCO presently expects that based on the current market price for such 11 7/8% Debentures it would satisfy such mandatory sinking fund requirement due February 1, 1994 through cash received from the sale of the tree maintenance services operations rather than through the delivery of 11 7/8% Debentures.

     The Indenture contains a provision which limits to $100.0 million the aggregate amount of specified kinds of indebtedness that SEPSCO and its consolidated subsidiaries can incur. At November 30, 1993 such indebtedness was $59.3 million resulting in allowable additional indebtedness, if SEPSCO desired to make such borrowings and if such financing could be obtained, of $40.7 million.

     On October 18, 1993, Triarc entered into the Settlement Agreement. The Settlement Agreement provides, among other things, that SEPSCO would be merged into, or otherwise acquired by, Triarc or an affiliate thereof, in a transaction in which each holder of shares of SEPSCO Common Stock other than Triarc Companies, will receive in exchange for each share of SEPSCO Common Stock, 0.8 shares of Triarc Class A Common Stock. On November 22, 1993 Triarc and SEPSCO entered into the Merger Agreement pursuant to which a subsidiary of Triarc will be merged into SEPSCO in the manner described in the Settlement Agreement. Following the Merger, Triarc Companies would own 100% of SEPSCO Common Stock. Consummation of the Settlement Agreement and the Merger are conditioned on, among other things, approval of the Merger by SEPSCO's stockholders other than Triarc Companies. On January 11, 1994 the District Court approved the Settlement Agreement.

     On July 22, 1993, SEPSCO's Board of Directors authorized the sale or liquidation of its utility and municipal services, refrigeration and natural gas and oil businesses. On December 9, 1993 SEPSCO's Board of Directors decided the natural gas and oil business will be transferred to Triarc rather than SEPSCO selling it to an independent third party. Such transfer will be in the form of a sale of the stock of the entities comprising the natural gas and oil business for cash of $8.5 million which is equal to their fair value and approximately $4.5 million higher than their net book value. It is intended for this sale to occur following the Merger and the resulting elimination of the minority interest in SEPSCO. However should the Merger not be approved by the SEPSCO stockholders the sale of the stock of the natural gas and oil entities for cash to Triarc will be completed prior to July 22, 1994.

     On October 15, 1993 SEPSCO sold the assets of its tree maintenance services operations previously included in its utility and municipal services business segment for $69.6 million in cash plus the assumption by the purchaser of $5.0 million in current liabilities resulting in a loss of $4.8 million. The $35.5 million cash balance as of November 30, 1993 is principally a result of such cash proceeds, less the repayment of $24.1 million of capitalized lease obligations relating to the tree maintenance services operations, repayment of $1.1 million of amounts due to Triarc, payment of the $2.0 million to the purchasers of the construction related operations (see below) and general operating requirements since October 15, 1993. On October 7, 1993 SEPSCO sold the stock of its two construction related operations previously included in its utility and municipal services business segment for a nominal amount subject to adjustments described below. As the related assets are sold or liquidated the purchasers have agreed to pay, as deferred purchase price, 75% of the net proceeds received therefrom (cash of $1.5 million had

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
been received as of November 30, 1993) plus, in the case of the larger of the two entities, an amount equal to 1.25 times the adjusted book value of such entity as of October 5, 1995 (the 'Book Value Adjustment'). As of October 7, 1993, the adjusted book value of the assets of that entity aggregated approximately $1.6 million. In addition, SEPSCO paid $2.0 million in October and November 1993 to cover the buyer's short-term operating losses and working capital requirements for the construction related operations. As of November 30, 1993 SEPSCO estimated the sales of the construction related operations would result in a gain of $2.0 million excluding any consideration of the potential Book Value Adjustment. In January 1994, however, SEPSCO learned that the buyer of such businesses had successfully negotiated extensions of certain major contracts with respect to the larger of such businesses and as a result no longer intends to immediately dispose of the major portion of the assets. Should the buyer hold such assets through October 5, 1995, the purchase price would effectively be realized through the Book Value Adjustment. Based on such revised estimates of asset sales, SEPSCO would approximately break even excluding any consideration of the potential Book Value Adjustment, given its uncertainty.

     On November 12, 1993 SEPSCO signed a letter of intent to sell substantially all of the operating assets of the ice operations of its refrigeration business segment for $5.0 million in cash, a $4.0 million note (discounted value $3.1 million) and the assumption by the buyer of certain current liabilities which as of November 30, 1993 would approximate $1.0 million. The note, which bears no interest during the first year and 5% thereafter, would be payable in installments of $120.0 thousand at the end of each of the four years following the closing date with the balance of approximately $3.5 million due at the end of the fifth year following the closing date. The precise timetable for the sale and liquidation of the remaining discontinued operation, the cold storage operations of the refrigeration business segment, will depend upon SEPSCO's ability to identify appropriate potential purchasers and to negotiate acceptable terms for the sale of such operations. SEPSCO currently anticipates completion of such sales by July 31, 1994.

     On July 22, 1993 SEPSCO's Board of Directors also authorized the sale or liquidation of the liquefied petroleum gas business. SEPSCO previously reported the liquefied petroleum gas business as a discontinued operation since it is to be transferred to a subsidiary of Triarc and the transfer would be accounted for at net book value. The precise method of such transfer has not been determined and the transfer will not occur until after the Merger. Based on these facts, SEPSCO has reevaluated the accounting for the liquefied petroleum gas business and retroactively accounted for the liquefied petroleum gas business as a continuing operation.

     SEPSCO has $5.3 million of restricted cash and equivalents which support letters of credit which collateralize certain performance and other bonds relating to the utility and municipal services business segment. SEPSCO anticipates that subsequent to the closing of the sales of the operations comprising such segment, in due course the buyers will provide the collateral for such bonds or that the performance secured by the bonds will be completed and the restricted cash will revert to SEPSCO free of restrictions and at that time be used for general corporate purposes.

     SEPSCO had cash used in operations of $2.0 million during the nine-month period ended November 30, 1993. SEPSCO anticipates its cash requirements for the last month of SEPSCO Transition 1993, exclusive of operating activities, to be insignificant. Such cash requirements for the calendar year 1994 will include $3.9 million of capital expenditures, of which SEPSCO intends to seek financing from banks and other sources for $3.2 million, as well as $9.0 million of sinking fund payments on the 11 7/8% Debentures. SEPSCO expects to meet all of its cash requirements during the last month of SEPSCO Transition 1993 and the calendar year 1994 with the aforementioned financing for capital expenditures and its existing cash balances principally derived from the sale of the tree maintenance services operations.

     In 1987 Graniteville was notified by the South Carolina DHEC that it discovered certain contamination of Langley Pond near Graniteville, South Carolina and DHEC asserted that Graniteville may be one of the parties responsible for such contamination. Graniteville entered into a consent decree providing for the study and investigation of the alleged pollution and its sources. The study report prepared by Graniteville's environmental consulting firm and filed with DHEC in April 1990, recommended that pond sediments be left undisturbed and in place. DHEC responded by requesting that Graniteville submit additional information concerning potential passive and active remedial alternatives, with accompanying supportive information. In May 1991 Graniteville provided this information to DHEC in a report of Graniteville's environmental consulting firm. The 1990 and 1991 reports concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects on human health, to existing recreational uses or to the existing biological communities. Triarc is unable to predict at this time what further actions, if any, may be required in connection with Langley Pond or what the cost thereof may be. However, given the passage of time since the submission of the two reports by DHEC and the absence of desirable remediation alternatives, other than continuing to leave the Langley Pond sediments in place and undisturbed as described in the reports, SEPSCO believes the ultimate outcome of this matter will not have a material adverse effect on SEPSCO's consolidated results of operations or financial position.

     As a result of certain environmental audits in 1991, SEPSCO became aware of possible contamination by hydrocarbons and metals at certain sites of SEPSCO's refrigeration operations and has filed appropriate notifications with state environmental authorities and has begun a study of remediation at such sites. SEPSCO has removed certain underground storage and other tanks at certain facilities of its refrigeration operations and has engaged in certain remediation in connection therewith. Such removal and environmental remediation involved a variety of remediation actions at various facilities of SEPSCO located in a number of jurisdictions. Such remediation varied from site to site, ranging from testing of soil and groundwater for contamination, development of remediation plans and removal in certain instances of certain contaminated soils. Based on preliminary information and consultations with, and certain reports of, environmental consultants and others, SEPSCO presently estimates the cost of such remediation and/or removal will approximate $3.7 million, all of which was provided in prior years. In connection therewith, SEPSCO has incurred actual costs through November 30, 1993 of $1.1 million and has a remaining accrual of $2.6 million. SEPSCO believes that after such accrual the ultimate outcome of this matter will not have a material adverse effect on SEPSCO's consolidated results of operations or financial position.

                              MANAGEMENT OF TRIARC

EXECUTIVE OFFICERS AND DIRECTORS OF TRIARC

     The following table sets forth certain information regarding the directors and executive officers of Triarc, all of whom are U.S. citizens.

                    NAME                         AGE                     POSITIONS
- --------------------------------------------     ----   --------------------------------------------
Nelson Peltz................................       51   Director; Chairman and Chief Executive
                                                          Officer of Triarc
Peter W. May................................       51   Director; President and Chief Operating
                                                          Officer of Triarc
Leon Kalvaria...............................       35   Director; Vice Chairman of Triarc
Irving Mitchell Felt........................       84   Director
Harold E. Kelley............................       73   Director
Richard M. Kerger...........................       48   Director
Harold D. Kingsmore.........................       61   Director; President and Chief Executive
                                                          Officer of Graniteville
Daniel R. McCarthy..........................       69   Director
William L. Pallot...........................       81   Director
Thomas A. Prendergast.......................       60   Director
Martin Rosen................................       68   Director
Gerald Tsai, Jr. ...........................       65   Director
Stephen S. Weisglass........................       64   Director
John C. Carson..............................       47   President and Chief Executive Officer of RC
                                                          Cola
Ronald Paliughi.............................       50   President and Chief Executive Officer of
                                                          National Propane
Donald L. Pierce............................       49   President and Chief Executive Officer of
                                                          Arby's
Anthony W. Graziano, Jr. ...................       52   Executive Vice President and General
                                                          Counsel, and Assistant Secretary of Triarc
Joseph A. Levato............................       53   Executive Vice President and Chief Financial
                                                          Officer of Triarc
John L. Cohlan..............................       36   Senior Vice President -- Corporate Finance
Curtis S. Gimson............................       38   Senior Vice President and Associate General
                                                          Counsel, and Secretary of Triarc
Jerry Hostetter.............................       49   Senior Vice President -- Corporate
                                                          Communications
Francis T. McCarron.........................       36   Senior Vice President -- Taxes of Triarc
Fred H. Schaefer............................       49   Vice President and Chief Accounting Officer
                                                          of Triarc

     Set forth below is certain additional information concerning the persons listed above.

     Nelson Peltz has been a director and Chairman of the Board and Chief Executive Officer of Triarc since April 23, 1993. Since April 23, 1993 he has also been a director and Chairman of the Board and Chief Executive Officer of certain of Triarc's subsidiaries, including SEPSCO and RC/Arby's. Mr. Peltz has also been a director of National Propane since April 23, 1993, and from April 23, 1993 until January 1994 he was a director and Chairman of the Board and Chief Executive Officer of Wilson Brothers. He is also a general partner of DWG Acquisition, whose principal business is ownership of securities of Triarc. From its formation in January 1989 until April 23, 1993 Mr. Peltz was Chairman and Chief Executive Officer of Trian Group, Limited Partnership ('Trian'), which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. From 1983 to December 1988, he was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc. ('Triangle'), which, through wholly owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. He was Chairman and Chief Executive Officer and a director of Avery, Inc. ('Avery') from prior to

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
1987 until October 1992. Until the October 1989 sale of Uniroyal Chemical Holding Company, Avery was primarily engaged in the manufacture and sale of specialty chemicals. From November 1989 through May 1992, Mr. Peltz was a director of Mountleigh Group plc, a British property trading and retailing company for which administrative receivers were appointed in May 1992 ('Mountleigh'). He served in various executive capacities, including Executive Chairman, of Mountleigh from November 1989 until October 1991. He is a director of Equitable Bag Co., Inc. ('Equitable Bag'), a designer, manufacturer and distributor of customized plastic and paper merchandise bags.

     Peter W. May has been a director and President and Chief Operating Officer of Triarc since April 23, 1993. Since April 23, 1993 he has also been a director and President and Chief Operating Officer of certain of Triarc's subsidiaries, including SEPSCO and RC/Arby's. Mr. May has also been a director of National Propane since April 23, 1993, and from April 23, 1993 until January 1994 he was a director and President and Chief Operating Officer of Wilson Brothers. He is also a general partner of DWG Acquisition. From its formation in January 1989 until April 23, 1993, Mr. May was President and Chief Operating Officer of Trian. He was President and Chief Operating Officer and a director of Triangle from 1983 until December 1988. Mr. May was President and Chief Operating Officer and a director of Avery from prior to 1987 until October 1992. From November 1989 through May 1992, Mr. May was a director of Mountleigh and he served as Joint Managing Director of Mountleigh from November 1989 until October 1991. He is a director of Equitable Bag. On April 29, 1992, Mr. May was also named a director of The Leslie Fay Companies, Inc. following its filing on April 5, 1993 for protection under Chapter 11 of the United States Bankruptcy Code.

     Leon Kalvaria has been a director and Vice Chairman of Triarc since April 23, 1993. Since April 23, 1993, he has also been a director and Vice Chairman of certain of Triarc's subsidiaries, including SEPSCO and RC/Arby's. Mr. Kalvaria has also been a director of National Propane since April 23, 1993, and from April 23, 1993 until January 1994 he was a director and Vice Chairman of Wilson Brothers. He joined Trian in January 1991 and was Vice Chairman of Trian from April 1992 until April 23, 1993. He is also a director of Equitable Bag. Prior to joining Trian, Mr. Kalvaria was employed by CS First Boston, an investment banking firm ('First Boston'), for more than 10 years. Mr. Kalvaria was Managing Director of the Mergers and Acquisitions Department of First Boston from 1989 to 1991.

     Irving Mitchell Felt is a private investor. He is a Chairman of the Felt Foundation, a philanthropic organization. Since 1983, Mr. Felt has been the Honorary Chairman of the Board of Directors of Madison Square Garden Corporation, an entertainment company, New York, New York, and prior thereto he served as President and Chairman of the Board of Madison Square Garden Corporation. Mr. Felt has been a director of Triarc since April 23, 1993.

     Harold E. Kelley is an Attorney-At-Law and a Certified Public Accountant. Mr. Kelley has been a director of Triarc since March 1991.

     Richard M. Kerger is a partner of Marshall & Melhorn, a law firm. He has been a director of Triarc since March 1991.

     Harold D. Kingsmore has been President and Chief Executive Officer of Graniteville since April 24, 1993. For more than five years prior thereto, he was Executive Vice President and Chief Operating Officer of Graniteville. He is a director of Palfed, Inc., a thrift institution. Mr. Kingsmore has been a director of Triarc since 1988.

     Daniel R. McCarthy is a Senior Partner of McCarthy & Lebit, Co., LPA, a law firm. Mr. McCarthy is also a director of American Ship Building Company, which is engaged in ship building and ship repairs. On November 4, 1993, American Ship Building Company filed for protection under Chapter 11 of the United States Bankruptcy Code. Mr. McCarthy has been a director of Triarc since March 1991.

     William L. Pallot is retired Chairman of the Board of Royal Trust Bank of Miami, N.A., Miami, Florida (Chairman 1972 - 1984). Mr. Pallot was a director of SEPSCO until March 1992. He was a director of Triarc from 1966 to December 27, 1991 and has been a director of Triarc from April 23, 1993 to date.

     Thomas A. Prendergast is a private investor. From January 1983 until December 1988, he was Chairman of the Board of Air Cargo Equipment Corporation, a manufacturer of aircraft cargo containers. From April 1989 through October 1991, he was Chairman of the Board of Cliniteck, Inc., a manufacturer of disposable hospital products. Mr. Prendergast is also Chairman of the Board of The

Steel Corporation of Texas, a seller of steel mill products. He was a director of Triarc from 1979 to December 27, 1991 and has been a director of Triarc from April 23, 1993 to date.

     Martin Rosen is senior partner of the law firm of Rosen & Reade, New York, New York, which for many years has served as counsel to Triarc. He was director of Triarc for more than five years prior to November 1986 and has been a director of Triarc since April 23, 1993.

     Gerald Tsai, Jr. is a private investor. Since February 1993, he has been Chairman of the Board, President and Chief Executive Officer of Delta Life Corporation, a life insurance company with which Mr. Tsai became associated in 1992. From 1982 until December 1988, Mr. Tsai served Primerica Corporation in various executive capacities, including as Chairman of the Board and Chief Executive Officer from 1987 until December 1988. Mr. Tsai also serves as a director of Palm Beach National Bank and Trust Company, Rite-Aid Corporation, Sequa Corporation, Zenith National Insurance Corporation and Proffitt's Inc. He is a trustee of MediTrust, Boston University and New York University Medical Center. Mr. Tsai has been a director of Triarc since October 1993.

     Stephen S. Weisglass has been Chairman of Equity Research Associates, an investment research firm, since 1991. During 1990, Mr. Weisglass was Vice Chairman of Whale Securities, a broker-dealer firm. Prior thereto, Mr. Weisglass was associated with Ladenburg, Thalmann, an investment banking firm, in various capacities for more than 15 years, including President and Chief Executive Officer from 1979 until 1990. He has been a director of Triarc since April 23, 1993.

     John C. Carson has been President and Chief Executive Officer of RC Cola since April 24, 1993. Prior thereto, Mr. Carson was President of Cadbury Beverages, North America, a subsidiary of Cadbury Schweppes, PLC, where he was also a member of Cadbury Beverages Global Board. Mr. Carson was president of Schweppes NA from 1984 to 1988, vice president of sales and marketing of Schweppes Bottling U.K. and Cadbury U.K. from 1964 to 1981.

     Ronald Paliughi has been President and Chief Executive Officer of National Propane since April 24, 1993. He was engaged in private research and consulting services from 1992 until April 1993. During 1991, he served as a United States Army Officer in Operation Desert Storm. From 1987 to 1990, Mr. Paliughi was Senior Vice President -- Western Operations of AP Propane (AmeriGas), one of the largest LP gas companies in the United States and a subsidiary of UGI Corporation. During 1986, Mr. Paliughi was director of retail operations of CalGas Corporation, a division of Dillingham corporation, the fourth largest LP gas company in the United States and for more than 14 years prior thereto, he held various positions with Vangas, Inc., last serving as Senior Vice President -- General Manager.

     Donald L. Pierce has been President and Chief Executive Officer of Arby's since April 24, 1993. Prior thereto, Mr. Pierce was President of Pepsico, Inc.'s Hot 'n Now hamburger chain and President of Kentucky Fried Chicken -- International. From 1987 to 1988 Mr. Pierce was President and Chief Operating Officer of Denny's, and from 1981 to 1987 he served Denny's in various executive capacities, including Group Vice President, President of the El Pollo Loco division, and Vice President, Finance. From 1969 to 1981 Mr. Pierce was with American Hospital Supply, Inc. where he held positions in finance, sales and operations.

     Anthony W. Graziano, Jr. has been Executive Vice President and General Counsel and Assistant Secretary of Triarc since April 24, 1993. He has also been Executive Vice President and General Counsel and Assistant Secretary of certain of Triarc's subsidiaries, including SEPSCO and RC/Arby's, since April 24, 1993. Prior thereto, he was Senior Vice President -- Legal Affairs of Trian from its formation in January 1989 until April 24, 1993. He joined Triangle in September 1985 and served as Senior Vice President -- Legal Affairs of Triangle until January 1989 and as Senior Vice President -- Legal Affairs of Avery from 1986 until 1992.

     Joseph A. Levato has been Executive Vice President and Chief Financial Officer of Triarc since April 24, 1993. He has also been Executive Vice President and Chief Financial Officer of certain of Triarc's subsidiaries, including SEPSCO and RC/Arby's, since April 24, 1993. Prior thereto, he was Senior Vice President and Chief Financial Officer of Trian from January 1992 until April 24, 1993. From 1984 to January 1989, he served as Senior Vice President and Chief Financial Officer of Triangle and served as Senior Vice President and Chief Financial Officer of Avery from 1986 until 1989.

     John L. Cohlan has been Senior Vice President -- Corporate Finance of Triarc since January, 1994. He has also been Senior Vice President -- Corporate Finance of certain of Triarc's subsidiaries, including SEPSCO and RC/Arby's, since January 1994. Prior thereto, he had served as Senior Vice President --

Corporate Development of Triarc and such subsidiaries since April 24, 1993. Before joining Triarc, he was a Senior Vice President of Trian from July 1992 until April 24, 1993. From January 1992 until May 1992, Mr. Cohlan was associated with Mountleigh. From 1989 until 1991, he was a principal of The Palmer Group, Inc., a firm specializing in corporate restructurings, particularly in the hotel industry. From 1987 until 1989, Mr. Cohlan was Vice President -- New Business Development of VMS Realty Partners, a real estate concern.

     Curtis S. Gimson has been Senior Vice President and Associate General Counsel and Secretary of Triarc since April 24, 1993. He has also been Senior Vice President and Associate General Counsel and Secretary of certain of Triarc's subsidiaries, including SEPSCO and RC/Arby's, since April 24, 1993. Mr. Gimson has also been Secretary of National Propane since April 24, 1993. Prior thereto, he was Senior Vice President and Associate General Counsel of Trian from its formation in January 1989 until April 24, 1993. He joined Triangle in December 1984 and served as Vice President and Associate General Counsel of Triangle until January 1989 and served as Senior Vice President and General Counsel of Avery from 1986 until 1992.

     Jerry Hostetter has been Senior Vice President -- Corporate Communications of Triarc since September 28, 1993. He has also been Senior Vice President -- Corporate Communications of certain of Triarc's subsidiaries, including SEPSCO and RC/Arby's, since September 28, 1993. Prior thereto, he was Vice President, Investor Relations and Communications for Varity Corporation, a manufacturer of farm equipment, from June 1992 until September 1993. From March 1989 until May 1992, Mr. Hostetter established and ran a public relations consulting firm. From 1986 until 1989, he was Vice President, Corporate
Communications of Triangle. He also served as Vice President, Corporate Communications of Avery from 1986 to 1989.

     Francis T. McCarron has been Senior Vice President -- Taxes of Triarc since April 24, 1993. He has also been Senior Vice President -- Taxes of certain of Triarc's subsidiaries, including SEPSCO, RC/Arby's and National Propane, since April 24, 1993. Prior thereto, he was Vice President -- Taxes of Trian from its formation in January 1989 until April 24, 1993. He joined Triangle in February 1987 and served as Director of Tax Planning & Research until January 1989. He also served as Vice President -- Taxes of Avery from 1989 until 1992.

     Fred H. Schaefer has been Vice President and Chief Accounting Officer of Triarc since April 24, 1993. He has also been Vice President and Chief Accounting Officer of certain of Triarc's subsidiaries, including SEPSCO, RC/Arby's and National Propane, since April 24, 1993. Prior thereto, he was Vice President and Chief Accounting Officer of Trian from its formation in January 1989 until April 24, 1993. Mr. Schaefer joined Triangle in 1980 and served in various capacities in the accounting department, including Vice
President -- Financial, until January 1989 and served as Vice President -- Financial Reporting of Avery from 1986 until 1992.

     Each director was elected or reelected, as the case may be, at the most recent annual meeting of shareholders of Triarc, which was held on October 27, 1993. Each director has been elected to serve until the next annual meeting of Triarc shareholders and until his successor is duly chosen and qualified or until his prior death, resignation or removal.

     The term of office of each executive officer is until the organizational meeting of the Triarc Board following the next annual meeting of Triarc shareholders and until his successor is elected and qualified or until his prior death, resignation or removal.

CERTAIN ARRANGEMENTS AND UNDERTAKINGS RELATING TO
THE COMPOSITION OF TRIARC'S BOARD OF DIRECTORS

     The Stock Purchase Agreement entered into by DWG Acquisition and the Posner Entities (the 'Stock Purchase Agreement') in connection with the Reorganization provides that as long as the Posner Entities and entities controlled by them, in the aggregate, are beneficial owners of equity securities of Triarc representing or convertible into more than one-half of one percent of the issued and outstanding Triarc common stock, DWG Acquisition (a) will not vote its shares in favor of a director (other than Daniel R. McCarthy, Richard M. Kerger and Harold
E. Kelley (the 'Court Appointed Directors'), who were designated as directors by the Ohio Court in 1991) who knowingly causes Triarc to breach or vote in favor of any action that would constitute a breach of Triarc's obligations under certain transactions entered into between the Posner Entities and their affiliates, on the one hand, and Triarc and its affiliates, on the other hand,
(b) will, in the event either Steven Posner or Martin Rosen ceases to be a director of Triarc, vote its shares in favor of any appropriate person nominated by Steven Posner (other than Victor Posner or certain of his family members) to fill such vacancy and (c) until the earlier of (x) April 23, 1998 and (y) the date on which Posner Entities cease to own beneficially more than 50% of the shares of Redeemable Convertible Preferred Stock issued to it in the Reorganization (or shares of Triarc common stock into which such Redeemable Convertible Preferred Stock may be converted), will, in the event that Russell Boyle (who no longer serves as a director), H. Douglas Kingsmore, William Pallot or Thomas Prendergast or their successors cease to be a director of Triarc, vote its shares to fill such vacancy in favor of any person (other than Victor Posner or certain of his family members) acceptable to both DWG Acquisition and Steven Posner.

     In addition, in connection with the Modification entered into on February 17, 1993 in connection with the settlement of the Granada, Brilliant and Cameon cases, DWG Acquisition and Messrs. Peltz and May entered into an Undertaking and Agreement, dated February 9, 1993 (the 'Undertaking'), pursuant to which DWG Acquisition and Messrs. Peltz and May agreed to be bound by certain provisions of the Modification, including (a) never to vote any shares of Triarc stock owned or controlled by DWG Acquisition for the election of Victor Posner as a director of Triarc, (b) causing any slate of directors of Triarc directly or indirectly proposed or recommended by DWG Acquisition during the period (the 'Effective Period') terminating on the earliest of (i) April 23, 1998, (ii) the date on which Victor Posner (and his affiliates) ceases to own shares of Triarc common stock or Triarc convertible securities equal in the aggregate to more than 5.0% of the issued and outstanding Triarc common stock and (iii) the date on which the shares of Triarc common stock cease to be publicly held, to include the Court Appointed Directors and (c) during the Effective Period, subject to DWG Acquisition's absolute right to vote the minimum number of shares necessary to accomplish the election of Messrs. Peltz, May and Kalvaria and Mr. Irving Mitchell Felt, or their successors, to cast any other votes available to it for the election of the Court Appointed Directors (if the shares of Triarc common stock are subject to cumulative voting, DWG Acquisition is obligated to cumulate its votes and to vote as described in this clause (c)).

INFORMATION REGARDING CERTAIN COMMITTEES OF THE TRIARC BOARD

     The  Triarc  Board  has   standing  audit,  nominating,  and   compensation
committees whose current functions and members are described below.

     Audit Committee. The Audit Committee is composed of Messrs. Daniel R. McCarthy (Chairman), Irving Mitchell Felt, Martin Rosen and Gerald Tsai, Jr. This Committee is charged with the responsibility of satisfying itself of the propriety and accuracy of the financial statements of Triarc and any of its subsidiaries which have publicly-owned securities. In the course of performing its functions the Audit Committee (i) reviews Triarc's internal accounting controls and its annual consolidated financial statements, (ii) reviews with Triarc's independent certified public accountants the scope of their audit, their report and their recommendations, (iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them, and (iv) recommends the action to be taken with respect to the appointment of Triarc's independent certified public accountants.

     Nominating Committee. The Nominating Committee is composed of Messrs. Peter
W. May (Chairman), Harold E. Kelley, Nelson Peltz and Gerald Tsai, Jr. This Committee is charged with the responsibility of considering and recommending individuals to be considered by the Triarc Board for membership on the Triarc Board. The Nominating Committee will consider nominations for Triarc Board membership by shareholders. The Nominating Committee has adopted the following rules with respect to considering such nominations: (i) the nominating shareholder must have owned shares of Triarc common stock or preferred stock (entitled to vote for Directors) for at least six months prior to the date the nomination is submitted; (ii) the nomination must be received by the Nominating Committee 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomintion is proposed for submission; and (iii) a detailed statement setting forth the qualifications, as well as the written consent, of each party nominated must accompany each nomination submitted.

     Compensation Committee. The Compensation Committee is composed of Messrs. Irving Mitchell Felt (Chairman), William L. Pallot and Gerald Tsai, Jr. The Committee is charged with the responsibility of (i) reviewing, advising and making recommendations with respect to employee salary and compensation plans, benefits and standards, (ii) taking such action with respect thereto that are not reserved to the Triarc Board, and (iii) administering Triarc's Equity Participation Plan and such other salary or compensation plans as the Committee is designated to administer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Mr. Martin Rosen, who served as a member of the Compensation Committee until October 1993, is a member of the law firm of Rosen & Reade. During Fiscal 1993 and Transition 1993, the Company paid Rosen & Reade approximately $1,744,000 and approximately $1,127,000, respectively, on account of legal services rendered to the Triarc Companies.


COMPENSATION OF DIRECTORS

     Since the Reorganization, each non-management director of Triarc receives an annual retainer of $25,000 for serving on the Triarc Board. In addition, non-management directors of Triarc receive $1,000 for each meeting of the Triarc Board or of a Committee of the Triarc Board attended. See 'TRIARC EXECUTIVE COMPENSATION' for certain information relating to compensation of Triarc management directors.

     In addition, pursuant to the Equity Participation Plan, each director of Triarc who is not then an employee of Triarc or any subsidiary receives, on the later of (i) the date of his initial election or appointment to the Triarc Board and (ii) April 24, 1993, options to purchase 3,000 shares of Triarc Class A Common Stock and, in connection therewith, tandem stock appreciation rights ('SARs') for the same number of shares. On the date of each subsequent annual meeting of shareholders of Triarc at which a director is reelected, such director will receive options to purchase 1,000 shares of Triarc Class A Common Stock and, in connection therewith, SARs for the same number of shares. Each such option has a term of ten years, subject to certain exceptions provided in the Equity Participation Plan. Each such option becomes exercisable to the extent of one-half thereof on each of the two immediately succeeding anniversaries of the date of grant. The price per share to be paid by the holder of such an option is equal to the fair market value of one share of Triarc Class A Common Stock on the date the option is granted. The purchase price of the shares of Triarc Class A Common Stock as to which such an option is exercised shall be paid only in cash, and such SARs shall be exercisable only for shares of Triarc Class A Common Stock.

     Subsequent to the Reorganization, the Triarc Board approved and Triarc paid a cash payment to each of the members of the Triarc Special Committee in respect to their services to Triarc (principally in relationship to the settled litigation which had been pending in the Ohio Court) through April 23, 1993 as follows: $2,200,000 to Mr. Kelley, $1,300,000 to Mr. McCarthy, $1,000,000 to Mr.
Kerger and $200,000 to each of Messrs. Pallot and Prendergast. In addition, the Compensation Committee of the Triarc Board, on the recommendation of the Triarc Board, granted restricted stock awards to Messrs. Kelley, McCarthy and Kerger with respect to 60,000, 60,000 and 30,000 shares of Triarc Class A Common Stock, respectively. The grant of restricted stock awards was pursuant to the Equity Participation Plan and such awards will vest in full and all restrictions on transferability shall terminate on the earlier of December 31, 1996 or the date the individual ceases to be a director of Triarc, unless the individual ceases to be a director as a result of his voluntary resignation or his decision not to stand for reelection or as a result of his directorship being terminated for cause in accordance with the Ohio General Corporation Law.

                         TRIARC EXECUTIVE COMPENSATION

COMPENSATION OF NEW EXECUTIVE OFFICERS


     Just prior to the end of Fiscal 1993, a new chief executive officer as well as other new executive officers of Triarc were elected in connection with the Reorganization which was consummated on April 23, 1993. See 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- The Reorganization and Related Matters.' At the same time, Triarc's former chief executive officer and all other executive officers of Triarc, except Harold D. Kingsmore and Jack Coppersmith, ceased to be executive officers of Triarc. Accordingly, during Fiscal 1993 neither Triarc's new chief executive officer nor any of its other new executive officers received any material amount of salary from the Triarc Companies. Therefore, the only information with respect to annual salaries for Fiscal 1993 set forth in the Summary Compensation Table is presented with respect to Messrs. Kingsmore and Coppersmith. The Summary Compensation Table does set forth cash bonuses awarded to certain of the new executive officers at the time they accepted employment with the Triarc Companies and in respect of performance during 1993, as well as non-cash awards under the Equity Participation Plan to Triarc's new chief executive officer and to four of the other new executive officers of Triarc who constituted Triarc's four most highly compensated executive officers (the 'Named Officers') during Transition 1993. Additional information with respect to the compensation arrangements for the new chief executive officer and the Named Officers, as well as for Messrs. Kingsmore and Coppersmith, are described below under ' -- Employment Arrangements with Executive Officers.'


SUMMARY COMPENSATION TABLE


                                                                                           LONG TERM COMPENSATION
                                                                                       ------------------------------
                                                                                               AWARDS
                                                                                       ---------------------- PAYOUTS
                                                                                                              -------
                                          ANNUAL COMPENSATION             (E)             (F)                             (I)
                (A)                  -----------------------------    ------------     ----------      (G)      (H)   ------------
- ------------------------------------                                     OTHER         RESTRICTED    -------- -------     ALL
              NAME AND                  (B)       (C)       (D)          ANNUAL          STOCK       OPTIONS/  LTIP      OTHER
             PRINCIPAL               --------- --------- ---------    COMPENSATION      AWARD(S)       SARS   PAYOUTS COMPENSATION
              POSITION               PERIOD(1) SALARY($) BONUS($)        ($)(2)           (#)         (#)(6)    ($)       ($)
- ------------------------------------ --------- --------- ---------    ------------     ----------    -------- ------- ------------
Nelson Peltz(3) ....................       TP          1    --            --             --            75,000   --        --
  Chairman of the Board and Chief        1993     --        --            --             --           600,000   --        --
  Executive Officer of Triarc
Peter W. May(3) ....................       TP          1    --            --             --            50,000   --        --
  President and Chief Operating          1993     --        --            --             --           400,000   --        --
  Officer of Triarc
Leon Kalvaria ......................       TP    333,336   550,000       520,181  (10)  12,500   (6)   40,000   --        --
  Vice Chairman of                       1993     --       800,000(4)     --            30,000   (6)  150,000   --        --
  Triarc
John C. Carson .....................       TP    322,436   250,000       123,626  (11)   7,500   (6)   30,000   --        --
  President and Chief Executive          1993     --     1,000,000(5)     --            37,500   (6)  120,000   --        --
  Officer of Royal Crown Company,
  Inc.
Harold D. Kingsmore ................       TP    266,666   450,000        --             --            10,000   --        --
  President and Chief Executive          1993    300,000 1,300,000                (7)   50,000   (6)   50,000   --        --
  Officer of Graniteville Company        1992    300,000   700,000                (7)    --             --      --    11,903(8)
                                         1991    300,000   750,000                (7)    --             --      --        --
Donald L. Pierce ...................       TP    218,750   175,000       346,797  (12)   6,250   (6)   35,000   --        --
  President and Chief Executive          1993     --       500,000(5)     --            55,000   (6)   65,000   --        --
  Officer of Arby's, Inc.
Jack Coppersmith(9) ................       TP     61,151    --            --             --             --      --        --
  Executive Vice                         1993    236,715   350,000                (7)    --            25,000   --        --
  President -- Operations of SEPSCO      1992    241,360   120,000                (7)    --             --      --        --
                                         1991    248,000    --                    (7)    --             --      --        --


                                                        (footnotes on next page)

(footnotes from previous page)

 (1) Information set forth opposite the letter 'TP' relates to Transition 1993, while information set forth opposite 1993, 1992 or 1991 relates to Fiscal 1993, Fiscal 1992 or Fiscal 1991, respectively.

 (2) Information in this column is set forth in accordance with the regulations of the Securities and Exchange Commission only for Transition 1993, Fiscal 1993 and Fiscal 1992.

 (3) Did not receive any amount of compensation, except as set forth under 'Long Term Compensation -- Awards' during the periods reported.

 (4) Discretionary bonus awarded April 24, 1993 in respect of services rendered in connection with the Refinancing and Reorganization of Triarc. See ' -- Employment Arrangements with Executive Officers,' below.

 (5) One-time bonus pursuant to an employment agreement entered into effective April 24, 1993. See ' -- Employment Arrangements with Executive Officers,' below.


 (6) All restricted stock awards and stock option grants were made pursuant to the Equity Participation Plan. The restricted stock awards are described under ' -- Employment Arrangements with Executive Officers' below. The option grants made during Fiscal 1993 are described below under ' -- Option/SAR Grants in Respect of Fiscal 1993 and Transition 1993.' The option grants reported in the table for Transition 1993 were made on March 1, 1994 in respect of performance during Transition 1993. All such options have an exercise price of $21.00 per share, which was the closing price of Triarc Class A Common Stock on the NYSE on March 1, 1994. All such options expire March 1, 2004. The options for Messrs. Peltz, May and Kalvaria vest as follows: one third of the options granted vest on each of the first, second and third anniversaries of the date of grant. The options for Messrs. Carson, Kingsmore and Pierce vest as follows: one third of the options granted vest on each of the third, fourth and fifth anniversaries of the date of grant. Prior to adoption of the Equity Participation Plan in April 1993, Triarc's executive compensation program did not include grants of restricted stock awards.



 (7) Perquisites or other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported in columns
      (c) and (d).



 (8) Represents distributions under the Graniteville Company Retirement Savings Plan.


 (9) Mr. Coppersmith resigned as an officer and employee effective August 10, 1993.


(10)  Includes $519,323 relating to Mr. Kalvaria's relocation to South Florida.


(11)  Includes $121,422 relating to Mr. Carson's relocation to South Florida.


(12)  Includes $345,289 relating to Mr. Pierce's relocation to South Florida.


EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

NELSON PELTZ AND PETER W. MAY

     Since the Reorganization, Nelson Peltz and Peter W. May have been serving Triarc as its Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively, and each of them currently is receiving an annual base salary of $1.00. In addition, Messrs. Peltz and May participate in the incentive compensation and welfare and benefit plans made available to Triarc's corporate officers, including the Equity Participation Plan described below.

LEON KALVARIA

     Since the Reorganization, Leon Kalvaria has been serving Triarc as its Vice Chairman and is currently receiving an annual base salary of $500,000. Mr. Kalvaria also received a bonus of $800,000 in Fiscal 1993 in respect of his services in connection with the Reorganization. Effective November 1, 1993, Mr. Kalvaria entered into an employment agreement with Triarc having an initial term which expires on December 31, 1996 but which automatically extends for successive three year periods on January 1 of each year, commencing January 1, 1995, unless, not later than one year preceding the date of any such extension, either party notifies the other that it does not wish to have the term so extended. The employment agreement provides for an annual salary of $500,000. In addition, the agreement provides that Mr. Kalvaria will be entitled to receive a bonus payment in each full calendar year of the agreement, commencing in 1994, in an amount not less than the amount by which the salary and other cash payments made to him during such year pursuant to any long or short term management incentive plan is less than $800,000. The agreement also provides that if Mr. Kalvaria dies during the term of the agreement, his legal representative will be entitled to receive from Triarc an amount calculated at an annual rate of $800,000 for the remaining term of the agreement if Triarc had been able to procure, at a reasonable rate, term insurance on Mr. Kalvaria's life to pay such obligation, or, if Triarc had not been able to procure such insurance, an amount calculated at the annual rate of $800,000 for the three month period following Mr. Kalvaria's death. Triarc has obtained such insurance to fund this obligation for the next seven years for an annual premium of approximately $3,000. The agreement also provides that if Triarc terminates the agreement as a result of Mr. Kalvaria becoming disabled, Triarc will continue to pay Mr. Kalvaria at the annual rate of $800,000 for an eighteen month period following such termination.

     Triarc and Mr. Kalvaria are parties to an agreement (the 'Relocation Agreement') pursuant to which Mr. Kalvaria relocated to Florida in order to work in the West Palm Beach office. Mr. Kalvaria owns a cooperative apartment (the 'Apartment'), and because relocation companies, including the relocation company retained by Triarc, typically do not handle the sale of cooperative apartments, the Relocation Agreement is designed to place Mr. Kalvaria in the same position he would have occupied if he had sold the Apartment through a relocation company at an appraised value of $3.5 million. Accordingly, in addition to providing certain standard relocation benefits, pursuant to the Relocation Agreement, Triarc guaranteed a $3 million bank loan (the 'Bank Loan') secured by a first mortgage on Mr. Kalvaria's new Florida residence (the 'Florida Property'), and Triarc made loans aggregating $500,000 to Mr. Kalvaria in connection with his purchase of the Florida Property. The Bank Loan bears interest at 6 1/2% per annum, has a 15-year amortization schedule, and matures in 5 years. The Relocation Agreement provides that when Mr. Kalvaria sells the Apartment, the net proceeds will be used to reduce the principal on the Bank Loan to $1 million, at which time Triarc's guarantee will be released. Additionally, any excess net proceeds from the sale of the Apartment will be used to reduce the principal of the Triarc loans. To the extent that the net proceeds of the sale of the Apartment are insufficient to reduce the principal on the Bank Loan to $1 million, Triarc will make additional loans to Mr. Kalvaria which will be used to reduce the principal on the Bank Loan to $1 million. The Triarc loans bear interest at the higher of 6 1/2% per annum or the applicable federal rate for medium term loans with interest payable annually and mature on December 31, 1996.

JOHN C. CARSON

     On April 24, 1993, Triarc and RC Cola entered into an employment agreement with John C. Carson (the 'Carson Employment Agreement') providing for the employment of Mr. Carson as President and Chief Executive Officer of RC Cola. Mr. Carson's term of full-time employment began on May 10, 1993 and will continue (unless otherwise terminated as provided in the Carson Employment Agreement) until December 31, 1996, subject to automatic renewal for successive two-year periods unless either RC Cola or Mr. Carson elects, upon 180 days' notice, not to renew.


     Pursuant to the Carson Employment Agreement, Mr. Carson will receive an annual base salary of $500,000. Upon the Reorganization, Mr. Carson received a one-time bonus of $1,000,000 and 37,500 restricted shares of Triarc Class A Common Stock and options to purchase 120,000 shares of Triarc Class A Common Stock at an exercise price of $18.00 per share. The $18.00 exercise price was equal to the closing price of the Triarc Class A Common Stock on the ASE on April 27, 1993, the first day of trading after the options were granted. The options and restricted stock awards were granted pursuant to the Equity Participation Plan. Mr. Carson also will be eligible to receive an annual cash incentive bonus under RC Cola's proposed annual cash incentive plan (described below), additional compensation pursuant to the Equity Plan and compensation under RC Cola's proposed mid-term cash incentive plan (described below). For the 1994 calendar year, the sum of Mr. Carson's salary and annual cash incentive bonus will be at least $800,000. Mr. Carson's annual base salary will be reviewed annually for possible increase, but not decrease, by the Board of Directors of RC Cola.


     Should RC Cola elect to terminate Mr. Carson's employment without good cause, the agreement provides that he will receive a special payment of $800,000 in addition to base salary through the end of the month in which the termination occurs and accrued bonuses and compensation under RC Cola's proposed mid-term cash incentive plan. The Carson Employment Agreement provides that, in the event of a change in control of RC Cola or any parent of RC Cola, Mr. Carson would be obligated to continue in employment under the Carson Employment Agreement until the first anniversary of such change in control, after which he would have the right to resign as an officer and employee of RC Cola and to receive the same payments that he would have been entitled to receive had his employment been terminated by RC Cola without good cause.

HAROLD D. KINGSMORE

     On April 24, 1993, Graniteville, and Harold D. Kingsmore entered into an employment agreement (the 'Kingsmore Employment Agreement') providing for Mr. Kingsmore's employment as President and Chief Executive Officer of Graniteville. The term of the agreement commenced May 1, 1993 and will continue (unless otherwise terminated as provided in the Kingsmore Employment Agreement) until December 31, 1996, subject to renewal for an additional three years unless either party notifies the other that it does not wish to renew.

     Pursuant to the Kingsmore Employment Agreement, Mr. Kingsmore will receive an annual base salary of $400,000. Mr. Kingsmore also received 50,000 restricted shares of Triarc Class A Common Stock and an option to purchase 50,000 shares of Triarc Class A Common Stock at an exercise price of $18.00 per share pursuant to the Equity Participation Plan. Mr. Kingsmore also will be eligible to receive an annual cash incentive bonus under Graniteville's proposed annual cash incentive plan (described below), additional compensation pursuant to the Equity Participation Plan and compensation under Graniteville's proposed mid-term cash incentive plan (described below). To compensate for the fact that no distribution will be made under the mid-term plan until completion of the first three year performance cycle, Mr. Kingsmore will receive cash compensation of at least $850,000 with respect to his services during fiscal 1994 and 1995, exclusive of any accrual with respect to such years under the mid-term plan. Mr. Kingsmore's annual base salary will be reviewed annually for possible increase, but not decrease, by Graniteville's Board of Directors.

DONALD L. PIERCE

     On April 24, 1993, Arby's entered into an employment agreement with  Donald
L. Pierce (the 'Pierce Employment Agreement,' and collectively with the Carson Employment Agreement and the Kingsmore Employment Agreement, the 'Employment Agreements') providing for Mr. Pierce's employment as President and Chief Executive Officer of Arby's. The term of Mr. Pierce's employment commenced in May 1993 and will continue (unless otherwise terminated as provided in the Pierce Employment Agreement) until December 31, 1996, subject to renewal for an additional three years unless either party notifies the other that it does not wish to renew.

     Pursuant to the Pierce Employment Agreement, Mr. Pierce will receive an annual base salary of $350,000. On the commencement date of his employment, Mr. Pierce received a one-time bonus of $500,000, 55,000 restricted shares of Triarc Class A Common Stock and an option to purchase 65,000 shares of Triarc Class A Common Stock, at an exercise price of $18.00 per share. The $18.00 exercise price was equal to the closing price of Triarc Class A Common Stock on the ASE on April 27, 1993, the first day of trading after the options were granted. Mr. Pierce also will be eligible to receive an annual cash incentive bonus under Arby's proposed annual cash incentive plan (described below), additional compensation pursuant to the Equity Participation Plan and compensation under Arby's proposed mid-term cash incentive plan (described below). Mr. Pierce's annual base salary will be reviewed annually for possible increase, but not decrease, by Arby's Board of Directors.

CASH INCENTIVE PLANS

     Triarc intends to develop annual cash incentive plans and mid-term cash incentive plans (each, a 'MTCIP') for executive officers of each of Triarc's four principal business units.

     Pursuant to their Employment Agreements, the proposed annual cash incentive plans of RC Cola, Graniteville and Arby's will enable Messrs. Carson, Kingsmore and Pierce, respectively, to earn up to 75% of their then-current base salaries based on achievement of certain individual and company performance goals to be determined by Mr. Carson and Triarc representatives, in the case of RC Cola's plan, Mr. Kingsmore and Triarc representatives, in the case of Graniteville's plan and Mr. Pierce and Triarc representatives, in the case of Arby's plan. Officers and key employees of each of RC Cola,

Graniteville and Arby's will also be eligible to participate in the relevant company's plan, which will be administered by such company's board of directors.

     From time to time, the Compensation Committee of the Triarc Board may award discretionary bonuses based on performance to certain executive officers. The amounts of such bonuses will be based on the Compensation Committee's evaluation of each such individual's contribution.

     Pursuant to the terms of their Employment Agreements, Messrs. Carson, Kingsmore and Pierce also will be entitled to additional compensation pursuant to a proposed MTCIP of RC Cola, Graniteville and Arby's, respectively. Each MTCIP will be developed jointly by the chief executive officer of the subsidiary and representatives of Triarc. Each MTCIP will be designed to yield to Messrs. Carson, Kingsmore and Pierce a target award in cash at least equal to 75% of the participant's then-current base salary if RC Cola, Graniteville or Arby's, as the case may be, achieves an agreed-upon profit over a three-year performance cycle. During each plan year, an amount will be accrued based upon the amount by which the relevant company's profit for such year exceeds a minimum return to be determined. A new three-year performance cycle will begin each year, such that after the third year the annual cash amount paid to Messrs. Carson, Kingsmore and Pierce pursuant to the relevant MTCIP should equal the target award if their respective company's profit goals have been achieved. For Mr. Carson, amounts accrued with respect to 1994 will be guaranteed at a minimum of 100% of the target award for 1994 (i.e. at least $125,000).

1993 EQUITY PARTICIPATION PLAN


     The Equity Participation Plan was adopted on April 24, 1993, amended and restated on July 22, 1993, and, as amended and restated, was approved by Triarc's shareholders on October 27, 1993. It expires by its terms on April 24, 1998. The plan provides for the grant of options to purchase Triarc Class A Common Stock, tandem SARs and restricted shares of Triarc Class A Common Stock. Selected officers and key employees of, and key consultants to, Triarc and its subsidiaries are eligible to participate in the plan. The plan is being administered by the Compensation Committee of the Triarc Board, which will determine from time to time to grant options, SARs and restricted stock. One third of the options granted to Messrs. Carson, Kingsmore and Pierce pursuant to their respective Employment Agreements will vest after each of the third, fourth and fifth anniversaries of the date of grant and the options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant. One third of the options granted to Messrs. Peltz, May and Kalvaria will vest after each of the first, second and third anniversaries of the date of grant and the options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant. The options granted to Mr. Coppersmith were forfeited as a result of his resignation. All of the restricted shares of Triarc Class A Common Stock granted to Mr. Carson will vest on May 10, 1996, and all of the restricted shares of Triarc Class A Common Stock granted to Messrs. Kalvaria, Kingsmore and Pierce will vest on December 31, 1996.


MISCELLANEOUS

     Messrs. Carson, Kingsmore, Pierce and Kalvaria are entitled pursuant to their respective Employment Agreements to participate in other long-term compensation and life insurance, disability and medical plans made generally available to senior officers of RC Cola, Graniteville and Arby's, respectively. Messrs. Carson, Kingsmore and Pierce also will be provided the use of a car and other customary benefits during the terms of their respective agreements. Pursuant to Triarc's standard employment-related relocation policy, which is applicable to each of the Named Officers and other senior officers of Triarc, an officer's compensation will be increased to the extent necessary to cause all employment-related relocation expenses to be fully reimbursed on an 'after-tax' basis.

     Mr. Coppersmith resigned as an officer and employee of SEPSCO effective August 10, 1993 and entered into a consulting agreement with SEPSCO pursuant to which he will render consulting services on a part-time basis for a fee of $30,000 per month until May 1, 1995. At the end of the consulting period, Mr. Coppersmith may receive a discretionary bonus based upon the value of the services rendered by him.

OPTIONS/SARS GRANTED IN RESPECT OF FISCAL 1993 AND TRANSITION 1993



     The following table sets forth certain information with respect to options to purchase shares of Triarc Class A Common Stock and tandem SARs granted to the Chief Executive Officer and the Named Officers in respect of Fiscal 1993 and Transition 1993 performance. As noted in such table, certain of such options and tandem SARs were granted on March 1, 1994, subsequent to the end of Transition 1993, but in respect of Transition 1993 performance. No stock options (or tandem
SARs) or freestanding SARs were exercised by the Chief Executive Officer or by any Named Officer during Fiscal 1993 or Transition 1993.



OPTION/SAR GRANTS IN RESPECT OF FISCAL 1993 AND TRANSITION 1993



                                                                                                  GRANT DATE
                                     INDIVIDUAL GRANTS                                               VALUE
- --------------------------------------------------------------------------------------------     -------------
                             (b)                  (c)                  (d)
                           OPTIONS/     % OF TOTAL OPTIONS/SARS     EXERCISE                          (f)
                             SARS       GRANTED TO EMPLOYEES IN      OR BASE         (e)          GRANT DATE
           (a)             GRANTED      RESPECT OF FISCAL 1993        PRICE       EXPIRATION     PRESENT VALUE
          NAME               (#)          AND TRANSITION 1993        ($/SH)          DATE           ($)(1)
- -------------------------  --------     -----------------------     ---------     ----------     -------------
Nelson Peltz.............   600,000(2)(4)            27%               18.00        4/24/03        6,145,200
                             75,000(3)(4)                              21.00         3/1/04          896,175
Peter W. May.............   400,000(2)(4)            18%               18.00        4/24/03        4,096,800
                             50,000(3)(4)                              21.00         3/1/04          597,450
Leon Kalvaria............   150,000(2)(4)             8%               18.00        4/24/03        1,536,300
                             40,000(3)(4)                              21.00         3/1/04          477,960
John C. Carson...........   120,000(2)(5)             6%               18.00        4/24/03        1,157,760
                             30,000(3)(5)                              21.00         3/1/04          337,680
Harold D. Kingsmore......    50,000(2)(5)             2%               18.00        4/24/03          482,400
                             10,000(3)(5)                              21.00         3/1/04          112,560
Donald L. Pierce.........    65,000(2)(5)             4%               18.00        4/24/03          627,120
                             35,000(3)(5)                              21.00         3/1/04          393,960
Jack Coppersmith(6)......    25,000(2)                1%               18.00        4/24/03          241,200



- ------------



(1) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the calculations:



    (a) assumed option term of 7.5 years;



    (b) stock price volatility factor of 0.4758;



    (c) 6.5% annual discount rate;



    (d) no dividend payment; and



    (e) 3% discount to Black-Scholes ratio for each year an option remains unvested.



(2) These options were granted on April 24, 1993 and have an exercise price equal to the closing price of the Triarc Class A Common Stock on the ASE on April 27, 1993, the first day of trading after the options were granted.



(3) These options were granted on March 1, 1994 in respect of performance during Transition 1993 and have an exercise price equal to the closing price of the Triarc Class A Common Stock on the NYSE on March 1, 1994.



(4) One-third of the options granted will vest on each of the first, second and third anniversaries of the date of grant and the options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant.


                                              (footnotes continued on next page)

(footnotes continued from previous page)



(5) One-third of the options granted will vest on each of the third, fourth and fifth anniversaries of the date of grant and the options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant.


(6) Mr. Coppersmith resigned as an officer and employee effective August 10, 1993 and as a result, he has forfeited his options.



OPTION/SAR VALUES AT END OF FISCAL 1993 AND TRANSITION 1993



     The following table sets forth certain information concerning the value at the end of Fiscal 1993 and Transition 1993 of unexercised in-the-money options to purchase shares of Triarc Class A Common Stock and tandem SARs granted to the Chief Executive Officer and the Named Officers outstanding as of the end of Fiscal 1993 and Transition 1993. This table does not include the options to purchase shares of Triarc Class A Common Stock and tandem SARs which were granted on March 1, 1994 because such options and SARs had not been granted until subsequent to the end of Transition 1993 and, therefore, were not outstanding as of the end of Fiscal 1993 or Transition 1993.


OPTION/SAR VALUES AT END OF FISCAL 1993 AND TRANSITION 1993

                                                               (d)
                                                            NUMBER OF          (e)               (f)
                                                            SECURITIES       VALUE OF          VALUE OF
                                                            UNDERLYING     UNEXERCISED     UNEXERCISED IN-
                                                           UNEXERCISED     IN-THE-MONEY       THE-MONEY
                                                           OPTIONS/SARS    OPTIONS/SARS      OPTIONS/SARS
                                    (b)                   AT FISCAL 1993  AT FISCAL 1993  AT TRANSITION 1993
                                  SHARES         (c)        END(#)(1)       END($)(2)         END($)(3)
             (a)                ACQUIRED ON     VALUE      EXERCISABLE/    EXERCISABLE/      EXERCISABLE/
             NAME               EXERCISE(#)  REALIZED($)  UNEXERCISABLE   UNEXERCISABLE     UNEXERCISABLE
- ------------------------------  -----------  -----------  --------------  --------------  ------------------
Nelson Peltz..................       -0-          -0-       -0-/600,000     -0-/525,000       -0-/4,200,000
Peter W. May..................       -0-          -0-       -0-/400,000     -0-/350,000       -0-/2,800,000
Leon Kalvaria.................       -0-          -0-       -0-/150,000     -0-/131,250       -0-/1,050,000
John C. Carson................       -0-          -0-       -0-/120,000     -0-/105,000        -0-/ 840,000
Harold D. Kingsmore...........       -0-          -0-       -0-/ 50,000     -0-/ 43,750        -0-/ 350,000
Donald L. Pierce..............       -0-          -0-       -0-/ 65,000     -0-/ 56,875        -0-/ 455,000

- ------------

(1) At the end of Transition 1993, there was no change in the number of securities underlying unexercised Options/SARs granted to the identified persons or in the number of such Options/SARs that were exercisable and unexercisable at the end of Transition 1993.

(2) On April 30, 1993, the last day of Fiscal 1993, the closing price of the Triarc Class A Common Stock on the ASE was $18 7/8.

(3) On December 31, 1993, the last day of Transition 1993, the closing price of the Triarc Class A Common Stock on the NYSE was $25.00.

                   OWNERSHIP OF TRIARC SECURITIES BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership as of December 31, 1993 by each person known by Triarc to be the beneficial owner of more than 5% of the outstanding shares of Triarc Class A Common Stock (constituting the only class of voting capital stock of Triarc), each director of Triarc who has such ownership, the executive officers of the Triarc Companies who constituted Triarc's four most highly compensated executive officers in Transition 1993 and all directors and executive officers as a group.

                                                               AMOUNT AND
                   NAME AND ADDRESS OF                           NATURE
                    BENEFICIAL OWNER                        OF OWNERSHIP(1)            PERCENT OF CLASS
- ---------------------------------------------------------   ----------------           ----------------
DWG Acquisition Group, L.P. .............................   5,982,867 shares(4)              28.1%
  1201 North Market Street
  Wilmington, DE 19801
Nelson Peltz ............................................   5,982,967 shares(2)(3)(4)        28.1%
  777 South Flagler Drive
  West Palm Beach, FL 33401
Peter W. May ............................................   5,982,867 shares(2)(4)           28.1%
  900 Third Avenue
  New York, NY 10022
Leon Kalvaria ...........................................      30,000 shares(5)               *
  777 South Flagler Drive
  West Palm Beach, FL 33401
Harold E. Kelly .........................................      60,000 shares(5)               *
  777 South Flagler Drive
  West Palm Beach, FL 33401
Richard M. Kerger .......................................      30,000 shares(5)               *
  777 South Flagler Drive
  West Palm Beach, FL 33401
Daniel R. McCarthy ......................................      30,000 shares(5)               *
  777 South Flagler Drive
  West Palm Beach, FL 33401
William L. Pallot .......................................         431 shares                  *
  400 Pickle Road
  Shelbyville, TN 37160
Martin Rosen ............................................       6,000 shares                  *
  757 Third Avenue, 6th FL
  New York, NY 10017
Stephen S. Weisglass ....................................      10,000 shares                  *
  950 Third Avenue, 26th FL
  New York, NY 10022
John C. Carson ..........................................      37,500 shares(5)               *
  100 Corporate Drive
  Ft. Lauderdale, FL 33334
Harold D. Kingsmore .....................................      50,000 shares(5)               *
  133 Marshall Street
  Graniteville, SC 29829
Donald L. Pierce ........................................      60,000 shares(6)               *
  100 Corporate Drive
  Ft. Lauderdale, FL 33334
Directors and Executive Officers as a group                 6,405,398 shares                 30.0%
  (24 persons)

- ------------

  * Less than 1%.

(1) Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

(2) Includes 5,982,867 shares held by DWG Acquisition, of which Mr. Peltz and Mr. May are the sole general partners.

(3) Includes 100 shares owned by Mr. Peltz's minor son, as to which Mr. Peltz disclaims beneficial ownership.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(4) As previously described under 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- The Reorganization and Related Matters,' on April 23, 1993, DWG Acquisition acquired 5,982,867 shares of Triarc Class A Common Stock from the Posner Entities, for an aggregate purchase price of $71,794,404 (the 'Purchase Price'). In addition, as part of the Reorganization on April 23, 1993, Triarc exchanged the remaining 5,982,866 shares of Triarc common stock owned by the Posner Entities for an equal number of shares of Redeemable Convertible Preferred Stock having a stated value of $12.00 per share or an aggregate stated value of $71,794,392.

    Triarc is informed that Mr. Peltz contributed two-thirds of the Purchase Price to DWG Acquisition and Mr. May contributed one-third of the Purchase Price to DWG Acquisition. Of such funds, approximately $26.8 million of the amount contributed by Mr. Peltz and approximately $14.3 million of the amount contributed by Mr. May was made available to Messrs. Peltz and May through certain loans (the 'Citibank Loans') made in the ordinary course of business by Citibank, N.A. ('Citibank'). Approximately $21.1 million of the amount contributed by Mr. Peltz and approximately $1.7 million of the amount contributed by Mr. May was made available to Messrs. Peltz and May through certain loans (the 'Republic Loans') made in the ordinary course of business by Republic National Bank of New York. The remaining approximately $7.9 million of the Purchase Price was contributed to DWG Acquisition by Mr. May from his personal funds.

    The Citibank Loans are demand loans bearing interest at such bank's base rate. Such loans were initially secured by certain assets of Messrs. Peltz and May (other than the shares of Triarc Class A Common Stock purchased by DWG Acquisition and their partnership interests in DWG Acquisition). On May 6, 1993, an aggregate of 740,000 shares of Triarc Class A Common Stock (the 'Pledged Shares') were pledged by DWG Acquisition in substitution for certain other collateral securing the Citibank Loans, which other collateral was released by Citibank upon delivery of the Pledged Shares. The Pledge Agreement contains standard provisions concerning the maturity of the loans and other provisions with respect thereto and with respect to the Pledged Shares. The loan documentation in connection with the Citibank Loan contains standard default and similar provisions.

    The Republic Loans are revolving loans bearing interest at either such bank's reference rate or a rate based upon the London interbank market rate and are secured by certain assets of Messrs. Peltz and May (other than shares of Triarc Class A Common Stock or their partnership interests in DWG Acquisition).

    On May 14, 1993, Messrs. Peltz and May also entered into certain loan documentation with respect to certain loans aggregating $24 million (the 'Custodial Loans') made in the ordinary course of business to Messrs. Peltz and May by Custodial Trust Company. The Custodial Loans are demand loans bearing interest at the prime rate and are secured by 3,300,000 shares of Triarc Class A Common Stock owned by DWG Acquisition and certain other securities owned by Messrs. Peltz and May (and their spouses) other than Triarc Class A Common Stock. The loan documentation in connection with the Custodial Loans contains standard provisions concerning the maturity of the loans and other provisions with respect thereto and with respect to the shares of Triarc Class A Common Stock.

(5) Represents restricted shares granted under the Equity Participation Plan.

(6) Represents 55,000 restricted shares granted under the Equity Participation Plan and 5,000 shares purchased by Mr. Pierce.

- ----------------------------------------------------------
     The foregoing table does not include the 5,982,866 shares of Redeemable Convertible Preferred Stock owned by a Posner Entity, which are convertible by it into 4,985,722 shares of Triarc Class B Common Stock at a conversion price of $14.40 per share, subject to certain adjustments, and can be converted without restriction into an equal number of shares of Triarc Class A Common Stock following a transfer to a non-affiliate of Posner. If the 5,982,866 currently outstanding Redeemable Convertible Preferred Shares were converted into shares of Triarc Class A Common Stock, such shares would constitute approximately 17.2% of the then outstanding shares of Triarc Class A Common Stock after giving effect to the issuance of shares of Triarc Class A Common Stock in the Merger. Except for the pledges of an aggregate of 4,040,000 shares of Triarc Class A Common Stock described in note (4) to the foregoing table, there are no arrangements known to Triarc the operation of which may at a subsequent date result in a change in control of Triarc.

                              MANAGEMENT OF SEPSCO

EXECUTIVE OFFICERS AND DIRECTORS OF SEPSCO

     The following table sets forth certain information regarding the directors and executive officers of SEPSCO, all of whom are U.S. citizens.

                 NAME                     AGE                                POSITIONS
- ---------------------------------------   ---   -------------------------------------------------------------------
Nelson Peltz...........................   51    Chairman and Chief Executive Officer, and Director
Peter W. May...........................   51    President and Chief Operating Officer, and Director
Leon Kalvaria..........................   35    Vice Chairman and Director
David E. Schwab II.....................   62    Director
Sir Ian MacGregor......................   80    Director
Anthony W. Graziano, Jr................   52    Executive  Vice  President  and  General  Counsel,  and   Assistant
                                                  Secretary
Joseph A. Levato.......................   53    Executive Vice President and Chief Financial Officer
Gilbert L. Bieger, Jr..................   48    Senior Vice President - Operations
John L. Cohlan.........................   36    Senior Vice President - Corporate Finance
Curtis S. Gimson.......................   38    Senior Vice President and Associate General Counsel, and Secretary
Jerry Hostetter........................   49    Senior Vice President - Corporate Communications
Francis T. McCarron....................   36    Senior Vice President - Taxes
Fred H. Schaefer.......................   49    Vice President and Chief Accounting Officer

     Each of the persons identified above other than Mr. Bieger and Mr. Hostetter first became an officer and/or director of SEPSCO in April 1993, in connection with the Reorganization. Mr. Hostetter first became an officer of SEPSCO in September 1993. Mr. Bieger has been employed by SEPSCO for more than five years and was first been elected an officer of SEPSCO in 1981. See 'MANAGEMENT OF TRIARC' for additional information concerning all individuals identified above other than Messrs. Schwab, McGregor and Bieger. Set forth below is certain additional information concerning Messrs. Schwab and McGregor.

     David E. Schwab II was a director of Triangle from 1980 through January 1989. He was a director of Avery from June 1989 through March 1991 and from January 1987 through October 1987. Mr. Schwab has been a director of Equitable Bag since August 1992. Since prior to 1987, Mr. Schwab has been a member of the law firm of Schwab Goldberg Price & Dannay, New York, New York. Mr. Schwab has been a director of SEPSCO since April 23, 1993.

     Sir Ian MacGregor is a partner in the investment banking firm of McFarland, Dewey and Co. He has been a Director and Chairman of Holmes Protection Group, Inc., a security services company, since September 1991. Mr. MacGregor was associated with Mountleigh as a Director and in various executive capacities from 1987 until 1992. He was formerly Chairman and Chief Executive of The National Coal Board, The British Steel Corporation, AMAX, and was formerly Chairman of Hunterprint plc. Mr. MacGregor has been a director of SEPSCO since April 23, 1993.

     Each director has been elected to serve until the next annual meeting of SEPSCO Stockholders and until his successor is duly chosen and qualified or until his prior death, resignation or removal.

     The term of office of each executive officer is until the organizational meeting of the SEPSCO Board following the next annual meeting of SEPSCO Stockholders and until his successor is elected and qualified or until his prior death, resignation or removal.

                   OWNERSHIP OF SEPSCO SECURITIES BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The security ownership of each person who is known to SEPSCO to be the beneficial owner of more than five percent of any class of SEPSCO Voting Stock as of December 31, 1993, is as follows:

                                                                             AMOUNT AND
                                                                             NATURE OF
                                           NAME AND ADDRESS OF               BENEFICIAL        PERCENT
          TITLE OF CLASS                    BENEFICIAL OWNER                 OWNERSHIP         OF CLASS
- ----------------------------------  ---------------------------------   --------------------   --------
Common Stock......................  Triarc Companies, Inc.(1)            8,298,456 shares(2)     71.2%(2)
                                    GS Holdings, Inc.
                                    777 S. Flagler Drive
                                    West Palm Beach, FL 33401
Preferred Stock Series B
  Convertible.....................  Triarc Companies, Inc.(1)                  490 shares(3)      100%
                                    777 S. Flagler Drive
                                    West Palm Beach, FL 33401

- ------------

(1) See 'OWNERSHIP OF TRIARC SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT' for information concerning certain beneficial ownership of Triarc's voting securities. GS Holdings, Inc. is a wholly-owned subsidiary of Triarc.

(2) Includes   shares  issuable  upon  conversion   of  SEPSCO  Preferred  Stock
    (convertible into 8,167 shares of SEPSCO Common Stock).

(3) Convertible into 8,167 shares of SEPSCO Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The beneficial ownership of the equity securities of SEPSCO and of its parent, Triarc, by each director of SEPSCO who has such ownership, and by the directors and executive officers of SEPSCO as a group, as of October 31, 1993, is set forth in the following two tables:

                                     SEPSCO

                                                                           AMOUNT AND NATURE           PERCENT
              TITLE OF                              NAME OF                  OF BENEFICIAL               OF
               CLASS                           BENEFICIAL OWNER              OWNERSHIP(1)               CLASS
- ------------------------------------   ---------------------------------   -----------------           -------
Common Stock........................   Directors and Executive Officers       328 shares                  *
                                       of SEPSCO as a group (13 persons)

- ------------

*  Less than 1%.

(1) Except as otherwise noted, to the best knowledge of SEPSCO each listed person has both sole voting and sole investment power as to the shares set forth opposite his name in the table above.

                                     TRIARC

                                                                                AMOUNT AND NATURE      PERCENT
                TITLE OF                                 NAME OF                  OF BENEFICIAL          OF
                  CLASS                             BENEFICIAL OWNER              OWNERSHIP(1)          CLASS
- -----------------------------------------   ---------------------------------   -----------------      -------
Class A Common Stock.....................   Nelson Peltz                         5,982,967 shares(2)(3)  28.1%
                                            Peter W. May                         5,982,867 shares(2)     28.1%
                                            Leon Kalvaria                           30,000 shares           *
                                            Directors and Executive Officers     6,121,844 shares        28.7%
                                            of SEPSCO as a group (13 persons)

- ------------

*  Less than 1%.

(1) Except as otherwise noted, to the best knowledge of Triarc and SEPSCO each listed person has both sole voting and sole investment power as to the shares set forth opposite his name in the table above.

(2) Includes 5,982,867 shares held by DWG Acquisition of which Mr. Peltz and Mr. May are the sole general partners.

(3) Includes 100 shares owned by Mr. Peltz's minor son, as to which Mr. Peltz disclaims beneficial ownership.

POSSIBLE CHANGES IN CONTROL

     Except as described below, there are no arrangements known to SEPSCO, the operation of which may at a subsequent date directly result in a change of control of SEPSCO.

     In connection with the Reorganization, Graniteville refinanced substantially all of its indebtedness and entered into the Graniteville Credit Facility. The Graniteville Credit Facility is guaranteed by Triarc and such guarantee is secured by a pledge of (i) 51% of the issued and outstanding stock of Graniteville owned by a wholly-owned subsidiary of Triarc (subject only to an existing pledge on such stock held by SEPSCO) and (ii) at least 70% of the issued and outstanding shares of SEPSCO Common Stock. The Graniteville Facility contains standard provisions concerning the maturity of the loans and other provisions with respect thereto and with respect to the securities pledged by Triarc including the shares of SEPSCO Common Stock.

     See Note (4) under 'OWNERSHIP OF TRIARC SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT' for certain arrangements regarding Triarc Class A Common Stock, the operation of which may at a subsequent date result in a change of control of Triarc and indirectly result in a change of control of SEPSCO.

                        INFORMATION RELATING TO MERGERCO

GENERAL

     Mergerco is a newly formed Delaware corporation organized by Triarc for the sole purpose of effecting the Merger. The directors and the stockholders of Mergerco have approved the Merger Agreement. Mergerco will not have any assets or liabilities (other than those arising under the Merger Agreement) or engage in any activities other than those incident to its formation, capitalization or the Merger. As of the date of this Proxy Statement-Prospectus, the authorized capital stock of Mergerco consists of 10,000 shares of common stock, par value $1.00 per share, and 1,000 of such shares are issued and outstanding. All of the issued and outstanding shares of Mergerco are owned by Triarc. In the Merger, Mergerco will merge with and into SEPSCO, with SEPSCO being the surviving corporation in the Merger.

EXECUTIVE OFFICERS AND DIRECTORS OF MERGERCO

     The following table sets forth certain information regarding the directors and executive officers of Mergerco, each of whom has served as such since the incorporation of Mergerco. All of such individuals are U.S. citizens.

                NAME                   AGE                            POSITION
- ------------------------------------   ---   -----------------------------------------------------------
Nelson Peltz........................   51    Chairman and Chief Executive Officer, and Director
Peter W. May........................   51    President and Chief Operating Officer, and Director
Leon Kalvaria.......................   35    Vice Chairman and Director
Anthony W. Graziano, Jr.............   52    Executive Vice President and General Counsel and Assistant
                                               Secretary
Joseph A. Levato....................   53    Executive Vice President and Chief Financial Officer
Curtis S. Gimson....................   38    Senior Vice President and Associate General Counsel and
                                               Secretary

     See 'MANAGEMENT OF TRIARC' for additional information about each of the individuals listed above.

     Each director has been elected to serve until the next annual meeting of Mergerco stockholders and until his successor is duly chosen and qualified or until his prior death, resignation or removal.

     The term of office of each executive officer is until the organizational meeting of the Mergerco Board of Directors following the next annual meeting of Mergerco stockholders and until his successor is elected and qualified or until his prior death, resignation or removal.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN TRANSACTIONS IN CONNECTION WITH THE REORGANIZATION

     As described in 'SPECIAL FACTORS -- Background to the Merger; Reasons for the Merger -- The Reorganization and Related Matters' and in 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS,' Triarc and its subsidiaries completed certain transactions in connection with the Reorganization, including transactions involving certain Posner Entities. Such transactions included:

          (a) The exchange by the Posner Entities and Triarc of 5,982,866 shares of Triarc common stock for an equal number of shares of Redeemable Convertible Preferred Stock;

          (b) The resignation of Victor Posner and his son, Steven Posner, as officers and employees of Triarc and all of its subsidiaries and the entering into with Steven Posner of a five year consulting agreement (not requiring the provision of any substantial services) which provided for an initial payment of $1,000,000 on April 23, 1993 and an annual consulting fee of $1,000,000 thereafter;

          (c) The entering into of a modification of the lease with respect to the corporate headquarters of Triarc and certain subsidiaries described below under ' -- Certain Transactions with Former Management and Former Affiliates'; and

          (d) The purchase of certain minority interests in CFC Holdings, SEPSCO and Wilson Brothers from the Posner Entities described below (the 'Minority Share Acquisitions').

     In the Minority Share Acquisitions, Triarc acquired from the Posner Entities, shares of certain subsidiaries for an aggregate purchase price of $17.2 million. After giving effect to the offsets of certain amounts owed to
Triarc, the Posner Entities received net proceeds from the Minority Share Acquisitions aggregating approximately $9.7 million. The prices paid for such minority interests were determined by negotiations among Triarc, DWG Acquisition and the sellers in the context of the Reorganization and no separate determination was made that the respective purchase prices represented the fair value of the share purchased.

     In accordance with certain agreements (the 'CFC Holdings Agreements') between Triarc and certain holders of shares of common stock (the 'Holdings Common Stock') of CFC Holdings, which agreements are described in the following two paragraphs, Triarc purchased on April 23, 1993 an additional 4.5% of the shares of Holdings Common Stock.

     Pursuant to the CFC Holdings Agreements, Triarc purchased from NVF on April 23, 1993 141,000 shares of Holdings Common Stock representing 1.4% of the issued and outstanding capital stock of CFC Holdings for $3.6 million. At December 31, 1992, the aggregate net book value of the 141,000 shares of Holdings Common Stock being sold by NVF was approximately $212,000. Triarc made payment of the purchase price to NVF first by offset against amounts (aggregating approximately $2.5 million) owed to Triarc and subsidiaries by NVF on account of the cost sharing arrangements described under ' -- Certain Transactions with Former Management and Former Affiliates' (the 'Former Cost Sharing Arrangements') and $1.1 million was paid by Triarc to NVF in cash. At April 23, 1993, Posner
Entities beneficially owned approximately 38.2% of the outstanding voting securities of NVF (approximately 36.4% of NVF's common stock actually outstanding on such date) and NVF may be deemed to be controlled by Victor Posner. In August 1993, NVF became a debtor in a case filed by its creditors under Chapter 11 of the Federal Bankruptcy Code. For information concerning claims made against the Triarc Companies by NVF's bankruptcy counsel and reserves taken by the Triarc Companies in respect of contingent liabilities relating to the NVF Proceedings, see 'TRIARC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Results of Operations -- Six Months Ended October 31, 1993 Compared with Six Months Ended October 31, 1992' and Notes 2 and 11 to Notes to Condensed Consolidated Financial Statement of Triarc Companies, Inc. and subsidiaries.

     Pursuant to the CFC Holdings Agreements, Triarc purchased from IRM on April 23, 1993, 324,300 shares of Holdings Common Stock, representing 3.1% of the issued and outstanding capital stock of CFC Holdings, for an aggregate of $8.4 million. At December 31, 1992, the aggregate net book value of the 324,300 shares of Holdings Common Stock being sold by IRM was approximately $488,000. Triarc

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
made payment of the purchase price to IRM first, by offset of the $2.1 million owed to Triarc by IRM on account of the stock repurchase described below, second, by offset against amounts owed to Triarc and subsidiaries by IRM on account of the Cost Sharing Arrangements described under ' -- Certain Transactions with Former Management and Former Affiliates' (aggregating approximately $1.7 million), third, by offset against amounts owed by IRM to Chesapeake Insurance (representing insurance premiums payable aggregating approximately $1.2 million) and fourth, by the payment by Triarc to IRM in cash of the remainder, if any. At April 23, 1993, 25% of the stock of IRM was owned by Triarc, 40% was owned by NVF and 35% was owned by Salem Corporation ('Salem'), which is, in turn, 49% owned by Victor Posner and which may be deemed to be controlled by Victor Posner.

     IRM also purchased from Triarc on April 23, 1993 the 250 shares of IRM's common stock owned by Triarc for $2.1 million. At December 31, 1992, the aggregate net book value of the shares of IRM being sold by Triarc was approximately $1.2 million, after giving pro forma effect to the proposed sale by IRM of the shares of the Holdings Common Stock described above. The payment for such purchase of shares of IRM owned by Triarc was made by offset against amounts owed by Triarc and subsidiaries under the agreement for the sale of the Holdings Common Stock, as described above.

     In addition, on April 23, 1993, Triarc purchased from Posner Entities, 721,931 shares of SEPSCO Common Stock, representing 6.2% of the issued and outstanding voting securities of SEPSCO, at a purchase price of approximately $6.93 per share or an aggregate of $5 million. Such price approximated the market price for such stock on the date that a letter of intent was entered into with respect to the Equity Transactions ($6.875 on September 1, 1992). At April 23, 1993, the closing sale price for SEPSCO's common stock on the PSE was $15.50 and the aggregate market value of the 721,931 shares of SEPSCO common stock being purchased by Triarc was approximately $11.2 million. Triarc also purchased from Posner Entities 161,800 shares of common stock of Wilson Brothers, representing approximately 4.9% of the issued and outstanding voting securities of Wilson Brothers, at a purchase price of approximately $1.24 per share or an aggregate of $200,000. Such price approximated the net book value for such stock on the date that a letter of intent was entered into with respect to the Equity Transactions ($1.21 as of June 30, 1992). At April 23, 1993, the closing sale price for Wilson Brothers' common stock on the PSE was $.5625 and the aggregate market value of the 161,800 shares of Wilson Brothers common stock being purchased by Triarc was approximately $91,000. The payment for the purchases of SEPSCO and Wilson Brothers stock, described above, was made by Triarc in cash.

CERTAIN TRANSACTIONS WITH FORMER MANAGEMENT AND FORMER AFFILIATES

     During Fiscal 1993, Triarc and its subsidiaries engaged in transactions with certain corporations which may be deemed to be controlled by Victor Posner and to have been affiliates of Triarc and its subsidiaries until the Reorganization. Such former affiliates (the 'Former Affiliates') were NVF, NVF's 68% owned subsidiary, APL, IRM, Salem and until its filing for protection under Chapter 7 of the Federal Bankruptcy Court in February 1992, PEC.

     (1) Pursuant to a management services agreement (the 'Former Management Services Agreement'), in Fiscal 1993 Triarc provided to its subsidiaries and the Former Affiliates certain management services, including legal, accounting, internal auditing, insurance, financial and other management services (the 'Cost Sharing Arrangements'). Under the Former Management Services Agreement, Triarc charged the Former Affiliates $6,640,000 (including interest on past due balances) for such services in Fiscal 1993, excluding the charges described in Paragraph (2) below. Certain Former Affiliates were unable to pay approximately $5,096,000 of the amounts charged to them during such period, and such costs were reserved and reallocated among Triarc and subsidiaries and other participants under the Former Management Services Agreement, of which approximately $4,991,000 was borne by Triarc and its subsidiaries in Fiscal 1993, and the remaining $105,000 was borne by the other participants.


     The agreements entered into in connection with the Equity Transactions provided for the termination of providing management services and space pursuant to the Cost Sharing Arrangements to the Former Affiliates within six months after the closing of the Equity Transactions as well as for the reimbursement for any space or services provided to the Former Affiliates during the period between the date of the closing of the Equity Transactions and the date of such termination at commercially reasonable rates no less than the rate Triarc would charge an unaffiliated third party. Pursuant to these arrangements, Triarc provided certain limited services to Former Affiliates through October 23, 1993, and discontinued such services thereafter. Charges to such Former Affiliates for such services, including certain reinsurance and equipment lease billings, aggregated approximately $166,000 during Transition 1993.

     (2) Until January 31, 1994, Triarc leased approximately 297,000 square feet at 6917 Collins Avenue, Miami Beach, Florida (the 'Leased Space') from Victor Posner Trust No. 6, a trust created for the benefit of Victor Posner and his children (the 'Landlord'), pursuant to a master commercial lease agreement dated as of April 1, 1983 (the 'Lease'). In Fiscal 1993, the Leased Space, which constituted approximately 98% of the space in such building, was used primarily for the corporate offices of Triarc, certain of its subsidiaries and certain of the Former Affiliates. Also included in the Leased Space were apartments which were used from time to time on an 'as needed' basis by Triarc, its subsidiaries, and the Former Affiliates for accommodations for persons visiting such corporate offices. In Fiscal 1993, $5,790,000 of the cost of the Leased Space was borne by Triarc and its subsidiaries, and $826,000 was charged to the Former Affiliates. Approximately $436,000 of the amount charged to certain of the Former Affiliates during Fiscal 1993 which such Former Affiliates were unable to pay was reserved and reallocated among Triarc and its subsidiaries and the other participants under the Former Management Services Agreement, of which approximately $380,000 was borne by Triarc and its subsidiaries.

     In connection with the Reorganization, the Landlord and Triarc entered into a Lease Modification and Extension Agreement (the 'Lease Modification'). The Lease Modification provided, among other things, for an extension of the lease for a period of four years commencing on April 1, 1993 and ending on March 31, 1997 and for a reduction in the annual amount of base rent retroactive to October 1, 1992 to the lesser of $14.00 per rentable square foot or an aggregate of $4 million per annum. In addition, the Lease Modification provided for a reduction in the amount charged for inside and outside parking associated with the building, the elimination of any charges or fees on account of furniture and fixtures used in the apartments described above and the elimination of any obligation to restore the premises at the end of the term of the extended lease. The Lease Modification also provided that the Landlord may, on nine months' notice to Triarc, terminate the lease and that Triarc may, on six months' notice to the Landlord, terminate the lease upon payment to the Landlord of a single payment (the 'Early Termination Payment') equal to all of the base rent which would otherwise be payable for the balance of the extended term, without discount, plus additional rent due through the date of such early termination, less any amounts then owed by Landlord to Triarc, and, that thereafter Triarc and subsidiaries shall be released from any further obligations under the Lease Modification. Pursuant to the Lease Modification, all outstanding rent obligations for the Leased Space, aggregating approximately $20,638,000, were settled on April 23, 1993 for $11,738,000 resulting in a rent reduction credit of approximately $8,900,000. Aggregate rent payments of approximately $2.9 million were made by Triarc Companies in respect of the Leased Space during Transition 1993. In July 1993, Triarc gave notice of termination of the lease effective January 31, 1994. Because Landlord and Triarc have not been able to agree upon the precise amount of the Early Termination Payment, the parties have agreed to extend the time for payment of the Early Termination Payment to April 14, 1994. In connection with such extension, the parties agreed that the amount to be paid in respect of the Early Termination Payment will bear interest from February 1, 1994 until paid at the prime or base reference rate of Citibank. In July 1993, Triarc recorded a charge of approximately $13,000,000 to provide for the remaining payments on the lease subsequent to its cancellation.

     (3) In Fiscal 1993, NPC Leasing Corp. ('NPC Leasing'), an indirect wholly-owned subsidiary of Triarc, leased vehicles and other equipment to the Former Affiliates under long-term lease obligations which are accounted for as direct financing leases. Lease billings by NPC Leasing to the Former Affiliates during Fiscal 1993 were approximately $144,000. Since May 1, 1993, NPC Leasing has not been providing any services to, nor are any material credits due to NPC Leasing from, any Former Affiliate.

     (4) Until October 1993, Chesapeake Insurance provided certain insurance coverage and the reinsurance of certain risks primarily for Triarc and its subsidiaries and the Former Affiliates. During Fiscal 1993, net premiums attributable to such insurance coverage and reinsurance for the Former

Affiliates approximated $2,875,000. Following the Reorganization, Triarc, determined that Chesapeake Insurance would no longer insure or reinsure risks of corporations other than Triarc and its subsidiaries. Chesapeake Insurance no longer insures or reinsures any risks for any periods commencing on or after October 1, 1993.

     (5) During Fiscal 1993, Triarc and its subsidiaries secured the major portion of their property and liability insurance coverage through IRM, an insurance agency which acted as agent or broker and provided claims processing services. Commissions and payments for such services to IRM by Triarc and subsidiaries amounted to approximately $1,591,000 for Fiscal 1993. Such services from IRM were discontinued subsequent to April 1993.


     (6) In connection with the Cost Sharing Arrangements, advances, insurance premiums, equipment leases and accrued interest, Triarc had receivables due from APL, a Former Affiliate, aggregating $38,120,000 as of April 20, 1992, against which a valuation allowance of $34,713,000 was recorded. APL has experienced recurring losses and other financial difficulties in recent years and in July 1993 APL became a debtor in a proceeding under Chapter 11 of the Bankruptcy Code (the 'APL Proceeding'). Accordingly, during Fiscal 1993, Triarc and its subsidiaries provided an additional $9,863,000 for the unreserved portion of the receivable at April 30, 1992 and additional net billings in 1993. In February 1994, the Official Committee of Unsecured Creditors of APL Corporation (the 'APL Committee') filed a complaint (the 'APL Complaint') against certain Posner Entities, Triarc and certain companies formerly or presently affiliated with Posner or with Triarc, alleging causes of action arising from various transactions allegedly caused by the named Posner Entities in breach of their fiduciary duties to APL and resulting in corporate waste, fraudulent transfers and preferences. In the APL Complaint, the APL Committee asserts claims against Triarc for (a) aiding and abetting breach of fiduciary duty, (b) equitable subordination of claims which Triarc may have against APL, (c) declaratory relief as to whether APL has any liability to Triarc, and (d) recovery of fraudulent transfers allegedly made by APL to Triarc prior to commencement of the APL Proceeding. The APL Complaint seeks an undetermined amount of damages from Triarc, as well as the other relief identified in the preceding sentence. Because the APL Complaint was filed during the last week of February 1994, Triarc management has not had an opportunity to fully investigate the matters contained therein. However, based on information currently available to Triarc, Triarc management does not believe that the outcome of the APL Proceeding will have a material adverse effect on the financial condition or results of operations of the Triarc Companies.



     (7) Triarc and its subsidiaries had secured receivables from PEC, a Former Affiliate, aggregating $6,664,000 as of April 30, 1992 against which a $3,664,000 valuation allowance was recorded. PEC also filed for protection under the bankruptcy code in February 1992, and accordingly, during Fiscal 1993, Triarc and its subsidiaries provided an additional $3,000,000 for the unreserved portion of the receivables and for Triarc's significant doubts as to the net realizability of the underlying collateral.


     In addition to the foregoing transactions, during the Transition 1993, Triarc sold a yacht and certain other assets having a net book value of approximately $400,000 to an entity owned by Victor Posner for cash sales prices aggregating approximately $310,000.

CERTAIN OTHER TRANSACTIONS


     Triarc subleases from an affiliate of Messrs. Peltz and May approximately 26,800 square feet of furnished office space in New York, New York owned by an unaffiliated third party. In addition, until October 26, 1993, Triarc also subleased from another affiliate of Messrs. Peltz and May approximately 32,000 square feet of office space in West Palm Beach, Florida owned by an unaffiliated third party. Subsequent to October 26, 1993, Triarc assumed the lease for approximately 17,000 square feet of the office space in West Palm Beach. The aggregate amount paid by Triarc with respect to such subleases was approximately $1.8 million during Transition 1993, which is less than the aggregate amount such affiliates paid to the unaffiliated third party owners. Messrs. Peltz and May have guaranteed to the unaffiliated landlords payment of rent for the New York and West Palm Beach office space.


     Pursuant to an agreement dated as of October 1, 1992 entered into in connection with the Reorganization, Triarc agreed to reimburse DWG Acquisition for certain of the reasonable, out-of-

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
pocket expenses incurred by DWG Acquisition in connection with services rendered by it to Triarc without charge relating to the refinancing and restructuring of Triarc and subsidiaries and other transactions beneficial to Triarc and its subsidiaries. Pursuant to such agreement, Triarc reimbursed DWG Acquisition for $229,000 in expenses, which amount related principally to travel, reproduction and delivery expense.

     Triangle Aircraft Service Corporation ('TASCO'), a company owned by Messrs. Peltz and May, owns three aircraft. From August 1992 until September 30 1993, TASCO operated such aircraft and made them available for use by Triarc Companies for a fee (the 'TASCO Fee'), and Triarc Companies have made extensive use of these aircraft. The TASCO Fee was an amount equal to TASCO's direct out-of-pocket expenses, excluding fuel, oil and lubricants, plus two times the cost of fuel, oil and lubricants. The TASCO Fee was in accordance with Federal Aviation Administration regulations applicable to non-charter carriers. During Fiscal 1993 and the five month period commencing on May 1, 1993 and ending on September 30, 1993, Triarc and its subsidiaries were charged $754,000 and $681,000, respectively, in respect of such TASCO Fees. On October 1, 1993, Triarc and TASCO entered into an agreement pursuant to which Triarc is leasing TASCO's three aircraft on a 'dry lease' basis (i.e., Triarc pays an aggregate annual rent of $2,200,000 and the operating expenses of the aircraft directly to unaffiliated third parties). During the three month period commencing October 1, 1993 and ending on December 31, 1993, Triarc and its subsidiaries paid $550,000 to TASCO pursuant to this agreement.

     Until February 1994, an affiliate of Messrs. Peltz and May leased an apartment in New York City. Commencing June 1, 1993, such apartment was used by executives of Triarc Companies and, in connection therewith, Triarc Companies reimbursed such affiliate approximately $189,000 of rent for the apartment for the seven months ended December 31, 1993.


     Triarc and SEPSCO have agreed in principle to the sale by SEPSCO to Triarc of the stock of the SEPSCO subsidiaries that hold SEPSCO's natural gas and oil working and royalty interests. The sale of SEPSCO's natural gas and oil interests will be for a net cash purchase price of $8.5 million, which Triarc and SEPSCO believe is equal to their estimated fair value and which is approximately $4.5 million higher than their net book value. It is intended that the sale will occur after the Merger. However, if the Merger is not approved by the SEPSCO Stockholders (or is not consummated for any other reason), the sale of such stock to Triarc will be completed prior to July 22, 1994. This transaction was approved by both the Triarc Board and the SEPSCO Board, with both David E. Schwab II and Sir Ian MacGregor, the only members of the SEPSCO Board who are not also members of the Triarc Board, voting to approve the transaction.



     During Fiscal 1993 and Transition 1993, Triarc and its subsidiaries paid Rosen & Reade, a law firm, approximately $1,744,000 and approximately $1,127,000, respectively, on account of legal services rendered to Triarc and its subsidiaries. Martin Rosen, a director of Triarc, is a partner of such firm.

                      DESCRIPTION OF TRIARC CAPITAL STOCK

     The authorized capital stock of Triarc consists of 75,000,000 shares of Triarc Class A Common Stock, 12,000,000 shares of Triarc Class B Common Stock, 6,000,000 shares of Redeemable Convertible Preferred Stock, 5,000,000 shares of Triarc Serial Preferred Stock and 2,000,000 Shares of Triarc Junior Serial Preferred Stock (together with the Redeemable Convertible Preferred Stock and the Triarc Serial Preferred Stock, the 'Triarc Preferred Stock,' and together with the Triarc Common Shares, the 'Triarc Capital Stock'). As of the close of business on October 27, 1993, there were outstanding 21,323,160 shares of Triarc Class A Common Stock, no shares of Triarc Class B Common Stock, 5,982,866 shares of Redeemable Convertible Preferred Stock, no shares of Triarc Serial Preferred Stock and no shares of Triarc Junior Serial Preferred Stock.

     The relative preferences and rights of the Triarc capital stock, are set forth in the Triarc Articles. Set forth below is a summary description of such rights and preferences. This summary does not purport to be complete and is qualified by reference to the Triarc Articles.

TRIARC COMMON SHARES

     The holders of shares of Triarc Class A Common Stock are entitled to one vote for each share held of record on all matters on which Triarc shareholders are entitled to vote, including election of directors. Except as required by Ohio law, the holders of shares of Triarc Class B Common Stock are not entitled to vote.

     Shares of Triarc Class A Common Stock and Triarc Class B Common Stock share equally in any dividends or other distributions payable in either cash, capital stock of Triarc (other than Triarc Class A Common Stock or Triarc Class B Common Stock) or other property of Triarc when, as and if declared by the Triarc Board. If a dividend or distribution payable in Triarc Common Shares is declared on the Triarc Common Shares, such dividend or distribution shall be made to the holders of shares of Triarc Class A Stock in the form of shares of Triarc Class A Common Stock and shall be made to the holders of shares of Triarc Class B Common Stock in the form of shares of Triarc Class B Common Stock.

     No dividend, other than a stock dividend payable in Triarc Common Shares, may be paid on the Triarc Common Shares if Triarc is in arrears on the payment of dividends on any outstanding Triarc Preferred Stock.

     In the event that Triarc shall liquidate, dissolve or be wound up, whether voluntarily or involuntarily, to the extent assets remain after payment of creditors in full and after there shall have been paid or set aside for all Triarc Preferred Stock then outstanding the full preferential amounts to which they are entitled, the net assets of Triarc remaining will be divided ratably among the holders of the Triarc Class A Common Stock and the Triarc Class B Common Stock. The merger or consolidation of Triarc with or into any other corporation, the merger or consolidation of any other corporation with or into Triarc, or the sale, lease or conveyance of all or substantially all of its assets would not be deemed to be a liquidation, dissolution or winding up for this purpose.

     The holders of Triarc Common Shares are not entitled as of right to purchase or subscribe for any shares of stock of any class whether heretofore or hereafter authorized or issued, whether issued for cash, property, services or by way of a dividend.

     Shares of Triarc Class A Common Stock are not convertible. Each share of Triarc Class B Common Stock is convertible, on a one-to-one basis, into one share of Triarc Class A Common Stock, provided that either (i) the holder of such share upon conversion is not a Posner Entity or an affiliate thereof, or
(ii) upon such conversion such shares are placed into a voting trust and certain other conditions are met.

REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Each share of Redeemable Convertible Preferred Stock is entitled to receive out of funds legally available therefor, when, as and if declared by the Triarc Board, preferential dividends in cash at an annual rate of 8 1/8% of such share's 'Stated Value' ($12.00 per share) or $.975 per share. Such dividends are payable semi-annually in arrears and are cumulative. No dividend or other distribution (other than dividends payable in Triarc Common Shares or other shares ranking junior to the Redeemable

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
Convertible Preferred Stock) may be paid on any Triarc Common Shares or on any shares ranking on a parity with or junior to the Redeemable Convertible Preferred Stock, nor may shares of such stock be purchased, redeemed, retired or acquired by Triarc, unless all accrued dividends on the Redeemable Convertible Preferred Stock shall have been paid, with certain limited exceptions.

     In the event of voluntary or involuntary liquidation or dissolution of Triarc, to the extent assets remain after payment of creditors in full and before any distribution to holders of Triarc Common Shares, Triarc Junior Serial Preferred Stock or other shares ranking junior to the Redeemable Convertible Preferred Stock, the holders of Convertible Preferred Stock, on a parity with the holders of Triarc Serial Preferred Stock, would be entitled to receive the stated value of such shares, plus an amount equal to accrued and unpaid dividends to the date of payment, ratably in proportion to their full preferential amounts. The merger or consolidation of Triarc with or into any other corporation, the merger of any other corporation with or into the Triarc or the sale, lease or conveyance of all or substantially all its assets would not be deemed to be a liquidation or dissolution for this purpose.

     Except as required by law and except with respect to certain extraordinary matters as set forth in the Triarc Articles, the shares of Redeemable Convertible Preferred Stock have no voting rights.

     Triarc may redeem all, but not less than all, of the then outstanding Redeemable Convertible Preferred Stock at any time on or after April 23, 1998, and must redeem any shares of Redeemable Convertible Preferred Stock which remain outstanding on April 23, 2005, in each such case, at a price per share equal to the then applicable redemption price (which is $12.84 if such redemption is made during the twelve month period commencing April 23, 1998, and which reduces by $.12 for each subsequent twelve month period thereafter until April 23, 2005, when it becomes $12.00) plus accrued but unpaid dividends to the date of redemption.

     Each share of Redeemable Convertible Preferred Stock is convertible at any time by the holder thereof into Triarc Common Shares. Upon the conversion of such shares, the $12.00 per share Stated Value of the Redeemable Convertible Preferred Stock is credited against the $14.40 per share conversion price (the 'Conversion Price') for the Triarc Common Shares, which Conversion Price will be subject to certain adjustments. If the holder of the shares of Redeemable Convertible Preferred Stock being converted is not a Posner Entity or an affiliate thereof, such conversion will be for shares of Triarc Class A Common Stock. If the holder of the shares of Redeemable Convertible Preferred Stock being converted is a Posner Entity or an affiliate thereof, such conversion will be for shares of Triarc Class B Common Stock. Triarc may require that the holders thereof convert all outstanding shares of Redeemable Convertible Preferred Stock into Triarc Common Shares, if, at any time during the period from April 23, 1996 through April 22, 1998, the closing price for a share of Triarc Class A Common Stock is at least $18.50, subject to certain adjustments, for at least 20 out of any 30 consecutive trading days. If such conversion is required, the holder of the Triarc Common Shares received upon conversion may (within 30 days following such conversion) require Triarc to repurchase the Triarc Common Shares received upon such conversion at a price of $21.00 per share, subject to certain adjustments. If, upon any conversion, Triarc is in arrears on three or more dividend payments on the shares of Redeemable Convertible Preferred Stock, the converting holder may, at his, her or its option, either have all or part of such arrearage, up to $2.40 per Triarc Common Share received upon conversion, credited against the Conversion Price, or retain the right to receive such arrearage.

     Pursuant to an agreement between Triarc and the holders of the Redeemable Convertible Preferred Stock, under certain circumstances, Triarc will have the right to purchase or designate another purchaser for shares of Redeemable Convertible Preferred Stock (or Triarc Common Shares received upon conversion thereof), if a holder of such shares proposes to sell them.

     Pursuant to an agreement between Triarc and the holders of the Redeemable Convertible Preferred Stock, the holders of the Redeemable Convertible Preferred Stock have the right to demand that Triarc register the Triarc Common Shares into which the Redeemable Convertible Preferred Stock may be converted, at Triarc's expense at any two times while such stock is outstanding and also have certain incidental registration rights in the event of certain registrations being made by Triarc.

     Except for the conversion rights described above, no holder of any of the shares of Redeemable Convertible Preferred Stock has the right to purchase or subscribe for any shares of Triarc capital stock of any class of Triarc whether heretofore or hereafter authorized or issued, whether issued for cash, property, services or by way of dividend.

TRIARC SERIAL PREFERRED SHARES AND TRIARC JUNIOR PREFERRED SHARES

     Each series of Triarc Serial Preferred Stock ranks on a parity with the Redeemable Convertible Preferred Stock and each other series of Triarc Serial Preferred Stock. Each Series of Triarc Junior Preferred Stock ranks on a parity with each other series of Triarc Junior Serial Preferred Stock and is junior to the Redeemable Convertible Preferred Stock and each series of Triarc Serial Preferred Stock. Shares of Triarc Serial Preferred Stock and Triarc Junior Serial Preferred Stock may be issued by action of the Triarc Board at any time or from time to time without shareholder action. For each series of Triarc Serial Preferred Stock and each series of Triarc Junior Serial Preferred Stock approved for issuance by the Triarc Board of Directors, the Triarc Board of Directors will fix the following terms: (a) the designation of the series which may be by distinguishing number, letter or title, (b) the authorized number of shares of the series, which may (except where otherwise provided in the creation of the series) be increased or decreased from time to time by the Triarc Board before or after the issuance thereof (but not below the number of shares thereof then outstanding), (c) the dividend rate or rates of the series, (d) the date on which and the period or periods for which dividends, if declared, shall be payable and the date or dates from which dividends shall accrue and be cumulative, (e) the redemption rights and prices, if any, (f) the terms and amounts of the sinking fund, if any, (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Triarc, (h) whether the shares of the series will be convertible into Triarc Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and (i) restrictions on the issuance of shares of the same or any other class or series. The holders of Triarc Serial Preferred Stock and Triarc Junior Serial Preferred Stock will each be entitled to the same voting rights as holders of shares of Triarc Class A Common Stock, voting with such holders as a single class, and will each have certain additional voting rights, voting as a separate class, including the right of each class to elect two members of the Triarc Board upon certain dividend arrearages. The issuance of shares of Triarc Serial Preferred Stock or Triarc Junior Serial Preferred Stock could have a materially dilutive effect on the holders of Triarc Common Shares, could result in material restrictions on Triarc's ability to pay dividends or make distributions on the outstanding Triarc Common Shares and could materially reduce the amount that might otherwise be available to holders of Triarc Common Shares upon any liquidation, dissolution or winding up of Triarc.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
            FOR SEPSCO'S 1994 ANNUAL MEETING OF SEPSCO STOCKHOLDERS

     In the event the Merger is not consummated for any reason, in accordance with the rules of the Commission, certain stockholder proposals that are received by the Secretary of SEPSCO at SEPSCO's corporate headquarters a reasonable time before proxies are solicited by the SEPSCO Board for SEPSCO's 1994 Annual Meeting of Stockholders must be included in the proxy statement and proxy relating to the 1994 Annual Meeting of SEPSCO Stockholders.

            CERTAIN LEGAL MATTERS, EXPERTS AND REGULATORY APPROVALS

FEDERAL AND STATE APPROVALS

     No Federal or state regulatory requirements remain to be complied with in order to consummate the Merger.

LEGAL OPINIONS

     The validity of the shares of Triarc Class A Common Stock to be issued in the Merger will be passed upon for Triarc by Baker & Hostetler, Cleveland, Ohio.

EXPERTS

     The audited consolidated financial statements of Triarc Companies, Inc. and Subsidiaries, of Southeastern Public Service Company and Subsidiaries and of Graniteville Company and Subsidiaries included in this Proxy Statement-Prospectus have been audited by Arthur Andersen & Co., independent certified public accountants, as indicated in their reports with respect thereto and are included herein upon the authority of such firm as experts in accounting and auditing.

DELAWARE BUSINESS COMBINATION STATUTE

     SEPSCO is incorporated in the State of Delaware. Section 203 of the DGCL restricts certain 'business combinations' between a Delaware corporation and an 'interested stockholder,' as such terms are defined in such Section. Generally, an 'interested stockholder' is defined as any person who owns beneficially 15% or more of a Delaware corporation's voting stock. As a result of the Reorganization, Triarc is an 'interested stockholder' for purposes of Section 203 of the DGCL. Accordingly, approval of the Merger Agreement is subject to the requirements of Section 203 of the DGCL. In addition to any other vote required to approve the Merger Agreement, adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of SEPSCO Voting Stock, other than those held by Triarc or any subsidiary of Triarc, entitled to vote at the Special Meeting.

MISCELLANEOUS

     It is expected that representatives of Arthur Andersen & Co., Triarc's and SEPSCO's independent public accountants, will be present at the Special Meeting to respond to appropriate questions of SEPSCO Stockholders and to make a statement if they so desire.

     SEPSCO knows of no matters to be presented at the Special Meeting other than the matters set forth in the attached Notice and this Proxy Statement-Prospectus. However, if any other matters come before the Special Meeting, it is intended that the holder of the proxies will vote thereon in their discretion.

     No person has been authorized to give any information or make any representation on behalf of Triarc, SEPSCO or Mergerco not contained in this Proxy Statement-Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE
                                                                                                            -----
TRIARC COMPANIES INC.:
     Report of Independent Certified Public Accountants..................................................     F-2
     Consolidated Balance Sheets as of April 30, 1992 and 1993...........................................     F-3
     Consolidated Statements of Operations for the Years Ended April 30, 1991, 1992 and 1993.............     F-4
     Consolidated Statements of Additional Capital for the Years Ended April 30, 1991, 1992 and 1993.....     F-5
     Consolidated Statements of Cash Flows for the Years Ended April 30, 1991, 1992 and 1993.............     F-6
     Notes to Consolidated Financial Statements..........................................................     F-8
     Condensed Consolidated Balance Sheets as of April 30, 1993 and October 31, 1993.....................    F-35
     Condensed Consolidated Statements of Operations for the Six Months Ended October 31, 1992 and
      1993...............................................................................................    F-36
     Condensed Consolidated Statements of Cash Flows for the Six Months Ended October 31, 1992 and
      1993...............................................................................................    F-37
     Notes to Condensed Consolidated Financial Statements................................................    F-38
SOUTHEASTERN PUBLIC SERVICE COMPANY:
     Report of Independent Certified Public Accountants..................................................    F-48
     Consolidated Balance Sheets as of February 29, 1992 and February 28, 1993...........................    F-49
     Consolidated Statements of Operations and Retained Earnings (Deficit) for the Years Ended February
      28 or 29, 1991, 1992 and 1993......................................................................    F-50
     Consolidated Statements of Cash Flows for the Years Ended February 28 or 29, 1991, 1992 and 1993....    F-51
     Notes to Consolidated Financial Statements..........................................................    F-53
     Condensed Consolidated Balance Sheets as of February 28, 1993 and November 30, 1993.................    F-70
     Condensed Consolidated Statements of Operations for the Nine Months Ended November 30, 1992 and
      1993...............................................................................................    F-71
     Condensed Consolidated Statements of Cash Flows for the Nine Months Ended November 30, 1992 and
      1993...............................................................................................    F-72
     Notes to Condensed Consolidated Financial Statements................................................    F-73
GRANITEVILLE COMPANY:
     Report of Independent Certified Public Accountants..................................................    F-84
     Consolidated Balance Sheets as of March 1, 1992 and February 28, 1993...............................    F-85
     Consolidated Statements of Income and Retained Earnings for the Years Ended March 3, 1991, March 1,
      1992 and February 28, 1993.........................................................................    F-86
     Consolidated Statements of Cash Flows for the Years Ended March 3, 1991, March 1, 1992 and February
      28, 1993...........................................................................................    F-87
     Notes to Consolidated Financial Statements..........................................................    F-88
     Condensed Consolidated Balance Sheets as of February 28, 1993 and November 28, 1993.................   F-100
     Condensed Consolidated Statements of Income for the Nine Months Ended November 29, 1992 and November
      28, 1993...........................................................................................   F-101
     Condensed Consolidated Statements of Cash Flows for the Nine Months Ended November 29, 1992 and
      November 28, 1993..................................................................................   F-102
     Notes to Condensed Consolidated Financial Statements................................................   F-103
TRIARC COMPANIES, INC.:
     Loss Per Share Calculation..........................................................................   F-106
     Pro Forma Loss Per Share Calculation................................................................   F-107

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders,
  TRIARC COMPANIES, INC.:

     We have audited the accompanying consolidated balance sheets of Triarc Companies, Inc. (an Ohio corporation, formerly DWG Corporation) and subsidiaries as of April 30, 1992 and 1993, and the related consolidated statements of operations, additional capital and cash flows for each of the three years in the period ended April 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triarc Companies, Inc. and subsidiaries as of April 30, 1992 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, effective May 1, 1992, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                          ARTHUR ANDERSEN & CO.

Miami, Florida,
  August 12, 1993.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                                  APRIL 30,
                                                                                             --------------------
                                                                                               1992        1993
                                                                                             --------    --------
                                                                                                (IN THOUSANDS)
                                          ASSETS
Current assets:
     Cash and equivalents.................................................................   $ 20,514    $ 96,635
     Restricted cash and equivalents (Note 4).............................................      8,200       5,589
     Receivables, net (Note 5)............................................................     75,030     116,257
     Inventories (Note 6).................................................................    136,662      98,270
     Deferred income taxes (Note 10)......................................................      --         21,365
     Net current assets of discontinued operations (Note 3)...............................     10,474       6,823
     Other current assets.................................................................      8,340      14,407
                                                                                             --------    --------
          Total current assets............................................................    259,220     359,346
                                                                                             --------    --------
Restricted cash and short-term investments of insurance operations (Note 4)...............     26,457      18,271
Properties, net (Note 8)..................................................................    256,180     237,853
Unamortized costs in excess of net assets of acquired companies (Note 1)..................    184,909     186,572
Net non-current assets of discontinued operations (Note 3)................................     56,225      60,086
Other assets (Note 1).....................................................................     38,179      48,534
                                                                                             --------    --------
                                                                                             $821,170    $910,662
                                                                                             --------    --------
                                                                                             --------    --------
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt (Note 11)..........................................   $109,849    $ 43,100
     Short-term debt......................................................................     19,464       --
     Accounts payable (Notes 7 and 16)....................................................    100,479      71,729
     Other current liabilities (Note 9)...................................................     62,000     111,011
                                                                                             --------    --------
          Total current liabilities.......................................................    291,792     225,840
                                                                                             --------    --------
Long-term debt (Note 11)..................................................................    289,758     488,654
Insurance loss reserves (Notes 1 and 7)...................................................     84,222      76,763
Deferred income taxes (Note 10)...........................................................     12,541      35,991
Deposits and other liabilities............................................................     15,165      17,157
Commitments and contingencies (Notes 7, 10, 17 and 18)
Minority interests........................................................................     41,210      29,850
Redeemable preferred stock, $12 stated value; authorized 6,000,000 shares in 1993, issued
  5,982,866 shares; aggregate liquidation preference and redemption amount $71,794,000
  (Note 12)...............................................................................      --         71,794
Stockholders' equity (deficit) (Note 13):
     Cumulative convertible preferred stock, $1 par value.................................         31       --
     Class A common stock, $.10 par value; authorized 40,000,000 and 75,000,000 shares,
      issued 27,006,336 and 28,251,805 shares.............................................      2,701       2,825
     Class B common stock, $.10 par value; authorized 12,000,000 shares in 1993, none
      issued..............................................................................      --          --
     Additional paid-in capital...........................................................     37,968      52,372
     Retained earnings (deficit)..........................................................     53,920      (6,067)
     Less 1,117,274 and 7,100,145 Class A common shares in treasury at cost...............     (8,315)    (80,109)
     Other................................................................................        177      (4,408)
                                                                                             --------    --------
          Total stockholders' equity (deficit)............................................     86,482     (35,387)
                                                                                             --------    --------
                                                                                             $821,170    $910,662
                                                                                             --------    --------
                                                                                             --------    --------

          See accompanying notes to consolidated financial statements.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED APRIL 30,
                                                                           --------------------------------------
                                                                              1991          1992          1993
                                                                           ----------    ----------    ----------
                                                                               (IN THOUSANDS EXCEPT PER SHARE
                                                                                          AMOUNTS)
Revenues:
     Net sales..........................................................   $  977,145    $1,029,613    $1,011,015
     Royalties, franchise fees and other revenues.......................       50,017        45,090        47,259
                                                                           ----------    ----------    ----------
                                                                            1,027,162     1,074,703     1,058,274
                                                                           ----------    ----------    ----------
Costs and expenses:
     Cost of sales......................................................      767,485       797,968       766,795
     Selling, general and administrative expenses (Note 19).............      214,629       188,179       203,662
     Facilities relocation and corporate restructuring (Note 19)........        3,785         4,318        43,000
     Provision for doubtful accounts from affiliates (Note 16)..........       17,959        25,686        10,358
                                                                           ----------    ----------    ----------
                                                                            1,003,858     1,016,151     1,023,815
                                                                           ----------    ----------    ----------
          Operating profit..............................................       23,304        58,552        34,459
                                                                           ----------    ----------    ----------
Interest expense (Note 19)..............................................      (66,761)      (71,832)      (72,830)
Other income (expense), net (Note 15)...................................        9,776         6,542          (920)
                                                                           ----------    ----------    ----------
                                                                              (56,985)      (65,290)      (73,750)
                                                                           ----------    ----------    ----------
          Loss from continuing operations before income taxes, minority interests, extraordinary items and cumulative effect of
            changes in accounting principles............................      (33,681)       (6,738)      (39,291)
Benefit from (provision for) income taxes (Note 10).....................       15,554        (2,956)       (8,608)
                                                                           ----------    ----------    ----------
                                                                              (18,127)       (9,694)      (47,899)
Minority interests in net losses (income)...............................          626          (513)        3,350
                                                                           ----------    ----------    ----------
          Loss from continuing operations...............................      (17,501)      (10,207)      (44,549)
Income (loss) from discontinued operations, net of income taxes and
  minority interests (Note 3)...........................................          (55)        2,705        (2,430)
                                                                           ----------    ----------    ----------
          Loss before extraordinary items and cumulative effect of
            changes in accounting principles............................      (17,556)       (7,502)      (46,979)
Extraordinary items, net (Notes 10 and 11)..............................          703        --            (6,611)
Cumulative effect of changes in accounting principles, net (Note 1).....       --            --            (6,388)
                                                                           ----------    ----------    ----------
          Net loss......................................................      (16,853)       (7,502)      (59,978)
Preferred stock dividend requirements (Notes 12 and 13).................          (11)          (11)         (121)
                                                                           ----------    ----------    ----------
          Net loss applicable to common stockholders....................   $  (16,864)   $   (7,513)   $  (60,099)
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Loss per share (Note 1):
     Continuing operations..............................................        $(.68)        $(.39)       $(1.73)
     Discontinued operations............................................           --           .10          (.09)
     Extraordinary items................................................          .03            --          (.26)
     Cumulative effect of changes in accounting principles..............           --            --          (.25)
                                                                                -----         -----        ------
                                                                                $(.65)        $(.29)       $(2.33)
                                                                                -----         -----        ------
                                                                                -----         -----        ------

          See accompanying notes to consolidated financial statements.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF ADDITIONAL CAPITAL

                                                                                        YEAR ENDED APRIL 30,
                                                                                   ------------------------------
                                                                                    1991       1992        1993
                                                                                   -------    -------    --------
                                                                                           (IN THOUSANDS)
Additional paid-in capital:
     Balance at beginning of year...............................................   $37,880    $37,890    $ 37,968
     Common stock issued:
          In connection with the Reorganization (Note 2)........................     --         --          9,567
          Grant of restricted shares (Note 14)..................................     --         --          4,797
          Conversion of preferred stock (Note 13)...............................     --         --             15
          Conversion of debentures (Note 13)....................................        10         78          38
     Redemption of preferred stock (Note 13)....................................     --         --            (13)
                                                                                   -------    -------    --------
     Balance at end of year.....................................................   $37,890    $37,968    $ 52,372
                                                                                   -------    -------    --------
                                                                                   -------    -------    --------
Retained earnings (deficit):
     Balance at beginning of year...............................................   $78,297    $61,433    $ 53,920
     Net loss...................................................................   (16,853)    (7,502)    (59,978)
     Dividends on preferred stock...............................................       (11)       (11)         (9)
                                                                                   -------    -------    --------
     Balance at end of year.....................................................   $61,433    $53,920    $ (6,067)
                                                                                   -------    -------    --------
                                                                                   -------    -------    --------
Treasury stock:
     Balance at beginning of year...............................................   $(8,315)   $(8,315)   $ (8,315)
     Exchange of redeemable preferred shares for common (Notes 2 and 12)........     --         --        (71,794)
                                                                                   -------    -------    --------
     Balance at end of year.....................................................   $(8,315)   $(8,315)   $(80,109)
                                                                                   -------    -------    --------
                                                                                   -------    -------    --------
Other (Note 13):
     Balance at beginning of year...............................................   $(1,538)   $(1,207)   $    177
     Grant of restricted shares -- unearned compensation (Note 14)..............     --         --         (4,824)
     Net unrealized gains on marketable securities of insurance operations, net
       of minority interests....................................................       331      1,384         239
                                                                                   -------    -------    --------
     Balance at end of year.....................................................   $(1,207)   $   177    $ (4,408)
                                                                                   -------    -------    --------
                                                                                   -------    -------    --------

          See accompanying notes to consolidated financial statements.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED APRIL 30,
                                                                                ---------------------------------
                                                                                  1991        1992        1993
                                                                                --------    --------    ---------
                                                                                         (IN THOUSANDS)
Cash flows from operating activities:
     Net loss................................................................   $(16,853)   $ (7,502)   $ (59,978)
     Adjustments to reconcile net loss to net cash and equivalents provided by operating activities:
          Depreciation of properties.........................................     28,861      31,224       31,196
          Amortization of costs in excess of net assets......................      5,023       5,314        6,785
          Amortization of deferred debt discount and financing costs.........      5,287       6,536        6,396
          Write-off of deferred financing costs..............................      --          --           3,741
          Provision for doubtful accounts (including amounts due from former
            affiliates)......................................................     22,274      28,740       14,141
          Provision for facilities relocation and corporate restructuring....      3,785       4,318       43,000
          Loss (gain) on sales of assets, net................................      1,915        (388)      (2,974)
          Gain on purchase of debentures for sinking fund....................     (3,510)     (4,650)        (117)
          Decrease (increase) in restricted cash securing payment of
            insurance losses.................................................      7,131      (3,198)       8,186
          Minority interests, net of dividends paid..........................       (356)        501       (3,607)
          Loss (income) from discontinued operations.........................         55      (2,705)       2,430
          Cumulative effect of changes in accounting principles..............      --          --           6,388
          Decrease (increase) in:
               Restricted cash and equivalents...............................        172      (2,715)       2,611
               Receivables...................................................     21,462      (5,103)       1,143
               Inventories...................................................     (5,183)    (13,330)      12,862
               Other current assets..........................................     (5,761)     13,002       (7,425)
          Increase (decrease) in:
               Accounts payable and other current liabilities................     19,751       5,323      (15,097)
               Insurance loss reserves.......................................      1,672      (2,236)      (7,459)
               Deferred income taxes.........................................     (5,405)     (6,747)     (11,024)
               Other liabilities.............................................    (21,956)     (1,462)       3,075
          Other, net.........................................................     (6,552)      3,006        2,149
                                                                                --------    --------    ---------
               Net cash and equivalents provided by operating activities.....     51,812      47,928       36,422
                                                                                --------    --------    ---------
Cash flows from investing activities:
     Proceeds from sales of assets...........................................      2,068       1,929       39,464
     Capital expenditures....................................................    (32,233)    (22,571)     (23,758)
     Purchase of minority interests..........................................      --          --         (17,200)
     Redemption of investment in affiliate...................................      --          --           2,100
                                                                                --------    --------    ---------
          Net cash and equivalents provided (used) by investing activities...    (30,165)    (20,642)         606
                                                                                --------    --------    ---------
Cash flows from financing activities:
     Issuance of Class A common stock........................................      --          --           9,650
     Proceeds from long-term debt............................................     21,096       5,800      396,595
     Repayment of long-term debt.............................................    (29,202)    (69,658)    (329,332)
     Deferred financing costs................................................      --         (6,900)     (25,820)
     Increase (decrease) in short-term debt..................................      6,078      13,386      (14,745)
     Payment of dividends and redemption of preferred stock..................        (11)        (11)         (24)
                                                                                --------    --------    ---------
          Net cash and equivalents provided (used) by financing activities...     (2,039)    (57,383)      36,324
                                                                                --------    --------    ---------
Net cash provided (used) by continuing operations............................     19,608     (30,097)      73,352
Net cash provided (used) by discontinued operations..........................       (741)      4,772        2,769
                                                                                --------    --------    ---------
Net increase (decrease) in cash and equivalents..............................     18,867     (25,325)      76,121
Cash and equivalents at beginning of year....................................     26,972      45,839       20,514
                                                                                --------    --------    ---------
Cash and equivalents at end of year..........................................   $ 45,839    $ 20,514    $  96,635
                                                                                --------    --------    ---------
                                                                                --------    --------    ---------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                                                      YEAR ENDED APRIL 30,
                                                                                ---------------------------------
                                                                                  1991        1992        1993
                                                                                --------    --------    ---------
                                                                                         (IN THOUSANDS)
Supplemental disclosures of cash flow information:
     Cash paid (received) during the year for:
          Interest expense...................................................   $ 60,329    $ 62,063    $  61,475
                                                                                --------    --------    ---------
                                                                                --------    --------    ---------
          Income taxes (refunds), net........................................   $(12,639)   $ (6,718)   $  17,156
                                                                                --------    --------    ---------
                                                                                --------    --------    ---------
Supplemental schedule of noncash investing and financing activities:
     Total capital expenditures..............................................   $ 41,442    $ 31,253    $  27,207
     Amounts representing capitalized leases and other secured financing.....     (9,209)     (8,682)      (3,449)
                                                                                --------    --------    ---------
          Capital expenditures paid in cash..................................   $ 32,233    $ 22,571    $  23,758
                                                                                --------    --------    ---------
                                                                                --------    --------    ---------

     As described more fully in Note 2 of Notes to Consolidated Financial Statements, in April 1993, Triarc issued 5,982,866 shares of its newly-created redeemable preferred stock in a one-for-one exchange for its Class A common stock owned by an affiliate of Victor Posner, the former Chairman and Chief Executive Officer of Triarc. Such transaction, which resulted in a $71,794,000 increase in redeemable preferred stock and an equal increase in Class A common shares held in treasury at cost, is not reflected in the 1993 consolidated statement of cash flows due to its noncash nature.

     In July 1991 Triarc's subsidiary, RC/Arby's Corporation ('RC/Arby's', formerly known as Royal Crown Corporation), restructured a significant portion of its outstanding indebtedness. Due to its noncash nature, the aspect of such restructuring representing the exchange of one form of indebtedness for another on the part of RC/Arby's is not reflected in the 1992 consolidated statement of cash flows. Also in connection with such restructuring of the indebtedness of RC/Arby's, the shares of preferred stock of RC/Arby's held by Triarc were converted into common stock of RC/Arby's resulting in Triarc then owning approximately 88.7% of RC/Arby's outstanding voting securities. Such conversion resulted in an increase of approximately $12,788,000 in unamortized costs in excess of net assets of acquired companies and a corresponding increase in minority interests liability on a consolidated basis which, due to its noncash nature, is not reflected in the 1992 consolidated statement of cash flows.

     In December 1991 Triarc's subsidiary, National Propane Corporation ('National Propane'), acquired from a subsidiary of American Financial Corporation $5,000,000 aggregate principal amount of National Propane's 13 1/8% senior subordinated debentures in exchange for a promissory note. Due to its noncash nature, such exchange of debt is not reflected in the 1992 consolidated statement of cash flows.

          See accompanying notes to consolidated financial statements.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include, as more fully described below, the accounts of Triarc Companies, Inc. (formerly DWG Corporation and referred to herein as 'Triarc' and, collectively with its subsidiaries, 'Triarc Companies') and its wholly-owned subsidiaries, National Propane Corporation ('National Propane'), Home Furnishing Acquisition Corporation ('Home Furnishing') and Citrus Acquisition Corporation ('Citrus') for their fiscal years ending April 30, Southeastern Public Service Company ('SEPSCO' -- a 71.1% owned subsidiary) and Graniteville Company ('Graniteville' -- a 51% owned subsidiary of Triarc and 85.8% owned by Triarc Companies) for their fiscal years ending on or about February 28 and Wilson Brothers ('Wilson' -- a 58.6% owned subsidiary) and CFC Holdings Corp. ('CFC Holdings' -- a 94.6% owned subsidiary of Triarc and 98.4% owned by Triarc Companies) for their twelve months ending March 31. All such ownership percentages are as of April 30, 1993 and reflect the acquisition of certain minority interests described in Note 2.

     The accounts of SEPSCO, Graniteville, Wilson and CFC Holdings included in the consolidated financial statements which are as of a date prior to April 23, 1993 reflect certain adjustments to the accounts included in the financial statements of the respective entities principally to reflect the effects of a change in control and related recapitalization of Triarc Companies on April 23, 1993, as described in Note 2, as well as the recording of certain significant charges which are discussed further in Note 19.

     All significant intercompany balances and transactions have been eliminated in consolidation.

INVENTORIES

     Triarc Companies' inventories, consisting of materials, labor and overhead, are valued at the lower of cost or market. Cost is determined on the first-in, first-out ('FIFO') basis except for inventories of the textiles segment, for which cost is determined on the last-in, first-out ('LIFO') basis (see Note 6).

DEPRECIATION

     Depreciation is computed principally on the straight-line basis using the estimated useful lives of the related major classes of properties: 3 to 9 years for automotive and transportation equipment; 3 to 30 years for machinery and equipment; and 15 to 60 years for buildings and improvements. Gains and losses arising from disposals are included in current operations.

UNAMORTIZED COSTS IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

     Costs in excess of net assets of acquired companies are generally being amortized on the straight-line basis over 30 to 40 years. Accumulated amortization of such costs was approximately $38,245,000 and $44,353,000 at April 30, 1992 and 1993, respectively. The amount of impairment, if any, in 'Unamortized costs in excess of net assets of acquired companies' ('Goodwill') is measured based on projected future results of operations. To the extent future results of operations of those subsidiaries to which the Goodwill relates through the period such Goodwill is being amortized are sufficient to absorb the amortization of Goodwill, Triarc Companies has deemed there to be no impairment of Goodwill.

AMORTIZATION OF DEFERRED FINANCING COSTS AND DEBT DISCOUNT

     Deferred financing costs and original issue debt discount are being amortized as interest expense over the lives of the respective debt using the interest rate method. At April 30, 1992 and 1993, $9,929,000 and $29,028,000,
respectively, of unamortized deferred financing costs are included in 'Other assets'. Unamortized original issue debt discount is reported as a reduction of related long-term debt in the accompanying consolidated balance sheets (see Note
11).

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed during the year in which the costs are incurred and amounted to $1,677,000 in 1991, $2,132,000 in 1992 and $2,001,000 in 1993.

INCOME TAXES

     Triarc files a consolidated Federal income tax return with its 80% or greater owned subsidiaries, National Propane, Citrus, Home Furnishing and, since July 1991, CFC Holdings. Less than 80% owned subsidiaries file separate consolidated Federal income tax returns with their respective subsidiaries. Deferred income taxes are provided to recognize the tax effect of timing differences between the recognition of income and expenses for tax and financial statement purposes.

     Effective May 1, 1992 Triarc Companies adopted Statement of Financial Accounting Standards ('SFAS') 109, 'Accounting for Income Taxes' ('SFAS 109'), issued by the Financial Accounting Standards Board ('FASB') and did not restate prior periods. Triarc Companies' early adoption of SFAS 109 resulted in a charge of $4,852,000, net of applicable minority interests, to Triarc Companies' results of operations for the year ended April 30, 1993 ('Fiscal 1993') which is reported in the 'Cumulative effect of changes in accounting principles'.

POSTRETIREMENT BENEFITS

     Effective May 1, 1992 Triarc Companies adopted SFAS 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions' ('SFAS 106'), issued by the FASB. SFAS 106 requires that the expected cost of postretirement benefits be charged to expense during the years that employees render service. Triarc Companies' early adoption of the new standard resulted in a charge of $1,536,000, net of applicable income taxes and minority interests, to Triarc Companies' results of operations for the year ended April 30, 1993 which is reported in the 'Cumulative effect of changes in accounting principles'.

INSURANCE LOSS RESERVES

     Insurance loss reserves include supplemental loss reserves of $35,342,000 and $29,693,000 at the 1992 and 1993 balance sheet dates, respectively. The supplemental loss reserves for affiliated company business are based on actuarial studies using historical loss experience. The balance of the reserves are either reported by the unaffiliated reinsurers, calculated by Triarc Companies or are based on claims adjustors' evaluations. Management believes that the reserves are fairly stated. Adjustments to estimates recorded resulting from subsequent actuarial evaluations or ultimate payments are reflected in the operations of the periods in which such adjustments become known.

FRANCHISE FEES AND ROYALTIES

     Franchise fees are recognized as income when a franchised restaurant is opened. Franchise fees for multiple area developments represent the aggregate of the franchise fees for the number of restaurants in the area development and are recognized as income when each restaurant is opened in the same manner as franchise fees for individual restaurants. Royalties are based on a percentage of restaurant sales of the franchised outlet and are accrued as earned.

LOSS PER SHARE

     Loss per share has been computed by dividing net loss plus dividend requirements on Triarc Companies' preferred stocks by the weighted average number of outstanding shares of common stock during the year. The weighted average number of outstanding common shares was 25,853,000,

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

25,867,000  and 25,808,000 for  the years ended  April 30, 1991,  1992 and 1993, respectively. The preferred stock dividend requirements deducted include cash dividends paid and dividend requirements for each year not yet paid. Common stock equivalents were not used to compute loss per share because such inclusion would have been antidilutive.

RECLASSIFICATIONS

     Certain  amounts  included  in  the  prior  years'  consolidated  financial
statements   have  been  reclassified   to  conform  with   the  current  year's
presentation.

(2) THE REORGANIZATION AND RELATED MATTERS

     On April 23, 1993, DWG Acquisition Group, LP ('DWG Acquisition'), a newly formed limited partnership controlled by Nelson Peltz and Peter W. May, acquired control of Triarc from Victor Posner, the former Chairman and Chief Executive Officer of Triarc Companies, and certain entities controlled by him
(collectively,   'Posner')  through  a  series   of  related  transactions  (the
'Reorganization'). Immediately prior to the Reorganization, Posner owned approximately 46% of the outstanding common stock of Triarc.

     The principal elements comprising the equity portion of the Reorganization included the following components:

           DWG Acquisition purchased from Posner 5,982,867 shares of Triarc's Class A common stock, par value $.10 per share (the 'Triarc Class A Common Stock'), representing approximately 28.6% of Triarc's common equity outstanding immediately after the Reorganization, for $12.00 per share, or an aggregate purchase price of $71,794,000.

           All of the remaining shares of the Class A Common Stock owned by Posner were exchanged for shares of newly-created, non-voting, convertible redeemable preferred stock of Triarc.

           The minority interests owned by Posner in CFC Holdings (4.5%), SEPSCO (6.2%) and Wilson (4.9%) were purchased by Triarc (the 'Minority Share Acquisitions') at negotiated purchase prices aggregating $17,200,000, resulting in a net increase of approximately $8,700,000 in unamortized costs in excess of net assets of acquired companies.

           Victor Posner and his son, Steven Posner, the former Vice Chairman of Triarc Companies, resigned as directors, officers and employees of Triarc Companies and all of its subsidiaries. In connection with such resignations, Victor Posner did not receive any severance payments. However, in order to induce Steven Posner to resign, Triarc entered into a five year consulting agreement (the 'Consulting Agreement')
           with Steven Posner which provides for an initial payment of $1,000,000 at the commencement of the term of such agreement and an annual consulting fee of $1,000,000. The Consulting Agreement does not require Steven Posner to provide any substantial services to Triarc and Triarc presently does not expect that it will receive any such services from him. As a result, the $6,000,000 aggregate amount of payments required under the Consulting Agreement has been expensed in Fiscal 1993.

           Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation ('DLJ') and of Merrill Lynch & Co. ('Merrill Lynch' and together with DLJ, the 'DLJ/Merrill Lynch Investors') purchased from Triarc an aggregate of 833,332 newly issued shares of Triarc Class A Common Stock, representing approximately 4.0% of the Triarc Class A Common Stock outstanding immediately after the Reorganization, for $12.00 per share, the same price at which DWG Acquisition purchased its Triarc Class A Common Stock. The aggregate price approximated $10,000,000 (the 'Equity Financing').

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     Concurrently with the consummation of the Reorganization (the 'Closing'), certain debt of Triarc and its subsidiaries was refinanced in order to reduce borrowing costs and to make available additional funds for general working capital and liquidity purposes. The principal refinancing transactions consummated in connection with the Reorganization were the sale by RC/Arby's Corporation ('RC/Arby's', formerly known as Royal Crown Corporation), a wholly-owned subsidiary of CFC Holdings, of $225,000,000 aggregate principal amount of its senior secured step-up rate notes due 2000 (the 'Step-Up Notes') and the establishment of a new $180,000,000 credit facility for Graniteville (the 'Graniteville Credit Facility') providing for $80,000,000 of term loans and $100,000,000 of revolving credit loans (see Note 11).

     The following table summarizes the aggregate sources and uses of funds in connection with the Reorganization:

                                                                                             (IN MILLIONS)
Sources:
     RC/Arby's Step-Up Notes..............................................................      $ 225.0
     Graniteville Term Loan...............................................................         80.0
     Graniteville Revolving Credit Loan...................................................        100.0
     Equity Financing.....................................................................         10.0
                                                                                             -------------
          Total sources of funds..........................................................      $ 415.0
                                                                                             -------------
                                                                                             -------------
Uses:
     Repay debt owed to affiliates of American Financial Corporation ('AFC')..............      $ 159.1
     Repay Graniteville debt owed to its commercial lender................................         82.2
     Repay SEPSCO accounts receivable financing...........................................         12.7
     Transfer to Chesapeake Insurance Company Limited ('Chesapeake Insurance') a
      wholly-owned subsidiary of CFC Holdings.............................................         27.0
     Minority Share Acquisitions and settlement of amounts due to and from Posner.........         22.6
     Fees and expenses primarily related to the issuance of the Step-Up Notes and
      Graniteville Credit Facility........................................................         26.7
     Fund capital expenditures and working capital........................................         84.7
                                                                                             -------------
          Total uses of funds.............................................................      $ 415.0
                                                                                             -------------
                                                                                             -------------

(3) DISCONTINUED OPERATIONS

     On July 22, 1993, SEPSCO's Board of Directors authorized the sale or liquidation of SEPSCO's utility and municipal services, refrigeration and natural gas and oil businesses. Such businesses of SEPSCO have been treated as discontinued operations in Triarc Companies' consolidated financial statements. The precise timetable for the sale and liquidation of SEPSCO's discontinued businesses will depend upon its ability to identify appropriate purchasers and to negotiate acceptable terms for the sale of such businesses and assets. However, SEPSCO currently anticipates completing such sale or liquidation by July 31, 1994. After consideration of a $12,903,000 write-down (before tax benefit and minority interests of $7,540,000) in Fiscal 1993 relating to the impairment of certain unprofitable properties and accruals for environmental remediation and losses on certain contracts in progress reflected in operating profit (loss) of discontinued operations summarized below, and based on the analysis performed to date, Triarc expects that such dispositions, including results of operations through the anticipated disposal dates, will in the aggregate not result in a net loss to Triarc Companies (see Note 22 for discussion of subsequent events). Condensed financial information for the discontinued

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

operations,   which  has   been  retroactively  classified   separately  in  the
accompanying consolidated financial statements, is as follows:

                                                                                        APRIL 30,
                                                                                   --------------------
                                                                                     1992        1993
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
Balance Sheets
     Receivables, net...........................................................   $ 26,113    $ 25,178
     Inventories................................................................      3,524       2,845
     Other current assets.......................................................      1,412       1,774
     Current portion of long-term debt..........................................    (10,937)     (9,709)
     Accounts payable...........................................................     (1,813)     (2,662)
     Other current liabilities..................................................     (7,825)    (10,603)
                                                                                   --------    --------
          Net current assets of discontinued operations.........................   $ 10,474    $  6,823
                                                                                   --------    --------
                                                                                   --------    --------
     Properties, net............................................................   $ 93,977    $ 85,880
     Unamortized costs in excess of net assets of acquired companies............        228         202
     Other assets...............................................................         72          37
     Long-term debt.............................................................    (18,070)    (16,992)
     Deferred income taxes......................................................    (19,819)     (8,477)
     Deposits and other liabilities.............................................       (163)       (564)
                                                                                   --------    --------
          Net non-current assets of discontinued operations.....................   $ 56,225    $ 60,086
                                                                                   --------    --------
                                                                                   --------    --------

                                                                            YEAR ENDED APRIL 30,
                                                                      --------------------------------
                                                                        1991        1992        1993
                                                                      --------    --------    --------
                                                                               (IN THOUSANDS)
Results of Operations
     Revenues......................................................   $188,161    $200,353    $204,714
     Operating profit (loss).......................................      3,030       9,012      (3,568)
     Income (loss) before income taxes and minority interests......       (134)      6,665      (6,016)
     Benefit from (provision for) income taxes.....................         50      (2,500)      2,274
     Minority interests............................................         29      (1,460)      1,312
     Net income (loss).............................................        (55)      2,705      (2,430)

(4) RESTRICTED CASH AND EQUIVALENTS

     Triarc Companies has $5,593,000 and $5,264,000 of cash deposited in restricted interest-bearing accounts as of April 30, 1992 and 1993, respectively. Such deposits secure outstanding and standby letters of credit principally for the purpose of securing certain performance and other bonds. As of April 30, 1992 and 1993, Triarc Companies had approximately $300,000 and $325,000, respectively, held in an interest-bearing cash collateral account with respect to state requirements for certain advertising promotions.

     In addition, as of April 30, 1992 Triarc Companies had $2,307,000 held in an interest-bearing escrow account which was surrendered in September 1992 in payment of a judgment in certain litigation. Such judgment costs were charged to operations in the year ended April 30, 1991 ('Fiscal 1991') ($900,000) and in the year ended April 30, 1992 ('Fiscal 1992') ($1,407,000) and are included in 'Other income (expense), net'.

     'Restricted cash and short-term investments of insurance operations' represent amounts which have been pledged as collateral under certain letters of credit and reinsurance agreements to secure

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

future payment of losses reflected in the insurance loss reserves in the accompanying consolidated balance sheets.

     Exclusive of cash and short-term investments of the insurance operations, which are considered part of a larger pool of restricted investments, all highly liquid investments with a maturity of three months or less when acquired are considered cash equivalents.

(5) RECEIVABLES

     The following is a summary of the components of receivables:

                                                                                        APRIL 30,
                                                                                   --------------------
                                                                                     1992        1993
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
Receivables:
     Trade......................................................................   $ 79,406    $123,486
     Affiliated.................................................................     34,730         134
                                                                                   --------    --------
                                                                                    114,136     123,620
                                                                                   --------    --------
Less allowance for doubtful accounts:
     Trade......................................................................      6,890       7,363
     Affiliated.................................................................     32,216       --
                                                                                   --------    --------
                                                                                     39,106       7,363
                                                                                   --------    --------
                                                                                   $ 75,030    $116,257
                                                                                   --------    --------
                                                                                   --------    --------

     Affiliated receivables and related allowances arose principally from the providing of management services and equipment lease financing to certain former affiliates of Triarc Companies in the ordinary course of business, as described in Note 16.

(6) INVENTORIES

     The following is a summary of the components of inventories:

                                                                                         APRIL 30,
                                                                                    -------------------
                                                                                      1992       1993
                                                                                    --------    -------
                                                                                      (IN THOUSANDS)
Raw materials....................................................................   $ 36,210    $24,655
Work in process..................................................................      9,870      6,244
Finished goods...................................................................     90,582     67,371
                                                                                    --------    -------
                                                                                    $136,662    $98,270
                                                                                    --------    -------
                                                                                    --------    -------

     If the FIFO method had been used, inventories of the textiles segment would have been approximately $3,825,000 and $2,494,000 higher at April 30, 1992 and April 30, 1993, respectively.

(7) INSURANCE OPERATIONS

     Chesapeake Insurance (i) provides certain property insurance coverage for Triarc Companies and (ii) reinsures a portion of certain insurance coverage which Triarc Companies and certain former affiliates maintain with unaffiliated insurance companies (principally workers' compensation, general liability, automobile liability and group life). Net premiums attributable to former affiliates were approximately $8,063,000, $4,400,000 and $2,875,000 in fiscal 1991, 1992 and 1993, respectively. In the past, Chesapeake Insurance had also reinsured insurance risks of unaffiliated third parties and former affiliates through various group participations. Following the Reorganization, Triarc determined that

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

Chesapeake Insurance would no longer insure or reinsure risks of corporations, including former affiliates, other than Triarc Companies. As a result, insurance operations are less significant and are no longer reported as a separate segment of Triarc Companies' business (see Note 20).

     Chesapeake Insurance is registered under the Bermuda Insurance Act of 1978 and related regulations which require compliance with various provisions regarding the maintenance of statutory capital and surplus and liquidity. Chesapeake Insurance was not in compliance with the required liquidity and solvency ratios as of December 31, 1992. However, as of June 30, 1993, Chesapeake Insurance was in compliance with the solvency ratio although it remained in non-compliance with the liquidity ratio by a relatively insignificant amount. Chesapeake Insurance subsequently received acceptance of certain assets for inclusion in the liquidity ratio through December 31, 1993 such that Chesapeake Insurance is now in compliance with such ratio.

     In September 1989, the Pennsylvania Insurance Commissioner as rehabilitator of Mutual Fire, Marine and Inland Insurance Company ('Mutual Fire') commenced an action in the Commonwealth Court of Pennsylvania against Chesapeake Insurance. Such action, among other things, seeks recovery of $4,000,000 allegedly owed by Chesapeake Insurance in connection with certain reinsurance arrangements, specific performance by Chesapeake Insurance of its alleged obligations under certain reinsurance arrangements by requiring Chesapeake Insurance to provide a letter of credit in an amount in excess of $12,000,000 to secure certain alleged outstanding losses, a restitution and accounting by Chesapeake Insurance, and compensatory and punitive damages in an amount in excess of $40,000,000 arising out of alleged bad faith in connection with such reinsurance arrangements. Chesapeake Insurance has filed an answer, numerous affirmative defenses and counterclaims against Mutual Fire and is vigorously contesting Mutual Fire's action. Triarc Companies has provided what it believes are adequate reserves and does not believe that the ultimate resolution of such matter will materially adversely affect the results of operations or financial position of Triarc Companies.

     In June 1993, Chesapeake Insurance paid $8,075,000 to a surety in full settlement of an approximately $13,800,000 liability due June 30, 1996 in connection with the indemnification by Chesapeake Insurance and RC/Arby's of bonding arrangements on behalf of Pennsylvania Engineering Corporation ('PEC'), a former affiliate, for the design and construction of a waste disposal facility (the 'Dutchess Facility') in Dutchess County, New York. Triarc Companies has reflected such settlement amount in accounts payable as of April 30, 1993, of which $3,000,000 and $5,075,000 were provided in Fiscal 1992 and 1993, respectively in 'Selling, general and administrative expenses'.

(8) PROPERTIES

     The following is a summary of the components of properties, at cost:

                                                                                        APRIL 30,
                                                                                   --------------------
                                                                                     1992        1993
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
Land............................................................................   $ 25,207    $ 21,903
Buildings and improvements......................................................    100,814      99,151
Machinery and equipment.........................................................    297,940     285,656
Automotive and transportation equipment.........................................     25,061      24,033
                                                                                   --------    --------
                                                                                    449,022     430,743
Less accumulated depreciation...................................................    192,842     192,890
                                                                                   --------    --------
                                                                                   $256,180    $237,853
                                                                                   --------    --------
                                                                                   --------    --------

     Substantially all of the properties used in the fast food, soft drink and textiles segments, and substantially all of the automotive and transportation equipment used in the liquefied petroleum gas segment (see Note 20), are pledged as collateral for certain debt (see Note 11).

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

(9) OTHER CURRENT LIABILITIES

     The following is a summary of the components of other current liabilities:

                                                                                         APRIL 30,
                                                                                    -------------------
                                                                                     1992        1993
                                                                                    -------    --------
                                                                                      (IN THOUSANDS)
Facilities relocation and corporate restructuring (Note 19)......................   $ 1,704    $ 42,000
Salaries and wages...............................................................    14,920      14,902
Other............................................................................    45,376      54,109
                                                                                    -------    --------
                                                                                    $62,000    $111,011
                                                                                    -------    --------
                                                                                    -------    --------

(10) INCOME TAXES

     The benefit from (provision for) income taxes from continuing operations consists of the following components:

                                                                             YEAR ENDED APRIL 30,
                                                                        -------------------------------
                                                                          1991       1992        1993
                                                                        --------    -------    --------
                                                                                (IN THOUSANDS)
Current:
     Federal.........................................................   $  9,420    $(2,758)   $ (9,994)
     State...........................................................     (2,032)    (2,489)     (3,232)
     Foreign.........................................................       (300)        --        (249)
                                                                        --------    -------    --------
                                                                           7,088     (5,247)    (13,475)
                                                                        --------    -------    --------
Deferred:
     Federal.........................................................      7,905      2,466       3,094
     State...........................................................        561       (175)      1,773
                                                                        --------    -------    --------
                                                                           8,466      2,291       4,867
                                                                        --------    -------    --------
     Total...........................................................   $ 15,554    $(2,956)   $ (8,608)
                                                                        --------    -------    --------
                                                                        --------    -------    --------

     The   current  deferred  tax   asset  and  the   non-current  deferred  tax
(liabilities) consisted of the following components as of April 30, 1993:

                                                                                            CURRENT    NON-CURRENT
                                                                                             ASSET      LIABILITY
                                                                                            -------    -----------
                                                                                                (IN THOUSANDS)
Facilities relocation and corporate restructuring........................................   $12,508     $  --
Allowance for doubtful accounts including non-affiliates.................................    13,547        --
Employee benefit costs...................................................................     5,207        --
Accelerated depreciation.................................................................     --          (38,448)
Reserve for income tax contingencies and other tax matters...............................     --          (15,192)
Insurance loss reserves..................................................................     --            6,952
Net operating loss and depletion carryforward............................................     --           10,042
Other, net...............................................................................     2,195         5,144
                                                                                            -------    -----------
                                                                                             33,457       (31,502)
Less valuation allowance.................................................................   (12,092)       (4,489)
                                                                                            -------    -----------
                                                                                            $21,365     $ (35,991)
                                                                                            -------    -----------
                                                                                            -------    -----------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     Deferred income (taxes) benefits result from temporary differences in recognition of income and expenses for tax and financial statement purposes. The tax effects of the principal timing differences are as follows:

                                                                               YEAR ENDED APRIL 30,
                                                                          ------------------------------
                                                                           1991       1992        1993
                                                                          -------    -------    --------
                                                                                  (IN THOUSANDS)
Provision for interest on income tax contingencies and other tax
  matters..............................................................   $ --       $ --       $  3,025
Insurance loss reserves................................................       705        872        (675)
Facilities relocation and corporate restructuring......................     1,437       (917)     12,508
Provision for income tax deficiencies and other tax matters............     --         --        (11,767)
Excess of (tax over book) book over tax depreciation, depletion and
  amortization of properties...........................................    (1,935)      (530)      2,921
Alternative minimum (tax) credit.......................................     2,376        976      (2,684)
Carryforward recognized as a reduction of deferred credits.............     --         3,358       --
Expenses not deductible until paid.....................................     2,032        527       1,503
Tax on dividends from subsidiaries not included in consolidated
  return...............................................................      (416)    (1,104)       (334)
Amortization of debt discount..........................................       259        335         317
Benefit from unrealized losses on marketable securities................       498        960         130
Employee benefit plan payment..........................................     3,064     (3,064)      --
Pension benefit recognized for tax purposes............................     --           530       --
Other, net.............................................................       446        348         (77)
                                                                          -------    -------    --------
                                                                          $ 8,466    $ 2,291    $  4,867
                                                                          -------    -------    --------
                                                                          -------    -------    --------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     The difference between the reported income tax benefit (provision) and a computed tax benefit based on loss from continuing operations before income taxes at the 34% statutory rate is reconciled as follows:

                                                                          YEAR ENDED APRIL 30,
                                                                   -----------------------------------
                                                                     1991         1992          1993
                                                                   --------      -------      --------
                                                                             (IN THOUSANDS)
Loss from continuing operations before income taxes.............   $ 33,681      $ 6,738      $ 39,291
Federal income tax rate.........................................         34%          34%           34%
                                                                   --------      -------      --------
Computed expected benefit.......................................     11,452        2,291        13,359
Decrease (increase) in Federal taxes resulting from:
     Provision for income tax contingencies and other tax
       matters..................................................      --           --          (11,767)
     Amortization of nontaxable debits resulting from purchase
       accounting adjustments...................................       (408)        (531)       (2,986)
     Effect of net operating losses for which no tax carryback
       benefit is available.....................................     (3,021)      (1,977)       (2,533)
     Consulting agreement with Steven Posner (Note 19)..........      --           --           (2,040)
     Tax on dividends from subsidiaries not included in
       consolidated returns.....................................       (416)      (1,104)       (1,397)
     State taxes, net of Federal income tax benefit.............       (971)      (1,758)         (963)
     Foreign taxes..............................................       (300)       --             (249)
     Defined benefit pension plan settlement previously accrued
       in purchase accounting without tax benefit...............      8,429        --            --
     Other, net.................................................        789          123           (32)
                                                                   --------      -------      --------
                                                                   $ 15,554      $(2,956)     $ (8,608)
                                                                   --------      -------      --------
                                                                   --------      -------      --------

     Federal income tax returns of Triarc and its subsidiaries are being examined by the Internal Revenue Service ('IRS') for the tax years 1985 through 1988. In late Fiscal 1993, the IRS issued notices of proposed adjustments to taxable income totaling approximately $98,000,000, that would be reduced by net operating loss carryforwards of approximately $20,000,000 which otherwise would have expired. Triarc Companies is contesting a significant portion of the proposed adjustments and in July 1993 responded to such notices. The IRS is presently reviewing such responses and no final report has been issued. Triarc Companies understands the IRS will commence the examination of its Federal income tax returns for the tax years from 1989 through 1992 in the latter part of the 1993 calendar year. During Fiscal 1993, Triarc Companies has provided estimated charges in the amount of approximately $11,767,000 to provision for income taxes from continuing operations and $8,547,000 to interest expense relating to such examinations and other tax matters, of which approximately $7,897,000 and $6,109,000, respectively, were recorded in the fourth quarter. Management of Triarc Companies believes that adequate aggregate provisions have been made in the current and prior years for any tax liabilities, including interest, that may result from such examinations and other tax matters.

     Triarc  Companies  recorded  an   extraordinary  credit  relating  to   the
utilization of net operating loss carryforwards of $703,000 in Fiscal 1991.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

(11) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                        APRIL 30,
                                                                                   --------------------
                                                                                     1992        1993
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
CFC Holdings and subsidiaries:
     Step-Up Notes, 9 1/2% increasing to 11 1/4% expensed at a constant rate to
       maturity, refinanced August 12, 1993(a)..................................   $  --       $225,000
     AFC Exchange Agreement, paid in April 1993 (a).............................    103,352       --
     Notes payable to banks, prime plus 8%, paid in July 1992...................     20,000       --
     16 1/4% senior subordinated debentures paid in July 1993...................      1,168         968
     16 7/8% subordinated debentures due 1996(b)................................     18,092      15,470
     Capitalized lease obligations..............................................     12,626      11,565
     Other notes payable with interest ranging from 9% to 12.5% secured by
       equipment................................................................      6,112       5,237
                                                                                   --------    --------
                                                                                    161,350     258,240
                                                                                   --------    --------
Graniteville and subsidiaries:
     Graniteville Credit Facility, prime or LIBOR plus from 1.25% to 3.5%, due through April 1998 (c):
          Term loan.............................................................      --         80,000
          Revolving loan........................................................      --         72,734
     Term loan, prime plus 1 1/2%, paid in April 1993(c)........................     46,875       --
     6 1/2% Washington National Insurance Company Pollution Control note due
       through 1999.............................................................      1,060         946
     Notes collateralized by machinery and equipment maturing at various dates through 1994 with interest at various fixed and floating rates (weighted
       average interest rate of 8.5% and 8.2%)..................................      2,848         982
     Capitalized lease obligations..............................................        748         330
                                                                                   --------    --------
                                                                                     51,531     154,992
                                                                                   --------    --------
National Propane and subsidiaries:
     13 1/8% senior subordinated debentures due March 1, 1999 (less unamortized
       deferred discount of $4,654,000 and $3,815,000)(d).......................     58,346      52,185
     AFC loan, 11 3/4%, paid in April 1993(g)...................................     30,000       --
     11 3/4% secured note payable to AFC, paid in April 1993(g).................      4,958       --
     Equipment notes, 1% to 2% over prime due through 1998(e)...................     34,394      32,570
     Other......................................................................      2,214       1,696
                                                                                   --------    --------
                                                                                    129,912      86,451
     Portion of equipment notes relating to equipment of discontinued
       operations(e)............................................................    (28,883)    (26,198)
                                                                                   --------    --------
                                                                                    101,029      60,253
                                                                                   --------    --------
SEPSCO and subsidiaries:
     11 7/8% senior subordinated debentures due February 1, 1998 (less
       unamortized deferred discount of $6,666,000 and $5,282,000)(f)...........     65,334      57,718
     10% to 13% mortgage and equipment notes due 1994 to 2003...................        147         546
     Other......................................................................      --              5
                                                                                   --------    --------
                                                                                     65,481      58,269
                                                                                   --------    --------
Triarc:
     AFC loan, 11 3/4%, paid in April 1993 (less unamortized deferred discount
       of $1,193,000 in 1992)(g)................................................     19,647       --
     5 1/2% convertible subordinated debentures retired January 1993............        106       --
                                                                                   --------    --------
                                                                                     19,753       --
                                                                                   --------    --------
     Other......................................................................        463       --
                                                                                   --------    --------
               Total debt.......................................................    399,607     531,754
     Less amounts payable within one year.......................................    109,849      43,100
                                                                                   --------    --------
                                                                                   $289,758    $488,654
                                                                                   --------    --------
                                                                                   --------    --------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     Aggregate annual maturities of long-term debt, including required sinking fund payments, capitalized lease obligations and reflecting the scheduled maturities of equipment notes without regard to any acceleration that would result from the sale of certain of SEPSCO's businesses as discussed in note (e) below, are as follows:

                             YEAR ENDED APRIL 30,                                (IN THOUSANDS)
- ------------------------------------------------------------------------------   --------------
1994..........................................................................      $ 43,100
1995..........................................................................        39,885
1996..........................................................................        31,084
1997..........................................................................        29,878
1998..........................................................................       142,430
Thereafter....................................................................       254,474
                                                                                 --------------
                                                                                     540,851
Less unamortized deferred discount............................................         9,097
                                                                                 --------------
                                                                                    $531,754
                                                                                 --------------
                                                                                 --------------

     (a) In April 1993, the AFC Exchange Agreement debt was repaid from the proceeds of the issuance of $225,000,000 of senior secured step-up rate notes due 2000 (the 'Step-Up Notes'). On August 12, 1993 the Step-Up Notes were refinanced by the issuance of $275,000,000 of fixed rate senior secured debt securities pursuant to a public offering (the '9 3/4%Senior Notes'). The 9 3/4% Senior Notes bear interest at 9 3/4% and will mature in 2000. The 9 3/4% Senior Notes are secured by all of the assets of RC/Arby's including all of the stock of RC/Arby's' subsidiaries, Royal Crown Company, Inc. ('RC Cola', formerly known as Royal Crown Cola Co., Inc.) and Arby's, Inc. ('Arby's'). In addition, CFC Holdings pledged all the stock of RC/Arby's as collateral for the 9 3/4% Senior Notes, and amounts due thereunder are unconditionally guaranteed by RC Cola and Arby's. The guaranties of RC Cola and Arby's are secured by a first priority lien and security interest in substantially all of their receivables, inventories and properties. The 9 3/4% Senior Notes are redeemable at the option of RC/Arby's at amounts commencing at 102.786% of principal commencing August 1998 decreasing to 101.393% in August 1999. In addition, should RC/Arby's consummate an initial public equity offering RC/Arby's may redeem up to $91,667,000 of the 9 3/4% Senior Notes at 110% of principal with the net proceeds of such public offering.

     RC/Arby's incurred approximately $14,700,000 of fees and expenses in connection with the issuance of the 9 3/4% Senior Notes which are recorded as deferred financing costs. Further, during 1993, RC/Arby's recognized an extraordinary charge of $6,611,000 in connection with the early extinguishment of debt, representing the write-off of unamortized deferred financing costs of $3,741,000 and the payment of prepayment penalties of $6,651,000, less $3,781,000 of income tax benefit. In addition, $3,200,000 of commitment fees for another proposed financing with a syndicate of banks, which was never consummated because of the issuance of the Step-Up Notes, was charged to operations during 1993. Such alternative financing was abandoned due to more favorable payment terms and covenants associated with the Step-Up Notes.

     (b) The 16 7/8% subordinated debentures due 1996 (the '16 7/8% Debentures') require mandatory sinking fund payments which as of April 30, 1993 are $9,000,000 in July 1993 and $6,470,000 in July 1994.

     (c) In connection with the Reorganization, on April 23, 1993 Graniteville and its subsidiary, C. H. Patrick & Co., Inc., ('C. H. Patrick') entered into a $180,000,000 senior secured credit facility (the 'Graniteville Credit Facility') with Graniteville's commercial lender and repaid its prior term loan. The Graniteville Credit Facility consists of a senior secured revolving credit facility of up to $100,000,000 (the 'Revolving Loan') with a $5,000,000 sublimit for letters of credit and an $80,000,000 senior secured term loan (the 'Term Loan') and expires in 1998. As part of the Graniteville Credit Facility,

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

Graniteville's  commercial lender will continue  to factor Graniteville's and C.
H. Patrick's sales, with credit balances assigned to secure the Graniteville Credit Facility (the 'Factoring Arrangement'). Graniteville incurred approximately $6,500,000 of fees and expenses in connection with the Graniteville Credit Facility which are recorded as deferred financing costs.

     Borrowings under the Revolving Loan bear interest, at Graniteville's option, at either the prime rate plus 1.25% per annum or the 90-day London Interbank Offered Rate (the 'LIBOR rate') plus 3.00% per annum. If the unpaid principal balance of the Term Loan is less than $55,000,000, the interest rate on the Revolving Loan will be reduced to the prime rate plus 1.00% or the 90-day LIBOR rate plus 2.75%. All LIBOR rate loans will have a 90-day interest period and will be limited to $90,000,000 in total borrowings under the Graniteville Credit Facility. The borrowing base for the Revolving Loan will be the sum of 90% of accounts receivable which are credit-approved by the factor ('Credit Approved Receivables'), plus 85% of all other eligible accounts receivable, plus 65% of eligible inventory, provided that advances against eligible inventory shall not exceed $35,000,000 at any one time. Graniteville, in addition to the aforementioned interest, pays a commission of 0.45% on all Credit-Approved Receivables, including a 0.20% bad debt reserve which will be shared equally by Graniteville's commercial lender and Graniteville after deducting customer credit losses.

     The Term Loan is repayable $10,000,000 during the first year and $12,000,000 per year thereafter, with a final payment of $22,000,000 due in April 1998. Until the unpaid principal of the Term Loan is equal to or less than $60,000,000 at the end of any fiscal year, Graniteville must make mandatory prepayments in an amount equal to 50% of Excess Cash Flow, as defined, for such fiscal year. The Term Loan bears interest at the prime rate plus 1.75% per annum or the 90-day LIBOR rate plus 3.5% per annum. When the unpaid principal balance of the Term Loan is less than $55,000,000, the interest rate thereon will be reduced to the prime rate plus 1.375% or the 90-day LIBOR rate plus 3.125%. In each case, the LIBOR rate is limited to $90,000,000 in total borrowings under the Graniteville Credit Facility. In the event that Graniteville prepays the Term Loan, in whole or in part, prior to the end of the third year, then a prepayment fee shall be payable as follows: 2% of the amount prepaid if the prepayment occurs in the first year, 1% of the prepayment during the second year and 1/2 of 1% in the third year.

     The Graniteville Credit Facility is secured by all of the assets of Graniteville and C. H. Patrick, including all accounts receivable, notes (including the $66,600,000 note Graniteville received from Triarc as an intercompany advance), inventory, machinery and equipment, trademarks, patents and other intangible assets, and all real estate. Graniteville has also pledged as collateral the stock of C. H. Patrick. Additionally, Triarc and Graniteville International Sales, Inc., Graniteville's only other wholly-owned subsidiary, have unconditionally guaranteed all obligations under the Graniteville Credit Facility. As collateral for such guarantee, Triarc pledged (i) 51% of the issued and outstanding stock of Graniteville (subject to pre-existing pledge of such stock in connection with a Triarc intercompany note payable to SEPSCO in the principal amount of $26,538,000), and (ii) the issued and outstanding common stock of SEPSCO owned by Triarc.

     (d) National Propane is required to retire annually through a mandatory sinking fund, $7,000,000 principal amount of its 13 1/8% senior subordinated debentures (the '13 1/8% Debentures') through 1998 with a final payment of $21,000,000 due in 1999.

     (e) The equipment notes were issued by NPC Leasing Corp. ('NPC Leasing' -- a wholly-owned subsidiary of National Propane) and are secured by vehicles and other equipment under lease to Triarc Companies, and in certain cases are guaranteed by Triarc and/or National Propane. The notes bear interest at rates which range from 1% to 2% above the prime rate and are payable in both equal monthly and quarterly installments over varying terms of up to 60 months. Approximately $26,198,000 of such notes as of April 30, 1993 are secured by equipment utilized in the discontinued operations described in Note 3 and upon the sale of such operations, notes will be repaid prior to maturity.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     (f) SEPSCO is required to retire annually, through a mandatory sinking fund, $9,000,000 principal amount of its 11 7/8% senior subordinated debentures (the '11 7/8% Debentures') through 1997 with a final payment of $27,000,000 due in 1998.

     (g) In connection with the Reorganization, Triarc Companies also repaid National Propane's and Triarc's loans from subsidiaries of AFC.

     Triarc Companies' debt agreements contain various covenants which (a) require meeting certain financial amount and ratio tests; (b) limit, among other items, (i) the incurrence of indebtedness, (ii) the retirement of other debt prior to maturity, (iii) investments, (iv) asset dispositions, (v) capital expenditures and (vi) affiliate transactions other than in the normal course of business; and (c) restrict the payment of dividends by Triarc's principal subsidiaries to Triarc. As of April 30, 1993 National Propane and SEPSCO have $16,339,000 and $7,300,000, respectively (71.1% or approximately $5,190,000 in the case of SEPSCO would inure to the benefit of Triarc) available for the payment of dividends to Triarc. Graniteville is unable to pay any such dividends prior to February 28, 1996. While there are no restrictions applicable to CFC Holdings, RC/Arby's had $1,000,000 available for the payment of dividends to CFC Holdings following the issuance of RC/Arby's' 9 3/4%Senior Notes.

     Sinking fund requirements on the 13 1/8% Debentures and 11 7/8% Debentures were satisfied during 1991, 1992 and 1993, as applicable, by a combination of cash payments and surrender of such debentures acquired from either a subsidiary of AFC or in the open market. The discount on the 13 1/8% Debentures and 11 7/8% Debentures purchased in the open market aggregated $3,510,000, $4,650,000 and $117,000 in Fiscal 1991, 1992 and 1993, respectively.

     The carrying value of long-term debt which was issued on April 23, 1993 (consisting of the Graniteville Credit Facility and the Step-Up Notes) approximates fair value due to the recent issuance of such indebtedness. Except for the two issues noted below, the carrying value of other long-term debt also approximates fair value based on current market rates for similar securities or redemption prices subsequent to year-end. At April 30, 1993 the fair value of the 13 1/8% Debentures was approximately $4,700,000 higher than their carrying value of $52,185,000. The fair value of the 11 7/8% Debentures was approximately $5,400,000 higher than their carrying value of $57,718,000. Such debentures' fair value is represented by quoted market prices at April 30, 1993.

(12) REDEEMABLE PREFERRED STOCK

     The redeemable preferred stock has a stated and liquidation value of $12.00 per share and bears a cumulative annual dividend of 8 1/8% payable semi-annually is mandatorily redeemable on April 23, 2005 at $12.00 per share plus accrued but unpaid dividends and is redeemable at the option of Triarc commencing on April 23, 1998 at prices commencing at $12.84 in 1998 and decrease annually thereafter by $0.12 to $12.00 in 2005 (the 'Redeemable Convertible Preferred Stock').

     If at any time during the period from April 23, 1996 to April 23, 1998, the closing price per share of Triarc Class A Common Stock is at least $18.50 per share, subject to customary anti-dilution adjustments, for at least 20 of 30 consecutive trading days, Triarc can within 30 days thereafter require conversion of all but not less than all of the Redeemable Convertible Preferred Stock into Class A or Class B (see Note 13) Common Stock at a conversion price of $14.40 per share. If such conversion is required by Triarc, then, within 30 days after such conversion, the holders of such Common Stock into which the Redeemable Convertible Preferred Shares were converted shall have the unconditional right to require Triarc to purchase all or part of such common stock at $21.00 per share. The Redeemable Convertible Preferred Stock will be convertible, in whole or in part, by the holder thereof at any time into shares of Triarc's Class B common stock par value $.10 per share (the 'Triarc Class B Common Stock') at a conversion price of $14.40 per share or a total of 4,985,722 shares (the 'Conversion Shares'), which under certain circumstances, will become convertible into the same number of shares of Triarc Class A Common Stock. Triarc has reserved 4,985,722 shares of Triarc Class B Common Stock in

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

accordance herewith. Under certain circumstances, the Redeemable Convertible Preferred Stock will become convertible directly into shares of Triarc Class A Common Stock at a conversion price of $14.40 per share. All of such conversion and redemption prices are subject to anti-dilution adjustments.

(13) STOCKHOLDERS' EQUITY

     Triarc has 75,000,000 authorized shares of Triarc Class A Common Stock and 12,000,000 authorized shares of Triarc Class B Common Stock as of April 30, 1993. The Triarc Class B Common Stock is identical to the Triarc Class A Common Stock, except that Triarc Class A Common Stock has one vote per share and Triarc Class B Common Stock is non-voting. Under certain circumstances, each share of Triarc Class B Common Stock is convertible into one share of Triarc Class A Common Stock. None of the Triarc Class B Common Stock has been issued. A summary of the changes in the Triarc Class A Common Stock for the three years ended April 30, 1993 is as follows:

                                                                               1991      1992      1993
                                                                              ------    ------    ------
                                                                                    (IN THOUSANDS)
Number of shares at beginning of year......................................   26,968    26,973    27,006
Common stock issued:
     Equity Financing (Note 2).............................................     --        --         833
     Grant of restricted shares (Note 14)..................................     --        --         268
     Conversion of preferred stock.........................................        1         2       129
     Conversion of debentures..............................................        4        31        15
                                                                              ------    ------    ------
Number of shares at end of year............................................   26,973    27,006    28,251
                                                                              ------    ------    ------
                                                                              ------    ------    ------

     Triarc has 7,000,000 authorized shares of preferred stock as of April 30, 1993, excluding the 6,000,000 shares of Redeemable Convertible Preferred Stock. Such preferred stock has been designated as Serial Preferred Stock, $.10 par value (5,000,000 shares) and Junior Serial Preferred Stock, $.10 par value (2,000,000 shares). No Serial Preferred Stock or Junior Serial Preferred Stock has been issued. Prior to April 1993, Triarc had $.60 preferred stock and $.35 preferred stock which were convertible into 7.789 and 4.439 shares of Triarc Class A Common Stock, respectively, and were redeemable at their respective redemption prices of $20.00 and $5.50 per share. For the three years ended April 30, 1993, aggregate activity of issued preferred stock is summarized as follows:

                                                                               1991      1992      1993
                                                                              ------    ------    ------
                                                                                    (IN THOUSANDS)
Number of shares at beginning of year......................................      31        31        30
Conversions into common stock..............................................    --          (1)      (28)
Redemptions................................................................    --        --          (2)
                                                                              ------    ------    ------
Number of shares at end of year............................................      31        30      --
                                                                              ------    ------    ------
                                                                              ------    ------    ------

'Other stockholders' equity (deficit)' consisted of the following at April 30, 1992 and 1993, respectively.

                                                                                         1992     1993
                                                                                         ----    -------
                                                                                         (IN THOUSANDS)
Unearned compensation (Note 14).......................................................   $--     $(4,824)
Net unrealized gains on marketable securities of insurance operations, net of minority
  interests...........................................................................    177        416
                                                                                         ----    -------
                                                                                         $177    $(4,408)
                                                                                         ----    -------
                                                                                         ----    -------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

(14) PENSION AND INCENTIVE COMPENSATION PLANS

     Triarc Companies provides or provided defined benefit plans for employees of certain subsidiaries. In fiscal 1989, all but one of the plans were temporarily frozen pending review by management with respect to required changes necessary to comply with the nondiscrimination rules promulgated by the Tax Reform Act of 1986 and subsequent legislation. During 1991 the Internal Revenue Service issued final regulations regarding such non-discrimination rules and as a result of the unfavorable consequences of such regulations, management of Triarc Companies decided in calendar 1992 to freeze the plans permanently and terminate certain of the plans. In accordance therewith, Triarc Companies recognized curtailment gains of $1,182,000 and $2,562,000 in Fiscal 1992 and 1993, respectively, and a termination gain of $431,000 in fiscal 1993.

     The net periodic pension cost (benefit) of the plans in 1991, 1992 and 1993 was $1,177,000, $(426,000) and $154,000, respectively. The components of the net periodic pension cost (benefit) are as follows:

                                                                              1991       1992      1993
                                                                             -------    -------    -----
                                                                                   (IN THOUSANDS)
Current service cost......................................................   $ 1,487    $   389    $ 281
Interest cost on projected benefit obligation.............................     1,988      1,419      568
Return on plan assets.....................................................    (2,120)    (2,255)    (908)
Net amortization and deferrals............................................      (178)        21      213
                                                                             -------    -------    -----
     Net periodic pension cost (benefit)..................................   $ 1,177    $  (426)   $ 154
                                                                             -------    -------    -----
                                                                             -------    -------    -----

     The following table sets forth the plans' funded status as of April 30, 1992 and 1993:

                                                                       AGGREGATE OF PLANS WHOSE
                                                               -----------------------------------------
                                                                  ASSETS EXCEED          ACCUMULATED
                                                                   ACCUMULATED             BENEFITS
                                                                    BENEFITS            EXCEED ASSETS
                                                               -------------------    ------------------
                                                                 1992       1993       1992       1993
                                                               --------    -------    -------    -------
                                                                            (IN THOUSANDS)
Actuarial present value of benefit obligations:
     Vested benefit obligation..............................   $ (9,855)   $(4,077)   $(3,917)   $(4,056)
     Non-vested benefit obligation..........................       (156)       (22)     --           (68)
                                                               --------    -------    -------    -------
     Accumulated and projected benefit obligation...........    (10,011)    (4,099)    (3,917)    (4,124)
Plan assets at fair value...................................     11,641      4,502      1,887      3,538
                                                               --------    -------    -------    -------
Reconciliation of funded status:
     Projected benefit obligation less than (in excess of)
       plan assets..........................................      1,630        403     (2,030)      (586)
     Unrecognized prior service costs.......................         18         17        127      --
     Unrecognized net gain from plan experience.............     (1,961)      (163)       (90)       (60)
     Unamortized net (asset) obligation at transition.......        747       (182)       704      --
                                                               --------    -------    -------    -------
          Prepaid (accrued) pension cost....................   $    434    $    75    $(1,289)   $  (646)
                                                               --------    -------    -------    -------
                                                               --------    -------    -------    -------

     Significant assumptions used in measuring pension costs for the Fiscal years 1991, 1992 and 1993 for the plans included a 9% expected long-term rate of return on assets and amortization of gains and losses, plan amendments and the transition asset or liability primarily over the average remaining service lives of participants expected to receive benefits. The discount rate was 9% and 7% (for plans terminated by 1992) for the 1991 and 1992 fiscal years and 8% for the 1993 Fiscal year. The effect of the reduction in the discount rate for continuing plans was to increase the 1993 net pension expense by $47,000.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     Plan assets are invested in managed portfolios consisting primarily of money market investments, corporate bonds, government obligations and common stock of unaffiliated issuers.

     Under certain union contracts, Triarc Companies is required to make payments to the unions' pension funds based upon hours worked by the eligible employees. Payments to the funds amounted to $1,464,000 in 1991, $1,359,000 in 1992 and $1,290,000 in 1993. Information from the plans' administrators is not available to permit Triarc Companies to determine its proportionate share of unfunded vested benefits, if any.

     Triarc Companies maintains unfunded medical and death benefit plans for certain retired employees who have reached certain ages and have provided certain minimum years of service. The medical benefits are contributory for some employees and noncontributory for others, while death benefits are noncontributory. Effective May 1, 1992 Triarc Companies adopted SFAS 106 and, accordingly, provided as 'Cumulative effect of changes in accounting principles, net' the unfunded accumulated postretirement benefit obligation as of that date. Prior to such date, Triarc Companies accounted for postretirement obligation payments on a pay-as-you-go basis; in Fiscal 1991 and 1992 such payments were immaterial.

     Net other postretirement benefit expense for Fiscal 1993 consisted of the following:

                                                                       (IN THOUSANDS)
Service cost -- benefit earned during the period....................        $ 43
Interest cost on accumulated postretirement benefit obligation......         219
                                                                          ------
                                                                            $262
                                                                          ------
                                                                          ------

     The accumulated other postretirement benefit obligation as of April 30, 1993 (which is equal to the amount which has been recognized in the accompanying consolidated balance sheet) consists of the following:

                                                                       (IN THOUSANDS)
Retirees and dependents.............................................       $2,493
Active employees eligible to retire.................................           88
Active employees not eligible to retire.............................          305
                                                                          -------
                                                                           $2,886
                                                                          -------
                                                                          -------

     For measurement purposes, a 12% annual rate of increase in the per capita cost of covered health care benefits was assumed for Fiscal 1993. The rate was assumed to decrease one percentage point to 11% for the following period and continue to decrease one percentage point annually to 6% for 1998 and remain at that level thereafter. The assumed health care cost trend rate affects the amounts reported. To illustrate, increasing such rate by one percentage point in each year would increase the accumulated other postretirement benefit obligation as of April 30, 1993 by approximately $246,000 and the aggregate of the service and interest cost components of the net other postretirement benefit expense for Fiscal 1993 by approximately $30,000. An 8% discount rate was assumed.

     Triarc Companies maintains 401(k) defined contribution plans for employees who elect to participate. Employees may contribute from 1% to 15% of their total earnings, subject to certain limitations. Triarc Companies makes a matching contribution of 25% of the employee's contributions but limited to the first 5% of an employee's compensation and an additional contribution equal to 0.25% of such employee's total earnings. Contributions made by Triarc Companies to such plans were $590,000, $562,000 and $707,000 in 1991, 1992 and 1993, respectively.

     Triarc's Board of Directors has approved an amended and restated 1993 equity participation plan (the 'Equity Participation Plan') under which certain directors, officers and key employees and consultants are granted restricted stock and stock options subject to stockholder approval. The Equity

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

Plan provides for a maximum of 3,500,000 shares of Triarc Class A Common Stock to be granted as restricted stock or issued on the exercise of options. Grantees of restricted stock are entitled to receive dividends and have voting rights, but do not receive full beneficial ownership until the required vesting period has been completed and until certain other requirements, if any, have been met. On April 24, 1993, 268,000 shares of restricted stock were granted. The fair market value of Triarc Class A Common Stock on the first trading day following the grant was $18.00 per share and total unearned compensation of $4,824,000 has been recorded and will be amortized to compensation expense over the applicable vesting period. Compensation expense related thereto was not significant in fiscal 1993. Also, on April 24, 1993, 1,712,500 non-qualified stock options were granted at an option price of $18.00. One-third of these options become exercisable in the fourth, fifth and sixth year following the date of grant.

     On July 22, 1993 an aggregate of 150,000 shares of restricted Triarc Class A Common Stock was granted to certain of the members of a special committee of Triarc's Board of Directors (the 'Triarc Special Committee' -- see below and
Note 19 for further discussion) in compensation for future services and pursuant to the Equity Participation Plan. The fair market value of Triarc Class A Common Stock on the day following the grant of $22.00 per share will be recorded in the first quarter following Fiscal 1993 as unearned compensation and will be amortized to compensation expense over the applicable vesting period.

     Triarc Companies maintained management incentive plans (the 'Incentive Plans') which provided for incentive compensation of up to 10% of operating earnings and up to 10% of earnings from sales or other dispositions of assets. Awards were entirely discretionary and required approval of the Board of Directors. Additionally, awards to Victor and Steven Posner required approval by the Triarc Special Committee of Triarc's Board of Directors formed in connection with a stipulation of settlement of shareholder litigation (the 'Granada Litigation') entered into in 1990 in connection with an action brought by Granada Investments, Inc. against Triarc and its directors. In accordance with the Incentive Plans Triarc Companies provided $3,044,000, $5,207,000 and $6,668,000 in 1991, 1992 and 1993, respectively, and reversed $10,000,000 and
$7,297,000 in 1992 and 1993, respectively. Thus, the net provisions (reversals) amounted to $3,044,000, $(4,793,000) and $(629,000), for 1991, 1992 and 1993,
respectively. No payments were made under the Incentive Plans because of the Triarc Special Committee's refusal to approve any awards to Victor and Steven Posner. Nevertheless, Triarc Companies continued to make provisions because if the Granada Litigation had been resolved favorably to Victor Posner or if the term of the Triarc Special Committee had expired during the period of Victor Posner's control of Triarc Companies, it was likely that all or some of the incentive compensation would have been paid. The reversal at the end of 1992 was made on the recommendation of the Triarc Special Committee. In April 1993, in connection with the change in control of Triarc Companies, Victor Posner and Steven Posner resigned as officers and directors of Triarc Companies and its affiliates and the new management of Triarc Companies terminated the Incentive Plans. Accordingly, Triarc Companies reversed $7,297,000 of such accruals in 1993. At April 30, 1992 and 1993 there were $6,318,000 and $5,689,000, respectively, available under the Incentive Plan including $4,689,000 paid under the Incentive Plan subsequent to the Fiscal 1993 year-ends of certain subsidiaries of Triarc; such amounts are included in 'Other current liabilities' in the accompanying consolidated balance sheets.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

(15) OTHER INCOME (EXPENSE), NET

     Other income (expense), net consists of the following components:

                                                                               YEAR ENDED APRIL 30,
                                                                           -----------------------------
                                                                            1991       1992       1993
                                                                           -------    -------    -------
                                                                                  (IN THOUSANDS)
Interest income.........................................................   $ 6,838    $ 3,543    $ 1,716
Gains on repurchases of debentures for sinking funds (Note 11)..........     3,510      4,650        117
Other expense, net (Notes 4 and 19).....................................      (572)    (1,651)    (2,753)
                                                                           -------    -------    -------
                                                                           $ 9,776    $ 6,542    $  (920)
                                                                           -------    -------    -------
                                                                           -------    -------    -------

(16) TRANSACTIONS WITH RELATED PARTIES

     By agreement, Triarc provides certain management services including, among others, legal, accounting, internal auditing, insurance and financial services and incurs certain costs on behalf of its subsidiaries and former affiliates. In 1991, 1992 and 1993, respectively, $10,596,000, $8,854,000 and $9,181,000 of these costs were borne by Triarc Companies and $7,437,000, $8,084,000 and $6,640,000, including interest on past due balances, were charged to former affiliates. Triarc is obligated to provide certain limited management services to several former non-subsidiary affiliates through October 1993 and will discontinue such services thereafter. Triarc also leases space on behalf of its subsidiaries and former affiliates from a trust for the benefit of Victor Posner and his children. In 1991, 1992 and 1993, respectively, $7,299,000, $7,451,000 and $5,790,000 of the cost of such leased space was borne by Triarc and $1,946,000, $1,124,000 and $826,000 was charged to former affiliates. In connection with the Reorganization, all outstanding rent obligations for such leased space aggregating approximately $20,638,000 were settled on April 23, 1993 for $11,738,000 resulting in a rent reduction credit of approximately $8,900,000 included in 'Other income (expense), net'. At April 30, 1992, Triarc owed rent and late charges aggregating $14,550,000, which was included in 'Accounts payable'. In July 1993, Triarc Companies gave notice to terminate the lease effective January 31, 1994 and recorded a charge of approximately $13,000,000 included in 'Facilities relocation and corporate restructuring' in the year ended April 30, 1993 to provide for the remaining payments on the lease subsequent to its cancellation. As described below, certain amounts due from former affiliates under such cost sharing arrangements were reserved and reallocated among Triarc Companies and the other participants in such cost sharing arrangements.

     Insurance and Risk Management, Inc. ('IRM'), a former affiliate, acted as agent or broker in connection with certain insurance coverage obtained by Triarc Companies and provided claims processing services for Triarc Companies. Commissions and payments for such services to IRM amounted to $1,727,000 in 1991, $1,778,000 in 1992 and $1,591,000 in 1993. Such services from IRM have been discontinued subsequent to April 1993.

     During Fiscal 1993, Triarc Companies used corporate aircraft owned by Triangle Aircraft Services Corporation ('TASCO'), a corporation wholly-owned by Messrs. Peltz and May, in connection with business trips related to the Reorganization for which Triarc Companies incurred usage fees of approximately $754,000.

     NPC Leasing Corp. leases vehicles and other equipment to subsidiaries and former affiliates under long-term lease obligations which are accounted for as direct financing leases. Lease billings by NPC Leasing to former affiliates during 1991, 1992 and 1993 were approximately $1,182,000, $703,000 and $144,000, respectively. Lease billings receivable and direct finance-type lease receivables from former affiliates of Triarc Companies, which are included in 'Receivables' and 'Other assets', aggregated

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

approximately $132,000 and $42,000 at April 30, 1992 and 1993 , respectively, net of allowance for doubtful accounts of $2,202,000 at April 30, 1992.

     In connection with certain cost sharing agreements, advances, insurance premiums, equipment leases and accrued interest, Triarc Companies had receivables due from APL Corporation ('APL'), a former affiliate, aggregating $38,120,000 as of April 30, 1992, against which a valuation allowance of $34,713,000 was recorded. During the year ended April 30, 1993 Triarc Companies provided an additional $9,863,000, of which $3,570,000 was provided during the fourth quarter, for the unreserved portion of the receivable at April 30, 1992 and additional net billings in 1993. APL has experienced recurring losses and other financial difficulties in recent years and in June 1993 certain creditors of APL filed an involuntary petition for relief under the Federal bankruptcy code against APL. Accordingly, Triarc Companies wrote off the full balance of the APL receivables and related allowance of $44,576,000 during Fiscal 1993.

     Triarc Companies also had secured receivables from Pennsylvania Engineering Corporation ('PEC'), a former affiliate, aggregating $6,664,000 as of April 30, 1992 against which a $3,664,000 valuation allowance was recorded. During the fourth quarter of the year ended April 30, 1993, Triarc Companies provided an additional $3,000,000 for the unreserved portion of the receivables. PEC had also filed for protection under the bankruptcy code and, moreover, Triarc Companies has significant doubts as to the net realizability of the underlying collateral.

     See also Notes 2, 7, 12 and 19 with respect to certain other transactions with related parties.

(17) ACCOUNTING FOR LEASES

     Triarc Companies leases buildings and improvements, machinery and equipment and automotive and transportation equipment for periods that vary between one and twenty years. Some leases provide for contingent rentals based upon sales volume, mileage or production. For the years ended April 30, 1991, 1992 and 1993, rental expense amounted to $14,606,000, $15,681,000 and $28,302,000, including $13,000,000 for termination of the lease on Triarc Companies' corporate office facility effective January 31, 1994 (see Note 16), for minimum rentals and $1,077,000, $986,000 and $1,021,000 for contingent rentals, less $621,000, $634,000 and $593,000 for sublease rental income, respectively.

     The following table shows Triarc Companies' future minimum rentals for leases having an initial lease term in excess of one year as of April 30, 1993:

                                                                                      LEASES
                                                                       -------------------------------------
                                                                       CAPITALIZED    OPERATING    SUBLEASE
                        YEAR ENDED APRIL 30,                             LEASES        LEASES       INCOME
- --------------------------------------------------------------------   -----------    ---------    ---------
                                                                                  (IN THOUSANDS)
1994................................................................     $ 2,739       $10,733      $   917
1995................................................................       2,311        10,210          806
1996................................................................       2,176         9,266          684
1997................................................................       2,100         7,526          413
1998................................................................       1,922         5,883          403
Thereafter..........................................................      10,839        34,294          240
                                                                       -----------    ---------    ---------
Total minimum payments..............................................      22,087       $77,912      $ 3,463
                                                                                      ---------    ---------
                                                                                      ---------    ---------
Less interest.......................................................      10,192
                                                                       -----------
Present value of minimum capitalized lease payments.................     $11,895
                                                                       -----------
                                                                       -----------

     Present  value of minimum  capitalized lease payments  is included together
with  long-term  debt  and  the  current  portion  of  long-term  debt  in   the
accompanying consolidated balance sheets. See Note 11.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

(18) LEGAL MATTERS

     Triarc and certain of its present and former directors were defendants in certain litigation brought in the United States District Court for the Northern District of Ohio (the 'Ohio Court'). In April 1993, the Ohio Court entered a final order approving a Modification (the 'Modification') which modified the terms of a previously approved stipulation of settlement (the 'Original Stipulation') in such litigation. The Modification resulted in the dismissal, with prejudice, of all actions before the Ohio Court. Triarc Companies recorded charges to operations for related legal fees of $219,000 and $2,004,000 in Fiscal 1991 and 1992, respectively, and $6,225,000 in Fiscal 1993, including $2,872,000 during the fourth quarter, included in 'Other income (expense), net' in the accompanying consolidated statements of operations.

     In December 1990, a purported shareholder derivative suit (the 'Ehrman Litigation') was brought against SEPSCO's directors at that time and other certain corporations, including Triarc, in the United States District Court for the Southern District of Florida. The amended complaint in such action alleges, among other things, that the defendants breached their fiduciary duties to SEPSCO and RC/Arby's by causing RC/Arby's to issue approximately 4,100,000 shares of convertible redeemable preferred stock to Triarc for cash and forgiveness of indebtedness of $41,350,000, which preferred stock, upon conversion, resulted initially in Triarc owning approximately 88.7% of RC/Arby's' outstanding voting securities and reduced SEPSCO's ownership of such corporation from 48% to 5.4%, by causing Chesapeake Insurance, then a wholly-owned subsidiary of RC/Arby's, to suffer large losses in the operations of its business in order to make RC/Arby's seem less successful than it truly was, and by causing the allegedly unfair sale by SEPSCO in January 1986 of shares of Graniteville's common stock constituting approximately 51% of Graniteville's outstanding common stock to Triarc. On April 24, 1993, the Board of Directors of Triarc approved the terms of a proposed settlement of the Ehrman Litigation in accordance with the terms set forth in a Memorandum of Understanding dated January 21, 1993 (the 'January Memorandum') entered into by DWG Acquisition and the plaintiff in the Ehrman Litigation. The proposed settlement of the Ehrman Litigation contemplated by the January Memorandum provides, among other things, that SEPSCO would be merged into, or otherwise acquired by Triarc or an affiliate thereof, on the following terms: each holder of common stock of SEPSCO other than Triarc will receive in exchange for each share of common stock of SEPSCO, .55 shares of Triarc Class A Common Stock and a note (or appropriate portion of a note) payable by Triarc or SEPSCO having a principal amount of $6.00, and SEPSCO's common stock, par value $1.00 per share ('SEPSCO Common Stock') would be delisted from the Pacific Stock Exchange and would be eligible for termination of registration pursuant to the Securities Exchange Act of 1934. Triarc or SEPSCO will pay the reasonable fees and expenses of counsel to the plaintiff in the action, as awarded by the court, and the stockholders of SEPSCO will thus receive the merger consideration net of such fees and expenses. Plaintiff's counsel will be paid, subject to court approval, an amount not to exceed $650,000 in cash and $650,000 in value in notes (which notes will be identical in form and substance to the notes distributed to the SEPSCO stockholders). In addition, SEPSCO accrued $400,000 for its own legal fees. Such amounts were accrued by Triarc Companies in the fourth quarter of Fiscal 1993 and are included in 'Other income (expense), net' in the
accompanying  consolidated  statement  of  operations  and  in  'Other   current
liabilities' in the accompanying consolidated balance sheet as of April 30, 1993. The settlement of the Ehrman Litigation is conditioned on, among other things, approval by the District Court. SEPSCO and the plaintiff in the Ehrman litigation are currently discussing a modification to the January Memorandum to provide that the consideration to be received would consist solely of Triarc Class A Common Stock based on a revised exchange ratio which is yet to be determined. Such revised ratio is currently expected to be .80 shares of Triarc Class A Common Stock for each share of SEPSCO Common Stock, although no assurance can be given that a definitive agreement can be reached as to such matter. Following such merger or acquisition, Triarc would own 100% of SEPSCO Common Stock.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     In 1987, Graniteville was notified by the South Carolina Department of Health and Environmental Control ('DHEC') that it discovered certain contamination of Langley Pond near Graniteville, South Carolina and DHEC asserted that Graniteville may be one of the parties responsible for such contamination. Graniteville entered into a consent decree providing for the study and investigation of the alleged pollution and its sources. The study report, prepared by Graniteville's environmental consulting firm and filed with DHEC in April 1990, recommended that pond sediments be left undisturbed and in place. DHEC responded by requesting that Graniteville submit additional information concerning potential passive and active remedial alternatives, with accompanying supportive information. In May 1991 Graniteville provided this information to DHEC in a report of Graniteville's environmental consulting firm. The 1990 and 1991 reports concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects on human health, to existing recreational uses or to the existing biological communities. Triarc Companies is unable to predict at this time what further actions, if any, may be required in connection with Langley Pond or what the cost thereof may be. Two years have passed since the submission of the two reports by Graniteville's environmental consulting firm without any objection or adverse comment on such reports by DHEC and desirable remediation alternatives, other than continuing to leave the Langley Pond sediments in place and undisturbed as described in the reports, are not available.

     As a result of certain environmental audits in 1991, SEPSCO became aware of possible contamination by hydrocarbons and metals at certain sites of SEPSCO's refrigeration operations and has filed appropriate notifications with state environmental authorities and has begun a study of remediation at such sites. SEPSCO has removed certain underground storage and other tanks at certain facilities of its refrigeration operations and has engaged in certain remediation in connection therewith. Such removal and environmental remediation involved a variety of remediation actions at various facilities of SEPSCO located in a number of jurisdictions. Such remediation varied from site to site, ranging from testing of soil and groundwater for contamination, development of remediation plans and removal in certain instances of certain contaminated soils. Based on preliminary information and consultations with, and certain reports of, environmental consultants and others, SEPSCO presently estimates the cost of such remediation and/or removal will approximate $3,661,000, of which $1,300,000, $200,000 and $2,161,000 was provided in its fiscal years ending in 1991, 1992 and 1993, respectively, and has been included in 'Income (loss) from discontinued operations' in the accompanying consolidated statements of operations. In connection therewith, SEPSCO has incurred actual costs of $803,000 and has a remaining accrual of $2,858,000 included in 'Other current assets and liabilities, net' in Note 3.

     In 1991, Triarc Companies became aware that lead and cadmium contaminants are present at a site owned by a non-core subsidiary of Triarc Companies at which the subsidiary had disposed of decorative glass products produced prior to 1980. The Pennsylvania Department of Environmental Regulation (the 'PDER') has been informed of this matter and Triarc Companies expects to develop, with the PDER, a plan of remediation. The remediation actions being considered include capping the materials in place or removing the materials to an approved landfill. Triarc Companies has no reason to believe that any of the decorative glass products produced by its subsidiary exceeded or were in any way inconsistent with applicable standards, including health and safety standards, for consumer use of glass products. Triarc Companies recorded charges to operations of $900,000 in fiscal 1993 for the estimated costs of the anticipated plan of remediation.

     Triarc Companies is also engaged in ordinary routine litigation incidental to its business. Triarc Companies does not believe that the litigation and matters referred to above, as well as such ordinary routine litigation, will have a material adverse effect on its consolidated financial position or results of operations.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

(19) SIGNIFICANT FOURTH QUARTER 1993 CHARGES

     The accompanying consolidated statements of operations for Fiscal 1993 include the following significant charges recorded in the fourth quarter of Fiscal 1993 (in thousands):

Estimated costs to relocate Triarc Companies' headquarters and terminate the lease on its
  existing corporate facilities (see Note 16).............................................   $14,900
Estimated restructuring charges including personnel recruiting and relocation costs,
  employee severance costs and consultant fees............................................    20,300
Costs related to a five-year consulting agreement extending through April 1998 between
  Triarc and its former Vice Chairman.....................................................     6,000
Other restructuring costs.................................................................     1,800
                                                                                             -------
     Total estimated restructuring and facilities relocation charges (i)..................    43,000
Write-off of uncollectible notes and other amounts due from former affiliates (see Note
  16), net of a recovery of $1,430........................................................     5,140(a)
Payment to the Special Committee of Triarc Companies' Board of Directors (ii).............     4,900(b)
Provision for closing of certain non-strategic, Triarc-owned restaurants and abandoned
  bottling facilities (iii)...............................................................     2,200(b)
Estimated costs to comply with new package labeling regulations (iv)......................     1,500(b)
Reversal of unpaid incentive plan accruals provided in prior years (see
  Note 14)................................................................................    (7,297)(b)
Other.....................................................................................     2,246(b)
                                                                                             -------
     Total net charges affecting operating profit.........................................    51,689
Interest accruals relating to income tax matters (see Note 10)............................     6,109(c)
Costs of certain shareholder and other litigation (v).....................................     5,947(d)
Settlement of accrued rent balance in connection with the Reorganization (see Note 16)....    (8,900)(d)
Commitment fees and other compensation costs relating to a proposed alternative financing with a syndicate of banks which was not consummated because of the issuance of the
  Step-Up Notes (see Note 11).............................................................     3,200(d)
Reduction to estimated net realizable value of certain assets held for sale other than
  discontinued operations.................................................................     2,147(d)
Income tax benefit relating to the above net charges......................................   (15,435)
Provision for income tax contingencies and other tax matters (see Note 10)................     7,897
Minority interest effect of above net charges.............................................    (3,956)
Write-down relating to the impairment of certain unprofitable operations and accruals for environmental remediation and losses of certain contracts in progress of discontinued
  operations, net of income tax benefit and minority interests (see Note 3)...............     5,363
Extraordinary item, net (see Note 11).....................................................     6,611
Cumulative effect of changes in accounting principles, net, retroactively reflected in the
  first quarter (see Note 1)..............................................................     6,388
                                                                                             -------
                                                                                             $67,060
                                                                                             -------
                                                                                             -------

- ------------

 (a) Included in 'Provision for doubtful accounts from affiliates'.

 (b) Included in 'Selling, general and administrative expenses'.

 (c) Included in 'Interest expense'.

 (d) Included in 'Other income (expense), net'.

          (i) In 1993, results of operations were significantly impacted by facilities relocation and corporate restructuring charges aggregating $43,000,000 consisting of: (i) estimated costs of $14,900,000 to relocate Triarc Companies' corporate headquarters and to terminate the lease on its existing corporate facilities; (ii) estimated restructuring charges of $20,300,000 including costs associated with hiring and relocating certain new senior management including chief executive officers of the fast food, soft drink and liquefied petroleum gas segments and other personnel

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     recruiting and relocation costs, employee severance costs and consultant fees; (iii) total costs of $6,000,000 relating to a five-year consulting agreement (the 'Consulting Agreement') extending through April 1998 between Triarc and Steven Posner, the former Vice Chairman of Triarc Companies, and
     (iv) costs of $1,800,000 in connection with a strategic restructuring within the textiles segment. The charges referred to in items (i) through
     (iii) above related to the change in control of Triarc Companies that resulted from the Reorganization described in Note 2. In connection with the Closing, Victor Posner and Steven Posner resigned as officers and directors of Triarc Companies. In order to induce Steven Posner to resign, Triarc entered into the Consulting Agreement with him. The cost related to the Consulting Agreement was recorded as a charge in 1993 because the Consulting Agreement does not require any substantial services and Triarc Companies does not expect to receive any services that will have substantial value to it. As a part of the Closing, the Board of Directors of Triarc Companies was reconstituted. The first meeting of the reconstituted Board of Directors was held on April 24, 1993. At that meeting, based on a report and recommendations from a management consulting firm that had conducted an extensive review of Triarc Companies' operations and management structure, the Board of Directors approved a plan of decentralization and restructuring which entailed, among other things, the following features: (i) the strategic decision to manage Triarc Companies in the future on a decentralized, rather than on a centralized basis; (ii) the hiring of new executive officers for Triarc and the hiring of new chief executive officers and new senior management teams for each of Arby's, RC Cola and National Propane to carry out the decentralization strategy; (iii) the termination of a significant number of employees as a result of both the new management philosophy and the hiring of an almost entirely new management team; and (iv) the relocation of the corporate headquarters of Triarc and of all of its subsidiaries whose headquarters were located in South Florida, including Arby's, RC Cola, National Propane and SEPSCO. In connection with (ii) above, in April 1993 Triarc Companies entered into employment agreements with the new president and chief executive officers of RC Cola, Arby's, Graniteville and National Propane. Accordingly, Triarc Companies' cost to relocate its corporate headquarters and terminate the lease on its existing corporate facilities ($14,900,000), and estimated corporate restructuring charges of $20,300,000 including costs associated with hiring and relocating new senior management and other personnel recruiting and relocation costs, employee severance costs and consulting fees, all stemmed from the decentralization and restructuring plan formally adopted at the April 24, 1993 meeting of Triarc's reconstituted Board of Directors.

          (ii) In accordance with certain court proceedings and related settlements, five directors, including three court-appointed directors, were appointed in 1991 to serve on the Triarc Special Committee of Triarc's Board of Directors. Such committee was empowered to review and pass on transactions between Triarc and Victor Posner, the then largest shareholder of Triarc, and his affiliates. A success fee payable to the Triarc Special Committee attributable to the closing of the Reorganization and the resulting change in control was approved in the aggregate cash amount of $4,900,000.

          (iii) Triarc Companies has three abandoned bottling facilities that were closed in 1983 and have a net book value of $1,500,000 as of April 30, 1993. Prior management of Triarc Companies did not undertake any active program to sell the properties. Triarc Companies had periodically assessed the valuation of the carrying value of such properties and determined that in the aggregate there was no impairment in value and no writedown had been recorded. In connection with the Reorganization, new management has changed Triarc Companies' strategy and plans to follow a policy of accelerated disposition where the ultimate sales price can be significantly less than a willing buyer and seller not under such time constraints would negotiate. Accordingly, new management provided $400,000 during the fourth quarter of Fiscal 1993 to reduce the carrying value of such properties to the currently estimated net realizable value. Also, new management

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

     reviewed the restaurant operations of Arby's and decided to close eleven unprofitable restaurants pursuant to new management's strategic plans. Triarc Companies provided an aggregate $1,700,000 relating to the decision to close the restaurants during the fourth quarter of Fiscal 1993 including
     (i) $600,000 relating to the writeoff of the difference between the net book value of such properties and their anticipated sales value, (ii) $800,000 relating to operating losses through the expected dates of closure (nine restaurants in calendar 1993 and two restaurants in 1994) and (iii) $300,000 relating to the estimated loss on sublease for one restaurant extending to 2004.

          (iv) Triarc Companies is required to change the labeling on all of its RC Cola products as a result of the Food and Drug Administration Regulations (the 'Regulations') issued pursuant to the Nutrition Labeling and Education Act (the 'Act') of 1990. The Regulations which provided the necessary guidance to implement the requirements of the Act were issued in January 1993. At that time Triarc Companies was able to estimate the cost of compliance and accordingly recorded a provision of $1,500,000.

          (v) Includes legal fees and settlement costs aggregating approximately $4,572,000 in connection with the Granada-related and Ehrman shareholder litigation described in Note 18 settled or to be settled in connection with the Reorganization, settlement costs of approximately $750,000 for litigation involving a former subsidiary settled in August 1993 and settlement costs of approximately $625,000 for litigation involving a former employee settled in May 1993. Such current and past shareholder litigation costs are essentially offset by an $8,900,000 credit due to the settlement in connection with the Reorganization of accrued rent owed Posner described in Note 16.

(20) BUSINESS SEGMENTS

     Triarc Companies operates in four major segments: textiles, fast food, soft drink and liquefied petroleum gas. The textiles segment manufactures, dyes and finishes cotton, synthetic and blended (cotton and polyester) fabrics, primarily for the apparel trade and mainly for two end uses: (1) utility wear and (2) men's, women's and children's sportswear, casual wear and outerwear. The fast food segment operates and franchises Arby's fast food restaurants, the largest franchise restaurant system specializing in roast beef sandwiches. The soft drink segment produces and sells soft drink concentrates under the principal brand names RC COLA, DIET RC COLA, DIET RITE, NEHI and UPPER 10. The liquefied petroleum gas segment distributes and sells liquefied petroleum gas. The other segment consists of non-core businesses including (i) insurance and reinsurance,
(ii) specialty decorations of glass and ceramic items, (iii) the design, manufacture and servicing of overhead industrial cranes, (iv) the manufacture and distribution of lamps and (v) the operation of certain grapefruit groves.

     Information concerning the various segments in which Triarc Companies operates is shown in the table below. Operating profit is total revenue less operating expenses. In computing operating profit, none of the following items have been included: interest expense, interest income, general corporate expenses, other non-operating income and expenses, and income tax provision (benefits). Identifiable assets by segment are those assets that are used in Triarc Companies' operations in each segment. General corporate assets consist primarily of cash and equivalents, non-trade accounts and notes receivable and deferred financing costs. See Notes 15 and 19 for the major components of other income (expense), net.

     No customer accounted for more than 10% of consolidated revenues in 1991, 1992 or 1993.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

                                                                                    YEAR ENDED APRIL 30,
                                                                           --------------------------------------
                                                                              1991          1992          1993
                                                                           ----------    ----------    ----------
                                                                                       (IN THOUSANDS)
Revenues:
  To unaffiliated customers:
     Textiles...........................................................   $  414,174    $  456,402    $  499,060
     Fast Food..........................................................      181,293       186,921       198,915
     Soft Drink.........................................................      138,082       143,830       148,262
     Liquefied Petroleum Gas............................................      150,348       141,032       148,790
     Other..............................................................      143,265       146,518        63,247
                                                                           ----------    ----------    ----------
          Consolidated revenues.........................................   $1,027,162    $1,074,703    $1,058,274
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Operating profit (loss):
     Textiles...........................................................   $   11,970    $   27,753    $   47,203
     Fast Food..........................................................       12,652        14,271         7,852
     Soft Drink.........................................................       30,597        36,112        23,461
     Liquefied Petroleum Gas............................................       13,628        12,676         3,008
     Other..............................................................      (19,208)       (5,746)      (15,942)
                                                                           ----------    ----------    ----------
          Segment operating profit......................................       49,639        85,066        65,582
     Interest expense...................................................      (66,761)      (71,832)      (72,830)
     Non-operating income (expense), net................................        9,776         6,542          (920)
     General corporate expenses.........................................      (26,335)      (26,514)      (31,123)
                                                                           ----------    ----------    ----------
          Consolidated loss from continuing operations before income taxes, minority interests, extraordinary items and
            cumulative effect of changes in accounting principles.......   $  (33,681)   $   (6,738)   $  (39,291)
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Identifiable assets:
     Textiles...........................................................   $  223,450    $  215,215    $  281,544
     Fast Food..........................................................       90,231        88,236        99,455
     Soft Drink.........................................................      161,789       183,942       184,364
     Liquefied Petroleum Gas............................................      117,093       109,432       123,341
     Other..............................................................      129,886       122,035        62,715
                                                                           ----------    ----------    ----------
          Total identifiable assets.....................................      722,449       718,860       751,419
     General corporate assets...........................................       62,157        35,611        92,334
     Discontinued operations, net.......................................       67,306        66,699        66,909
                                                                           ----------    ----------    ----------
          Consolidated assets...........................................   $  851,912    $  821,170    $  910,662
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Capital expenditures:
     Textiles...........................................................   $   16,337    $   11,399    $   10,075
     Fast Food..........................................................       13,854         9,079         6,231
     Soft Drink.........................................................          602           558           870
     Liquefied Petroleum Gas............................................        7,614         7,039         8,290
     Corporate..........................................................          303           205            42
     Other..............................................................        2,732         2,973         1,699
                                                                           ----------    ----------    ----------
          Consolidated capital expenditures.............................   $   41,442    $   31,253    $   27,207
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Depreciation, depletion and amortization:
     Textiles...........................................................   $    8,364    $    9,897    $   10,380
     Fast Food..........................................................        8,639         9,866        10,891
     Soft Drink.........................................................        4,763         5,125         5,460
     Liquefied Petroleum Gas............................................        8,762         8,479         8,196
     Corporate..........................................................          613           562           587
     Other..............................................................        2,743         2,609         2,467
                                                                           ----------    ----------    ----------
          Consolidated depreciation, depletion and amortization.........   $   33,884    $   36,538    $   37,981
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 APRIL 30, 1993

(21) QUARTERLY INFORMATION (UNAUDITED)

                                                                                 THREE MONTHS ENDED
                                                                 ---------------------------------------------------
                                                                 JULY 31     OCTOBER 31    JANUARY 31    APRIL 30(A)
                                                                 --------    ----------    ----------    -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1992
     Revenues.................................................   $250,900     $250,551      $288,469      $ 284,783
     Gross profit.............................................     66,718       66,208        72,049         71,760
     Operating profit.........................................     10,965       10,153        16,558         20,876
     Income (loss) from continuing operations.................     (4,516)      (6,420)       (1,860)         2,589
     Income (loss) from discontinued operations, net..........      1,394        1,767           485           (941)
     Net income (loss)........................................     (3,122)      (4,653)       (1,375)         1,648
     Income (loss) per share:
          Continuing operations...............................       (.17)        (.25)         (.07)           .10
          Discontinued operations.............................        .05          .07           .02           (.04)
          Net income (loss)...................................       (.12)        (.18)         (.05)           .06
1993
     Revenues.................................................   $268,288     $254,083      $277,607      $ 258,296
     Gross profit.............................................     69,735       67,557        74,486         79,701
     Operating profit (loss)..................................     14,691       17,438        25,016        (22,686)
     Loss from continuing operations..........................     (1,843)      (2,555)       (1,841)       (38,310)
     Income (loss) from discontinued operations, net..........        691        1,325           899         (5,345)
     Extraordinary item, net..................................      --          --            --             (6,611)
     Cumulative effect of changes in accounting principles,
       net....................................................     (6,388)      --            --             --
     Net loss.................................................     (7,540)      (1,230)         (942)       (50,266)
     Income (loss) per share:
          Continuing operations...............................       (.07)        (.10)         (.07)         (1.50)
          Discontinued operations.............................        .03          .05           .03           (.21)
          Extraordinary item..................................      --          --            --               (.26)
          Cumulative effect of changes in accounting
            principles........................................       (.25)      --            --             --
          Net loss............................................       (.29)        (.05)         (.04)         (1.97)

- ------------

 (A) As described in Note 19, results of operations for the three months ended April 30, 1993 were materially affected by facilities relocation, corporate restructuring and other significant charges aggregating approximately $60,672,000, net of income tax benefit and minority interests, and exclusive of the cumulative effect of changes in accounting principles which was retroactively recorded in the first quarter.

(22) EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT

     On October 27, 1993 Triarc's stockholders approved a change in the name of the company from DWG Corporation to Triarc Companies, Inc. and is so referred to herein.

     In the quarter ended October 31, 1993 Triarc recorded a provision for the estimated loss on disposal of discontinued operations of $7,397,000, net of minority interests of $3,003,000. Such provision was determined based on (i) the sale of the utility and municipal securities business segment in October 1993,
(ii) the signing of a letter of intent in November 1993 to sell the ice operations of SEPSCO's refrigeration segment, (iii) a re-evaluation of the cold storage operations based on preliminary sales discussions and experience with respect to negotiating the sale of the other operations and (iv) the effect of SEPSCO's December 9, 1993 Board of Directors' decision to transfer the natural gas and oil business from SEPSCO to Triarc rather than selling such business to an independent third party. Such transfer will be in the form of a sale of the stock of the entities comprising the natural gas and oil business for cash of $8,500,000 which is equal to their fair value. See Notes 2 and 12 to the Triarc Companies, Inc. and subsidiaries condensed consolidated financial statements for the six months ended October 31, 1993 contained elsewhere herein for further information.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                           APRIL 30,    OCTOBER 31,
                                                                                             1993           1993
                                                                                           ---------    ------------
                                                                                                (IN THOUSANDS)
                                                                                              (A)       (UNAUDITED)
                                         ASSETS
Current assets:
     Cash and equivalents...............................................................   $  96,635      $ 87,178
     Receivables, net...................................................................     116,257       109,122
     Inventories........................................................................      98,270       114,661
     Deferred income taxes..............................................................      21,365        22,632
     Net current assets of discontinued operations......................................       6,823        33,062
     Other current assets...............................................................      19,996        29,596
                                                                                           ---------    ------------
          Total current assets..........................................................     359,346       396,251
                                                                                           ---------    ------------
Restricted cash and short-term investments of insurance operations......................      18,271        27,062
Properties, net.........................................................................     237,853       242,463
Unamortized costs in excess of net assets of acquired companies.........................     186,572       184,115
Net non-current assets of discontinued operations.......................................      60,086        15,822
Other assets............................................................................      48,534        47,726
                                                                                           ---------    ------------
                                                                                           $ 910,662      $913,439
                                                                                           ---------    ------------
                                                                                           ---------    ------------
                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Current portion of long-term debt..................................................   $  43,100      $ 38,834
     Accounts payable...................................................................      71,729        48,178
     Accrued facilities relocation and corporate restructuring costs....................      42,000        35,970
     Other current liabilities..........................................................      69,011        75,574
                                                                                           ---------    ------------
          Total current liabilities.....................................................     225,840       198,556
                                                                                           ---------    ------------
Long-term debt..........................................................................     488,654       540,355
Insurance loss reserves.................................................................      76,763        86,277
Deferred income taxes...................................................................      35,991        41,404
Deposits and other liabilities..........................................................      17,157        12,148
Minority interests......................................................................      29,850        27,654
Redeemable preferred stock..............................................................      71,794        71,794
Stockholders' equity (deficit):
     Common Stock.......................................................................       2,825         2,842
     Additional paid-in capital.........................................................      52,372        56,338
     Accumulated deficit................................................................      (6,067)      (35,868)
     Treasury stock.....................................................................     (80,109)      (80,109)
     Other..............................................................................      (4,408)       (7,952)
                                                                                           ---------    ------------
          Total stockholders' deficit...................................................     (35,387)      (64,749)
                                                                                           ---------    ------------
                                                                                           $ 910,662      $913,439
                                                                                           ---------    ------------
                                                                                           ---------    ------------

- ------------
(A) Derived from the audited consolidated financial statements as of April 30, 1993.

     See accompanying notes to condensed consolidated financial statements.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               SIX MONTHS ENDED
                                                                                                 OCTOBER 31,
                                                                                             --------------------
                                                                                               1992        1993
                                                                                             --------    --------
                                                                                                (IN THOUSANDS,
                                                                                               EXCEPT PER SHARE
                                                                                                   AMOUNTS)
                                                                                                 (UNAUDITED)
Revenues:
     Net sales............................................................................   $497,937    $494,746
     Royalties, franchise fees and other revenues.........................................     24,434      26,724
                                                                                             --------    --------
                                                                                              522,371     521,470
                                                                                             --------    --------
Costs and expenses:
     Cost of sales........................................................................    385,079     368,757
     Selling, general and administrative expenses (Note 2)................................    101,446     130,460
     Provision for doubtful accounts from a former affiliate..............................      3,717       --
                                                                                             --------    --------
                                                                                              490,242     499,217
                                                                                             --------    --------
          Operating profit................................................................     32,129      22,253
                                                                                             --------    --------
Interest expense..........................................................................    (33,058)    (32,924)
Other income (expense), net...............................................................      1,739      (2,256)
                                                                                             --------    --------
                                                                                              (31,319)    (35,180)
                                                                                             --------    --------
          Income (loss) from continuing operations before income taxes and minority
           interests......................................................................        810     (12,927)
Provision for income taxes (Notes 2 and 9)................................................     (4,358)     (6,354)
                                                                                             --------    --------
                                                                                               (3,548)    (19,281)
Minority interests in net (income) loss...................................................       (850)       (347)
                                                                                             --------    --------
          Loss from continuing operations.................................................     (4,398)    (19,628)
Discontinued operations, net of income taxes and minority interests:
          Income (loss) from discontinued operations......................................      2,016         229
          Estimated loss on disposal (Notes 2 and 12).....................................      --         (7,397)
                                                                                             --------    --------
                                                                                                2,016      (7,168)
                                                                                             --------    --------
          Loss before extraordinary item and cumulative effect of changes in accounting
           principles.....................................................................     (2,382)    (26,796)
Extraordinary item, net (Note 6)..........................................................      --           (448)
Cumulative effect of changes in accounting principles, net (Note 1).......................     (6,388)      --
                                                                                             --------    --------
          Net loss........................................................................     (8,770)    (27,244)
Preferred stock dividend requirements.....................................................         (5)     (2,916)
                                                                                             --------    --------
          Net loss applicable to common stockholders......................................   $ (8,775)   $(30,160)
                                                                                             --------    --------
                                                                                             --------    --------
Income (loss) per share:
     Continuing operations................................................................   $   (.17)   $  (1.06)
     Discontinued operations..............................................................        .08        (.34)
     Extraordinary item...................................................................      --           (.02)
     Cumulative effect of changes in accounting principles................................       (.25)      --
                                                                                             --------    --------
                                                                                             $   (.34)   $  (1.42)
                                                                                             --------    --------
                                                                                             --------    --------

     See accompanying notes to condensed consolidated financial statements.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      SIX MONTHS ENDED
                                                                                                        OCTOBER 31,
                                                                                            ------------------------------------
                                                                                                  1992                1993
                                                                                            ----------------    ----------------
                                                                                                       (IN THOUSANDS)
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
     Net loss............................................................................       $     (8,770)      $     (27,244)
     Adjustments to reconcile net loss to net cash and equivalents provided by (used in)
      operating activities of continuing operations:
          Depreciation of properties.....................................................             15,708              15,491
          Amortization of costs in excess of net assets..................................              2,629               2,839
          Amortization of deferred debt discount, deferred financing costs and unearned
            compensation.................................................................              3,203               5,184
          Write-off of deferred financing costs..........................................          --                      2,214
          Gain on sales of assets, net...................................................             (3,375)               (305)
          Minority interests, net of dividends paid......................................                844                 341
          Loss (income) from discontinued operations.....................................             (2,016)              7,168
          Cumulative effect of changes in accounting principles..........................              6,388           --
          Other, net.....................................................................              1,386                  63
          Changes in operating assets and liabilities
          Decrease (increase) in:
               Receivables...............................................................             (5,057)              7,135
               Inventories...............................................................             12,108             (16,391)
               Other current assets......................................................             (3,039)             (9,600)
               Restricted cash of insurance operations...................................             (2,146)             (8,791)
          Increase (decrease) in:
               Accounts payable and other current liabilities............................             (6,555)            (22,776)
               Insurance loss reserves...................................................                123               9,514
               Deferred income taxes.....................................................             (2,103)              4,146
                                                                                            ----------------    ----------------
          Net cash and equivalents provided by (used in) operating activities............              9,328             (31,012)
                                                                                            ----------------    ----------------
Cash flows from investing activities:
     Proceeds from sales of assets.......................................................             26,439               1,298
     Capital expenditures................................................................            (11,041)            (17,293)
                                                                                            ----------------    ----------------
               Net cash and equivalents provided by (used in) investing
                 activities..............................................................             15,398             (15,995)
                                                                                            ----------------    ----------------
Cash flows from financing activities:
     Proceeds from long-term debt borrowings.............................................          --                    283,696
     Repayment of long-term debt.........................................................            (28,789)           (241,169)
     Deferred financing costs............................................................          --                     (3,971)
     Net decrease in short-term debt.....................................................             (6,012)          --
     Payment of dividends on preferred stock.............................................                 (5)             (2,557)
                                                                                            ----------------    ----------------
               Net cash and equivalents provided by (used in) financing activities.......            (34,806)             35,999
                                                                                            ----------------    ----------------
Net cash used in continuing operations...................................................            (10,080)            (11,008)
Net cash provided by discontinued operations.............................................              2,866               1,551
                                                                                            ----------------    ----------------
Net decrease in cash and equivalents.....................................................             (7,214)             (9,457)
Cash and equivalents at beginning of period..............................................             20,514              96,635
                                                                                            ----------------    ----------------
Cash and equivalents at end of period....................................................       $     13,300       $      87,178
                                                                                            ----------------    ----------------
                                                                                            ----------------    ----------------

     See accompanying notes to condensed consolidated financial statements.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 31, 1993
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of the Company, however, the accompanying financial statements contain all adjustments, consisting of normal recurring adjustments and, in the six-month period ended October 31, 1993, $29.4 million of aftertax significant charges discussed in
Note 2 necessary to present fairly the Company's financial position as of April 30, 1993 and October 31, 1993 and its results of operations and its cash flows for the six-month periods ended October 31, 1992 and 1993. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K ('Form 10-K') for the year ended April 30, 1993.

     On October 27, 1993 the Board of Directors of Triarc, Inc. (formerly DWG Corporation and referred to herein as 'Triarc' or, collectively with its subsidiaries, 'Triarc Companies') approved a change in Triarc's fiscal year from a fiscal year ending April 30 to a calendar year ending December 31, effective for the transition period ending December 31, 1993. The fiscal years of all of Triarc's subsidiaries which did not end on December 31 were also so changed. Triarc plans to issue a transition report on Form 10-K for the eight-month period ending December 31, 1993. As used herein, 'Fiscal 1993' refers to the year ended April 30, 1993 and 'Transition 1993' refers to the eight months ended December 31, 1993.

     The condensed consolidated financial statements for the six-month period ended October 31, 1992 have been retroactively restated for discontinued operations, as described in Note 12, and the cumulative effect of adopting Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes' (which resulted in a charge of $4,852,000, net of applicable minority interests) and SFAS No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions' (which resulted in a charge of $1,536,000, net of applicable income taxes and minority interests) effective May 1, 1992. In addition, certain other amounts included in the prior period condensed consolidated financial statements have been reclassified to conform with the current period presentation.

(2) SIGNIFICANT CHARGES IN TRANSITION 1993

     The accompanying condensed consolidated statement of operations for the six-month period ended October 31, 1993 includes the following significant charges (in thousands):

Increased reserves for Triarc Companies and third party insurance and reinsurance losses.....   $10,006(a)
Increased reserve for advertising allowances to independent bottlers and coupon redemption...     7,772(b)
Provision for legal matters..................................................................     2,300(c)
                                                                                                -------
     Total charges included in 'Selling, general and administrative expenses'................    20,078
Income tax benefit relating to the above charges.............................................    (3,836)
Minority interest effect of above charges....................................................      (230)
Increased reserve for income tax contingencies...............................................     6,000(d)
Increased estimated loss on disposal of discontinued operations..............................     7,397(e)
                                                                                                -------
                                                                                                $29,409
                                                                                                -------
                                                                                                -------

                                                        (footnotes on next page)

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

(footnotes from previous page)

 (a) Triarc Companies increased the reserves at Chesapeake Insurance Company Limited ('Chesapeake Insurance'), which is a wholly-owned subsidiary of CFC Holdings Corp. ('CFC Holdings'), a 94.6% owned subsidiary of Triarc and a 98.4% owned subsidiary of Triarc Companies, relating to both insurance and reinsurance coverage previously extended to subsidiaries and former affiliates, as well as reinsurance coverage previously extended to non-affiliated third parties. This increase in the insurance loss reserves at Chesapeake Insurance effectively wrote Triarc Companies' investment in Chesapeake Insurance down to zero. Accordingly, the ultimate amount of losses realized in respect of insurance and reinsurance previously written by Chesapeake Insurance will not have a material adverse effect on Triarc Companies' consolidated results of operations or financial condition.

 (b) Triarc Companies provides to certain of its independent soft drink bottlers advertising and promotional allowances, the amount of which are usually dependent principally upon achievement of annual sales volume. Triarc Companies provided an increase of $7,772,000 for the costs to Triarc
     Companies of such advertising and promotional allowances to such independent bottlers, principally recorded earlier in Transition 1993.

 (c) Triarc Companies increased its reserves for legal matters by $2,300,000, principally for a recently asserted claim by NVF Company ('NVF'), a former affiliate (see Note 11).

 (d) Triarc Companies increased its reserves for income tax contingencies by $6,000,000 including provisions relating to certain issues being addressed as part of the examination of Triarc Companies' income tax returns by the Internal Revenue Service for the tax years from 1989 through 1992 which commenced during the three months ended October 31, 1993.

 (e) As set forth in Note 12, Southeastern Public Service Company, a 71.1% owned subsidiary of Triarc ('SEPSCO'), completed the sale of its utility and municipal services business segment in October 1993 and, in November 1993, signed a letter of intent to sell the ice operations of its refrigeration business segment. Assuming consummation of the intended sale of the ice operations, the only remaining discontinued operation is the cold storage operation of SEPSCO's refrigeration business segment. In connection with the dispositions referred to above, SEPSCO reevaluated the estimated gain or loss from the sale of its discontinued operations and Triarc provided $10,400,000 ($7,397,000 net of minority interests) for the revised estimated loss on the sale of the discontinued operations from an estimated break-even position as of July 31, 1993. The revised estimate principally reflects (i) $2,700,000 of losses from the sales of the operations comprising the utility and municipal services business segment previously estimated to be approximately break-even; (ii) $6,600,000 of losses from the sale of operations comprising SEPSCO's refrigeration business segment previously estimated to be a gain of $1,600,000 and (iii) $1,000,000 of estimated losses from operations from July 22, 1993 to the actual or estimated disposal dates of the discontinued operations previously estimated to breakeven due to the previous reporting of SEPSCO's natural gas and oil business segment as a discontinued operation less previously estimated losses of $1,500,000 from the sale of SEPSCO's natural gas and oil business segment. The net loss from the sale of the utility and municipal services business segment reflects a reduction of $1,800,000 in the estimated sales price for the construction related operations from previous estimates and other adjustments in finalizing the loss on the sale of the tree maintenance services operations. The $8,200,000 change relating to the sale of the refrigeration business segment principally results from
     (i) a $4,000,000 reduction in the sales price for the ice operations based on the letter of intent and (ii) a $4,000,000 reduction in the estimated sales price of the cold storage operations based on preliminary sales discussions and experience with respect to negotiating the sale of the other operations.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

(3) INVENTORIES

     The following is a summary of the components of inventories:

                                                                        APRIL 30,    OCTOBER 31,
                                                                          1993          1993
                                                                        ---------    -----------
                                                                             (IN THOUSANDS)
Raw materials........................................................   $  24,655     $  24,971
Work in process......................................................       6,244         6,445
Finished goods.......................................................      67,371        83,245
                                                                        ---------    -----------
                                                                        $  98,270     $ 114,661
                                                                        ---------    -----------
                                                                        ---------    -----------

(4) PROPERTIES

     The following is a summary of the components of properties, net:

                                                                        APRIL 30,    OCTOBER 31,
                                                                          1993          1993
                                                                        ---------    -----------
                                                                             (IN THOUSANDS)
Properties, at cost..................................................   $ 430,743     $ 439,377
Less accumulated depreciation........................................     192,890       196,914
                                                                        ---------    -----------
                                                                        $ 237,853     $ 242,463
                                                                        ---------    -----------
                                                                        ---------    -----------

(5) LONG-TERM DEBT

     On August 12, 1993, the $225,000,000 aggregate principal amount of senior secured step-up rate notes (the 'Step-Up Notes') of RC/Arby's Corporation ('RC/Arby's', formerly known as Royal Crown Corporation), a wholly-owned subsidiary of CFC Holdings, were refinanced by the issuance of $275,000,000 aggregate principal amount of fixed rate senior secured notes (the '9 3/4% Senior Notes') pursuant to a public offering. The 9 3/4% Senior Notes bear interest at 9 3/4% and will mature in 2000. The 9 3/4% Senior Notes are secured by the stock of RC/Arby's' subsidiaries, Royal Crown Company, Inc. ('RC Cola', formerly known as Royal Crown Cola Co., Inc.) and Arby's, Inc. ('Arby's'). In addition, all the stock of RC/Arby's has been pledged as collateral for the 9 3/4% Senior Notes, and amounts due thereunder are unconditionally guaranteed by RC Cola and Arby's. The guaranties of RC Cola and Arby's are secured by a first priority lien and security interest in substantially all of their receivables, inventories and other personal properties. The 9 3/4% Senior Notes are redeemable at the option of RC/Arby's at amounts commencing at 102.786% of principal commencing August 1998 decreasing to 101.393% in August 1999. In addition, should RC/Arby's consummate an initial public equity offering, RC/Arby's may redeem up to $91,667,000 of the 9 3/4% Senior Notes at 110% of the principal amount with the net proceeds of such public offering.

     On September 24, 1993 RC/Arby's entered into a three-year interest rate swap agreement in a notional amount of $137,500,000. Under the agreement, interest on the notional amount is paid by RC/Arby's at a floating rate which is based on the 180-day London Interbank Offered Rate (set at 3.375% through February 1, 1994) and RC/Arby's receives interest at a fixed rate of 4.72%. Subsequent to February 1, 1994 the floating rate will be retroactively reset at the end of each six-month calculation period through July 31, 1996 and on September 24, 1996. The transaction effectively changes RC/Arby's interest rate on $137,500,000 of its debt from a fixed-rate to a floating-rate basis. The differential to be paid or received will be amortized to interest expense over the three-year life of the agreement. The agreement has been entered into with a major financial institution which, therefore, is expected to be able to fully perform under the terms of the agreement, thereby mitigating any credit risk of the transaction.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

     Triarc Companies' debt agreements contain various covenants which, among other items, restrict the payment of dividends or loans or advances by Triarc's principal subsidiaries to Triarc. As of October 31, 1993 National Propane Corporation, a wholly-owned subsidiary of Triarc ('National Propane'), and SEPSCO have approximately $14,300,000 and $4,100,000, respectively, available under their respective debt agreements for the payment of dividends to Triarc. Graniteville Company, a 51% owned subsidiary of Triarc and 85.8% owned by Triarc Companies ('Graniteville'), is not permitted to pay any such dividends or make any such loans or advances prior to April 30, 1996. While there are no restrictions applicable to CFC Holdings, CFC Holdings would be dependent upon cash flows from RC/Arby's to pay dividends and, as of October 31, 1993, RC/Arby's was unable to pay any dividends or make any loans or advances to CFC Holdings under the indenture governing the 9 3/4% Senior Notes.

(6) EXTRAORDINARY ITEM

     In connection with the early extinguishment of the Step-Up Notes and the retirement of RC/Arby's' 16 1/4% senior subordinated debentures due 1996 and 16 7/8% subordinated debentures due 1996 (collectively, the 'RC/Arby's Debentures') previously reacquired, Triarc Companies recognized an extraordinary charge during the three months ended October 31, 1993 aggregating $448,000, net of $241,000 of income tax benefit. Such pre-tax charge consisted of the write-off of unamortized deferred financing costs of $1,632,000 on the Step-Up Notes and $582,000 on the RC/Arby's Debentures partially offset by $1,525,000 of discount resulting from the redemption of the Step-Up Notes.

(7) STOCKHOLDERS' EQUITY (DEFICIT)

     During the six months ended October 31, 1993, Triarc granted 171,500 shares of restricted stock to certain members of the Special Committee of Triarc's Board of Directors and key employees under Triarc's Amended and Restated 1993 Equity Participation Plan. In connection therewith, Triarc Companies recorded charges of $3,983,000 to unearned compensation included in 'Stockholders' equity (deficit) -- Other'. Such amount is being amortized as compensation expense over the applicable vesting period through December 31, 1996. In addition, during the six months ended October 31, 1993, 301,000 non-qualified stock options were granted at prices ranging from $20.00 to $30.75 per share. Of the 301,000 nonqualified stock options granted during the six months ended October 31, 1993, 275,000 were issued at $20.00 per share which was below the market price of $31.75 on the date of grant resulting in deferred compensation of $3,200,000. Such amount is being accrued as compensation expense over the applicable vesting period through September 28, 1998.

(8) LOSS PER SHARE

     The loss per share has been computed by dividing the net loss plus dividend requirements on Triarc Companies' preferred stock by the weighted average number of outstanding shares of common stock (25,893,000 shares in the six months ended October 31, 1992 and 21,239,000 in the six months ended October 31, 1993). Common stock equivalents were not used to compute the loss per share because such inclusion would have been antidilutive. Fully diluted loss per share was not applicable for all periods presented since contingent issuances of common shares would have been antidilutive.

(9) INCOME TAXES

     Triarc Companies recorded a provision for income taxes of $6,354,000 for the six months ended October 31, 1993 despite a pretax loss of $12,927,000
principally   due  to  a   $6,000,000  increase  in   reserves  for  income  tax
contingencies (see Note 2), losses of certain subsidiaries for which no tax benefit is available, amortization of costs in excess of net assets of acquired companies which is not deductible for income tax purposes and the increase in deferred income taxes resulting from the increase in the Federal income tax rate from 34% to 35%.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

(10) TRANSACTIONS WITH RELATED PARTIES

     During the six months ended October 31, 1993, Triarc Companies engaged in the following transactions with certain entities which may be deemed to be controlled by Victor Posner (Triarc Companies' former Chairman and Chief Executive Officer and present beneficial owner of Triarc Companies' outstanding redeemable convertible preferred stock) and to have been affiliates of Triarc Companies until the Change in Control of Triarc Companies in April 1993 (the 'Change in Control'):

          (a) During the six months ended October 31, 1993, Triarc Companies sold a yacht and certain other assets having a net book value of approximately $400,000 to an entity owned by Victor Posner for cash sales prices aggregating approximately $310,000.

          (b) Triarc Companies was obligated to provide certain limited management services to several former non-subsidiary affiliates through October 23, 1993 and discontinued such services thereafter. Charges to such former affiliates for such services, including certain reinsurance and equipment lease billings, aggregated approximately $166,000 during the six months ended October 31, 1993.

          (c) Triarc Companies leases approximately 297,000 square feet of office space from a trust created for the benefit of Victor Posner and his children to which Triarc Companies made aggregate rent payments of $2,172,000 during the six months ended October 31, 1993 which have been charged to 'Selling, general and administrative expenses'. In July 1993, Triarc Companies gave notice of termination of such lease effective January 31, 1994. Triarc Companies had accrued a charge of approximately $13,000,000 in the three months ended April 30, 1993 to provide for the remaining payments on the lease subsequent to its cancellation, which is included in 'Accrued facilities relocation and corporate restructuring costs.'

     On October 1, 1993 Triarc Companies began leasing two airplanes and a helicopter from Triangle Aircraft Services Corporation ('TASCO'), a company owned by Nelson Peltz (Chairman and Chief Executive Officer of Triarc Companies) and Peter W. May (President and Chief Operating Officer of Triarc Companies), for an aggregate annual rent of $2,200,000. In connection with such lease Triarc Companies had rent expense for October 1993 of $183,000. Pursuant to this arrangement, Triarc Companies also pays the operating expenses of the aircraft directly to third parties. Prior to October 1, 1993, Triarc Companies also made use of these aircraft pursuant to a prior agreement and paid TASCO for such use at a rate equal to TASCO's direct out-of-pocket expenses, excluding fuel, oil and lubricants, plus two times the cost of fuel, oil and lubricants. Triarc Companies was charged $681,000 by TASCO in respect of usage under this prior agreement during the six months ended October 31, 1993.

     Triarc Companies also subleases from affiliates of Messrs. Peltz and May (the 'Sub-landlords') approximately 26,800 square feet of furnished office space in New York, New York and, until October 26, 1993, approximately 32,000 square feet of office space in West Palm Beach, Florida owned by unaffiliated landlords. Subsequent to October 26, 1993, Triarc Companies assumed the lease for approximately 17,000 square feet of the office space in West Palm Beach. The aggregate amount paid by Triarc Companies with respect to such subleases, including operating expenses, was approximately $1,258,000 during the six months ended October 31, 1993, which is less than the aggregate amount the Sub-landlords paid to the unaffiliated landlords. Messrs. Peltz and May have guaranteed to the unaffiliated landlords the payment of rent for the New York and West Palm Beach office space.

     An affiliate of Messrs. Peltz and May leases an apartment in New York City. Commencing June 1, 1993, such apartment was used by executives of Triarc Companies and, in connection therewith, Triarc Companies reimbursed such affiliate for $138,000 of rent for the apartment for the five months ended October 31, 1993.

(11) CONTINGENCIES

     In December 1990, a purported shareholder derivative suit (the 'Ehrman Litigation') was brought against SEPSCO's directors at that time and certain corporations, including Triarc, in the United States District Court for the Southern District of Florida (the 'District Court'). On October 18, 1993, Triarc

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

entered into a settlement agreement (the 'Settlement Agreement') with the plaintiff (the 'Plaintiff') in the Ehrman Litigation. The Settlement Agreement provides, among other things, that SEPSCO would be merged into, or otherwise acquired by, Triarc or an affiliate thereof, in a transaction in which each holder of shares of SEPSCO's common stock par value $1.00 per share (the 'SEPSCO Common Stock') other than Triarc Companies will receive in exchange for each share of SEPSCO Common Stock, 0.8 shares of Triarc's Class A common stock par value $.10 per share (the 'Triarc Class A Common Stock'). The Settlement Agreement also provides that Plaintiff's counsel and financial advisor will be paid, subject to court approval, cash not to exceed $1,250,000 and $50,000, respectively. Triarc Companies accrued such costs together with $400,000 and $1,200,000 for legal fees of SEPSCO in the three months ended April 30, 1993 and the six months ended October 31, 1993, respectively, and such accruals are included in 'Other current liabilities' in the accompanying condensed consolidated balance sheets as of April 30, 1993 and October 31, 1993. On November 22, 1993 Triarc and SEPSCO entered into a merger agreement pursuant to which a subsidiary of Triarc will be merged into SEPSCO in the manner described in the Settlement Agreement (the 'Merger'). Following the Merger, Triarc
Companies would own 100% of the SEPSCO Common Stock. Consummation of the Settlement Agreement and the Merger are conditioned on, among other things, approval by SEPSCO's stockholders other than Triarc Companies. (See Note 13.)

     Chesapeake Insurance is registered under the Bermuda Insurance Act of 1978 and related regulations which require compliance with various provisions regarding the maintenance of statutory capital and liquidity. Chesapeake Insurance was not in compliance with the required solvency ratio as of September 30, 1993. Since Triarc Companies has decided that Chesapeake Insurance will cease writing any new insurance contracts, the non-compliance with the solvency test will have no effect on Triarc Companies.

     In September 1989, the Pennsylvania Insurance Commissioner as rehabilitator of Mutual Fire, Marine and Inland Insurance Company ('Mutual Fire') commenced an action in the Commonwealth Court of Pennsylvania against Chesapeake Insurance. Such action, among other things, seeks recovery of $4,000,000 allegedly owed by Chesapeake Insurance in connection with certain reinsurance arrangements, specific performance by Chesapeake Insurance of its alleged obligations under certain reinsurance arrangements by requiring Chesapeake Insurance to provide a letter of credit in an amount in excess of $12,000,000 to secure certain alleged outstanding losses, a restitution and accounting by Chesapeake Insurance, and compensatory and punitive damages in an amount in excess of $40,000,000 arising out of alleged bad faith in connection with such reinsurance arrangements. In November 1993 Chesapeake Insurance entered into a letter of intent with Mutual Fire for full settlement of all claims for $12,000,000. Such settlement is subject to execution of a definitive settlement agreement which agreement is subject to approval of the Commonwealth Court of Pennsylvania. Triarc Companies has fully provided for such settlement in prior years of which $5,114,000 is included in 'Accounts payable' and $6,886,000 in 'Insurance loss reserves' in the accompanying condensed consolidated financial statements.

     In August 1993, NVF, which was affiliated with Triarc Companies until the Change in Control, became a debtor in a case filed by its creditors under Chapter 11 of the Federal Bankruptcy Code (the 'NVF Proceedings'). In November 1993, Triarc Companies received correspondence from NVF's bankruptcy counsel claiming that, on the theories set forth in such correspondence, Triarc and certain of its subsidiaries owed NVF approximately $2,300,000. Triarc Companies intends to vigorously contest such claims. Nevertheless, Triarc Companies previously accrued approximately $875,000 with respect to claims that might be made by NVF and, during the three months ended October 31, 1993, accrued an additional $1,425,000 with respect to such matters (see Note 2). Triarc Companies believes that the outcome of the NVF Proceedings, after considering the amounts provided in the current and prior periods, will not have a material adverse effect on Triarc Companies consolidated financial condition or results of operations.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

     In 1987, Graniteville was notified by the South Carolina Department of Health and Environmental Control ('DHEC') that it discovered certain contamination of Langley Pond near Graniteville, South Carolina and DHEC asserted that Graniteville may be one of the parties responsible for such contamination. Graniteville entered into a consent decree providing for the study and investigation of the alleged pollution and its sources. The study report prepared by Graniteville's environmental consulting firm and filed with DHEC in April 1990, recommended that pond sediments be left undisturbed and in place. DHEC responded by requesting that Graniteville submit additional information concerning potential passive and active remedial alternatives, with accompanying supportive information. In May 1991 Graniteville provided this information to DHEC in a report of Graniteville's environmental consulting firm. The 1990 and 1991 reports concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects on human health, to existing recreational uses or to the existing biological communities. Triarc is unable to predict at this time what further actions, if any, may be required in connection with Langley Pond or what the cost thereof may be. However, given the passage of time since the submission of the two reports by Graniteville's environmental consulting firm without any objection or adverse comment on such reports by DHEC and the absence of desirable remediation alternatives, other than continuing to leave the Langley Pond sediments in place and undisturbed as described in the reports, Triarc believes the ultimate outcome of this matter will not have a material adverse effect on Triarc consolidated results of operations or financial position.

     As a result of certain environmental audits in 1991, SEPSCO became aware of possible contamination by hydrocarbons and metals at certain sites of SEPSCO's refrigeration operations and has filed appropriate notifications with state environmental authorities and has begun a study of remediation at such sites. SEPSCO has removed certain underground storage and other tanks at certain facilities of its refrigeration operations and has engaged in certain remediation in connection therewith. Such removal and environmental remediation involved a variety of remediation actions at various facilities of SEPSCO located in a number of jurisdictions. Such remediation varied from site to site, ranging from testing of soil and groundwater for contamination, development of remediation plans and removal in certain instances of certain contaminated soils. Based on preliminary information and consultations with, and certain reports of, environmental consultants and others, SEPSCO presently estimates the cost of such remediation and/or removal will approximate $3,700,000, all of which was provided in prior years. In connection therewith, SEPSCO has incurred actual costs through October 31, 1993 of $1,000,000 and has a remaining accrual of $2,700,000. Triarc believes that after such accrual the ultimate outcome of this matter will not have a material adverse effect on Triarc Companies' consolidated results of operations or financial position.

     In 1991, Triarc Companies became aware that lead and cadmium contaminants are present at a site owned by a non-core subsidiary at which the subsidiary had disposed of decorative glass products produced prior to 1980. The Pennsylvania Department of Environmental Regulation ('PDER') has been informed of this matter and such subsidiary expects to develop, with the PDER, a plan of remediation. The remediation actions being considered include capping the materials in place or removing the materials to an approved landfill. Triarc Companies has no reason to believe that any of the decorative glass products produced by its subsidiary exceeded or were in any way inconsistent with applicable standards, including health and safety standards, for consumer use of glass products. Triarc Companies recorded charges to operations of $900,000 in Fiscal 1993 for the estimated costs of the anticipated plan of remediation. Triarc believes that after such provision the ultimate outcome of this matter will not have a material adverse effect on Triarc Companies' consolidated results of operations or financial position.

     In addition to the matters described above Triarc Companies is involved in claims, litigation and administrative proceedings and investigations of various types in several jurisdictions. Such matters arise

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

in the ordinary course of the business of Triarc Companies and it is the opinion of management that the outcome of any such matter, or all of them combined, will not have a material adverse effect on Triarc Companies' consolidated results of operations or financial position.

(12) DISCONTINUED OPERATIONS

     On July 22, 1993 SEPSCO's Board of Directors authorized the sale or liquidation of SEPSCO's utility and municipal services, refrigeration and natural gas and oil businesses. On December 9, 1993 SEPSCO's Board of Directors decided the natural gas and oil business will be transferred to Triarc rather than SEPSCO selling it to an independent third party. Such transfer will be in the form of a sale of the stock of the entities comprising the natural gas and oil business for cash of $8,500,000 which is equal to their fair value and approximately $4,500,000 higher than their net book value. It is intended for this sale to occur following the Merger and the resulting elimination of the minority interest in SEPSCO (Note 11). However, should the Merger not be approved by the SEPSCO stockholders (Note 11) the sale of the stock of the natural gas and oil entities for cash to Triarc will be completed prior to July 22, 1994. Accordingly, the net assets of the natural gas and oil business have been reclassified from the net current and non-current assets of discontinued operations to 'Other Assets' in the accompanying condensed consolidated balance sheet as of October 31, 1993. The condensed consolidated statements of operations have not been restated since the results of operations of such business segment for the six months ended October 31, 1992 and 1993 are not material. SEPSCO's utility and municipal services business segment and its refrigeration business segment have been accounted for as discontinued operations in Triarc Companies' condensed consolidated financial statements.

     On October 15, 1993 SEPSCO sold the assets of its tree maintenance services operations previously included in its utility and municipal services business segment for $69,600,000 in cash plus the assumption by the purchaser of up to $5,000,000 in current liabilities resulting in a loss of $4,771,000. On October 7, 1993 SEPSCO sold the stock of its two construction related operations previously included in its utility and municipal services business segment for a nominal amount subject to adjustments described below. As the related assets are sold or liquidated the purchasers have agreed to pay, as deferred purchase price, 75% of the net proceeds received therefrom (cash of $1,091,000 had been received as of October 31, 1993) plus, in the case of the larger of the two entities, an amount equal to 1.25 times the adjusted book value of such entity as of October 5, 1995. As of October 7, 1993, the adjusted book value of the assets of that entity aggregated approximately $1,600,000. In addition, Triarc Companies paid $2,000,000 during October 1993 to cover short-term operating losses and working capital requirements for the construction related operations. Triarc Companies' current estimate of the sales of the construction related operations is a gain of $2,030,000 excluding any consideration of the potential book value adjustment.

     On November 12, 1993 SEPSCO signed a letter of intent to sell substantially all of the operating assets of the ice operations of its refrigeration business segment for $5,000,000 in cash, a $4,000,000 note (discounted value $3,101,000) and the assumption by the buyer of certain current liabilities of approximately $1,000,000. The note which bears no interest during the first year and 5% thereafter, would be payable in installments of $120,000 at the end of each of the four years following the closing date with the balance of $3,520,000 due at the end of the fifth year following the closing date. The precise timetable for the sale and liquidation of the remaining discontinued operation, the cold storage operations of SEPSCO's refrigeration business segment, will depend upon SEPSCO's ability to identify appropriate potential purchasers and to negotiate acceptable terms for the sale of such operation. SEPSCO currently anticipates completion of such sales by July 31, 1994.

     Based on the analysis performed to date, after taking into account both the charge taken in Fiscal 1993 and the charge to discontinued operations of $10,400,000 (before minority interests of $3,003,000) taken in the three months ended October 31, 1993 (see Note 2), Triarc Companies expects that all

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

currently anticipated dispositions, including the results of their operations through the actual or anticipated disposal dates, will not in the aggregate result in any additional loss to Triarc Companies.

     Net current and non-current assets of the discontinued operations consist of the following:

                                                                                  APRIL 30,    OCTOBER 31,
                                                                                    1993          1993
                                                                                  ---------    -----------
                                                                                       (IN THOUSANDS)
Net assets of operations sold for cash, net of loss on disposal................   $  --          $33,768
Receivables, net...............................................................      25,178        2,506
Inventories....................................................................       2,845          626
Current portion of long-term debt..............................................      (9,709)        (256)
Other current assets and liabilities, net......................................     (11,491)      (3,582)
                                                                                  ---------    -----------
Net current assets of discontinued operations..................................   $   6,823      $33,062
                                                                                  ---------    -----------
                                                                                  ---------    -----------
Properties, net................................................................   $  85,880      $20,884
Long-term debt.................................................................     (16,992)        (287)
Deferred income taxes..........................................................      (8,477)      (2,061)
Other assets and liabilities, net..............................................        (325)      (2,714)
                                                                                  ---------    -----------
Net non-current assets of discontinued operations..............................   $  60,086      $15,822
                                                                                  ---------    -----------
                                                                                  ---------    -----------

     The income (loss) from discontinued operations through July 22, 1993 consisted of the following:

                                                                                        SIX MONTHS
                                                                                           ENDED
                                                                                        OCTOBER 31,
                                                                                    -------------------
                                                                                      1992       1993
                                                                                    --------    -------
                                                                                      (IN THOUSANDS)
Results of Operations
     Revenues....................................................................   $103,628    $83,462
     Operating profit............................................................      6,403      2,298
     Income before income taxes and minority interests...........................      4,989      1,242
     Provision for income taxes..................................................     (1,885)      (920)
     Minority interests..........................................................     (1,088)       (93)
     Net income..................................................................      2,016        229

13. SUBSEQUENT EVENTS

     Triarc has estimated that an aggregate $5,000,000 of the Merger consideration represents settlement costs of the Ehrman Litigation. Of such amount, $1,250,000 represents plaintiff's counsel fees which has been previously accrued. The remaining $3,750,000 will be recorded as a charge to operations during the two months ended December 31, 1993 since it was during such period that Triarc determined that the litigation settlement was more likely than not to be approved by the District Court. In fact, the District Court approved the Settlement Agreement for the Ehrman Litigation on January 11, 1994.

     In March 1994, Chesapeake Insurance entered into an agreement for the full commutation of all insurance previously underwritten by its insurance carrier for the years 1977-1993, on behalf of the Triarc Companies and former affiliated companies which had been reinsured by Chesapeake Insurance (representing approximately $63,500,000 of Triarc Companies insurance loss reserves). In connection with such commutation, Triarc Companies paid an aggregate consideration of approximately $63,500,000, consisting of approximately $29,300,000 of restricted cash and short-term investments of insurance operations, and a promissory note of Triarc bearing interest at 9 1/2% in the principal amount of $34,200,000.

     In February 1994, the official committee of unsecured creditors of APL Corporation (the 'APL Committee') filed a complaint (the 'APL Complaint') against certain Posner Entities, Triarc and

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 31, 1993
                                  (UNAUDITED)

certain companies formerly or presently affiliated with Posner or with Triarc, alleging causes of action arising from various transactions allegedly caused by the named Posner Entities in breach of their fiduciary duties to APL and resulting in corporate waste, fraudulent transfers and preferences. In the APL Complaint, the APL Committee asserts claims against Triarc for (a) aiding and abetting breach of fiduciary duty, (b) equitable subordination of claims which Triarc may have against APL, (c) declaratory relief as to whether APL has any liability to Triarc, and (d) recovery of fraudulent transfers allegedly made by APL to Triarc prior to commencement of the APL proceeding. The APL Complaint seeks an undetermined amount of damages from Triarc, as well as the other relief identified in the preceding sentence. Because the APL Complaint was filed in the last week of February, Triarc Management has not had an opportunity to fully investigate the matters contained therein. However, based on information currently available, Triarc does not believe that the outcome of the APL Complaint will have a material adverse effect on the financial condition or results of operations of the Triarc Companies.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders,
  SOUTHEASTERN PUBLIC SERVICE COMPANY:

     We have audited the accompanying consolidated balance sheets of Southeastern Public Service Company (a Delaware corporation and presently a 71.1% owned subsidiary of Triarc Companies Inc., formerly DWG Corporation) and subsidiaries as of February 29, 1992 and February 28, 1993, and the related consolidated statements of operations and retained earnings (accumulated deficit) and cash flows for each of the three years in the period ended February 28, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southeastern Public Service Company and subsidiaries as of February 29, 1992 and February 28, 1993, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1993, in conformity with generally accepted accounting principles.

     As discussed in Note 7, effective March 2, 1992, the Company's 49% owned affiliate accounted for under the equity method changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                          ARTHUR ANDERSEN & CO.

Miami, Florida,
  July 22, 1993 (except with respect to certain matters discussed in Notes 2 and 15, as to which the date is September 1, 1993).

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                              FEBRUARY 28 OR 29,
                                                                                             --------------------
                                                                                               1992        1993
                                                                                             --------    --------
                                                                                                (IN THOUSANDS)
                                          ASSETS
Current assets:
     Cash.................................................................................   $    282    $    239
     Restricted cash and equivalents (Note 3).............................................      5,264       5,264
     Receivables (less allowance for doubtful accounts of $279 and $269)..................      3,847       3,971
     Finished goods inventories...........................................................      1,025         733
     Notes receivable from Triarc, net (less unamortized deferred discount
       of $39) (Notes 5 and 16)...........................................................      --         25,047
     Other current assets (Note 8)........................................................        905       1,386
     Net current assets of discontinued operations (Note 2)...............................      --          1,987
                                                                                             --------    --------
          Total current assets............................................................     11,323      38,627
Properties, net (Note 6)..................................................................      7,528       7,825
Notes receivable from Triarc (less unamortized deferred discount of $165 at February 29,
  1992) (Notes 5 and 16)..................................................................     55,287      26,538
Investments in affiliates (Notes 7 and 15)................................................     62,905      65,327
Other assets..............................................................................      2,119       1,752
Net non-current assets of discontinued operations (Note 2)................................     69,168      66,184
                                                                                             --------    --------
                                                                                             $208,330    $206,253
                                                                                             --------    --------
                                                                                             --------    --------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt (Notes 9 and 16)...................................   $  9,290    $  9,312
     Notes payable to affiliate (Notes 14 and 17).........................................      5,643      14,043
     Accounts receivable financing (Notes 4 and 17).......................................      8,789       9,536
     Accounts payable.....................................................................      1,674       2,249
     Other accrued expenses...............................................................      3,185       4,624
     Net current liabilities of discontinued operations (Note 2)..........................        180       --
                                                                                             --------    --------
          Total current liabilities.......................................................     28,761      39,764
Long-term debt (less unamortized deferred discount of $6,666 and $5,282) (Notes 9 and
  16).....................................................................................     56,826      49,661
Deferred income taxes (Note 8)............................................................      7,870       7,230
Other liabilities (Note 5)................................................................      7,370       1,368
Commitments and contingencies (Notes 2, 8, 11 and 15)
Stockholders' equity (Note 10):
     Series B, convertible preferred stock, $50 par value; 267,600 shares authorized; 490
      shares issued.......................................................................         24          24
     Common stock, $1 par value; 25,000,000 shares authorized; 11,896,136 shares issued...     11,896      11,896
     Additional paid-in capital...........................................................     90,539      90,539
     Retained earnings....................................................................      5,910       6,637
                                                                                             --------    --------
                                                                                              108,369     109,096
     Less 241,069 common shares in treasury, at cost......................................        866         866
                                                                                             --------    --------
          Total stockholders' equity......................................................    107,503     108,230
                                                                                             --------    --------
                                                                                             $208,330    $206,253
                                                                                             --------    --------
                                                                                             --------    --------

          See accompanying notes to consolidated financial statements.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                    RETAINED EARNINGS (ACCUMULATED DEFICIT)

                                                                                    YEAR ENDED FEBRUARY 28 OR 29,
                                                                                    -----------------------------
                                                                                     1991       1992       1993
                                                                                    -------    -------    -------
                                                                                    (IN THOUSANDS EXCEPT FOR PER
                                                                                           SHARE AMOUNTS)
Net sales........................................................................   $29,154    $29,220    $28,520
                                                                                    -------    -------    -------
Costs and expenses:
     Cost of sales...............................................................    23,033     22,416     22,604
     Selling, general and administrative expenses................................     2,940      2,233      2,282
                                                                                    -------    -------    -------
                                                                                     25,973     24,649     24,886
                                                                                    -------    -------    -------
          Operating profit.......................................................     3,181      4,571      3,634
                                                                                    -------    -------    -------
Other income (expense):
     Interest expense............................................................   (12,892)   (13,740)   (13,901)
     Equity in earnings of affiliates before cumulative effect of changes in
       accounting principles and extraordinary items of affiliate (Note 7).......     2,683      5,201     12,161
     Interest income from Triarc (Note 5)........................................     7,333      7,336      7,336
     Gain on sale of marketable security (Note 5)................................     --         --         6,000
     Gains on repurchase of debentures for sinking fund (Note 9).................     3,510      3,960        117
     Other, net (Note 15)........................................................     1,831        440     (1,104)
                                                                                    -------    -------    -------
                                                                                      2,465      3,197     10,609
                                                                                    -------    -------    -------
          Income from continuing operations before income taxes, cumulative effect of changes in accounting principles and extraordinary items of
            affiliate............................................................     5,646      7,768     14,243
Provision for income taxes (Note 8)..............................................    (1,401)    (1,436)    (1,671)
                                                                                    -------    -------    -------
          Income from continuing operations before cumulative effect of changes
            in accounting principles and extraordinary items of affiliate........     4,245      6,332     12,572
Loss from discontinued operations, net of income taxes (Note 2)..................    (7,899)      (225)    (5,542)
                                                                                    -------    -------    -------
          Income (loss) before equity in cumulative effect of changes in
            accounting principles and extraordinary items of affiliate...........    (3,654)     6,107      7,030
Equity in cumulative effect of changes in accounting principles of affiliate, net
  of income taxes (Note 7).......................................................     --         --        (5,954)
Equity in extraordinary items of affiliate (Note 7)..............................       794      --          (348)
                                                                                    -------    -------    -------
          Net income (loss)......................................................    (2,860)     6,107        728
Retained earnings (accumulated deficit) at beginning of year.....................     2,672       (196)     5,910
     Cash dividends ($2.75 per share):
          Series A Redeemable preferred stock....................................        (7)        (1)        (1)
          Series B Convertible preferred stock...................................        (1)     --         --
                                                                                    -------    -------    -------
Retained earnings (accumulated deficit) at end of year...........................   $  (196)   $ 5,910    $ 6,637
                                                                                    -------    -------    -------
                                                                                    -------    -------    -------
Income (loss) per share (Note 1):
     Continuing operations.......................................................   $   .36    $   .54    $  1.08
     Discontinued operations.....................................................      (.68)      (.02)      (.48)
     Cumulative effect of changes in accounting principles of affiliate..........     --         --          (.51)
     Extraordinary items of affiliate............................................       .07      --          (.03)
                                                                                    -------    -------    -------
     Net income (loss)...........................................................   $  (.25)   $   .52    $   .06
                                                                                    -------    -------    -------
                                                                                    -------    -------    -------

          See accompanying notes to consolidated financial statements.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              YEAR ENDED
                                                                                          FEBRUARY 28 OR 29,
                                                                                      ---------------------------
                                                                                       1991      1992      1993
                                                                                      -------   -------   -------

Cash flows from operating activities:
Net income (loss)...................................................................  $(2,860)  $ 6,107   $   728
     Adjustments to reconcile net income (loss) to net cash provided by (used in)
      operating activities:
          Depreciation..............................................................    1,272     1,231     1,246
          Amortization of deferred financing costs and debt discount................    1,837     1,755     1,663
          Amortization of deferred discount on notes receivable from Triarc.........      (93)     (109)     (126)
          Provision for doubtful accounts...........................................      215       209       188
          Gains on purchases of 11 7/8% Senior Subordinated Debentures..............   (3,510)   (3,960)     (117)
          Gain on sale of marketable security.......................................    --        --       (6,000)
          Loss (gain) on sale of properties.........................................   (1,237)      (66)       18
          Dividends from unconsolidated affiliate...................................    4,576     1,038     3,004
          Equity in net earnings of affiliates......................................   (3,211)   (4,792)   (5,014)
          Loss from discontinued operations.........................................    7,899       225     5,542
          Increase (decrease) in deferred income taxes..............................   (3,249)     (952)   (1,051)
          Other.....................................................................      (16)    1,130       (54)
          Changes in operating assets and liabilities:
               Decrease (increase) in receivables...................................     (334)      370      (312)
               Decrease in inventories..............................................      416        74       292
               Decrease in note receivable from Triarc..............................    --        --        3,828
               Decrease (increase) in other current assets..........................       60      (565)     (481)
               Increase (decrease) in accounts payable..............................      114    (1,070)      575
               Increase (decrease) in accrued expenses..............................     (499)      (94)    1,439
                                                                                      -------   -------   -------
                    Net cash provided by operating activities.......................    1,380       531     5,368
                                                                                      -------   -------   -------
Cash flows from investing activities:
     Capital expenditures...........................................................     (538)     (100)     (656)
     Proceeds from sales of properties..............................................    1,321       160        73
     Investment in affiliate........................................................    --       (1,500)    --
                                                                                      -------   -------   -------
                    Net cash provided by (used in) investing activities.............      783    (1,440)     (583)
                                                                                      -------   -------   -------
Cash flows from financing activities:
     Net proceeds from accounts receivable financing................................    5,878     2,911       747
     Repayments of long-term debt...................................................   (6,158)   (5,651)   (9,249)
     Proceeds from note payable to affiliate........................................    --        5,643     8,400
     Other..........................................................................       (7)       (1)       (1)
                                                                                      -------   -------   -------
                    Net cash provided by (used in) financing activities.............     (287)    2,902      (103)
                                                                                      -------   -------   -------
Net cash provided by continuing operations..........................................    1,876     1,993     4,682
Net cash used by discontinued operations............................................   (5,364)   (2,186)   (4,725)
                                                                                      -------   -------   -------
Net decrease in cash................................................................   (3,488)     (193)      (43)
Cash at beginning of year...........................................................    3,963       475       282
                                                                                      -------   -------   -------
Cash at end of year.................................................................  $   475   $   282   $   239
                                                                                      -------   -------   -------
                                                                                      -------   -------   -------

                                                  (table continued on next page)

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)

(table continued from previous page)

                                                                                              YEAR ENDED
                                                                                          FEBRUARY 28 OR 29,
                                                                                      ---------------------------
                                                                                       1991      1992      1993
                                                                                      -------   -------   -------
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
          Interest..................................................................  $11,035   $11,910   $11,401
                                                                                      -------   -------   -------
                                                                                      -------   -------   -------
          Income taxes..............................................................  $ 4,178   $ 1,050   $ 2,204
                                                                                      -------   -------   -------
                                                                                      -------   -------   -------

- ------------

     Other:

            During the years ended February 28, 1991, February 29, 1992 and February 28, 1993, Southeastern Public Service Company ('SEPSCO') a 71.1% owned subsidiary of Triarc Companies, Inc. ('Triarc', formerly DWG Corporation), received interest payments from Triarc of $5,600, $7,209 and $6,026, respectively, in the form of offsets against amounts due from SEPSCO to Triarc. In 1993, amounts payable to Triarc were netted against a $6,500 promissory note receivable from Triarc (see Note 5).

            The reduction in the SEPSCO's ownership of CFC Holdings Corp. ('CFC Holdings') in July 1991 described in Note 7 resulted in SEPSCO reclassifying, in the year ended February 29, 1992, to 'Additional paid-in capital' the cumulative equity in net losses of CFC Holdings amounting to $15,210 which was previously recorded in 'Other liabilities'.

          See accompanying notes to consolidated financial statements.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Southeastern Public Service Company ('SEPSCO') a 71.1% owned subsidiary of Triarc Companies Inc. ('Triarc', formerly DWG Corporation), and its subsidiaries. Due to their planned sale or liquidation (see Note 2), all subsidiaries except for the liquefied petroleum gas business have been reflected as discontinued operations. All significant intercompany balances and transactions have been eliminated in consolidation. SEPSCO's consolidated financial statements for each of the years in the years ended February 28, 1991 ('SEPSCO Fiscal 1991'), February 29, 1992 ('SEPSCO Fiscal 1992') and February 28, 1993 ('SEPSCO Fiscal 1993') include the results of Graniteville Company ('Graniteville') as a 49% owned affiliate and CFC Holdings Corp. ('CFC Holdings') as a 48% owned affiliate prior to July 1991, 5.4% owned since such date. Both investments are accounted for on the equity method. SEPSCO's year ends on the last day of February and as used herein February 28 shall mean the last day of SEPSCO's fiscal year.

CASH AND EQUIVALENTS

     SEPSCO considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories are determined under the lower of cost (first-in, first-out basis) or market basis.

DEPRECIATION, DEPLETION AND AMORTIZATION

     Assets acquired prior to March 1, 1980 are depreciated on the straight-line basis using composite annual rates on the majority of properties of 5.2% to 7.2% for refrigeration properties; and 5% for liquefied petroleum gas properties. The development of these composite rates was based on the estimated useful lives of the related asset groups. Under the composite method of depreciation, upon normal retirement or replacement, the cost of property, less any salvage proceeds, is charged to accumulated depreciation. Gains and losses arising from abnormal retirements or disposals are included in current earnings.

     Assets acquired on or after March 1, 1980 are depreciated on the straight-line basis using the estimated useful lives of the related major classes of properties; 3 to 9 years for automotive equipment; 5 to 20 years for machinery and equipment; and 20 to 30 years for buildings and improvements. Under this method, gains and losses arising from disposals are included in current earnings.

     Depreciation and depletion on natural gas and oil properties are computed using the units-of-production method based on proven reserves estimated from engineering data.

     Financing costs incurred in connection with the issuance of SEPSCO's 11 7/8% Senior Subordinated Debentures (the '11 7/8% Debentures') are being amortized as interest expense over the term of the 11 7/8% Debentures using the effective interest method. At February 28, 1992 and 1993, $1,342,000 and $1,063,000, respectively, of such unamortized deferred financing costs are included in 'Other assets' in the accompanying consolidated balance sheets.

     The original issue debt discount on the 11 7/8% Debentures is being amortized as interest expense over the term of the 11 7/8% Debentures using the effective interest method. Such unamortized debt discount is reported as a reduction of related long-term debt in the accompanying consolidated balance sheets.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     Federal income tax returns for SEPSCO and its consolidated subsidiaries are filed on a consolidated basis. Deferred income taxes are provided to recognize timing differences of income and expense items for financial and tax reporting purposes.

     In February 1992, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes', which requires SEPSCO to adopt the new accounting and disclosure rules no later than the first quarter of the ten months ending December 31, 1993 ('SEPSCO Transition 1993'). SEPSCO adopted the new standard effective March 1, 1993 and did not restate prior periods. The cumulative effect on prior years of this change in accounting principles for the three months ended May 31, 1993 was a favorable effect of $7,617,000 or $.65 per share.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     In December 1990, the FASB issued a new standard on accounting for postretirement benefits other than pensions, SFAS No. 106 'Employers' Accounting for Postretirement Benefits Other than Pensions', which requires SEPSCO to adopt the new accounting and disclosure rules no later than the first quarter of Transition 1993. This new standard requires that the expected cost of these benefits be charged to expense during the years that employees render service. SEPSCO adopted the new standard effective March 1, 1993, the effect of which was immaterial.

OIL AND GAS

     The successful efforts method of accounting is followed for costs incurred in oil and gas exploration and development activities. Property acquisition costs for oil and gas properties are initially capitalized. When a property is determined to contain proven reserves, its property acquisition costs are transferred to proven properties and amortized using the units-of-production method. Exploration costs other than drilling, including geological and geophysical costs are expensed as incurred. Exploratory drilling costs are initially capitalized. If and when a property is determined to be nonproductive, property acquisition and exploratory drilling costs are expensed.

INCOME (LOSS) PER SHARE

     Income (loss) per share has been computed by dividing net income (loss), after the reduction for preferred stock dividend requirements, by the weighted average number (11,655,067) of common shares outstanding during each of the years in the three year period ended February 28, 1993.

(2) DISCONTINUED OPERATIONS

     SEPSCO originally issued its consolidated financial statements for the fiscal year ended February 28, 1993 in May 1993. Subsequent thereto, on July 22, 1993 SEPSCO's Board of Directors authorized the sale or liquidation of its utility and municipal services, refrigeration and natural gas and oil businesses. Accordingly, SEPSCO has restated the accompanying consolidated financial statements for each of the three years in the period ended February 28, 1993 to reflect such businesses as discontinued operations. In addition, on July 22, 1993 SEPSCO's Board of Directors also authorized the sale or liquidation of the liquefied petroleum gas business (see Note 18 regarding discussion of subsequent events). On September 1, 1993 SEPSCO entered into an agreement to sell the assets of its tree maintenance services operations previously included in its utility and municipal services business segment for approximately $70,000,000 of cash plus the assumption by the purchaser of up to $5,000,000 in current liabilities. The resulting gain or loss is not yet determinable; management of SEPSCO, however, expects to approximately break even on such sales, or, at worst, incur an immaterial loss. Consummation of the sale is subject to the satisfaction of a number of standard conditions, including

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

regulatory approvals. The precise timetable for the sale and liquidation of the remaining discontinued businesses will depend upon SEPSCO's ability to identify appropriate purchasers and to negotiate acceptable terms for the sale of such businesses and assets. However, SEPSCO currently anticipates completing such sales or liquidations by July 31, 1994. After consideration of a $4,903,000 pre-tax write-down in SEPSCO Fiscal 1993 relating to accruals for environmental remediation and losses on certain contracts in progress reflected in operating profit (loss) of discontinued operations summarized below, an $8,000,000 pre-tax provision for impairment of certain unprofitable properties subsequently recorded during the quarter ended May 31, 1993 (resulting from an evaluation of the properties on a sale or liquidation basis rather than on an operating basis due to the anticipated decision which was reached subsequent to the issuance of the May 31, 1993 financial statements to sell or liquidate such properties) and based on the analysis performed to date, SEPSCO expects that such dispositions including results of operations through the anticipated disposal dates and any loss on the sale of the tree maintenance services operations will not in the aggregate result in a net loss to SEPSCO (see Note 18 regarding discussion of subsequent events).

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Condensed financial information for the discontinued operations, which has been retroactively classified separately in the accompanying consolidated financial statements, is as follows:

                                                                                                FEBRUARY 28,
                                                                        ------------------------------------------------------------
                                                                                    1992                            1993
                                                                        ----------------------------    ----------------------------
                                                                                        UTILITY AND                     UTILITY AND
                                                                                         MUNICIPAL                       MUNICIPAL
                                                                        NATURAL GAS    SERVICES AND     NATURAL GAS    SERVICES AND
                                                                          AND OIL      REFRIGERATION      AND OIL      REFRIGERATION
                                                                        -----------    -------------    -----------    -------------
                                                                                               (IN THOUSANDS)
Current assets:
     Cash............................................................     $--            $ --             $--            $ --
     Receivables, less allowance for doubtful accounts...............         350           25,763            365           26,313
     Inventories.....................................................         184            3,530            160            2,894
     Other current assets............................................          68            2,094             40            1,939
                                                                        -----------    -------------    -----------    -------------
          Total current assets.......................................         602           31,387            565           31,146
                                                                        -----------    -------------    -----------    -------------
Current liabilities:
     Current portion of long-term debt...............................      --                   25         --                  349
     Current portion of capital leases due to leasing affiliate......          51           11,527             25           10,245
     Accounts payable................................................         447            9,858            287            8,693
     Accrued salaries and wages......................................          61            2,743             29            2,800
     Other accrued expenses..........................................         786            6,671            879            6,417
                                                                        -----------    -------------    -----------    -------------
          Total current liabilities..................................       1,345           30,824          1,220           28,504
                                                                        -----------    -------------    -----------    -------------
               Net current assets (liabilities) of discontinued
                 operations..........................................     $  (743)       $     563        $  (655)       $   2,642
                                                                        -----------    -------------    -----------    -------------
                                                                        -----------    -------------    -----------    -------------
Non-current assets:
     Properties......................................................     $18,764        $ 181,032        $18,893        $ 189,101
     Less accumulated depreciation, depletion and amortization.......      10,600           95,219         11,489          104,625
                                                                        -----------    -------------    -----------    -------------
                                                                            8,164           85,813          7,404           84,476
     Other assets....................................................          43            1,197             29            1,083
                                                                        -----------    -------------    -----------    -------------
          Total non-current assets...................................       8,207           87,010          7,433           85,559
                                                                        -----------    -------------    -----------    -------------
Non-current liabilities:
     Long-term debt..................................................      --                   92         --                  172
     Capitalized leases due to leasing affiliate.....................          34           17,944             21           16,799
     Deferred income taxes...........................................       1,580            5,418          1,303            5,162
     Other liabilities...............................................           5              976            304            3,047
                                                                        -----------    -------------    -----------    -------------
          Total non-current liabilities..............................       1,619           24,430          1,628           25,180
                                                                        -----------    -------------    -----------    -------------
               Net non-current assets of discontinued operations.....     $ 6,588        $  62,580        $ 5,805        $  60,379
                                                                        -----------    -------------    -----------    -------------
                                                                        -----------    -------------    -----------    -------------

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                   YEAR ENDED FEBRUARY 28,
                               -----------------------------------------------------------------------------------------------
                                           1991                            1992                             1993
                               -----------------------------   -----------------------------   -------------------------------
                                               UTILITY AND                     UTILITY AND                      UTILITY AND
                                                MUNICIPAL                       MUNICIPAL                        MUNICIPAL
                               NATURAL GAS     SERVICES AND    NATURAL GAS     SERVICES AND    NATURAL GAS      SERVICES AND
                                 AND OIL      REFRIGERATION      AND OIL      REFRIGERATION      AND OIL       REFRIGERATION
                               ------------   --------------   ------------   --------------   ------------   ----------------
                                                                       (IN THOUSANDS)
Operating revenues:
     Net sales................ $    6,900     $      11,083    $    5,488     $      32,709    $    5,488     $        10,818
     Service revenues.........     --               170,178        --               162,156        --                 188,408
                               ------------   --------------   ------------   --------------   ------------   ----------------
                                    6,900           181,261         5,488           194,865         5,488             199,226
                               ------------   --------------   ------------   --------------   ------------   ----------------
Operating costs and expenses:
     Cost of sales............      3,530            12,131         2,997            11,095         3,934              10,805
     Cost of services.........     --               160,486        --               168,639        --                 176,895
     Selling, general and
       administrative
       expenses...............      3,681            15,465         2,139            12,784         2,070              13,011
                               ------------   --------------   ------------   --------------   ------------   ----------------
                                    7,211           188,082         5,136           192,518         6,004             200,711
                               ------------   --------------   ------------   --------------   ------------   ----------------
          Operating profit
            (loss)............       (311  )         (6,821 )         352             2,347          (516  )           (1,485 )
                               ------------   --------------   ------------   --------------   ------------   ----------------
Other income (expense):
     Interest expense.........        (18  )         (4,179 )         (14  )         (4,416 )          (9  )           (3,738 )
     Other, net...............          1              (610 )        (148  )          1,397            26              (2,240 )
                               ------------   --------------   ------------   --------------   ------------   ----------------
                                      (17  )         (4,789 )        (162  )         (3,019 )          17              (5,978 )
                               ------------   --------------   ------------   --------------   ------------   ----------------
     Income (loss) before
       income taxes...........       (328  )        (11,610 )         190              (672 )        (499  )           (7,463 )
Benefit from (provision for)
  income taxes................        107             3,932          (126  )            383           172               2,248
                               ------------   --------------   ------------   --------------   ------------   ----------------
     Income (loss) from
       discontinued
       operations............. $     (221  )  $      (7,678 )  $       64     $        (289 )  $     (327  )  $        (5,215 )
                               ------------   --------------   ------------   --------------   ------------   ----------------
                               ------------   --------------   ------------   --------------   ------------   ----------------

(3) RESTRICTED CASH AND EQUIVALENTS

     SEPSCO has an arrangement with a bank providing for the issuance of letters of credit for the purpose of securing certain performance and other bonds associated with the discontinued operations. These letters of credit are collateralized by cash deposited in restricted interest-bearing accounts not associated with the discontinued operations.

(4) DUE UNDER ACCOUNTS RECEIVABLE FINANCING

     In January 1991, SEPSCO entered into an accounts receivable financing arrangement with a commercial lender which covered substantially all the accounts receivable of the tree maintenance activities and the construction related activities of the utility and municipal services segment and a certain location of the refrigeration segment (the 'Covered Segments'). Such advances bore interest at the prime rate (6% at February 28, 1993) plus 1%, and a commission of 1% of each account receivable for which advances were made and the payment of an administrative fee of $100,000 per year. Pursuant to this arrangement, all accounts receivable of the Covered Segments were pledged as collateral. The proceeds from this financing were utilized for corporate obligations. As described in Note 17, on April 23, 1993, upon completion of the acquisition (the 'Acquisition') of 28.6% of Triarc by DWG Acquisition Group, L.P., ('DWG Acquisition'), SEPSCO paid $12,689,000 outstanding as of that date under the accounts receivable financing arrangement and terminated such arrangement.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) NOTES RECEIVABLE FROM TRIARC

     SEPSCO holds a promissory note (the 'Note') of Triarc in the original face amount of $48,952,000, bearing interest at the annual rate of 13% payable semi-annually. On April 23, 1993 SEPSCO received a partial prepayment of $22,414,000 on the principal of the Note plus $1,430,000 of accrued interest from Triarc. The Note, after giving effect to such prepayment, is due on August 1, 1998. The Note resulted from the 1986 sale of approximately 51% of the outstanding common shares of Graniteville to Triarc and is secured by such shares. The Note is subordinated to senior indebtedness of Triarc to the extent, if any, that the payment of principal and interest thereon is not satisfied out of proceeds of the pledged Graniteville shares.

     At February 28, 1993 SEPSCO also held an unsecured promissory note (the 'Promissory Note') of Triarc in the face amount of $6,500,000, bearing interest at an annual rate of 13%, payable semi-annually and maturing on July 12, 1993. The Promissory Note arose in connection with the sale of common stock of an unaffiliated company to Triarc. The Promissory Note was recorded net of an original deferred discount of $500,000 which was amortized to interest income using the effective interest rate method. The carrying value of the Promissory Note at February 28, 1992 and 1993 was $6,335,000 and $6,461,000, respectively. Netted against such Promissory Note, which is reflected as a current asset as of February 28, 1993, are current amounts payable to Triarc amounting to $3,828,000. Such amount at February 28, 1992 of $3,102,000 was included in 'Net current assets of discontinued operations' in the accompanying consolidated balance sheet. As described in Note 17, on April 23, 1993 SEPSCO received full payment of the Promissory Note in the amount of $6,806,000, including $306,000 of accrued interest from Triarc. Such payment included $3,271,000 in cash and $3,535,000 in offsets of amounts owed by SEPSCO to Triarc. A related $6,000,000 gain on the sale of the common stock of an unaffiliated company to Triarc had been previously deferred until collection of the Promissory Note was assured. As such note was collected in April 1993, the $6,000,000 gain was recognized in SEPSCO Fiscal 1993. Such deferred gain had been deferred in 'Other liabilities' in the accompanying consolidated balance sheet as of February 28, 1992.

(6) PROPERTIES

     The following is a summary of the components of properties, at cost:

                                                                                             FEBRUARY 28,
                                                                                     ----------------------------
                                                                                         1992            1993
                                                                                     ------------    ------------
                                                                                            (IN THOUSANDS)
Land..............................................................................     $    1,216      $    1,722
Buildings and improvements........................................................          1,232           1,244
Machinery and equipment...........................................................         13,600          13,601
Automotive equipment..............................................................          3,860           3,964
                                                                                     ------------    ------------
                                                                                           19,908          20,531
Less accumulated depreciation.....................................................         12,380          12,706
                                                                                     ------------    ------------
                                                                                       $    7,528      $    7,825
                                                                                     ------------    ------------
                                                                                     ------------    ------------

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) INVESTMENTS IN AFFILIATES

     Investments in affiliates consisted of the following:

                                                                                        FEBRUARY 28,
                                                                                     ------------------
                                                                                      1992       1993
                                                                                     -------    -------
                                                                                       (IN THOUSANDS)
Graniteville......................................................................   $59,496    $62,530
CFC Holdings......................................................................     1,909      1,297
Chesapeake Insurance..............................................................     1,500      1,500
                                                                                     -------    -------
                                                                                     $62,905    $65,327
                                                                                     -------    -------
                                                                                     -------    -------

     Equity in earnings of affiliates before income taxes on the ultimate distribution of earnings of affiliates to SEPSCO, cumulative effect of changes in accounting principles and extraordinary items consisted of the following:

                                                                               YEAR ENDED FEBRUARY 28,
                                                                             ---------------------------
                                                                              1991      1992      1993
                                                                             ------    ------    -------
                                                                                   (IN THOUSANDS)
Graniteville..............................................................   $3,909    $6,009    $12,426
CFC Holdings..............................................................   (1,226)     (808)      (265)
                                                                             ------    ------    -------
                                                                             $2,683    $5,201    $12,161
                                                                             ------    ------    -------
                                                                             ------    ------    -------

GRANITEVILLE

     Summary consolidated balance sheets at February 28, 1992 and 1993 and consolidated statements of earnings for each of the years in the three-year period ended February 28, 1993 of Graniteville are as follows:

                                                                                       FEBRUARY 28,
                                                                                   --------------------
                                                                                     1992        1993
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
Summary Consolidated Balance Sheets
     Current assets.............................................................   $114,801    $154,258
     Properties, net............................................................    102,119     105,472
     Other assets...............................................................      3,422       3,634
                                                                                   --------    --------
                                                                                   $220,342    $263,364
                                                                                   --------    --------
                                                                                   --------    --------
     Current liabilities........................................................   $ 46,781    $ 59,856
     Long-term debt.............................................................     41,821      52,896
     Deferred income taxes......................................................      9,845      21,374
     Other liabilities..........................................................        475       1,626
     Stockholders' equity.......................................................    121,420     127,612
                                                                                   --------    --------
                                                                                   $220,342    $263,364
                                                                                   --------    --------
                                                                                   --------    --------

                                                                          YEAR ENDED FEBRUARY 28,
                                                                      --------------------------------
                                                                        1991        1992        1993
                                                                      --------    --------    --------
                                                                               (IN THOUSANDS)
Summary Consolidated Statements of Income
     Operating revenues............................................   $414,538    $456,402    $499,060
     Operating profit..............................................     10,619      28,786      49,734
     Income before cumulative effect of changes in accounting
       principles..................................................      7,978      12,263      25,360
     Net income....................................................      7,978      12,263      12,324

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In SEPSCO Fiscal 1993 Graniteville adopted SFAS 109 and SFAS 106 with the cumulative effect of changes in accounting principles resulting in charges to Graniteville's consolidated statement of earnings amounting to $12,314,000 for SFAS 109 and $722,000, net of Graniteville's taxes of $429,000 for SFAS 106. Graniteville's equity, net of taxes of $434,000 in such cumulative effect, amounted to a charge of $5,954,000 or $.51 per share.

     As a result of the Acquisition, Graniteville is permitted to pay dividends or make loans or advances to SEPSCO in an amount equal to 50% of the net income of Graniteville accumulated from the beginning of the first fiscal year commencing on or after December 20, 1994, provided that the outstanding principal balance of Graniteville's term loan is less than $50 million at the time of the payments and certain other conditions are met. Accordingly, following the Acquisition and prior to February 28, 1996, Graniteville will be unable to pay any dividends to SEPSCO. Cash dividends received by SEPSCO from its investment in Graniteville were, $4,576,000, $1,038,000 and $3,004,000, in the years ended February 28, 1991, 1992 and 1993, respectively.

CFC HOLDINGS

     SEPSCO presently owns 5.4% of the outstanding common stock of CFC Holdings. The remaining 94.6% of such common stock is currently owned by Triarc. CFC Holdings owns 100% of RC/Arby's Corporation ('RC/Arby's', formerly known as Royal Crown Corporation) (the principal subsidiaries of which are Arby's Inc. ('Arby's') and Royal Crown Company, Inc. ('RC Cola', formerly known as Royal Crown Cola Co., Inc.) and Chesapeake Insurance. SEPSCO received its 5.4% interest in CFC Holdings in July 1991 in exchange for its then 5.4% interest in the common stock of RC/Arby's which at that time owned 100% of Arby's, RC Cola and Chesapeake Insurance. In connection with a capital restructuring in July 1991, all of the RC/Arby's preferred stock which was owned by Triarc was converted into common stock of RC/Arby's reducing SEPSCO's ownership percentage from its then 48% to 5.4%. The reduction in SEPSCO's ownership in connection with such restructuring resulted in SEPSCO reclassifying as of August 31, 1991, to 'Additional paid-in capital', the cumulative equity in net losses of CFC Holdings amounting to $15,210,000 which was previously recorded in 'Other liabilities'.

     SEPSCO's equity in extraordinary items relates to CFC Holdings and consisted of a credit in SEPSCO Fiscal 1991 of $794,000 due to the utilization of a net operating loss carryforward and a charge in SEPSCO Fiscal 1993 of $348,000 due to the early extinguishment of debt.

     In SEPSCO Fiscal 1992, SEPSCO purchased 15,000 convertible redeemable preferred shares of Chesapeake Insurance for $1,500,000. Such stock bears annual dividends, as and when declared by Chesapeake Insurance, of 6% and is convertible into Chesapeake Insurance common shares at a price of $5.52 per common share. If all convertible preferred shares issued by Chesapeake Insurance were converted to common shares SEPSCO's ownership of Chesapeake Insurance would be 11.5%. SEPSCO accounts for such investment on the cost method.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8) INCOME TAXES

     The provision for income taxes consisted of the following components:

                                                                              YEAR ENDED FEBRUARY 28,
                                                                           -----------------------------
                                                                            1991       1992       1993
                                                                           -------    -------    -------
                                                                                  (IN THOUSANDS)
Current:
     Federal............................................................   $(1,181)   $  (849)   $  (183)
     State..............................................................      (268)      (312)      (227)
                                                                           -------    -------    -------
                                                                            (1,449)    (1,161)      (410)
                                                                           -------    -------    -------
Deferred:
     Federal............................................................        19       (326)    (1,291)
     State..............................................................        29         51         30
                                                                           -------    -------    -------
                                                                                48       (275)    (1,261)
                                                                           -------    -------    -------
                                                                           $(1,401)   $(1,436)   $(1,671)
                                                                           -------    -------    -------
                                                                           -------    -------    -------

     The difference between the reported tax provision and the computed tax provision at the statutory rate is reconciled as follows:

                                                                              YEAR ENDED FEBRUARY 28,
                                                                           -----------------------------
                                                                            1991       1992       1993
                                                                           -------    -------    -------
                                                                                  (IN THOUSANDS)
Income from continuing operations before income taxes, cumulative effect of changes in accounting principles and extraordinary items of
  affiliate.............................................................   $ 5,646    $ 7,768    $14,243
                                                                           -------    -------    -------
                                                                           -------    -------    -------
Computed expected tax provision at 34%..................................   $(1,920)   $(2,641)   $(4,843)
Decrease (increase) in Federal taxes from:
     Dividend exclusion on equity in earnings of affiliates.............       730      1,415      3,308
     State taxes, net of Federal income tax benefit.....................      (158)      (172)      (130)
     Other, net.........................................................       (53)       (38)        (6)
                                                                           -------    -------    -------
                                                                           $(1,401)   $(1,436)   $(1,671)
                                                                           -------    -------    -------
                                                                           -------    -------    -------

     The deferred income tax (provision) benefit consisted of the following:

                                                                              YEAR ENDED FEBRUARY 28,
                                                                            ----------------------------
                                                                             1991      1992       1993
                                                                            ------    ------    --------
                                                                                   (IN THOUSANDS)
Gain on sale of marketable security......................................   $ --      $ --      $ (2,040)
Book over tax gain on repurchase of Debentures...........................     (402)     (764)      --
Original issue discount..................................................      200        72          (9)
Settlement of litigation.................................................     --        --           442
Book over tax depreciation...............................................      144       318         339
Other....................................................................      106        99           7
                                                                            ------    ------    --------
                                                                            $   48    $ (275)   $ (1,261)
                                                                            ------    ------    --------
                                                                            ------    ------    --------

     The net liability for non-current deferred income taxes is reported as a separate line item on the accompanying consolidated balance sheets while the net benefit for current deferred income taxes of $663,000 as of February 28, 1993 is included in 'Other current assets'.

     As of February 28, 1993 SEPSCO had net operating loss carryforwards for federal income tax reporting purposes of approximately $6,200,000. Such carryforwards will expire in the amount of approximately $3,300,000 in the year 2006 and approximately $2,900,000 in the year 2008. In addition

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SEPSCO has depletion carryforwards of $5,000,000 and alternative minimum tax credit carryforwards of approximately, $3,400,000, both of which have an unlimited carryforward period. Such carryforwards are available to offset future taxable income and capital gains, if any.

     Federal income tax returns of SEPSCO have been examined by the Internal Revenue Service ('IRS') for the tax years 1986 through 1988. Such audit has been substantially resolved at no material cost to SEPSCO. The IRS has recently commenced the examination of SEPSCO's Federal income tax returns for the tax years 1989 through 1992. The amount and timing of any payments required as a result of the 1989 through 1992 audit cannot presently be determined. However, SEPSCO believes that it has adequate aggregate reserves for any tax liability, including interest, that may result from all such examinations.

(9) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                                  FEBRUARY 28,
                                                                               --------------------------------------------------
                                                                                        1992                       1993
                                                                               -----------------------    -----------------------
                                                                                                 (IN THOUSANDS)
11 7/8% Senior Subordinated Debentures due February 1, 1998 (less
  unamortized deferred debt discount of $6,666,000 and $5,282,000)..........           $65,334                    $57,718
Capitalized lease obligations with an affiliate (see Note 11)...............               636                        703
10%-13% mortgage and equipment notes due 1994 to 2003.......................               146                        546
Other.......................................................................         --                                 6
                                                                                    ----------                 ----------
                                                                                        66,116                     58,973
Less current portion of long-term debt......................................             9,290                      9,312
                                                                                    ----------                 ----------
                                                                                       $56,826                    $49,661
                                                                                    ----------                 ----------
                                                                                    ----------                 ----------

     Aggregate annual maturities, including required sinking fund payments and capitalized lease obligations, of long-term debt as of February 28, 1993 are as follows (in thousands):

YEAR ENDED FEBRUARY 28,
- -----------------------------------------------------------------------------------
1994...............................................................................   $ 9,312
1995...............................................................................     9,259
1996...............................................................................     9,184
1997...............................................................................     9,118
1998...............................................................................    27,089
Thereafter.........................................................................       293
                                                                                      -------
                                                                                       64,255
Less unamortized deferred debt discount at February 28, 1993.......................     5,282
                                                                                      -------
                                                                                      $58,973
                                                                                      -------
                                                                                      -------

     SEPSCO is required to retire annually, through a mandatory sinking fund, $9,000,000 principal amount of the 11 7/8% Debentures through 1997 with a final payment of $27,000,000 due in 1998. On February 1, 1991 and 1992, SEPSCO satisfied its mandatory sinking fund requirement due on such dates by purchasing in the open market the required $9,000,000 principal amount of such 11 7/8% Debentures. On February 1, 1993 SEPSCO satisfied its mandatory sinking fund requirement due on such date by payment of $8,734,000 in cash and $266,000 of principal amount of 11 7/8% Debentures. The discount on the 11 7/8% Debentures purchased is reported as a separate line item in the accompanying consolidated statements of operations.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under provisions of the indenture (the 'Indenture') pursuant to which the 11 7/8% Debentures were issued, SEPSCO is permitted to pay cash dividends and acquire shares of SEPSCO's capital stock up to a maximum of $10,412,000 as of February 28, 1993.

     The Indenture contains a provision which limits to $100,000,000 the aggregate amount of specified kinds of indebtedness that SEPSCO and its consolidated subsidiaries can incur. At February 28, 1993 such indebtedness was $82,369,000 resulting in allowable indebtedness of $17,631,000.

(10) STOCKHOLDERS' EQUITY

     Additional paid-in capital increased by $15,210,000 in SEPSCO Fiscal 1992 as a result of the reduction in equity ownership of an affiliate (see Note 7). There were no other changes in the stockholders' equity accounts for the three years ended February 28, 1993 except for retained earnings (accumulated deficit) as set forth on the consolidated statements of operations and retained earnings (accumulated deficit).

     At February 28, 1993, 64.9% of SEPSCO's outstanding common stock $1.00 par value per share (the 'SEPSCO Common Stock') and all of the convertible preferred stock, Series B, was owned by Triarc. Such common stock ownership was increased to 71.1% as of April 23, 1993. The convertible preferred stock bears a dividend of 5 1/2% and is convertible into 8,167 shares of common stock at a rate of $3.00 per share.

     Included in 'Retained earnings' at February 28, 1992 and 1993 are $1,299,000 and $3,309,000 of net undistributed earnings of unconsolidated affiliates, respectively.

(11) LEASE COMMITMENTS

     SEPSCO leases certain machinery, automotive and other equipment primarily from an indirect, wholly-owned subsidiary of Triarc under long-term lease obligations which are accounted for as capital leases in the accompanying consolidated balance sheets. The cost of properties under capital leases of continuing operations (included in 'Properties, net') amounted to $1,280,000 and $1,264,000 at February 28, 1992 and 1993, respectively, and the cost of properties under capital leases of discontinued operations (included in 'Net non-current assets of discontinued operations') amounted to $58,357,000 and $54,698,000, respectively.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The future minimum lease payments (net of sublease rentals which are not significant) under capital leases and operating leases with an initial noncancelable term in excess of one year are as follows as of February 28, 1993:

                                           CAPITAL LEASES                          OPERATING LEASES
                                -------------------------------------    ------------------------------------
                                CONTINUING    DISCONTINUED               CONTINUING    DISCONTINUED
YEAR ENDED FEBRUARY 28,         OPERATIONS     OPERATIONS      TOTAL     OPERATIONS     OPERATIONS     TOTAL
- -----------------------------   ----------    ------------    -------    ----------    ------------    ------
                                                               (IN THOUSANDS)
1994.........................      $327         $ 12,552      $12,879       $281           $134        $  415
1995.........................       248            9,213        9,461        227             93           320
1996.........................       149            6,155        6,304        148             34           182
1997.........................        69            2,809        2,878         43             28            71
1998.........................        30            1,032        1,062          9              2            11
Thereafter...................     --              --            --            17          --               17
                                ----------    ------------    -------    ----------      ------        ------
Total minimum lease
  payments...................       823           31,761       32,584       $725           $291        $1,016
                                                                         ----------      ------        ------
                                                                         ----------      ------        ------
Less amounts representing
  interest...................       120            4,671        4,791
                                ----------    ------------    -------
Present value of minimum
  lease payments.............      $703         $ 27,090      $27,793
                                ----------    ------------    -------
                                ----------    ------------    -------

     Rental expense under operating leases, which is primarily for the rental of office space, was $2,764,000 in SEPSCO Fiscal 1991, $2,330,000 in 1992 and $2,012,000 in 1993, of which $629,000, $537,000 and $485,000, respectively, related to continuing operations and $2,135,000, $1,793,000 and $1,527,000, respectively, related to discontinued operations.

(12) RETIREMENT PLANS

     Substantially all of the employees of the continuing and discontinued businesses are covered under SEPSCO's 401(k) defined contribution plan or one of the multi-employer union plans to which SEPSCO contributes.

     The defined contribution plan allows eligible employees to contribute up to 15% of their total earnings, subject to certain limitations. SEPSCO makes a matching contribution for eligible employees of 25% of the employee's contributions but limited to the first 5% of an employee's compensation and an additional contribution equal to 1/4 of 1% of such employee's total earnings. Total contributions were $395,000 in SEPSCO Fiscal 1991, $368,000 in 1992 and $394,000 in 1993.

     SEPSCO had several defined benefit pension plans, all of which were frozen prior to February 28, 1990. SEPSCO's applications with the Pension Benefit Guaranty Corporation and the Internal Revenue Service for the termination and distribution of surplus pension assets of SEPSCO's defined benefit pension plans were approved during SEPSCO Fiscal 1992. After the purchase of annuities for plan participants, SEPSCO received the net surplus pension assets of $3,226,000 in SEPSCO Fiscal 1992 and $206,000 in SEPSCO Fiscal 1993. Substantially all of the gain on such reversions had previously been reflected through February 28, 1992 in accordance with SFAS 87, including $963,000 and $863,000 in SEPSCO Fiscal 1991 and 1992, respectively. During the year ended February 28, 1993 all remaining prepaid and accrued pension costs existing as of February 28, 1992 were eliminated resulting in a termination gain of $431,000.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the SEPSCO Fiscal 1991 and 1992 net periodic pension benefits are as follows:

                                                                                         FEBRUARY 28,
                                                                                      ------------------
                                                                                       1991       1992
                                                                                      -------    -------
                                                                                        (IN THOUSANDS)
Service cost.......................................................................   $     2    $ --
Interest cost on projected benefit obligation......................................       695        604
Return on plan assets..............................................................    (1,381)    (1,241)
Amortization, net of deferral......................................................      (279)      (226)
                                                                                      -------    -------
     Net periodic pension benefits.................................................   $  (963)   $  (863)
                                                                                      -------    -------
                                                                                      -------    -------

     An assumed discount rate of 7.5% in SEPSCO Fiscal 1991 and 7% in 1992 and an expected long-term rate of return on assets of 9%, were used in developing this data. Plan assets were invested in a managed portfolio consisting primarily of money market investments, corporate bonds and common stock of unaffiliated issuers.

     The following table sets forth a reconciliation of funded status of the plans:

                                                                                  FEBRUARY 28, 1992
                                                                            ------------------------------
                                                                                     PLANS WHERE
                                                                            ------------------------------
                                                                            ASSETS EXCEED     ACCUMULATED
                                                                             ACCUMULATED       BENEFITS
                                                                              BENEFITS       EXCEED ASSETS
                                                                            -------------    -------------

                                                                                   (IN THOUSANDS)
Accumulated and projected benefit obligation -- fully vested.............      $(1,975)         $(2,241)
Plan assets at fair value................................................        2,985            1,452
                                                                            -------------    -------------
Projected benefit obligation (in excess of) or less than plan assets.....        1,010             (789)
Unrecognized net loss....................................................          350           --
Unrecognized net asset at transition.....................................         (496)          --
                                                                            -------------    -------------
Prepaid (accrued) pension cost...........................................      $   864          $  (789)
                                                                            -------------    -------------
                                                                            -------------    -------------

     Under certain union contracts, SEPSCO is required to make payments to the union pension funds based upon hours worked by the eligible employees. Payments to the funds amounted to $915,000 in SEPSCO Fiscal 1991, $819,000 in 1992 and $784,000 in 1993. Information from the plan administrators of the funds is not available to permit SEPSCO to determine its share of unfunded vested benefits, if any.

(13) INCENTIVE COMPENSATION PLANS

     At February 28, 1993 SEPSCO maintained a management incentive plan. In SEPSCO Fiscal 1991 and 1992 SEPSCO recorded provisions of $120,000 and $232,000, respectively, in connection with the plan. No provision was recorded in SEPSCO Fiscal 1993. Such plan was terminated on April 24, 1993.

(14) TRANSACTIONS WITH AFFILIATES

     In SEPSCO Fiscal 1993, SEPSCO increased its borrowings from Chesapeake Insurance by $8,400,000 to $14,043,000. The additional borrowings were used to provide the necessary funds to meet SEPSCO's mandatory sinking fund requirements due February 1, 1993. The loans from Chesapeake Insurance were payable on demand and bore interest at an annual rate of 11 7/8%. In addition such loans were secured by a pledge of 100% of the stock of SEPSCO's Public Gas subsidiary. As described in Note 17, on April 23, 1993 SEPSCO paid in full such loans amounting to $14,426,000 including $383,000 of accrued interest to Chesapeake Insurance.

     In SEPSCO Fiscal 1992 SEPSCO purchased 15,000 convertible redeemable preferred shares of Chesapeake Insurance for $1,500,000 (see Note 7).

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     SEPSCO receives from Triarc certain management services including legal, accounting, internal auditing, insurance, financial and other management services. The portion of these costs allocated to SEPSCO was $2,664,000 in 1991, $2,063,000 in 1992 and $2,033,000 in SEPSCO Fiscal 1993 (of which $373,000,
$268,000 and $264,000, respectively, was allocated to continuing operations and $2,291,000, $1,795,000 and $1,769,000, respectively, was allocated to discontinued operations). Additionally, SEPSCO was allocated certain costs representing uncollectible amounts owed to Triarc for similar management services to certain former affiliates of SEPSCO amounting to $4,159,000 in SEPSCO Fiscal 1991, $849,000 in 1992 and $1,781,000 in 1993 (of which $582,000,
$110,000 and $232,000, respectively, was allocated to continuing operations and $3,577,000, $739,000 and $1,549,000, respectively, was allocated to discontinued operations). Such amounts are included in 'Selling, general and administrative expenses' of continuing operations and 'Loss from discontinued operations, net of income taxes' in the accompanying consolidated statements of operations.

     SEPSCO, through Triarc, leases its corporate office space from a trust for the benefit of Victor Posner and his children. Rent allocated by Triarc to SEPSCO amounted to $1,929,000, $1,467,000 and $1,055,000 in SEPSCO Fiscal 1991,
1992  and  1993,  respectively,  (of  which  $270,000,  $191,000  and  $137,000, respectively, was allocated to continuing operations and $1,659,000, $1,276,000 and $918,000, respectively, was allocated to discontinued operations).

     In addition, SEPSCO incurred interest expense at 18% on unpaid balances due to Triarc for management services and rent of $533,000, $737,000 and $652,000 in SEPSCO Fiscal 1991, 1992 and 1993, respectively, (of which $75,000, $96,000 and $85,000, respectively, was allocated to continuing operations and $458,000, $641,000 and $567,000, respectively, was allocated to discontinued operations). At February 28, 1992 and 1993, SEPSCO owed $2,023,000 and $2,749,000, respectively, to Triarc in connection with these arrangements.

     Chesapeake Insurance Company Limited ('Chesapeake Insurance') provides certain insurance coverage and reinsurance of certain risks to SEPSCO. The net premium expense incurred was $8,565,000 in SEPSCO Fiscal 1991, $9,416,000 in 1992 and $10,688,000 in 1993 (of which $1,093,000, $997,000 and $1,064,000, respectively, was incurred by continuing operations and $7,472,000, $8,419,000 and $9,624,000, respectively, was incurred by discontinued operations). In addition, Insurance and Risk Management, Inc., an affiliated company until April 23, 1993, acts as agent or broker in connection with insurance coverage obtained by SEPSCO and provides claims processing services for the discontinued businesses. The commissions and payments incurred for such services were
$508,000,  $528,000  and  $488,000  in  SEPSCO  Fiscal  1991,  1992  and   1993,
respectively, (of which $65,000, $56,000 and $49,000, respectively, was incurred by continuing operations and $443,000, $472,000 and $439,000, respectively, was incurred by discontinued operations).

     Certain  machinery  and   automotive  equipment  of   the  continuing   and
discontinued operations of SEPSCO is leased from an indirect, wholly-owned subsidiary of Triarc. Interest charges on these lease obligations amounted to $3,886,000 in SEPSCO Fiscal 1991, $3,629,000 in 1992 and $3,156,000 in 1993 (of
which $88,000, $76,000 and $72,000, respectively, was incurred by continuing operations and $3,798,000, $3,553,000 and $3,084,000, respectively, was incurred by discontinued operations).

(15) LEGAL MATTERS

     In  December  1990, a  purported stockholder  derivative suit  (the 'Ehrman
Litigation'), was brought against SEPSCO's then directors and certain other corporations, including Triarc, in the United States District Court for the Southern District of Florida ('the District Court'). The amended complaint in such action alleges, among other things, that the defendants breached their fiduciary duties to SEPSCO and RC/Arby's, by (i) causing RC/Arby's to issue approximately 4.1 million shares of convertible redeemable preferred stock to Triarc for cash and forgiveness of indebtedness of $41,350,000, which preferred stock, upon conversion, resulted initially in Triarc owning approximately 88.7% of CFC Holdings outstanding voting securities and reduced SEPSCO's ownership of such voting securities from 48% to 5.4%, (ii) causing Chesapeake Insurance to suffer large losses in the operations of its business

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


in order to make RC/Arby's seem less successful than it truly was, and (iii) causing the allegedly unfair sale by SEPSCO in January 1986 of shares of Graniteville's common stock constituting approximately 51% of Graniteville's outstanding common stock to Triarc. On April 24, 1993, the Board of Directors of Triarc approved the terms of a proposed settlement of the Ehrman Litigation (the 'Plaintiff'), in accordance with the terms set forth in a Memorandum of Understanding dated January 21, 1993 (the 'January Memorandum') entered into by DWG Acquisition and the plaintiff in the Ehrman Litigation. The proposed settlement of the Ehrman Litigation contemplated by the January Memorandum provides, among other things, that SEPSCO would be merged into, or otherwise acquired by, Triarc, or a subsidiary or affiliate thereof, on the following terms: each holder of common stock of SEPSCO other than Triarc will receive in exchange for each share of common stock of SEPSCO, .55 shares of Triarc's common stock $.10 par value per share (the 'Triarc Class A Common Stock') and a note (or appropriate portion of a note) payable by Triarc or SEPSCO having a principal amount of $6.00. As a consequence of such merger, the SEPSCO Common Stock would be delisted from the Pacific Stock Exchange and would be eligible for termination of registration pursuant to the Securities and Exchange Act of 1934. Triarc or SEPSCO will pay the reasonable fees and expenses of counsel to the plaintiff in the action, as awarded by the court, and the stockholders of SEPSCO will thus receive the merger consideration net of such fees and expenses. Plaintiff's counsel will be paid, subject to court approval, an amount not to exceed $650,000 in cash and $650,000 in value of notes (which will be identical in form and substance to the notes distributed to SEPSCO's stockholders). Such amount has been accrued by SEPSCO in 1993 and is included in 'Other, expense' in the accompanying consolidated statement of operations for the year ended February 28, 1993 and in 'Other accrued expenses' in the accompanying consolidated balance sheet as of February 28, 1993. The settlement of the Ehrman Litigation is conditioned on, among other things, approval by the District Court. As of September 1, 1993, SEPSCO and the Plaintiff in the Ehrman Litigation are discussing a modification to the Memorandum to provide that the consideration to be received would consist solely of shares of Triarc Class A Common Stock based on a revised exchange ratio which is yet to be determined. Such revised ratio is currently expected to be .80 shares of Triarc Class A Common Stock for each share of SEPSCO Common Stock, although no assurance can be given that a definitive agreement can be reached as to such matter. Further, the $1,300,000 to be paid to Plaintiff's counsel would consist entirely of cash rather than cash and notes. Following such merger or acquisition, Triarc would own 100% of SEPSCO Common Stock.


     As a result of certain environmental audits, SEPSCO became aware of possible contamination by hydrocarbons and metals at certain sites of SEPSCO's refrigeration operations and has filed appropriate notifications with state environmental authorities and began a study of remediation at such sites. SEPSCO has removed certain underground storage and other tanks at certain facilities of its refrigeration operations and has engaged in certain remediation in connection therewith. Such removal and environmental remediation involved a variety of remediation actions at various facilities of SEPSCO located in a number of jurisdictions. Such remediation varied from site to site ranging from testing of soil and groundwater for contamination, development of remediation plans and removal in certain instances of certain contaminated soils. Based on preliminary information and consultations with, and certain reports of, environmental consultants and others, SEPSCO presently estimates the cost of such remediation and/or removal described above will approximate $3,661,000 of which $1,300,000 was provided in SEPSCO Fiscal 1991, $200,000 in 1992 and $2,161,000 in 1993 included in 'Other, net' in the results of discontinued operations above. In connection therewith SEPSCO has incurred actual costs of $803,000 through February 28, 1993 and has a remaining accrual of $2,858,000 included in 'Net non-current assets of discontinued operations' in the balance sheet above as of February 28, 1993. SEPSCO believes that its current reserves for remediation costs are adequate.

     SEPSCO and its subsidiaries are defendants in certain other legal proceedings arising out of the conduct of SEPSCO's business. In the opinion of management and counsel, the ultimate outcome of these legal proceedings will not have a material adverse effect on the consolidated financial position or results of operations of SEPSCO.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(16) FINANCIAL INSTRUMENTS

     As set forth in Note 5, SEPSCO had the Note due from Triarc of $48,952,000 as of February 28, 1993. On April 23, 1993, SEPSCO received a partial prepayment of the principal of the Note of $22,414,000 and as such the carrying value of that portion of the Note represents fair value. With respect to the remaining $26,538,000 principal amount of the Note, SEPSCO estimates that such carrying value approximates fair value based upon estimated market prices for a security with a comparable maturity, interest rate and security of principal.

     Based on current market prices for the 11 7/8% Debentures (see Note 9) and market interest rates for similar high yielding securities, the carrying value of such 11 7/8% Debentures is considered to approximate fair value as of February 28, 1993.

(17) OTHER MATTERS AND SUBSEQUENT EVENTS

     On April 23, 1993, Victor Posner and entities controlled by him disposed of all Triarc Class A Common Stock previously owned by them. In connection therewith, DWG Acquisition, a limited partnership of which Nelson Peltz and Peter W. May are general partners, acquired 28.6% of Triarc's common stock and Victor Posner received 5,982,866 shares of Triarc's non-voting redeemable convertible preferred stock (the 'Exchange'). Consummation of the Acquisition and the Exchange resulted in a change in control of Triarc and resulted in a change in control of SEPSCO. In connection with such change in control, the Board of Directors of SEPSCO was reconstituted and new senior executive officers were elected.

     In connection with the Acquisition, Triarc made payments aggregating $27,115,000 on account of principal and interest owed by Triarc on notes held by SEPSCO. SEPSCO in turn used $14,426,000 of the funds that it received from Triarc to repay loans owed by SEPSCO to Chesapeake Insurance and $12,689,000 to repay in full its then outstanding indebtedness under its accounts receivable financing arrangement. In addition SEPSCO received $3,535,000 of additional consideration on the Note from Triarc in the form of offsets of amounts owed to Triarc.

(18) EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT

     In the quarter ended November 30, 1993 SEPSCO recorded a provision for the estimated loss on disposal of discontinued operations of $13,910,000. Such provision was determined based on (i) the sale of the utility and municipal services business segment in October 1993, (ii) signing of a letter of intent in November 1993 to sell the ice operations of SEPSCO's refrigeration segment,
(iii) a re-evaluation of the cold storage operations based on preliminary sales discussions and experience with respect to negotiating the sale of the other operations and (iv) estimated losses from operations from July 22, 1993 to the estimated disposal dates of the discontinued operations. See Note 3 to the Southeastern Public Service Company and subsidiaries condensed consolidated financial statements for the nine months ended November 30, 1993 contained elsewhere herein for further information.

     SEPSCO previously reported the liquefied petroleum gas business as a discontinued operation since it is to be transferred to a subsidiary of Triarc and the transfer would be accounted for at net book value. The precise method of such transfer has not been determined and the transfer will not occur until after the SEPSCO merger. Based on these facts, SEPSCO has reevaluated the accounting for the liquefied petroleum gas business and retroactively reclassified the SEPSCO consolidated financial statements for the years ended February 28 or 29, 1991, 1992 and 1993 to reflect the liquefied petroleum gas business as a continuing operation.

 SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES QUARTERLY INFORMATION(a)
                       TWO YEARS ENDED FEBRUARY 28, 1993
                                  (UNAUDITED)

                                                                 MAY 31     AUGUST 31    NOVEMBER 30    FEBRUARY 28
                                                                 -------    ---------    -----------    -----------
                                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1992:
     Revenues.................................................   $ 7,008     $ 5,132       $ 6,892        $10,188
     Income (loss) from continuing operations before equity in
       cumulative effect of changes in accounting principles
       and extraordinary items................................    (1,186)      1,415           734          5,369
     Income (loss) from discontinued operations...............     1,273       1,869          (174)        (3,193)
     Net income...............................................        87       3,284           560          2,176
     Income (loss) per share:
          Continuing operations...............................      (.10)        .12           .06            .46
          Discontinued operations.............................       .11         .16          (.01)          (.28)
          Net income..........................................       .01         .28           .05            .18
1993:
     Revenues.................................................   $ 7,165     $ 5,132       $ 6,647        $ 9,576
     Income from continuing operations before equity in
       cumulative effect of changes in accounting principles
       and extraordinary items................................     2,324       1,815         3,227          5,206(b)
     Income (loss) from discontinued operations...............      (579)      1,143           374         (6,480)(c)
     Equity in cumulative effect of changes in accounting
       principles of affiliate, net of taxes..................    (5,954)(d)    --          --             --
     Equity in extraordinary items of affiliate...............     --          --           --               (348)
     Net income (loss)........................................    (4,209)(d)    2,958        3,601         (1,622)(b&c)
     Income (loss) per share:
          Continuing operations...............................       .20         .15           .28            .45(b)
          Discontinued operations.............................      (.05)        .10           .03           (.56)(c)
          Cumulative effect of changes in accounting
            principles of affiliate...........................      (.51)(d)    --          --             --
          Extraordinary items of affiliate....................     --          --           --               (.03)
          Net income (loss)...................................      (.36)(d)      .25          .31           (.14)(b&c)

- ------------

 (a) Quarterly information has been retroactively restated to reflect the discontinuance of utility and municipal services, refrigeration and natural gas and oil operations in 1993.

 (b) Includes recognition of a deferred gain from sale of marketable security of $6,000,000 and a $1,300,000 provision for the settlement of certain litigation.

 (c) Includes a provision for anticipated losses on construction contracts in progress of $1,608,000 and other fourth quarter adjustments of $820,000 related to net realizable value of oil and gas properties and plugging and abandonment of wells. Includes a $375,000 provision for settlements of certain litigation and a $2,100,000 provision for environmental costs.

 (d) Graniteville adopted SFAS 109 and SFAS 106 in fiscal 1993. The cumulative effect of such changes in accounting principles has been retroactively reflected in the May 31, 1992 quarterly information presented above. Net income previously reported in Form 10-Q was $1,745,000 and income per share was $.15.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                        FEBRUARY 28,    NOVEMBER 30,
                                                                                            1993            1993
                                                                                        ------------    ------------
                                                                                               (IN THOUSANDS)
                                                                                            (A)         (UNAUDITED)
                                       ASSETS
Current assets:
     Cash and equivalents............................................................     $    239        $ 35,847
     Restricted cash and equivalents.................................................        5,264           5,264
     Receivables, net................................................................        3,971           3,884
     Finished goods inventories......................................................          733             888
     Notes receivable from Triarc (less unamortized deferred discount of $39)........       25,047          --
     Deferred income tax benefit.....................................................       --               1,062
     Other current assets............................................................        1,386             534
     Net current assets of discontinued operations...................................        1,987          --
                                                                                        ------------    ------------
          Total current assets.......................................................       38,627          47,479
Properties, net......................................................................        7,825           7,298
Note receivable from Triarc..........................................................       26,538          26,538
Investments in affiliates............................................................       65,327          68,033
Deferred income tax benefit..........................................................       --                 528
Other assets.........................................................................        1,752           2,483
Net non-current assets of discontinued operations....................................       66,184          18,771
                                                                                        ------------    ------------
                                                                                          $206,253        $171,130
                                                                                        ------------    ------------
                                                                                        ------------    ------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt...............................................     $  9,312        $  9,287
     Notes payable to affiliate......................................................       14,043          --
     Accounts receivable financing...................................................        9,536          --
     Accounts payable................................................................        2,249           8,690
     Other accrued expenses..........................................................        4,624           4,190
     Net current liabilities of discontinued operations..............................       --               3,406
                                                                                        ------------    ------------
          Total current liabilities..................................................       39,764          25,573
Long-term debt (less unamortized deferred discount of $5,282 and $4,312).............       49,661          50,501
Deferred income taxes................................................................        7,230          --
Other liabilities....................................................................        1,368           1,484
Commitments and contingencies
Stockholders' equity:
     Preferred stock.................................................................           24              24
     Common stock....................................................................       11,896          11,896
     Additional paid-in capital......................................................       90,539          90,539
     Retained earnings (accumulated deficit).........................................        6,637          (8,021)
     Treasury stock..................................................................         (866)           (866)
                                                                                        ------------    ------------
          Total stockholders' equity.................................................      108,230          93,572
                                                                                        ------------    ------------
                                                                                          $206,253        $171,130
                                                                                        ------------    ------------
                                                                                        ------------    ------------

- ------------

 (A) The balance sheet at February 28, 1993 has been derived from audited financial statements at that date.

     See accompanying notes to condensed consolidated financial statements.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                 FOR THE NINE
                                                                                                 MONTHS ENDED
                                                                                                  NOVEMBER 30
                                                                                              -------------------
                                                                                               1992        1993
                                                                                              -------    --------
                                                                                                 (IN THOUSANDS
                                                                                                EXCEPT FOR PER
                                                                                                SHARE AMOUNTS)
                                                                                                  (UNAUDITED)
Net sales..................................................................................   $18,944    $ 19,760
                                                                                              -------    --------
Costs and expenses:
     Cost of sales.........................................................................    15,783      16,408
     Selling, general and administrative expenses..........................................     1,456       2,998
                                                                                              -------    --------
                                                                                               17,239      19,406
                                                                                              -------    --------
          Operating profit.................................................................     1,705         354
                                                                                              -------    --------
Other income (expense):
     Interest expense......................................................................    (9,810)     (7,521)
     Equity in earnings of affiliates before cumulative effect of changes in accounting
      principles...........................................................................     9,647       4,310
     Write-off of investment in Chesapeake Insurance Company, Ltd..........................     --         (1,500)
     Interest income from Triarc...........................................................     5,507       3,141
     Other, net............................................................................       147         608
                                                                                              -------    --------
                                                                                                5,491        (962)
                                                                                              -------    --------
     Income (loss) from continuing operations before income taxes and cumulative effect of
      changes in accounting principles.....................................................     7,196        (608)
Benefit from income taxes..................................................................       170       1,791
                                                                                              -------    --------
     Income from continuing operations before cumulative effect of changes in accounting
      principles...........................................................................     7,366       1,183
Income (loss) from discontinued operations.................................................       938     (23,355)
                                                                                              -------    --------
     Income (loss) before cumulative effect of changes in accounting principles............     8,304     (22,172)
Cumulative effect of changes in accounting principles:
     The Company...........................................................................     --          7,617
     Equity in affiliates..................................................................    (5,954)       (102)
                                                                                              -------    --------
     Net income (loss).....................................................................   $ 2,350    $(14,657)
                                                                                              -------    --------
                                                                                              -------    --------
Income (loss) per share:
     Continuing operations.................................................................   $   .63    $    .10
     Discontinued operations...............................................................       .08       (2.00)
     Cumulative effect of changes in accounting principles.................................      (.51)        .64
                                                                                              -------    --------
     Net income (loss).....................................................................   $   .20    $  (1.26)
                                                                                              -------    --------
                                                                                              -------    --------

     See accompanying notes to condensed consolidated financial statements.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                                  FOR THE NINE
                                                                                                  MONTHS ENDED
                                                                                                  NOVEMBER 30,
                                                                                               -------------------
                                                                                                1992        1993
                                                                                               -------    --------
                                                                                                 (IN THOUSANDS)
Cash flows from operating activities:
     Net income (loss)......................................................................   $ 2,350    $(14,657)
     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
          Depreciation......................................................................       922         908
          Amortization of deferred financing costs and debt discount........................     1,038         968
          Amortization of deferred discount on notes receivable from Triarc.................       (72)        (39)
          Write-off of investment in Chesapeake Insurance Company Limited...................     --          1,500
          Equity in earnings of affiliates before cumulative effect of changes in accounting
           principles.......................................................................    (9,647)     (4,310)
          Loss (income) from discontinued operations........................................      (938)     23,355
          Dividend from unconsolidated affiliate............................................     3,004       --
          Cumulative effect of changes in accounting principles.............................     5,954      (7,515)
          Decrease in deferred income taxes.................................................    (2,922)     (7,569)
          Other, net........................................................................       774       2,350
          Changes in operating assets and liabilities:
               Decrease (increase) in receivables...........................................     1,260         (70)
               Decrease (increase) in inventories...........................................       115        (155)
               Decrease in notes receivable from Triarc.....................................     5,873       --
               Decrease (increase) in other current assets..................................    (1,443)        852
               Increase (decrease) in accounts payable......................................      (687)      2,826
               Increase (decrease) in other accrued expenses................................     2,869        (434)
                                                                                               -------    --------
                    Net cash provided by (used in) operating activities.....................     8,450      (1,990)
                                                                                               -------    --------
Cash flows from investing activities:
     Proceeds from sales of subsidiaries....................................................     --         43,002
     Capital expenditures...................................................................      (443)       (317)
     Other..................................................................................        52         375
                                                                                               -------    --------
          Net cash provided by (used in) investing activities...............................      (391)     43,060
                                                                                               -------    --------
Cash flows from financing activities:
     Debt repayments........................................................................      (247)    (23,579)
     Collection of notes receivable from Triarc.............................................     --         25,379
     Net proceeds from accounts receivable financing........................................      (990)      --
                                                                                               -------    --------
          Net cash provided (used in) financing activities..................................    (1,237)      1,800
                                                                                               -------    --------
Net cash provided by continuing operations..................................................     6,822      42,870
Net cash used in discontinued operations....................................................    (4,662)     (7,262)
                                                                                               -------    --------
Net increase in cash........................................................................     2,160      35,608
Cash at beginning of period.................................................................       282         239
                                                                                               -------    --------
Cash at end of period.......................................................................   $ 2,442    $ 35,847
                                                                                               -------    --------
                                                                                               -------    --------

     See accompanying notes to condensed consolidated financial statements.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1993
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     Southeastern Public Service Company and subsidiaries ('SEPSCO') is a 71.1% owned subsidiary of Triarc Companies, Inc. ('Triarc', formerly DWG Corporation).

     The accompanying unaudited condensed consolidated financial statements of SEPSCO have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of SEPSCO, however, the accompanying condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments and certain significant charges as discussed in Notes 2 and 3, necessary to present fairly SEPSCO's financial position as of February 28, 1993 and November 30, 1993, its results of operations for the nine-month periods ended November 30, 1992 and 1993 and its cash flows for the nine-month periods ended November 30, 1992 and 1993. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the SEPSCO annual report on Form 10-K for the year ended February 28, 1993.

     On October 27, 1993 SEPSCO's Board of Directors approved a change in the fiscal year of SEPSCO ending February 28 to a calendar year ending December 31, effective for the ten-month period ending December 31, 1993. Graniteville Company ('Graniteville'), a 49% owned investment, also changed its fiscal year to a calendar year ending December 31. SEPSCO plans to issue a transition report on Form 10-K for the ten-month period ended December 31, 1993. As used herein, 'SEPSCO Fiscal 1993' refers to the year ended February 28, 1993 and 'SEPSCO Transition 1993' refers to the ten months ended December 31, 1993.

2. SIGNIFICANT CHARGES IN THE FIRST SIX MONTHS OF SEPSCO TRANSITION 1993

     The accompanying condensed consolidated statement of operations include the following significant charges recorded in the first six months of SEPSCO Transition 1993 (in thousands):

Estimated cost allocated to SEPSCO by Triarc to terminate the lease on Triarc's existing          $2,840
  corporate facilities.........................................................................
Costs allocated to SEPSCO by Triarc related to a five-year consulting agreement extending          1,374
  through April 1998 between Triarc and the former Vice Chairman of Triarc.....................
Estimated cost to relocate SEPSCO's corporate office...........................................      500
                                                                                                  ------
     Facilities relocation and corporate restructuring charges (a).............................    4,714(1)
Estimated cost allocated to SEPSCO by Triarc for compensation paid to the Triarc Special             625(2)
  Committee of the Board of Directors of Triarc(b).............................................
Write-down of certain unprofitable properties(c)...............................................    8,000(3)
Income tax benefit relating to the above charges...............................................   (4,523)(4)
Provision for income tax contingencies and other income tax matters............................      600(5)
Equity in significant charges of affiliates, net of taxes(d)...................................    2,260
Cumulative effect of changes in accounting principles(Note 7)..................................   (7,515)
                                                                                                  ------
                                                                                                  $4,161
                                                                                                  ------
                                                                                                  ------

- ------------

(1) $782,000 included in 'Selling, general and administrative expenses' of continuing operations and $3,932,000 included in 'Income (loss) from discontinued operations.'

                                              (footnotes continued on next page)

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(footnotes continued from previous page)

(2) $104,000  included  in  'Selling, general  and  administrative  expenses' of
    continuing  operations  and  $521,000   included  in  'Income  (loss)   from
    discontinued operations.'

(3) Included in 'Income (loss) from discontinued operations.'

(4) $(301,000) included in 'Benefit from income taxes' of continuing operations and $(4,222,000) included in 'Income (loss) from discontinued operations.'

(5) $100,000 included in 'Benefit from income taxes' of continuing operations and $500,000 included in 'Income (loss) from discontinued operations.'

 (a) In the first quarter of SEPSCO Transition 1993, net of adjustments recorded during the second quarter of SEPSCO Transition 1993, results of operations were significantly impacted by facilities relocation and corporate restructuring charges aggregating $4,714,000 consisting of $4,214,000 of charges allocated to SEPSCO by Triarc: (i) estimated allocated cost of $2,840,000 to terminate the lease on its existing corporate facilities;
     (ii) total allocated costs of $1,374,000 relating to a five-year consulting agreement (the 'Consulting Agreement') extending through April 1998 between Triarc and Steven Posner, the former Vice Chairman of Triarc and (iii) $500,000 of estimated costs to be incurred by SEPSCO to relocate SEPSCO's corporate office. All of such charges are related to the Change in Control described in Note 5. In connection with the Change in Control, Victor Posner and Steven Posner resigned as officers and directors of Triarc. In order to induce Steven Posner to resign, Triarc entered into the Consulting Agreement with him. The allocated cost related to the Consulting Agreement was recorded as a charge in the first quarter of SEPSCO Transition 1993 because the Consulting Agreement does not require any substantial services and SEPSCO and Triarc do not expect to receive any services that will have substantial value to them. As a part the Change in Control, the Triarc
     Board of Directors was reconstituted. The first meeting of the reconstituted Triarc Board of Directors was held on April 24, 1993. At that meeting, based on a report and recommendations from a management consulting firm that had conducted an extensive review of Triarc and its subsidiaries operations and management structure, the Triarc Board of Directors approved a plan of decentralization and restructuring which entailed, among other things, the following features: (i) the strategic decision to manage Triarc in the future on a decentralized rather than on a centralized basis; (ii) the hiring of new executive officers for Triarc; (iii) the termination of a significant number of employees as a result of both the new management philosophy and the hiring of an almost entirely new management team and
     (iv) the relocation of Triarc and certain subsidiaries, including SEPSCO's corporate headquarters. SEPSCO's allocated cost to terminate the lease on Triarc's existing corporate facilities ($2,840,000) and the cost to relocate SEPSCO's headquarters all stemmed from the decentralization and restructuring plan formally adopted at the April 24, 1993 meeting of the reconstituted Triarc Board of Directors and accordingly, were recorded in the first quarter of SEPSCO Transition 1993.

 (b) In accordance with certain court proceedings and related settlements, five directors, including three court-appointed directors, were appointed in 1991 to serve on a special committee (the 'Triarc Special Committee') of Triarc's Board of Directors. Such committee was empowered to review and pass on transactions between Triarc and Victor Posner, the then largest shareholder of Triarc, and his affiliates. SEPSCO has been charged $625,000 as an allocation of the cash portion of a success fee payable to the Triarc Special Committee attributable to the closing of the Triarc reorganization and the resulting Change in Control.

 (c) Represents write-downs  in  the  carrying  value  of  certain  unprofitable
     properties   reflecting  their   estimated  impairment   as  a   result  of
     management's re-evaluation of such assets.

 (d) SEPSCO's equity in significant charges recorded in the first quarter of SEPSCO Transition 1993, net of adjustments recorded during the second quarter of SEPSCO Transition 1993, which were

                                              (footnotes continued on next page)

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(footnotes continued from previous page)
    allocated by Triarc to Graniteville and CFC Holdings Corp. ('CFC Holdings'), a 5.4% owned investment and a subsidiary of Triarc, is summarized as follows (in thousands):

                                                                                                     CFC
                                                                                   GRANITEVILLE    HOLDINGS    TOTAL
                                                                                   ------------    --------    ------
Estimated cost allocated to the affiliates by Triarc to terminate the lease on
  Triarc's existing corporate headquarters(a)...................................      $  790        $  382     $1,172
Total cost allocated to the affiliates related to the Consulting Agreement(a)...         112            79        191
Estimated cost allocated to the affiliates for compensation paid to the Triarc
  Special Committee(b)..........................................................         813            97        910
Affiliate's facilities relocation and corporate restructuring...................      --               544        544
Other...........................................................................      --               419        419
Less income tax benefit on the above items......................................        (577)         (399)      (976)
                                                                                   ------------    --------    ------
                                                                                      $1,138        $1,122     $2,260
                                                                                   ------------    --------    ------
                                                                                   ------------    --------    ------

3. DISCONTINUED OPERATIONS

     On July 22, 1993 SEPSCO's Board of Directors authorized the sale or liquidation of its utility and municipal services, refrigeration and natural gas and oil businesses. Accordingly, SEPSCO has presented the accompanying condensed consolidated financial statements for each of the periods shown to reflect such businesses as discontinued operations through July 22, 1993. The operating results of the discontinued operations subsequent to July 22, 1993 have been deferred and are included in 'Net current liabilities of discontinued operations'. On December 9, 1993 SEPSCO's Board of Directors decided the natural gas and oil business will be transferred to Triarc rather than SEPSCO selling it to an independent third party. Such transfer will be in the form of a sale of the stock of the entities comprising the natural gas and oil business for cash of $8,500,000 which is equal to their fair value and approximately $4,500,000 higher than their net book value. It is intended for this sale to occur following the Merger and the resulting elimination of the minority interest in SEPSCO (Note 9). However should the Merger not be approved by the SEPSCO stockholders (Note 9) the sale of the stock of the natural gas and oil entities for cash to Triarc will be completed prior to July 22, 1994.

     On October 15, 1993 SEPSCO sold the assets of its tree maintenance services operations previously included in its utility and municipal services business segment for $69,600,000 in cash plus the assumption by the purchaser of $5,000,000 in current liabilities resulting in a loss of $4,771,000. On October 7, 1993 SEPSCO sold the stock of its two construction related operations previously included in its utility and municipal services business segment for a nominal amount subject to adjustments described below. As the related assets are sold or liquidated the purchasers have agreed to pay, as deferred purchase price, 75% of the net proceeds received therefrom (cash of $1,515,000 has been received as of November 30, 1993) plus, in the case of the larger of the two entities, an amount equal to 1.25 times the adjusted book value of such entity as of October 5, 1995 (the 'Book Value Adjustment'). As of October 7, 1993, the adjusted book value of the assets of that entity aggregated approximately $1,600,000. In addition, SEPSCO paid $2,000,000 in October and November 1993 to cover the buyer's short-term operating losses and working capital requirements for the construction related operations. As of November 30, 1993 SEPSCO estimated the sales of the construction related operations would result in a gain of $2,030,000 excluding any consideration of the potential Book Value Adjustment. In January 1994, however, SEPSCO learned that the buyer of such businesses had successfully negotiated extensions of certain major contracts with respect to the larger of such businesses and as a result no longer intends to immediately dispose of the major portion of the assets. Should the buyer hold such assets through October 5, 1995, the purchase price would effectively be realized through the Book Value Adjustment. Based on such revised estimates of asset sales, SEPSCO would approximately break-

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

even excluding any consideration of the potential Book Value Adjustment, given its uncertainty. The charge to discontinued operations during the third quarter of SEPSCO Transition 1993 (see second following paragraph) reflects such estimated break even on the disposal of the construction related operations.

     On November 12, 1993 SEPSCO signed a letter of intent to sell substantially all of the operating assets of the ice operations of its refrigeration business segment for $5,000,000 in cash, a $4,000,000 note (discounted value $3,101,000) and the assumption by the buyer of certain current liabilities which as of November 30, 1993 would approximate $1,000,000. The note, which bears no interest during the first year and 5% thereafter, would be payable in installments of $120,000 at the end of each of the four years following the closing date with the balance of $3,520,000 due at the end of the fifth year following the closing date. The precise timetable for the sale and liquidation of the remaining discontinued operation, the cold storage operations of SEPSCO's refrigeration business segment, will depend upon SEPSCO's ability to identify appropriate potential purchasers and to negotiate acceptable terms for the sale of such operation. SEPSCO currently anticipates completion of such sales by July 31, 1994.

     On July 22, 1993 SEPSCO's Board of Directors also authorized the sale or liquidation of the liquefied petroleum gas business. SEPSCO previously reported the liquefied petroleum gas business as a discontinued operation since it is to be transferred to a subsidiary of Triarc and the transfer would be accounted for at net book value. The precise method of such transfer has not been determined and the transfer will not occur until after the Merger. Based on these facts, SEPSCO has reevaluated the accounting for the liquefied petroleum gas business and retroactively restated the SEPSCO consolidated financial statements to reflect the liquefied petroleum gas business as a continuing operation. As a result, for the nine months ended November 30, 1993, SEPSCO has (i) increased the loss from discontinued operations by $2,909,000 (included in the $13,910,000 in the following paragraph) representing the estimated net income from operations of the liquefied petroleum gas business from the measurement date to the expected date of disposition which had previously been used to offset operating losses of other discontinued operations for the same periods and (ii) decreased the loss from continuing operations by $572,000 representing the income from the liquefied petroleum gas business from the measurement date to November 30, 1993.

     In connection with the consummation of the sales of the tree maintenance services operations and the construction related activities and the signing of the letter of intent to sell the ice operations discussed above, SEPSCO reevaluated the estimated gain or loss from the sale of its discontinued operations and provided $13,910,000 for the revised estimated loss on the sale of the discontinued operations from an estimated break even position as of August 31, 1993. The revised estimate principally reflects (i) $4,700,000 of losses from the sales of the operations comprising the utility and municipal services business segment previously estimated to be approximately break even,
(ii) $6,600,000 of losses from the sale of operations comprising SEPSCO's refrigeration business segment previously estimated to be a gain of $1,600,000 and (iii) $2,500,000 of estimated losses from operations from July 22, 1993 to the actual or estimated disposal dates of the discontinued operations and (iv) less previously estimated losses of $1,500,000 from the sale of the stock of
SEPSCO's natural gas and oil businesses which now will be sold to Triarc for cash. Since such sale will be to a company which is within a controlled group it will be accounted for at net book value. The net loss from the sale of the utility and municipal services business segment reflects a reduction of $2,030,000 due to a decrease in asset sales of the construction related activities by July 31, 1994, a reduction of $1,800,000 in the estimated sales price for the construction related operations from previous estimates and other adjustments in finalizing the loss on the sale of the tree maintenance services operations. The $8,200,000 change relating to the sales of the refrigeration business segment principally results from (i) a $4,000,000 reduction in the sales price for the ice operations based on the letter of intent and (ii) a $4,000,000 reduction in the estimated sales price of the cold storage operations based on preliminary sales discussions and experience with respect to negotiating the sale of the other operations.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Based on the analysis performed to date, after taking into account (i) a $4,900,000 pre-tax write-down in the fourth quarter of SEPSCO Fiscal 1993 relating to accruals for environmental remediation and losses on certain contracts in progress, (ii) a $8,000,000 pre-tax provision for impairment of certain unprofitable properties in the first quarter of SEPSCO Transition 1993 reflected in operating profit (loss) of discontinued operations summarized below and (iii) the charge to discontinued operations of $13,910,000 taken in the three months ended November 30, 1993 SEPSCO expects that all remaining dispositions, including the results of their operations through the actual or anticipated disposal dates, will not in the aggregate result in any additional material loss to SEPSCO.

     The income (loss) from discontinued operations consisted of the following (in thousands):

                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                                                                 NOVEMBER 30,
                                                                                    --------------------------------------
                                                                                          1992                 1993
                                                                                    -----------------    -----------------
                                                                                                (IN THOUSANDS)
Income (loss) from operations of discontinued operations net of income taxes
  (benefit) of $460 and $(3,830).................................................         $938              $ (9,445)
Loss on disposal of discontinued operations without income tax benefit...........       --                   (13,910)
                                                                                         ------          -----------------
                                                                                          $938              $(23,355)
                                                                                         ------          -----------------
                                                                                         ------          -----------------

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The income (loss) from discontinued operations up to the July 22, 1993 measurement date and the loss from operations during the period of July 23, 1993 to November 30, 1993, consisted of the following:

                                         NINE MONTHS ENDED NOVEMBER  MARCH 1, 1993 TO JULY 22,   JULY 23, 1993 TO NOVEMBER
                                                  30, 1992                      1993                      30, 1993
                                         --------------------------  --------------------------  --------------------------
                                                       UTILITY AND                 UTILITY AND                 UTILITY AND
                                                        MUNICIPAL                   MUNICIPAL                   MUNICIPAL
                                         NATURAL GAS  SERVICES AND   NATURAL GAS  SERVICES AND   NATURAL GAS  SERVICES AND
                                           AND OIL    REFRIGERATION    AND OIL    REFRIGERATION    AND OIL    REFRIGERATION
                                         -----------  -------------  -----------  -------------  -----------  -------------
                                                                           (IN THOUSANDS)
Operating revenues:
     Net sales.......................... $   3,547    $      9,261   $   2,111    $      5,943   $   1,645    $      2,923
     Service revenues...................    --             145,696      --              75,502      --              42,585
                                         -----------  -------------  -----------  -------------  -----------  -------------
                                             3,547         154,957       2,111          81,445       1,645          45,508
                                         -----------  -------------  -----------  -------------  -----------  -------------
Operating costs and expenses:
     Cost of sales......................     2,198           8,425       1,194           5,207         908           3,134
     Cost of services...................    --             132,192      --              70,922      --              40,566
     Selling, general and administrative
       expenses.........................     1,232           8,806       1,451           4,439         987           4,638
     Write-down of certain unprofitable
       properties (Note 2)..............    --             --           --               8,000      --             --
     Facilities relocation and corporate
       restructuring (Note 2)...........    --             --              161           3,772      --             --
                                         -----------  -------------  -----------  -------------  -----------  -------------
                                             3,430         149,423       2,806          92,340       1,895          48,338
                                         -----------  -------------  -----------  -------------  -----------  -------------
     Operating profit (loss)............       117           5,534        (695)        (10,895)       (250)         (2,830)
                                         -----------  -------------  -----------  -------------  -----------  -------------
Other income (expense):
     Interest expense...................        (7)         (2,783)         (3)         (1,288)         (1)           (613)
     Other, net.........................        39          (1,502)        108            (502)         47             (79)
                                         -----------  -------------  -----------  -------------  -----------  -------------
                                                32          (4,285)        105          (1,790)         46            (692)
                                         -----------  -------------  -----------  -------------  -----------  -------------
     Income (loss) before income
       taxes............................       149           1,249        (590)        (12,685)       (204)         (3,522)
Benefit from (provision for) income
  taxes.................................       (45)           (415)        258           3,572        (148)            440
                                         -----------  -------------  -----------  -------------  -----------  -------------
     Net income (loss).................. $     104    $        834   $    (332) $       (9,113) $     (352) $       (3,082)
                                         -----------  -------------  -----------  -------------  -----------  -------------
                                         -----------  -------------  -----------  -------------  -----------  -------------

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net current assets (liabilities) and non-current assets of discontinued operations consist of the following:

                                                                 FEBRUARY 28, 1993               NOVEMBER 30, 1993
                                                            ----------------------------    ----------------------------
                                                                            UTILITY AND                     UTILITY AND
                                                                             MUNICIPAL                       MUNICIPAL
                                                            NATURAL GAS    SERVICES AND     NATURAL GAS    SERVICES AND
                                                              AND OIL      REFRIGERATION      AND OIL      REFRIGERATION
                                                            -----------    -------------    -----------    -------------
                                                                                   (IN THOUSANDS)
Cash.....................................................    $  --           $ --            $  --           $     189
Receivables..............................................          365          26,313             242           1,596
Inventories..............................................          160           2,894             159             677
Deferred income tax benefit..............................       --                  --           1,137             930
Other current assets.....................................           40           1,939              51             559
Current portion of long-term debt........................       --                (349)         --             --
Current portion of capitalized leases due to leasing
  affiliate..............................................          (25)        (10,245)            (57)           (448)
Accounts payable.........................................         (287)         (8,693)           (315)         (1,284)
Due to Triarc............................................       --             --                 (242)           (988)
Accrued salaries and wages...............................          (29)         (2,800)         --             --
Accrued expenses.........................................         (879)         (6,417)         (1,083)         (4,529)
                                                            -----------    -------------    -----------    -------------
Net current assets (liabilities) of discontinued
  operations.............................................    $    (655)      $   2,642       $    (108)      $  (3,298)
                                                            -----------    -------------    -----------    -------------
                                                            -----------    -------------    -----------    -------------
Properties, net..........................................    $   7,404       $  84,476       $   7,289       $  18,034
Other assets.............................................           29           1,083              55             296
Long-term debt...........................................       --                (172)         --                 (17)
Capitalized leases due to leasing affiliate..............          (21)        (16,799)            (17)           (243)
Deferred income taxes....................................       (1,303)         (5,162)         (1,847)         (1,810)
Other liabilities........................................         (304)         (3,047)           (304)         (2,665)
                                                            -----------    -------------    -----------    -------------
Net non-current assets of discontinued operations........    $   5,805       $  60,379       $   5,176       $  13,595
                                                            -----------    -------------    -----------    -------------
                                                            -----------    -------------    -----------    -------------

4. WRITE-OFF OF INVESTMENT

     SEPSCO had a $1,500,000 investment in the preferred stock of Chesapeake Insurance Company Limited ('Chesapeake Insurance'), a subsidiary of CFC Holdings, and Graniteville had a $2,500,000 investment in such preferred stock. During its quarter ended September 30, 1993 Chesapeake Insurance increased its reserve for insurance and reinsurance losses by $10,000,000 and as result reduced the stockholders' equity of Chesapeake Insurance to $308,000. In December 1993 Triarc decided to cease writing insurance and reinsurance of any kind through Chesapeake Insurance. As a result Chesapeake Insurance will not have any future operating cash flows and its remaining liabilities, including payment of claims on insurance previously written, will be liquidated with assets on hand. Accordingly, the preferred stock investment is not recoverable and SEPSCO and Graniteville wrote-off their investment in such stock since the decline in value was deemed to be other than temporary.

5. CHANGE IN CONTROL

     As previously reported, a change in control of SEPSCO's parent, Triarc, occurred on April 23, 1993, which as a result of Triarc's ownership of SEPSCO's voting securities constituted a change in control of SEPSCO (the 'Change in Control'). In connection with the Change in Control, the Board of Directors of SEPSCO was reconstituted and new senior executive officers were elected.

     In connection therewith, SEPSCO received from Triarc $27,115,000 in cash and $3,535,000 in the form of an offset of amounts due to Triarc as of April 23, 1993 in connection with the providing by

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Triarc of certain management services to SEPSCO. The aggregate $30,650,000 of payments by Triarc included full payment of $6,806,000 (including $306,000 of accrued interest) on an unsecured promissory note issued to SEPSCO by Triarc in connection with the 1988 sale of an investment and partial payment of $23,844,000 (including $1,430,000 of accrued interest) on a $48,952,000 promissory note (the 'Note') due to SEPSCO. The remaining $26,538,000 principal balance of the Note is due on August 1, 1998. The Note resulted from the 1986 sale of approximately 51% of the outstanding common shares of Graniteville to Triarc and is secured by such shares. The Note is subordinated to senior indebtedness of Triarc to the extent, if any, that the payment of principal and interest thereon is not satisfied out of proceeds of the pledged Graniteville shares. SEPSCO used the $27,115,000 of cash proceeds to pay $12,689,000 due under its accounts receivable financing arrangement which was then terminated and to pay $14,426,000 (including $383,000 of accrued interest) owed to Chesapeake Insurance.

6. INVESTMENTS IN AFFILIATES

     Investments in affiliates consisted of the following:

                                                                              FEBRUARY 28,    NOVEMBER 30,
                                                                                  1993            1993
                                                                              ------------    ------------
                                                                                     (IN THOUSANDS)
Graniteville...............................................................     $ 62,530        $ 67,490
CFC Holdings...............................................................        1,297             543
Chesapeake Insurance (Note 4)..............................................        1,500          --
                                                                              ------------    ------------
                                                                                $ 65,327        $ 68,033
                                                                              ------------    ------------
                                                                              ------------    ------------


     Equity in earnings of affiliates before cumulative effect of changes in accounting principles consisted of the following:


                                                                                          NINE MONTHS
                                                                                             ENDED
                                                                                          NOVEMBER 30,
                                                                                        ----------------
                                                                                         1992      1993
                                                                                        ------    ------
                                                                                         (IN THOUSANDS)
Graniteville.........................................................................   $9,371    $4,960(a)
CFC Holdings.........................................................................      276     (650)(a)
                                                                                        ------    ------
                                                                                        $9,647    $4,310
                                                                                        ------    ------
                                                                                        ------    ------

- ------------

(a) Affected by certain significant charges as set forth in Note 2.

GRANITEVILLE

     Effective March 1, 1992 Graniteville adopted the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109 'Accounting for Income Taxes' ('SFAS 109') (see Note 7 for further discussion of SFAS 109) and SFAS No. 106 'Employers' Accounting for Postretirement Benefits Other than Pensions' ('SFAS 106'). The cumulative effect of the changes in accounting principles resulted in charges to Graniteville's consolidated statement of earnings amounting to $12,314,000 for SFAS 109 and $722,000, net of Graniteville's income taxes of $429,000, for SFAS 106. SEPSCO's equity in such cumulative effect, net of SEPSCO income taxes of $434,000 on the ultimate distribution of such earnings to SEPSCO, amounted to a charge of $5,954,000, or $.51 per share and is reported separately in the condensed consolidated statement of operations for the nine months ended November 30, 1992.

     Under its present credit facility, Graniteville is permitted to pay dividends or make loans or advances to its stockholders, including SEPSCO, in an amount equal to 50% of the net income of Graniteville accumulated from the beginning of the first fiscal year commencing on or after

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 20, 1994, provided that the outstanding principal balance of Graniteville's term loan is less than $50,000,000 at the time of the payment (the outstanding principal balance was $75,000,000 as of November 30, 1993) and certain other conditions are met. Accordingly, Graniteville is unable to pay any dividends or make any loans or advances to SEPSCO prior to December 31, 1995.

     Summary consolidated results of operations of Graniteville for the nine months ended November 30, 1992 and 1993 are as follows:

                                                                                    NINE MONTHS ENDED
                                                                                       NOVEMBER 30,
                                                                                   --------------------
                                                                                     1992        1993
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
Operating revenues..............................................................   $378,039    $399,870
Operating profit (Note 2).......................................................     36,028      27,853
Earnings before cumulative effect of changes in accounting principles (Note
  2)............................................................................     19,125      10,127
Net earnings (Note 2)...........................................................      6,089      10,127

CFC HOLDINGS

     Effective January 1, 1993, CFC Holdings adopted SFAS 109 and SFAS 106 with the cumulative effect of changes in accounting principles resulting in charges to the CFC Holdings consolidated statement of operations amounting to $1,738,000 and $153,000, respectively. SEPSCO's equity in such cumulative effect amounted to a charge of $102,000 or $.01 per share and is reported separately in the condensed consolidated statement of operations for the nine months ended November 30, 1993.

7. INCOME TAXES

     SEPSCO recorded a benefit from income taxes of $1,791,000 during the nine-month period ended November 30, 1993 despite a pretax loss of $608,000, representing an effective rate substantially in excess of the 35% Federal statutory rate, principally due to the equity in earnings of affiliates of $4,310,000 on which no income taxes were provided.

     Effective March 1, 1993 SEPSCO adopted the provisions of SFAS 109 which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The deferred income tax provision or benefit for each year represents the decrease or increase, respectively, in the deferred income tax benefit during such year. The cumulative effect on prior years of this change in accounting principles was a credit of $7,617,000 or $.65 per share, and is reported separately in the condensed consolidated statement of operations for the nine months ended November 30, 1993. Prior years' financial statements have not been restated.

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The current and non-current deferred tax assets from continuing operations and current deferred tax asset and non-current deferred tax (liability) from discontinued operations consisted of the following components as of March 1, 1993:

                                                                                         CURRENT
                                                                                --------------------------
                                                                                CONTINUING    DISCONTINUED
                                                                                OPERATIONS     OPERATIONS
                                                                                ----------    ------------
                                                                                      (IN THOUSANDS)
Net operating loss, alternative minimum tax and depletion carryforwards......     $1,961         $5,667
Allowance for doubtful accounts..............................................        102            353
Reserve for losses on construction contracts.................................         --            608
Ehrman Litigation settlement reserve (See Note 9)............................        495             --
Reserve for employee benefit costs...........................................        207            317
Other........................................................................         20            126
                                                                                ----------    ------------
                                                                                  $2,785         $7,071
                                                                                ----------    ------------
                                                                                ----------    ------------

                                                                                       NON-CURRENT
                                                                                --------------------------
                                                                                CONTINUING    DISCONTINUED
                                                                                OPERATIONS     OPERATIONS
                                                                                ----------    ------------
                                                                                      (IN THOUSANDS)
Accelerated depreciation.....................................................    $ (1,567)      $(17,071)
Amortization of original issue discount......................................       1,561             --
Insurance premiums not yet paid to a third party.............................          --          1,437
Reserves for environmental costs.............................................          --          1,115
Reserve for income tax contingencies.........................................          --           (951)
Other........................................................................          (4)           317
                                                                                ----------    ------------
                                                                                 $    (10)      $(15,153)
                                                                                ----------    ------------
                                                                                ----------    ------------

     Federal income tax returns of SEPSCO have been examined by the Internal Revenue Service ('IRS') for the tax years 1985 through 1988. Such audit has been substantially resolved at no material cost to SEPSCO. The IRS has recently commenced the examination of SEPSCO's Federal income tax returns for the tax years from 1989 through 1992. The amount and timing of any payments required as a result of the 1989 through 1992 audit cannot presently be determined. However, SEPSCO believes that it has adequate aggregate reserves for any tax liabilities, including interest, that may result from all such examinations.

8. INCOME (LOSS) PER SHARE

     The income  (loss) per  share  has been  computed  by dividing  net  income
(loss), after the reduction for an insignificant amount of preferred stock dividends, by the 11,655,067 weighted average common shares outstanding during the nine-month periods ended November 30, 1992 and 1993.

9. LEGAL MATTERS

     In December 1990, a purported shareholder derivative suit (the 'Ehrman Litigation') was brought against SEPSCO's directors at that time and certain corporations, including Triarc, in the United States District Court (the
'District Court'). On October 18, 1993, Triarc entered into a settlement agreement (the 'Settlement Agreement') with the plaintiff (the 'Plaintiff') in the Ehrman Litigation. The Settlement Agreement provides, among other things, that SEPSCO would be merged into, or otherwise acquired by, Triarc or an affiliate thereof, in a transaction in which each holder of shares of SEPSCO's common stock par value $1.00 per share ('SEPSCO Common Stock') other than Triarc Companies will receive in exchange for each share of SEPSCO Common Stock, 0.8 shares of Triarc's common stock. On

              SOUTHEASTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

November 22, 1993 Triarc and SEPSCO entered into a merger agreement pursuant to which a subsidiary of Triarc will be merged into SEPSCO in the manner described in the Settlement Agreement (the 'Merger'). Following the Merger, Triarc
Companies would own 100% of the SEPSCO Common Stock. Consummation of the Settlement Agreement and the Merger are conditioned on, among other things, approval by SEPSCO's stockholders other than Triarc Companies. On January 11, 1994 the District Court approved the Settlement Agreement.

     The Settlement Agreement also provides that Plaintiff's counsel and financial advisor will be paid by Triarc, subject to court approval, cash not to exceed $1,250,000 and $50,000, respectively and that Triarc would be responsible for other expenses relating to the issuance of Triarc common shares pursuant to the Merger. SEPSCO had previously accrued such $1,300,000 in the fourth quarter of SEPSCO Fiscal 1993 and accrued additional expenses related to the settlement of the Ehrman Litigation of $400,000 and $1,200,000 in the first and second quarters of SEPSCO Transition 1993, respectively, since SEPSCO originally anticipated it would be responsible for such fees and expenses. However, as previously indicated, the Settlement Agreement established that Triarc and not SEPSCO was responsible for certain of these expenditures and, accordingly, SEPSCO reversed $1,900,000 of previously accrued expenses in the third quarter of SEPSCO Transition 1993.

     In 1987, Graniteville was notified by the South Carolina Department of Health and Environmental Control ('DHEC') that it discovered certain contamination of Langley Pond near Graniteville, South Carolina and DHEC asserted that Graniteville may be one of the parties responsible for such contamination. Graniteville entered into a consent decree providing for the study and investigation of the alleged pollution and its sources. The study report prepared by Graniteville's environmental consulting firm and filed with DHEC in April 1990, recommended that pond sediments be left undisturbed and in place. DHEC responded by requesting that Graniteville submit additional information concerning potential passive and active remedial alternatives, with accompanying supportive information. In May 1991 Graniteville provided this information to DHEC in a report of Graniteville's environmental consulting firm. The 1990 and 1991 reports concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects on human health, to existing recreational uses or to the existing biological communities. Triarc is unable to predict at this time what further actions, if any, may be required in connection with Langley Pond or what the cost thereof may be. However, given the passage of time since the submission of the two reports by DHEC and the absence of desirable remediation alternatives, other than continuing to leave the Langley Pond sediments in place and undisturbed as described in the reports, SEPSCO believes the ultimate outcome of this matter will not have a material adverse effect on SEPSCO's consolidated results of operations or financial position.

     As a result of certain environmental audits in 1991, SEPSCO became aware of possible contamination by hydrocarbons and metals at certain sites of SEPSCO's refrigeration operations and has filed appropriate notifications with state environmental authorities and has begun a study of remediation at such sites. SEPSCO has removed certain underground storage and other tanks at certain facilities of its refrigeration operations and has engaged in certain remediation in connection therewith. Such removal and environmental remediation involved a variety of remediation actions at various facilities of SEPSCO located in a number of jurisdictions. Such remediation varied from site to site, ranging from testing of soil and groundwater for contamination, development of remediation plans and removal in certain instances of certain contaminated soils. Based on preliminary information and consultations with, and certain reports of, environmental consultants and others, SEPSCO presently estimates the cost of such remediation and/or removal will approximate $3,700,000, all of which was provided in prior years. In connection therewith, SEPSCO has incurred actual costs through November 30, 1993 of $1,143,000 and has a remaining accrual of $2,557,000. SEPSCO believes that after such accrual the ultimate outcome of this matter will not have a material adverse effect on SEPSCO's consolidated results of operations or financial position.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders,
GRANITEVILLE COMPANY:

     We have audited the accompanying consolidated balance sheets of Graniteville Company (a South Carolina corporation and 49% owned by Southeastern Public Service Company and 51% owned by Triarc Companies Inc., formerly DWG Corporation) and subsidiaries as of March 1, 1992 and February 28, 1993, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended February 28, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Graniteville Company and subsidiaries as of March 1, 1992 and February 28, 1993, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1993, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 4 to the consolidated financial statements, effective March 2, 1992, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                          ARTHUR ANDERSEN & CO.

Columbia, South Carolina,
  May 4, 1993.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                           MARCH 1,    FEBRUARY 28,
                                                                                           --------    ------------
                                                                                             1992          1993
                                                                                           --------    ------------
                                                                                                (IN THOUSANDS)
                                         ASSETS
Current assets:
     Cash and equivalents...............................................................   $    838      $  1,235
     Receivables, net (Notes 1 and 5)...................................................     32,202        65,463
     Inventories (Notes 1 and 2)........................................................     77,674        81,150
     Deferred income taxes..............................................................      2,081         5,084
     Other current assets...............................................................      2,006         1,326
                                                                                           --------    ------------
          Total current assets..........................................................    114,801       154,258
                                                                                           --------    ------------
Properties, net (Notes 1 and 3).........................................................    102,119       105,472
                                                                                           --------    ------------
Other assets............................................................................      3,422         3,634
                                                                                           --------    ------------
                                                                                           $220,342      $263,364
                                                                                           --------    ------------
                                                                                           --------    ------------
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt (Notes 5 and 13).................................   $ 10,268      $  9,809
     Short-term borrowings (Notes 5 and 13).............................................      1,959        --
     Accounts payable...................................................................     23,382        24,750
     Accrued salaries and wages (Note 11)...............................................      4,473         8,275
     Accrued restructuring costs (Note 10)..............................................      1,704        --
     Deferred income taxes (Notes 1 and 4)..............................................      --           10,566
     Other current liabilities..........................................................      4,995         6,456
                                                                                           --------    ------------
          Total current liabilities.....................................................     46,781        59,856
Long-term debt (Notes 5 and 13).........................................................     41,821        52,896
Deferred income taxes (Notes 1 and 4)...................................................      9,845        21,374
Other liabilities.......................................................................        475         1,626
                                                                                           --------    ------------
Commitments and contingencies (Notes 9 and 13)
Stockholders' equity:
     Common stock, $5.00 par value; 10,000,000 shares authorized; 4,984,045 shares
      issued............................................................................     24,920        24,920
     Capital in excess of par value.....................................................     41,712        41,712
     Retained earnings..................................................................     54,788        60,980
                                                                                           --------    ------------
          Total stockholders' equity....................................................    121,420       127,612
                                                                                           --------    ------------
                                                                                           $220,342      $263,364
                                                                                           --------    ------------
                                                                                           --------    ------------

          See accompanying notes to consolidated financial statements.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                           YEAR ENDED
                                                                              ------------------------------------
                                                                              MARCH 3,    MARCH 1,    FEBRUARY 28,
                                                                                1991        1992          1993
                                                                              --------    --------    ------------
                                                                                         (IN THOUSANDS)
Operating revenues.........................................................   $414,538    $456,402      $499,060
                                                                              --------    --------    ------------
Operating costs and expenses:
     Cost of sales.........................................................    374,062     397,843       412,569
     Selling, general and administrative expenses (Notes 8 and 11).........     29,857      27,273        34,902
     Restructuring costs (Note 10).........................................      --          2,500         1,855
                                                                              --------    --------    ------------
                                                                               403,919     427,616       449,326
                                                                              --------    --------    ------------
          Operating profit.................................................     10,619      28,786        49,734
                                                                              --------    --------    ------------
Other expenses (income):
     Interest expense......................................................     10,153      11,941         9,282
     Interest income.......................................................       (145)       (100)         (199)
     Other, net (Note 7)...................................................      4,615        (280)          (41)
                                                                              --------    --------    ------------
                                                                                14,623      11,561         9,042
                                                                              --------    --------    ------------
          Income (loss) before income taxes and cumulative effect of
            accounting changes.............................................     (4,004)     17,225        40,692
Provision for (benefit from) income taxes..................................    (11,982)      4,962        15,332
                                                                              --------    --------    ------------
          Income before cumulative effect of changes in accounting
            principles.....................................................      7,978      12,263        25,360
Cumulative effect of changes in accounting for:
     Income taxes (Notes 1 and 4)..........................................      --          --          (12,314)
     Postretirement benefits other than pensions, net of tax of $429 (Note
       1)..................................................................      --          --             (722)
                                                                              --------    --------    ------------
     Net income............................................................      7,978      12,263        12,324
Retained earnings at beginning of year.....................................     46,003      44,643        54,788
          Cash dividends on common stock...................................     (9,338)     (2,118)       (6,132)
                                                                              --------    --------    ------------
Retained earnings at end of year...........................................   $ 44,643    $ 54,788      $ 60,980
                                                                              --------    --------    ------------
                                                                              --------    --------    ------------

          See accompanying notes to consolidated financial statements.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             YEAR ENDED
                                                                                 ----------------------------------
                                                                                  MARCH      MARCH
                                                                                   3,         1,       FEBRUARY 28,
                                                                                  1991       1992          1993
                                                                                 -------    -------    ------------
                                                                                           (IN THOUSANDS)
Cash flows from operating activities:
     Net income...............................................................   $ 7,978    $12,263      $ 12,324
     Adjustments to reconcile net income to net cash and equivalents provided by operating activities:
          Depreciation and amortization.......................................     8,364      9,897        10,379
          Increase (decrease) in deferred income taxes, net of accounting
            changes...........................................................    (3,068)     2,996         3,142
          Provision for doubtful accounts.....................................       513        314         1,351
Cumulative effect of changes in accounting principles.........................     --         --           13,036
Other, net....................................................................        97         44            71
Decrease (increase) in:
     Receivables..............................................................    26,506       (169)      (34,612)
     Inventories..............................................................    (7,628)       221        (3,476)
     Other current asset......................................................    (2,124)     2,684          (237)
Increase (decrease) in:
     Accounts payable.........................................................     2,748      2,466         1,368
     Other liabilities........................................................   (25,029)     --              429
     Other current liabilities................................................     7,452     (7,863)        3,928
                                                                                 -------    -------    ------------
               Net cash and equivalents provided by operating activities......    15,809     22,853         7,703
                                                                                 -------    -------    ------------
Cash flows from investing activities:
     Capital expenditures.....................................................   (15,986)   (11,384)       (9,731)
     Proceeds from sale of machinery and equipment............................        21        245           508
     Other, net...............................................................       (52)    (3,070)         (264)
                                                                                 -------    -------    ------------
               Net cash and equivalents used in investing activities..........   (16,017)   (14,209)       (9,487)
                                                                                 -------    -------    ------------
Cash flows from financing activities:
     Increase (decrease) in short-term borrowings.............................     --         1,959        (1,959)
     Repayment of long-term debt..............................................   (11,720)   (10,378)       (8,478)
     Additions to long-term debt..............................................    20,735        702        18,750
     Payment of dividends on common stock.....................................    (9,338)    (2,118)       (6,132)
                                                                                 -------    -------    ------------
               Net cash and equivalents provided by (used in) financing
                 activities...................................................      (323)    (9,835)        2,181
                                                                                 -------    -------    ------------
Net increase (decrease) in cash and equivalents...............................      (531)    (1,191)          397
Cash and equivalents at beginning of year.....................................     2,560      2,029           838
                                                                                 -------    -------    ------------
Cash and equivalents at end of year...........................................   $ 2,029    $   838      $  1,235
                                                                                 -------    -------    ------------
                                                                                 -------    -------    ------------
Supplemental disclosures of cash flow information:
     Cash paid (received) during the year for:
          Interest............................................................   $10,178    $11,974      $  9,334
                                                                                 -------    -------    ------------
          Income taxes........................................................   $(1,338)   $(8,516)     $  8,105
                                                                                 -------    -------    ------------
                                                                                 -------    -------    ------------
Supplemental schedule of non-cash investing and financing activities:
          Total capital expenditures..........................................   $16,337    $11,399      $ 10,075
          Capital expenditures financed by capital leases.....................      (351)       (15)         (344)
                                                                                 -------    -------    ------------
                                                                                 $15,986    $11,384      $  9,731
                                                                                 -------    -------    ------------
                                                                                 -------    -------    ------------

          See accompanying notes to consolidated financial statements.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 28, 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     In August 1983, Southeastern Public Service Company ('SEPSCO') completed its tender offer for Graniteville Company's ('Graniteville') common stock and in July 1984, Graniteville became a wholly-owned subsidiary of SEPSCO. In January 1986, Triarc Companies Inc. ('Triarc', formerly DWG Corporation) purchased from SEPSCO 2,541,862 shares of common stock of Graniteville, constituting approximately 51% of Graniteville's outstanding common stock, pursuant to a Stock Purchase Agreement dated January 30, 1986, between Triarc and SEPSCO. At February 28, 1993, SEPSCO was 65% owned by Triarc. As a result of the transaction described in Note 12, SEPSCO is 71.1% owned by Triarc as of April 23, 1993.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Graniteville and its subsidiaries, C. H. Patrick & Co., Inc. ('C. H. Patrick') and Graniteville International Sales, Inc. ('Graniteville International'), an inactive corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

     Certain  amounts  included  in  the  prior  years'  consolidated  financial
statements  have  been   reclassified  to  conform   with  the  current   year's
presentation.

INVENTORIES

     Substantially all inventories, consisting of materials, labor and overhead, are stated at the lower of cost (last-in, first-out basis) or market.

DEPRECIATION AND AMORTIZATION

     Depreciation is computed on the straight-line basis using the estimated useful lives of the related major classes of properties: 3 to 6 years for automotive equipment; 12 to 14 years for machinery and equipment; and 15 to 60 years for buildings and improvements. Under this method, gains and losses arising from disposals are included in current earnings.

RESEARCH AND DEVELOPMENT

     Research and development expenses amounted to $652,000 in 1991, $691,000 in 1992, and $744,000 in 1993.

INCOME TAXES

     Federal income tax returns for Graniteville and its consolidated subsidiaries were filed on a consolidated basis with SEPSCO from August 7, 1983 through January 31, 1986. Subsequent to January 31, 1986, Graniteville and its consolidated subsidiaries have filed separate income tax returns as a result of the sale by SEPSCO of a portion of Graniteville's common stock as described above.

     Effective March 2, 1992, Graniteville adopted the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes,' ('SFAS 109') which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of 'temporary differences' by applying the enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period of enactment.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

Under the deferred method, deferred taxes were recognized using the tax rate applicable to the year the item arose and were not adjusted for subsequent changes in tax rates.

     Graniteville has reported the cumulative effect of the change in the method of accounting for income taxes as of the beginning of 1993 in the consolidated statement of income.

REVENUE RECOGNITION

     Graniteville records revenues principally when inventory is shipped. Graniteville also records revenues to a lesser extent on a bill and hold basis under which the goods are complete, packaged and ready for shipment; such goods are effectively segregated from inventory which is available for sale; the risks of ownership of the goods have passed to the customer; and such underlying customer orders are supported by written confirmation.

CONCENTRATION OF CREDIT RISK

     Financial   instruments   which   potentially   subject   Graniteville   to
concentration of credit risk consist primarily of trade accounts receivable. Graniteville's customers consist of domestic and foreign apparel producers and other users of textile products. Graniteville performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. In addition, Graniteville sells, on a non-recourse basis, a significant volume of accounts receivable, thereby reducing its exposure to credit risk. Historically, Graniteville has not incurred material credit-related losses.

BUSINESS SEGMENT

     Graniteville manufactures, dyes and finishes cotton, synthetic and blended (cotton and polyester) fabrics, primarily for the apparel trade and mainly for two consumer end-uses: (1) utility wear and (2) men's, women's, and children's sportswear, casual wear and outerwear. Through its wholly-owned subsidiary, C.
H. Patrick, Graniteville also is engaged in producing and selling dyes and chemicals, primarily to the textile trade.

MAJOR CUSTOMER

     Sales to a group of customers under common control totaled approximately 14%, 11%, and 14% of Graniteville's sales in 1991, 1992, and 1993, respectively. No other customer or similar group accounted for more than 10% of Graniteville's sales in such years.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     In 1993, Graniteville adopted the provisions of SFAS No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions'. In applying the provisions of this statement, Graniteville recognized the accumulated postretirement benefit obligation as of the beginning of 1993 of $1,151,000 as a change in accounting principle. On an aftertax basis, this charge was $722,000.

FISCAL YEAR

     Graniteville's fiscal year is the 52 or 53 week period ending on the Sunday nearest the last day of February. Fiscal years 1991, 1992, and 1993 ended on March 3, 1991, March 1, 1992, and February 28, 1993, respectively. As used herein, February 28 shall mean the last day of Graniteville's fiscal year. Fiscal year 1991 included 53 weeks, 1992 included 52 weeks, and 1993 included 52 weeks.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

(2) INVENTORIES

     The following is a summary of the major classifications of inventories:

                                                                                        FEBRUARY 28,
                                                                                  ------------------------
                                                                                    1992          1993
                                                                                  --------    ------------
                                                                                       (IN THOUSANDS)
Raw materials..................................................................   $ 16,548      $ 15,696
Work in process................................................................      5,828         5,516
Finished goods.................................................................     52,572        57,512
Supplies.......................................................................      2,726         2,426
                                                                                  --------    ------------
                                                                                  $ 77,674      $ 81,150
                                                                                  --------    ------------
                                                                                  --------    ------------

     Had the first-in, first-out method been used, inventories would have been $3,800,000 and $2,500,000 higher at March 1, 1992 and February 28, 1993, respectively.

(3) PROPERTIES

     The following is a summary of the major classifications of properties, net:

                                                                                       FEBRUARY 28,
                                                                                 ------------------------
                                                                                   1992          1993
                                                                                 --------    ------------
                                                                                      (IN THOUSANDS)
Land..........................................................................   $  3,584      $  4,358
Buildings and improvements....................................................     18,032        22,603
Machinery and equipment.......................................................    120,394       128,728
Automotive equipment..........................................................      4,229         4,498
                                                                                 --------    ------------
                                                                                  146,239       160,187
Less accumulated depreciation and amortization................................     44,120        54,715
                                                                                 --------    ------------
                                                                                 $102,119      $105,472
                                                                                 --------    ------------
                                                                                 --------    ------------

(4) INCOME TAXES

     The provision for (benefit from) income taxes consists of the following components:

                                                                            YEAR ENDED FEBRUARY 28,
                                                                      ------------------------------------
                                                                        1991        1992          1993
                                                                      --------    --------    ------------
                                                                                 (IN THOUSANDS)
Current:
     Federal.......................................................   $ (8,918)    $1,974       $ 11,109
     State.........................................................       (125)         7            835
                                                                      --------    --------    ------------
                                                                        (9,043)     1,981         11,944
                                                                      --------    --------    ------------
Deferred:
     Federal.......................................................     (2,790)     2,411          2,234
     State.........................................................       (149)       570          1,154
                                                                      --------    --------    ------------
                                                                        (2,939)     2,981          3,388
                                                                      --------    --------    ------------
                                                                      $(11,982)    $4,962       $ 15,332
                                                                      --------    --------    ------------
                                                                      --------    --------    ------------

     As described in Note 1, Graniteville adopted SFAS 109 during 1993. This accounting change required a restatement of Graniteville's deferred tax accounts as of the beginning of 1993, which resulted in a charge of $12,314,000 which is reflected as the cumulative effect of changes in accounting principles in Graniteville's consolidated statement of earnings. The cumulative effect adjustment relates

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

primarily to recording deferred taxes on the differences in the book basis and tax basis of assets. The largest portion of these differences arose at the time of Graniteville's purchase by SEPSCO in 1983 and were accounted for in accordance with accounting standards in effect at that time.

     The difference between the reported tax provision for (benefit from) income taxes and a computed tax based on income (loss) before income taxes and cumulative effect of changes in accounting principles at the statutory rate is reconciled as follows:

                                                                            YEAR ENDED FEBRUARY 28,
                                                                      ------------------------------------
                                                                        1991        1992          1993
                                                                      --------    --------    ------------
                                                                                 (IN THOUSANDS)
Income (loss) before income taxes and cumulative effect of changes
  in accounting principles.........................................   $ (4,004)   $ 17,225      $ 40,692
                                                                      --------    --------    ------------
Computed expected tax provision (benefit) at 34%...................   $ (1,362)   $  5,857      $ 13,835
Increase (decrease) in Federal taxes resulting from:
     Amortization of nontaxable credits resulting from purchase
       accounting adjustments......................................     (1,351)     (1,350)       --
     Employee benefit plan payment.................................     (8,429)      --           --
     State income taxes net of federal benefit.....................       (181)        380         1,313
     Other, net....................................................       (659)         75           184
                                                                      --------    --------    ------------
                                                                      $(11,982)   $  4,962      $ 15,332
                                                                      --------    --------    ------------
                                                                      --------    --------    ------------

     At February 28, 1993, the deferred tax assets and liabilities are comprised of:

                                                                             DEFERRED TAX    DEFERRED TAX
                                                                                ASSETS       LIABILITIES
                                                                             ------------    ------------
Receivables...............................................................      $1,386         $ --
Inventory.................................................................      --               10,566
Accrued compensation......................................................       2,704           --
Other accrued liabilities.................................................         984           --
Property, plant and equipment.............................................      --               19,566
All other.................................................................          10            1,808
                                                                             ------------    ------------
                                                                                $5,084         $ 31,940
                                                                             ------------    ------------
                                                                             ------------    ------------
Classified as:
     Current assets or liabilities........................................      $5,084         $ 10,566
     Non-current assets or liabilities....................................      --               21,374
                                                                             ------------    ------------
                                                                                $5,084         $ 31,940
                                                                             ------------    ------------
                                                                             ------------    ------------

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

     Deferred  income  taxes  (credits)   result  from  timing  differences   in
recognition of revenue and expense for income tax and financial statement purposes. The tax effects of the principal timing differences are as follows:

                                                                             YEAR ENDED FEBRUARY 28,
                                                                           ---------------------------
                                                                            1991       1992      1993
                                                                           -------    ------    ------
                                                                                 (IN THOUSANDS)
Excess of tax over book depreciation and amortization on properties.....   $ 1,996    $  919    $1,508
Restructuring costs.....................................................     --         (850)      320
Book-tax differences resulting from purchase accounting adjustments.....       (30)      (42)      (94)
Employee benefit plan payment...........................................    (3,064)    3,064      --
Alternative minimum tax carryforward....................................    (1,576)     (976)    2,684
Maintenance accrual not deductible until paid...........................     --         --        (373)
Compensation accrual not deductible until paid..........................       237       756    (1,487)
Inventory capitalization................................................      (171)     (171)       43
Bad debt expense........................................................      (162)        3        29
Other...................................................................      (169)      278       758
                                                                           -------    ------    ------
                                                                           $(2,939)   $2,981    $3,388
                                                                           -------    ------    ------
                                                                           -------    ------    ------

     Federal income tax returns for the years 1986 through 1988 are currently under examination and no report has yet been issued by the IRS. Including amounts accrued in prior years, management believes that adequate provision has been made for all tax liabilities and interest thereon.

(5) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                             FEBRUARY 28,
                                                                                     ----------------------------
                                                                                         1992            1993
                                                                                     ------------    ------------
                                                                                            (IN THOUSANDS)
Term loan.........................................................................     $   46,875      $   60,000
Capitalized lease obligations (Note 6):
     With an affiliate............................................................            558             447
     Other........................................................................            748             330
6.5% Washington National Insurance Company Pollution Control note due 1993 to
  1999............................................................................          1,060             946
Notes collateralized by machinery and equipment maturing at various dates through
  1996 with interest at various fixed and floating rates (weighted average
  interest rate of 8.5% at March 1, 1992 and 8.2% at February 28, 1993............          2,848             982
                                                                                     ------------    ------------
                                                                                           52,089          62,705
          Less current portion of long-term debt..................................         10,268           9,809
                                                                                     ------------    ------------
                                                                                       $   41,821      $   52,896
                                                                                     ------------    ------------
                                                                                     ------------    ------------

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

     Aggregate annual maturities of the long-term debt as of February 28, 1993 are as follows (in thousands):

1994...............................................................................   $ 9,809
1995...............................................................................     9,296
1996...............................................................................     9,080
1997...............................................................................     9,010
1998...............................................................................    25,510
Thereafter.........................................................................     --
                                                                                      -------
                                                                                      $62,705
                                                                                      -------
                                                                                      -------

     In December 1992, Graniteville increased its term loan from its commercial lender from the $41.25 million then outstanding to $60.0 million. Such term loan bears interest at the prime rate plus 1 1/4% and is payable in quarterly installments of approximately $1.9 million each through December 1, 1993, and $2.25 million thereafter, with a final payment of $16.5 million on March 1, 1998. The new note evidencing such increased term loan requires, among other things, the maintenance of certain financial ratios and includes certain restrictive covenants and events of default applicable to Graniteville, including a limitation on the payment of dividends to 50% of its net income after the end of each fiscal year, except that no such dividends may be paid unless Graniteville's consolidated working capital exceeds certain levels and Graniteville is not in default under the note evidencing the term loan, and a prohibition on loans and advances to other corporations, including Triarc and SEPSCO, with certain limited exceptions. The note also includes a provision causing the outstanding principal balance to be payable 13 months after termination of the accounts receivable financing arrangements described below by the lender or payable immediately after termination of such arrangements by Graniteville. This note was repaid in April 1993.

     In February 1991, Graniteville entered into a modification of its accounts receivable financing arrangements with such commercial lender, and C. H. Patrick entered into a substantially similar arrangement with such lender. Such arrangements provide for advances against accounts receivable sold to the lender on a non-recourse basis and for other advances on receivables on a secured basis. Advances under these arrangements bear interest at 1% above the prime rate (but not less than 6%), and require the payment of a commission of .50% on accounts receivable sold without recourse, and .22% on accounts receivable sold with recourse, under the arrangement. In addition, the arrangements with such lender provide for loans against Graniteville's cotton inventory based on a formula providing for advances of between 50 and 75 percent of the value of such inventory. The financing arrangements entered into by Graniteville are secured by substantially all of its accounts receivable, cotton inventory, imported inventory, machinery, equipment and plant site real property and the stock and accounts receivable of C. H. Patrick.

     See Note 13 for a description of Graniteville's refinancing which occurred subsequent to year end.

     On April 1, 1993, the note payable to Washington National Insurance Company was paid in full.

(6) LEASE COMMITMENTS

     Graniteville leases certain machinery and automotive equipment from a corporation which may be deemed to be an affiliate, and from unrelated third parties under long-term lease obligations which are accounted for as capital leases and are included in machinery and automotive equipment amounts presented in Note 3, in the amount of $4,452,000 and $4,392,000, at February 28, 1992 and 1993, respectively.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

     The future minimum lease  payments (net of sublease  rentals which are  not
significant)   under  capital  leases  and  operating  leases  with  an  initial noncancelable term in excess of one year are as follows:

                                                                            CAPITAL    OPERATING
                                                                            LEASES      LEASES
                                                                            -------    ---------
                                                                               (IN THOUSANDS)
1994.....................................................................    $ 635      $ 1,954
1995.....................................................................      202        1,887
1996.....................................................................       45        1,808
1997.....................................................................       11        1,624
1998.....................................................................        9          146
Thereafter...............................................................     --            170
                                                                            -------    ---------
Total minimum lease payments.............................................    $ 902      $ 7,589
                                                                                       ---------
                                                                                       ---------
Less amounts representing interest.......................................      125
                                                                            -------
Present value of minimum lease payments (Note 5).........................    $ 777
                                                                            -------
                                                                            -------

     Rental expense under operating leases which is primarily for the rental of real estate and equipment, was $1,187,000 in 1991, $1,032,000 in 1992, and $1,794,000 in 1993.

(7) PENSION PLAN AND OTHER POSTRETIREMENT BENEFITS

     On April 25, 1983, Triarc's Board of Directors authorized the termination of Graniteville's pension plans. Simultaneously, Graniteville announced the commitment to a newly formed Employee Stock Ownership Plan (ESOP) of an amount equal to the surplus pension assets of approximately $36 million. During May 1983, the ESOP used $9 million contributed to it by Graniteville to purchase from Graniteville 642,857 shares of Graniteville's authorized but unissued common stock. Graniteville agreed that it would satisfy the commitment to the ESOP by contributing to the ESOP and/or another qualified pension or profit-sharing plan over the next 10 years an aggregate amount equal to the surplus pension assets, minus $11.25 million (equal to the number of shares of Graniteville's common stock originally purchased by the ESOP multiplied by $17.50). Such contributions were to be made without interest in such amounts and at such times within such 10-year period as determined by the Board of Directors of Graniteville or as provided in any new plan. Graniteville received a notice of sufficiency from the Pension Benefit Guaranty Corporation and a favorable determination letter from the Internal Revenue Service in connection with the applications which it had filed for the termination of its pension plans and the distribution of the surplus pension assets.

     In April 1986, the United States Department of Labor ('the Department') commenced an action against Graniteville and certain other parties concerning this commitment (see Note 9 for details of this litigation). In December 1990, Graniteville announced a plan of cash payments to the trustee of the Graniteville Company Retirement Savings Plan as successor to the ESOP. Graniteville believes that such cash payments completely satisfy Graniteville's commitment to contribute an amount equal to the surplus pension plan assets to an employee benefit plan within 10 years. Graniteville paid approximately $20.7 million to the trustee on February 28, 1991, and paid approximately $8.5 million to the trustee on February 28, 1992.

     These cash payments were allocated to eligible participants in the Plan over the six-year period beginning with the plan year ending February 1985 through the plan year ending February 1990. The allocation formula was determined through negotiations between Graniteville and the Department and generally allocated these payments over covered compensation for the calendar years 1984 through 1989.

     Postretirement benefits other than pensions consist of health care and life insurance benefits provided to a group of former employees who retired prior to January 1, 1990, and a limited health care

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

benefit program provided to early retirees. With the exception of a group of retirees who retired prior to January 1, 1982, a portion of the cost of these benefits is paid by the retiree.

     Effective March 2, 1992 Graniteville adopted SFAS 106 and accordingly, provided for the unfunded accumulated postretirement obligation payments on a pay-as-you-go basis; in 1992 and 1993 such payments were immaterial.

     Net other postretirement benefit expense for Fiscal 1993 consisted of the following:

                                                                                 (IN THOUSANDS)
Service cost -- benefit earned during the period..............................        $  7
Interest cost on accumulated postretirement benefit obligation................          88
                                                                                       ---
                                                                                      $ 95
                                                                                       ---
                                                                                       ---

     The accumulated postretirement benefit obligation as of February 28, 1993 (which is equal to the amount which has been recognized in the accompanying consolidated balance sheet) consists of the following:

                                                                                 (IN THOUSANDS)
Retirees and dependents.......................................................       $  935
Active employees eligible to retire...........................................           88
Active employees not eligible to retire.......................................          112
                                                                                    -------
                                                                                     $1,135
                                                                                    -------
                                                                                    -------

     For purposes of measuring the expected postretirement obligation, a 12% annual rate of increase in the per capita claims cost was assumed for 1994. This rate is assumed to decrease by 1% per year to 6% in the year 2000 and remain level thereafter. The discount rate used in determining the accumulated postretirement benefit obligation was 8%.

     If the health care cost trend rate were increased by 1%, the accumulated postretirement benefit obligation as of the end of 1993 would have been increased by 8%. The effect of this change on the service cost and interest cost for 1993 would be an increase of 9%.

(8) TRANSACTIONS WITH AFFILIATES

     Triarc provided management services, excluding the cost of leased space, to Graniteville in 1991, 1992, and 1993 at a cost of approximately $3,592,000, $1,792,000, and $2,441,000, respectively. Such amounts include approximately $2,320,000, $640,000, and $1,299,000, in 1991, 1992 and 1993, respectively, representing allocations to Graniteville in accordance with the applicable management services agreement of certain reserves established by Triarc for amounts owed by certain corporations, which may be deemed to be or, deemed to have been, affiliates of Graniteville in connection with the providing by Triarc of such management services. Graniteville, through Triarc, also leased space from an affiliate for approximately $944,000, $864,000, and $824,000 in 1991, 1992, and 1993, respectively.

     Graniteville maintains certain property insurance coverage with Chesapeake Insurance Company Limited ('Chesapeake Insurance'), an affiliated company registered in Bermuda. Premiums attributable to such insurance coverage amounted to $176,000 in 1991, $203,000 in 1992, and $212,000 in 1993. Graniteville also maintains certain insurance coverage with an unaffiliated insurance company for which Chesapeake Insurance reinsures a portion of the risk. Net premiums attributable to such reinsurance were approximately $3,250,000 in 1991, $3,047,000 in 1992, and $2,619,000 in 1993. In addition, Insurance and Risk Management Inc., an affiliated company, acts as agent or broker in connection with insurance coverage obtained by Graniteville and provides claims processing services for Graniteville. The commissions and payments for such services paid to such company were $469,000, $455,000, and $459,000 in 1991, 1992, and 1993,
respectively.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

     During 1992, Graniteville invested $2,500,000 in the convertible preferred stock of Chesapeake Insurance. The investment is valued at cost in the accompanying financial statements and is included in 'Other assets'.

     Certain machinery and automotive equipment is leased from an affiliate (see
Note 6). Interest charges on these lease obligations amounted to $158,000 in 1991, $97,000 in 1992, and $71,000 in 1993.

(9) LEGAL MATTERS

     In September 1985, Graniteville was notified by the United States Department of Labor that the Department was prepared to bring suit in Federal District Court to seek certain corrective action in connection with the termination of Graniteville's pension plans in April 1983, prior to Graniteville's acquisition by SEPSCO, unless Graniteville agreed to resolve the matter through a consent order to be filed simultaneously with the complaint in Federal Court. In its letter, the Department sought contributions to Graniteville's ESOP or successor plan equal to the value of the surplus pension plan assets returned to Graniteville upon termination of the plan (approximately $36.0 million) plus interest to the date of payment minus the amount of any contributions (alleged by the Department to aggregate approximately $9 million) made since April 25, 1983, which were attributable to Graniteville's commitment with respect to the surplus pension plan assets. Although Graniteville entered into discussions with the Department, no agreement could be reached.

     As a result, in April 1986, the Department commenced an action in the United States District Court ('The Court') for South Carolina against Graniteville, SEPSCO, and certain individuals who had been members of the Executive Committee at the time of the plan termination, and certain other individuals who are alleged to have been fiduciaries with respect to Graniteville's Employee Stock Ownership Plan or a successor plan prior to the acquisition of Graniteville by SEPSCO. In its complaint, the Department alleged that the individual defendants violated their fiduciary duties under the provisions of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), in failing to implement an alleged commitment purportedly made prior to the acquisition of Graniteville by SEPSCO to utilize the approximately $36 million of surplus assets received from the termination of Graniteville's pension plans solely for the benefit of participants and beneficiaries of the ESOP (including a contribution of approximately $7 million which Graniteville announced in 1986 that it intended to make as a partial satisfaction of its commitment to the ESOP), by failing to take reasonable steps to acquire control of property belonging to the ESOP or to realize upon claims held by the ESOP with respect to such surplus assets. In its action, the Department sought to enjoin the defendants from serving directly or indirectly as fiduciaries of any employment plan covered by ERISA for a period of ten years, enjoin the other individual defendants from committing any future violations of the fiduciary provisions of ERISA and order the defendants, jointly and severally, to restore any losses plus interest incurred as a consequence of the alleged fiduciary violations or participation in such alleged violations.

     In December 1990, Graniteville and the Department entered into a settlement of such litigation. Graniteville agreed to make and subsequently made a payment of $20.7 million on February 28, 1991, and a payment of $8.5 million on February 28, 1992, to the trustee of the Graniteville Company Retirement Savings Plan as successor to the ESOP. Graniteville believes that such cash payments completely satisfy its commitment. Included in 'Other, net' in the accompanying consolidated statement of earnings for the year ended March 3, 1991, is a provision of $4.9 million representing the settlement costs in excess of amounts previously provided.

     Graniteville participates in regional waste water treatment facilities and considers that it is in substantial compliance with water pollution regulations. Graniteville has, however, been notified by the South Carolina Department of Health and Environmental Control ('DHEC') that DHEC has found certain contamination of Langley Pond and has asserted that Graniteville may be responsible for such contamination. Graniteville entered into a consent decree providing for the study and investigation of the alleged pollution and its sources. The first study report was filed with DHEC on April 23, 1990, and recommended that pond sediments be left undisturbed and in place. DHEC responded by requesting

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

that Graniteville submit additional information concerning potential passive and active remedial alternatives with accompanying supportive information which Graniteville provided to DHEC in a report of its independent environmental consulting firm in May 1991. That report concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects on human health or to existing recreational uses or the existing biological communities. Given the passage of time since the submission of Graniteville's report and the absence of desirable remediation alternatives, other than continuing to leave the Langley Pond sediments in place and undisturbed as described in the report, Graniteville believes it unlikely that such matter will have any material effect on the financial condition and results of operations of Graniteville.

     Graniteville has programs to identify and resolve problems in the area of emissions into the atmosphere and employee exposure to toxic substances, and considers that it is presently in substantial compliance with applicable regulations. Graniteville also has programs to identify and resolve problems in the area of noise mitigation. Employee testing continues to be pursued vigorously. Graniteville has responded to occupational safety matters as regulations have been promulgated. Graniteville considers that it is in substantial compliance with such safety matters under present standards.

     Revised cotton dust standards became effective March 27, 1986. These standards have required increased capital expenditures, changes in work practices and monitoring of personnel. Compliance with such standards is difficult to attain and/or maintain as a technological matter, and Graniteville believes it may require capital expenditures which are presently expected to range from $6 million to $8 million. Compliance with such standards may also require additional changes in manufacturing processes, equipment, product mix, and installation of additional air cleaning equipment. Even with such actions, compliance cannot be assured in all areas at all times.

     Graniteville and its subsidiaries are defendants in certain other legal proceedings arising out of the conduct of Graniteville's business. In the opinion of management and counsel, the ultimate outcome of these legal proceedings will not have a material adverse effect on the consolidated financial position or results of operations of Graniteville.

(10) RESTRUCTURING COSTS

     In the fourth quarter of 1992, Graniteville recorded a restructuring charge of $2,500,000 representing costs and expenses associated with plans to cease the manufacture and sale of cotton yarns and shuttle woven, industrial greige fabrics. Actual costs and expenses associated with the strategic restructuring exceeded management's original estimate and 1993 results include an additional charge of $1,855,000. No further charges for this restructuring are anticipated.

(11) INCENTIVE COMPENSATION PLAN

     Graniteville has in effect a Management Incentive Compensation Plan which provides for the establishment for each fiscal year of two separate incentive compensation funds, the first to be based primarily on operating earnings and not to exceed 10% of such earnings, and the second to be based on earnings from sales or other dispositions of assets, such as sales of subsidiaries, divisions, investments and other assets not in the ordinary course of business, and not to exceed 10% of earnings from such sources. At March 1, 1992 and February 28, 1993, an aggregate amount of approximately $2.2 million and $6.6 million was available under such funds, respectively, and is included in 'Accrued salaries and wages' in the accompanying consolidated balance sheets. During 1992, Graniteville reversed $2.0 million of such incentive accruals relating to prior fiscal years. The Plans are administered by the Compensation Committee and awards for elected corporate officers are approved by the Board of Directors following review and recommendation by the Compensation Committee. The Plans set forth certain objective factors used in determining the allocation of awards to persons eligible to participate in the Plans. Among such factors are experience, level of responsibility, efforts expended, participation in decision making, performance, duties and responsibilities and length of employment. The objectives of

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

the Plans are to encourage the development of aggressive, growth-oriented business plans and strategies consistent with philosophies of the Board of Directors, to motivate exemplary commitment and performance of managerial personnel who have made a meaningful contribution to Graniteville's financial results and business objectives and to provide Graniteville's stockholders with an optimum return on their investment by maximizing the long-term growth and profitability of Graniteville.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, 'Disclosure about Fair Value of Financial Instruments,' requires that the estimated fair value of financial instruments and the applicable underlying assumptions be disclosed as of February 28, 1993.

     Cash and equivalents -- The carrying amount approximates fair value because of the short maturity of these instruments.

     Long-term  debt  --  Graniteville  refinanced  substantially  all  of   its
long-term debt in December 1992. Based upon this recent refinancing, Graniteville estimates that the carrying value of $62,705,000 approximates the fair value of long-term debt at February 28, 1993.

(13) SUBSEQUENT EVENT

     On April 23, 1993, Graniteville and Patrick entered into an $180 million senior secured credit facility (the 'Graniteville Credit Facility') with The CIT Group/Commercial Services, Inc. ('CIT'). This refinancing is part of a transaction, one of the purposes of which is the refinancing of certain indebtedness of Triac and its subsidiaries on improved terms and conditions.

     The Graniteville Credit Facility consists of a senior secured revolving credit facility of up to $100 million (the 'Revolving Loan') and an $80 million senior secured term loan (the 'Term Loan'). The proceeds of borrowings under the Graniteville Credit Facility were used as follows: approximately $78.1 million was used to refinance existing indebtedness of Graniteville, $66.6 million was advanced to Triarc, approximately $28.8 million was used to cover Graniteville's capital expenditure and working capital needs, and approximately $6.5 million was used to pay fees and expenses associated with the Graniteville Credit Facility.

     As part of the Graniteville Credit Facility, CIT will continue to factor Graniteville's sales, with credit balances assigned to secure the Graniteville Credit Facility. The factoring arrangement has a term of three years, subject to automatic extension for additional one-year periods unless either party gives six months' prior notice of termination. Graniteville will pay a commission of 0.45% on all credit-approved accounts receivable. A 0.20% bad debt reserve will be shared equally by CIT and Graniteville after deducting customer credit losses.

     The Revolving Loan has a term of five years and will be in an amount of up to $100 million with a $5 million sublimit for letters of credit. Borrowings under the Revolving Loan bear interest, at Graniteville's option, at either the prime rate plus 1.25% per annum or the 90-day London Interbank Offered Rate (the 'LIBOR rate') plus 3.00% per annum. If the unpaid principal balance of the Term Loan is less than $55 million, the interest rate on the Revolving Loan will be reduced to the prime rate plus 1.00% per annum or the 90-day LIBOR rate plus 2.75% per annum. All LIBOR rate loans will have a 90-day interest period and will be limited to $90 million in total borrowings under the Graniteville Credit Facility. The borrowing base for the Revolving Loan will be the sum of 90% of accounts receivable which are credit-approved by the factor, plus 85% of all other eligible accounts receivable, plus 65% of eligible inventory, provided that advances against eligible inventory shall not exceed $35 million at any one time.

     The Term Loan has a five-year term in an amount of up to the lesser of (i) $80 million or (ii) the sum of 75% of the fair market value of real estate and 80% of the orderly liquidation value of machinery and equipment owned by Graniteville and Patrick. The Term Loan will amortize $2.5 million per quarter during the first year and $3 million per quarter thereafter, with a final payment of $22

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               FEBRUARY 28, 1993

million on the fifth anniversary of the closing. Until the unpaid principal of the Term Loan is equal to or less than $60 million at the end of any fiscal year, Graniteville must make mandatory prepayments in an amount equal to 50% of Excess Cash Flow, as defined, for such fiscal year. The Term Loan bears interest at the prime rate plus 1.75% per annum or the 90-day LIBOR rate plus 3.50% per annum. When the unpaid principal balance of the Term Loan is less than $55 million, the interest rate thereon will be reduced to the prime rate plus 1.375% per annum or the 90-day LIBOR rate plus 3.125% per annum. In each case, the LIBOR rate is limited to $90 million in total borrowings under the Graniteville Credit Facility. In the event that Graniteville prepays the Term Loan, in whole or in part, prior to the end of the third year, then a prepayment fee shall be payable as follows: 2% of the amount prepaid if the prepayment occurs in the first year, 1% of the prepayment during the second year and 1/2 of 1% in the third year.

     The Graniteville Credit Facility is secured by all of the assets of Graniteville and C. H. Patrick, including all accounts receivable, notes (including the $66.6 million note Graniteville received from Triarc in respect of the intercompany advance), inventory, machinery and equipment, trademarks, patents and other intangible assets, and all real estate. Graniteville has also pledged as collateral the stock of C. H. Patrick. Additionally, Triarc and Graniteville International have given unlimited and unconditional guarantees of all obligations under the Graniteville Credit Facility. As collateral for such guarantee, Triarc pledged (i) 51% of the issued and outstanding stock of Graniteville (subject only to the existing pledge on such stock held by SEPSCO), and (ii) at least 70% of the issued and outstanding common stock of SEPSCO.

     The Graniteville Credit Facility contains various affirmative and negative covenants. The affirmative covenants include maintenance of insurance coverage, payments of indebtedness and taxes when due, compliance with financial reporting requirements, and delivery of certificates of non-default. The negative covenants restrict dividends and stock repurchases, investments, incurrence of indebtedness (purchase money security interests not exceeding $20 million at any one time outstanding are permitted), additional liens or guarantees, changes in the nature of the business, mergers and acquisitions, changes in key management (unless reasonably acceptable to the agent bank), changes in ownership control, change of fiscal year, creation of new subsidiaries, sales of assets, and affiliate transactions other than in the normal course of business as presently conducted. The Graniteville Credit Facility also contains financial covenants, including covenants relating to current ratio, working capital, debt-to-equity ratio, net worth, earnings-to-interest ratio, capital expenditures and maximum loss allowable.

     The Graniteville Credit Facility also contains customary default provisions, including defaults for nonpayment of principal, interest or fees due under the Graniteville Credit Facility, misrepresentations, noncompliance with covenants, bankruptcy or insolvency, any of the security interests or liens in favor of the lenders ceasing to be valid, binding and enforceable, and any unsatisfied or unstayed judgment in excess of $1 million unless the same is being contested in good faith.

     If Graniteville becomes eligible to join in Triarc's consolidated Federal income tax return, Graniteville will be permitted to pay to Triarc an amount equal to the Federal income tax liability that Graniteville and its subsidiaries would have paid if they had filed a separate consolidated Federal income tax return. Additionally, Graniteville will be permitted to pay dividends or make loans or advances to its affiliates in an amount equal to 50% of the net income of Graniteville accumulated from the beginning of the first fiscal year commencing on or after December 20, 1994, provided that the outstanding principal balance of the Term Loan is less than $50 million at the time of the payments and certain other conditions are met.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                        FEBRUARY 28,    NOVEMBER 28,
                                                                                          1993(A)           1993
                                                                                        ------------    ------------
                                                                                               (IN THOUSANDS)
                                                                                                (UNAUDITED)
                                       ASSETS
Current assets:
     Cash and equivalents............................................................     $  1,235        $  3,499
     Receivables, net................................................................       65,463          81,255
     Inventories (Note 3)............................................................       81,150          99,873
     Deferred income taxes...........................................................        5,084           5,193
     Other current assets............................................................        1,326             574
                                                                                        ------------    ------------
          Total current assets.......................................................      154,258         190,394
                                                                                        ------------    ------------
Properties, net (Note 4).............................................................      105,472         110,635
Note receivable from parent (including accrued interest) (Note 2)....................       --              69,817
Other assets.........................................................................        3,634           6,255
                                                                                        ------------    ------------
                                                                                          $263,364        $377,101
                                                                                        ------------    ------------
                                                                                        ------------    ------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt...............................................     $  9,809        $ 11,657
     Accounts payable................................................................       24,750          24,686
     Accrued salaries and wages......................................................        8,275           8,567
     Deferred income taxes...........................................................       10,566          10,688
     Other current liabilities.......................................................        6,456          10,221
                                                                                        ------------    ------------
          Total current liabilities..................................................       59,856          65,819
Revolving debt (Note 2)..............................................................       --              85,195
Long-term debt (Note 2)..............................................................       52,896          64,650
Deferred income taxes................................................................       21,374          22,072
Other liabilities....................................................................        1,626           1,626
Commitments and contingencies
Stockholders' equity:
     Common stock, $5.00 par value; 10,000,000 shares authorized; 4,984,000 shares
      issued.........................................................................       24,920          24,920
     Additional paid-in capital......................................................       41,712          41,712
     Retained earnings...............................................................       60,980          71,107
                                                                                        ------------    ------------
          Total stockholders' equity.................................................      127,612         137,739
                                                                                        ------------    ------------
                                                                                          $263,364        $377,101
                                                                                        ------------    ------------
                                                                                        ------------    ------------

- ------------

 (A) Derived from the audited financial statements as of February 28, 1993.

     See accompanying notes to condensed consolidated financial statements.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                      ----------------------------
                                                                                      NOVEMBER 29,    NOVEMBER 28,
                                                                                          1992            1993
                                                                                      ------------    ------------
                                                                                             (IN THOUSANDS)
Revenues...........................................................................     $378,039        $399,870
                                                                                      ------------    ------------
Costs and expenses:
     Cost of sales.................................................................      316,342         338,020
     Selling, general, and administrative expenses (Note 6)........................       25,669          32,154
     Facilities relocation and corporate restructuring (Note 6)....................       --               1,843
                                                                                      ------------    ------------
                                                                                         342,011         372,017
                                                                                      ------------    ------------
          Operating profit.........................................................       36,028          27,853
                                                                                      ------------    ------------
Other income (expense):
     Interest expense..............................................................       (7,151)        (10,612)
     Interest income...............................................................          176              76
     Interest income from parent (Note 2)..........................................       --               3,824
     Write-off of investment in Chesapeake Insurance Company Limited...............       --              (2,500)
     Other, net....................................................................           13             537
                                                                                      ------------    ------------
                                                                                          (6,962)         (8,675)
                                                                                      ------------    ------------
          Income before income taxes and cumulative effect of changes in accounting
            principles.............................................................       29,066          19,178
Provision for income taxes.........................................................      (10,952)         (9,051)
                                                                                      ------------    ------------
          Income before cumulative effect of changes in accounting principles......       18,114          10,127
Cumulative effect of changes in accounting for:
     Income taxes (Note 5).........................................................      (12,314)         --
     Postretirement benefits other than pensions, net of tax of $429,000 (Note
      5)...........................................................................         (722)         --
                                                                                      ------------    ------------
     Net income....................................................................     $  5,078        $ 10,127
                                                                                      ------------    ------------
                                                                                      ------------    ------------

     See accompanying notes to condensed consolidated financial statements.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                      ----------------------------
                                                                                      NOVEMBER 29,    NOVEMBER 28,
                                                                                          1992            1993
                                                                                      ------------    ------------
                                                                                             (IN THOUSANDS)
Cash flows from operating activities:
     Net income....................................................................     $  5,078        $ 10,127
     Adjustments to reconcile net income to net cash provided by (used in)
      operating activities:
          Depreciation and amortization............................................        7,842          10,066
          Amortization of deferred loan costs......................................       --                 782
          Increase in deferred income taxes, net of accounting changes.............       --                 711
          Provision for doubtful accounts..........................................          709             362
Write-off of investment in Chesapeake Insurance Company Limited....................       --               2,500
Cumulative effect of changes in accounting principles..............................       13,036          --
Other, net.........................................................................           49            (484)
Decrease (increase) in:
          Receivables..............................................................      (20,065)        (16,154)
          Inventories..............................................................        5,383         (18,723)
          Note receivable from Triarc..............................................       --              (3,217)
          Other current assets.....................................................           26             474
Increase (decrease) in:
          Accounts payable.........................................................        1,604             (64)
          Other current liabilities................................................        6,266           4,158
          Other liabilities........................................................          429          --
                                                                                      ------------    ------------
               Net cash and equivalents provided by (used in) operating
                  activities.......................................................       20,357          (9,462)
                                                                                      ------------    ------------
Cash flows from investing activities:
     Capital expenditures..........................................................       (4,331)        (14,336)
     Increase in note receivable from parent.......................................       --             (66,600)
     Proceeds from the sale of properties..........................................          471             537
     Other, net....................................................................           30              98
                                                                                      ------------    ------------
               Net cash and equivalents used in investing activities...............       (3,830)        (80,301)
                                                                                      ------------    ------------
Cash flows from financing activities:
     Decrease in short-term borrowings.............................................       (1,959)         --
     Repayment of long-term debt...................................................       (5,710)        (67,210)
     Additions to long-term debt:
          Term loan................................................................       --              80,000
          Revolving debt...........................................................       --              85,192
          Other....................................................................       --                  45
     Increase in deferred financing costs..........................................       --              (6,000)
     Payment of dividends on common stock..........................................       (6,132)         --
                                                                                      ------------    ------------
               Net cash and equivalents provided by (used in) financing
                  activities.......................................................      (13,801)         92,027
                                                                                      ------------    ------------
Net increase in cash and equivalents...............................................        2,726           2,264
Cash and equivalents at beginning of period........................................          838           1,235
                                                                                      ------------    ------------
Cash and equivalents at end of period..............................................     $  3,564        $  3,499
                                                                                      ------------    ------------
                                                                                      ------------    ------------

     See accompanying notes to condensed consolidated financial statements.

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 28, 1993
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     Graniteville Company ('Graniteville') is 51% owned subsidiary of Triarc Companies, Inc. (formerly DWG Corporation and referred to herein as 'Triarc') and 49% owned by Southeastern Public Service Company (a 71% owned subsidiary of Triarc).

     The accompanying unaudited condensed consolidated financial statements of Graniteville have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles and, accordingly, should be read in conjunction with Graniteville's annual audited financial statements included elsewhere herein. In the opinion of Graniteville, however, the accompanying financial statements contain all adjustments, which include normal recurring adjustments and certain significant charges (See Note 6), necessary to present fairly Graniteville's financial position as of February 28, 1993 and November 28, 1993 and its results of operations and its cash flows for the nine months ended November 29, 1992 and November 28, 1993.

     On October 27, 1993, Graniteville's Board of Directors approved a change in the fiscal year of Graniteville from February 28 to a calendar year ending December 31 effective for the transition period ended December 31, 1993. As used herein, 'Graniteville Fiscal 1993' refers to the year ended February 28, 1993 and 'Graniteville Transition 1993' refers to the ten months ended December 31, 1993.

(2) CHANGE IN CONTROL

     As previously reported, a change in control of Graniteville's parent, Triarc, occurred on April 23, 1993, which as a result of Triarc's ownership of Graniteville's voting securities constituted a change in control of Graniteville (the 'Change in Control'). In connection with the Change in Control, the Board of Directors of Graniteville was reconstituted and new senior executive officers were elected.

     On April 23, 1993, Graniteville entered into an $180 million senior secured credit facility (the 'Graniteville Credit Facility') with the CIT Group/Commercial Services, Inc. ('CIT'). Proceeds of the Graniteville Credit Facility in the amount of $66.6 million were advanced to Triarc. In addition, approximately $78.1 million was used to refinance existing indebtedness, $6.5 million was used to pay fees and expenses associated with the new facility, and the remaining amount of approximately $28.8 million at April 23, 1993 is available for future capital expenditure and working capital needs.

(3) INVENTORIES

     The following is a summary of the major classifications of inventories:

                                                                              FEBRUARY 28,    NOVEMBER 28,
                                                                                  1993            1993
                                                                              ------------    ------------
                                                                                     (IN THOUSANDS)
Raw materials..............................................................     $ 15,696        $ 17,021
Work in process............................................................        5,516           6,020
Finished goods.............................................................       57,512          74,230
Supplies...................................................................        2,426           2,602
                                                                              ------------    ------------
                                                                                $ 81,150        $ 99,873
                                                                              ------------    ------------
                                                                              ------------    ------------

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               NOVEMBER 28, 1993
                                  (UNAUDITED)

(4) PROPERTIES

     The following is a summary of the components of properties, net:

                                                                              FEBRUARY 28,    NOVEMBER 28,
                                                                                  1993            1993
                                                                              ------------    ------------
Properties, at cost........................................................     $160,187        $170,596
Less accumulated depreciation and amortization.............................       54,715          59,961
                                                                              ------------    ------------
                                                                                $105,472        $110,635
                                                                              ------------    ------------
                                                                              ------------    ------------

(5) ACCOUNTING CHANGES

     Effective March 1, 1992 Graniteville adopted the provisions of Statement of Financial Accounting Standards No. 109 'Accounting for Income Taxes' ('SFAS 109') and Statement of Financial Accounting Standards No. 106 'Employers' Accounting for Postretirement Benefits Other than Pensions' ('SFAS 106'). The cumulative effect of the changes in accounting principles resulted in charges to Graniteville's consolidated statement of income amounting to $12,314,000 for SFAS 109 and $722,000, net of taxes of $429,000, for SFAS 106. These changes have been retroactively reflected in the condensed consolidated statement of income in the first quarter of Graniteville Fiscal 1993.

(6) SIGNIFICANT CHARGES IN TRANSITION 1993

     The accompanying condensed consolidated statement of income includes the following significant charges recorded in the first quarter of Graniteville Transition 1993, net of adjustments recorded during the second quarter of Graniteville Transition 1993 (in thousands):

Estimated cost allocated to Graniteville by Triarc to terminate the lease on Triarc's existing
  corporate headquarters.......................................................................   $1,614
Costs allocated to Graniteville by Triarc related to a five-year consulting agreement extending
  through April 1998 between Triarc and the former Vice Chairman of Triarc.....................      229
                                                                                                  ------
     Total facilities relocation and corporate restructuring costs(A)..........................    1,843
Estimated cost allocated to Graniteville by Triarc for compensation paid to the Triarc Special
  Committee of the Board of Directors of Triarc................................................    1,660
Income tax benefit relating to the above charges...............................................   (1,179)
                                                                                                  ------
                                                                                                  $2,324
                                                                                                  ------
                                                                                                  ------

- ------------

 (A) In the first quarter of Graniteville Transition 1993, net of adjustments recorded during the second quarter of Graniteville Transition 1993, results of operations were significantly impacted by facilities relocation and corporate restructuring charges allocated to Graniteville by Triarc aggregating $1,843,000 consisting of: (i) estimated allocated costs of $1,614,000 to relocate Triarc's existing corporate headquarters and to terminate the lease on its existing corporate facilities; (ii) total allocated costs of $229,000 relating to a five-year consulting agreement (the 'Consulting Agreement') extending through April 1998 between Triarc and Steven Posner, the former Vice Chairman of Triarc. All of such charges are related to the Change in Control of Triarc described in Note 2. In connection with the Change in Control, Victor Posner and Steven Posner resigned as officers and directors of Triarc. In order to induce Steven Posner to resign, Triarc entered into the Consulting Agreement with him. The allocated cost related to the Consulting Agreement was recorded as a charge in the first quarter of Graniteville Transition 1993 because the Consulting Agreement does not require any substantial services and Triarc does not expect to receive any services that will have substantial value. As a part of the Change in Control, Triarc's Board of Directors was
     reconstituted. The first meeting of Triarc's reconstituted Board of Directors was held on April 24, 1993. At that meeting, based on a report and recommendations from a management consulting firm that had conducted an extensive review of Triarc's and subsidiaries' operations and management structure, Triarc's Board of Directors approved a plan of decentralization and restructuring which entailed, among other things, the following features: (i) the strategic decision to manage Triarc and its subsidiaries in the future on a decentralized rather than on a centralized

                     GRANITEVILLE COMPANY AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               NOVEMBER 28, 1993
                                  (UNAUDITED)

    basis; (ii) the hiring of new executive officers for Triarc; (iii) the termination of a significant number of employees as a result of both the new management philosophy and the hiring of an almost entirely new management team; and (iv) the relocation of the corporate headquarters of Triarc and certain of its subsidiaries. Graniteville's allocated cost to relocate the corporate headquarters of Triarc and terminate the lease on Triarc's existing corporate facilities ($1,614,000) stemmed from the decentralization and restructuring plan formally adopted at the April 24, 1993 meeting of Triarc's reconstituted Board of Directors and accordingly, were recorded in the first quarter of Graniteville Transition 1993.

 (B) In accordance with certain court proceedings and related settlements, five directors, including three court-appointed directors, were appointed in 1991 to serve on a special committee (the 'Triarc Special Committee') of Triarc's Board of Directors. Such committee was empowered to review and pass on transactions between Triarc and Victor Posner, the then largest shareholder of Triarc, and his affiliates. Graniteville has been charged $1,660,000 as an allocation of the cash portion of a success fee payable to the Triarc Special Committee attributable to the reorganization which occurred in connection with the Change in Control. Such amount has been provided in 'Selling, general and administrative expenses' in the accompanying condensed consolidated statement of earnings in the first quarter of Graniteville Transition 1993.

                                                                    EXHIBIT 11.1

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                           LOSS PER SHARE COMPUTATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                                    SIX MONTHS
                                                                                                                       ENDED
                                                                      YEAR ENDED APRIL 30,                          OCTOBER 31,
                                                     -------------------------------------------------------    -------------------
                                                      1989        1990        1991        1992        1993       1992        1993
                                                     -------    --------    --------    --------    --------    -------    --------
                                                                                                                    (UNAUDITED)
Primary
  Loss from continuing operations.................   $(5,851)   $(13,966)   $(17,501)   $(10,207)   $(44,549)   $(4,398)   $(19,628)
  Cumulative preferred stock dividend
     requirements:
     Redeemable Convertible Preferred Stock.......     --          --          --          --           (112)     --         (2,916)
     $.35 preferred stock.........................      (576)        (13)        (10)        (10)         (8)        (5)      --
     $.60 preferred stock.........................        (4)         (1)         (1)         (1)         (1)     --          --
                                                     -------    --------    --------    --------    --------    -------    --------
  Adjusted loss from continuing operations........    (6,431)    (13,980)    (17,512)    (10,218)    (44,670)    (4,403)    (22,544)
  Discontinued operations.........................     3,250       1,072         (55)      2,705      (2,430)     2,016      (7,168)
  Extraordinary items.............................     1,807       1,363         703       --         (6,611)     --           (448)
  Cumulative effect of changes in accounting
     principles...................................     --          --          --          --         (6,388)    (6,388)      --
                                                     -------    --------    --------    --------    --------    -------    --------
          Adjusted net loss.......................   $(1,374)   $(11,545)   $(16,864)   $ (7,513)   $(60,099)   $(8,775)   $(30,160)
                                                     -------    --------    --------    --------    --------    -------    --------
                                                     -------    --------    --------    --------    --------    -------    --------
  Common stock and equivalents:
     Average common shares outstanding(1).........    16,669      25,428      25,853      25,867      25,808     25,893      21,239
                                                     -------    --------    --------    --------    --------    -------    --------
                                                     -------    --------    --------    --------    --------    -------    --------
  Income (loss) per share:(2)
     From continuing operations...................   $  (.39)   $   (.55)   $   (.68)   $   (.39)   $  (1.73)   $  (.17)   $  (1.06)
     Discontinued operations......................       .20         .04       --            .10        (.09)       .08        (.34)
     Extraordinary items..........................       .11         .06         .03       --           (.26)     --           (.02)
     Cumulative effect of changes in accounting
       principles.................................     --          --          --          --           (.25)      (.25)      --
                                                     -------    --------    --------    --------    --------    -------    --------
                                                     $  (.08)   $   (.45)   $   (.65)   $   (.29)   $  (2.33)   $  (.34)   $  (1.42)
                                                     -------    --------    --------    --------    --------    -------    --------
                                                     -------    --------    --------    --------    --------    -------    --------

- ------------

(1) The effect of common stock equivalents has not been included since they are anti-dilutive.

(2) Fully diluted net loss per share was not applicable since contingent issuances of common shares would have been anti-dilutive.

                                                                    EXHIBIT 11.1
                                                     (continued from prior page)

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                      PRO FORMA LOSS PER SHARE COMPUTATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                           PRO FORMA FOR THE
                                                                                       COMPLETED TRANSACTIONS AND
                                                                                         THE SEPSCO SETTLEMENT
                                                                                   ----------------------------------
                                                                                     YEAR ENDED      SIX MONTHS ENDED
                                                                                   APRIL 30, 1993    OCTOBER 31, 1993
                                                                                   --------------    ----------------
     Pro forma loss from continuing operations..................................      $(50,114)          $(20,574)
     Pro forma cumulative preferred stock dividend requirements:
          Redeemable Convertible Preferred Stock(1).............................        (5,833)            (2,916)
          $.35 preferred stock..................................................            (8)           --
          $.60 preferred stock..................................................            (1)           --
                                                                                   --------------    ----------------
          Adjusted pro forma income loss from continuing operations.............      $(55,956)          $(23,490)
                                                                                   --------------    ----------------
                                                                                   --------------    ----------------
     Common stock and equivalents:
       Average common shares outstanding(2).....................................        25,808             21,239
       Pro forma effects of:
          833,332 shares of Triarc Class A Common Stock issued to Merrill
            Lynch/DLJ Investors in the Equity Transactions......................           817            --
          5,982,866 shares of Triarc Class A Common Stock acquired by Triarc from Victor Posner in exchange for the same number of Triarc's
            Redeemable Convertible Preferred Stock in the Equity Transactions...        (5,868)           --
          268,000 shares of restricted Triarc Class A Common Stock granted to certain key employees of Triarc in connection with the
            Restructuring.......................................................           263            --
          2,691,822 shares of Triarc Class A Common Stock issued to SEPSCO shareholders other than Triarc in connection with the SEPSCO
            Settlement..........................................................         2,692              2,692
                                                                                   --------------    ----------------
     Pro forma adjusted average common shares outstanding.......................        23,712             23,931
                                                                                   --------------    ----------------
                                                                                   --------------    ----------------
     Pro forma loss per share:(3)
          From continuing operations............................................      $  (2.36)          $   (.98)
                                                                                   --------------    ----------------
                                                                                   --------------    ----------------

- ------------

(1) Reflects the historical preferred stock dividend requirements adjusted as if the Redeemable Convertible Preferred Stock were issued on May 1, 1992.

(2) The effect of common stock equivalents has not been included since they are antidilutive.

(3) Fully diluted net loss per share was not applicable since contingent issuances of common shares would have been antidilutive.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                      SOUTHEASTERN PUBLIC SERVICE COMPANY,
                         SEPSCO MERGER CORPORATION AND
                             TRIARC COMPANIES, INC.

                         DATED AS OF NOVEMBER 22, 1993

                               TABLE OF CONTENTS
                            ------------------------

                                                                                                            PAGE
                                                                                                            -----
                                                   ARTICLE ONE
                                                   THE MERGER
SECTION 1.1     The Merger...............................................................................       1
SECTION 1.2     Certificate of Incorporation.............................................................       1
SECTION 1.3     By-Laws..................................................................................       1
SECTION 1.4     Board of Directors and Officers..........................................................       1
SECTION 1.5     Meeting of Company Stockholders..........................................................       2
SECTION 1.6     SEC Filings..............................................................................       2
SECTION 1.7     Effective Time of the Merger.............................................................       2
                                                   ARTICLE TWO
                                              CONVERSION OF SHARES
SECTION 2.1     Conversion of Shares.....................................................................       3
SECTION 2.2     No Further Transfers.....................................................................       3
SECTION 2.3     Exchange of Shares of Company Common Stock...............................................       3
                                                  ARTICLE THREE
                               ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER
SECTION 3.1     Best Efforts.............................................................................       4
SECTION 3.2     Conduct of Business by the Company Pending the Merger....................................       5
SECTION 3.3     Restrictions on Issuance of Shares.......................................................       5
SECTION 3.4     Notice of Actions and Proceedings........................................................       6
SECTION 3.5     Access and Information...................................................................       6
SECTION 3.6     Notification of Certain Other Matters....................................................       6
                                                  ARTICLE FOUR
                                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.1     Organization and Good Standing...........................................................       7
SECTION 4.2     Authorization; Binding Agreement.........................................................       7
SECTION 4.3     Capitalization...........................................................................       7
SECTION 4.4     Reports and Financial Statements.........................................................       7
SECTION 4.5     Litigation...............................................................................       8
SECTION 4.6     Governmental Approvals and Compliance with Law...........................................       8
SECTION 4.7     Absence of Breach........................................................................       8
SECTION 4.8     Proxy Statement; Registration Statement..................................................       8
                                                  ARTICLE FIVE
                              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
SECTION 5.1     Organization and Good Standing...........................................................       9
SECTION 5.2     Authorization; Binding Agreement.........................................................       9
SECTION 5.3     Capitalization...........................................................................       9
SECTION 5.4     Reports and Financial Statements.........................................................       9
SECTION 5.5     Litigation...............................................................................      10
SECTION 5.6     Company Representations..................................................................      10
SECTION 5.7     Governmental Approvals...................................................................      10
SECTION 5.8     Absence of Breach........................................................................      10
SECTION 5.9     Proxy Statement; Registration Statement..................................................      10


                                                   ARTICLE SIX
                                         COVENANTS FOLLOWING THE MERGER
                                                                                                              PAGE
                                                                                                             ----
SECTION 6.1     Indemnification..........................................................................      11
SECTION 6.2     Further Action...........................................................................      11
                                                  ARTICLE SEVEN
                                                   CONDITIONS
SECTION 7.1     Conditions to Each Party's Obligation to Effect the Merger...............................      12
SECTION 7.2     Conditions to Obligation of the Company to Effect the Merger.............................      12
SECTION 7.3     Conditions to Obligations of Parent and Mergerco to Effect the Merger....................      13
                                                  ARTICLE EIGHT
                                                   TERMINATION
SECTION 8.1     Termination..............................................................................      14
SECTION 8.2     Effect of Termination....................................................................      14
                                                  ARTICLE NINE
                                               GENERAL AGREEMENTS
SECTION 9.1     Non-Survival of Representations, Warranties and Agreements...............................      14
SECTION 9.2     Closing..................................................................................      15
SECTION 9.3     Expenses.................................................................................      15
SECTION 9.4     Notice...................................................................................      15
SECTION 9.5     Amendments...............................................................................      16
SECTION 9.6     Waiver...................................................................................      16
SECTION 9.7     Brokers..................................................................................      16
SECTION 9.8     Publicity................................................................................      16
SECTION 9.9     Subsidiaries.............................................................................      16
SECTION 9.10    Headings.................................................................................      16
SECTION 9.11    Non-Assignability........................................................................      16
SECTION 9.12    Counterparts.............................................................................      16
SECTION 9.13    Governing Law............................................................................      17

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 22, 1993 (this 'Merger Agreement'), by and among Southeastern Public Service Company, a Delaware corporation (the 'Company'), Triarc Companies, Inc., an Ohio corporation formerly known as DWG Corporation ('Parent'), and SEPSCO Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ('Mergerco'). Mergerco and the Company are hereinafter sometimes collectively referred to as the 'Constituent Corporations.'

     Following the favorable recommendation of the Special Committee of the Board of Directors of the Company (the 'Special Committee'), the Board of Directors of each of Parent, Mergerco and the Company has approved the merger of Mergerco with and into the Company (the 'Merger') pursuant to the terms and subject to the conditions of this Merger Agreement whereby (i) each of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company ('Company Common Stock'), other than shares of Company Common Stock held by Parent and its subsidiaries (as defined in Section 9.9 hereof) and shares held in the treasury of the Company and by any of its subsidiaries, will be converted into the right to receive the Merger Consideration set forth in
Section 2.1(b) hereof, (ii) each of the issued and outstanding shares of Preferred Stock, Series B, par value $50.00 per share, of the Company (the 'Company Preferred Stock'), all of the issued and outstanding shares of which are owned by Parent, will be cancelled, and (iii) the Company will become a wholly-owned subsidiary of the Parent.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the DGCL as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.7 hereof), Mergerco shall be merged with and into the Company in accordance with the applicable provisions of the DGCL and the separate existence of Mergerco shall thereupon cease, and the Company, as the surviving corporation in the Merger (the 'Surviving Corporation'), shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.2 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until such
Certificate of Incorporation is thereafter further changed or amended as provided therein or by law, except that at the Effective Time Article Fourth of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: 'The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.'

     SECTION 1.3 By-Laws. The by-laws of Mergerco as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or as otherwise permitted or required by the Surviving Corporation's Certificate of Incorporation or by law.

     SECTION 1.4 Board of Directors and Officers. (a) The directors of Mergerco at the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

     SECTION 1.5 Meeting of Company Stockholders. The Company shall take all necessary action in accordance with applicable law to convene a meeting of its stockholders (a 'Meeting') to consider and vote upon the Merger and this Merger Agreement and shall use its best efforts to hold such Meeting as promptly as practicable after the date hereof. Subject to applicable law and fiduciary duties, including the duties of loyalty and care, the Board of Directors of the Company shall recommend that the Company's stockholders vote in favor of the Merger and the adoption of this Agreement. Parent agrees that it shall vote, or cause to be voted, in favor of the Merger and the adoption and approval of the Merger Agreement each share of Company Common Stock and each share of Company Preferred Stock held by it or by any of its subsidiaries on the record date set by the Company for determining shares of Company Common Stock and shares of Company Preferred Stock entitled to vote at the Meeting.

     SECTION 1.6 SEC Filings. (a) The Company has filed with the Securities and Exchange Commission (the 'SEC'), pursuant to the Securities and Exchange Act of 1934, as amended (the 'Exchange Act'), a proxy statement and form of proxy with respect to the Meeting (the 'Proxy Statement'). Parent and Mergerco shall provide the Company with the information concerning Parent and Mergerco required to be included in the Proxy Statement.

     (b) As soon as practicable, Parent shall file with the SEC a registration statement on Form S-4 (the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), which registers the shares of Class A Common Stock, par value $.10 per share ('Parent Class A Common Stock'), of Parent to be issued to the Company's stockholders pursuant to the Merger. The Company and Mergerco shall provide Parent with information concerning the Company and Mergerco required to be included in the Registration Statement.

     (c) The Company and Parent shall (i) provide such cooperation as may be necessary or useful to cause the Registration Statement to incorporate the Proxy Statement and shall (ii) use all reasonable efforts to have the Registration Statement declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable, and (iii) promptly thereafter mail the Proxy Statement to stockholders of the Company. The Parent also shall take any action required to be taken under state blue sky or securities laws in connection with the Merger and the issuance of the Merger Consideration in connection therewith. The term 'Registration Statement' shall mean such Registration Statement at the time it becomes effective and all amendments thereto duly filed and similarly mailed.

     (d) The information provided and to be provided by the Company (with respect to itself and its subsidiaries), Parent (with respect to itself and its subsidiaries) and Mergerco, respectively, for use in the Registration Statement and the Proxy Statement shall, at the time the Registration Statement becomes effective, on the date the Proxy Statement is first mailed to the Company's stockholders and on the date of the meeting of the Company's stockholders referred to in Section 1.5 hereof, be true and correct in all material respects and shall not omit to state any material fact required to be set forth therein or necessary in order to make the information set forth therein not misleading and the Company, Parent and Mergerco each agree to correct any information provided by it for use in the Registration Statement or the Proxy Statement which shall have become false and misleading. The Registration Statement and the Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

     SECTION 1.7 Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, a Certificate of Merger shall be duly executed by the Company and shall be duly filed with the Secretary of State of Delaware in accordance with the DGCL. The Merger shall become effective when such Certificate of Merger is so filed with the Secretary of State of Delaware. Under no circumstances shall such Certificate of Merger be filed prior to the satisfaction of the condition set forth in Section 7.1(d) hereof. When used in this Agreement, the term 'Effective Time' shall mean the time and date at which such Certificate of Merger is so filed.

                                   ARTICLE II
                              CONVERSION OF SHARES

     SECTION 2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Each share of Company Common Stock then owned by Parent or Mergerco or by any direct or indirect subsidiary of Parent and shares held in the treasury of the Company or by any direct or indirect subsidiary of the Company (each of the foregoing shares being 'Excluded Shares') shall, by virtue of the Merger, and without any action on the Company or the holder thereof, be cancelled.

          (b) Each then remaining issued and outstanding share of Company Common Stock not cancelled pursuant to Section 2.1(a) shall be by virtue of the Merger, and without any action on the part of the holder thereof, cancelled and converted solely into the right to receive, upon the surrender of the certificate formerly representing such share of Company Common Stock in accordance with Section 2.3 hereof, 0.8 of a fully paid and non-assessable share of Parent Class A Common Stock, without interest thereon. The shares of Parent Class A Common Stock to be issued in the Merger in exchange for certificates which immediately prior to the Effective Time represented shares of Company Common Stock, together with any cash to be received pursuant to Paragraph (e) of Section 2.3 in lieu of issuing fractional shares of Parent Class A Common Stock, are referred to herein as the 'Merger Consideration.'

          (c) Each then issued and outstanding share of Preferred Stock, Series B Convertible par value $50.00 per share ('Company Preferred Stock'), of the Company, all of which are, as of the date of this Merger Agreement, and will be, as of the Effective Time, owned by the Parent, will be cancelled.

          (d) Each then issued outstanding share of Common Stock, par value $1.00 per share ('Mergerco Common'), of Mergerco shall be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          SECTION 2.2 No Further Transfers. At the Effective Time, the Company Common Stock and the Company Preferred Stock transfer books shall be closed and no further transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made. If, after the Effective Time, any certificate previously representing shares of Company Common Stock is presented for transfer, it shall be forwarded to the Exchange Agent (as defined in Section 2.3 hereof) for cancellation and exchange in accordance with Section 2.3 hereof.

          SECTION 2.3 Exchange of Shares of Company Common Stock.(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the 'Exchange Agent') for the Merger. Immediately prior to the Effective Time, Parent will instruct the transfer agent of the shares of Parent Class A Common Stock to countersign and deliver to the Exchange Agent a sufficient number of certificates representing the shares of Parent Class A Stock, all so as to allow for the issuance and delivery of the Merger Consideration on a timely basis. Parent shall pay all reasonable charges or expenses, including those of the Exchange Agent, in connection with the exchange of the shares of Company Common Stock for the Merger Consideration.

          (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail and/or make available to each holder of a certificate theretofore representing shares of the Company Common Stock (a 'Certificate') (other than holders of certificates theretofore representing Excluded Shares) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates for exchange for the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. Upon the surrender to the Exchange Agent of such Certificate or Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, the holder of such Certificate or Certificates shall be entitled to receive the Merger Consideration. From and after the Effective Time, until surrendered in accordance with the provisions of this
     Section 2.3, each Certificate evidencing shares of Company Common Stock (other than Certificates represent-
                                       3
     ing Excluded Shares and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration, without any interest thereon. Any portion of the Merger Consideration that shall not have been paid to stockholders of the Company pursuant to this Section 2.3 prior to the second anniversary of the Effective Time (including any cash payable pursuant to Section 2.3(e) hereof) shall be paid to the Parent and any stockholders of the Company who have not theretofore complied with this
     Section 2.3 thereafter shall look, subject to escheat and other similar laws, solely to the Parent for payment of the Merger Consideration to which they are entitled under this Agreement.

          (c) No dividends or other distributions that are otherwise payable on the shares of Parent Class A Common Stock constituting any of the Merger Consideration will be paid to the holder of any unsurrendered Certificate until such Certificate is properly surrendered as provided herein, but (i) upon such surrender, there shall be paid to the person in whose name the shares of Parent Class A Common Stock constituting any of the Merger Consideration shall be issued the amount of any dividends which shall have become payable with respect to such shares between the Effective Time and the time of such surrender and (ii) at the appropriate payment date or as soon thereafter as practicable, there shall be paid to such person the amount of any dividends on such shares of Parent Class A Common Stock which shall have a record or due date prior to such surrender and a payment date after such surrender, subject in each such case to (x) deduction therefrom of any amount required by applicable law to be withheld, and (y) any applicable escheat laws or unclaimed property laws. On surrender of a Certificate, no interest shall be payable with respect to the payment of such dividends and no interest shall be payable with respect to the amount of any cash payable in lieu of a fractional share of Parent Class A Common Stock pursuant to paragraph (e) of this Section 2.3.

          (d) If any cash is to be paid pursuant to Section 2.3(e) to, or certificates representing shares of Parent Class A Common Stock are to be issued to, a person other than the person in whose name the Certificate so surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to a person other than, or if the issuance of certificates representing the shares of Parent Class A Common Stock in any name other than that of, the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e) Shares of Parent Class A Common Stock shall be issued only in whole shares. Former holders of Company Common Stock will not be entitled to receive fractional shares of Parent Class A Common Stock ('Fractional Shares') but, instead, will be entitled to receive promptly from the Exchange Agent a cash payment in lieu of Fractional Shares in an amount equal to such former holders' proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such former holders, of the aggregate Fractional Shares. Such sales shall be made promptly after the Effective Time. Such cash payments will be made to each such former holder only upon proper surrender of such former holder's Certificates, together with a properly completed and duly executed transmittal form and any other required documents.

                                  ARTICLE III
              ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

     SECTION 3.1 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all lawful action, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Merger Agreement, including (i) the Merger,
(ii) the obtaining of consents, amendments to or waivers under the terms of any material borrowing arrangements or other material contractual arrangements required by the transactions contemplated by this Merger Agreement, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby. Each of the parties hereto agrees not to take or to fail to take, as the case may be, any action, the taking of which or the failure of which to take, as the case may be, would be likely to cause any representation or warranty contained in this Merger Agreement to cease to be true or accurate in any material respect or that would be reasonably likely to prevent the performance in all material respects of any covenant or the satisfaction of any condition contained in this Merger Agreement. In addition, Parent, either in its capacity as a stockholder of the Company or through its nominees on the Company's Board of Directors (which shall be understood to mean those directors of the Company who are not members of the Special Committee), in each case subject to the exercise of their respective fiduciary duties, if any, to the Company's stockholders, agrees not to take or fail to take, as the case may be, any action, the taking or failure of which to take, as the case may be, would be likely to cause any representation or warranty of the Company contained in this Merger Agreement to cease to be true or accurate in any material respect or that would be reasonable likely to prevent the performance in all material respects by the Company of any covenant or the satisfaction by the Company of any condition contained in this Merger Agreement.

     SECTION 3.2 Conduct of Business by the Company Pending the Merger. Subject to the last sentence of Section 3.1 hereof, the Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise agree in writing, or as otherwise contemplated by this Agreement:

          (a) neither the Company nor any subsidiary of the Company shall (i) amend its certificate of incorporation or by-laws, (ii) change the number of authorized or outstanding shares of its capital stock, as set forth in
     Section 4.3 hereof, or (iii) declare, set aside or pay any dividend or other distribution, or make any payment in cash, stock or property, in respect of any shares of its capital stock, except for regular dividends and/or distributions declared and/or paid (x) by any subsidiary of the Company to the Company or any other subsidiary of the Company, or (y) on presently outstanding shares of Company Preferred Stock;

          (b) neither the Company nor any subsidiary of the Company shall (i) authorize for issuance, issue, grant, sell, pledge or dispose of or propose to issue, grant, sell pledge or dispose of any shares of, or warrants, options, commitments, subscriptions or rights of any kind to acquire any shares of, the capital stock of the Company or such subsidiary or any securities convertible into or exchangeable for shares of any such capital stock, (ii) incur any material indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, or (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company or any subsidiary of the Company;

          (c) neither the Company nor any subsidiary of the Company shall enter into any agreement or take any other action to do any of the things described in paragraphs (a) or (b) of this Section 3.2 or which would make any representation or warranty of the Company set forth in this Agreement which is qualified as to materiality untrue or incorrect and any such representation or warranty which is not so qualified materially untrue or incorrect.

     SECTION 3.3 Restrictions on Issuance of Shares.(a) Parent covenants and agrees that prior to the Effective Time, unless the Company shall otherwise agree thereto in writing, Parent shall not issue any shares of its capital stock (or issue or grant any options, warrants or other securities evidencing the right to acquire, prior to the Effective Time, shares of its capital stock upon the exercise or conversion thereof (collectively 'Rights')) to any executive officer or director of Parent, or any affiliate of Parent or any such person, other than (i) upon exercise of Rights outstanding on the date of this Merger Agreement, (ii) pursuant to the Equity Plan (as defined in Section 5.3), or
(iii) upon receipt of consideration equal to at least the fair market value of the shares of Parent capital stock issued in respect thereof (or, in the case of the issuance of shares of capital stock upon the exercise of any Right issued subsequent to the date of this Agreement, upon receipt of consideration (including the consideration, if any, received by Parent for the issuance of the Right) equal to at least the fair market value, as of the date of issuance of the Right, of the shares of Parent capital stock to be issued upon exercise thereof). Any non-cash consideration shall be valued in good faith by the Board of Directors of Parent.

     (b) Parent covenants and agrees that it shall issue no shares of Parent Common Stock (as defined in Section 5.3 hereof), or Rights to acquire shares of Parent Common Stock, subsequent to October 18,

1993 (the date on which the Stipulation of Settlement (as defined in Section 7.1(d) hereof) was executed) and prior to the Effective Time, which will have a materially dilutive economic effect upon the Parent Common Stock, except that the following shall not be deemed to have any such materially dilutive economic effect for purposes hereof: (i) the granting of stock options or restricted stock awards so that the aggregate number of shares of Parent's stock to be issued upon the issuance of such restricted stock awards, and upon the conversion of such stock options, does not exceed 3,500,000 shares; or (ii) the issuance or potential issuance of shares of Parent Common Stock, upon the election to convert by any holders, at such holders' option, of all or some of the shares of Parent Convertible Preferred Stock or any other series of convertible preferred stock or other convertible securities of Parent outstanding on October 18, 1993; or (iii) the issuance or potential issuance of shares of Parent Common Stock in connection with an underwritten public offering; or (iv) the issuance or potential issuance of shares of Parent Common Stock at not less than fair market value, as determined in good faith by the Board of Directors of Parent; or (v) any other such issuance of shares of Parent Common Stock, so long as the number of shares of Parent Class A Common Stock to be received in exchange for each share of SEPSCO Common Stock pursuant to the terms of the Stipulation of Settlement and this Merger Agreement are appropriately adjusted.

     SECTION 3.4 Notice of Actions and Proceedings. Each party promptly shall notify the others of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, and any material developments relating to any such pending claim, action, proceeding or investigation involving or affecting the parties, or any of their respective properties or assets, or, to the best of its knowledge, any employee or consultant of the parties, in his or her capacity as such, or director or officer, in his or her capacity as such, of the Company or the Parent disclosed in writing pursuant to Section 4.5 or 5.5 hereof, as the case may be, or which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 4.5 or 5.5 hereof, as the case may be, or which relate to the consummation of the Merger.

     SECTION 3.5 Access and Information. Each party shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to each other party and such party's accountants, counsel, financial advisors, investment bankers and other agents and representatives, and its banks and other financial institutions, full access at all reasonable times throughout the period prior to the Effective Time to all of the officers, employees, agents, properties, books, contracts, commitments and records (including but not limited to tax returns) of such party and its subsidiaries and, during such period, such party shall furnish promptly to each other party (i) a copy of each report, schedule and other document filed by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws, and (ii) all other financial, operating and other information concerning the business, properties and personnel of such party and its subsidiaries as each other party may reasonably request.

     SECTION 3.6 Notification of Certain Other Matters. Each party promptly shall notify the others of: (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Merger Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Merger Agreement; (iii) any notice or other communication from any regulatory authority in connection with the transactions contemplated hereby; (iv) any material adverse change in the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; or (v) any matter hereafter arising which, if existing, occurring or known at the date of this Merger Agreement, would have been required to be disclosed to such other party.

                                   ARTICLE IV
                 Representations and Warranties of the Company
     The Company represents and warrants to Parent and Mergerco as follows:

     SECTION 4.1 Organization and Good Standing. The Company and each of its subsidiaries are each a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own its properties and conduct its business and each is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not in the aggregate have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole (in respect of either the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as the case may be, a 'Material Adverse Effect'). The Company has heretofore delivered to the Parent true and correct copies of its certificate of incorporation and by-laws as currently in effect.

     SECTION 4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of the Merger Agreement by the Required Stockholder Votes (as defined below). The Company's Board of Directors (at a meeting duly called and held) has (a) duly approved the Merger Agreement and determined that the Merger is fair to and in the best interests of the Company's stockholders (other than Parent and its subsidiaries) and (b) adopted resolutions recommending approval of the Merger by the Company's stockholders. Smith Barney Shearson Inc. ('Smith Barney') has delivered to the Special Committee of the Board of Directors of the Company its written opinion in the form of Exhibit A hereto (the 'Fairness Opinion'). The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and, except for the adoption of this Merger Agreement by (i) the stockholders of the Company holding at least a majority of the outstanding stock of the Company entitled to vote thereon, (ii) the stockholders of the Company holding at least 66 2/3% of the outstanding stock of the Company entitled to vote thereon which is not owned by an 'interested stockholder' of the Company, within the meaning in Section 203 of the DGCL, and
(iii) the holders of not less than two-thirds of the outstanding shares of Company Preferred Stock (the stockholder votes described in the foregoing clauses (i), (ii) and (iii) being collectively referred to as the 'Required Stockholder Votes'), no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     SECTION 4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 267,600 shares of Company Preferred Stock. As of the date hereof, (a) 11,655,067 shares of Company Common Stock were outstanding; and (b) 490 shares of Company Preferred Stock were outstanding. There is not now, and at the Effective Time there will not be, any existing option, warrant, subscription or other right, agreement or commitment which either obligates the Company or any of its subsidiaries to issue, sell or transfer any shares of its capital stock or restricts the transfer of or otherwise relates to the capital stock of the Company or any of its subsidiaries.

     SECTION 4.4 Reports and Financial Statements. The Company has delivered to Parent true and complete copies of (i) the Company's Annual Reports on Form 10-K for the fiscal year ended February 28, 1993, as amended, as filed with the SEC,
(ii) all other reports, statements and registration statements (including quarterly reports on Form 10-Q and current reports on Form 8-K) filed by it with the SEC since March 1, 1993 (collectively, the 'SEC Filings'). Except as expressly amended by a subsequent SEC Filing, and except for information set forth therein relating to companies which are not subsidiaries of the Company ('Non-Subsidiaries of the Company'), as to which no representation is given by the Company, as of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The historical consolidated financial statements of the Company included in the SEC Filings were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such historical financial statements) and present fairly the consolidated financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year end adjustments), except that the footnotes to quarterly financial statements do not contain all of the disclosures required by generally accepted accounting principles.

     SECTION 4.5 Litigation. Except as may be disclosed in the SEC Filings or has been disclosed to Parent in writing on or prior to the date hereof, and except with respect to Non-Subsidiaries of the Company, as to which no representation is given, as of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened, involving or affecting the Company or any of its subsidiaries or any of their properties or assets or, to the best of the Company's knowledge, any employee, consultant, director or officer in his or her capacity as such, of the Company or any of its subsidiaries before any court or governmental or regulatory authority or body which, if adversely decided, could have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any property or assets of any of them is subject to any order, judgment, injunction or decree that singly or in the aggregate has a Material Adverse Effect.

     SECTION 4.6 Governmental Approvals and Compliance with Law. No consent, license, approval, qualification or form of exemption from or authorization of or declaration, registration or filing with any governmental agency or regulatory authority, domestic or foreign, on the part of the Company or any subsidiary of the Company which has not been made is required in connection with the execution or delivery by the Company of this Merger Agreement, the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its obligations hereunder other than (a) the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL, (b) filings with the SEC and any applicable national securities exchanges, (c) filings under state securities, 'Blue Sky' or anti-takeover laws, (d) any applicable filings required under the laws of foreign jurisdictions and (e) filings, authorizations, consents or approvals relating to matters which, in the aggregate, are not material to the Company and its subsidiaries taken as a whole.

     SECTION 4.7 Absence of Breach. Except as has been disclosed to Parent in writing on or prior to the date hereof, the execution and delivery by the Company of this Merger Agreement, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder, will not (a) subject to obtaining the Required Stockholder Votes, conflict with or result in a breach of any of the provisions of its Certificate of Incorporation or by-laws, (b) subject to the obtaining of the governmental and other consents referred to in Section 4.6 hereof, contravene any law, rule or regulations of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect or (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which any of their other assets are bound, the failure of which to obtain, in each such case, would have a Material Adverse Effect.

     SECTION 4.8 Proxy Statement; Registration Statement. None of the information included in the Proxy Statement filed by the Company, or provided by the Company for inclusion in the Registration Statement filed by the Parent, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied or to be supplied by Parent and Mergerco for inclusion therein, including all information concerning subsidiaries of Parent and in which the Company is a minority stockholder, as to which the Company makes no representation, the Proxy Statement, including any amendments thereto, will comply in all material respects with the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

     Parent and Mergerco, jointly and severally, represent and warrant to the Company as follows:

     SECTION 5.1 Organization and Good Standing. Parent and each of its subsidiaries (including Mergerco) is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own its properties and conduct its business and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Parent and Mergerco have heretofore delivered to the Company accurate and complete copies of their respective corporate charters and by-laws or regulations as currently in effect.

     SECTION 5.2 Authorization; Binding Agreement. Each of Parent and Mergerco has the requisite corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby, the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Mergerco and by Parent as the sole stockholder of Mergerco and no other corporate proceedings on the part of Parent or Mergerco are necessary to authorize this Merger Agreement and the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by Parent and Mergerco and constitutes a legal, valid and binding agreement of Parent and Mergerco, enforceable against each of them in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     SECTION 5.3 Capitalization. As of the date of this Merger Agreement, the authorized capital stock of Parent consists of 75,000,000 shares of Parent Class A Common Stock, 12,000,000 shares of Class B Common Stock, par value $.10 per share ('Parent Class B Common Stock' and together with Parent Class A Common Stock, 'Parent Common Stock'), 6,000,000 shares of Parent Convertible Preferred Stock, 5,000,000 shares of Serial Preferred Stock, par value $.10 per share ('Serial Preferred Stock'), and 2,000,000 shares of Junior Serial Preferred Stock, par value $.10 per share ('Junior Serial Preferred Stock'). As of the date hereof, 21,323,160 shares of Parent Class A Common Stock and 5,982,866 shares of Convertible Preferred Stock were outstanding, no shares of Parent Class B Common Stock, Serial Preferred Stock or Junior Serial Preferred Stock were outstanding, and 4,985,722 shares of Parent Class B Common Stock were reserved for issuance upon conversion of outstanding shares of Parent Convertible Preferred Stock. The 1993 Amended and Restated Equity Participation Plan (the 'Equity Plan') provides for a maximum of 3,500,000 shares of Parent Class A Common Stock to be granted to officers, directors and key employees of Parent and subsidiaries, as restricted stock or issued on the exercise of options. The authorized capital stock of Mergerco consists solely of 1,000 shares of Mergerco Common, all of which, as of the date hereof, are issued and outstanding and held by Parent. All of the outstanding shares of capital stock of Parent and its subsidiaries (including Mergerco) have been duly authorized and validly issued and are fully paid and nonassessable and, in the case of Parent's capital stock, free of preemptive rights. Upon consummation of the Merger, each share of Parent Class A Common Stock issued as part of the Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable.

     SECTION 5.4 Reports and Financial Statements. Parent has delivered to the Company true and complete copies of (i) Parent's Annual Reports on Form 10-K for the fiscal year ended April 30, 1993, as filed with the SEC, and (ii) all other reports, statements and registration statements (including quarterly reports on Form 10-Q and current reports on Form 8-K) filed by it with the SEC since May 1,

1993 (collectively, the 'Parent SEC Filings'). Except as expressly amended by subsequent Parent SEC Filings, and except with respect to the Company and any subsidiaries of the Company ('Non-Subsidiaries of Parent'), as to which no representation is given, as of their respective dates, the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The historical consolidated financial statements of Parent included in the Parent SEC Filings were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such historical financial statements) and present fairly the consolidated financial position, results of operations and changes in financial position of Parent and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), except that the footnotes to quarterly financial statements do not contain all of the disclosures required by generally accepted accounting principles.

     SECTION 5.5 Litigation. Except as may be disclosed in the Parent SEC Filings or has been disclosed to the Company in writing on or prior to the date hereof, and except with respect to Non-Subsidiaries of Parent, as to which no representation is given, as of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened, involving or affecting Parent or any of its subsidiaries (including Mergerco) or any of their properties or assets before any court or governmental or regulatory authority or body which, if adversely decided, could have a Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries (including Mergerco) nor any property or assets of any of them is subject to any order, judgment, injunction or decree that singly or in the aggregate has a Material Adverse Effect.

     SECTION 5.6 Company Representations. As of the date of this Merger Agreement, Parent does not know of any material inaccuracy in any representation or warranty of the Company set forth in Article IV of this Merger Agreement.

     SECTION 5.7 Governmental Approvals. No consent, license, approval or authorization of or declaration, regulation or filing with any governmental agency or regulatory authority, domestic or foreign, on the part of Parent or Mergerco which has not been made is required in connection with the execution or delivery by Parent or Mergerco of this Merger Agreement, the consummation by Parent and Mergerco of the transactions contemplated hereby or the performance by each of Parent and Mergerco of its respective obligations hereunder other than (i) the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL, (ii) filings with the SEC and any applicable national securities exchanges, (iii) filings under state securities, 'Blue Sky' or antitakeover laws, (iv) any applicable filings required under the laws of foreign jurisdictions and (v) filings, authorizations, consents or approvals relating to matters which, in the aggregate, are not material to Parent and its subsidiaries (including Mergerco but excluding the Company and its subsidiaries) taken as a whole.

     SECTION 5.8 Absence of Breach. Except as has been disclosed to the Company in writing on or prior to the date hereof, the execution and delivery by Parent and Mergerco of this Merger Agreement, the consummation of the transactions contemplated hereby and the performance by Parent and Mergerco of their respective obligations hereunder, will not (a) require the approval of Parent's stockholders, (b) conflict with or result in a breach of any of the provisions of their respective certificates of incorporation or by-laws, (c) subject to the obtaining of the governmental and other consents referred to in Section 5.7 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect or (d) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument to which Parent or any of its subsidiaries (including Mergerco) is a party or by which any of them or their assets are bound, the failure of which to obtain could have a Material Adverse Effect.

     SECTION 5.9 Proxy Statement; Registration Statement. None of the information supplied or to be supplied by Parent or Mergerco for inclusion in the Proxy Statement or the Registration Statement,
including any amendments thereto, including all information concerning subsidiaries of the Parent (but excluding Non-Subsidiaries of the Parent, as to which no representation is given), will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI
                         COVENANTS FOLLOWING THE MERGER

     SECTION 6.1 Indemnification. Parent agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries (collectively, the 'Indemnified Parties') as provided in their respective charters or by-laws, by agreement or otherwise in effect on the date hereof shall survive the Merger and shall, with respect to any action or omission occurring prior to the Effective Time, continue in full force and effect in accordance with their terms for a period of six (6) years from the Effective Time; provided that, in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Without limiting the foregoing, in the event that any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, the Company will periodically advance to such Indemnified Party its legal and other expenses incurred in connection therewith. Parent further agrees that it shall, jointly and severally with the Surviving Corporation, to the extent, with respect to each indemnitor, permitted by applicable law, (i) indemnify each member of the Special Committee and their successors and assigns from and against any and all issues, claims, judgments and liabilities
(including reasonable fees and disbursements of attorneys and costs of investigation), relating to this Merger Agreement or the transactions contemplated hereby and (ii) periodically advance to each member of the Special Committee legal and other expenses incurred in connection therewith; provided, however, that Parent's indemnification liabilities (including its obligations to advance legal and other expenses) shall not apply either (x) in respect of any liability unless demand for indemnification in respect of such liability is first made on the Company and the Company does not promptly pay the same or (y) to amounts paid in any settlement effected without Parent's written consent (which consent shall not be unreasonably withheld). In any proceeding to determine whether Parent's consent was unreasonably withheld Parent, shall have the burden of proof of demonstrating its consent was reasonably withheld. Parent shall cause to be maintained in effect for a period of six (6) years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (the 'D&O Insurance Coverage') (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time; provided, however, that Parent's obligation to maintain such D&O Insurance Coverage shall be subject to the Company being able to maintain or obtain insurance at an annual cost not greater than 150% of the annual premiums currently paid (the annual premiums currently paid being the 'Current Annual Premiums') by the Company with respect to its D&O Insurance Coverage and if such D&O Insurance Coverage is not available at such cost, then Parent shall cause to be maintained the highest level of D&O Insurance Coverage that can be purchased against payment and annual premiums equal to 150% of the Current Annual Premiums.

     SECTION 6.2 Further Action. In case at any time after the Effective Time, Parent or the Surviving Corporation or their successors or assigns, shall determine that any further conveyance, assignment or other document or any further action is reasonably necessary or desirable in connection with the matters specified in this Merger Agreement, then the parties hereto, with the Surviving Corporation acting on behalf of the Company, shall cause to be executed and delivered, all such deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, including appropriate form endorsements to all title and other insurance policies, as shall be valid, operative and effective to vest in the Surviving Corporation good title to all of the property, assets and business to be conveyed, transferred, assigned and delivered hereunder, and will take or cause to be taken such further or other action as Parent or the Surviving Corporation may deem necessary or desirable in order to vest in and confirm the title to and possession of all of the property, rights, privileges, powers and franchises of the Company and otherwise to carry out the intent and purposes of this Merger Agreement.

                                  ARTICLE VII
                                   CONDITIONS

SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) this Merger Agreement and the Merger shall have been approved and adopted at or prior to the Effective Time by the Required Stockholder Votes;

          (b) the Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall have been issued or proceeding for such purpose shall have been instituted or threatened;

          (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prevents or materially restricts the consummation of the Merger; provided that Parent, Mergerco and the Company shall use their best efforts to have such order, decree or injunction vacated;

          (d) the United States District Court for the Southern District of Florida (the 'District Court'), in the action entitled WILLIAM E. EHRMAN, privately on behalf of nominal defendant SOUTHEASTERN PUBLIC SERVICE COMPANY, a Delaware corporation, Plaintiff, vs. VICTOR POSNER, ET AL., Defendants and SOUTHEASTERN PUBLIC SERVICE COMPANY, a Delaware corporation, Nominal Defendant, Case No. 90-2822-CIV-KEHOE (the 'Action'), shall have entered an order and final judgment (the 'Judgment') approving the Stipulation of Settlement, entered into on October 18, 1993 (the 'Stipulation of Settlement'), and dismissing the Action on the merits with prejudice and without costs to any party;

          (e) the shares of Parent Class A Common Stock to be issued as the Merger Consideration pursuant to the Merger Agreement shall have been approved for listing on each stock exchange located in the United States of America upon which the shares of Parent Class A Common Stock are then listed, subject to official notice of issuance; and

          (f) Smith Barney shall not have withdrawn or in any material way modified or amended the Fairness Opinion.

     SECTION 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Parent and Mergerco shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time;

          (b) except as contemplated or permitted by this Merger Agreement, the representations and warranties of the Parent and Mergerco set forth in this Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such date, unless stated in this Merger Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such date; and

          (c)  since the date of the Merger Agreement, there shall not have been
     (a) any material adverse change, or any development, not in the ordinary course of business, which is likely to result in a material adverse change in the business, assets, financial condition or the results of operations of Parent and its subsidiaries, taken as a whole; (b) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (c) any damage, destruction or loss which, after taking into account any insurance proceeds with respect thereto, would have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     SECTION 7.3 Conditions to Obligations of Parent and Mergerco to Effect the Merger. The obligations of Parent and Mergerco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) subject to the last sentence of Section 3.1 hereof, the Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time;

          (b) except as contemplated or permitted by this Merger Agreement, the representations and warranties of the Company set forth in this Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such date unless stated in this Merger Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such date;

          (c) there shall not have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or on any exchange on which the shares of the Parent Class A Common Stock are listed for trading, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks generally in the United States, whether or not mandatory, (iii) a commencement of a war, armed hostilities or other international or national calamity materially affecting the United States which commenced after the date of this Agreement, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States or (v) any material adverse change in the United States securities or financial markets, which material adverse change shall be deemed to have occurred if the closing Standard and Poor's 500 Stock Index (the 'S&P 500 Index') on the business day immediately preceding the day on which the Meeting is held and the Required Stockholder Votes taken, is at least 12% less than the closing S&P 500 Index on the business day immediately preceding the date of this Merger Agreement;

          (d) there shall not have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Merger by any domestic legislative body, court, government or governmental, administrative or regulatory authority or agency (i) restraining or preventing the carrying out of the transactions contemplated hereby, (ii) prohibiting Parent's ownership or operation of all or any material portion of its or the Company's businesses or assets, or compelling Parent to dispose of or hold separate all or any material portion of Parent's or the Company's businesses or assets as a result of the transactions contemplated by this Merger Agreement, (iii) making acquisition of the shares of Company Common Stock pursuant to the Merger illegal, (iv) prohibiting Parent effectively from acquiring or holding or exercising full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the Shares of Company Common Stock acquired by it pursuant to the Merger, on all matters properly presented to the stockholders of the Company, (v) prohibiting Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the businesses or operations of the Company, Parent or their respective subsidiaries, or (vi) which would impose any condition which would materially adversely affect the business of the Company or (as a condition of consummating the transactions contemplated hereby) the business of Parent and its subsidiaries taken as a whole;

          (e) there shall not have been any federal income tax changes (including any legislation, regulation, or judicial or administrative interpretations) adopted, or proposed by the United States Treasury Department or by the Chairman or ranking minority member of either the Ways and Means Committee (the 'Ways and Means Committee') of the United States House of Representatives (the 'House') or the Finance Committee (the
     'Finance Committee') of the United States Senate (the 'Senate'), or favorably reported to either the full House or Senate by the Ways and Means Committee or the Finance Committee, on or subsequent to the date hereof that would make consummation of the Merger impracticable;

          (f) the Company's Board of Directors shall not have withdrawn or modified its position with respect to the Merger;

          (g) except as set forth below, since the date of the Merger Agreement, there shall not have been (a) any material adverse change, or any development, not in the ordinary course of business, which is likely to result in a material adverse change in the business, assets, financial condition or the results of operations of the Company and its subsidiaries, taken as a whole; (b) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (c) any damage, destruction or loss which, after taking into account any insurance proceeds with respect thereto, would have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Actions taken by the Company in connection with its decision to sell substantially all of its businesses and assets as they exist on the date of the Merger Agreement, and the restatement of the Company's 1993 audited financial statements and quarterly financial statements to reflect the discontinuance of such business, shall not be deemed to constitute events which cause the foregoing condition not to be satisfied; and

          (h) the Judgment shall have become final and non-appealable.

                                  ARTICLE VIII
                                  TERMINATION

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the approval by the stockholders of any or all of Parent, Mergerco or the Company, (a) by mutual consent of the Board of Directors of Parent, Mergerco and the Company; (b) by either Parent and Mergerco or the Company if the Merger shall not have been consummated on or before June 30, 1994 (or such later date as may be agreed to by Parent, Mergerco and the Company in writing) unless the failure to consummate the Merger on or before such date shall have resulted from the failure of the party seeking to terminate the Merger Agreement to satisfy any of the closing conditions which are set forth in Section 7.2 or 7.3 hereof, as the case may be; (c) by the Company if Parent or Mergerco fails to perform in any material respect any of their material obligations under this Merger Agreement; or (d) by Parent or Mergerco if the Company fails to perform in any material respect any of its material obligations under this Merger Agreement; provided that in the case of either clause (c) or (d), if such failure is curable, notice of such failure shall have been given to the defaulting party and such defaulting party shall not have cured such failure within 30 days of notice thereof. This Agreement shall automatically, and without any action by the parties hereto, be terminated at any time prior to the Effective Time, notwithstanding the approval by the stockholders of any or all of Parent, Mergerco or the Company, if (i) the District Court rejects any of the material terms of the Stipulation of Settlement or (ii) any appeals court having jurisdiction over the matter shall set aside, overturn or materially modify the Judgment of the District Court approving the Stipulation of Settlement, or otherwise take any action which causes the Stipulation of Settlement to fail to become effective according to its terms.

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or Mergerco or by the Company, as provided in Section
8.1 hereof, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof (except as set forth in Sections 6.1 and 9.3 hereof).

                                   ARTICLE IX
                               GENERAL AGREEMENTS

     SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall not survive the Effective Time, except for the agreements set forth in Article VI hereof.

     SECTION 9.2 Closing. The closing of the Merger shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, (or at such other place as the parties shall agree) as promptly as practicable after the meetings of the Company's stockholders referred to in Section 1.5 hereof.

     SECTION 9.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 9.4 Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telecopier, telex or telegram or mailed by registered or certified mail, postage prepaid, as follows:

     If to Parent or Mergerco, to:

          Triarc Companies, Inc.
        777 S. Flagler Drive
        West Palm Beach, Florida 33401
        Attention: Anthony W. Graziano, Jr., Esq.
        Telecopier No.: (407) 653-4268

     with a copy to:

          Brian L. Schorr, Esq.
        Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, New York 10019-6064
        Telecopier No.: (212) 757-3990

     (b) If to the Company, to:

          Southeastern Public Service Company
        777 S. Flagler Drive
        West Palm Beach, Florida 33401
        Attention: Anthony W. Graziano, Jr., Esq.
        Telecopier No.: (407) 653-4268

     with copies to:

          Special Committee
        c/o David E. Schwab II, Esq.
        Schwab Goldberg Price & Dannay
        1185 Avenue of the Americas
        New York, NY 10036
        Telecopier No.: (212) 719-5276

     and

          Laurence D. Weltman, Esq.
        Willkie Farr & Gallagher
        153 East 53rd Street
        New York, NY 10022
        Telecopier No.: (212) 752-2991

     Except as otherwise specified herein, all notices and other communications shall be to have been duly given on the first to occur of (a) the date of delivery if delivered personally on a business day during normal business hours, and if not, on the next occurring business day, (b) five days following posting if transmitted by mail, (c) the date of transmission with confirmed answer-back if transmitted by telex on a business day during normal business hours, and if not, on the next occurring business day, or (d) the date of receipt if transmitted by telecopier or facsimile on a business day during normal business hours, and if not, on the next occurring business day. Any party may change his or its address for purposes hereof by notice to the other party given as provided in this Section 9.4.

     SECTION 9.5 Amendments. This Merger Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment or modification shall
(a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Company, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of the Company or (d) amend Section 9.6 hereof so that waiver by the parties of the condition set forth in Section 7.1(d) hereof would be permitted. This Merger Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     SECTION 9.6 Waiver. At any time prior to the Effective Time, the parties hereto by action taken by their respective Boards of Directors may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein; provided, however, that the parties may not waive compliance with the condition set forth in Section 7.1(d) hereof. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The Company shall only take actions with respect to the enforcement of its right under this Merger Agreement, including, without limitation, the granting of any waivers or the approval of any amendments, if such actions are authorized by the members of the Special Committee.

     SECTION 9.7 Brokers. The Company represents and warrants that except for fees payable to Smith Barney as financial advisor to the Special Committee, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. Parent and Mergerco represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent and Mergerco.

     SECTION 9.8 Publicity. So long as this Agreement is in effect, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Merger Agreement without the consent of the other party, which consent shall not be withheld or delayed where such release or announcement is required by applicable law or any listing agreement with a national securities exchange.

     SECTION 9.9 Subsidiaries. When a reference is made in this Agreement to subsidiaries of Parent or the Company, the word 'subsidiaries' means any corporation more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be; provided that, for the purpose of this Agreement, neither the Company nor any subsidiary of the Company shall be deemed a 'subsidiary' of Parent prior to the Effective Time.

     SECTION 9.10 Headings. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     SECTION 9.11 Non-Assignability. This Merger Agreement shall not be assigned by operation of law or otherwise, except that at the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Mergerco as a Constituent Corporation in the Merger for all purposes of this Merger Agreement.

     SECTION 9.12 Counterparts. This Merger Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

     SECTION 9.13 Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such state except to the extent the provisions of the DGCL apply.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          SOUTHEASTERN PUBLIC SERVICE COMPANY

                                          By:        /s/ JOSEPH A. LEVATO
                                               .................................
                                            Title: Executive Vice President and
                                                   Chief Financial Officer

Attest:

         /s/ CURTIS S. GIMSON
 .....................................
              Secretary

                                          TRIARC COMPANIES, INC.

                                          By:    /s/ ANTHONY W. GRAZIANO, JR.
                                               .................................
                                            Title: Executive Vice President and
                                                   General Counsel, and
                                                   Assistant Secretary

Attest:

         /s/ CURTIS S. GIMSON
 .....................................
              Secretary

                                          SEPSCO MERGER CORPORATION

                                          By:    /s/ ANTHONY W. GRAZIANO, JR.
                                               .................................
                                            Title: Executive Vice President and
                                                   General Counsel, and
                                                   Assistant Secretary

Attest:

         /s/ CURTIS S. GIMSON
 .....................................
              Secretary

[Smith Barney logo]                                                     ANNEX II

November 22, 1993

The Board of Directors
Southeastern Public Service Company
777 S. Flagler Drive
West Palm Beach, FL 33401

Attention: David E. Schwab II, Esq.
         Sir Ian McGregor
         The Special Committee of
         the Board of Directors

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view of the consideration to be received by the public holders (other than Triarc Companies, Inc. ('Triarc'), formerly known as DWG Corporation, and its affiliates) of common stock, par value $1.00 per share ('Company Common Stock') of Southeastern Public Service Company ('SEPSCO' or the 'Company') pursuant to the Agreement and Plan of Merger, dated November 22, 1993 (the 'Agreement'), among SEPSCO, Triarc, and Merger Corporation, a wholly owned subsidiary of Triarc ('Mergerco'). The Agreement provides for a merger (the 'Merger') of Mergerco into the Company pursuant to which each outstanding share of Company Common Stock will be converted into 0.8 shares of Triarc Class A Common Stock, par value $0.10 per share ('Triarc Common Stock') and the Company will become a wholly owned subsidiary of Triarc. As described in greater detail in the preliminary Proxy Statement of the Company and Prospectus of Triarc (the
'Statement'), which the Company has filed with the Securities and Exchange Commission in connection with the proposed Merger, it is our understanding that the consummation of the Merger will satisfy certain terms and conditions contained in a form of Stipulation of Settlement (the 'Settlement Agreement') (the form of which is annexed to the Statement) to be entered into relating to the settlement of a purported derivative action brought on behalf of the Company by William A. Ehrman (the 'Plaintiff'), a SEPSCO shareholder, against Triarc, certain of its affiliates and certain individuals, including certain former directors of SEPSCO, which action (the 'Ehrman Litigation') is currently pending before the United States District Court for the Southern District of Florida. It is our further understanding that Triarc currently owns 71.1% of the outstanding shares of Company Common Stock and 100% of the outstanding shares of SEPSCO 5 1/2% Cumulative Convertible Preferred Stock, Series B, par value $50.00 per share.

You have informed us that the Board of Directors of SEPSCO has authorized the sale or discontinuance of SEPSCO's businesses and assets, has closed some transactions for the sale of some assets, and has been actively involved in negotiations with a number of potential purchasers with respect to others. For the purposes hereof, we do not express any opinion as to the fairness of any individual transaction relating to the sale or discontinuance of the Company's businesses or assets. We have not been requested to, and have not, reviewed any of the acquisition proposals submitted by prospective purchasers for any of SEPSCO's businesses or assets, nor have we solicited the receipt by the Company of any acquisition proposals relating to its businesses or assets.

In arriving at our opinion we have examined, among other things, (i) the Statement, (ii) the Agreement, (iii) certain publicly available information relating to the business, financial condition and operations of SEPSCO, (iv) certain financial and other information furnished to us by SEPSCO and Triarc that is not publicly available, including projected financial information prepared by the managements of the Company and its subsidiaries and Triarc concerning the business and operations of the Company, (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock, (vi) certain publicly available information with respect to certain other companies we believe to be comparable to the business and operations of the Company and its subsidiaries, (vii) certain publicly available information concerning the terms of certain other transactions that we consider relevant to our investigation, and (viii) certain publicly available information concerning other transactions involving the buyout of minority stockholders. We have reviewed historical earnings and cash flow of SEPSCO's businesses. We have also met with certain senior officers of SEPSCO and Triarc to discuss the operations, financial condition, history and prospects of SEPSCO. For the purposes of our opinion, we did not, however, consider the potential value, if any, to SEPSCO of any of the alleged claims by plaintiff in the Ehrman Litigation.

In connection with rendering our opinion, we have also examined, among other things, (i) certain publicly available information relating to the business, financial condition and operations of Triarc and its subsidiaries, (ii) certain financial and other information furnished to us by Triarc that is not publicly available, including projected financial information prepared by the management of Triarc and its subsidiaries concerning the business and operations of Triarc and its subsidiaries, (iii) certain publicly available information concerning the trading of, and the trading market for, the Triarc Common Stock, (iv) certain publicly available information with respect to certain other companies we believe to be comparable to the business and operations of Triarc and its subsidiaries, and (v) certain publicly available information concerning the terms of certain other transactions that we consider relevant to our review of Triarc and its subsidiaries. We have met with certain senior officers of Triarc to discuss the operations, financial condition, history and prospects of Triarc and its subsidiaries. Finally, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

In the course of our analysis we have relied without independent verification upon the accuracy and completeness of the financial and other information publicly available or furnished to or otherwise discussed with us by SEPSCO and Triarc, which we have not independently verified. With respect to the non-public financial information, we assumed that it was reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of SEPSCO and Triarc as to the expected future financial performance of SEPSCO and Triarc and their respective subsidiaries. In rendering our opinion, we considered the changes in management at certain Triarc subsidiaries, the changes to the Triarc business plan and the decision by the SEPSCO Board to pursue the sale or disposition of certain of the businesses and assets of SEPSCO. We have not made, requested nor received any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SEPSCO or Triarc or their respective subsidiaries, nor have we made any physical inspection of the properties or assets or liabilities of SEPSCO or Triarc or their respective subsidiaries.

We have not been authorized to, and we have not, solicited or investigated alternative transactions which might be available to the Company. We were not requested to, and did not, seek other offers for the shares of SEPSCO not held by Triarc. In addition, although we evaluated the financial terms of the Merger, we were not asked to and did not recommend the specific consideration to be paid by Triarc in the Merger, nor did we participate in any of the negotiations or discussions regarding the terms of the Merger or the proposed settlement of the Ehrman Litigation.

It should be noted that this opinion is based upon interest rates, dividend rates, market conditions and other circumstances and conditions existing and known to us on the date hereof, and this opinion does not represent our opinion as to the prospective value of the Triarc Common Stock when it is issued to stockholders of SEPSCO upon consummation of the Merger. The market value of the Triarc Common Stock upon consummation of the Merger could be higher or lower than its current market price depending upon, among other things, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors which generally influence the prices of securities.

It is our understanding that this opinion is solely for the use of the Special Committee and the Board of Directors in consideration of the proposed Merger and may not be relied upon by any other person, published or otherwise used, nor shall any public references to Smith Barney be made without our written consent, other than in the Statement to which this opinion is annexed.

Smith Barney has been engaged by the Company to render its opinion to the Special Committee of the Board of Directors of the Company and will receive a fee for our services, which fee is not contingent upon the consummation of the Merger. In the ordinary course of our business, we trade securities of the

Company and Triarc for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Subject to the foregoing, we are of the opinion as of the date hereof that the consideration to be received by the holders of Company Common Stock other than Triarc and its affiliates pursuant to the Agreement is fair, from a financial point of view, to such stockholders.

Very truly yours,
Smith Barney Shearson Inc.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VI of Triarc's Code of Regulations provides for indemnification of directors, officers and employees of Triarc to the maximum extent permitted by the General Corporation Law of the State of Ohio.

     Section 1701.13 of the General Corporation Law of the State of Ohio permits indemnification of any director, officer or employee with respect to any proceeding against such person provided that: (a) such person acted in good faith, (b) such person reasonably believed that the conduct was in or not opposed to the best interests of the corporation and (c) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the proceeding, provided that if the proceeding is one by or in the right of the corporation, indemnification may only be made against reasonable expenses (including attorneys' fees) and may not be made with respect to any proceeding in which the director, officer or employee has been adjudged to be liable to the corporation except to the extent that the court in which the proceeding was brought shall determine, upon application, that such person is, in view of all the circumstances, entitled to indemnity for such expenses as the court shall deem proper. The termination of any proceedings by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the director, officer or employee did not meet the requisite standard of conduct required for indemnification to be permitted.

     Section 1701.13 of the General Corporation Law of the State of Ohio further provides that indemnification thereunder may not be made by the corporation unless authorized after a determination has been made that such indemnification is proper, with that determination to be made by (a) the Board of Directors by the majority vote of a quorum consisting of directors not parties to the proceeding, (b) if such quorum is not obtainable, or even if obtainable but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, (c) by the shareholders or (d) by the court in which the proceeding was brought.

     Finally, Section 1701.13 of the General Corporation law of the State of Ohio provides that indemnification permitted thereunder is not exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, Code of Regulations or any agreement, vote of shareholders or disinterested directors or otherwise.

     Triarc's Directors' and Officers' Insurance and Company Reimbursement Policy is designed to reimburse Triarc for certain payments made by it pursuant to the foregoing indemnification. Such policy has a liability limit of $15,000,000.

21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (a) Exhibits

EXHIBIT
  NO.                                                     DESCRIPTION
- -------   ------------------------------------------------------------------------------------------------------------
  2.1     --  Agreement and Plan of  Merger dated as of  November 22, 1993 among  Southeastern Public Service Company,
            SEPSCO Merger Corporation and Triarc  Companies, Inc. (included as  Annex I to Proxy  Statement/Prospectus that constitutes Part I of the Registration Statement).
  2.2     --  Stock Purchase Agreement dated as  of October 1, 1992 among  DWG Acquisition Group, L.P., Victor Posner,
            Security Management Corp. and Victor Posner Trust No. 20 incorporated herein by reference to Exhibit 10 to
            Amendment No. 4 dated October 5, 1992 to Triarc's Current Report on Form 8-K dated February 17, 1992  (SEC file #1-2207).
                                      II-1



EXHIBIT
  NO.                                                     DESCRIPTION
- -------   ------------------------------------------------------------------------------------------------------------
  2.3     --  Amendment dated  as of October  1, 1992 between  Triarc Companies,  Inc., then known  as DWG Corporation
            ('Triarc'), and DWG Acquisition Group,  L.P. incorporated herein by reference  to Exhibit 11 to  Amendment
            No.  4 dated October  5, 1992 to  Triarc's Current Report  on Form 8-K  dated February 17,  1992 (SEC file
            #1-2207).
  2.4     -- Exchange Agreement dated as of October 1, 1992 between Triarc and Security Management Corp.  incorporated herein  by reference to Exhibit 12 to Amendment No. 4  dated October 5, 1992 to Triarc's Current Report on
            Form 8-K dated February 17, 1992 (SEC file #1-2207).
  3.1     -- Articles of Incorporation of Triarc as currently in effect including all amendments thereto  incorporated herein by reference to Exhibit 3.1 to Triarc's Current Report on Form 8-K dated October 27, 1993 (SEC file
            #1-2207).
  3.2     --  Amended Code of Regulations of Triarc incorporated herein  by reference to Exhibit 2 to Triarc's Current
            Report on Form 8-K dated April 23, 1993 (SEC file #1-2207).
  4.1     -- Southeastern  Public Service  Company Indenture  dated  as of  February 1,  1993 incorporated  herein  by reference  to Exhibit 4(a) to Southeastern  Public Service Company's Form S-2  dated January 18, 1983 (SEC file #2-81393).
  4.2     -- National Propane  Corporation Indenture dated  as of March  1, 1984 incorporated  herein by reference  to
            Exhibit 4(a) to National Propane Corporation's Form S-1 dated March 2, 1984 (SEC file #2-88162).
  4.3     -- Note Purchase Agreement dated as of April 23, 1993 among RC/Arby's Corporation, then known as Royal Crown
            Corporation  ('RC/Arby's'),  Triarc,  RCRB  Funding,  Inc.  and  Merrill  Lynch,  Pierce,  Fenner  & Smith
            Incorporated incorporated herein by reference  to Exhibit 4 to Triarc's  Current Report on Form 8-K  dated
            April 23, 1993 (SEC file #1-2207).
  4.4     -- Indenture dated as of April 23, 1993, among RC/Arby's, Royal Crown Corporation, then known as Royal Crown
            Cola  Co., Inc. ('Royal Crown'), Arby's, Inc. and The Bank of New York incorporated herein by reference to
            Exhibit 5 to Triarc's Current Report on Form 8-K dated April 23, 1993 (SEC file #1-2207).
  4.5     -- Revolving Credit, Term Loan and Security Agreement dated as of April 23, 1993 among Graniteville Company,
            C.H. Patrick & Co., Inc. and The CIT  Group/Commercial Services, Inc. incorporated herein by reference  to
            Exhibit 6 to Triarc's Current Report on Form 8-K dated April 23, 1993 (SEC file #1-2207).
  4.6     --  Form of Indenture  among RC/Arby's, Royal Crown  and Arby's Inc.  and The Bank of  New York, as Trustee,
            relating to the 9 3/4% Senior  Secured Notes Due 2000 incorporated herein  by reference to Exhibit 4.1  to
            RC/Arby's Form S-1 (SEC file #33-62778).
 *5.1     -- Opinion of Baker & Hostetler, special counsel to Triarc.
 10.1     --  Employment Agreement dated as of  April 24, 1993 between Donald  L. Pierce and Arby's, Inc. incorporated herein by reference to Exhibit  7 to Triarc's Current  Report on Form 8-K dated  April 23, 1993 (SEC  file
            #1-2207).
 10.2     -- Employment Agreement dated as of April 24, 1993 among John C. Carson, Royal Crown and Triarc incorporated herein  by reference to Exhibit  8 to Triarc's Current Report  on Form 8-K dated  April 23, 1993 (SEC file
            #1-2207).
 10.3     -- Employment  Agreement  dated as  of  April 24,  1993  between Ronald  D.  Paliughi and  National  Propane
            Corporation  incorporated herein by  reference to Exhibit 9  to Triarc's Current Report  on Form 8-K dated
            April 23, 1993 (SEC file #1-2207).
 10.4     -- Employment Agreement dated  as of April 24,  1993 between H. Douglas  Kingsmore and Graniteville  Company incorporated herein by reference to Exhibit 10 to Triarc's Current Report on Form 8-K dated April 23, 1993
            (SEC file #1-2207).
 10.5     --  Employment Agreement  effective as  of November 1,  1993 between  Leon Kalvaria  and Triarc incorporated herein by reference to Exhibit 10.01 to Triarc's Quarterly Report on Form 10-Q dated October 31, 1993 (SEC
            File #1-2207).
 10.6     -- Memorandum of Understanding dated September 13, 1993 between Triarc and William Ehrman, individually  and derivatively  on behalf of Southeastern Public Service Company incorporated herein by reference to Exhibit
            10.1 to Triarc's Current Report on Form 8-K dated September 13, 1993 (SEC File #1-2207).
 10.7     -- Stipulation of Settlement of the  Ehrman Litigation dated as of  October 18, 1993 incorporated herein  by reference to Exhibit 1 to Triarc's Current Report on Form 8-K dated October 15, 1993 (SEC File #1-2207).
 10.8     --  Triarc's Amended and Restated 1993 Equity Participation Plan incorporated herein by reference to Exhibit
            10.5 to Triarc's Annual Report on Form 10-K for the Fiscal year ended April 30, 1993 (SEC file #1-2207).


                                      II-2



EXHIBIT
  NO.                                                     DESCRIPTION
- -------   ------------------------------------------------------------------------------------------------------------
 10.9     -- Form  of  Non-Incentive  Stock  Option  Agreement  under Triarc  's  Amended  and  Restated  1993  Equity
            Participation  Plan incorporated herein by reference to Exhibit  12 to Triarc's Current Report on Form 8-K
            dated April 23, 1993 (SEC file #1-2207).
 10.10    -- Form of Restricted  Stock Agreement under  Triarc's Amended and Restated  1993 Equity Participation  Plan
            incorporated herein by reference to Exhibit 13 to Triarc's Current Report on Form 8-K dated April 23, 1993
            (SEC file #1-2207).
 10.11    --  Concentrate Sales  Agreement dated  April 4,  1991 between Royal Crown and Cott Corporation incorporated herein by reference to Exhibit 10.7 to RC/Arby's Form S-1 (SEC file #33-62778).
 10.12    -- Concentrate Sales Agreement dated as of January 28, 1994 between Royal Crown and Cott Corporation  (filed herewith with certain confidential information deleted therefrom and filed separately with the  Commission pending application made pursuant to Rule 406 under the Securities Act).
 10.13    -- Supply Agreement  dated December 8, 1992 between Royal Crown  and  the  NutraSweet  Company  incorporated herein by reference to Exhibit 10.9 to RC/Arby's Form S-1 (SEC file #33-62778).
 10.14    -- Consulting Agreement dated as of April 23,  1993 between Triarc and Steven Posner incorporated herein  by reference  to Exhibit 10.8 to Triarc's Annual Report on Form 10-K for the Fiscal year ended April 30, 1993
            (SEC file #1-2207).
 10.15    -- Lease Agreement  dated as of  April 1, 1993  between Victor Posner  Trust No. 6  and Triarc  incorporated herein by reference to Exhibit 10.9 to Triarc's Annual Report on Form 10-K for the Fiscal year ended April
            30, 1993 (SEC file #1-2207).
 10.16    --  Form of Former Management Services Agreement  between Triarc and certain other corporations incorporated herein by reference to  Exhibit 10.10 to  Triarc's Annual Report on  Form 10-K for  the Fiscal year  ended
            April 30, 1993 (SEC file #1-2207).
 10.17    --  Form of New Management Services Agreement  dated as of April 23, 1993  between Triarc and certain of its subsidiaries incorporated herein by reference to Exhibit 10.11 to Triarc's Annual Report on Form 10-K  for
            the Fiscal year ended April 30, 1993 (SEC file #1-2207).
 10.18    --  Purchase  Agreement  dated  as of  October  7,  1993  between Southeastern  Public  Service  Company and
            Acquisition Holding Company, Inc.  incorporated herein by reference to Exhibit 10.1 to Southeastern Public
            Service Company's Current Report on Form 8-K dated October 7, 1993 (SEC file #1-4351).
 10.19    --  Purchase Agreement dated as  of October 7, 1993  between Tree Preservation Co.,  Inc. and Cement Holding
            Company, Inc. incorporated  herein by  reference to  Exhibit 10.2 to Southeastern Public Service Company's
            Current Report on Form 8-K dated October 7, 1993 (SEC file # 1-4351).
 10.20    --  Purchase Agreement dated as of  September 1, 1993 among Southeastern  Public Service Company, certain of its subsidiaries  and  Asplundh  Tree  Expert Co.  incorporated  herein  by  reference to  Exhibit 10.1 to
            Southeastern  Public  Service Company's  Current Report  on Form  8-K  dated September  1, 1993  (SEC file
            #1-4351).
 11.1     -- Loss Per Share Computation and Pro Forma Loss Per Share Computation (included on pages F-106 and F-107 of
            Part I of this Registration Statement).
*23.1     -- Consent of Arthur Andersen & Co.
*23.2     -- Consent of Smith Barney Shearson Inc.
*23.3     -- Consent of Baker & Hostetler (included in Exhibit 5.1).
*25.1     -- Powers of attorney (included in Part II of the Registration Statement).

 --------
* Previously Filed.

     (b) Financial Statement Schedules

        Schedule II.     Amounts Receivable from Related Parties -- Three years ended April 30, 1993
        Schedule III.    Triarc Companies, Inc. (Parent Company Only) Financial Statements -- April 30, 1993
        Schedule V.      Properties -- Three years ended April 30, 1993
        Schedule VI.     Accumulated Depreciation of Properties -- Three years ended April 30, 1993
        Schedule VIII.   Valuation and Qualifying Accounts -- Three years ended April 30, 1993
        Schedule IX.     Short-Term Borrowings -- Three years ended April 30, 1993
        Schedule X.      Supplementary Statement of Operations Information -- Three years ended April 30, 1993
        Schedule XIV.    Supplemental Information Concerning Property -- Casualty Insurance Operations -- Three
                           years ended April 30, 1993

     (c) Reports, Opinions or Appraisals

        -- Opinion  of  Smith  Barney  Shearson Inc.  dated  November  22,  1993 (included  as  Annex  II  to  Proxy
          Statement/Prospectus that constitutes Part I of this Registration Statement).

22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaver Creek, State of Colorado, on March 11, 1994.

                                          TRIARC COMPANIES, INC.

                                          By     PETER W. MAY
                                             ...................................
                                                 PETER W. MAY
                                                 PRESIDENT AND CHIEF OPERATING
                                                 OFFICER

     Pursuant   to  the  requirements  of  the  Securities  Act  of  1933,  this
Amendment No. 1   to  the  Registration Statement has  been signed below  by the following  persons in  the capacities and on the dates indicated.


                SIGNATURE                                     CAPACITY                            DATE
- ------------------------------------------  --------------------------------------------   -------------------
                     *                      Chairman and Chief Executive Officer,            March 11, 1994
 .........................................    Director and Principal Executive Officer
              (NELSON PELTZ)
               PETER W. MAY                 President and Chief Operating Officer, and       March 11, 1994
 .........................................    Director
              (PETER W. MAY)
                     *                      Executive Vice President, Chief Financial        March 11, 1994
 .........................................    Officer and Principal Financial Officer
            (JOSEPH A. LEVATO)
                     *                      Vice President, Chief Accounting Officer and     March 11, 1994
 .........................................    Principal Accounting Officer
            (FRED H. SCHAEFER)
                     *                      Vice Chairman and Director                       March 11, 1994
 .........................................
             (LEON KALVARIA)
                     *                      Director                                         March 11, 1994
 .........................................
          (IRVING MITCHELL FELT)
                     *                      Director                                         March 11, 1994
 .........................................
            (HAROLD E. KELLEY)
                     *                      Director                                         March 11, 1994
 .........................................
           (RICHARD M. KERGER)

                SIGNATURE                                     CAPACITY                            DATE
- ------------------------------------------  --------------------------------------------   -------------------
                   *                        Director                                         March 11, 1994
 .........................................
          (HAROLD D. KINGSMORE)
                   *                        Director                                         March 11, 1994
 .........................................
           (DANIEL R. MCCARTHY)
                   *                        Director                                         March 11, 1994
 .........................................
           (WILLIAM L. PALLOT)
                   *                        Director                                         March 11, 1994
 .........................................
         (THOMAS A. PRENDERGAST)
                   *                        Director                                         March 11, 1994
 .........................................
              (MARTIN ROSEN)
                   *                        Director                                         March 11, 1994
 .........................................
            (GERALD TSAI, JR.)
                   *                        Director                                         March 11, 1994
 .........................................
          (STEPHEN S. WEISGLASS)









*Peter W. May, by  signing his name hereto, does hereby execute this Amendment
 No. 1 to the Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement.

                                          By:         PETER W. MAY
                                             ...................................
                                                      PETER W. MAY
                                                      ATTORNEY-IN-FACT

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                                              PAGE
                                                                                                             ------
        Report of Independent Certified Public Accountants on Schedules...................................     II-8
   II.  Amounts Receivable from Related Parties -- Three years ended April 30, 1993.......................     II-9
  III.  Triarc Companies, Inc. (Parent Company Only) Financial Statements -- April 30, 1993...............    II-10
    V.  Properties -- Three years ended April 30, 1993....................................................    II-13
   VI.  Accumulated Depreciation of Properties -- Three years ended April 30, 1993........................    II-14
 VIII.  Valuation and Qualifying Accounts -- Three years ended April 30, 1993.............................    II-15
   IX.  Short-Term Borrowings -- Three years ended April 30, 1993.........................................    II-16
    X.  Supplementary Statement of Operations Information -- Three years ended April 30, 1993.............    II-17
  XIV.  Supplemental Information Concerning Property -- Casualty Insurance Operations -- Three years ended
          April 30, 1993..................................................................................    II-18

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULES To the Board of Directors and Stockholders,
  Triarc Companies, Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Triarc Companies, Inc. (an Ohio corporation, formerly DWG Corporation) and subsidiaries included elsewhere herein and have issued our report thereon dated August 12, 1993. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The accompanying schedules are the responsibility of the Company's management and are presented for the purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN & CO.

Miami, Florida,
  August 12, 1993.

                                                                     SCHEDULE II

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                    AMOUNTS RECEIVABLE FROM RELATED PARTIES
                        THREE YEARS ENDED APRIL 30, 1993
                                 (IN THOUSANDS)

                                                                                                  BALANCE AT END
                                                                         DEDUCTIONS                  OF PERIOD
                                       BALANCE AT                 -------------------------    ---------------------
                                       BEGINNING                   AMOUNTS        AMOUNTS                      NOT
           NAME OF DEBTOR              OF PERIOD     ADDITIONS    COLLECTED     WRITTEN-OFF     CURRENT      CURRENT
- ------------------------------------   ----------    ---------    ----------    -----------    ----------    -------
1991 and 1992 :
     Not applicable
1993:
     Loan receivable from officer:
       Leon Kalvaria................   $   --          $ 320      $   --        $   --         $   --         $ 320
                                       ----------    ---------    ----------    -----------    ----------    -------
                                       ----------    ---------    ----------    -----------    ----------    -------

                                                                    SCHEDULE III

                  TRIARC COMPANIES, INC. (PARENT COMPANY ONLY)
                                 BALANCE SHEETS
                            APRIL 30, 1992 AND 1993

                                                                                               1992        1993
                                                                                             --------    --------
                                                                                                (IN THOUSANDS)
                                          ASSETS
Current assets:
     Cash and equivalents.................................................................   $    126    $ 29,520
     Due from subsidiaries................................................................     24,793      22,219
     Deferred income taxes................................................................      --          9,600
     Other current assets.................................................................         74       1,230
                                                                                             --------    --------
          Total current assets............................................................     24,993      62,569
                                                                                             --------    --------
Note receivable from subsidiary...........................................................      1,500       1,500
Investments in consolidated subsidiaries, at equity.......................................    257,969     242,762
Properties, net...........................................................................        371         103
Other assets..............................................................................      1,716       5,503
                                                                                             --------    --------
                                                                                             $286,549    $312,437
                                                                                             --------    --------
                                                                                             --------    --------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt, net of discount...................................   $ 19,753    $  --
     Accounts payable.....................................................................     20,299       4,678
     Due to subsidiaries..................................................................     13,123      15,712
     Other current liabilities............................................................      4,679      33,066
                                                                                             --------    --------
          Total current liabilities.......................................................     57,854      53,456
                                                                                             --------    --------
Notes and loans payable to subsidiaries, net of discount..................................    137,195     218,462
Deferred income taxes.....................................................................      4,856       --
Other liabilities.........................................................................        162       4,112
Redeemable preferred stock, $12 stated value; authorized 6,000,000 shares in 1993, issued
  5,982,866 shares; aggregate liquidation preference and redemption amount $71,794,000....      --         71,794
Stockholders' equity (deficit):
     Cumulative convertible preferred stock, $1 par value.................................         31       --
     Class A common stock, $.10 par value; authorized 40,000,000 and 75,000,000 shares,
      issued 27,006,336 and 28,251,805 shares.............................................      2,701       2,825
     Class B common stock, $.10 par value; authorized 12,000,000 shares in 1993, none
      issued..............................................................................      --          --
     Additional paid-in capital...........................................................     37,968      52,372
     Retained earnings (deficit)..........................................................     53,920      (6,067)
     Less 1,117,274 and 7,100,145 Class A common shares in treasury at cost...............     (8,315)    (80,109)
     Other................................................................................        177      (4,408)
                                                                                             --------    --------
          Total stockholders' equity (deficit)............................................     86,482     (35,387)
                                                                                             --------    --------
                                                                                             $286,549    $312,437
                                                                                             --------    --------
                                                                                             --------    --------

                  TRIARC COMPANIES, INC. (PARENT COMPANY ONLY)
                            STATEMENTS OF OPERATIONS
                        THREE YEARS ENDED APRIL 30, 1993

                                                                                   1991        1992        1993
                                                                                 --------    --------    --------
                                                                                          (IN THOUSANDS)
Income and (expenses):
     Equity in net (losses) income of continuing operations of subsidiaries...   $   (129)   $ 12,196    $(15,634)
     Interest expense.........................................................    (22,973)    (22,751)    (24,858)
     General and administrative expenses......................................     (2,540)     (2,961)     (4,050)
     Facilities relocation and corporate restructuring........................      --          --         (7,200)
     Provision for doubtful accounts from former affiliates...................     (9,554)     (9,221)     (3,311)
     Shareholder litigation and other (expenses) recovery.....................      2,165      (2,004)     (7,025)
     Settlements with former affiliates.......................................      2,871       --          8,900
     Interest income..........................................................      1,248         813         517
                                                                                 --------    --------    --------
          Loss from continuing operations before income taxes.................    (28,912)    (23,928)    (52,661)
Benefit from income taxes.....................................................     11,411      13,721       8,112
                                                                                 --------    --------    --------
     Loss from continuing operations before equity in extraordinary items and
       cumulative effect of changes in accounting principles..................    (17,501)    (10,207)    (44,549)
Equity in income (losses) of discontinued operations of subsidiaries..........        (55)      2,705      (2,430)
Equity in extraordinary items of subsidiaries.................................        703       --         (6,611)
Cumulative effect of changes in accounting principles from:
     Triarc Companies, Inc....................................................      --          --         (3,488)
     Equity in subsidiaries...................................................      --          --         (2,900)
                                                                                 --------    --------    --------
                                                                                    --          --         (6,388)
                                                                                 --------    --------    --------
     Net loss.................................................................    (16,853)     (7,502)    (59,978)
Preferred stock dividend requirements.........................................        (11)        (11)       (121)
                                                                                 --------    --------    --------
     Net loss applicable to common stockholders...............................   $(16,864)   $ (7,513)   $(60,099)
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------
Loss per share:
     Continuing operations....................................................    $(.68)      $(.39)     $(1.73)
     Discontinued operations..................................................      --         .10        (.09)
     Extraordinary items......................................................     .03          --        (.26)
     Cumulative effect of changes in accounting principles....................      --          --        (.25)
                                                                                  $(.65)      $(.29)     $(2.33)
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------

                  TRIARC COMPANIES, INC. (PARENT COMPANY ONLY)
                            STATEMENTS OF CASH FLOWS
                        THREE YEARS ENDED APRIL 30, 1993

                                                                                   1991        1992        1993
                                                                                 --------    --------    --------
                                                                                          (IN THOUSANDS)
Cash flows from operating activities:
     Net loss.................................................................   $(16,853)   $ (7,502)   $(59,978)
     Adjustments to reconcile net loss to net cash and equivalents provided
       (used) by operating activities:
          Equity in net losses (income) of subsidiaries.......................       (519)    (14,901)     27,575
          Dividends from subsidiaries.........................................      4,763       1,080       3,127
          Amortization of deferred debt discount and financing costs..........      1,246       1,248       1,248
          Provision for facilities relocation and corporate restructuring.....      --          --          7,200
          Provision for doubtful accounts from former affiliates..............      9,554       9,221       3,311
          Cumulative effect of change in accounting principle.................      --          --          3,488
          Change in due from/to subsidiaries and other affiliates.............      4,157       3,674     (15,214)
          Change in net deferred income taxes.................................        603      (5,130)     (2,199)
          Decrease (increase) in other current assets.........................     (1,288)      9,197      (1,156)
          Increase (decrease) in accounts payable and other current
            liabilities.......................................................     (1,909)      2,182       5,566
          Increase (decrease) in other liabilities............................        (53)        (62)      3,950
          Other, net..........................................................        790         486       2,913
                                                                                 --------    --------    --------
               Net cash and equivalents provided (used) by operating
                 activities...................................................        491        (507)    (20,169)
                                                                                 --------    --------    --------
Cash flows from investing activities:
     Purchase of minority interests...........................................      --          --        (21,100)
     Redemption of investment in affiliate....................................      --          --          2,100
     Capital expenditures, net................................................        (18)         (4)        (21)
                                                                                 --------    --------    --------
               Net cash and equivalents used by investing activities..........        (18)         (4)    (19,021)
                                                                                 --------    --------    --------
Cash flows from financing activities:
     Issuance of Class A common stock.........................................      --          --          9,650
     Repayment of long-term debt..............................................      --            (52)    (20,907)
     Borrowings from subsidiaries.............................................      --          --        141,600
     Repayment of notes and loans payable to subsidiaries.....................      --          --        (57,115)
     Deferred financing costs.................................................      --          --         (4,620)
     Payment of dividends and redemption of preferred stock...................        (11)        (11)        (24)
                                                                                 --------    --------    --------
               Net cash and equivalents provided (used) by financing
                 activities...................................................        (11)        (63)     68,584
                                                                                 --------    --------    --------
Net increase (decrease) in cash and equivalents...............................        462        (574)     29,394
Cash and equivalents at beginning of year.....................................        238         700         126
                                                                                 --------    --------    --------
Cash and equivalents at end of year...........................................   $    700    $    126    $ 29,520
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------

                                                                      SCHEDULE V

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                                   PROPERTIES
                        THREE YEARS ENDED APRIL 30, 1993
                                 (IN THOUSANDS)

                                                                                              OTHER
                                                 BALANCE AT                                 CHANGES --       BALANCE
                                                 BEGINNING     ADDITIONS    RETIREMENTS     ADDITIONS         AT END
              CLASSIFICATION(1)                   OF YEAR       AT COST      OR SALES      (DEDUCTIONS)      OF YEAR
- ----------------------------------------------   ----------    ---------    -----------    ------------      --------
1991:
     Land.....................................    $ 24,942      $   464      $    (239)      $  --           $ 25,167
     Buildings and improvements...............      85,375       12,221         (1,623)            (260)       95,713
     Machinery and equipment..................     271,276       25,188         (6,134)            (369)      289,961
     Automotive and transportation
       equipment..............................      27,312        3,569         (5,186)             361        26,056
                                                 ----------    ---------    -----------    ------------      --------
                                                  $408,905      $41,442      $ (13,182)      $     (268)     $436,897
                                                 ----------    ---------    -----------    ------------      --------
                                                 ----------    ---------    -----------    ------------      --------
1992:
     Land.....................................    $ 25,167      $   121      $     (81)      $  --           $ 25,207
     Buildings and improvements...............      95,713        7,748         (1,285)          (1,362)      100,814
     Machinery and equipment..................     289,961       20,061         (5,952)          (6,130)      297,940
     Automotive and transportation
       equipment..............................      26,056        3,323         (4,292)             (26)       25,061
                                                 ----------    ---------    -----------    ------------      --------
                                                  $436,897      $31,253      $ (11,610)      $   (7,518)(2)  $449,022
                                                 ----------    ---------    -----------    ------------      --------
                                                 ----------    ---------    -----------    ------------      --------
1993:
     Land.....................................    $ 25,207      $   576      $  (2,979)      $     (901)     $ 21,903
     Buildings and improvements...............     100,814        4,112         (6,812)           1,037        99,151
     Machinery and equipment..................     297,940       19,051        (33,958)           2,623       285,656
     Automotive and transportation
       equipment..............................      25,061        3,468         (4,414)             (82)       24,033
                                                 ----------    ---------    -----------    ------------      --------
                                                  $449,022      $27,207      $ (48,163)      $    2,677(3)   $430,743
                                                 ----------    ---------    -----------    ------------      --------
                                                 ----------    ---------    -----------    ------------      --------

- ------------

(1) Amounts are restated for discontinued operations.

(2) Includes $7,474 of assets held for sale reclassified to 'Other current assets'.

(3) Includes $10,700 purchase accounting effect of adopting Statement of Financial Accounting Standards No. 109 partially offset by reclassification of $8,806 of assets held for sale to 'Other current assets'.

                                                                     SCHEDULE VI

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                     ACCUMULATED DEPRECIATION OF PROPERTIES
                        THREE YEARS ENDED APRIL 30, 1993
                                 (IN THOUSANDS)

                                                                ADDITIONS                        OTHER
                                                 BALANCE AT      CHARGED                       CHANGES --     BALANCE
                                                 BEGINNING       TO COSTS      RETIREMENTS     ADDITIONS       AT END
                DESCRIPTION(1)                    OF YEAR      AND EXPENSES     OR SALES      (DEDUCTIONS)    OF YEAR
- ----------------------------------------------   ----------    ------------    -----------    ------------    --------
1991..........................................    $157,448       $ 28,861       $  (9,214)      $    (21)     $177,074
                                                 ----------    ------------    -----------    ------------    --------
                                                 ----------    ------------    -----------    ------------    --------
1992..........................................    $177,074       $ 31,224       $ (10,034)      $ (5,422)(2)  $192,842
                                                 ----------    ------------    -----------    ------------    --------
                                                 ----------    ------------    -----------    ------------    --------
1993..........................................    $192,842       $ 31,196       $ (33,199)      $  2,051(3)   $192,890
                                                 ----------    ------------    -----------    ------------    --------
                                                 ----------    ------------    -----------    ------------    --------

- ------------

(1) It is not practical to present accumulated depreciation by category on the related assets. Amounts are restated for discontinued operations.

(2) Includes accumulated depreciation of $5,483 of assets held for sale reclassified to 'Other current assets'.

(3) Includes  $6,819  purchase  accounting  effect  of  adopting  Statement   of
    Financial Accounting Standards No. 109 partially offset by reclassification of $5,040 of assets held for sale to 'Other current assets'.

                                                                   SCHEDULE VIII

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                        THREE YEARS ENDED APRIL 30, 1993
                                 (IN THOUSANDS)

                                                                      ADDITIONS
                                                              --------------------------
                                                BALANCE AT     CHARGED TO     CHARGED TO      DEDUCTIONS      BALANCE AT
                                                BEGINNING      COSTS AND        OTHER            FROM           END OF
                 DESCRIPTION                     OF YEAR        EXPENSES       ACCOUNTS        RESERVES          YEAR
- ---------------------------------------------   ----------    ------------    ----------      ----------      ----------
1991:
     Receivables -- allowance for doubtful
       accounts:
          Trade(1)...........................    $  7,368       $  4,315       $ --            $ (4,725)       $  6,958
          Affiliate..........................      26,915          8,037            412          (9,253)         26,111
                                                ----------    ------------    ----------      ----------      ----------
               Total.........................    $ 34,283       $ 12,352       $    412(2)     $(13,978)(3)    $ 33,069
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------
     Other assets -- notes receivable from
       affiliates............................    $ 18,041       $  9,922       $ --            $ (4,588)(3)    $ 23,375
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------
     Insurance loss reserves.................    $ 87,149       $ 31,029       $ --            $(29,825)(4)    $ 88,353
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------
1992:
     Receivables -- allowance for doubtful
       accounts:
          Trade(1)...........................    $  6,958       $  3,054       $ --            $ (3,122)       $  6,890
          Affiliate..........................      26,111         19,953          1,545         (15,393)         32,216
                                                ----------    ------------    ----------      ----------      ----------
               Total.........................    $ 33,069       $ 23,007       $  1,545(2)     $(18,515)(3)    $ 39,106
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------
     Other assets -- notes receivable from
       affiliates............................    $ 23,375       $  5,733       $   (433)       $(18,285)(3)    $ 10,390
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------
     Insurance loss reserves.................    $ 88,353       $ 21,469       $ --            $(25,600)(4)    $ 84,222
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------
1993:
     Receivables -- allowance for doubtful
       accounts:
          Trade(1)...........................    $  6,890       $  3,783       $ --            $ (3,310)       $  7,363
          Affiliate..........................      32,216          3,321            161         (35,698)         --
                                                ----------    ------------    ----------      ----------      ----------
               Total.........................    $ 39,106       $  7,104       $    161(2)     $(39,008)(3)    $  7,363
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------
     Other assets -- notes receivable from
       affiliates............................    $ 10,390       $  7,037       $ --            $(17,427)(3)    $ --
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------
     Insurance loss reserves.................    $ 84,222       $ 23,950       $ --            $(31,409)(4)    $ 76,763
                                                ----------    ------------    ----------      ----------      ----------
                                                ----------    ------------    ----------      ----------      ----------

- ------------

(1) Amounts are restated for discontinued operations.

(2) Charged to affiliates.

(3) Accounts determined to be uncollectible.

(4) Payment of claims and/or reclassification to 'Accounts payable'.

                                                                     SCHEDULE IX

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                             SHORT-TERM BORROWINGS
                        THREE YEARS ENDED APRIL 30, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                 MAXIMUM       AVERAGE      WEIGHTED
                                                                    WEIGHTED     AMOUNT        AMOUNT        AVERAGE
                                                          BALANCE   AVERAGE    OUTSTANDING   OUTSTANDING    INTEREST
                     CATEGORY OF AGGREGATE                AT END    INTEREST   DURING THE    DURING THE    RATE DURING
YEAR                 SHORT-TERM BORROWINGS                OF YEAR     RATE        YEAR         YEAR(1)     THE YEAR(1)
- -----  -------------------------------------------------  -------   --------   -----------   -----------   -----------
 1991  Factors and other financial institutions.........  $ 6,078     23.8%      $ 9,016       $ 7,235         24.2%
                                                          -------   --------   -----------   -----------      -----
                                                          -------   --------   -----------   -----------      -----
 1992  Factors and other financial institutions.........  $19,464     16.3%      $29,845       $15,919         18.4%
                                                          -------   --------   -----------   -----------      -----
                                                          -------   --------   -----------   -----------      -----
 1993  Factors and other financial institutions.........  $ --         -- %      $14,549       $ 9,346         24.5%
                                                          -------   --------   -----------   -----------      -----
                                                          -------   --------   -----------   -----------      -----

- ------------

(1) The average amount outstanding during the year was computed on a daily or month-end weighted average basis. The weighted average interest rate was computed by expressing interest and commissions expense applicable to these borrowings as a percentage of the weighted average outstanding borrowings.

                                                                      SCHEDULE X

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
               SUPPLEMENTARY STATEMENT OF OPERATIONS INFORMATION
                        THREE YEARS ENDED APRIL 30, 1993
                                 (IN THOUSANDS)

                                                                                             CHARGED TO
                                                                                         COSTS AND EXPENSES
                                                                                    -----------------------------
                                      ITEM                                           1991       1992       1993
- ---------------------------------------------------------------------------------   -------    -------    -------
Maintenance and repairs..........................................................   $18,520    $17,187    $22,272
                                                                                    -------    -------    -------
                                                                                    -------    -------    -------
Advertising costs................................................................   $66,030    $76,505    $72,891
                                                                                    -------    -------    -------
                                                                                    -------    -------    -------

Note: Other supplementary items are individually less than 1% of consolidated revenues in each year. Information presented above has been restated for discontinued operations.

                                                                    SCHEDULE XIV

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
            SUPPLEMENTAL INFORMATION CONCERNING PROPERTY -- CASUALTY
                              INSURANCE OPERATIONS
                        THREE YEARS ENDED APRIL 30, 1993
                                 (IN THOUSANDS)

                                             RESERVES
                                               FOR
                                              UNPAID       DISCOUNT,
                                              CLAIMS       IF ANY,
                               DEFERRED        AND         DEDUCTED
                                POLICY        CLAIM           IN                                       NET
     AFFILIATION WITH          ACQUISITION   ADJUSTMENT    PREVIOUS      UNEARNED       EARNED       INVESTMENT
         REGISTRANT             COSTS        EXPENSES(1)    COLUMN       PREMIUMS      PREMIUMS       INCOME
- --------------------------     --------      --------      --------      --------      --------      --------
Consolidated property --
  casualty entities:
    1991..................     $ --          $88,353       $ --          $ --          $ 8,063       $ 1,439
                               --------      --------      --------      --------      --------      --------
                               --------      --------      --------      --------      --------      --------
    1992..................     $ --          $84,222       $ --          $ --          $ 4,400       $  (695)
                               --------      --------      --------      --------      --------      --------
                               --------      --------      --------      --------      --------      --------
    1993..................     $ --          $76,763       $ --          $ --          $ 2,875       $   705
                               --------      --------      --------      --------      --------      --------
                               --------      --------      --------      --------      --------      --------


                            CLAIMS AND CLAIM
                               ADJUSTMENT          AMORTIZATION    PAID
                           EXPENSES INCURRED          OF          CLAIMS
                               RELATED TO          DEFERRED        AND
                           ------------------       POLICY        CLAIM
     AFFILIATION WITH      CURRENT    PRIOR        ACQUISITION   ADJUSTMENT    PREMIUMS
         REGISTRANT          YEAR     YEARS         COSTS        EXPENSES      WRITTEN
- -------------------------- --------  --------      --------      --------      --------
Consolidated property --
  casualty entities:
    1991.................. $ 14,874  $ 16,155      $ --          $29,133       $ 8,063
                           --------  --------      --------      --------      --------
                           --------  --------      --------      --------      --------
    1992.................. $ 14,830  $  6,639      $ --          $25,872       $ 4,400
                           --------  --------      --------      --------      --------
                           --------  --------      --------      --------      --------
    1993.................. $ 10,484  $ 13,466      $ --          $24,773       $ 2,875
                           --------  --------      --------      --------      --------
                           --------  --------      --------      --------      --------

- ------------

(1) Does not include claims losses payable of $7,663, $7,391 and $14,027 at April 30, 1991, 1992 and 1993, respectively, which have been classified as 'Accounts payable'.